As filed with the Securities and Exchange Commission on February 14, 2020.

Registration No. 333-236236

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PF2 SpinCo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	81-4143165
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6555 State Hwy 161

Irving, TX 75039

(972) 446-4800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lori A. Schechter

PF2 SpinCo, Inc.

6555 State Hwy 161

Irving, TX 75039

(972) 446-4800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000	Lori A. Schechter McKesson Corporation 6555 State Hwy 161 Irving, TX 75039 Telephone: (972) 446-4800	Neil E. de Crescenzo President and Chief Executive Officer Change Healthcare Inc. 3055 Lebanon Pike, Suite 1000 Nashville, TN 37214 Telephone: (615) 932-3000	Joshua Ford Bonnie William R. Golden III Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Craig E. Marcus Tara Fisher Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible following the effective date of the registration statement and satisfaction or waiver of all other conditions to the consummation of the exchange offer.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 1, 2017, McKesson Corporation, a Delaware corporation (NYSE: MCK) (“McKesson”) and Change Healthcare Inc. (formerly HCIT Holdings, Inc.), a Delaware corporation (Nasdaq: CHNG) (“Change”) completed the Joint Venture Transactions (as defined below) whereby the majority of McKesson’s Technology Solutions segment (“Core MTS”) and substantially all of Change Healthcare Performance, Inc.’s (formerly Change Healthcare, Inc.) legacy business (“Legacy CHC”) were contributed to Change Healthcare LLC, a Delaware limited liability company (the “Joint Venture”), pursuant to the Contribution Agreement (as defined below), resulting in the establishment of the Joint Venture (the “Joint Venture Transactions”). From the time of its formation on June 17, 2016 until March 1, 2017 (the closing date of the Joint Venture Transactions), the Joint Venture had no substantive assets or operations.

PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC), a Delaware corporation (“SpinCo”), was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture. SpinCo is filing this registration statement on Form S-4 and Form S-1 (Reg. No. 333-236236) to register shares of its common stock, par value $0.001 per share (the “SpinCo Common Stock”), which will be distributed to McKesson stockholders pursuant to a split-off and/or a spin-off (as further described below) in connection with the merger (the “Merger”) of SpinCo with and into Change pursuant to the Agreement and Plan of Merger by and among SpinCo, Change and McKesson, dated as of December 20, 2016, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. In addition, McKesson and its subsidiaries will complete an internal reorganization (the “Internal Reorganization”) such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation and (ii) prior to the consummation of the exchange offer described herein, McKesson will contribute, directly or indirectly, all of the limited liability company membership interests it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. Following the Internal Reorganization, SpinCo will consummate a split-off followed, if necessary, by a spin-off (as further described below).

In the split-off, McKesson will offer the holders of its common stock, par value $0.01 per share (the “McKesson Common Stock”), the option to exchange their shares of McKesson Common Stock for shares of SpinCo Common Stock (the “exchange offer”), which shares of SpinCo Common Stock will immediately be converted into shares of common stock of Change, par value $0.001 (the “Change Common Stock”), in the Merger, resulting in a reduction in the number of outstanding shares of McKesson Common Stock. In the exchange offer, McKesson is offering 175,995,192 shares of SpinCo Common Stock, which are all of the shares of SpinCo Common Stock it will hold on the date of the consummation of the exchange offer. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of SpinCo Common Stock owned by McKesson are exchanged, or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit being reached, as described elsewhere herein, the remaining shares of SpinCo Common Stock owned by McKesson will be distributed in a spin-off (the “spin-off”) on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive their rights only with respect to such validly tendered shares (but not with respect to any other shares of McKesson Common Stock that are not validly tendered or that are validly tendered and validly withdrawn) to receive, and will forfeit any rights to, shares of SpinCo Common Stock distributed in any spin-off following consummation of the exchange offer.

In the Merger, shares of SpinCo Common Stock will be immediately converted into an equal number of shares of Change Common Stock. Change has filed a registration statement on Form S-4 (Reg. No. 333-236234) to register the shares of Change Common Stock that will be issued in the Merger.

The information in this document may change. The exchange offer and issuance of securities being registered pursuant to the registration statement of which this document forms a part may not be completed until the registration statement is effective. This document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or other jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 14, 2020

PRELIMINARY PROSPECTUS—OFFER TO EXCHANGE

MCKESSON CORPORATION

Offer to Exchange All Shares of Common Stock of

PF2 SPINCO, INC.

which are owned by McKesson Corporation

and will be converted into

Shares of Common Stock of

CHANGE HEALTHCARE INC.

for

Outstanding Shares of Common Stock of McKesson Corporation

McKesson Corporation, a Delaware corporation (“McKesson”), is offering to exchange all of the issued and outstanding shares of common stock, par value $0.001 (“SpinCo Common Stock”), of PF2 SpinCo, Inc., a Delaware corporation (formerly, PF2 SpinCo LLC) (“SpinCo”), owned by McKesson on the date of consummation of the exchange offer, for outstanding shares of common stock of McKesson, par value $0.01 (“McKesson Common Stock”), that are validly tendered and not properly withdrawn (the “exchange offer”). In the exchange offer, McKesson is offering 175,995,192 shares of SpinCo Common Stock, which will be all of the issued and outstanding shares of SpinCo Common Stock on the date of consummation of the exchange offer. The number of shares of McKesson Common Stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of McKesson Common Stock tendered. The terms and conditions of the exchange offer are described in this prospectus—offer to exchange (“this document”), which you should read carefully. Neither McKesson, Change (as defined below), the Joint Venture (as defined below), SpinCo nor any of their respective directors, officers or representatives makes any recommendation as to whether you should participate in the exchange offer. You must make your own decision regarding participation in the exchange offer after reading this document and consulting with your advisors.

Immediately following consummation of the exchange offer and, if necessary, the spin-off (as defined below), SpinCo will be merged with and into Change Healthcare Inc., a Delaware corporation (formerly HCIT Holdings, Inc.) (“Change”), whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company (the “Merger”). In addition, McKesson and its subsidiaries will complete an internal reorganization (the “Internal Reorganization”) such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the limited liability company membership interests it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. In the Merger, each share of SpinCo Common Stock will be converted into one share of common stock of Change, par value $0.001 per share (“Change Common Stock”). No trading market currently exists or is ever expected to exist for shares of SpinCo Common Stock, and you will not be able to trade the shares of SpinCo Common Stock before they are converted into shares of Change Common Stock in the Merger. In addition, there can be no assurance that shares of Change Common Stock will, after the Merger, trade at the same prices at which they traded before the Merger.

The value of McKesson Common Stock and SpinCo Common Stock will be calculated by McKesson by reference to the simple arithmetic average of the daily volume–weighted average prices (“VWAP”), on each of the Valuation Dates (as defined below), of McKesson Common Stock and Change Common Stock on the New York Stock Exchange (the “NYSE”) and The Nasdaq Global Select Market (“Nasdaq”), respectively, during a period of three consecutive trading days (the “Valuation Dates”) ending on and including the second trading day preceding the expiration date of the exchange offer. Based on an expiration date of March 9, 2020, the Valuation Dates are expected to be March 3, 2020, March 4, 2020 and March 5, 2020. See “The Exchange Offer—Terms of the Exchange Offer.”

For each $100 of McKesson Common Stock accepted in the exchange offer, you will receive approximately $107.53 of SpinCo Common Stock, subject to an upper limit of 11.4086 shares of SpinCo Common Stock per share of McKesson Common Stock. The exchange offer does not provide for a minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.” If the upper limit is reached, then the exchange ratio will be fixed at the upper limit. IF THE UPPER LIMIT IS REACHED, AND UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU WILL RECEIVE LESS THAN $107.53 OF SPINCO COMMON STOCK FOR EACH $100 OF MCKESSON COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and Nasdaq on February 7, 2020 (the last trading day before the commencement of the exchange offer), based on the daily VWAPs of McKesson Common Stock and Change Common Stock on February 5, 2020, February 6, 2020 and February 7, 2020, would have provided for 10.2797 shares of SpinCo Common Stock to be exchanged for every share of McKesson Common Stock accepted in the exchange offer. The value of SpinCo Common Stock received and, following the Merger, the value of Change Common Stock received, may not remain above the value of McKesson Common Stock tendered following the expiration date of the exchange offer on March 9, 2020.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF MCKESSON COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. IN ADDITION, SHARES OF MCKESSON COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AFTER APRIL 6, 2020 (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF MCKESSON DOES NOT ACCEPT YOUR SHARES OF MCKESSON COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY 11:59 P.M., NEW YORK CITY TIME, ON SUCH DATE.

Each of Change and SpinCo is an “emerging growth company” as defined under the federal securities laws. They have elected, however, to comply in their respective registration statements of which this document forms a part with the disclosure requirements otherwise applicable generally to registrants that are not emerging growth companies. See “Risk Factors—Risks Related to Change’s Organizational Structure—Change is an ‘emerging growth company’ under the federal securities laws. Change may decide in the future to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies, which could make the Change Common Stock less attractive to investors.”

In reviewing this document, you should carefully consider the risk factors beginning on page 64 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this document is February 14, 2020

The final exchange ratio used to determine the number of shares of SpinCo Common Stock that you will receive for each share of McKesson Common Stock accepted in the exchange offer (as well as whether the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached) will be announced by press release and be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated. At such time, the final exchange ratio will also be available from the information agent at the toll-free number provided on the back cover of this document. For each day during the exchange offer prior to the Valuation Dates, indicative exchange ratios (calculated in the manner described in this document) will also be available through www.dfking.com/McKesson and from the information agent at the toll-free number provided on the back cover of this document.

This document provides information regarding McKesson, SpinCo, the Joint Venture, Change, the exchange offer, the spin-off and the Merger. McKesson Common Stock is listed on the NYSE under the symbol “MCK.” Change Common Stock is listed on Nasdaq under the symbol “CHNG.” On February 13, 2020, the last reported sale price of McKesson Common Stock on the NYSE was $167.91, and the last reported sale price of Change Common Stock on Nasdaq was $16.03. The market prices of McKesson Common Stock and of Change Common Stock may fluctuate prior to the completion of the exchange offer and thereafter, and may be higher or lower at the expiration date of the exchange offer than the prices set forth above. No trading market currently exists for shares of SpinCo Common Stock, and no such market is expected to exist in the future. SpinCo has not applied, and does not plan to apply, for listing of the SpinCo Common Stock on any stock exchange.

If the exchange offer is consummated but is not fully subscribed or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit, as described elsewhere herein, being reached, the remaining shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis in a spin-off (the “spin-off”) to the holders of shares of McKesson Common Stock immediately following the consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange in the exchange offer. The spin-off, if any, would also be consummated immediately prior to the Merger. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares (but not with respect to any other shares of McKesson Common Stock that are not validly tendered or that are validly tendered and validly withdrawn) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed to McKesson stockholders in any spin-off following consummation of the exchange offer. This document covers all shares of SpinCo Common Stock offered by McKesson in the exchange offer and all shares of SpinCo Common Stock that may be distributed by McKesson in the spin-off. See “The Exchange Offer—Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer.”

Immediately following consummation of the exchange offer and the spin-off, if any, SpinCo will be merged with and into Change in the Merger, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. Each outstanding share of SpinCo Common Stock will be converted in the Merger into one share of Change Common Stock. Immediately after the Merger, approximately 51% of the shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock and approximately 49% of the shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts that are a component of the 6.00% tangible equity units issued by Change (such tangible equity units, the “TEUs” and the purchase contract components of the TEUs, the “purchase contracts”) (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa).

McKesson’s obligation to exchange shares of SpinCo Common Stock for McKesson Common Stock is subject to the conditions listed under “The Exchange Offer—Conditions for Consummation of the Distribution.”

i

ii

This document incorporates by reference important business and financial information about McKesson from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation by Reference.” In addition, copies of these materials (when they become available) may be obtained free of charge by accessing McKesson’s website at www.mckesson.com.

All information contained in this document with respect to Change and its subsidiaries has been provided by Change. All information contained or incorporated by reference in this document with respect to McKesson, its subsidiaries and SpinCo has been provided by McKesson.

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of McKesson Common Stock, SpinCo Common Stock or Change Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of McKesson Common Stock, SpinCo Common Stock or Change Common Stock that may apply in their home countries. McKesson, SpinCo and Change cannot provide any assurance about whether such limitations may exist. No public offer to sell, purchase or exchange any securities is made to stockholders and investors in the European Union, the other countries of the European Economic Area (EEA) and the United Kingdom (each a “Relevant State”). Within a Relevant State, only qualified investors as defined in Article 2 (e) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 may participate in the exchange offer in reliance on the private placement exemption as provided by Article 1 (4) (a) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017. See “The Exchange Offer—Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

iii

ABOUT THIS DOCUMENT

This document is part of (i) SpinCo’s Registration Statement (Registration No. 333-236236) initially filed with the SEC on February 4, 2020 and (ii) Change’s Registration Statement (Registration No. 333-236234) initially filed with the SEC on February 4, 2020.

Financial Statement Presentation

On March 1, 2017, McKesson and Change completed the Joint Venture Transactions (as defined below) whereby the majority of McKesson’s Technology Solutions segment (“Core MTS”) and substantially all of Change Healthcare Performance, Inc.’s (formerly Change Healthcare, Inc.) legacy business (“Legacy CHC”) were contributed to Change Healthcare LLC, a Delaware limited liability company (the “Joint Venture”) pursuant to the Contribution Agreement (as defined below), resulting in the establishment of the Joint Venture. The creation of the Joint Venture, including the contribution of the Contributed Businesses (as defined below) and related transactions, is collectively referred to as the “Joint Venture Transactions.” From the time of its formation on June 17, 2016 until March 1, 2017 (the closing date of the Joint Venture Transactions), the Joint Venture had no substantive assets or operations.

Change is a holding company that was formed in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. SpinCo is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture. Each of the McKesson Members (as defined below) is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its respective interest in the Joint Venture.

The limited liability company agreement of the Joint Venture (the “LLC Agreement”) provides for a single class of membership interests that we refer to as “LLC Units.” Change holds approximately 42% of the issued and outstanding LLC Units and McKesson indirectly holds (in aggregate) approximately 58% of the outstanding LLC Units. However, each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

For periods prior to the Internal Reorganization, McKesson held all of its LLC Units through its wholly-owned subsidiaries, PF2 IP LLC, a Delaware limited liability company (“MCK IPCo”) and PF2 PST Services Inc., a Delaware corporation (“PST”, and together with MCK IPCo, the “McKesson Members”). Prior to and in connection with the Transactions (as defined below), McKesson and its subsidiaries will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer described in this document, McKesson will cause all of the LLC Units indirectly held by McKesson in the Joint Venture to be contributed, directly or indirectly, to SpinCo. SpinCo will then consummate a split-off followed, if necessary, by the spin-off. The split-off and, if necessary, the spin-off, shall collectively be referred to herein as the “Distribution.” Immediately following consummation of the Distribution, SpinCo will be merged with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. In the Merger, each share of SpinCo Common Stock will be converted into one share of Change Common Stock.

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

For periods prior to March 1, 2017, this document presents the financial position and results of Legacy CHC and Core MTS, the businesses contributed to the Joint Venture at the consummation of the Joint Venture Transactions. In addition, this document supplementally presents the consolidated financial position and results of the Joint Venture, the equity method investee of SpinCo and Change, in all periods since the Joint Venture’s inception.

The sums or percentages, as applicable, of certain tables included in this document may not foot due to rounding.

Certain Definitions

As used in this document, unless otherwise noted or the context requires otherwise:

•

“2017 Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 28, 2017, among Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change, Change Healthcare LLC and the other parties named therein.

•

“Ancillary Agreements” means the agreements negotiated in connection with the Joint Venture Transactions and the Transactions, including the Contribution Agreement, LLC Agreement, Transition Services Agreements, Registration Rights Agreement, Tax Matters Agreement, the Letter Agreement and each other agreement entered into in writing in connection with the Controlled Transfer and/or the Distribution (to the extent the applicable party to the Separation Agreement is bound thereby), in each case to the extent such Ancillary Agreements remain in effect pursuant to their terms.

•	“Blackstone” means investment funds associated with The Blackstone Group Inc.

•	“BPS” means McKesson Business Performance Services, a business unit of Core MTS.

•	“CCA” means McKesson Connected Care & Analytics, a business unit of Core MTS, excluding RelayHealth Pharmacy.

•	“Change” means Change Healthcare Inc. (formerly HCIT Holdings, Inc.), a Delaware Corporation.

•	“Change Common Stock” means the common stock of Change, par value $0.001 per share.

•

“Change Tax Opinion” means an opinion of Ropes & Gray LLP, dated as of the closing date of the Merger, on the basis of customary assumptions and representations, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Change and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code (or, if Ropes & Gray LLP shall have notified Change that it will be unable to render a Change Tax Opinion, a written opinion to the same effect from a law or accounting firm that is nationally recognized as an expert in federal income tax matters and reasonably acceptable to Change and SpinCo).

•	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

•

“Completing Transfer” means, to the extent not previously completed, the conveyance to SpinCo by McKesson and/or McKesson’s affiliates of (i) all of McKesson or its subsidiaries’ rights, title and interest in and to all of the issued and outstanding equity of the McKesson Members and (ii) if applicable, all of McKesson or its subsidiaries’ rights, title and interest in and to any LLC Units not held at such time by the McKesson Members.

•	“Contributed Businesses” means the Core MTS business and Legacy CHC business, including substantially all of the assets and operations of Legacy CHC, but excluding the eRx Network.

•

“Contribution Agreement” means the Agreement of Contribution and Sale, dated as of June 28, 2016, the Legacy CHC Stockholders entered into with McKesson and the other parties thereto in connection with the formation of the Joint Venture.

•

“Controlled Transfer” means certain transfers by McKesson of McKesson’s direct and indirect equity interests in the Joint Venture by contributing, in one or more contributions, all of the issued and outstanding equity in the McKesson Members, to SpinCo in exchange for McKesson’s receipt of SpinCo Common Stock, in accordance with the Separation Agreement, immediately after which SpinCo will hold, directly or indirectly, all of McKesson’s direct and indirect equity interests in the Joint Venture.

•

“Core MTS” means the majority of McKesson’s former Technology Solutions segment that was contributed to the Joint Venture pursuant to the Contribution Agreement in connection with the Joint Venture Transactions.

•

“Credit Agreement” means the credit agreement dated as of March 1, 2017 among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A. and the other lenders party thereto from time to time, as amended.

•	“Distribution” means the split-off together with the spin-off, if any.

•	“EIS” means McKesson Enterprise Information Solutions, a business unit of MTS that was excluded from Core MTS and retained by McKesson in the Joint Venture Transactions.

•	“eRx Network” means Legacy CHC’s pharmacy claims switching and prescription routing businesses.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“exchange agent” means Equiniti Trust Company, in its role as exchange agent in connection with the Transactions.

•	“Hellman & Friedman” means investment funds associated with the affiliated companies of Hellman & Friedman LLC.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	“information agent” means D.F. King & Co., Inc., in its role as information agent for the exchange offer.

•

“Internal Reorganization” means an internal reorganization to be completed by McKesson and its subsidiaries such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo.

•	“IWS” means McKesson Imaging & Workflow Solutions, a business unit of Core MTS.

•	“Joint Venture” means Change Healthcare LLC, a Delaware limited liability company.

•

“Joint Venture Transactions” means the transactions that closed on March 1, 2017 pursuant to the Contribution Agreement related to the establishment of the Joint Venture, including the contribution of the Contributed Businesses.

•	“Legacy CHC” means the legacy business of Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.).

•

“Legacy CHC Transition Services Agreement” means the transition services agreement pursuant to which Change is obligated to provide certain services to the eRx Network for a specified transition period.

•

“Letter Agreement” means an amended and restated letter agreement between the Joint Venture, McKesson, the McKesson Members, Change and certain subsidiaries of the Joint Venture, pursuant to which, among other things, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to the Joint Venture at the closing of the Joint Venture Transactions are allocated among Change and the McKesson Members, and Change may be required to make cash payments to McKesson in respect of certain cash tax savings realized by Change for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units in the Joint Venture.

•	“LLC Agreement” means the limited liability company agreement of the Joint Venture.

•	“LLC Units” means the single class of membership interests in the Joint Venture provided for by the LLC Agreement.

•	“MCK IPCo” means PF2 IP LLC, a Delaware limited liability company.

•	“McKesson” means McKesson Corporation, a Delaware corporation.

•	“McKesson Common Stock” means the common stock of McKesson, par value $0.01 per share.

•

“McKesson Merger Tax Opinion” means an opinion of a McKesson Tax Advisor, dated as of the closing date of the Merger, on the basis of customary assumptions and representations, to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Change and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

•	“McKesson Members” means PST together with MCK IPCo.

•

“McKesson Separation Tax Opinion” means an opinion of a McKesson Tax Advisor, dated as of the closing date of the Merger, on the basis of customary assumptions and representations, to the effect that (i) the Controlled Transfer, together with the Distribution, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, and that each of McKesson and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, will qualify as a distribution of stock of SpinCo to McKesson’s stockholders pursuant to Section 355 of the Code and (iii) the Merger should not cause Section 355(e) of the Code to apply to the Distribution.

•	“McKesson Tax Advisor” means Davis Polk & Wardwell LLP or Ernst & Young LLP, tax advisors to McKesson.

•	“McKesson Tax Opinions” means the McKesson Merger Tax Opinion and the McKesson Separation Tax Opinion.

•

“McKesson Tax Receivable Agreement” means the tax receivable agreement, dated as of March 1, 2017, entered into in connection with the closing of the Joint Venture Transactions among Change Healthcare LLC, the McKesson Members, McKesson and Change.

•

“McKesson Transition Services Agreement” means the transition services agreement pursuant to which Change relies on McKesson and its affiliates to provide Change with certain services for its business and customers for a specified transition period.

•	“Merger” means the merger of SpinCo with and into Change pursuant to the Merger Agreement.

•	“Merger Agreement” means the Agreement and Plan of Merger by and between SpinCo, Change and McKesson, dated as of December 20, 2016 in respect of the Merger.

•	“MHS” means McKesson Health Solutions, a business unit of Core MTS.

•	“MTS” means McKesson Technology Solutions, McKesson’s former operating segment that included the Core MTS business.

•	“Option Agreement” means the option agreement entered into in connection with the Joint Venture Transactions for a subsidiary of the Joint Venture to acquire the eRx Network.

•	“Pricing Mechanism” means the pricing mechanism for determining the final exchange ratio for the exchange offer, as described under “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism”.

•

“PST” means PF2 PST Services LLC (formerly PF2 PST Services Inc.), a Delaware limited liability company. In connection with the Internal Reorganization, PST reorganized into a Delaware limited liability company on December 24, 2019.

•	“purchase contract” means the purchase contract component of each TEU.

•

“Qualified McKesson Exit” means, subject to the terms and conditions provided in the LLC Agreement, a spin-off or split-off transaction (or a combination of the foregoing) that would result, among other things, in the acquisition by Change of SpinCo, which will hold, following the Internal Reorganization, all the LLC Units in the Joint Venture currently held by McKesson, directly or indirectly, and the issuance by Change to McKesson and/or McKesson’s securityholders of an equal number of shares of Change Common Stock.

•	“Registration Rights Agreement” means the registration rights agreement Change entered into with the Sponsors and McKesson in connection with the Joint Venture Transactions.

•	“RelayHealth Pharmacy” means McKesson’s RelayHealth Pharmacy Network, a business formerly operated by CCA that was excluded from Core MTS and retained by McKesson in the Joint Venture Transactions.

•	“Revolving Credit Facility” means the Joint Venture’s senior secured revolving credit facility.

•	“SEC” means the Securities and Exchange Commission.

•	“Senior Notes” means the Joint Venture’s 5.75% senior notes due March 1, 2025.

•	“Senior Secured Credit Facilities” means the Revolving Credit Facility and the Term Loan Facility.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Separation” means the separation of SpinCo from McKesson pursuant to the Separation Agreement.

•	“Separation Agreement” means the Separation and Distribution Agreement dated as of February 10, 2020, by and between McKesson, SpinCo and Change.

•

“SpinCo” means (i) prior to the Internal Reorganization, PF2 SpinCo LLC, a Delaware limited liability company and (ii) following its reorganization into a Delaware corporation in connection with the Internal Reorganization on December 27, 2019, PF2 SpinCo, Inc.

•	“SpinCo Common Stock” means the common stock of SpinCo, par value $0.001.

•

“spin-off” means a pro rata distribution by McKesson to its stockholders of the outstanding shares of SpinCo remaining if the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of SpinCo Common Stock owned by McKesson are exchanged, or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit being reached.

•	“Sponsors” means investment funds associated with The Blackstone Group Inc. and investment funds associated with the affiliated companies of Hellman & Friedman LLC.

•

“Tax Matters Agreement” means the tax matters agreement which would govern the rights, responsibilities and obligations of McKesson and SpinCo after a Qualified McKesson Exit with respect to tax liabilities and benefits (including indemnification provisions in favor of McKesson in the event certain transactions related to the Qualified McKesson Exit do not qualify for tax-free treatment), tax attributes, tax contests and other tax sharing regarding U.S. federal, state and local, and non-U.S., taxes, other tax matters and related tax returns.

•	“Term Loan Facility” means the Joint Venture’s senior secured term loan facility.

•	“TEUs” means the 6.00% tangible equity units issued by Change.

•

“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Distribution and the Merger, as described in “The Transactions.”

•	“transfer agent” means Equiniti Trust Company, in its role as transfer agent and registrar for the Change Common Stock in connection with the Transactions.

•	“Transition Services Agreements” means the Legacy CHC Transition Services Agreement collectively with the McKesson Transition Services Agreement.

•	“Valuation Date” means each of the second, third and fourth trading days preceding the exchange offer period, as may be extended.

•	“VWAP” means volume–weighted average price.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE TRANSACTIONS

Questions and Answers About the Exchange Offer and the Spin-Off

The following are answers to some of the questions that stockholders of McKesson may have relating to the exchange offer and the Transactions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and are qualified in their entirety by the detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document and the documents incorporated by reference herein in their entirety prior to making any decision about whether to tender any shares of McKesson Common Stock in the exchange offer.

McKesson is a Delaware corporation. As used in this document, “SpinCo” refers to PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC), a subsidiary of McKesson and a Delaware corporation which, prior to the Merger, will hold (directly or indirectly through wholly-owned subsidiaries) all of the LLC Units in the Joint Venture currently held directly or indirectly by McKesson. As described in greater detail in the Separation Agreement, SpinCo will be separated from McKesson as part of the Transactions.

Q:	What is the Joint Venture, and why did McKesson enter into the Joint Venture?

A:

In June 2016, the Legacy CHC Stockholders entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties completed the establishment of the Joint Venture, a joint venture that combined the Contributed Businesses.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc. and (C) the 2017 Tax Receivable Agreement (as defined below) and (b) the issuance to Change of LLC Units in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of LLC Units in the Joint Venture and (c) the McKesson Tax Receivable Agreement.

McKesson and the Legacy CHC Stockholders formed the Joint Venture to bring together the complementary strengths of Core MTS and Legacy CHC to deliver a broad portfolio of solutions aimed at helping to lower healthcare costs, improve patient access and outcomes, and make it simpler for payers, providers and consumers to manage the transition to value-based care. As a separate entity singularly focused on healthcare technology and technology-enabled services, the new organization is positioned to better respond to customer needs and deliver next-generation innovations.

Q:	What is the organizational structure of SpinCo, the Joint Venture and Change?

A:

SpinCo, Change and each of the McKesson Members were formed in connection with the Joint Venture Transactions and do not own any material assets or have any operations other than through their respective interests in the Joint Venture (which interests SpinCo acquired or will acquire pursuant to the Internal Reorganization). As of December 31, 2019, each of Change and McKesson (through the McKesson Members) has equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both such members. As a result, neither McKesson nor Change consolidates the financial position and results of the Joint Venture. Instead, each of McKesson and Change account for their respective investments in the Joint Venture under the equity method of accounting. Upon consummation of the Transactions, the Joint Venture would become a consolidated subsidiary of Change.

The LLC Agreement provides for a single class of LLC Units. Prior to the Separation, Change holds approximately 42% of the issued and outstanding LLC Units and McKesson holds approximately 58% of the issued and outstanding LLC Units (or 49% and 51%, respectively, on a fully diluted basis).

Change’s organizational structure, as described above, is commonly referred to as an umbrella partnership-C-corporation (or UP-C) structure. This organizational structure allows McKesson to retain its equity ownership directly in the Joint Venture, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of LLC Units. Change’s investors, the Sponsors and Change’s management, by contrast, hold their equity ownership in the Joint Venture indirectly through their equity ownership in Change, a Delaware corporation that is classified as a domestic corporation for U.S. federal income tax purposes, in the form of shares of common stock.

Pursuant to the LLC Agreement, upon the expiration of the underwriter lock-up period in connection with Change’s initial public offering, which expiration occurred on December 23, 2019, subject to the terms and conditions provided in the LLC Agreement, McKesson has the right, at its election, to initiate and complete a Qualified McKesson Exit from the Joint Venture, which would be conducted as a spin-off or split-off transaction (or a combination of the foregoing) that would result, among other things, in the acquisition by Change of SpinCo, which will hold, following the Internal Reorganization, all of the LLC Units currently held by McKesson, and the issuance by Change to McKesson and/or McKesson’s securityholders of an equal number of shares of Change Common Stock. In connection with such a Qualified McKesson Exit, McKesson would contribute the equity interests of McKesson subsidiaries that own all of McKesson’s interests in the Joint Venture to SpinCo and then would either distribute stock of SpinCo to the stockholders of McKesson as a dividend in the spin-off, commence one or more exchange offers pursuant to which McKesson would exchange stock of SpinCo for stock of McKesson held by the stockholders of McKesson or consummate one or more exchanges of stock of SpinCo for debt securities of McKesson (or a combination of the foregoing). Immediately thereafter, SpinCo would merge with and into Change, pursuant to which the stockholders of SpinCo would be entitled to receive a number of shares of Change Common Stock equal to the number of LLC Units held, directly or indirectly, by SpinCo at the effective time of the Merger.

McKesson has elected to initiate a Qualified McKesson Exit through the Transactions described in this document. The simplified diagram below depicts Change’s organizational structure immediately following consummation of the Transactions. For additional detail, see “Summary—The Transactions.”

(1)

Immediately after consummation of the Merger, approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock, and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa).

Q:	Why has McKesson decided to separate SpinCo from McKesson through the exchange offer?

A:

McKesson believes that distribution of the shares of SpinCo Common Stock that it holds to McKesson stockholders, by way of an exchange offer rather than a pro rata spin-off, is a tax-efficient way to divest its interest in the Joint Venture while allowing McKesson’s stockholders an opportunity to adjust their current investment between McKesson and the post-Merger Change. See “The Transactions—McKesson’s Reasons for the Transactions.” McKesson believes that the exchange offer is an efficient way to allow holders of McKesson Common Stock to own an interest in a post-Merger Change that wholly owns and consolidates the entire business of the Joint Venture. See “The Transactions—McKesson’s Reasons for the Transactions.”

If holders of McKesson Common Stock subscribe for less than all of the shares of SpinCo Common Stock owned by McKesson in the exchange offer, or in the event the exchange offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit being reached, McKesson will distribute the remaining outstanding shares of SpinCo Common Stock held by McKesson on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange.

Q:	What are you being offered in the Transactions?

A.	In the exchange offer, McKesson will offer to you the right to exchange all or a portion of your shares of McKesson Common Stock for shares of SpinCo Common Stock.

SpinCo anticipates that the final exchange ratio will be set by the Pricing Mechanism (as described below) such that the exchange offer will be fully- or over-subscribed by holders of McKesson Common Stock, although there can be no assurance that this will be the case. In the event that the exchange offer is consummated but is not fully subscribed, or in the event the exchange offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit being reached, McKesson will distribute the remaining outstanding shares of SpinCo Common Stock held by McKesson on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares that have been validly tendered and accepted for exchange.

Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares of McKesson Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed in any spin-off following consummation of the exchange offer. See “The Exchange Offer—Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer.”

In the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock, as set forth in the Merger Agreement and as described in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	What is the aggregate number of shares of SpinCo Common Stock being offered in the exchange offer?

A:

In the exchange offer, McKesson is offering 175,995,192 shares of SpinCo Common Stock, which will be all of the issued and outstanding shares of SpinCo Common Stock on the date of consummation of the exchange offer.

Q:	Who may participate in the exchange offer?

A:

Any U.S. holders of McKesson Common Stock during the exchange offer period may participate in the exchange offer. Although McKesson has mailed this document to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this document is not an offer to buy, sell or exchange, and it is not a solicitation of an offer to buy or sell, any shares of McKesson Common Stock, shares of Change Common Stock or shares of SpinCo Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of McKesson, Change or SpinCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of McKesson Common Stock, Change Common Stock or SpinCo Common Stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of McKesson Common Stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for McKesson, Change or SpinCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of McKesson Common Stock, Change Common Stock or SpinCo Common Stock that may apply in their home countries. None of McKesson, Change or SpinCo can provide any assurance about whether such limitations may exist. No public offer to sell, purchase or exchange any securities is made to stockholders and investors in the European Union, the other countries of the European Economic Area (EEA) and the United Kingdom (each a “Relevant State”). Within a Relevant State, only qualified investors as defined in Article 2 (e) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 may participate in the exchange offer in reliance on the private placement exemption as provided by Article 1 (4) (a) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017. See “The Exchange Offer—Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Q:	How will Change acquire the equity interests in SpinCo?

A:

Change will acquire the equity interests in SpinCo through a “Reverse Morris Trust” transaction structure. A Reverse Morris Trust transaction allows a parent company (in this case, McKesson) to divest a subsidiary (in this case, SpinCo) in a tax-efficient manner. In a Reverse Morris Trust transaction, the parent generally will divest stock of the subsidiary (in this case, SpinCo Common Stock) through a dividend (i.e., a spin-off) or exchange offer (i.e., a split-off) of the subsidiary stock to parent stockholders. Immediately after the spin-off or split-off, the subsidiary effects a merger with another company (in this case, Change), in a transaction in which the other company’s stockholders will hold less than 50% of the capital stock of the combined company immediately after the transaction. For information about the material tax consequences to McKesson stockholders resulting from the Reverse Morris Trust structure of the Transactions, see “Summary—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q:	What are the main ways that the relationship between the Joint Venture and McKesson will change after the exchange offer is completed?

A:

Following the completion of the exchange offer, assuming the exchange offer is fully subscribed, the Joint Venture (which will be wholly-owned by Change) will be wholly independent from McKesson, except that certain agreements between McKesson and Change will remain in place. See “Other Agreements and Other Related Party Transactions.” If the exchange offer is consummated but less than all shares of SpinCo Common Stock owned by McKesson are exchanged because the exchange offer is not fully subscribed (or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock held by McKesson are exchanged due to the upper limit being reached), the additional shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. See “The Exchange Offer—Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer.”

Q:	How many shares of SpinCo Common Stock will I receive for each share of McKesson Common Stock that I tender?

A:

The exchange offer is designed to permit you to exchange your shares of McKesson Common Stock for shares of SpinCo Common Stock. For each $100 of your McKesson Common Stock accepted in the exchange offer, you will receive approximately $107.53 of SpinCo Common Stock. The value of the McKesson Common Stock will be based on the calculated per-share value for the McKesson Common Stock on the NYSE and the value of the SpinCo Common Stock will be based on the calculated per-share value for Change Common Stock on Nasdaq, in each case determined by reference to the simple arithmetic average of the daily VWAP of McKesson Common Stock and Change Common Stock on the NYSE and Nasdaq, respectively, during the Valuation Dates ending on and including the second trading day preceding the expiration date of the exchange offer, as it may be extended. The last day on which tenders will be accepted, whether on March 9, 2020 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” Please note, however, that:

•

The number of shares you can receive is subject to an upper limit of an aggregate of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer. The questions and answers below describe how this limit may impact the value you receive.

•	The exchange offer does not provide for a minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.”

•	Because the exchange offer is subject to proration if it is over-subscribed, McKesson may only accept for exchange a portion of the McKesson Common Stock that you tender.

Q:	Is there a limit on the number of shares of SpinCo Common Stock I can receive for each share of McKesson Common Stock that I tender?

A:

The number of shares you can receive is subject to an upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer. If the upper limit is reached, you will receive less than $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock that you tender, and you could receive much less. For example, if the calculated per-share value of McKesson Common Stock was $158.32 (the highest closing price for McKesson Common Stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the calculated per-share value of SpinCo Common Stock was $12.75 (the lowest closing price for Change Common Stock on Nasdaq during that three-month period), the value of SpinCo Common Stock, based on the price of the Change Common Stock you receive for McKesson Common Stock tendered in the exchange offer would be approximately $91.88 for each $100 of McKesson Common Stock tendered for exchange.

Q:	Is there a minimum number of shares I must tender to participate in the exchange offer?

A:	There is no minimum number of shares that must be tendered by a holder of McKesson Common Stock in order to participate in the exchange offer.

Q:	Why is there an upper limit on the number of shares of SpinCo Common Stock I can receive for each share of McKesson Common Stock that I tender?

A:

McKesson management set the upper limit at the amount set forth herein to protect non-tendering holders of McKesson Common Stock from an unusual or unexpected drop in the trading price of Change Common Stock relative to the trading price of McKesson Common Stock, and the prospective loss of value to such non-tendering holders if shares of McKesson Common Stock were exchanged for shares of SpinCo Common Stock at an unduly high exchange ratio.

Q:	How and when will I know the final exchange ratio and whether the upper limit is reached?

A:

McKesson will announce the final exchange ratio used to determine the number of shares that can be received for each share of McKesson Common Stock accepted in the exchange offer by press release, and it will be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated. At such time, the final exchange ratio will also be available from the information agent at the toll-free number provided on the back cover of this document. McKesson will also announce at that time whether the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached. The timing of such announcement will provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit has been reached during which to decide whether to tender or withdraw their shares in the exchange offer.

Q:

How are the calculated per-share values of McKesson Common Stock and Change Common Stock determined for purposes of calculating the number of shares of SpinCo Common Stock to be received in the exchange offer?

A:

The calculated per-share value of McKesson Common Stock and Change Common Stock for purposes of the exchange offer will be determined by reference to the simple arithmetic average of the daily VWAP of McKesson Common Stock and Change Common Stock on the NYSE and Nasdaq, respectively, on each of the Valuation Dates. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “MCK UN<Equity>AQR” with respect to McKesson Common Stock and “CHNG UQ<Equity>AQR” with respect to Change Common Stock (or any other recognized quotation source selected by McKesson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs of McKesson Common Stock and Change Common Stock obtained from Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or other security holders’ own calculations. McKesson will determine the simple arithmetic average of the VWAPs of McKesson Common Stock and Change Common Stock based on prices provided by Bloomberg L.P., and such determinations will be final.

Q:	What is the “daily volume-weighted average price” or “daily VWAP?”

A:	The “daily volume-weighted average price” for McKesson Common Stock and Change Common Stock will be the volume-weighted average price of McKesson Common Stock and Change Common Stock on the

NYSE and Nasdaq, respectively, during the period beginning at 9:30 a.m., New York City time and ending at 4:00 p.m., New York City time, except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time, as reported to McKesson by Bloomberg L.P. for the equity ticker pages of MCK, in the case of McKesson Common Stock, and CHNG, in the case of Change Common Stock.

Q:	Where can I find the daily VWAP of McKesson Common Stock and Change Common Stock during the exchange offer period?

A:

McKesson will maintain a website at www.dfking.com/McKesson that will provide the daily VWAP of both McKesson Common Stock and Change Common Stock for each day during the exchange offer (including each of the Valuation Dates). The website will also provide indicative exchange ratios commencing on the third trading day of the exchange offer until the first Valuation Date. On the first two Valuation Dates, when the values of McKesson Common Stock and Change Common Stock are calculated for the purposes of the exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by McKesson, which will equal: (i) on the first Valuation Date, the daily VWAP of McKesson Common Stock and Change Common Stock for that day; and (ii) on the second Valuation Date, the simple arithmetic mean of the daily VWAPs of McKesson Common Stock and Change Common Stock for the first and second Valuation Dates. The website will not provide an indicative exchange ratio on the third Valuation Date. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached) will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020). McKesson will determine the simple arithmetic average of the VWAPs based on data provided by Bloomberg L.P., and such determinations will be final.

Q:	Why is the calculated per-share value for SpinCo Common Stock based on the trading prices for Change Common Stock?

A:

There is currently no trading market for SpinCo Common Stock and no such trading market is expected to be established in the future. McKesson believes, however, that the trading price for Change Common Stock is an appropriate proxy for the trading price of SpinCo Common Stock because in the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock. There can be no assurance, however, that Change Common Stock after the Merger will trade on the same basis as Change Common Stock trades prior to the Merger.

Q:	Will indicative exchange ratios be provided during the exchange offer period?

A:

Yes. Prior to the Valuation Dates and commencing on the third trading day of the exchange offer, indicative exchange ratios will be available online or by contacting the information agent at the toll-free number provided on the back cover of this document, calculated on each day as though that day were the expiration date of the exchange offer. A website will be maintained at www.dfking.com/McKesson that will provide the daily VWAPs of both McKesson Common Stock and Change Common Stock during the exchange offer on each day prior to the third Valuation Date.

The indicative exchange ratios will also reflect whether the upper limit on the exchange ratio, described above, would have been reached. You may also contact the information agent at its toll-free number to obtain these indicative exchange ratios. In addition, for purposes of illustration, a table that indicates the number of shares of Change Common Stock that you would receive per share of McKesson Common Stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of McKesson Common Stock and Change Common Stock on the Valuation Dates, is provided under “The Exchange Offer—Terms of the Exchange Offer.”

Q:	What if the shares of McKesson Common Stock or Change Common Stock do not trade on any of the Valuation Dates?

A:

If a market disruption event occurs with respect to the shares of McKesson Common Stock or Change Common Stock on any of the Valuation Dates, the calculated per-share value of McKesson Common Stock and SpinCo Common Stock will be determined using the daily VWAP of shares of McKesson Common Stock and shares of Change Common Stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both McKesson Common Stock and Change Common Stock. If a market disruption event occurs as specified above, McKesson may also terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer. If McKesson decides to extend the exchange offer period following a market disruption event, the Valuation Dates will be reset, as with any extension of the exchange offer, to the period of three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer, as it may be extended. Therefore, the timing of such announcement will provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit has been reached during which to decide whether to tender or withdraw their shares in the exchange offer. For specific information as to what would constitute a market disruption event, see “The Exchange Offer—Conditions for Consummation of the Distribution.”

Q:

Are there circumstances under which I would receive fewer shares of SpinCo Common Stock than I would have received if the exchange ratio were determined using the closing prices of McKesson Common Stock and Change Common Stock on the expiration date of the exchange offer?

A:

Yes. For example, if the trading price of McKesson Common Stock were to increase during the period of the Valuation Dates, the calculated per-share value of McKesson Common Stock would likely be lower than the closing price of McKesson Common Stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of SpinCo Common Stock for each $100 of McKesson Common Stock than you would have if that per-share value were calculated on the basis of the closing price of McKesson Common Stock on the expiration date. Similarly, if the trading price of Change Common Stock were to decrease during the period of the Valuation Dates, the calculated per-share value of SpinCo Common Stock would likely be higher than the closing price of Change Common Stock on the expiration date. This could also result in your receiving fewer shares of SpinCo Common Stock for each $100 of McKesson Common Stock than you would otherwise receive if that per-share value were calculated on the basis of the closing price of Change Common Stock on the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	Will fractional shares of SpinCo Common Stock or Change Common Stock be distributed in the exchange offer or the Merger?

A:

No fractional shares will be issued in the Merger, as described in this document. See the section entitled “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio.” The exchange agent will hold shares of SpinCo Common Stock as agent for the holders of McKesson Common Stock who validly tendered and did not properly withdraw their shares in the exchange offer or are entitled to receive shares in the spin-off, if any. Immediately following the consummation of the exchange offer and the spin-off, if any, and by means of the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock. In the Merger, no fractional shares of Change Common Stock will be delivered to holders of SpinCo Common Stock. Any fractional shares that would otherwise be allocable to any former holders of SpinCo Common Stock in the Merger shall be aggregated, and no holder of SpinCo Common Stock shall receive cash equal to or greater than the value of one full share of Change Common Stock. The exchange agent and the transfer agent shall cause the whole shares obtained from aggregating fractional shares that would otherwise remain across all holders of SpinCo Common Stock to be sold in the open market or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. The exchange agent and the transfer agent shall make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock entitled to receive such cash in lieu of fractional shares.

Q:	What happens if not enough shares of McKesson Common Stock are tendered to allow McKesson to exchange all of the shares of SpinCo Common Stock it holds?

A:

In the event that the exchange offer is consummated but less than all shares of SpinCo Common Stock owned by McKesson are exchanged because the exchange offer is not fully subscribed or in the event the exchange offer is consummated but not all of the shares of SpinCo Common Stock held by McKesson are exchanged due to the upper limit being reached, the additional shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares of McKesson Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed in any spin-off following consummation of the exchange offer.

Upon consummation of the Distribution, McKesson will deliver to the exchange agent the global certificate(s) representing all of the shares of SpinCo Common Stock, with instructions to hold the shares of SpinCo Common Stock in trust for holders of shares of McKesson Common Stock who validly tendered and did not properly withdraw their shares in the exchange offer or are entitled to receive shares in the spin-off, if any. If there is a spin-off, the exchange agent will calculate the exact number of shares of SpinCo Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. See “The Exchange Offer—Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer.”

Q:	Will all shares of McKesson Common Stock that I tender be accepted in the exchange offer?

A:

Not necessarily. Depending on the number of shares of McKesson Common Stock validly tendered in the exchange offer and not properly withdrawn, and the calculated per-share values of McKesson Common Stock and SpinCo Common Stock determined as described above, McKesson may have to limit the number of shares of McKesson Common Stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of McKesson Common Stock.”

Stockholders who directly or beneficially own fewer than 100 shares of McKesson Common Stock (“odd-lots”) and who validly tender all of their shares will not be subject to proration. If, however, you hold fewer than 100 shares of McKesson Common Stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares if the exchange offer is oversubscribed. Direct or beneficial holders of 100 or more shares of McKesson Common Stock will be subject to proration. In addition, shares held on behalf of participants in McKesson’s retirement savings plan (each of which plans holds more than 100 shares of McKesson Common Stock) will be subject to proration.

Proration for each tendering stockholder subject to proration will be based on (i) the proportion that the total number of shares of McKesson Common Stock to be accepted, except for tenders of odd-lots, as described above, bears to the total number of shares of McKesson Common Stock validly tendered and not properly withdrawn, except for tenders of odd-lots, as described above, and (ii) the number of shares of McKesson

Common Stock validly tendered and not properly withdrawn by that stockholder (and not on that stockholder’s aggregate ownership of shares of McKesson Common Stock). Any shares of McKesson Common Stock not accepted for exchange as a result of proration will be returned to tendering stockholders promptly after the final proration factor (as defined below) is determined.

McKesson will announce its preliminary determination, if any, of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day immediately following the expiration of the exchange offer. This preliminary determination is referred to as the “preliminary proration factor.” McKesson will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This final determination is referred to as the “final proration factor.”

Q:	Will I be able to sell my shares of SpinCo Common Stock after the exchange offer and spin-off, if any, are completed?

A:

No. There is currently no trading market for shares of SpinCo Common Stock and no such trading market is expected to be established in the future. The SpinCo Common Stock will not be listed for trading on any exchange. In the Merger, each outstanding share of SpinCo Common Stock will automatically be converted into one share of Change Common Stock. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	How many shares of McKesson Common Stock will McKesson accept if the exchange offer is completed?

A:

The number of shares of McKesson Common Stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of McKesson Common Stock tendered. Prior to the consummation of the Distribution, McKesson will directly hold 175,995,192 shares of SpinCo Common Stock. McKesson will offer the 175,995,192 shares of SpinCo Common Stock in the exchange offer. The maximum number of shares of McKesson Common Stock that will be accepted if the exchange offer is completed will be equal to the number of shares of SpinCo Common Stock held by McKesson (i.e., 175,995,192) divided by the final exchange ratio (which will be subject to the upper limit). For example, assuming that the final exchange ratio is 11.4086 (the upper limit for shares of SpinCo Common Stock that could be exchanged for one share of McKesson Common Stock), then McKesson would accept up to 15,426,537 shares of McKesson Common Stock.

Q:	Are there any conditions to McKesson’s obligation to complete the exchange offer?

A:

Yes. The exchange offer is subject to various conditions listed under “The Exchange Offer—Conditions for Consummation of the Distribution.” If any of these conditions are not satisfied or waived prior to the expiration of the exchange offer, McKesson will not be required to accept shares for exchange and may extend or terminate the exchange offer, subject to the terms and conditions of the Separation Agreement. If the exchange offer is not consummated, McKesson will distribute all of its shares of SpinCo Common Stock in the spin-off to McKesson’s stockholders, provided that the conditions to the consummation of the Distribution are satisfied or waived.

Each of McKesson and Change may waive certain conditions precedent to the Distribution. For a description of the material conditions precedent to the Distribution, and those which may be waived by McKesson and Change, respectively, see “The Exchange Offer—Conditions for Consummation of the Distribution.”

Q:	When does the exchange offer expire?

A:

The period during which you are permitted to tender your shares of McKesson Common Stock in the exchange offer will expire at 11:59 p.m., New York City time, on March 9, 2020, unless McKesson extends the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer—Extension, Termination or Amendment by McKesson.”

Q:	Can the exchange offer be extended and under what circumstances?

A:

Yes. McKesson can, subject to the terms and conditions of the Separation Agreement and the Merger Agreement, extend the exchange offer, in its sole discretion, at any time and from time to time. For instance, the exchange offer may be extended if any of the conditions for consummation of the exchange offer listed under “The Exchange Offer—Conditions for Consummation of the Distribution” are not satisfied or waived prior to the expiration of the exchange offer. In case of an extension of the exchange offer, McKesson will publicly announce the extension at www.dfking.com/McKesson and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Q:	How do I decide whether to participate in the exchange offer?

A:

Whether you should participate in the exchange offer depends on many factors. You should carefully examine your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in Change and McKesson. In addition, you should consider all of the factors described in “Risk Factors.” None of McKesson, Change, the Joint Venture, SpinCo or any of their respective directors, officers, managers or any other person makes any recommendation as to whether you should tender all, some or none of your shares of McKesson Common Stock. You must make your own decision about participation in the exchange offer after carefully reading this document, and the documents incorporated by reference, and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this document in its entirety, including any documents referred to in this document, very carefully.

Q:	Will holders of McKesson stock options or restricted stock units have the opportunity to exchange their McKesson stock options or restricted stock units for SpinCo Common Stock in the exchange offer?

A:

No, neither holders of vested or unvested stock options nor holders of restricted stock units (including performance-based restricted stock units and time-based restricted stock units) can tender the shares of McKesson Common Stock underlying such awards in the exchange offer. However, holders of vested and unexercised McKesson stock options can exercise their vested stock options in accordance with the terms of the McKesson stock plans under which the options were issued (the “McKesson Stock Plans”) and tender the shares of McKesson Common Stock received upon exercise in the exchange offer. The exercise of a stock option covering McKesson Common Stock cannot be revoked for any reason, including if the exchange offer is terminated for any reason or if shares of McKesson Common Stock received upon exercise of a stock option that are tendered are not accepted for exchange in the exchange offer. Additionally, if you hold shares of McKesson Common Stock as a result of the vesting and settlement of restricted stock units, these shares can be tendered in the exchange offer.

If you are a holder of vested and unexercised McKesson stock options and wish to exercise such stock options and tender shares of McKesson Common Stock received upon exercise in the exchange offer, you should be certain to initiate such exercise generally no later than 4:00 p.m., New York City time, on the tenth trading day prior to the expiration of the exchange offer, so that the shares of McKesson Common Stock are received in your account in enough time to tender the shares in accordance with the instructions for tendering available from your broker or account administrator. In the event that you choose to exercise such stock options and tender shares of McKesson Common Stock received upon exercise in the exchange offer, you will be required to pay the exercise price and any applicable tax withholding amounts in cash.

There are tax consequences associated with the exercise of a stock option, and individual tax circumstances may vary. You are urged to consult the prospectus provided to you in connection with your participation in the McKesson Stock Plans, and to consult your own tax advisor regarding the consequences to you of exercising your stock options. You are also urged to read carefully the discussion in “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and to consult your own tax advisor regarding the consequences to you of the exchange offer.

Q:

Will participants in the McKesson Corporation 2000 Employee Stock Purchase Plan (the “McKesson ESPP”) have rights to participate in the exchange offer with regard to any open offering period under that plan?

A:

No, participants in the McKesson ESPP will not have rights to participate in the exchange offer with regard to their participation in any offering period under the McKesson ESPP that is open at the time of the tender offer. Shares of McKesson Common Stock previously acquired under the McKesson ESPP can be tendered in the exchange offer.

There are tax consequences associated with the sale of shares acquired under an employee stock purchase plan such as the McKesson ESPP, and individual tax circumstances may vary. You are urged to consult the prospectus provided to you in connection with your participation in the McKesson ESPP. You are also urged to read carefully the discussion in “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and to consult your own tax advisor regarding the consequences to you of the exchange offer.

Q:	Will any shares of McKesson Common Stock allocated to accounts under the McKesson Corporation 401(k) Retirement Savings Plan (the “McKesson 401(k) Plan”) be tendered in response to the exchange offer?

A:

Participants in the McKesson 401(k) Plan will be able to instruct the plan trustee on whether to tender shares of McKesson Common Stock allocable to their respective accounts under that plan. Participants seeking to provide such instructions should follow the special directions that are being sent to them by the plan administrator. Such participants should not use the letter of transmittal to provide instructions regarding the tender of shares of McKesson Common Stock allocable to their accounts under this plan. As described in the special directions from the plan administrator, such participants may instruct the plan trustee to tender all, some or none of the shares of McKesson Common Stock allocable to their McKesson 401(k) Plan account, subject to certain limitations set forth in those directions.

Effective as of the consummation of the exchange offer, the McKesson 401(k) Plan will be amended to provide for a Change Common Stock fund as an investment alternative under that plan. This fund will hold the shares of Change Common Stock received with respect to the McKesson Common Stock held in the McKesson 401(k) Plan trust in the exchange offer or the spin-off only and will not be available for investment of new contributions or any incoming transfers of investments. Investments in the Change Common Stock fund will be eligible for liquidation and transfers to other investment alternatives under the plan. McKesson intends to remove the Change Common Stock fund from the McKesson 401(k) Plan at some future date. To the extent that participant accounts remain invested in the Change Common Stock fund at the time of such removal, these investments will be liquidated and the proceeds will be transferred to a qualified default investment alternative under the plan.

Q:	How do I participate in the exchange offer?

A:

The procedures you must follow to participate in the exchange offer will depend on whether you hold your shares of McKesson Common Stock through a bank or trust company or broker, as a participant in the McKesson 401(k) Plan, or if your shares of McKesson Common Stock are registered in your name in McKesson’s direct register of shares (the “DRS”). For specific instructions about how to participate, see “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

Q:	How do I tender my shares of McKesson Common Stock after the final exchange ratio has been determined?

A:

The final exchange ratio used to determine the number of shares that can be received for each share of McKesson Common Stock accepted in the exchange offer will be announced by press release and will also be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated. The timing of such announcement will therefore provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio during which to decide whether to tender or withdraw their shares in the exchange offer. If you wish to tender shares of McKesson Common Stock pursuant to the exchange offer but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent on or before the expiration date of the exchange offer, you may still tender your shares of McKesson Common Stock by complying with the guaranteed delivery procedures described in the section entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of McKesson Common Stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of McKesson Common Stock are held through an institution and you wish to tender your McKesson Common Stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 11:59 p.m., New York City time, on the expiration date.

Q:	Can I tender only a portion of my shares of McKesson Common Stock in the exchange offer?

A:

Yes. You may tender all, some or none of your shares of McKesson Common Stock. If you tender only a portion of your shares of McKesson Common Stock, or elect not to tender any of your shares, you will still be eligible to receive your pro rata distribution of shares in the spin-off, if any, with respect to the shares of McKesson Common Stock that you do not tender (and any shares of McKesson Common Stock that you own). There is no minimum number of shares that must be tendered by a holder of McKesson Common Stock in order to participate in the exchange offer.

Q:	What do I do if I want to retain all of my shares of McKesson Common Stock?

A:

If you want to retain all of your shares of McKesson Common Stock, you do not need to take any action. However, after the Transactions, SpinCo will no longer be owned by McKesson, and McKesson will no longer hold an interest in the Joint Venture (directly or indirectly) and, as a holder of McKesson Common Stock, you will no longer hold shares in a company that owns SpinCo or has an interest in the Joint Venture unless you receive shares of SpinCo Common Stock in the spin-off, if any, which shares will be immediately thereafter converted into an equal number of shares of Change Common Stock in the Merger.

Q:	Can I change my mind after I tender my shares of McKesson Common Stock?

A:

Yes. You may withdraw your tendered shares at any time before the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.” In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. If you change your mind again, you can re-tender your shares of McKesson Common Stock by following the tender procedures again prior to the expiration date of the exchange offer.

Q:	Will I be able to withdraw the shares of McKesson Common Stock that I tender after the final exchange ratio has been determined?

A:

Yes. The final exchange ratio used to determine the number of shares of SpinCo Common Stock that you will receive for each share of McKesson Common Stock accepted in the exchange offer will be announced by press release and be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated. McKesson will also announce at that time whether the upper limit on the number of shares of SpinCo Common Stock that can be received for each share of McKesson Common Stock tendered has been reached. The timing of such announcement will therefore provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit has been reached during which to decide whether to tender or withdraw their shares in the exchange offer. Subject to any extension or termination, you have the right to withdraw shares of McKesson Common Stock you have tendered at any time before 11:59 p.m., New York City time, on the expiration date, which is currently expected to be March 9, 2020. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. See “The Exchange Offer—Terms of the Exchange Offer.”

Q:	How do I withdraw my tendered McKesson Common Stock, including after the final exchange ratio has been determined?

A:

If you are a registered stockholder of McKesson Common Stock holding shares through the DRS and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the exchange agent prior to 11:59 p.m., New York City time, on the expiration date. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. The information that must be included in that notice is specified under “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 11:59 p.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date.

If you hold shares of McKesson Common Stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution, on your behalf, to the Depository Trust Company and not the Exchange Agent. The Depository Trust Company is expected to remain open until 6:00 p.m., New York City time on the expiration date, and we expect institutions will be able to process withdrawals through The Depository Trust Company up to that time (although there is no assurance that will be the case). On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

Q:

Will I be subject to U.S. federal income tax on the shares of SpinCo Common Stock that I receive in the Distribution and the Merger or on the shares of Change Common Stock that I receive in the Merger?

A:

Stockholders of McKesson generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares, if any, of Change Common Stock received in the Merger.

The material U.S. federal income tax consequences of the Distribution and the Merger are described in more detail under “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q:	Are there any material differences between the rights of holders of McKesson Common Stock and Change Common Stock?

A:

Yes. Change and McKesson are subject to different organizational documents. Holders of McKesson Common Stock, whose rights are currently governed by McKesson’s organizational documents and Delaware law, will, with respect to the shares validly tendered and exchanged immediately following the exchange offer, become stockholders of Change, and their rights will be governed by Change’s organizational documents and Delaware law. The differences between the rights associated with McKesson Common Stock and Change Common Stock that may affect holders of McKesson Common Stock whose shares are accepted for exchange in the exchange offer and who will obtain shares of Change Common Stock in the Merger, relate to, among other things, the appointment and removal of directors, stockholder actions by written consent, the forums in which certain types of stockholder actions may be brought and amendment of the bylaws. For a further discussion of the differences between the rights of holders of McKesson Common Stock and Change Common Stock, see “Comparison of Rights of Holders of McKesson Common Stock and Change Common Stock.”

Q:	Are there any appraisal rights for holders of shares of McKesson Common Stock in connection with the Transactions?

A:	There are no appraisal rights available to holders of shares of McKesson Common Stock in connection with the Transactions.

Q:	What will McKesson do with the shares of McKesson Common Stock that are tendered, and what is the impact of the exchange offer on McKesson’s share count?

A:

The shares of McKesson Common Stock that are tendered in the exchange offer will be held as treasury stock by McKesson. Any shares of McKesson Common Stock acquired by McKesson in the exchange offer will reduce the total number of shares of McKesson Common Stock outstanding, although McKesson’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises and release of shares upon vesting of restricted stock units.

Q:	Whom do I contact for additional information regarding the exchange offer?

A:

You may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this document, including copies of this document and the letter of transmittal (including the instructions thereto), from McKesson, without charge, upon written or oral request to the information agent, D.F King & Co., Inc. at 48 Wall Street, New York, NY 10005 or by calling (866) 304-5477 (toll-free for all stockholders in the United States) or (212) 269-5550 (outside the United States).

Questions and Answers About the Transactions

Q:	What are the key steps of the Transactions?

A:	Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

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McKesson and its subsidiaries will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. Prior to the Distribution, McKesson will own 175,995,192 shares of SpinCo Common Stock, which will constitute all of the issued and outstanding stock of SpinCo.

•

McKesson will offer to holders of McKesson Common Stock the right to exchange all or a portion of their shares of McKesson Common Stock for shares of SpinCo Common Stock in the exchange offer. If the exchange offer is consummated but is not fully subscribed (or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock held by McKesson are exchanged due to the upper limit being reached), McKesson will distribute the remaining outstanding shares of SpinCo Common Stock held by McKesson on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares of McKesson Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed in any spin-off following consummation of the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of SpinCo Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Change Common Stock into which the remaining shares of SpinCo Common Stock will be converted in the Merger will be transferred to holders of SpinCo Common Stock (after giving effect to the consummation of the Distribution) as promptly as practicable thereafter.

•

Immediately after the Distribution, SpinCo will merge with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. In the Merger, each outstanding share of SpinCo Common Stock will be automatically converted into one share of Change Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	What are the material U.S. federal income tax consequences to Change and holders of Change Common Stock resulting from the Distribution and the Merger?

A:

Change will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because holders of Change Common Stock will not participate in the Distribution or receive any consideration in the Merger, holders of Change Common Stock will not recognize gain or loss upon either the Distribution (including the exchange offer) or the Merger. The material U.S. federal income tax consequences of the Distribution and the Merger are described in more detail in “The Exchange Offer —Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q:	What will holders of Change Common Stock receive in the Merger?

A:

Change stockholders will not directly receive any consideration in the Merger. All shares of Change Common Stock issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, holders of Change Common Stock will continue to own shares in Change, which will include SpinCo, and Change will own all of the outstanding LLC Units in the Joint Venture. Immediately after consummation of the Merger, approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa).

Q:	What are the possible effects on the value of Change Common Stock to be received by holders of McKesson Common Stock who participate in the exchange offer?

A:

Holders of McKesson Common Stock that participate in the exchange offer will be exchanging their shares of McKesson Common Stock for shares of SpinCo Common Stock at a 7.0% discount per-share value of Change Common Stock, based on a simple arithmetic average of daily VWAPs over the three Valuation Dates. McKesson determined the discount for holders of McKesson Common Stock with the objective of creating an economic incentive to encourage such holders to participate in the exchange offer. During the exchange offer, the existence of this discount could negatively affect the market price of Change Common Stock. See “The Exchange Offer—Terms of the Exchange Offer—General.” Prospective buyers of Change Common Stock could choose to acquire shares of Change Common Stock indirectly by purchasing shares of McKesson Common Stock and then tender such shares in the exchange offer. Additionally, certain market participants may use a hedging strategy to manage risk in the context of split-off transactions that involves shorting Change Common Stock. Both occurrences, or either individually, could result in a decrease in the price of Change Common Stock. See “Risk Factors—Risks Related to the Transactions—Arbitrage trading during the exchange offer could adversely impact the price of Change Common Stock.” However, because the Pricing Mechanism determines the final exchange ratio using VWAPs over the three Valuation Dates, any negative effect on the market price of Change Common Stock prior to the Valuation Dates resulting from these strategies would be offset by a higher exchange ratio, thereby reducing the impact on holders of McKesson Common Stock participating in the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism.”

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•

The following events shall not have occurred at or prior to the date of the Distribution, and McKesson shall not reasonably expect any of the following events to occur at or prior to the date of the Distribution:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the Joint Venture or Change;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of McKesson; and

•

a market disruption event occurs with respect to McKesson Common Stock or Change Common Stock and such market disruption event has, in McKesson’s reasonable judgment, impaired the benefits of the exchange offer.

•

the board of directors of McKesson shall be satisfied that the Distribution can be made out of surplus within the meaning of Section 170 of the Delaware General Corporation Law (the “DGCL”) and shall have received a solvency opinion in form and substance satisfactory to the board of directors of McKesson to that effect;

•	McKesson shall have completed the Completing Transfer (if applicable);

•

an applicable registration statement or form as determined by McKesson in its sole discretion or as otherwise required by the SEC for commencement of the exchange offer, and consummating the Distribution shall have been filed with the SEC and declared effective, if applicable, by the SEC; no stop order suspending the effectiveness of such filing shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and such registration statement or form, as the case may be, shall have been mailed to holders of McKesson Common Stock (and the holders of Change Common Stock, if applicable), as of the applicable record date;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

•	no applicable law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated by the Separation Agreement;

•

all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the business conducted by the Joint Venture after the date of the Distribution substantially as it is conducted at the date of the Separation Agreement shall have been obtained; and

•

the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware in connection with the Merger), including the receipt of the McKesson Tax Opinions by McKesson and the receipt of the Change Tax Opinion by Change, shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution. In addition, the consummation of the Merger is subject to a number of conditions. See “The Merger Agreement—Conditions to the Merger.”

McKesson may waive any of the above conditions in its sole discretion. Change may waive any of the conditions listed in the third through ninth bullet point above in its sole discretion. See “The Exchange Offer—Conditions for Consummation of the Distribution.”

Q:	When will the Transactions be completed?

A:

McKesson, SpinCo and Change expect to complete the Transactions in the fiscal quarter ending March 31, 2020. However, it is possible that the Transactions could be completed at a later time or not at all. For a discussion of the conditions to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

Q:	Are there risks associated with the Transactions?

A:

Yes. The material risks associated with the Transactions are discussed in the section entitled “Risk Factors.” Those risks include the risk that sales of Change Common Stock may negatively affect that security’s market price, the risk that the historical financial information of SpinCo and the Joint Venture may not be a reliable indicator of their future results, the risk that Change’s business may be adversely affected by the Transactions and the risk that the Merger Agreement may be terminated and the exchange offer may not be consummated.

Q:	What stockholder approvals are needed in connection with the Transactions?

A:

Upon the expiration of the underwriter lock-up period in connection with Change’s initial public offering, which expiration occurred on December 23, 2019, subject to the terms and conditions provided in the LLC Agreement, McKesson has the right, at its election, to initiate and complete a Qualified McKesson Exit from the Joint Venture. The Transactions are structured as a Qualified McKesson Exit. Prior to the execution of the Merger Agreement, on December 20, 2016, McKesson, which was the sole member of PF2 SpinCo LLC and is the sole stockholder of SpinCo, approved the Merger Agreement. Prior to the execution of the Separation Agreement, on February 10, 2020, McKesson approved the Transactions on behalf of itself and its subsidiaries, including the Merger, the exchange offer and the spin-off.

Change’s board of directors approved the Merger and the Merger Agreement prior to the execution of the Merger Agreement on December 20, 2016. On January 17, 2017, the stockholders of Change approved the Merger, the Merger Agreement and the transactions contemplated thereby. In addition, in connection with the closing of the Joint Venture Transactions, the Legacy CHC Stockholders who held, as of July 1, 2019 (the date of Change’s initial public offering), 60% of the issued and outstanding Change Common Stock, have entered into a voting agreement with McKesson which requires them to vote in favor of the Merger at any meeting of Change’s stockholders.

Accordingly, the stockholder approval conditions precedent to the Merger and the Distribution have already been obtained, and SpinCo does not expect any additional approvals of the equityholders of McKesson, Change or the Joint Venture to be required in connection with the Transactions.

Q:	Where will the Change Common Stock shares to be issued in the Merger be listed?

A:

Change Common Stock is listed on Nasdaq under the symbol “CHNG.” After the consummation of the Transactions, all shares of Change Common Stock issued in the Merger, and all other outstanding shares of Change Common Stock, will continue to be listed on Nasdaq.

Q:	Where can I find out more information about McKesson, Change and the Joint Venture?

A:

You can find out more information about McKesson, Change and the Joint Venture by reading this document and from various sources described in “Where You Can Find More Information; Incorporation by Reference.”

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

McKesson Corporation

McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

Telephone: (972) 446-4800

McKesson Corporation, currently ranked 7th on the Fortune 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. McKesson partners with life sciences companies, manufacturers, providers, pharmacies, governments and other healthcare organizations to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. McKesson Common Stock is publicly traded on the NYSE under the symbol MCK. McKesson’s corporate headquarters is located in Irving, Texas. As of December 31, 2019, McKesson, through its subsidiaries, held 58% of the issued and outstanding LLC Units in the Joint Venture.

PF2 SpinCo, Inc.

PF2 SpinCo, Inc.

c/o McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

Telephone: (972) 446-4800

PF2 SpinCo, Inc. a Delaware corporation referred to in this document as SpinCo, is a direct, wholly-owned subsidiary of McKesson that was formed in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture. McKesson and its subsidiaries intend to complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. PF2 SpinCo LLC was formed in Delaware on August 22, 2016 under the name PF2 SpinCo LLC.

Change Healthcare Inc.

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Telephone: (615) 932-3000

Change Healthcare Inc. (formerly HCIT Holdings, Inc.) is a holding company that was formed in connection with the establishment of the Joint Venture and related transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. Change completed its initial public offering on July 1, 2019, and Change Common Stock is publicly traded on Nasdaq under the symbol CHNG. Change’s corporate headquarters is located in leased office space in Nashville, Tennessee, and consists of approximately 178,000 square feet. The lease expires on October 31, 2022. As of December 31, 2019, Change held 42% of the issued and outstanding LLC Units in the Joint Venture. Change Healthcare Inc. was incorporated in Delaware on June 22, 2016 under the name HCIT Holdings, Inc. On October 26, 2018, HCIT Holdings, Inc. changed its name to Change Healthcare Inc.

Change Healthcare LLC

Change Healthcare LLC

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Telephone: (615) 932-3000

Change Healthcare LLC—the Joint Venture—is an independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. It offers a suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. Change Healthcare LLC’s solutions are designed to improve clinical decision-making, simplify billing, collection and payment processes and enable a better patient experience. Change Healthcare LLC was organized as a joint venture between McKesson and Change on March 1, 2017, whereby the majority of McKesson’s Technology Solutions segment and substantially all of Change Healthcare Performance, Inc.’s legacy business were contributed pursuant to the Contribution Agreement.

The Transactions

In June 2016, the Legacy CHC Stockholders entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties completed the establishment of the Joint Venture, combining the Core MTS business with Legacy CHC’s business, including substantially all of the assets and operations of Legacy CHC, but excluding the eRx Network. The Joint Venture Transactions closed on March 1, 2017. From the time of its formation in June 2016 until the consummation of the Joint Venture Transactions, the Joint Venture had no substantive assets or operations.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan of (A) approximately $1.8 billion, (B) stock in eRx Network, and (C) the 2017 Tax Receivable Agreement and (b) the issuance to Change of LLC Units in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of LLC Units in the Joint Venture and (c) the McKesson Tax Receivable Agreement.

Pursuant to the Joint Venture’s LLC Agreement, upon the expiration of the underwriter lock-up period in connection with Change’s initial public offering, which expiration occurred on December 23, 2019, subject to the terms and conditions provided in the LLC Agreement, McKesson has the right, at its election, to initiate and complete a Qualified McKesson Exit from the Joint Venture. In connection with a Qualified McKesson Exit, McKesson would contribute the equity interests of McKesson subsidiaries that own all of McKesson’s interests in the Joint Venture to a Delaware corporation that is McKesson’s direct or indirect wholly-owned subsidiary and then would either distribute stock of that subsidiary to the stockholders of McKesson as a dividend in a spin-off, commence one or more exchange offers pursuant to which McKesson would exchange stock of that subsidiary for stock of McKesson held by the stockholders of McKesson or consummate one or more exchanges of stock of that subsidiary for debt securities of McKesson (or a combination of the foregoing). Immediately thereafter, that subsidiary would merge with and into Change, pursuant to which the stockholders of that subsidiary would be entitled to receive a number of shares of Change Common Stock equal to the number of LLC Units held by that subsidiary at the effective time of the Merger.

In connection with the consummation of the Joint Venture Transactions, and in furtherance of a potential Qualified McKesson Exit, McKesson, SpinCo and Change entered into the Merger Agreement on December 20, 2016. McKesson and Change also negotiated the form of Separation Agreement and the other Ancillary Agreements, and entered into or agreed to enter into such agreements in connection with the Joint Venture Transactions and/or a Qualified McKesson Exit. The Ancillary Agreements include a form of Tax Matters Agreement, which would govern the rights, responsibilities and obligations of McKesson and SpinCo after a Qualified McKesson Exit with respect to tax liabilities and benefits (including indemnification provisions in favor of McKesson in the event certain transactions related to the Qualified McKesson Exit do not qualify for tax-free treatment), tax attributes, tax contests and other tax sharing regarding U.S. federal, state and local, and non-U.S., taxes, other tax matters and related tax returns.

Change completed its initial public offering on July 1, 2019. On February 10, 2020, McKesson, SpinCo and Change finalized and entered into the Separation Agreement and the Tax Matters Agreement. The Merger Agreement, together with the Separation Agreement, provides for the combination of SpinCo and Change through the Merger, following which Change will own 100% of the outstanding LLC Units in the Joint Venture.

In connection with the Transactions, McKesson and its subsidiaries will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations.

Following the consummation of the Internal Reorganization, McKesson will consummate an offer to exchange all of the outstanding shares of SpinCo Common Stock for outstanding shares of McKesson Common Stock. McKesson anticipates that the final exchange ratio will be set by the Pricing Mechanism such that the exchange offer will be fully- or over-subscribed by holders of McKesson Common Stock, although there can be no assurance that this will be the case. Subject to the terms and conditions of the Merger Agreement and the Separation Agreement, in the event that holders of McKesson Common Stock subscribe for less than all of the outstanding shares of SpinCo Common Stock held by McKesson in the exchange offer (or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock held by McKesson are exchanged due to the upper limit being reached), McKesson will distribute the remaining outstanding shares of SpinCo Common Stock held by McKesson on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer in the spin-off, which, together with the exchange offer, is referred to in this document as the Distribution.

Immediately after the consummation of the Distribution, SpinCo will merge with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company and as the owner of 100% of the LLC Units in the Joint Venture. In the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.” Immediately after the Merger:

•

Approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa); and

•	Change will become the holder of 100% of the LLC Units in the Joint Venture.

Change will issue 175,995,192 shares of Change Common Stock in the Merger. After the Merger, Change will wholly own and operate Change Healthcare LLC. Change Common Stock issued in the Merger will be listed on Nasdaq under the current trading symbol for Change Common Stock, “CHNG.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 SpinCo Reorganization

At the time of the signing of the Merger Agreement on December 20, 2016, McKesson directly owned 100% of the outstanding capital stock of MCK IPCo and indirectly owned 100% of the outstanding capital stock of PF2 PST Services Inc. through McKesson’s direct ownership of 100% of the outstanding capital stock of PF2 McKesson Technologies Inc., a Delaware corporation. In addition, McKesson directly owned 100% of the limited liability company interests of PF2 SpinCo LLC. Prior to the Internal Reorganization, the McKesson Members together directly held all of McKesson’s LLC Units in the Joint Venture.

Pursuant to the Internal Reorganization, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation and (ii) prior to the split-off described below, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. As a result of the Internal Reorganization, as of immediately prior to the effective time of the Distribution, 175,995,192 shares of SpinCo Common Stock will be issued and outstanding, all of which will be owned directly by McKesson, and SpinCo will indirectly own all of McKesson’s LLC Units in the Joint Venture.

Step 2 Distribution—Exchange Offer and Possible Spin-Off

McKesson will offer to holders of McKesson Common Stock the right to exchange all or a portion of their shares of McKesson Common Stock for shares of SpinCo Common Stock in the exchange offer. If the exchange offer is consummated but is not fully subscribed, McKesson will distribute its remaining shares of SpinCo Common Stock on a pro rata basis to holders of McKesson Common Stock whose shares remain outstanding after consummation of the exchange offer in the spin-off, which will be conducted subject to the terms of the Separation Agreement and the Merger Agreement. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed on a pro rata basis in any spin-off following consummation of the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of SpinCo Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis in any spin-off, and the number of shares of Change Common Stock into which the remaining shares of SpinCo Common Stock will be converted in the Merger will be transferred to holders of McKesson Common Stock (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant holders of McKesson Common Stock, the global certificate(s) representing all of the outstanding shares of SpinCo Common Stock, pending the consummation of the Merger. Shares of SpinCo Common Stock will not be able to be traded during this period.

Step 3 Merger

Immediately after the Distribution, and on the closing date of the Merger, SpinCo will merge with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company and as the owner of 100% of the LLC Units in the Joint Venture. In the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.”

Immediately after consummation of the Merger, approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock, and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa).

The following diagrams describe the simplified organizational structure of SpinCo, Change and the Joint Venture: (i) as they existed prior to the Internal Reorganization, (ii) as they would exist following the Internal Reorganization and the Distribution but prior to the consummation of the Merger and (iii) as they would exist immediately following consummation of the Transactions.

In connection with the Joint Venture Transactions and the Transactions, McKesson, SpinCo, Change and the Joint Venture, or their applicable subsidiaries, have entered into or will enter into the Ancillary Agreements, which relate to, among other things, certain tax matters. See “Other Agreements and Other Related Party Transactions.”

Under the LLC Agreement, McKesson has the right to conduct and consummate a Qualified McKesson Exit during the McKesson Exit Window, which McKesson expects to be the 12-month period (subject to certain extensions) beginning on December 23, 2019, the expiration date of the underwriter lock-up period applicable to Change’s initial public offering. If a Qualified McKesson Exit does not occur during the McKesson Exit Window, the Transactions would be terminated. See “Other Agreements and Other Related Party Transactions—LLC Agreement of Change Healthcare LLC—Transfers of LLC Units.”

McKesson’s Reasons for the Transactions

In reaching its decision to approve the Joint Venture Transactions and the Transactions, including the Merger Agreement and the Separation Agreement, McKesson considered a number of factors, including but not limited to the following. See “The Transactions—Background of the Transactions.”

•	McKesson’s knowledge of the businesses, financial conditions, results of operations, industries and competitive environments of each of McKesson, the Joint Venture, Legacy CHC and Change;

•	that the Transactions would allow McKesson and its stockholders to participate in the potential benefits and synergies of the combined businesses of Core MTS and Legacy CHC;

•

that in connection with the Joint Venture Transactions, McKesson would receive (i) an approximate 70% interest in the combined businesses of Core MTS and Legacy CHC through its LLC Units in the Joint Venture, (ii) the McK Note Payment in the approximate amount of $1.25 billion and (iii) the McKesson Tax Receivable Agreement;

•

McKesson’s expectation that, upon completion of the Transactions, former holders of McKesson Common Stock will receive 175,995,192 shares of Change Common Stock, or approximately 51% of all outstanding shares of Change Common Stock, on a fully diluted basis in the aggregate;

•

McKesson’s belief, following McKesson’s evaluation of strategic options for the Core MTS business and McKesson’s investment in the Joint Venture, that the Transactions could provide more value to McKesson and McKesson’s stockholders than other potential strategic options for the Core MTS business and McKesson’s investment in the Joint Venture, respectively;

•

McKesson’s belief that the distribution of the shares of SpinCo Common Stock that it holds to McKesson stockholders, by way of an exchange offer rather than a pro rata spin-off, is a tax-efficient way, to both McKesson and its stockholders, to divest its interest in the Joint Venture, and McKesson’s belief that the exchange offer is an efficient way to allow holders of McKesson Common Stock to own an interest in a post-Merger Change that includes the entire business of the Joint Venture; and

•	other reasons, including those set forth in the section entitled “The Transactions—McKesson’s Reasons for the Transactions.”

The Sponsors’ and Change’s Reasons for the Transactions

In evaluating the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement, the Sponsors and the Change board of directors consulted with Legacy CHC’s management and legal and financial advisors and carefully considered a number of factors, including, but not limited to, the following significant factors:

•	that the Transactions would allow the Sponsors and Change to participate in the potential benefits and synergies of the combined businesses of Core MTS and Legacy CHC;

•

the Sponsors’ belief, following the Sponsors’ exploration of strategic options for Legacy CHC, that the Transactions could provide more value to the Sponsors and their investors than other potential strategic options for Legacy CHC;

•

that in connection with the Joint Venture Transactions, the Sponsors would receive (i) an approximate 30% interest in the combined businesses of Core MTS and Legacy CHC through the LLC Units to be held by Change in the Joint Venture, (ii) the Legacy CHC Cash Payment in the approximate amount of $1.75 billion and (iii) the stock in eRx Network following its separation from Legacy CHC; and

•	other reasons, including those set forth in the section entitled “The Transactions—The Sponsors’ and Change’s Reasons for the Transactions.”

Number of Shares of SpinCo Common Stock to Be Distributed to Holders of McKesson Common Stock

McKesson is offering to exchange all issued and outstanding shares of SpinCo Common Stock for shares of McKesson Common Stock validly tendered and not properly withdrawn, at an exchange ratio to be calculated in the manner described below. SpinCo will authorize the issuance of a number of shares of SpinCo Common Stock such that there will be 175,995,192 shares of SpinCo Common Stock outstanding immediately prior to the effective time of the Merger. Prior to the effective time of the Merger, McKesson will consummate the Internal Reorganization, following which SpinCo will be a Delaware corporation holding all of the LLC Units in the Joint Venture currently held directly or indirectly by McKesson.

Terms of the Exchange Offer

McKesson is offering holders of shares of McKesson Common Stock the opportunity to exchange their shares for shares of SpinCo Common Stock. Holders of McKesson Common Stock may tender all, some or none of their shares of McKesson Common Stock. This document and related documents are being sent to persons who directly held shares of McKesson Common Stock on the record date and brokers, banks and similar persons whose names or the names of whose nominees appear on McKesson’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of McKesson Common Stock.

McKesson Common Stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio determined as described under “The Exchange Offer—Terms of the Exchange Offer,” on the

terms and conditions of the exchange offer and subject to the limitations described below, including the proration provisions. McKesson will promptly return any shares of McKesson Common Stock that are not accepted for exchange following the expiration of the exchange offer and the determination of the final proration factor, if any, described below.

For the purposes of illustration, the table below indicates the number of shares of SpinCo Common Stock that you would receive per share of McKesson Common Stock you validly tender, calculated on the basis described under “The Exchange Offer—Terms of the Exchange Offer” and taking into account the upper limit, assuming a range of averages of the daily VWAP of McKesson Common Stock and Change Common Stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of McKesson Common Stock and SpinCo Common Stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and Nasdaq on February 7, 2020 (the last trading day before the commencement of the exchange offer), based on the daily VWAPs of McKesson Common Stock and Change Common Stock on February 5, 2020, February 6, 2020 and February 7, 2020. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share values of McKesson Common Stock and SpinCo Common Stock based on changes relative to the values as of February 7, 2020.

McKesson Common Stock	Change Common Stock	Calculated per-share value of McKesson Common Stock(a)	Calculated per-share value of SpinCo Common Stock(a)	Shares of SpinCo Common Stock per share of McKesson Common Stock tendered	Calculated Value Ratio(b)	Shares of Change Common Stock per McKesson Common Stock tendered
As of February 7, 2020	As of February 7, 2020	$156.0365	$16.3216	10.2797	1.0753	10.2797
(1) Down 10%	Up 10%	$140.4329	$17.9538	8.4106	1.0753	8.4106
(2) Down 10%	Unchanged	$140.4329	$16.3216	9.2517	1.0753	9.2517
(3) Down 10%	Down 10%	$140.4329	$14.6894	10.2797	1.0753	10.2797
(4) Unchanged	Up 10%	$156.0365	$17.9538	9.3452	1.0753	9.3452
(5) Unchanged	Down 10%(c)	$156.0365	$14.6894	11.4086	1.0740	11.4086
(6) Up 10%	Up 10%	$171.6402	$17.9538	10.2797	1.0753	10.2797
(7) Up 10%	Unchanged	$171.6402	$16.3216	11.3077	1.0753	11.3077
(8) Up 10%	Down 10%(c)	$171.6402	$14.6894	11.4086	0.9764	11.4086

(a)

The calculated per-share value of a share of McKesson Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of McKesson Common Stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of SpinCo Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of Change Common Stock on Nasdaq on each of the Valuation Dates.

(b)	The Calculated Value Ratio equals (i) the calculated per-share value of SpinCo Common Stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of McKesson Common Stock.
(c)

In these scenarios, the upper limit has been reached. Absent the upper limit, the exchange ratio would have been 11.4219 and 12.5641 shares of SpinCo Common Stock per share of McKesson Common Stock tendered in the exchange offer in scenario 5 and scenario 8, respectively. In these scenarios, McKesson would announce that the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached when McKesson announces the final exchange ratio by 11:59 p.m., New York City time, at the end of the second trading day prior to the expiration date of the exchange offer.

During the three-month period of November 7, 2019 through February 7, 2020 (the three-month period prior to commencement of the exchange offer), the highest closing price of McKesson Common Stock on the NYSE was $158.32 and the lowest closing price of Change Common Stock on Nasdaq was $12.75. If the calculated per-share values of McKesson Common Stock and SpinCo Common Stock equaled these closing prices, you would have received only the upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock tendered, and the value of such shares of SpinCo Common Stock, based on the Change Common Stock price, would have been approximately $91.88 of SpinCo Common Stock for each $100 of McKesson Common Stock accepted for exchange.

During the exchange offer, the daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “MCK UN<Equity>AQR” with respect to McKesson Common Stock and “CHNG UQ<Equity>AQR” with respect to Change Common Stock (or any other recognized quotation source selected by McKesson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAP of McKesson Common Stock and Change Common Stock calculated by McKesson based on data provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices. McKesson will determine such calculations of the per-share values of McKesson Common Stock and SpinCo Common Stock, and such determinations will be final.

Termination; Extension

The exchange offer, and your withdrawal rights, will expire at 11:59 p.m., New York City time, on March 9, 2020, unless the exchange offer is extended. The exchange offer will be open for at least 20 full business days. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. You must tender your shares of McKesson Common Stock prior to this time if you want to participate in the exchange offer. McKesson may extend or terminate the exchange offer as described in this document. If McKesson decides to extend the exchange offer, the Valuation Dates will be reset to the period of three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer, as it may be extended.

Conditions for Consummation of the Distribution

McKesson’s obligation to exchange shares of SpinCo Common Stock for shares of McKesson Common Stock is subject to the conditions listed under “The Exchange Offer—Conditions for Consummation of the Distribution.”

The consummation of the Distribution is subject to a number of conditions that are outside the control of McKesson and Change, including:

•

the following events shall not have occurred at or prior to the date of the Distribution, and McKesson shall not reasonably expect any of the following events to occur at or prior to the date of the Distribution:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the Joint Venture or Change;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of McKesson; and

•

a market disruption event occurs with respect to McKesson Common Stock or Change Common Stock and such market disruption event has, in McKesson’s reasonable judgment, impaired the benefits of the exchange offer.

•

the board of directors of McKesson shall be satisfied that the Distribution can be made out of surplus within the meaning of Section 170 of the DGCL and shall have received a solvency opinion in form and substance satisfactory to the board of directors of McKesson;

•	McKesson shall have completed the Completing Transfer (if applicable);

•

an applicable registration statement or form as determined by McKesson in its sole discretion or as otherwise required by the SEC for commencement of the exchange offer, and consummating the Distribution shall have been filed with the SEC and declared effective, if applicable, by the SEC; no stop order suspending the effectiveness of such filing shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and such registration statement or form, as the case may be, shall have been mailed to holders of McKesson Common Stock (and the holders of Change Common Stock, if applicable), as of any applicable record date or as otherwise required by law;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

•	no applicable law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated by the Separation Agreement;

•

all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the business conducted by the Joint Venture after the date of the Distribution substantially as it is conducted at the date of the Separation Agreement shall have been obtained; and

•

the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the Certificate of merger with the Secretary of State of the State of Delaware in connection with the Merger), including the receipt of the McKesson Tax Opinions by McKesson and the receipt of the Change Tax Opinion by Change, shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution.

McKesson may waive any of the above conditions in its sole discretion. Change may waive any of the conditions listed in the third through ninth bullet point above in its sole discretion. For a description of the material conditions precedent to the Merger, see “The Merger Agreement—Conditions to the Merger.”

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of McKesson Common Stock

If, upon the expiration of the exchange offer, holders of McKesson Common Stock have validly tendered more shares of McKesson Common Stock than McKesson is able to accept for exchange (taking into account the exchange ratio and the total number of shares of SpinCo Common Stock owned by McKesson), McKesson will accept for exchange the shares of McKesson Common Stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of McKesson Common Stock to be accepted, except for tenders of odd-lots, as described below, bears to the total number of shares of McKesson Common Stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of McKesson Common Stock, and subject to any adjustment necessary to ensure the exchange of all shares of SpinCo Common Stock owned by McKesson), except for tenders of odd-lots, as described below.

If applicable, the final proration factor will be announced at www.dfking.com/McKesson and separately by press release promptly after the expiration date. Upon determining the number of shares of McKesson Common Stock validly tendered for exchange and not properly withdrawn, McKesson will announce the final results of the exchange offer, including the final proration factor, if any.

Beneficial holders (other than plan participants in the McKesson 401(k) Plan) of odd-lots who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed and if McKesson completes the exchange offer (those who own fewer than 100 shares but do not tender all of their shares will be subject to proration). In addition, shares held on behalf of participants in the McKesson 401(k) Plan (which holds more than 100 shares of McKesson Common Stock) will be subject to proration.

Fractional Shares

Immediately following the consummation of the Distribution, SpinCo will be merged with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. Each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock in the Merger. No fractional shares of Change Common Stock will be delivered to holders of SpinCo Common Stock in the Merger.

Any fractional shares of Change Common Stock that would otherwise be allocable to any former holders of SpinCo Common Stock in the Merger shall be aggregated, and no holder of SpinCo Common Stock shall receive cash equal to or greater than the value of one full share of Change Common Stock. The exchange agent and the transfer agent shall cause the whole shares obtained from aggregating fractional shares that would otherwise remain across all holders of SpinCo Common Stock to be sold in the open market or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. The exchange agent and the transfer agent shall make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock entitled to receive such cash in lieu of fractional shares.

Procedures for Tendering

For you to validly tender your shares of McKesson Common Stock pursuant to the exchange offer, prior to the expiration of the exchange offer:

•

If you hold certificates representing shares of McKesson Common Stock, or if your shares of McKesson Common Stock are held in book-entry through the DRS, you must deliver to the exchange agent at the address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents and, if you hold certificates, certificates representing the shares of McKesson Common Stock tendered.

•

If you hold shares of McKesson Common Stock through a broker, you should receive instructions from your broker on how to participate in the exchange offer. In this situation, do not complete a letter of transmittal to tender your shares of McKesson Common Stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

•

Participants in the McKesson 401(k) Plan should follow the special directions that are being sent to them by the plan administrator in order to instruct the plan trustee on whether to tender shares of McKesson Common Stock allocable to their accounts. Such participants should not use the letter of transmittal to provide directions regarding the tender of shares of McKesson Common Stock allocable to their accounts under this plan. As described in the special directions, such participants may instruct the plan trustee to tender all, some or none of the shares of McKesson Common Stock allocable to their respective McKesson 401(k) Plan accounts, subject to certain limitations set forth in such directions. To allow sufficient time for the tender of shares by the trustee of the McKesson 401(k) Plan, plan participants must provide the tabulator for the trustee with the requisite instructions by 4:00 p.m., New York City time, on March 3, 2020, unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of participants’ instructions may also be extended.

Delivery of Shares of SpinCo Common Stock

Upon consummation of the Distribution, McKesson will deliver to the exchange agent the global certificate(s) representing all of the shares of SpinCo Common Stock, with irrevocable instructions to hold the shares of SpinCo Common Stock in trust for the holders of McKesson Common Stock who validly tendered and did not properly withdraw their shares in the exchange offer or are entitled to receive shares in the spin-off, if any. Change will deposit with the transfer agent for the benefit of persons who received shares of SpinCo Common Stock in the exchange offer book-entry authorizations representing shares of Change Common Stock, with irrevocable instructions to hold the shares of Change Common Stock in trust for the holders of SpinCo Common Stock. Shares of Change Common Stock will be delivered immediately following the expiration of the exchange offer, the acceptance of McKesson Common Stock for exchange, the determination of the final proration factor, if any, and the effectiveness of the Merger, pursuant to the procedures determined by the exchange agent and the transfer agent. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of McKesson Common Stock.”

Withdrawal Rights

You may withdraw your tendered shares of McKesson Common Stock at any time prior to the expiration of the exchange offer by following the procedures described herein. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date. If you change your mind again, you may re-tender your shares of McKesson Common Stock by again following the exchange offer procedures prior to the expiration of the exchange offer.

When Distributed and When Issued Markets

McKesson will announce the preliminary proration factor, if applicable, by press release promptly after the expiration of the exchange offer. At the expiration of the guaranteed delivery period (two trading days following the expiration of the exchange offer), McKesson will confirm the final results of the exchange offer, including the final proration factor, if applicable, with the exchange agent. Promptly after the final results are confirmed, McKesson will issue a press release announcing the final results of the exchange offer, including the final proration factor, if applicable.

In the event proration is necessary, McKesson expects that the NYSE will create a “when distributed” market for the shares of McKesson Common Stock not accepted for exchange in the exchange offer if the NYSE determines that the creation of such a market would be useful to allow investors to facilitate transactions in those shares. McKesson expects that the “when distributed” market would be created promptly following McKesson’s announcement of the preliminary proration factor. In the “when distributed” market, McKesson expects that holders of McKesson Common Stock whose shares are not accepted for exchange in the exchange offer will be able to sell their rights to receive shares of McKesson Common Stock when those shares are returned by McKesson as described above. McKesson expects that such selling stockholders will, however, retain voting and dividend rights with respect to shares sold in the “when distributed” market accruing to stockholders of record as of any record date occurring prior to the date those shares are returned. Purchasers of shares of McKesson Common Stock in the “when distributed” market are expected to acquire the right to receive the shares of McKesson Common Stock when those shares are returned by McKesson as described above but will not acquire voting or dividend rights with respect to those shares until those shares are received by the record holder and credited to the account of the purchaser. McKesson expects that after the shares of McKesson Common Stock not accepted for exchange in the exchange offer are returned, “when distributed” trading with respect to shares of McKesson Common Stock will end.

In addition, Change expects that Nasdaq will create a “when issued” market for the new shares of Change Common Stock issuable to holders of McKesson Common Stock whose shares of McKesson Common Stock are accepted for exchange in the exchange offer promptly following McKesson’s announcement of the preliminary proration factor, if applicable. Change expects that in the “when issued” market, holders of McKesson Common Stock whose shares are accepted for exchange in the exchange offer will be able to sell their rights to receive shares of Change Common Stock when those shares are issued and delivered by the transfer agent. Purchasers of shares of Change Common Stock in the “when issued” market are expected to acquire the right to receive shares of Change Common Stock when those shares are issued and delivered by the transfer agent. These rights are not actual shares of Change Common Stock and do not entitle holders to voting or dividend rights with respect to shares of Change Common Stock. After the shares of Change Common Stock issuable to holders of McKesson Common Stock are issued and delivered, Change expects that “when issued” trading with respect to shares of Change Common Stock will end.

Any trades made in the “when distributed” and “when issued” markets will be made contingent on the actual return of shares of McKesson Common Stock or issuance and delivery of shares of Change Common Stock, as the case may be. The creation of a “when distributed” or “when issued” market is outside the control of McKesson and Change. Neither the NYSE nor Nasdaq is required to create a “when distributed” or “when issued” market, and there can be no assurances that either such market will develop or if they develop the prices at which shares will trade.

No Appraisal or Dissenters’ Rights

None of the stockholders or members of Change, McKesson or SpinCo will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer

All outstanding shares of SpinCo Common Stock owned by McKesson that are not exchanged in the exchange offer will be distributed on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange, with a record date that will be no later than the date of the Merger, to be announced by McKesson on such date. Any holder of McKesson Common Stock whose shares are validly tendered and accepted for exchange of McKesson Common Stock for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares of McKesson Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed on a pro rata basis in any spin-off following consummation of the exchange offer.

If the exchange offer is consummated, the exchange agent will calculate the exact number of shares of SpinCo Common Stock not exchanged in the exchange offer to be distributed on a pro rata basis, and that number of shares of SpinCo Common Stock will be held in trust for holders of McKesson Common Stock entitled thereto. If the exchange offer is terminated by McKesson without the exchange of shares and the Merger Agreement is not concurrently terminated, but the conditions for consummation of the Distribution have otherwise been satisfied, McKesson intends to distribute all shares of SpinCo Common Stock owned by McKesson on a pro rata basis to the holders of McKesson Common Stock, with a record date to be announced by McKesson that will be no later than the date of the Merger.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This document is not an offer to buy, sell or exchange, and it is not a solicitation of an offer to buy or sell any shares of McKesson Common Stock, SpinCo Common Stock or Change Common Stock in any jurisdiction in which the offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of McKesson, Change or SpinCo have taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of McKesson Common Stock, SpinCo Common Stock or Change Common Stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of McKesson Common Stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for McKesson, Change or SpinCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of McKesson Common Stock, SpinCo Common Stock or Change Common Stock that may apply in their home countries. None of McKesson, Change or SpinCo can provide any assurance about whether such limitations may exist. No public offer to sell, purchase or exchange any securities is made to stockholders and investors in the European Union, the other countries of the European Economic Area (EEA) and the United Kingdom (each a “Relevant State”). Within a Relevant State, only qualified investors as defined in Article 2 (e) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 may participate in the exchange offer in reliance on the private placement exemption as provided by Article 1 (4) (a) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017. See “The Exchange Offer—Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Risk Factors

In deciding whether to tender your shares of McKesson Common Stock in the exchange offer, you should carefully consider the matters described in the section entitled “Risk Factors,” as well as other information included in this document and the other documents to which you have been referred.

Board of Directors and Management of Change Following the Transactions

Following the consummation of the Distribution, SpinCo will merge with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company and the holder of 100% of the LLC Units in the Joint Venture. SpinCo is a holding company that was formed as a wholly-owned subsidiary of McKesson in connection with the Joint Venture and related transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture.

The following table sets forth the names and positions of the anticipated directors and executive officers of Change at the time of the Transactions:

Name	Position
Neil E. de Crescenzo	President and Chief Executive Officer, Director
Fredrik Eliasson	Executive Vice President and Chief Financial Officer
Loretta A. Cecil	Executive Vice President, General Counsel
Kriten Joshi	Executive Vice President, and President, Network Solutions
Thomas Laur	Executive Vice President, and President, Technology Enabled Services
Roderick H. O’Reilly	Executive Vice President, and President, Software and Analytics
August Calhoun	Executive Vice President, and President, Sales and Operations
W. Thomas McEnery	Executive Vice President and Chief Marketing Officer
Linda K. Whitley-Taylor	Executive Vice President and Chief People Officer
Nicholas L. Kuhar	Director
Howard L. Lance	Director
Diana L. McKenzie	Director
Philip M. Pead	Director
Phillip W. Roe	Director
Neil P. Simpkins	Director
Robert J. Zollars	Director

At the time of the Transactions, Howard L. Lance is anticipated to serve as non-executive chairman of the Change board of directors.

In connection with the Joint Venture Transactions, Change entered into a stockholders agreement with certain affiliates of the Sponsors, McKesson and the Joint Venture. This agreement grants Blackstone the right to designate nominees to Change’s board of directors subject to the maintenance of certain ownership requirements in Change. Change presently anticipates that at the first annual meeting of its stockholders, its nominees for director will include at least two individuals designated by Blackstone in accordance with the stockholders agreement—Mr. Nicholas L. Kuhar and Mr. Neil P. Simpkins, who are each employees of Blackstone and currently directors of Change. See “Other Agreements and Other Related Party Transactions—Stockholders Agreement.”

Additionally, the LLC Agreement grants each of the McKesson Members and Change the right to designate directors to the Joint Venture’s board of directors subject to the maintenance of certain ownership requirements in the LLC Units in the Joint Venture. See “Other Agreements and Other Related Party Transactions—LLC Agreement of Change Healthcare LLC.” Upon the consummation of the Transactions, McKesson and its subsidiaries would no longer have the right to designate directors to the Joint Venture’s board of directors. In addition, as McKesson will no longer be a member of the Joint Venture following the Transactions, McKesson will no longer have a right to consent to major operating, investing and financial activities.

No Additional Stockholder Approval

Prior to the execution of the Merger Agreement, on December 20, 2016, McKesson, which was the sole member of PF2 SpinCo LLC and is the sole stockholder of SpinCo, approved the Merger Agreement. Prior to the execution of the Separation Agreement, on February 10, 2020, McKesson approved the Transactions on behalf of itself and its subsidiaries, including the Merger, the exchange offer and the spin-off.

Change’s board of directors approved the Merger and the related Merger Agreement described herein prior to the execution of the Merger Agreement on December 20, 2016. On January 17, 2017, the stockholders of Change approved the Merger, the Merger Agreement and the transactions contemplated thereby. In addition, in connection with the closing of the Joint Venture Transactions, the Legacy CHC Stockholders who held, as of July 1, 2019 (the date of Change’s initial public offering), 60% of the issued and outstanding Change Common Stock, have entered into a voting agreement with McKesson which requires them to vote in favor of the Merger at any meeting of Change’s stockholders.

Accordingly, the stockholder approval conditions precedent to the Merger and the Distribution have already been satisfied, and SpinCo does not expect any additional approvals of the equityholders of McKesson, Change or the Joint Venture to be required in connection with the Transactions.

Sponsor “Lock-Up” Following the Transactions

The LLC Agreement provides that, for a period of 90 days following consummation of the Transactions, the Sponsors and the other Legacy CHC Stockholders are not permitted to sell, transfer, pledge, assign, create an encumbrance or otherwise dispose of any direct or indirect economic, voting or other rights in or to an LLC Unit or other equity security of the Joint Venture, directly or indirectly (whether by merger, operation of law or otherwise), including by means of a transfer of shares of Change Common Stock, other than to affiliates.

Accounting Treatment and Considerations

Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is first necessary to identify the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the equity interests is generally the accounting acquiror. In this case Change is issuing the equity interests and will be the ongoing registrant of the combined entity. In identifying the accounting acquiror in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered. Based on an evaluation of all facts and circumstances, management has determined that Change is the accounting acquiror in the Merger. This is based primarily on the considerations outlined below and a detailed analysis of the relevant generally accepted accounting principles in the United States (“GAAP”) guidance.

•

The relative voting interests after the Transactions and the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. Holders of McKesson Common Stock participating in the split-off (and the spin-off, if any) are expected to receive approximately 51% of the outstanding shares of Change Common Stock on a fully diluted basis in the aggregate, including Change employees who held Change stock-based compensation rights and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts). However, this voting interest is expected to be widely dispersed, whereas, based on their holdings as of December 31, 2019, Change’s Sponsors are expected to have a large minority voting interest in the combined entity of approximately 25%. This is an indicator that Change is the accounting acquiror.

•

The composition of the governing body of Change after the Transactions. Current members of Change’s board of directors are anticipated to comprise at least a majority of the Change board of directors immediately following consummation of the Merger. Holders of shares of Change Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to Blackstone’s right to nominate a majority of the total number of directors comprising Change’s board of directors minus one director following the Transactions in accordance with Change’s stockholders agreement. The composition of the governing body of Change after the Transactions, as described above, is an indicator that Change is the accounting acquiror.

•

The composition of the senior management of Change after the Transactions. The executive officers of Change immediately following the consummation of the Merger will consist of the executive officers of Change as of immediately prior to the Merger. All executive officers of Change will report directly to the Chief Executive Officer of Change. The Chief Executive Officer of Change will be responsible for all day-to-day operations and collaboration on, and implementation of, strategy. The Chief Financial Officer of Change will be responsible for integration of Change and SpinCo, including synergy realization, and serving as the principal external spokesperson for Change with analysts, investors, media and clients. McKesson will not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-merger officers of Change. The composition of the senior management of Change after the Transactions, as described above, is an indicator that Change is the accounting acquiror.

Additionally, management considered the relative size of the combining entities. Although SpinCo has a larger economic interest in the Joint Venture than Change, management has concluded that the factors above outweigh the relative size of the combining entities and indicate that Change will be the accounting acquirer in the Merger.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

It is intended that the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code and that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the Distribution and the Merger are so treated, U.S. Holders (as defined in “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”) of McKesson Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes by reason of the Distribution or the Merger, in each case, except for any gain or loss recognized with respect to any cash received in lieu of a fractional share of Change Common Stock.

The consummation of the Distribution, the Merger and the related transactions are conditioned upon the receipt of opinions of tax counsel to the effect that such transactions qualify for their intended tax treatment. An opinion of tax counsel neither binds the Internal Revenue Service (the “IRS”) nor precludes the IRS or the courts from adopting a contrary position. McKesson does not intend to obtain a ruling from the IRS on the tax consequences of the Distribution or the Merger. If the Distribution and/or the Merger fails to qualify for the intended tax treatment, McKesson and/or its stockholders may be subject to substantial U.S. federal income taxes.

The tax consequences to you of the Distribution and Merger will depend on your particular circumstances. You should read the discussion in the section of this document entitled “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and consult your own tax advisor for a full understanding of the tax consequences to you of the Distribution and Merger.

Comparison of Stockholder Rights

There are differences between the rights that holders of McKesson Common Stock have with respect to McKesson and the rights that holders of Change Common Stock have with respect to Change, which differences arise primarily from the provisions of their respective constitutive documents. See “Comparison of Rights of Holders of McKesson Common Stock and Change Common Stock.”

The Exchange Agent for the Exchange Offer and the Merger

The exchange agent for the exchange offer and the Merger is Equiniti Trust Company (the “exchange agent”).

The Distribution Agent for the Spin-Off

Equiniti Trust Company will also act as distribution agent in connection with any spin-off.

The Information Agent

The information agent for the exchange offer is D.F. King & Co., Inc. (the “information agent”).

The Transfer Agent

The transfer agent for each of Change, McKesson and SpinCo is Equiniti Trust Company (the “transfer agent”).

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary consolidated financial data of SpinCo, McKesson, Change and the Joint Venture are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information on SpinCo,” “Information on McKesson,” “Information on Change Healthcare Inc.,” “Information on Change Healthcare LLC” and “Selected Historical Financial Data.”

Summary Historical Financial Data of SpinCo

The following table sets forth the summary historical financial data of SpinCo for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of SpinCo included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of SpinCo not included elsewhere in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of SpinCo included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the unaudited financial statements of SpinCo, not included elsewhere in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

Prior to the Internal Reorganization, McKesson held all of its LLC Units in the Joint Venture through its wholly-owned subsidiaries, the McKesson Members. Each of the McKesson Members is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through their respective interests in the Joint Venture. In connection with the Internal Reorganization, McKesson will cause all of the LLC Units in the Joint Venture indirectly held by McKesson to be contributed, directly or indirectly, to SpinCo. SpinCo is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture.

Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

The summary historical financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what SpinCo’s results of operations, financial condition or cash flows would have been if SpinCo had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of SpinCo’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of SpinCo and the notes thereto included elsewhere in this document.

	SpinCo
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses	2	—	—	—	—
Operating income (loss)	(2)	—	—	—	—

Non-operating (income) expense	—	—	—	—	—

Equity earnings and charges in Joint Venture	1,226	150	176	219	57
Loss on dilution in the interest of the Joint Venture	245	1	1	5	—
(Loss) before income tax benefit (provision)	(1,472)	(151)	(177)	(224)	(57)

Income tax provision (benefit)	(376)	(40)	(47)	(309)	(23)

Net income (loss)	$(1,096)	$(111)	$(130)	$85	$(34)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$—
Total assets	$2,143	$3,538	$3,512	$3,701	$3,917
Total debt	$—	$—	$—	$—	$—
Total net Parent investment	$2,124	$3,157	$3,138	$3,282	$3,192
Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(2)	$—	$—	$—	$—
Net cash provided by (used in) investing activities	$—	$—	$—	$—	$—
Net cash provided by (used in) financing activities	$2	$—	$—	$—	$—

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Summary Historical Financial Data of McKesson

The following table sets forth the summary historical financial data of McKesson for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of McKesson incorporated by reference in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of McKesson not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019, 2018 and 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of McKesson incorporated by reference in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of McKesson not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of McKesson and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section contained in McKesson’s quarterly report on Form 10-Q for the quarter ended December 31, 2019, and McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are incorporated by reference into this document. McKesson has historically accounted for its investment in the Joint Venture using the equity method of accounting on a one-month reporting lag. McKesson discloses intervening events at the Joint Venture in the lag period that could materially affect consolidated financial statements, if applicable. See “Where You Can Find More Information; Incorporation By Reference.”

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$172,516	$161,890	$214,319	$208,357	$198,533
Cost of sales	(163,829)	(153,337)	(202,565)	(197,173)	(187,262)

Gross profit	8,687	8,553	11,754	11,184	11,271
Operating expenses	(6,861)	(6,219)	(10,868)	(10,422)	(4,149)
Goodwill impairment charges	(2)	(591)	—	—	—
Restructuring, impairment and related charges	(204)	(288)	—	—	—

Operating income	1,620	1,455	886	762	7,122
Other income (expenses), net	(15)	144	182	130	77
Equity earnings and charges from investment in Change Healthcare Joint Venture	(1,478)	(162)	(194)	(248)	—
Loss on debt extinguishment	—	—	—	(122)	—
Interest expense	(184)	(194)	(264)	(283)	(308)

Income (loss) before income tax provision	(57)	1,243	610	239	6,891

Income tax benefit (expenses)	111	(245)	(356)	53	(1,614)

Net income (loss) from Continuing Operations	54	998	254	292	5,277
Income (loss) from discontinued operations, net of tax	(12)	1	1	5	(124)

Net Income (Loss)	$42	$999	$255	$297	$5,153

Net Income (loss) attributable to Noncontrolling interest	(163)	(169)	(221)	(230)	(83)

Net Income (loss) attributable to McKesson	$(121)	$830	$34	$67	$5,070

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$2,065	$1,849	$2,981	$2,672	$2,783
Total assets	$60,873	$61,011	$59,672	$60,381	$60,969
Total debt	$7,741	$8,736	$7,595	$7,880	$8,362
Total stockholders’ equity	$6,385	$9,185	$8,287	$10,057	$11,273

Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(280)	$141	$4,036	$4,345	$4,744
Net cash (used in) investing activities	$(409)	$(1,151)	$(1,381)	$(2,993)	$(3,269)
Net cash provided by (used in) financing activities	$(254)	$317	$(2,227)	$(3,084)	$(2,069)

Summary Historical Financial Data of Change Healthcare Inc.

The following table sets forth the summary historical financial data of Change Healthcare Inc. for the periods ended and at the dates indicated below. The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare Inc. included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of Change Healthcare Inc. not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare Inc. included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare Inc., not included or incorporated by reference in this document. The unaudited financial statements of Change Healthcare Inc. have been prepared on the same basis as the audited financial statements and, in Change’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of Change Healthcare Inc. and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained included elsewhere in this document.

Change Healthcare Inc. is a holding company that was formed by the Legacy CHC Stockholders in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

	Change Healthcare Inc.
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
General and administrative	2.5	0.2	1.1	0.2	0.8
Accretion Expense	47.2	—	—	—	—

Operating income (loss)	(49.7)	(0.2)	(1.1)	(0.2)	(0.8)
Loss from Equity Method Investment in Joint Venture	104.5	65.8	70.5	58.7	43.1
(Gain) Loss on Sale of Interests in Joint Venture	—	(0.7)	(0.7)	—	—
Interest expense	1.2	—	—	—	—
Interest (income)	(1.2)	—	—	—	—
Amortization of debt discount and issuance costs	0.4	—	—	—	—
Unrealized gain (loss) on forward purchase contract	(71.6)	—	—	—	—
Management fee (income)	(1.6)	(0.2)	(0.4)	(0.2)	(0.8)

Income (loss) before income tax provision (benefit)	(81.3)	(65.1)	(70.5)	(58.7)	(43.1)
Income tax (benefit)	(0.6)	(16.7)	(18.6)	(119.6)	(16.8)

Net income (loss)	$(80.7)	$(48.5)	$(51.9)	$61.0	$(26.3)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$3.4	$3.6	$3.4	$—	$—
Total assets	$2,219.8	$1,300.5	$1,298.8	$1,374.0	$1,389.4
Total debt	$39.0	$—	$—	$—	$—
Total stockholders’ equity	$1,950.1	$1,129.2	$1,132.5	$1,176.6	$1,088.2
Summary Statement of Cash Flows Data:
Net cash provided by operating activities	$—	$3.6	$3.4	$—	$—
Net cash provided by (used in) investing activities	$(882.3)	$6.5	$6.5	$0.2	$—
Net cash provided by (used in) financing activities	$882.3	$(6.5)	$(6.5)	$(0.2)	$—

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Summary Historical Consolidated Financial Data of Change Healthcare LLC

The following table sets forth the summary historical consolidated financial and other data of Change Healthcare LLC, or the Joint Venture, for the periods ended and at the dates indicated below.

The summary historical consolidated statements of operations data and the summary statements of cash flows data for the nine months ended December 31, 2019 and 2018 and the summary historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare LLC included elsewhere in this document. The summary historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of Change Healthcare LLC not included or incorporated by reference in this document. The summary historical statements of operations data and the summary statements of cash flows data for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) through March 31, 2017 and the summary balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare LLC included elsewhere in this document. The summary balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare LLC, not included or incorporated by reference in this document. The unaudited condensed consolidated financial statements of Change Healthcare LLC have been prepared on the same basis as the audited consolidated financial statements and, in the Joint Venture’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change Healthcare LLC’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Change Healthcare LLC and the notes thereto included elsewhere in this document. Change Healthcare LLC adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Financial results for reporting periods during fiscal year 2020 are presented in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal year 2020 are presented in conformity with the prior revenue recognition standard ASC 605.

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Summary Statement of Operations Data:
Revenue:
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Postage revenue	171.3	180.7	238.6	274.4	26.1

Total Revenue	2,459.6	2,445.4	3,281.7	3,298.8	309.6
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998.9	1,007.3	1,354.7	1,407.9	133.7
Research and development	151.8	159.6	202.2	221.7	22.6
Sales, marketing, general and administrative	567.6	620.6	821.1	749.9	109.9
Customer postage	171.3	180.7	238.6	274.4	26.1

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Depreciation and amortization	226.1	208.1	278.0	278.4	26.5
Accretion and changes in estimate with related parties, net	10.3	13.3	19.3	(50.0)	(24.5)
Gain on Sale of the Extended Care Business	—	(111.4)	(111.4)	—	—
Impairment of long-lived assets and other exit related costs	—	—	0.7	0.8	48.7

Total operating expenses	2,126.0	2,078.2	2,803.2	2,883.0	343.0

Operating income (loss)	333.6	367.2	478.5	415.8	(33.4)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Loss on extinguishment of debt	19.4	—	—	—	70.1
Contingent consideration	1.8	(0.9)	(0.8)	—	—
Other, net	(10.9)	(13.8)	(18.3)	(17.2)	(1.3)

Income (loss) before income tax provision (benefit)	103.6	140.0	172.2	140.5	(124.6)
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)

Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$74.2	$90.2	$47.7	$48.9	$185.7
Total assets	$6,290.7	$6,241.9	$6,204.1	$6,200.9	$6,283.5
Total debt	$4,828.0	$5,794.9	$5,789.9	$5,920.9	$5,959.1
Tax receivable obligations to related parties	$203.1	$207.2	$212.7	$223.2	$298.1
Members’ equity (deficit)	$212.3	$(945.4)	$(904.8)	$(1,066.2)	$(1,273.4)
Summary Statement of Cash Flows Data:
Net cash provided by operating activities	$401.0	$248.8	$287.7	$324.8	$(40.7)
Net cash provided by (used in) investing activities	$(176.4)	$(33.4)	$(105.7)	$(260.7)	$(11.2)
Net cash (used in) financing activities	$(199.5)	$(172.6)	$(182.1)	$(197.5)	$240.1
Summary Operational and Other Data(1):
Adjusted EBITDA(2)	$731.4	$677.8	$935.0	$943.8	$82.1
Adjusted Net Income(2)	$334.4	$284.1	$409.9	$449.7	$25.2

As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)

The Joint Venture uses a number of operational and other metrics in order to evaluate performance and make decisions about its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC—Key Performance Measures” for additional information regarding its use of these metrics.

(2)

The Joint Venture defines Adjusted EBITDA as net income (loss) before net interest expense, income tax provision (benefit), depreciation and amortization, as adjusted to exclude the impact of certain items that are not reflective of its core operations. The Joint Venture defines Adjusted Net Income as net income (loss) before amortization expense, as adjusted to exclude the impact of certain items that are not reflective of its core operations, and the tax effects of the foregoing adjustments.

Management uses Adjusted EBITDA and Adjusted Net Income to facilitate a comparison of the Joint Venture’s operating performance on a consistent basis from period to period that, when viewed in combination with the Joint Venture’s results according to GAAP, management believes provides a more complete understanding of the factors and trends affecting the Joint Venture’s business than GAAP measures alone. Management believes these non-GAAP measures assist the Joint Venture’s board of directors, management, lenders and investors in comparing the Joint Venture’s operating performance on a consistent basis because they remove, where applicable, the impact of the Joint Venture’s capital structure, asset base, acquisition accounting and other items that are not reflective of its core operations. Additionally, management uses Adjusted EBITDA and Adjusted Net Income to evaluate the Joint Venture’s operational performance, as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.

Despite the importance of these measures in analyzing the Joint Venture’s business, measuring and determining incentive compensation and evaluating the Joint Venture’s operating performance, as well as the use of Adjusted EBITDA and Adjusted Net Income measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. The Joint Venture does not use or present Adjusted EBITDA or Adjusted Net Income as a measure of liquidity or cash flow. Some of the limitations of these measures are:

•	they do not reflect the Joint Venture’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Joint Venture’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements to service interest or principal payments on the Joint Venture’s debt;

•	Adjusted EBITDA does not reflect income tax payments the Joint Venture is required to make;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in the Joint Venture’s industry may calculate these measures differently, limiting their usefulness as comparative measures.

To properly and prudently evaluate the Joint Venture’s business, we encourage you to review the financial statements included elsewhere in this document, and not rely on a single financial measure to evaluate the Joint Venture’s business. We also strongly urge you to review the reconciliations of net income (loss) to Adjusted EBITDA and Adjusted Net Income set forth below.

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
			(In millions)
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)
Depreciation and amortization(a)	226.1	208.1	278.0	278.4	26.5

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
			(In millions)
Amortization of capitalized software developed for sale	10.5	10.9	14.7	18.3	1.5

EBITDA	$559.8	$600.8	$790.3	$729.7	$(74.2)
Adjustments to EBITDA:
Equity compensation(b)	24.9	16.4	20.1	24.7	0.7
Acquisition accounting adjustments(c)	1.4	3.2	3.5	2.6	0.1
Acquisition and divestiture-related costs(d)	2.6	11.5	13.1	1.8	—
Transaction-related costs(e)	—	—	—	4.6	43.3
Integration and related costs(f)	67.0	79.8	114.5	107.2	8.8
Management fees and related costs(g)	7.7	7.9	10.5	11.5	0.9
Implementation costs related to recently issued accounting standards(h)	—	7.2	8.3	26.6	1.6
Strategic initiative, duplicative and transition costs(i)	14.3	19.0	27.3	12.3	0.9
Severance costs(j)	14.3	14.3	17.7	38.3	2.2
Accretion and changes in estimate with related parties, net(k)	10.3	13.3	19.3	(50.0)	(24.5)
Impairment of long-lived assets and other exit related costs(l)	(1.3)	3.7	4.2	0.8	48.7
Loss on extinguishment of debt(m)	19.4	—	—	—	70.1
Gain on Sale of the Extended Care Business(n)	—	(111.4)	(111.4)	—	—
Contingent consideration(o)	1.8	(0.9)	(0.8)	—	—
Other non-routine, net(p)	9.2	12.9	18.4	33.8	3.5

EBITDA Adjustments	171.6	77.0	144.7	214.2	156.3

Adjusted EBITDA(q)	$731.4	$677.8	$935.0	$943.8	$82.1

As a result of displaying amounts in millions, rounding differences may exist in the table above.

(a)

Total depreciation and amortization includes $104.6 million and $110.3 million of amortization of identifiable intangible assets for the nine months ended December 31, 2019 and 2018, respectively, and $146.5 million, $174.1 million and $16.6 million of amortization of identifiable intangible assets for the years ended March 31, 2019 and 2018, and the period from June 17, 2016 (inception) to March 31, 2017, respectively, that arose from the application of acquisition method accounting following a business combination. Such amounts do not include amortization of software developed following business combinations.

(b)

Represents non-cash equity-based compensation of Change Healthcare Inc. to employees and directors of the Joint Venture. The Joint Venture believes this adjustment allows it to compare operating performance without regard to the impact of equity-based compensation expense, which varies from period to period based on the timing of grants and value of the options.

(c)

Represents adjustments that arose from acquisition method accounting following a business combination. These adjustments principally relate to the revaluation of deferred revenue to fair value and the subsequent reduction to recognized revenue. As the related revenue stream is an ongoing component of the Joint

Venture’s business, the Joint Venture believes it is appropriate to consider these items in earnings in the period in which they would have been recognized absent the application of acquisition method accounting.

(d)	Represents acquisition, divestiture and related costs charged to operations.
(e)	Represents costs associated with the Joint Venture Transactions following the close of the Joint Venture Transactions and unrelated to integration efforts.
(f)

Represents incremental costs incurred in connection with the integration of Legacy CHC and Core MTS. Such costs include professional fees for consultants engaged in project management, process design, human resource policy harmonization and other integration costs.

(g)

Represents management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement. See “Other Agreements and Other Related Party Transactions—Management Services Agreement.”

(h)	Represents external costs related to upcoming changes in accounting standards regarding the recognition of revenue and leases.
(i)

Represents adjustments for advisory and consulting fees incurred in connection with strategic initiatives and significant operations efficiency measures including the rebranding of the Joint Venture and other costs.

(j)	Represents severance costs that primarily relate to operational efficiency measures.
(k)

Represents accretion of certain of the Joint Venture’s tax receivable agreement obligations from their initial fair value to the total expected payments due under such agreements as well as changes in estimate related to other tax receivable agreements. Because the amortized costs of these agreements are directly attributable to the Sponsors and their affiliates, the Joint Venture does not believe they represent a routine ongoing cost of operations of a typical business.

(l)	Represents impairment charges generally incurred in connection with the retirement of products or the abandonment of property and equipment, product development initiatives or executory contracts.
(m)	Represents the loss on extinguishment of debt that resulted from the Joint Venture Transactions.
(n)	Represents the gain recognized from the sale of the extended care solutions business, which the Joint Venture divested in July 2018.
(o)	Represents contingent consideration adjustments related to business combinations.
(p)

Represents other non-routine adjustments that management believes are not indicative of the Joint Venture’s ongoing operations. The following table shows a breakout of the components of Other non-routine, net:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Other Adjustments to EBITDA:
Impairment of contract acquisition costs	$—	$—	$—	$5.2	$—
Non-routine litigation related expenses	3.1	7.6	12.1	19.5	—
Other(i)	6.1	5.3	6.3	9.1	3.5

Total Other non-routine, net:	$9.2	$12.9	$18.4	$33.8	$3.5

(i)	Represents other miscellaneous adjustments to exclude the impact of non-routine and other items not reflective of the Joint Venture’s core operations.
(q)

Includes approximately $1.1 million, $15.7 million, $3.9 million and $1.1 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018, during the years ended March 31, 2019 and 2018, the period from June 17, 2016 (inception) to March 31, 2017 and for the nine months ended December 31, 2018, respectively. The following table sets forth a reconciliation of net income (loss) to Adjusted Net Income:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(in millions)
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
EBITDA Adjustments(a)	171.6	77.0	144.7	214.2	156.3
Amortization resulting from acquisition method adjustments(b)	104.6	110.3	146.5	174.1	16.6
Tax Effects of EBITDA Adjustments and amortization expense(c)	$(44.8)	$(42.1)	$(58.0)	$(130.9)	$(64.1)

Adjusted Net Income	$334.4	$284.1	$409.9	$449.7	$25.2

(a)	See the reconciliation of net income (loss) to Adjusted EBITDA above for additional information about these EBITDA adjustments.
(b)

Represents amortization of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination. Such amounts exclude amortization of software developed following such business combinations. By excluding the impact of the increase in amortization expense due to fair value adjustments made as part of the acquisition accounting for such intangible assets, the Joint Venture believes that this adjustment and Adjusted Net Income, when considered together with its results of operations presented in accordance with GAAP, provide meaningful information about the performance of its core operations, foster comparability of the Joint Venture’s results and facilitate comparison of the Joint Venture’s results with other companies in its industry. Despite the importance of the Adjusted Net Income measure, including this adjustment, in analyzing the Joint Venture’s business, it has limitations as an analytical tool, and you should not consider it in isolation, or as substitute for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. While amortization is a non-cash charge, the assets being amortized often will have to be replaced in the future and this adjustment does not reflect any cash requirements for such replacements of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination.

(c)

Represents the increase in the income tax provision resulting from the adjustments to EBITDA and amortization expense, taking into consideration the nature, affected consolidated subsidiary and relevant tax jurisdictions, incremental to the income tax provision (benefit) computed in accordance with GAAP. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC—Qualified McKesson Exit” for information on how income taxes would be affected following a Qualified McKesson Exit.

Summary Historical Consolidated Financial Data of Legacy CHC

The following table sets forth the summary historical consolidated financial and other data of Legacy CHC as of and for the periods indicated. The summary historical consolidated statements of operations and consolidated statements of cash flows data for the fiscal years ended December 31, 2016 and 2015 and for the period from January 1, 2017 through February 28, 2017 and the summary historical consolidated balance sheet data as of February 28, 2017, December 31, 2016 and December 31, 2015 have been derived from Legacy CHC’s historical audited consolidated financial statements included elsewhere in this document.

The summary historical financial data of Legacy CHC is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical consolidated financial statements and related notes of Legacy CHC included elsewhere in this document.

	Legacy CHC
	Two Months Ended February 28, 2017	Year Ended
		December 31, 2016	December 31, 2015
	(In millions)
Summary Statement of Operations Data:
Revenue:
Solutions revenue	$204.4	$1,252.2	$1,124.2
Postage revenue	46.7	305.0	352.9

Total Revenue	251.1	1,557.2	1,477.1
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	98.3	561.1	507.4
Development and engineering	14.2	60.0	45.5
Sales, marketing, general and administrative	77.9	278.6	217.6
Customer postage	46.7	305.0	352.9
Depreciation and amortization	43.3	252.3	342.3
Accretion	2.7	8.1	10.5
Impairment of long-lived assets	—	0.7	8.6

Total costs and expenses	283.1	1,465.8	1,484.8

Operating income (loss)	(32.0)	91.4	(7.7)
Interest expense, net	30.0	185.9	168.3
Loss on extinguishment of debt	—	—	—
Contingent consideration	—	—	(4.8)
Other	—	—	(0.8)

Income (loss) before income taxes	(62.0)	(94.5)	(170.4
Income tax provision	(25.4)	(19.1)	(82.6)

Net income (loss)	$(36.6)	$(75.4)	$(87.8)

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$136.7	$118.0	$66.7
Total assets	$4,378.0	$4,502.5	$4,557.2
Total debt(1)	$2,762.9	$2,761.0	$2,774.0
Tax receivable obligations to related parties	$183.3	$180.6	$173.5
Total equity	$953.0	$1,109.7	$1,175.1
Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$31.1	$211.8	$166.8
Net cash provided by (used in) investing activities	$(8.0)	$(123.0)	$(780.0)
Net cash provided by (used in) financing activities	$(4.5)	$(37.4)	$597.5
Summary Operational and Other Data:
Legacy CHC Adjusted EBITDA(2)	$69.9	$440.0	$403.6

(1)

Total debt at February 28, 2017, December 31, 2016 and December 31, 2015 is reflected net of unamortized debt discount of approximately $32.7 million, $34.9 million and $47.8 million, respectively, related to original loan fees and original issue discount. Total debt at February 28, 2017, December 31, 2016 and December 31, 2015 also includes data sublicense and other financing arrangement obligations of $10.7 million, $10.9 million and $18.2 million, respectively.

(2)

The following table sets forth a reconciliation of net income (loss) to Legacy CHC Adjusted EBITDA. All of the items included in the reconciliation from net income (loss) to Legacy CHC Adjusted EBITDA are items that management believes were not reflective of Legacy CHC’s core operations. See “—Summary Historical Consolidated Financial Data of Change Healthcare LLC” above for a discussion regarding the use of Adjusted EBITDA.

	Two Months Ended February 28, 2017	Year Ended
		December 31, 2016	December 31, 2015
	(In millions)
Net income (loss)	$(36.6)	$(75.3)	$(87.8)
Interest expense, net	30.0	185.9	168.3
Income tax provision	(25.4)	(19.1)	(82.6)
Depreciation and amortization	43.3	252.2	342.3

Legacy CHC EBITDA	$11.3	$343.7	$340.2
Adjustments to EBITDA:
Equity compensation(a)	26.4	10.1	9.3
Acquisition accounting adjustments(b)	0.1	1.1	1.8
Acquisition-related cost(c)	0.8	6.8	8.4
Core MTS transaction-related costs(d)	21.7	28.4	—
Monitoring fees and related costs(e)	1.0	6.4	6.7
Strategic initiatives, duplicative and transition costs(f)	2.9	19.1	10.9
Severance costs(g)	0.5	12.7	7.0
Accretion and changes in estimate, net(h)	2.7	8.1	10.5
Impairment of long-lived assets(i)	—	0.7	8.6
Contingent Consideration(j)	—	—	(4.8)
Other non-routine, net(k)	2.5	2.9	5.0

EBITDA Adjustments	58.6	96.3	63.4

Legacy CHC Adjusted EBITDA	$69.9	$440.0	$403.6

(a)

Represents non-cash equity-based compensation of Legacy CHC to its employees and directors. We believe excluding this adjustment allows us to compare operating performance without regard to the impact of equity-based compensation expense, which varies from period to period based on the timing of grants and value of the options.

(b)

Represents adjustments that arose from acquisition method accounting following a business combination. These adjustments principally relate to the revaluation of deferred revenue to fair value and the subsequent reduction to recognized revenue. As the related revenue stream is ongoing, we believe it is appropriate to consider these items in earnings in the period in which they would have been recognized absent the application of acquisition method accounting.

(c)	Represents acquisition, divestiture and related costs charged to operations (excluding costs included in the adjustment discussed in (d) directly below).
(d)	Represents costs associated with the Joint Venture Transactions following the close of the Joint Venture Transactions and unrelated to integration efforts.
(e)	Represents management and advisory fees paid to the Sponsors.
(f)

Represents adjustments for advisory and consulting fees incurred in connection with strategic initiatives and significant operations efficiency measures including the rebranding of Legacy CHC and other costs.

(g)	Represents severance costs which primarily relate to changes in executive leadership and operational efficiency measures.
(h)

Represents accretion of certain tax receivable agreement obligations from their initial fair value to the total expected payments due under the agreement. Because the amortized costs of these agreements are directly attributable to the Sponsors and their affiliates, we do not believe they represent a routine ongoing cost of operations of a typical business.

(i)	Represents impairment charges generally incurred in connection with the retirement of products or the abandonment of property and equipment or product development initiatives.
(j)	Represents changes in the fair value of contingent consideration (i.e. earn-out) obligations associated with prior acquisitions.
(k)	Represents other non-routine adjustments that management believes are not indicative of ongoing operations.

Summary Historical Combined Financial Data of Core MTS

The following table sets forth the summary historical combined financial and other data of Core MTS as of and for the periods indicated. The summary historical combined balance sheet data as of February 28, 2017 and March 31, 2016 and the combined statements of operations and combined statements of cash flows data for the fiscal year ended March 31, 2016 and the period from April 1, 2016 to February 28, 2017 have been derived from Core MTS’ historical audited combined financial statements included elsewhere in this document.

The summary historical combined financial data of Core MTS is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical combined financial statements and related notes of Core MTS included elsewhere in this document.

	Core MTS
	Eleven Months Ended February 28, 2017	Year Ended March 31, 2016
	(In millions)
Summary Statement of Operations Data:
Revenue	$1,712	$1,909
Cost of Sales	(848)	(951)

Gross Profit	864	958
Operating Expenses
Selling, distribution and administrative expenses	(457)	(448)
Research and development	(159)	(197)

Total operating expenses	(616)	(645)

Operating income	248	313
Other income, net	2	3

Income before income taxes	250	316
Income tax expense	(14)	(26)

Net income	236	290
Net income attributable to noncontrolling interests	(1)	(1)

Net income attributable to Core MTS	$235	$289

Summary Balance Sheet Data (at period end):
Cash and cash equivalents	$31	$46
Total assets	$2,002	$1,966
Total equity	$1,144	$1,029
Summary Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$180	$375
Net cash provided by (used in) investing activities	$(80)	$48
Net cash provided by (used in) financing activities	$(116)	$(429)
Summary Operational and Other Data:
Core MTS Adjusted EBITDA(1)	$367	$374

(1)

The following table sets forth a reconciliation of net income to Core MTS Adjusted EBITDA. All of the items included in the reconciliation from net income to Core MTS Adjusted EBITDA are items that management believes were not reflective of Core MTS’s core operations. See “—Summary Historical Consolidated Financial Data of Change Healthcare LLC” above for a discussion regarding the use of Adjusted EBITDA.

	Core MTS
	Eleven Months Ended February 28, 2017	Year Ended March 31, 2016
	(In millions)
Net income attributable to Core MTS	$235	$289
Income tax expense	14	26
Depreciation and amortization	51	60

Core MTS EBITDA	$300	$375
Adjustments to EBITDA:
Equity compensation(a)	24	27
Severance and other restructuring costs(b)	(3)	28
Implementation costs related to recently issued accounting standards(c)	2	4
Fixed asset (gain)/losses and gain on business sale(d)	(0)	(58)
Asset impairments(e)	15	11
Other income(f)	(2)	(3)
Foreign currency (gain)/loss(g)	(0)	(3)
Transaction, integration and exit costs(h)	52	—
Noncontrolling interest(i)	1	1
Amortization of deferred costs(j)	(1)	(0)
Strategic initiatives(k)	0	2
Divested and disposed businesses(l)	(21)	(10)

EBITDA Adjustments	67	(1)

Core MTS Adjusted EBITDA	$367	$374

(a)	Represents non-cash expense related to stock options and restricted stock unit awards allocated from McKesson.
(b)	Represents severance and other restructuring expenses.
(c)	Represents external costs related to upcoming changes in accounting standards regarding the recognition of revenue.
(d)	Represents gains on sale of the nurse triage business within Connected Care and Analytics (“CCA”) and a portion of the ambulatory business within Business Performance Services (“BPS”).
(e)	Represents the non-cash impact of asset impairments of capitalized assets on the balance sheet.
(f)	Represents non-cash rental income from non-core assets that offsets depreciation expense and a portion of the gain on sale of the nurse triage business within CCA.
(g)	Represents non-cash foreign currency translation income and gain on foreign currency hedge.
(h)	Represents transaction costs related to the Joint Venture Transactions (including legal and consulting costs), in addition to integration costs.
(i)	Represents income attributed to a non-controlling interest at BPS and a smaller amount related to a divested business.

(j)	Represents amortization of set-up and implementation costs that are cash costs related to cost of operations and deducted in amortization above.
(k)	Represents costs associated with a one-time IT project and non-recurring strategic initiatives.
(l)	Deducts Adjusted EBITDA for divested businesses and certain discontinued services.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo

The following summary unaudited pro forma condensed combined financial information gives effect to the Transactions, including the consummation of the exchange offer and, if necessary, the spin-off followed immediately by the consummation of the Merger of SpinCo, a wholly-owned subsidiary of McKesson, with and into Change. The summary unaudited pro forma condensed combined statement of operations information is presented as if the Transactions occurred on April 1, 2018. The summary unaudited pro forma condensed combined balance sheet information is presented as if these transactions occurred on December 31, 2019. The summary unaudited pro forma condensed combined financial information is derived from Change’s, SpinCo’s and the Joint Venture’s respective historical consolidated financial statements for each period presented. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Actual results may differ significantly from those reflected in the summary unaudited condensed combined financial information for a number of reasons, including differences between the assumptions used to prepare the pro forma condensed combined financial statements and actual amounts. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Summary Unaudited Pro Forma

Condensed Combined Statement of

Operations of Change Healthcare Inc. and SpinCo

(in millions, except per share amounts)

	Nine Months Ended December 31, 2019	Year Ended March 31, 2019
Total revenue	$2,447	$3,125
Operating income (loss)	$41	$11
Net income (loss)	$(70)	$(160)

Net income (loss) per share:
Basic	$(0.22)	$(0.50)

Diluted	$(0.22)	$(0.50)

Weighted average common shares outstanding:
Basic	319,387,487	319,387,487
Diluted	319,387,487	319,387,487

Summary Unaudited Pro Forma

Condensed Combined

Balance Sheet of Change Healthcare Inc. and SpinCo (in millions)

At December 31, 2019
Total assets	$12,061
Long-term debt	$4,959
Shareholders’ equity	$5,143

Summary Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Change and McKesson. The Change historical data have been derived from and should be read together with Change’s unaudited consolidated financial statements and related notes contained for the nine months ended December 31, 2019 and Change’s audited consolidated financial statements and related notes thereto for the year ended March 31, 2019, which are each included elsewhere in this document. The Change pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Change, the Joint Venture and SpinCo included elsewhere in this document. The McKesson historical data have been derived from and should be read together with the unaudited consolidated financial statements of McKesson and related notes thereto contained in McKesson’s quarterly report on Form 10-Q for the quarter ended December 31, 2019 and the audited consolidated financial statements of McKesson and related notes thereto contained in McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are each incorporated by reference into this document. The McKesson pro forma data reflect the historical consolidated McKesson financial statements adjusted to remove the effects of McKesson’s ownership of its investment in the Joint Venture.

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. McKesson, Change and SpinCo may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had SpinCo been separated from McKesson and combined with Change during the periods or at the date presented or of the actual future results or financial condition of McKesson, Change or SpinCo to be achieved following the Transactions.

	Nine Months Ended or At December 31, 2019	Year Ended March 31, 2019
	(shares in millions)
Change Healthcare Inc.
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.67)	$(0.69)
Diluted	$(0.67)	$(0.69)
Pro Forma:
Basic:	$(0.22)	$(0.50)
Diluted:	$(0.22)	$(0.50)
Weighted average shares:
Historical:
Basic	121	76
Diluted	121	76
Pro Forma:
Basic:	319	319
Diluted:	319	319
Net book value per share of common stock:
Historical	$6.48	$4.50
Pro Forma	$16.12

	Nine Months Ended or At December 31, 2019	Year Ended March 31, 2019
	(shares in millions)
McKesson Corporation
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.60)	$0.17
Diluted	$(0.60)	$0.17
Pro forma:
Basic	$5.95	$0.99
Diluted	$5.91	$0.99
Weighted average shares:
Historical:
Basic	183	196
Diluted	183	197
Pro forma:
Basic	166	179
Diluted	167	180
Dividends declared per share of common stock	$1.21	$1.51
Book value per share of common stock:
Historical	$34.89	$42.28
Pro forma	$29.04	$31.57

As of and for the Nine Months Ended December 31, 2019
Equivalent pro forma(a):
Net income available to common shareholders per share—Basic	$(2.26)
Net income available to common shareholders per share—Diluted	$(2.26)
Book value per share of common stock	$165.73

(a)

Equivalent pro forma per share data is calculated by multiplying the Change pro forma per share amounts by the exchange ratio of 10.2797 shares of SpinCo Common Stock for each share of McKesson Common Stock tendered in the exchange offer, which represents the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and Nasdaq on February 7, 2020 (the last trading day before the commencement of the exchange offer), and is calculated as the average price of McKesson Common Stock of $156.0365 per share divided by 93.0% of the average price of Change Common Stock of $16.3216 per share, reflecting a discount of 7.0%.

Historical Common Stock Market Price and Dividend Data

Historical market price data for SpinCo has not been presented as there is no established trading market for SpinCo Common Stock separate from McKesson Common Stock.

Shares of McKesson Common Stock currently trade on the NYSE under the symbol “MCK.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of McKesson Common Stock reported by the NYSE was $143.90.

Shares of Change Common Stock currently trade on Nasdaq under the symbol “CHNG.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of Change Common Stock reported by Nasdaq was $15.45.

The following table sets forth the high and low sale prices of McKesson Common Stock and Change Common Stock for the periods indicated as well as the dividends per share paid by McKesson to holders of McKesson Common Stock and Change to holders of Change Common Stock for these periods.

	McKesson Per Share Dividends	McKesson Common Stock		Change Per Share Dividends	Change Common Stock
		High	Low		High	Low
Year Ended March 31, 2020
First Quarter	$0.39	$135.75	$111.71	$—	$15.30	$13.53
Second Quarter	$0.41	$150.82	$131.39	$—	$15.50	$11.24
Third Quarter	$0.41	$154.79	$128.26	$—	$16.73	$11.25
Fourth Quarter (through February 13, 2020)	$—	$169.67	$135.22	$—	$17.57	$15.17
Year Ended March 31, 2019
First Quarter	$0.34	$160.84	$131.43	$—	N/A	N/A
Second Quarter	$0.39	$139.86	$122.49	$—	N/A	N/A
Third Quarter	$0.39	$138.94	$106.11	$—	N/A	N/A
Fourth Quarter	$0.39	$137.16	$109.16	$—	N/A	N/A
Year Ended March 31, 2018
First Quarter	$0.28	$169.29	$133.82	$—	N/A	N/A
Second Quarter	$0.34	$168.87	$145.13	$—	N/A	N/A
Third Quarter	$0.34	$164.29	$134.25	$—	N/A	N/A
Fourth Quarter	$0.34	$178.86	$137.10	$—	N/A	N/A
Year Ended March 31, 2017
First Quarter	$0.28	$188.43	$154.33	$—	N/A	N/A
Second Quarter	$0.28	$199.43	$163.57	$—	N/A	N/A
Third Quarter	$0.28	$166.90	$114.53	$—	N/A	N/A
Fourth Quarter	$0.28	$153.07	$134.17	$—	N/A	N/A

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this document and the exhibits hereto. See “Where You Can Find More Information; Incorporation by Reference.” Many of the risks described below relate principally to the business of the Joint Venture and the industry in which the Joint Venture operates, while others relate principally to the Transactions and participation in the exchange offer. The remaining risks relate principally to the securities markets generally and ownership of shares of Change Common Stock. The risks described below are not the only risks to participating in the exchange offer or that Change currently faces or will face after the consummation of the Transactions.

Risks Related to the Transactions

Sales of Change Common Stock after consummation of the Transactions may negatively affect the market price of Change Common Stock.

The shares of Change Common Stock to be issued in the Merger to holders of SpinCo Common Stock will generally be eligible for immediate resale. The market price of Change Common Stock could decline as a result of sales of a large number of shares of Change Common Stock in the market after the consummation of the Transactions, or even the perception that these sales could occur.

Immediately after consummation of the Merger, approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock, and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa). Currently, holders of McKesson Common Stock may include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because Change may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Change Common Stock that they receive in the Transactions. In addition, the investment fiduciaries of McKesson’s defined contribution and defined benefit plans may decide to sell any Change Common Stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the exchange offer, in response to their fiduciary obligations under applicable law.

In addition, after a 90-day period following the consummation of the Transactions, the Sponsors will have the right, subject to certain exceptions and conditions, to require Change to register their shares of Change Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), and they will have the right to participate in future registrations of securities by Change. Registration of any of these outstanding shares of Change Common Stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. Immediately after consummation of the Merger, the Sponsors are expected to hold approximately 25% of the outstanding shares of Change Common Stock based on their holdings as of December 31, 2019.

Sales of Change Common Stock following consummation of the Transactions, or the perception that these sales may occur, may also make it more difficult for Change to sell equity securities in the future at a time and at a price that it deems appropriate in order to raise capital.

The historical and pro forma financial information that is included in this document may not be representative of the results SpinCo would have achieved as a stand-alone public company and may not be a reliable indicator of Change’s results following consummation of the Transactions.

The historical combined financial statements and unaudited pro forma condensed combined financial statements that are included in this document have been presented using the historical results of operations, cash flows, assets and liabilities of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). As a result, these historical and pro forma financial statements may not necessarily reflect what SpinCo’s financial condition, results of operations or cash flows would have been had SpinCo been an independent, stand-alone entity during the periods presented or those that Change will achieve in the future.

The conditions precedent to the consummation of the Distribution may not be satisfied or waived, and the Distribution (including the exchange offer and the spin-off, if any) may therefore not be consummated.

The Separation Agreement and the Merger Agreement each contain a number of conditions that must be fulfilled prior to the consummation of the Distribution. If these conditions are not satisfied or waived, the Distribution will not be consummated. Those conditions include, among others: the filing with the SEC, and effectiveness, of an applicable registration statement or other form as determined by McKesson or as otherwise required by the SEC for the commencement of the exchange offer and the consummation of the Distribution; the absence of any stop order suspending the effectiveness of such filing or other proceedings for such purpose; the execution and delivery of each of the Ancillary Agreements by each of the parties thereto; the taking of all actions necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws; the obtaining of all material governmental approvals and consents and all material permits, registrations and consents from third parties; the absence of any applicable law that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated by the Separation Agreement; the receipt of the McKesson Tax Opinions by McKesson; and the receipt of the Change Tax Opinion by Change. In addition, the Merger Agreement may be terminated in certain circumstances, including by one party upon the material breach by the other party of any representation, warranty or covenant of such party set forth in the Merger Agreement that is not cured after thirty (30) days’ notice of an opportunity to cure, and any termination of the Merger Agreement prior to the Distribution would automatically result in the termination of the Separation Agreement. See “The Merger Agreement—Conditions to the Merger,” “The Merger Agreement—Termination” and “The Separation and Distribution Agreement—The Distribution.”

If the Distribution or any transaction included in the Internal Reorganization does not qualify as a transaction that is tax-free for U.S. federal income tax purposes or the Merger does not qualify as a tax-free “reorganization,” including as a result of actions taken in connection with the Internal Reorganization, the Distribution or the Merger or as a result of subsequent acquisitions of shares of McKesson, Change or SpinCo, then McKesson and/or holders of McKesson Common Stock that received SpinCo Common Stock in the Distribution may be required to pay substantial U.S. federal income taxes, and, in certain circumstances, SpinCo and Change may be required to indemnify McKesson for all or part of any such tax liability.

The consummation of the Transactions is conditioned on the receipt by McKesson of the McKesson Tax Opinions and by Change of the Change Tax Opinion. The opinions will be based on, among other things, currently applicable law and certain representations made by, and certain assumptions permitted by, McKesson, SpinCo and Change. An opinion of counsel represents counsel’s best legal judgment, such opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in the opinions.

It is intended that the Distribution will qualify as a tax-free transaction to McKesson under Sections 368(a)(1)(D) and 355 of the Code, but there can be no assurance that the Distribution will so qualify. Even if the

Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, it would be taxable to McKesson (but not to McKesson stockholders) pursuant to Section 355(e) of the Code if there were a 50 percent or greater change in ownership of either McKesson or SpinCo (including stock of Change after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, certain acquisitions of McKesson, SpinCo or Change stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although McKesson may be able to rebut that presumption. While the Merger will be treated as part of such a plan for purposes of the test, standing alone the Merger alone should not cause the Distribution to be taxable to McKesson under Section 355(e) of the Code because McKesson stockholders will hold more than 50 percent of Change’s outstanding stock immediately following the Merger. Nevertheless, if the IRS were to determine that other acquisitions of McKesson, SpinCo or Change stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in significant tax to McKesson. In connection with the McKesson Tax Opinions, McKesson, SpinCo and Change have made and will make certain representations to support the conclusion that the Distribution is not part of any such plan or series of related transactions other than the Merger. In certain circumstances and subject to certain limitations, under the Tax Matters Agreement Change is required to indemnify McKesson if the Distribution becomes taxable as a result of certain actions by Change or SpinCo or as a result of certain changes in ownership of the stock of Change or SpinCo after the Merger. If McKesson were to recognize gain on the Distribution for reasons not related to a disqualifying action by SpinCo or Change, McKesson would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to McKesson could have a material adverse effect on McKesson. If Change is required to indemnify McKesson if the Distribution is taxable, this indemnification obligation could be substantial and could have a material adverse effect on Change, including with respect to its financial condition and results of operations.

In addition, McKesson will have the option to make a protective election under Section 336(e) of the Code that would take effect if the Distribution does not qualify as a tax-free transaction and, upon taking effect, may result in tax savings to SpinCo and its subsidiaries. Pursuant to the Tax Matters Agreement that Change will enter into with McKesson in connection with the Transactions, if the election under Section 336(e) of the Code takes effect, in certain circumstances Change will be required to enter into a new tax receivable agreement pursuant to which Change will be required to pay to McKesson 85% of certain cash tax savings, if any, arising from the utilization of certain tax basis increases resulting from the Distribution, with terms substantially similar to the terms of the McKesson Tax Receivable Agreement, as discussed below under “Risks Related to Change’s Organizational Structure—The amounts Change or the Joint Venture will be required to pay under Change’s tax receivable agreements could be significant and, in certain circumstances, could differ significantly (in both timing and amount) from the underlying tax benefits Change actually realizes.” The amount of such payments may be significant, and in certain circumstances could differ significantly (in both timing and amount) from the underlying tax benefits realized by Change and its subsidiaries.

Change may be affected by significant restrictions following consummation of the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally prohibits SpinCo, Change and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions.

Furthermore, unless an exception applies, for a two-year period following the date of the Distribution:

•	none of SpinCo, Change or any of their respective subsidiaries may discontinue the active conduct of the Core MTS business;

•	Change may not redeem or repurchase any of its stock;

•	neither Change nor SpinCo may engage in certain mergers or consolidations;

•	none of Change, SpinCo or any of SpinCo’s subsidiaries may sell or issue any of its own stock or stock rights;

•

none of SpinCo, Change or any of their respective subsidiaries may enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of SpinCo and/or Change (taking into account the stock of SpinCo acquired pursuant to the Merger) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions; and

•

none of SpinCo, Change or any of their respective subsidiaries may amend its certificate of incorporation or take any other action affecting the relative voting rights of any stock or stock rights of Change, SpinCo or their respective subsidiaries.

If SpinCo or Change intends to take certain restricted actions, it must notify McKesson of the proposal to take such action and either obtain a ruling from the IRS or an unqualified opinion acceptable to McKesson to the effect that such action will not affect the tax-free status of the Transactions. However, this will not relieve Change of any responsibility to indemnify McKesson for tax-related losses.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Change may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in Change’s best interests.

If the Merger does not qualify as a tax-free “reorganization” under Section 368(a) of the Code, participating McKesson stockholders may be required to pay substantial U.S. federal income taxes.

The obligations of McKesson, Change and SpinCo to consummate the Merger are conditioned, respectively, on the receipt by McKesson of the McKesson Merger Tax Opinion and by Change of the Change Tax Opinion, in each case, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, such opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon to the extent current law changes with retroactive effect. If the Merger were taxable, participating McKesson stockholders would be considered to have made a taxable sale of their SpinCo Common Stock to Change, and McKesson stockholders would recognize taxable gain or loss on their receipt of Change Common Stock in the Merger.

Tendering holders of McKesson Common Stock may receive a reduced premium or no premium in the exchange offer.

The exchange offer is designed to permit you to exchange your shares of McKesson Common Stock for shares of SpinCo Common Stock, calculated as set forth in this document. Stated another way, for each $100 of your McKesson Common Stock accepted in the exchange offer, you will receive approximately $107.53 of SpinCo Common Stock. The value of the McKesson Common Stock will be based on the calculated per-share value for the McKesson Common Stock on the NYSE and the value of the SpinCo Common Stock will be based on the calculated per-share value of Change Common Stock on Nasdaq, in each case calculated by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates.

The number of shares you can receive is, however, subject to an upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer. As a result, you may receive less than $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock, depending on the calculated per-share values of McKesson Common Stock and SpinCo Common Stock at the expiration date. Because of the limit on the number of shares of SpinCo Common Stock you may receive in the exchange offer, if there is a drop of sufficient magnitude in the trading price of Change Common Stock relative to the trading price of McKesson Common Stock, or if there is an increase of sufficient magnitude in the trading price of McKesson Common Stock relative to the trading price of Change Common Stock, you may not receive $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock, and could receive much less.

For example, if the calculated per-share value of McKesson Common Stock was $158.32 (the highest closing price for McKesson Common Stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the calculated per-share value of SpinCo Common Stock was $12.75 (the lowest closing price for Change Common Stock on Nasdaq during that three-month period), the value of SpinCo Common Stock, based on the Change Common Stock price, would be approximately $91.88 for each $100 of McKesson Common Stock accepted for exchange. The exchange offer does not provide for a minimum exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer.”

If the upper limit on the number of shares of SpinCo Common Stock that can be received for each share of McKesson Common Stock tendered has been reached at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit. If the trading price of McKesson Common Stock were to increase during the last two trading days of the exchange offer, the average price of McKesson Common Stock used to calculate the exchange ratio would likely be lower than the closing price of shares of McKesson Common Stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of SpinCo Common Stock, and therefore effectively fewer shares of Change Common Stock, for each $100 of shares of McKesson Common Stock than you would have if the average price of McKesson Common Stock were calculated on the basis of the closing price of shares of McKesson Common Stock on the expiration date of the exchange offer or on the basis of an averaging period that includes the last two trading days prior to the expiration of the exchange offer period. Similarly, if the trading price of Change Common Stock were to decrease during the last two trading days prior to the expiration of the exchange offer period, the average Change Common Stock price used to calculate the exchange ratio would likely be higher than the closing price of Change Common Stock on the expiration date. This could also result in your receiving fewer shares of SpinCo Common Stock, and therefore effectively fewer shares of Change Common Stock, for each $100 of McKesson Common Stock than you would otherwise receive if the average Change Common Stock price were calculated on the basis of the closing price of Change Common Stock on the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer period.

There is no assurance that holders of shares of McKesson Common Stock that are exchanged for SpinCo Common Stock in the exchange offer will be able to sell the shares of Change Common Stock after receipt in the Merger at prices comparable to the calculated per-share value of SpinCo Common Stock at the expiration date.

Following the exchange of shares of Change Common Stock for shares of SpinCo Common Stock in the Merger, the former holders of shares of SpinCo Common Stock may experience a delay prior to receiving their shares of Change Common Stock or their cash in lieu of fractional shares, if any.

Following the exchange of shares of Change Common Stock for shares of SpinCo Common Stock, the former holders of SpinCo Common Stock will receive their shares of Change Common Stock and their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the transfer agent. Although Change expects that Nasdaq will create a “when issued” market for the new shares of Change Common Stock issuable to holders of McKesson Common Stock whose shares of McKesson Common Stock are accepted in the exchange offer, the creation of a “when issued” market is outside the control of Change, and there can be no assurance that such a market will develop. Until the distribution of the shares of Change Common Stock to the individual holder of SpinCo Common Stock has been completed, the relevant holder of shares of Change Common Stock will not be able to sell its shares of Change Common Stock. Consequently, in case the market price for Change Common Stock should decrease during that period, the relevant stockholders would not be able to stop any losses by selling the shares of Change Common Stock. Similarly, the former holders of SpinCo Common Stock who received cash in lieu of fractional shares, if any, will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive interest payments for this time period.

The Pricing Mechanism for the exchange offer will not be fixed prior to the launch of the exchange offer, but will be instead determined while the exchange offer is open, creating a risk of arbitrage trading during the exchange offer that could impact the final exchange ratio.

The exchange offer does not set forth a fixed exchange ratio at the outset of the exchange offer. Rather, the exchange offer price is expressed as a ratio of SpinCo Common Stock for each $100 of McKesson Common Stock validly tendered and accepted for exchange pursuant to the exchange offer (subject to the limit on the exchange ratio that could result from the upper limit, as described in greater detailed in this document). The Pricing Mechanism for the exchange offer will calculate the values of McKesson Common Stock and SpinCo Common Stock by reference to a simple arithmetic average of daily VWAPs over the three Valuation Dates. The per-share values for McKesson Common Stock will be determined by McKesson by reference to the simple arithmetic mean of the daily VWAP of McKesson Common Stock on the NYSE over the three Valuation Dates. Similarly, the per-share values for SpinCo Common Stock will be determined by McKesson by reference to the simple arithmetic mean of the daily VWAP of Change Common Stock on Nasdaq over the Valuation Dates (since each share of SpinCo Common Stock will be converted into one share of Change Common Stock in the Merger). If the exchange offer is extended, the Valuation Dates will reset to the period of three consecutive trading days ending on and including the second trading day preceding the revised expiration date, as it may be extended. The final exchange ratio will be announced by press release and be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day preceding the expiration date of the exchange offer, as it may be extended, and therefore provides for a two business day window between pricing and exchange offer’s expiration. See “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism.”

As the Pricing Mechanism results in the final exchange ratio being fixed two business days before the expiration of the exchange offer, the value of McKesson Common Stock and Change Common Stock may change after the final exchange ratio is fixed by the Pricing Mechanism. The difference between the changing prices of publicly traded McKesson Common Stock and Change Common Stock and the fixed exchange ratio could allow for investors to engage in arbitrage trading during the final two business days prior to the expiration of the exchange offer, which could affect the price of McKesson Common Stock, Change Common Stock or both. Such trading could impact the value of the consideration received by holders of McKesson Common Stock participating in the exchange offer.

Arbitrage trading during the exchange offer could adversely impact the price of Change Common Stock.

The shares of SpinCo Common Stock to be received by holders of McKesson Common Stock who validly tender such stock in the exchange offer will be issued at a discount to the per-share value of Change Common Stock. During the exchange offer, the existence of this discount could negatively affect the market price of Change Common Stock. See “The Exchange Offer—Terms of the Exchange Offer—General.” Prospective buyers of Change Common Stock could choose to acquire shares of Change Common Stock indirectly by purchasing shares of McKesson Common Stock and then tender such shares in the exchange offer. Additionally, certain market participants may use a hedging strategy to manage risk in the context of split-off transactions that involves shorting Change Common Stock. Both occurrences, or either individually, could result in a decrease in the price of Change Common Stock. See “The Exchange Offer—Terms of the Exchange Offer—General.”

Ownership of Change Common Stock will entitle holders to different rights than ownership of McKesson Common Stock.

There are differences between the rights that holders of McKesson Common Stock have with respect to McKesson compared to the rights that holders of Change Common Stock have with respect to Change. The differences relate to, among other things, rights with respect to the appointment and removal of directors, stockholder actions by written consent, the forums in which certain types of stockholder actions may be brought and procedures for amending the bylaws. For a further discussion, see “Comparison of Rights of Holders of McKesson Common Stock and Change Common Stock.”

Risks Related to Change’s Business and Industry

Change faces significant competition, which may harm its business, results of operations or financial condition.

Change faces substantial competition from many healthcare information systems companies and other information technology (“IT”) and other technology companies within the healthcare IT and services markets. Change also competes with certain of its customers that provide internally some of the same solutions that it offers. This vigorous competition requires Change to provide high quality, innovative products at a competitive price. These competitive threats will likely remain or expand in the future. Change’s key competitors include:

•

healthcare transaction processing companies, including those providing electronic data interchange (“EDI”) services and/or internet-based services and those providing services through other means, such as paper and fax;

•

healthcare information system vendors that support providers or payers with their revenue and payment cycle management, imaging usage, retrieval and management, capacity and resource management, and clinical information exchange processes, including physician and dental practice management, hospital information, imaging and workflow solutions and Electronic Health Records (“EHR”) vendors;

•	IT and healthcare consulting service providers;

•

healthcare insurance companies, pharmacy benefit management and pharmacy benefit administrator companies, hospital management companies and pharmacies that provide or are developing electronic transaction and payment distribution services for use by providers and/or by their members and customers;

•	healthcare payments and communication solutions providers, including financial institutions and payment processors that have invested in healthcare data management assets, and print and mail vendors;

•	healthcare eligibility and enrollment services companies;

•	healthcare payment accuracy companies;

•	healthcare engagement and transparency companies;

•	healthcare billing and coding services companies;

•	providers of other data products and data analytics solutions, including healthcare risk adjustment, quality, economic statistics and other data; and

•	licensors of de-identified healthcare information.

In addition, the increasing standardization of certain healthcare IT products and services has made it easier for companies to enter these markets with competitive products and services. Many software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer products or services that are competitive with solutions that Change offers. There have been a number of recent entrants that have successfully marketed competitive solutions and they may expand these offerings in the future. Change cannot fully anticipate whether or when companies in adjacent or other product, service or technology areas may launch competitive products, and any such entry may lead to product obsolescence, loss of market share or erosion of prices. The extent of this competition varies by the size of companies, geographical coverage and scope and breadth of products and services offered. Within certain of the markets in which Change operates, its competitors are significantly larger and have greater financial or other resources and have established reputations for success.

Additionally, the pace of change in the healthcare information systems market is rapid, and there are frequent new solution introductions, solution enhancements and evolving industry standards and requirements.

Change cannot guarantee that it will be able to upgrade its existing solutions or services, or introduce new solutions or services at the same rate as its competitors, or at all, nor can it guarantee that such upgrades or new solutions or services will achieve market acceptance over or among competitive offerings, or at all. Competitors may also commercialize products, services or technologies that render Change’s solutions obsolete or less marketable.

These competitive pressures could have a material adverse impact on Change’s business, results of operations or financial condition.

Competition with some customers, or decisions by customers to perform internally some of the same solutions or services that Change offers, could harm Change’s business, results of operations or financial condition.

Some of Change’s existing customers compete with it, or may do so in the future, and some customers belong to alliances that compete with Change, or may do so in the future, either with respect to the solutions or services Change provides to them now, or with respect to other lines of business. For example, some payer customers currently offer, through affiliated clearinghouses, web portals and other means, electronic data transmission services to providers that allow the provider to bypass third-party EDI service providers such as Change, and additional payers may do so in the future. The ability of payers to replicate these solutions and the ability of providers to connect directly with payers may adversely affect the terms and conditions Change is able to negotiate in its agreements with payers and its transaction volume with them, which directly relates to its revenue. In addition, to the extent that customers elect to perform internally any of the business processes Change’s solutions address, either because they believe they can provide such processes more efficiently internally or otherwise, Change may lose such customers, or the volume of its business with such customers may be reduced, which could harm its business, results of operations or financial condition.

In recent years, the healthcare industry has been subject to increasing consolidation. Many healthcare organizations, including a number of Change’s customers, have consolidated to create larger enterprises with greater market power. This consolidation trend could give the resulting enterprises greater bargaining power, which may lead to downward price pressure on Change’s solutions or services, or less demand for them, or both. In addition, when Change’s customers combine, they often consolidate infrastructure including IT systems, which in turn may erode the diversity of Change’s customer and revenue base. Any of these effects could harm Change’s business, results of operations or financial condition.

If Change is unable to retain its existing customers or attract new customers, its business, financial condition or results of operations could suffer.

The success of Change depends substantially upon the retention of existing customers and attracting new customers. Change may not be able to retain its existing customers or attract new customers if it is unable to provide solutions or services that existing or prospective payer customers believe enable them to achieve improved efficiencies and cost-effectiveness, and that existing or prospective provider customers believe allow them to more effectively manage their revenue cycle, increase reimbursement rates and improve cash flows.

Success in retaining and attracting customers will also depend, in part, on the ability of Change to innovate successfully and be responsive to technological developments, pricing pressures and changing business models.

To remain competitive in the evolving healthcare IT markets, Change must continuously upgrade its existing solutions, and develop and introduce new solutions on a timely basis. Future advances in healthcare IT could lead to new technologies, products or services that are competitive with existing solutions, resulting in pricing pressure or rendering such solutions obsolete or not competitive. In addition, because Change delivers enterprise-wide and single entity clinical, patient care, financial, imaging, supply chain and strategic management software solutions to payers, hospitals, physicians and other providers, its ability to integrate these software solutions could be challenged, which may impair its ability to retain customers and harm its reputation with existing and prospective customers. Change also may not be able to retain or attract customers if its solutions contain errors or otherwise fail to perform properly, if its pricing structure is not competitive or if it is unable to renegotiate customer contracts upon expiration.

Change’s revenue depends in part upon maintaining high customer retention rates and its future growth depends on attracting new customers. If Change is unable to maintain customer retention rates, or to attract new customers, its business, results of operations or financial condition could be adversely impacted.

If Change is unable to connect to a large number of payers and providers, its solutions would be limited and less desirable to customers.

Change’s business largely depends upon its ability to connect electronically to a substantial number of payers, such as insurance companies, Medicare and Medicaid agencies and pharmacy benefit managers and administrators, and providers, such as hospitals, physicians, clinics, dentists, laboratories and pharmacies. The attractiveness of some of the solutions Change offers to providers, such as claims management and submission services, depends in part on its ability to connect to a large number of payers, which allows it to streamline and simplify workflows for providers. These connections may be made either directly or through a clearinghouse. Change may not be able to maintain its connections with a large number of payers on satisfactory terms and may not be able to develop new connections, either directly or through other clearinghouses, on satisfactory terms. The failure to maintain these connections could cause Change’s solutions to be less attractive to provider customers. In addition, payer customers view Change’s relationships with providers as desirable in allowing them to receive a high volume of transactions electronically and realize the resulting cost efficiencies through the use of Change’s solutions. Competing EDI service providers can easily establish connections with payers and providers and thereby may replicate these solutions. Any failure to maintain existing connections with payers, providers and other clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between payers and providers, could cause Change’s electronic transaction processing systems to be less desirable to healthcare constituents, which would reduce the number of transactions that Change processes, which would reduce its revenue and could have a material adverse impact on its business, results of operations or financial condition.

If Change’s solutions do not interoperate with its customers’ or their vendors’ networks and infrastructures, or if customers or their vendors implement new system updates that are incompatible with Change’s solutions, sales of those solutions could be adversely affected.

Change’s solutions must interoperate with its customers’ and their vendors’ existing infrastructures, which often have different specifications, rapidly evolve, utilize multiple protocol standards, deploy products and applications from multiple vendors, and contain multiple generations of products that have been added to that infrastructure over time. Some of the technologies supporting Change’s customers and their vendors are changing rapidly and Change must continue to adapt to these changes in a timely and effective manner at an acceptable cost. In addition, Change’s customers and their vendors may implement new technologies into their existing networks and systems infrastructures that may not immediately interoperate with Change’s solutions. Change’s continued success will depend on its ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of its services in response to changing customer and industry demands. If Change encounters complications related to network configurations or settings, it may have to modify its solutions to enable them to interoperate with customers’ and their vendors’ networks and manage customers’ transactions in the manner intended. For example, if customers or their vendors implement new encryption protocols, it may be necessary for Change to obtain a license to implement or interoperate with such protocols, and there can be no assurance that Change will be able to obtain such a license on acceptable terms, if at all. These difficulties, and other difficulties Change may experience, could delay or prevent the successful design, development, testing, introduction or marketing of its solutions. As a consequence of any of the foregoing, Change’s ability to sell its solutions may be impaired, which could have a material adverse impact on Changes’ business, results of operations or financial condition.

Failure to maintain relationships with channel partners or significant changes in the terms of agreements with channel partners may have an adverse effect on the ability of Change to successfully market its solutions.

Change has entered into contracts with channel partners to market and sell some of its solutions. Most of these contracts are on a non-exclusive basis. However, under contracts with some channel partners, Change may be bound by provisions that restrict its ability to market and sell solutions to potential customers. Change’s arrangements with some of these channel partners involve negotiated payments to them based on percentages of revenue they generate. If the payments prove to be too high, Change may be unable to realize acceptable margins, but if the payments prove to be too low, channel partners may not be motivated to produce a sufficient volume of revenue. The success of these partnerships will depend in part upon the channel partners’ own competitive, marketing and strategic considerations, including the relative advantages of using alternative solutions being developed and marketed by them or by competitors. If any of these channel partners is unsuccessful in marketing Change’s solutions or seeks to amend the financial or other terms of the contracts they have with Change, Change may need to broaden its marketing efforts to increase focus on the solutions they sell and alter its distribution strategy, which may divert planned efforts and resources from other projects and increase its costs generally. In addition, as part of the packages these channel partners sell, they may offer a choice to their customers between solutions that Change supplies and similar solutions offered by competitors or by the channel partners directly. If Change’s solutions are not chosen for inclusion in these packages, the revenue Change earns from its channel partner relationships will decrease. Lastly, Change could be subject to claims and liability as a result of the activities, products or services of these channel partners or other resellers of Change’s solutions. Even if these claims do not result in liability, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could have a material adverse impact on Change’s business, results of operations or financial condition.

Change’s business strategy and future success depend on its ability to cross-sell its solutions.

Change’s ability to generate revenue and growth partly depends on its ability to cross-sell solutions to existing customers and new customers. Change has identified its ability to successfully cross-sell its solutions as a key part of its business strategy and therefore one of the most significant factors influencing growth. Change may not be successful in cross-selling its solutions because customers may find additional solutions unnecessary, unattractive or cost-ineffective. Failure to sell additional solutions to existing and new customers could negatively affect Change’s ability to grow its business.

If Change is unable to successfully expand its sales force productivity, sales of its solutions and the growth of its business and financial performance could be harmed.

Change continues to invest significantly in its sales force to obtain new customers and increase sales to existing customers. There is significant competition for sales personnel with the required skills and technical knowledge. Change’s ability to achieve significant revenue growth and profitably will depend, in large part, on its success in recruiting, training and retaining sufficient numbers of sales personnel to support its sales efforts. A portion of current sales personnel are new to Change. New hires require significant training and may require a lengthy onboarding process before they achieve full productivity. Recent hires and planned hires may not become productive as quickly as expected, and Change may be unable to hire or retain sufficient numbers of qualified individuals in the markets where it does business or plans to do business. If Change is unable to recruit, train and retain a sufficient number of productive sales personnel, sales of its solutions and the growth of its business could be harmed. Additionally, if efforts to improve sales force productivity do not result in increased revenue, operating results could be negatively impacted due to increased operating expenses associated with these efforts.

Change has faced and will continue to face pressure to reduce prices, which may reduce its margins, profitability and competitive position.

As electronic transaction processing has further penetrated the healthcare market and has become highly standardized, competition among revenue cycle management software and EDI providers is increasingly focused on providing value added services and capabilities to customers. This competition has placed pressure, and could place further pressure, on Change to add functionality and keep prices competitive in order to retain market share. Likewise, as a result of Medicare or Medicaid payment reductions and other reimbursement changes, Change’s provider customers have sought, and may attempt in the future to seek, price concessions. If Change is unable to reduce costs sufficiently to offset declines in prices, or if Change is unable to introduce new, innovative offerings with higher margins, its business, results of operations or financial condition may be materially adversely impacted.

In addition, many healthcare industry constituents are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks, such as hospitals, and payer organizations, such as private insurance companies, consolidate, competition to provide the types of solutions Change provides may become more intense and the importance of establishing and maintaining relationships with key healthcare industry constituents could increase. These healthcare industry constituents have used in the past, and likely will try to use in the future, their market power—particularly where it has been increased following mergers and consolidations—to negotiate price reductions for Change’s solutions. If Change is forced to further reduce prices, margins will decrease and results of operations could deteriorate, unless Change is able to achieve corresponding reductions in expenses.

Change will incur transaction-related costs in connection with the Transactions.

Change has incurred and expects to incur additional non-recurring direct and indirect costs associated with the Transactions. These costs and expenses have included and will include additional fees paid to financial, legal and accounting advisors, filing fees, printing expenses and other related charges. There may also be additional unanticipated costs in connection with the Transactions. Although Change expects that the benefits of the Transactions will offset the transaction expenses over time, a net benefit may not be achieved in the near term or at all.

Change is highly dependent on transaction volumes in the U.S. healthcare industry, particularly payment and reimbursement transaction volumes, and any temporary or sustained decrease in healthcare transaction, payment or reimbursement volumes in the United States could have a material adverse impact on its business, results of operations or financial condition.

A significant portion of Change’s revenue attributable to the ongoing use of or subscription to a service or solution after an initial sale or renewal without additional selling efforts is earned on a per transaction basis (or is derived from transaction-related services). As a result, even its revenue is tied to customer transaction, payment and reimbursement volumes and generally is not contractually required to be paid in the absence of the occurrence of healthcare transactions, which themselves are not subject to any minimum or other similar volume requirements under customer contracts. In addition, some contracts with customers generally can be terminated or not renewed without penalty and on little or no advance notice. As a result, this “recurring” revenue is highly dependent on Change maintaining its customer base as well as on the transaction volume generally in the U.S. healthcare industry since such revenue directly correlates with healthcare transaction, payment and reimbursement volumes in the United States. For example, in the United States Change’s revenue can be adversely affected by the impact of lower healthcare utilization trends driven by higher unemployment or other economic factors. Further, weakened economic conditions or a recession could reduce the amounts patients are willing or able to spend on healthcare services. As a result, patients may elect to delay or forgo seeking healthcare services and increases in unemployment rates could cause commercial payer membership to decline, which could further reduce healthcare utilization and transaction volumes. In addition, such events could decrease payer or provider demand for Change’s solutions, which could further adversely impact revenue, including “recurring” revenue.

Various factors may cause temporary or sustained disruption to U.S. healthcare transaction volumes. The impact such disruptions would have on Change’s business will depend upon the magnitude and duration of any such disruption. These factors include, among others:

•

the financial stability of customers and the U.S. healthcare industry generally, and the impact of any fundamental corporate changes to healthcare providers and payers, such as hospital and insurance consolidations, on the cost and availability of, and the rate of reimbursement for, healthcare services;

•

political, legislative, regulatory and other changes in how healthcare services are covered, delivered and reimbursed, including any future changes to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), Medicare, Medicaid and other federal, state and local healthcare regulations;

•	factors that may affect demand for healthcare services, such as rising healthcare costs, increased copayment requirements and unemployment; and

•	general economic conditions.

Any temporary or sustained decrease in healthcare transaction, payment or reimbursement volumes in the United States could have a material adverse impact on Change’s business, results of operations or financial condition.

An economic downturn or volatility could have a material adverse impact on Change’s business, results of operations or financial condition.

The United States and world economies have experienced significant economic uncertainty and volatility during recent years. A weakening of economic conditions could lead to reductions in demand for Change’s solutions. As a result of volatile or uncertain economic conditions, Change may experience the negative effects of increased financial pressures on payer and provider customers. For instance, Change’s business could be negatively impacted by increased competitive pricing pressure and a decline in Change’s customers’ creditworthiness, which could result in Change incurring increased bad debt expense. Additionally, volatile or uncertain economic conditions in the United States and other parts of world could lead government customers to terminate, or elect not to renew, existing contracts with Change, or not enter into new contracts with it. If Change is not able to timely and appropriately adapt to changes resulting from a weak economic environment, it could have a material adverse impact on Change’s business, results of operations or financial condition.

Change’s ability to generate revenue could suffer if it does not continue to update and improve existing solutions and develop new ones.

Change must continually improve the functionality of its existing solutions in a timely manner and introduce new and valuable healthcare IT and service solutions in order to respond to technological and regulatory developments and customer demands and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. In addition, customers may request that solutions be customized to satisfy particular security protocols, modifications and other contractual terms in excess of industry norms and standard configurations. Change may not be successful in responding to technological and regulatory developments or changing customer needs. In addition, these regulatory or customer-imposed requirements may impact the profitability of particular solutions and customer engagements. The pace of change in the markets served by Change is rapid, and there are frequent new product and service introductions by competitors and channel partners who use Change’s solutions in their offerings. If Change does not respond successfully to technological and regulatory changes, as well as evolving industry standards and customer demands, its solutions may become obsolete. Technological changes also may result in the offering of competitive solutions at lower prices than Change is charging for its solutions, which could result in Change losing sales unless it lowers the prices it charges or provides additional efficiencies or capabilities to the customer. If Change lowers its prices on some of its solutions, it will need to increase margins on other solutions in order to maintain overall profitability.

Achieving market acceptance of new or updated solutions is necessary in order for them to become profitable and will likely require significant efforts and expenditures.

The future financial results of Change will depend in part on whether new or updated solutions receive sufficient customer acceptance. Achieving market acceptance for new or updated solutions is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by existing or prospective customers. In addition, deployment of new or updated solutions may require the use of additional resources for training existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. Failure to achieve broad penetration in target markets with respect to new or updated solutions could have a material adverse impact on Change’s business, results of operations or financial condition.

There are increased risks of performance problems and breaches during times when Change is making significant changes to its solutions or to systems Change uses to provide its solutions. In addition, changes to its solutions or systems, including cost savings initiatives, may cost more than anticipated, may not provide the benefits expected, may take longer than anticipated to develop and implement or may increase the risk of performance problems.

In order to respond to technological changes, such as continuing development in the areas of data analytics, ML, AI and blockchain, among others, as well as regulatory changes and evolving security risks and industry standards, Change’s solutions and the software and systems Change uses to provide its solutions must be continually updated and enhanced. Because some of the software and systems that Change uses to provide solutions to customers are inherently complex, changing, updating, enhancing and creating new versions of Change’s solutions or the software or systems Change uses to provide its solutions create a risk of errors or performance problems, despite testing and quality control. Change cannot be certain that errors will not arise in connection with any such changes, updates, enhancements or new versions, especially when first introduced. Even if Change’s new, updated or enhanced solutions do not have performance problems, technical and customer service personnel may have difficulties installing them or providing any necessary training and support to customers, and customers may not follow Change’s guidance on appropriate training, support and implementation for such new, updated or enhanced solutions. In addition, changes in technology and systems may not provide the additional functionality or other benefits that were expected.

Implementation of changes in Change’s technology and systems may cost more or take longer than originally expected and may require more testing than initially anticipated. While new, updated or enhanced solutions will be tested before they are used in production, Change cannot be sure that the testing will uncover all problems that may occur in actual use.

Change also periodically implements efficiency measures and other cost-saving initiatives to improve Change’s operating performance. These efficiency measures and other cost-saving initiatives may not provide the benefits anticipated or do so in the expected time frame. Implementation of these measures may also increase the risk of performance issues due to unforeseen impacts on Change’s organization, systems and processes.

If significant problems occur as a result of these changes, Change may fail to meet Change’s contractual obligations to customers, which could result in claims being made against Change or in the loss of customer relationships.

Change’s business will suffer if Change fails to successfully integrate acquired businesses and technologies or to appropriately assess the risks in particular transactions.

Change historically has acquired, and in the future may acquire, businesses, technologies, services, product lines and other assets. The successful integration of any businesses and assets Change has acquired or may acquire can be critical to Change’s future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies, are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	Change’s ability to maintain relationships with the customers and suppliers of the acquired business;

•	Change’s ability to cross-sell solutions to customers with which Change has established relationships and those with which the acquired businesses have established relationships;

•	Change’s ability to retain or replace key personnel of the acquired business;

•	potential conflicts in payer, provider, vendor or marketing relationships;

•	Change’s ability to coordinate organizations that are geographically diverse and may have different business cultures;

•	the diversion of management’s attention to the integration of the operations of businesses or other assets Change has acquired;

•	the continued coordination and cooperation with sellers pursuant to transition services agreements;

•	difficulties in the integration or migration of IT systems, including secure data sharing across networks securely and maintaining the security of the IT systems; and

•	compliance with regulatory, contracting and other requirements, including internal control over contracting and financial reporting.

Change cannot guarantee that any acquired businesses, technologies, services, product lines or other assets will be successfully integrated with Change’s operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have a material adverse impact on Change’s business, results of operations or financial condition.

Although Change’s management attempts to evaluate the risks inherent in each transaction and to evaluate acquisition candidates appropriately, Change may not properly ascertain all such risks and the acquired businesses or other assets may not perform as Change expects or enhance the value of Change as a whole. Acquired companies or businesses also may have larger than expected liabilities that are not covered by the indemnification, if any, that Change is able to obtain from the sellers. Furthermore, the historical financial statements of the companies Change has acquired or may acquire in the future are prepared by management of such companies and are not independently verified by Change’s management. In addition, any pro forma financial statements prepared by Change to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable periods. There are also no assurances that Change will continue to acquire businesses at valuations consistent with Change’s prior acquisitions or that Change will complete acquisitions at all. If Change is unable to successfully complete and integrate strategic acquisitions in a timely manner, Change’s business and growth strategies could be negatively affected.

Change may not realize the anticipated benefits of divestitures.

From time to time Change may divest assets or businesses. Change may encounter difficulty in finding or completing divestiture opportunities or alternative exit strategies on acceptable terms or in a timely manner. These circumstances could delay the achievement of Change’s strategic objectives or cause Change to incur additional expenses with respect to assets or a business that Change wants to dispose of, or Change may dispose of assets or a business at a price or on terms that are less favorable than Change anticipated. Additionally, such dispositions could result in disruption to other parts of Change’s business, potential loss of employees or customers, exposure to unanticipated liabilities or result in ongoing obligations and liabilities to Change following any such divestiture. For example, in connection with a disposition, Change may be contractually obligated with respect to certain continuing obligations to customers, vendors, or other third parties and Change may also have continuing indemnities and obligations for pre-existing liabilities related to the assets or businesses. Such obligations could have a material adverse impact on Change’s business, results of operations or financial condition.

Change’s business would be adversely affected if Change cannot obtain, process or distribute the highly regulated data Change requires to provide its solutions.

Change’s business relies on Change’s ability to obtain, process, monetize and distribute highly regulated data in the healthcare industry and in other industries, in a manner that complies with applicable law, regulation and contractual and technological restrictions. The failure of either Change or its data suppliers and processors to obtain such data in a compliant manner could have a harmful effect on Change’s ability to use and disclose such data which in turn could impair Change’s functions and operations, including Change’s ability to share such data with third parties or incorporate it into Change’s services and offerings. In addition to complying with requirements in obtaining the data, the use, processing and distribution of such data may require Change or its data suppliers and processors to obtain consent from third parties or follow additional laws, regulations or contractual and technological restrictions that apply to the healthcare industry and other industries. These requirements could interfere with or prevent creation or use of rules and analyses or limit other data-driven activities that benefit Change. Moreover, Change may be subject to claims or liability for use or disclosure of information by reason of lack of valid notice, permission, or waiver. Change has policies and procedures in place addressing the proper handling and use of data, but could face claims that Change’s data practices may occur in a manner not permitted under applicable laws or Change’s agreements with or obligations to data providers, individuals or other third parties, as more specifically described below. These claims or liabilities and other failures to comply with applicable requirements could subject Change to unexpected costs and adversely affect Change’s operating results.

Poor service, system errors or failures of Change’s solutions to conform to specifications could cause unforeseen liabilities or injury, harm Change’s reputation and have a material adverse impact on Change’s business, results of operations or financial condition.

Change must meet its customers’ service level expectations and Change’s contractual obligations with respect to its solutions. Failure to do so could subject Change to liability or cause Change to lose customers. In some cases, Change relies upon third-party contractors (which, along with suppliers and other third-party vendors, are referred to as “vendors”) to assist Change in providing Change’s solutions. Change’s ability to meet its contractual obligations and customer expectations thus may be impacted by the performance of Change’s vendors and their ability to comply with applicable laws and regulations. For example, Change’s electronic payment and remittance solutions depend in part on the ability of Change’s vendors to comply with applicable banking, financial service and payment card industry requirements and their failure to do so could cause an interruption in the solutions Change provides or require Change to seek alternative solutions or relationships. Change likely will incur increased development costs to upgrade Change’s software to be in compliance with changing and evolving standards, and delays may result in connection therewith. If Change’s solutions are not in compliance with these evolving standards, Change’s market position and sales could be adversely affected and Change may have to invest significantly in changes and updates to Change’s solutions, which could materially and adversely impact Change’s financial condition and operating results.

Some of Change’s solutions are intended to provide information to healthcare professionals in the course of delivering patient care. Although Change’s contracts disclaim liability for medical decisions and responsibility for patient care, if use of or inability to use Change’s solutions leads to faulty clinical decisions or injury to patients, such disclaimers may be unenforceable and Change could be subject to claims or litigation, including product liability and warranty claims, by healthcare professionals, their patients or customers. Product liability and warranty claims often involve very large or indeterminate amounts, including punitive damages. The magnitude of potential losses from product liability lawsuits may remain unknown for substantial periods of time, and the related legal defense costs may be significant. Change could experience material warranty or product liability losses in the future and incur significant costs to defend these claims. In addition, if any of Change’s products or services are, or are alleged to be, defective, Change may voluntarily participate, or be required by regulatory authorities to participate, in a recall of that product or service. In the event of a recall, Change may lose sales and be exposed to individual or class-action litigation claims. Further, negative publicity regarding a quality or safety issue, whether accurate or inaccurate, could harm Change’s reputation, decrease demand for Change’s solutions, lead to withdrawals of Change’s solutions or impair Change’s ability to successfully launch and market Change’s solutions in the future. Product liability, warranty and recall costs may have a material adverse effect on Change’s business, financial condition, results of operations and cash flows.

Some of the software and systems that Change uses to provide its solutions are inherently complex. Errors or downtime in the software and systems Change uses to provide its solutions could negatively impact Change’s customers. For example, because of the large amount of data Change collects and manages, it is possible that hardware failures and errors in Change’s systems could result in data loss or corruption or cause the information that Change collects to be incomplete or contain inaccuracies that Change’s customers could regard as significant. In addition, errors in Change’s transaction processing systems could result in payers paying the wrong amount, payers making payments to the wrong payee or delayed payments. Although Change seeks to address any errors or downtime with updates to the software and systems, if Change is unable to promptly remedy any errors or Change’s customers do not implement system updates, the software and systems could be compromised or Change’s customers could experience prolonged downtimes relating to the software and systems. If problems occur or persist, Change’s customers may seek compensation from Change, seek to terminate their contracts, withhold payments, seek refunds from Change of part or all of the fees charged under Change’s contracts, ask Change to reconstruct lost or corrupted data at Change’s expense, request a loan or advancement of funds or initiate litigation or other dispute resolution procedures. Change also may be subject to claims against Change by others affected by any such problems. Further, some of Change’s existing and prospective customers may be reluctant or unwilling to use cloud-based services, because they have concerns regarding the risks associated with the security and reliability of the technology delivery model associated with these services. If Change’s existing or prospective customers do not perceive the benefits of Change’s services, then the market for these solutions may not expand as much or develop as quickly as Change expects, either of which would adversely affect Change’s business, financial condition, or operating results.

Change attempts to limit, by contract, Change’s liability for damages arising from Change’s negligence, errors, mistakes or security breaches. However, contractual limitations on liability may not be accepted by Change’s customers, may not be enforceable or may otherwise not provide sufficient protection to Change from liability for damages. Change maintains liability insurance coverage, including coverage for errors and omissions and cyber-liability. It is possible, however, that claims could be denied or exceed the amount of Change’s applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to Change, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from Change’s operations. In addition, negative publicity caused by these events may negatively impact Change’s customer relationships, market acceptance of Change’s solutions, including unrelated solutions, or may harm Change’s reputation and business.

Disruptions in service or damages to Change’s data or other operation centers, or other software or systems failures, could have a material adverse impact on Change’s business, results of operations or financial condition.

Change’s data and network operations centers are essential to Change’s business. Change’s business operations depend on Change’s ability to maintain and protect Change’s network and computer systems, many of which are located in Change’s primary data and operations centers that Change owns and operates and some of which are outsourced to certain third-party hosting providers. Change has consolidated several satellite data centers and plans to continue such consolidation. Change also provides remote and cloud hosting services that involve operating both Change’s software and the software of vendors for Change’s customers. The ability to access the systems, applications, and data that Change hosts and supports on demand is important to Change’s customers.

Change’s operations and facilities are vulnerable to interruption and/or damage from a number of sources, many of which are beyond Change’s control, including, without limitation: (1) power loss and telecommunications failures; (2) fire, flood, hurricane and other natural disasters; (3) software and hardware errors, failures or crashes; and (4) cyber and ransomware attacks, computer viruses, hacking, break-ins, sabotage, intentional acts of vandalism and other similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of Change’s solutions, which could impair or prohibit Change’s ability to provide Change’s solutions, reduce the attractiveness of Change’s solutions to Change’s customers and could have a material adverse impact on Change’s business, results of operations or financial condition. If customers’ access to Change’s solutions is interrupted because of problems in the operation of Change’s or their facilities, Change could be in breach of Change’s agreements with customers and/or exposed to significant claims, particularly if the access interruption is associated with problems in the timely delivery of medical care.

Change attempts to mitigate these risks through various means including disaster recovery and business continuity plans, penetration testing, vulnerability scans, patching and other information security procedures and cybersecurity and ransomware measures, insurance against fires, floods, other natural disasters, cyber-liability and general business interruptions, and customer and employee training and awareness, but Change’s precautions cannot protect against all risks. Any significant instances of system downtime could negatively affect Change’s reputation and ability to provide Change’s solutions or remote hosting services, which could have a material adverse impact on Change’s business, results of operations or financial condition.

Change also relies on a number of vendors, such as cloud service providers, to provide Change with a variety of solutions and services, including cloud-based data hosting, telecommunications and data processing services necessary for Change’s transaction services and processing functions and software developers for the development and maintenance of certain software products Change uses to provide Change’s solutions. As a result, Change’s disaster recovery and business continuity plans may rely, in part, upon vendors of related services. If these vendors do not fulfill their contractual obligations, have system failures or choose to discontinue their products or services, Change’s business and operations could be disrupted, Change’s brand and reputation could be harmed and Change’s financial condition or operating results could be adversely affected.

Breaches and failures of Change’s IT systems and the security measures protecting them, and the sensitive information Change transmits, uses and stores, expose Change to potential liability and reputational harm.

Change’s business relies on sophisticated information systems to obtain, rapidly process, analyze, and manage data, affecting Change’s ability to manufacture, purchase, distribute, and process products and services. To the extent Change’s IT systems are not successfully implemented or fail, Change’s business and results of operations may be adversely affected. Change’s business and results of operations may also be adversely affected if a vendor servicing Change’s IT systems does not perform satisfactorily, or if the IT systems are interrupted or damaged by unforeseen events, including the actions of third parties. Further, Change’s business relies to a significant degree upon the secure transmission, use and storage of sensitive information, including protected health information and other personally identifiable information, financial information and other confidential information and data within these systems.

To protect this information, Change seeks to implement commercially reasonable security measures and maintain information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, hosted and processed. Despite Change’s security management efforts with respect to physical and technological infrastructure, employee training, vendor (and sub-vendor) controls and contractual relationships, Change’s infrastructure, data or other operation centers and systems used in connection with Change’s business operations, including the internet and related systems of Change’s vendors (including vendors to which Change outsources data hosting, storage and processing functions) are vulnerable to, and from time to time experience, unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third parties or similar disruptive problems. It is not possible to prevent all security threats to Change’s systems and data. Techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and may be difficult to detect for long periods of time. Further, defects in the design or manufacture of the hardware, software or applications Change develops or procure from third parties could compromise Change’s IT systems. These events, including unauthorized access, misappropriation, disclosure or loss of sensitive information (including financial or personal health information) or a significant disruption of Change’s network, expose Change to risks including risks to Change’s ability to provide Change’s solutions and fulfill contractual demands, management distraction and the obligation to devote significant financial and other resources to mitigate such problems and increases to Change’s future information security costs, including through organizational changes, deploying additional personnel and protection technologies, further training of employees, changing vendor (and sub-vendor) control practices, and engaging third-party experts and consultants. Moreover, unauthorized access, use or disclosure of certain sensitive information in Change’s possession or Change’s failure to satisfy legal requirements, including requirements relating to safeguarding protected health information under the Health Insurance Portability and Accountability Act (“HIPAA”) and personal information under the European Union (“EU”)’s General Data Protection Regulations (“GDPR”) or state data privacy laws, as discussed further below, could result in civil and criminal liability and regulatory action, which could result in potential fines and penalties, as well as costs relating to investigation of an incident or breach, corrective actions, required notifications to regulatory agencies and customers, credit monitoring services and other necessary expenses. In addition, actual or perceived breaches of Change’s security management efforts can cause existing customers to terminate their relationship with Change and deter existing or prospective customers from using or purchasing Change’s solutions in the future. These events can have a material adverse impact on Change’s business, results of operations, financial condition and reputation.

Because Change’s products and services involve the storage, use and transmission of personal information of consumers, Change and other industry participants have been and expect to routinely be the target of attempted cyber and other security threats by outside third parties, including technically sophisticated and well-resourced bad actors attempting to access or steal the data Change stores. Vendor, insider or employee cyber and security threats also occur and are a significant concern for all companies, including Change. Recently, there have been a number of high profile security breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. These breaches have resulted in lawsuits and governmental enforcement actions that have sought or obtained significant fines and penalties, and have required companies to enter into agreements with government regulators that impose ongoing obligations and requirements, including internal and external (third party) monitorships for five years or more. While Change maintains liability insurance coverage including coverage for errors and omissions and cyber-liability, claims may not be covered or could exceed the amount of Change’s applicable insurance coverage, if any, or such coverage may not continue to be available on acceptable terms or in sufficient amounts.

Change relies on internet infrastructure, bandwidth providers, data center providers, other third parties and Change’s own systems in providing certain of Change’s solutions to Change’s customers, and any failure or interruption in the services provided by these third parties or Change’s own systems could expose Change to litigation and negatively impact Change’s relationships with customers, adversely affecting Change’s brand and Change’s business.

Change’s ability to deliver its solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network connection with the necessary speed, data capacity and security for providing reliable Internet access and services and reliable telephone and facsimile services. As a result, Change’s information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information technology, emerging cybersecurity risks and threats, evolving industry and regulatory standards and changing preferences of Change’s customers.

Change’s solutions are designed to operate without interruption in accordance with Change’s service level commitments. However, Change has experienced limited interruptions in these systems in the past, including server failures that temporarily slow down the performance of Change’s solutions, and Change may experience more significant interruptions in the future. Change relies on internal systems as well as vendors, including bandwidth and telecommunications equipment providers, to provide its solutions. Change does not maintain redundant systems or facilities for some of these services. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or other catastrophic events, could affect the security or availability of Change’s solutions and prevent or inhibit the ability of Change’s customers to access Change’s solutions.

If a catastrophic event were to occur with respect to one or more of these systems or facilities, Change may experience an extended period of system unavailability, which could result in substantial costs to remedy those problems or negatively impact Change’s relationship with Change’s partners, Change’s business, results of operations and financial condition. To operate without interruption, both Change and its vendors must guard against:

•	damage from fire, power loss and other natural disasters;

•	telecommunications failures;

•	software and hardware errors, failures and crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.

Any disruption in the network access, telecommunications or co-location services provided by vendors, or any failure of or by vendors’ systems or Change’s own systems to handle current or higher volume of use could significantly harm Change’s business. Change exercises limited control over these vendors, which increases Change’s vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or Change’s own systems could negatively impact Change’s relationships with partners and adversely affect Change’s business and could expose Change to liabilities. Although Change maintains insurance for Change’s business, the coverage under Change’s policies may not be adequate to compensate Change for all losses that may occur. In addition, Change cannot provide assurance that it will continue to be able to obtain adequate insurance coverage at an acceptable cost.

The reliability and performance of Change’s internet connection may be harmed by increased usage or by denial-of-service attacks. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the internet to Change for delivery of Change’s internet-based solutions.

As a result of the complexity of the issues facing healthcare providers and payers and the inherent complexity of Change’s solutions to such issues, Change’s customers depend on Change’s support organization to resolve any technical issues relating to Change’s offerings. In addition, Change’s sales process is highly dependent on the quality of Change’s offerings, on Change’s business reputation and on strong recommendations from Change’s existing customers. Any failure to maintain high-quality and highly responsive technical support, or a market perception that Change does not maintain high-quality and highly responsive support, could harm Change’s reputation, adversely affect Change’s ability to sell Change’s offering to existing and prospective customers, and harm Change’s business, operating results and financial condition.

Change offers technical support services with Change’s offerings and Change may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services, particularly as Change increases the size of its customer base. Change also may be unable to modify the format of Change’s support services to compete with changes in support services provided by Change’s competitors. It is difficult to predict customer demand for technical support services and, if customer demand increases significantly, Change may be unable to provide satisfactory support services to Change’s customers and their constituents. Additionally, increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect Change’s operating results.

Recent and future developments in the healthcare industry could have a material adverse impact on Change’s business, results of operations or financial condition.

Almost all of Change’s revenue is derived from the healthcare industry, which is highly regulated and subject to changing political, legislative, regulatory and other influences. For example, the ACA changes how healthcare services are covered, delivered and reimbursed. The ACA mandates that substantially all U.S. citizens maintain health insurance coverage, expands health insurance coverage through a combination of public program expansion and private sector reforms, reduces Medicare program spending and promotes value-based purchasing. However, efforts by the current presidential administration and certain members of Congress to repeal or make significant changes to the ACA, its implementation and/or its interpretation have cast uncertainty onto the future of the law. For example, in December 2017, tax reform legislation was enacted that, effective January 2019, eliminates the financial penalty for individuals who fail to maintain health insurance coverage, a change that may result in fewer individuals electing to purchase health insurance. Further, the Centers for Medicare & Medicaid Services (“CMS”) has indicated that it intends to increase flexibility in state Medicaid programs, including by expanding the scope of waivers under which states may implement Medicaid expansion provisions, imposing different eligibility or enrollment restrictions, or otherwise implementing programs that vary from federal standards. At the same time, members of Congress have proposed measures that would expand the role of government-sponsored coverage, including single payer or so-called “Medicare-for-All” proposals, which could have far-reaching implications for the healthcare industry if enacted.

Change is unable to predict the full impact of the ACA and other health reform initiatives on Change’s operations in light of the uncertainty regarding whether, when and how the ACA will be further changed, what alternative reforms (including single payer proposals), if any, may be enacted, the timing of enactment and implementation of alternative provisions and the impact of alternative provisions on various healthcare industry participants. In particular, because many of Change’s solutions designed to assist customers in effectively navigating the shift to value-based healthcare, the elimination of, or significant revisions to, various value-based healthcare initiatives may adversely impact Change’s business.

While many of the provisions of the ACA and other health reform initiatives may not be directly applicable to Change, such initiatives affect the businesses of Change’s customers and the Medicaid programs of the states with which Change has contracts. For example, as a result of Medicare payment reductions and other reimbursement changes mandated under the ACA, Change’s customers may attempt to seek price concessions from Change or reduce their use of Change’s solutions, especially if provisions expanding coverage are repealed without eliminating the payment reductions or other reimbursement changes. Thus, the ACA may result in a reduction of expenditures by customers or potential customers in the healthcare industry, which could have a material adverse impact on Change’s business, results of operations or financial condition. In addition, certain government programs, such as the Bundled Payments for Care Improvement initiative and the Accountable Care Organization Shared Savings Program, may impact reimbursement to Change’s customers, which could have a material adverse impact on Change’s business, results of operations or financial condition. Further, the general uncertainty of healthcare reform efforts, particularly if Congress repeals provisions of the ACA but delays the implementation date of repeal or fails to enact replacement provisions at the time of repeal, may negatively impact purchase decisions or demand for Change’s solutions.

Moreover, there are currently numerous federal, state and private initiatives seeking to increase the use of IT in healthcare as a means of improving care and reducing costs. For example, the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, which was enacted in 2009, and the 21st Century Cures Act (the “Cures Act”), which was enacted in 2016, contain incentives and penalties to promote the use of Electronic Health Records (“EHR”) technology and the efficient exchange of health information electronically. Further, the Cures Act provides for penalties to be imposed on IT developers, health information exchanges or networks and health providers that are found to improperly block the exchange of health information. These and other initiatives may result in additional or costly legal or regulatory requirements that are applicable to Change and its customers, may encourage more companies to enter Change’s markets, may provide advantages to Change’s competitors and may result in the development of technology solutions that compete with Change’s. Any such initiatives also may result in a reduction of expenditures by existing or potential customers, which could have a material adverse impact on Change’s business, results of operations or financial condition.

In addition, other general reductions in expenditures by healthcare industry constituents could result from, among other things, government regulation or private initiatives that affect the manner in which providers interact with patients, payers or other healthcare industry constituents, including changes in pricing or means of delivery of healthcare solutions. In addition, cost containment efforts at the federal and state levels may affect industry expenditures. For example, the Budget Control Act of 2011 requires automatic spending reductions to reduce the federal deficit. CMS began imposing a 2% reduction on payments of Medicare claims in 2013. These reductions have been extended through 2029.

Even if general expenditures by healthcare industry constituents remain the same or increase, other developments in the healthcare industry may result in reduced spending on healthcare IT and services or in some or all of the specific markets Change serves or is planning to serve. In addition, Change’s customers’ expectations regarding pending or potential healthcare industry developments also may affect their budgeting processes and spending plans with respect to the types of solutions Change provides. For example, use of Change’s solutions could be affected by:

•	changes in the billing patterns of providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers;

•

decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies or other factors; and

•

implementation of government programs that streamline and standardize eligibility enrollment processes, which could result in decreased pricing or demand for Change’s eligibility and enrollment solutions.

The healthcare industry has changed significantly in recent years, and Change expects that significant changes will continue to occur. The timing and impact of developments in the healthcare industry are difficult to predict. Change cannot be sure that the markets for Change’s solutions will continue to exist at their current levels, will not change in ways that adversely affect Change or that Change will have adequate technical, financial and marketing resources to react to changes in those markets.

Government regulation, industry standards and other requirements create risks and challenges with respect to Change’s compliance efforts and Change’s business strategies.

The healthcare industry is highly regulated and subject to frequently changing laws, regulations, industry standards and other requirements. Many healthcare laws and regulations are complex, and their application to specific solutions, services and relationships may not be clear. Because Change’s customers are subject to various requirements, Change may be impacted as a result of Change’s contractual obligations even when Change is not directly subject to such requirements. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare IT solutions and services that Change provides, and these laws and regulations may be applied to Change’s solutions in ways that Change does not anticipate. The ACA, efforts to repeal or materially change the ACA, and other federal and state efforts to reform or revise aspects of the healthcare industry or to revise or create additional legal or and regulatory requirements could impact Change’s operations, the use of Change’s solutions and Change’s ability to market new solutions, or could create unexpected liabilities for Change.

Change also may be impacted by non-healthcare laws, industry standards and other requirements. For example, laws, regulations and industry standards regulating the banking and financial services industry may impact Change’s operations as a result of the payment and remittance services Change offers directly or through vendors. Additionally, laws and regulations governing how Change communicates with Change’s customers and Change’s customers’ patients may impact Change’s operations and, if not followed, would result in fines, penalties and other liabilities and adverse publicity and injury to Change’s reputation.

Change is unable to predict what changes to laws, regulations and other requirements, including related contractual obligations, might be made in the future or how those changes could affect Change’s business or the costs of compliance.

As noted above, the ACA, efforts to repeal or materially change the ACA, and other federal and state efforts to reform or revise aspects of the healthcare industry or to revise or create additional legal or regulatory requirements could impact Change’s operations, the use of Change’s solutions and Change’s ability to market new solutions, or could create unexpected liabilities for Change. Change has attempted to structure Change’s operations to comply with laws, regulations and other requirements applicable to Change directly and to Change’s customers and contractors, but there can be no assurance that Change’s operations will not be challenged or impacted by enforcement initiatives. Change has been, and in the future may become, involved in governmental investigations, audits, reviews and assessments. Certain of Change’s businesses have been reviewed or are currently under review, including for compliance with various legal, regulatory or other requirements. Any determination by a court or agency that Change’s solutions violate, or cause Change’s customers to violate, applicable laws, regulations or other requirements could subject Change or its customers to civil or criminal penalties. Such a determination also could require Change to modify or terminate portions of Change’s business, disqualify Change from serving customers that do business with government entities or cause Change to refund some or all of Change’s service fees or otherwise compensate Change’s customers. In addition, failure to satisfy laws, regulations or other requirements could adversely affect demand for Change’s solutions and could force Change to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory and other authorities or private whistleblowers could be expensive and time-consuming, could result in loss of business, exposure to adverse publicity and injury to Change’s reputation and could adversely affect Change’s ability to retain and attract customers. Laws, regulations and other requirements impacting Change’s operations include the following:

HIPAA Privacy and Security Requirements. There are numerous federal and state laws and regulations related to the privacy and security of health information. In particular, regulations promulgated pursuant to

HIPAA establish privacy and security standards that limit the use and disclosure of certain individually identifiable health information (known as “protected health information”) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. The privacy regulations established under HIPAA also provide patients with rights related to understanding and controlling how their protected health information is used and disclosed. As a provider of services to entities subject to HIPAA, Change is directly subject to certain provisions of the regulations as a “Business Associate.” Change is also directly subject to the HIPAA privacy and security regulations as a “Covered Entity” with respect to Change’s operations as a healthcare clearinghouse and with respect to Change’s clinical care visit services.

When acting as a Business Associate under HIPAA, to the extent permitted by applicable privacy regulations and contracts and associated Business Associate Agreements with Change’s customers, Change is permitted to use and disclose protected health information to perform Change’s solutions and for other limited purposes, but other uses and disclosures, such as marketing communications, require written authorization from the patient or must meet an exception specified under the privacy regulations. To the extent Change is permitted to de-identify protected health information and use de-identified information for Change’s purposes, determining whether such protected health information has been sufficiently de-identified to comply with the HIPAA privacy standards and Change’s contractual obligations may require complex factual and statistical analyses and may be subject to interpretation.

If Change is unable to properly protect the privacy and security of protected health information entrusted to it, Change could be found to have breached Change’s contracts with Change’s customers and be subject to investigation by the U.S. Department of Health and Human Services (“HHS”) Office for Civil Rights (“OCR”). In the event OCR finds that Change has failed to comply with applicable HIPAA privacy and security standards, Change could face civil and criminal penalties. In addition, OCR performs compliance audits of Covered Entities and Business Associates in order to proactively enforce the HIPAA privacy and security standards. OCR has become an increasingly active regulator and has signaled its intention to continue this trend. OCR has the discretion to impose penalties without being required to attempt to resolve violations through informal means; further OCR may require companies to enter into resolution agreements and corrective action plans which impose ongoing compliance requirements. OCR enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition to enforcement by OCR, state attorneys general are authorized to bring civil actions under either HIPAA or relevant state laws seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although Change has implemented and maintained policies, processes and a compliance program infrastructure (e.g., a Privacy Office) to assist Change in complying with these laws and regulations and Change’s contractual obligations, Change cannot provide assurance regarding how these laws and regulations will be interpreted, enforced or applied to Change’s operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, Change’s ongoing efforts to comply with evolving laws and regulations at the federal and state levels also might require Change to make costly system purchases and/or modifications or otherwise divert significant resources to HIPAA compliance initiatives from time to time.

Other Privacy and Security Requirements. In addition to HIPAA, numerous other U.S. federal and state laws govern the collection, dissemination, use, access to and confidentiality of personal information. Certain federal and state laws protect types of personal information that may be viewed as particularly sensitive. For example, the Confidentiality of Substance Use Disorder Patient Records (42 C.F.R. Part 2) is a federal law that protects information that would reveal if an individual has or had a substance abuse disorder. Similarly, New York’s Public Health Law, Article 27-F protects information that could reveal confidential HIV-related information about an individual. Some states have enacted or are considering new laws and regulations that would further protect this information, such as the California Consumer Privacy Act of 2018, which builds upon and is more stringent in many respects than other state laws currently in effect in the United States. In many cases, state laws are more restrictive than, and not preempted by, HIPAA, and may allow personal rights of action with respect to privacy or security breaches, as well as fines. State laws are contributing to increased enforcement activity and may also be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered prohibitions or limitations on the disclosure of personal and other information to individuals or entities located outside of the United States. The U.S. Congress is also currently considering a generally applicable national privacy law that may supplant California’s and other states’ privacy laws.

There also are numerous international privacy and security laws that govern the collection, dissemination, use, access, retention, protection, transfer and confidentiality of personal information. For example, GDPR, which became effective on May 25, 2018 is more stringent than laws and regulations governing personal information in the United States. Certain of Change’s solutions involve the transmission and storage of customer data in various jurisdictions, which subjects the operation of that service to privacy or data protection laws and regulations in those jurisdictions. While Change believes these solutions comply with current regulatory and security requirements in the jurisdictions in which Change provides these solutions, there can be no assurance that such requirements will not change or that Change will not otherwise be subject to legal or regulatory actions. These laws and regulations are rapidly evolving and changing, and could have an adverse impact on Change’s operations. These laws and regulations are subject to uncertainty in how they may be interpreted and enforced by government authorities and regulators. The costs of compliance with, and the other burdens imposed by, these and other laws or regulatory actions may increase Change’s operational costs, prevent Change from providing Change’s solutions, and/or impact Change’s ability to invest in or jointly develop Change’s solutions. Change also may face audits or investigations by one or more domestic or foreign government agencies relating to Change’s compliance with these laws and regulations. An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, or could result in adverse publicity or a loss of reputation, and adversely affect Change’s business. Any failure or perceived failure by Change or by Change’s solutions to comply with these laws and regulations may subject Change to legal or regulatory actions, damage Change’s reputation or adversely affect Change’s ability to provide Change’s solutions in the jurisdiction that has enacted the applicable law or regulation. Moreover, if these laws and regulations change, or are interpreted and applied in a manner that is inconsistent with Change’s policies and processes or the operation of Change’s solutions, Change may need to expend resources in order to change Change’s business operations, policies and processes or the manner in which Change provides its solutions. This could adversely affect Change’s business, financial condition and results of operations.

Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Most states require holders of personal information to maintain safeguards and take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals or the state’s attorney general. In some states, these laws are limited to electronic data, but states increasingly are enacting or considering stricter and broader requirements. Additionally, under HIPAA, Covered Entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay, not to exceed 60 days following discovery of the breach by a Covered Entity or its agents. Notification also must be made to OCR and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured protected health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. A non-permitted use or disclosure of protected health information is presumed to be a breach under HIPAA unless the Covered Entity or Business Associate establishes that there is a low probability the information has been compromised consistent with requirements enumerated in HIPAA.

Further, the FTC has prosecuted certain data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. In addition, by regulation, the FTC requires creditors, which may include some of Change’s customers, to implement identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts. Although Congress passed legislation that restricts the definition of “creditor” and exempts many healthcare providers from complying with this identity theft prevention rule,

Change may be required to apply additional resources to Change’s existing processes to assist Change’s affected customers in complying with this rule.

Despite Change’s security management efforts with respect to physical and technological infrastructure, employee training, vendor (and sub-vendor) controls and contractual relationships, Change’s infrastructure, data or other operation centers and systems used in Change’s business operations, including the internet and related systems of Change’s vendors (including vendors to whom Change outsources data hosting, storage and processing functions) are vulnerable to, and from time to time experience, unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third parties or similar disruptive problems. It is not possible to prevent all security threats to Change’s systems and data. See “—Breaches and failures of Change’s IT systems and the security measures protecting them, and the sensitive information Change transmits, uses and stores, expose Change to potential liability and reputational harm.”

HIPAA Transaction and Identifier Standards. HIPAA and its implementing regulations mandate format and data content standards and provider identifier standards (known as the National Provider Identifier) that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. HHS has established standards that health plans must use for electronic fund transfers with providers, has established operating rules for certain transactions, and is in the process of establishing operating rules to promote uniformity in the implementation of the remaining types of covered transactions. The ACA also requires HHS to establish standards for health claims attachment transactions. HHS has modified the standards for electronic healthcare transactions (e.g., eligibility, claims submission and payment and electronic remittance) from Version 4010/4010A to Version 5010. Further, as of 2015, HHS requires the use of updated standard code sets for diagnoses and procedures known as the ICD-10 code sets. Enforcement of compliance with these standards falls under HHS and is carried out by CMS.

In the event new requirements are imposed, Change will be required to modify Change’s systems and processes to accommodate these changes. Change will seek to modify Change’s systems and processes as needed to prepare for and implement changes to the transaction standards, code sets operating rules and identifier requirements; however, Change may not be successful in responding to these changes, and any responsive changes Change makes to Change’s systems and processes may result in errors or otherwise negatively impact Change’s service levels. In addition, the compliance dates for new or modified transaction standards, operating rules and identifiers may overlap, which may further burden Change’s resources.

Change also may experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance or enforcement date. Some payers and healthcare clearinghouses with which Change conducts business interpret HIPAA transaction requirements differently than Change does or may require Change to use legacy formats or include legacy identifiers as they transition to full compliance with the revised requirements. For example, Change continues to process transactions using legacy identifiers for non-Medicare claims that are sent to Change to the extent that the intended recipients have not instructed Change to suppress those legacy identifiers. Where payers or healthcare clearinghouses require conformity with their interpretations or require Change to accommodate legacy transactions or identifiers as a condition of successful transactions, Change seeks to comply with their requirements. Change continues to work with payers, providers, practice management system vendors and other healthcare industry constituents to implement the transaction standards and identifier standards. However, Change cannot provide assurances regarding how CMS will enforce the transaction and identifier standards or how CMS will view Change’s practice of accommodating requests to process transactions that include legacy formats or identifiers for non-Medicare claims. It is possible that Change, or Change’s customers, could be subject to enforcement actions as a result of these accommodations. Any regulatory change, clarification or enforcement action by CMS that prohibited the processing by healthcare clearinghouses or private payers of transactions containing legacy formats or identifiers could have a material adverse impact on Change’s business, results of operations or financial condition.

Anti-Kickback Laws and Anti-Referral Laws. A number of federal and state laws govern patient referrals, financial relationships with physicians and other referral sources and inducements to providers and patients, including restrictions contained in amendments to the Social Security Act, commonly known as the “federal Anti-Kickback Statute (“AKS”).” The AKS prohibits any person or entity from offering, paying, soliciting or receiving, directly or indirectly, anything of value with the intent of generating referrals of patients covered by Medicare, Medicaid or other federal healthcare programs. Courts have interpreted the law to provide that a financial arrangement may violate this law if any one of the purposes of an arrangement is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. Violation of the AKS is a felony, and penalties for AKS violations can be severe, and include imprisonment, criminal fines, civil penalties with treble damages (when the federal False Claims Act (“FCA”) is implicated) and exclusion from participation in federal healthcare programs. The ACA broadened the reach of the AKS by amending the intent requirement, such that a person or entity no longer needs to have actual knowledge of the AKS or specific intent to violate it in order to have committed a violation. In addition, as further discussed below, the ACA provided that the government may assert that a claim which includes items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA, as well as restrictions contained in amendments to the Social Security Act, commonly known as the federal Civil Monetary Penalties Law (“CMP”). The AKS contains a limited number of exceptions, and the Office of the Inspector General (“OIG”) of HHS has created regulatory safe harbors to the AKS. Activities that comply with a safe harbor are deemed protected from prosecution under the AKS. Failure to meet a safe harbor does not automatically render an arrangement illegal under the AKS. The arrangement, however, does risk increased scrutiny by government enforcement authorities, based on its particular facts and circumstances. Change’s contracts and other arrangements may not meet an exception or a safe harbor. Additionally, many states have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In addition, federal laws restricting certain physician self-referrals (also known as the “Stark Law”), as well as state counterparts, may prohibit payment for patient referrals, patient brokering, remuneration of patients, or billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with physicians or other healthcare providers. The Stark Law is very complex, and state anti-referral laws vary widely. As noted below, to the extent Change undertakes billing and coding for designated health services, such activities may be subject to the Stark Law and may result in allegations that claims that Change has processed or forwarded are improper.

The laws and regulations in this area are both broad and vague and judicial interpretation can also be inconsistent. Change reviews its practices with regulatory experts in an effort to comply with all applicable laws and regulatory requirements. However, Change is unable to predict how these laws and regulations will be interpreted or the full extent of their application, particularly to services that are not directly reimbursed by federal healthcare programs, such as transaction processing services. Any determination by a federal or state regulatory authority that any of Change’s activities or those of Change’s customers or vendors violate any of these laws or regulations could: (i) subject Change to civil or criminal penalties, (ii) require Change to enter into corporate integrity agreements or similar agreements with government regulators to meet ongoing compliance obligations, (iii) require Change to change or terminate some portions of Change’s business, (iv) require Change to refund a portion of Change’s service fees, (v) disqualify Change from providing services to customers that are, or do business with, government programs and/or (vi) have a material adverse impact on Change’s business, results of operations or financial condition. Even an unsuccessful challenge by a regulatory authority of Change’s activities could result in adverse publicity and could require a costly response from Change.

False or Fraudulent Claim Laws; Medical Billing and Coding. Medical billing, coding and collection activities are governed by numerous federal and state civil and criminal laws, regulations, and sub-regulatory guidance. Change provides billing and coding services, claims processing and other solutions to providers that relate to, or directly involve, the reimbursement of health services covered by Medicare, Medicaid, other federal and state healthcare programs and private payers. In addition, as part of Change’s data transmission and claims submission services, Change may employ certain edits, using logic, mapping and defaults, when submitting claims to third-party payers. Such edits are utilized when the information received from providers is insufficient to complete individual data elements requested by payers. Change also provides solutions including risk analytics, chart reviews, clinical care visits, payment accuracy, audit functions and enrollment and eligibility, to Medicaid and Medicare managed care plans, commercial plans and other entities. These solutions, which include identifying diagnosis codes with respect to hierarchical condition categories, impact the amounts paid by Medicare and Medicaid to managed care plans. In addition, solutions Change offers to customers that enable customers to certify to compliance with certain requirements and standards, such as EHR Meaningful Use requirements. Change relies on its customers to provide Change with accurate and complete information and to appropriately use analytics, codes, reports and other information in connection with the solutions Change provides to them, but they may not always do so.

As a result of these aspects of Change’s business, Change may be subject to, or contractually required to comply with, numerous federal and state laws that prohibit false or fraudulent claims including but not limited to the FCA, the CMP, and state equivalents. For example, errors or the unintended consequences of data manipulations by Change or its systems with respect to the entry, formatting, preparation or transmission of claims, coding, audit, eligibility and other information, may result in allegations of false or fraudulent claims. False or fraudulent claims under the FCA and other laws include, but are not limited to, billing for services not rendered, making or causing to be made or used a false record or statement that is material to a false claim, failing to refund known overpayments, misrepresenting actual services rendered, improper coding and billing for medically unnecessary items or services. Some of these laws, including CMP, require a lower burden of proof than other fraud, waste and abuse laws. Federal and state authorities increasingly assert liability under CMP, especially where they believe they cannot meet the higher burden of proof requirements under the various criminal healthcare fraud provisions. Current penalties under CMP are significant, up to $100,000 per prohibited kickback and assessments of up to three times the amount claimed or received. Further, violations of the FCA are punishable by treble damages and penalties of up to $22,363 per false claim, and whistleblowers may receive a share of amounts recovered. Civil monetary penalties, including those imposed under the AKS and the FCA, are updated annually based on changes to the consumer price index.

In addition, the FCA prohibits the knowing submission of false claims or statements to the federal government, including to the Medicare and Medicaid programs. The FCA also contains qui tam, or whistleblower provisions, which allow private individuals to sue on behalf of the federal government alleging that the defendant has defrauded the federal government. Although simple negligence will not give rise to liability under the FCA, “knowingly” is defined broadly by the FCA and submitting a claim with reckless disregard to its truth or falsity can constitute “knowingly” submitting a false claim and may result in liability. Civil penalties also may be imposed for the failure to report and return an overpayment made by the federal government within 60 days of identifying the overpayment and also may result in liability under the FCA. The ACA provides that submission of a claim for an item or service generated in violation of the AKS constitutes a false or fraudulent claim under the FCA. Whistleblowers and federal authorities have taken the position, and some courts have held, that providers who allegedly violated other statutes, such as Stark Law, have thereby submitted false claims under the FCA. Several states, including states in which Change operates, have adopted their own false claims provisions and their own whistleblower provisions whereby a private individual may file a civil lawsuit in state court. Although Change believes Change’s processes are consistent with applicable reimbursement rules and industry practice, a court, government authority or whistleblower could challenge these processes. In addition, Change cannot guarantee that federal and state authorities will regard any billing and coding errors Change processes or make as inadvertent or will not hold Change responsible for any compliance issues related to claims, reports and other information Change handles on behalf of providers and payers. Change cannot predict the impact of any enforcement actions under the various false claims and fraud, waste and abuse laws applicable to Change’s operations. Even an unsuccessful challenge of Change’s practices could cause Change to incur adverse publicity and significant legal and related costs.

Exclusion from participation in government healthcare programs. Change also is subject to the exclusion rules of the OIG of HHS whereby OIG may or must exclude individuals and entities convicted of program-related crimes from participation in the Medicare and Medicaid programs. A company that employs or contracts with an OIG-excluded individual and submits a claim for reimbursement to a federal healthcare program, or causes such a claim to be submitted, may itself be excluded or may be subject to significant penalties under the CMP, plus treble damages, for each item or service furnished during the period in which the individual or entity was excluded. A company contracting with providers has an affirmative duty to check the exclusion status of individuals and entities prior to entering into employment or contractual relationships and periodically re-check thereafter, or run the risk of liability under the CMP. Change regularly screens for excluded individuals as part of Change’s initial hiring and continued employment as well as excluded individuals and entities as part of Change’s contractor practices, but Change may not always identify all excluded individuals and entities.

FDA and International Regulation of Medical Software. Certain of Change’s products are classified as medical devices and are subject to regulation by the Food and Drug Administration (the “FDA”) and numerous other federal, state and foreign governmental authorities. In the United States, the FDA permits commercial distribution of a new medical device after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act (the “FDCA”), or is the subject of an approved premarket approval application, unless the device is specifically exempt from those requirements. Moreover, the FDA has increasingly focused on the regulation of medical software and health information technology products as medical devices under the FDCA. For example, in February 2015, the FDA issued guidance to inform manufacturers and distributors of medical device data systems that it did not intend to enforce compliance with regulatory controls that apply to medical device data systems, medical image storage devices, and medical image communication devices. The Cures Act, enacted in December 2016, builds on the FDA’s efforts to limit the regulation of low-risk medical devices by exempting certain categories of software functions from the definition of “medical device” under the FDCA, including software functions intended for administrative support of a healthcare facility and certain functions related to the exchange and use of electronic medical records. However, a software function may not be excluded from the device definition if the FDA determines that use of the software function would be reasonably likely to have serious adverse health consequences. If the FDA chooses to regulate more of Change’s solutions as medical devices, or subsequently changes or reverses its guidance regarding not enforcing certain regulatory controls, Change may be obligated to comply with extensive requirements. Any additional FDA regulations governing healthcare software products may increase the cost and time-to-market of new or existing solutions or may prevent Change from marketing Change’s solutions. If Change fails to maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for Change’s future products or product enhancements, Change’s ability to commercially distribute and market these products could suffer.

Modifications to Change’s medical device products may require new regulatory approvals or clearances, including 510(k) or de novo clearances or premarket approvals, or require Change to recall or cease marketing the modified devices until these clearances or approvals are obtained.

Once a device is on the market, Change must comply with numerous additional regulations which may require it to file adverse event reports and recalls as well as manufacture the software in accordance with a quality management system. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections by the FDA. In addition, Change must comply with requirements and restrictions related to advertising, marketing and promotion of FDA-approved medical devices, as well as more stringent requirements applicable to medical devices that are pending FDA approval. If Change fails to comply with regulatory requirements in the United States or experience delays in obtaining necessary regulatory approvals or clearances, this could delay production of Change’s medical device products and lead to fines, difficulties in obtaining regulatory approvals or clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have an adverse effect on Change’s financial condition or results of operations.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, where Change sells Change’s medical device solutions internationally, Change is subject to international regulation regarding these medical device solutions. For example, in May 2017, the EU Medical Devices Regulation (“MDR”) (Regulation 2017/745) was adopted. The MDR repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EU Member States, the MDR will be directly applicable in the EU Member States and on the basis of the European Economic Area (“EEA”) agreement in Iceland, Lichtenstein and Norway. The MDR, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The MDR will apply from May 26, 2020. Once applicable, the MDR will among other things:

•	Strengthen the clinical data requirements related to medical devices;

•	Impose additional scrutiny during the conformity assessment procedure for high risk medical devices;

•	Impose on manufacturers and authorized representative the obligation to have a person responsible for regulatory compliance continuously at their disposal;

•	Require that authorized representatives be held legally responsible and liable for defective products placed on the EEA market jointly with the device manufacturers;

•	Reinforce post market surveillance requirements applicable to CE marked medical devices;

•	Improve the traceability of medical devices throughout the supply chain to the end-user or patient through a Unique Device Identification System;

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Increase transparency. Information from several databases concerning economic operators, CE Certificates of Conformity, conformity assessment, clinical investigations, the Unique Device Identification system, adverse event reporting and market surveillance will be available to the public.

Once applicable, the MDR will impose increased compliance obligations for Change to access the EU market.

Interoperability Requirements. There is increasing demand among customers, industry groups and government authorities that healthcare IT products provided by various vendors be compatible with each other and allow for the efficient exchange of EHR information. In 2013, in order to address this demand for interoperability, a number of other healthcare IT companies co-founded the CommonWell Health Alliance with the aim of developing a standard for data sharing among physicians, hospitals, clinics and pharmacies. Certain federal and state agencies also are developing standards that could eventually become mandatory for software and systems purchased by these agencies, or used by Change’s customers. For example, under the Cures Act, the Office of the National Coordinator for Health Information Technology (“ONC”) within HHS is required to develop a “trusted exchange framework” and common agreement for the secure exchange of health information between networks. Although the Cures Act does not make implementation of the trusted exchange framework mandatory, the Cures Act encourages its adoption through the establishment of a publicly available directory of networks that are capable of trusted exchange and by permitting federal agencies to require implementation of the trusted exchange framework by network contractors as the contractors update their health IT or operational practices.

The Cures Act also encourages interoperability through changes to EHR certification standards implemented as part of HHS’s programs to promote interoperability. In particular, the amended EHR certification standards will require developers (i) to publish application programming interfaces that permit exchange of EHR and other health information among different health IT systems, (ii) to successfully test the “real world use” of interoperability technology, and (iii) to attest that they will not engage in “information blocking” or otherwise inhibit the appropriate exchange, access, and use of electronic health information. Health IT developers, exchanges, or networks that do engage in such information blocking by knowingly adopting practices that are likely to interfere with, prevent, or materially discourage the access, exchange, or use of electronic health information, may be subject to civil monetary penalties of up to $1 million per violation.

Although several of Change’s healthcare IT solutions have received certification, rules regarding interoperability and certification standards are subject to regular revision and updates. The Office of Management and Budget is currently considering rules proposed by ONC and CMS concerning interoperability. The rule proposed by ONC would address, among other things, the kinds of industry behaviors that do and do not constitute information blocking under the Cures Act. The rule proposed by CMS may, among other things, effectively mandate interoperability as a condition for participating in Medicare. It is too early to tell in what form these rules may be adopted or the impact the final rules, if adopted, would have on Change’s business. In October 2016, HHS published rules establishing processes to facilitate ONC’s direct review and evaluation of the performance of certified health IT in certain circumstances, including in response to problems or issues that could pose serious risks to public health or safety. As a result of changing requirements, Change may incur increased development costs and delays in receiving certification for Change’s solutions, and changing or supplementing rules also may lengthen Change’s sales and implementation cycle. Change also may incur costs in periods prior to the corresponding recognition of revenue. To the extent these requirements subsequently are changed or supplemented, or Change’s prior certifications are no longer valid, or Change is delayed in receiving new certifications for Change’s solutions, customers may postpone or cancel their decisions to purchase or implement these solutions.

Restrictions on Communications. Communications with Change’s customers and Change’s customers’ patients increasingly are scrutinized under laws and regulations governing communications. For example, the Telephone Consumer Protection Act of 1991 (the “TCPA”) subjects Change and its vendors to various rules regarding contacting Change’s customers and Change’s customers’ patients via telephone, fax or text message and may impact Change’s operations. In the last few years, there has been a significant increase in class action lawsuits brought under the TCPA. This increase has been driven, in part, by more expansive interpretations of the activity subject to regulation under the TCPA by some courts and by the Federal Communications Commission (“FCC”), as well as by the significant statutory damages that are potentially available to successful plaintiffs. Because Change’s solutions need and rely upon various messaging components to achieve successful outcomes for Change and its customers, Change’s ability to communicate with Change’s customers and their patients may be affected by the TCPA, its implementing regulations and litigation pursuant to the TCPA. In addition, because of the scope and interpretation of the TCPA is continuing to evolve and develop, Change inadvertently could fail to comply or be alleged to have failed to comply with the TCPA, and consequently be subject to significant statutory damages and negative publicity associated with class action litigation and/or costs associated with modifying Change’s solutions and business strategies. Furthering the compliance challenges posed by the TCPA is the fact that the FCC continues to review dozens of petitions from parties in various industries that seek interpretation of the TCPA’s various regulations. To the extent the FCC issues an order that alters current understanding and accepted interpretation of the TCPA’s regulations, Change may be required to modify Change’s solutions in ways that may make them less attractive to Change’s customers and/or require Change to alter Change’s business strategies and incur increased costs. In addition, Change also may be subject to claims alleging failure to comply with email and marketing regulations under the CAN-SPAM Act, and additional fax regulations under the Junk Fax Act and data privacy rules under the California Consumer Privacy Act of 2018, as well as potentially under non-U.S. laws that regulate communications and messaging and that affect Change’s operations, such as Canada’s Anti-Spam Law (“CASL”), GDPR, and the European Union’s e-Privacy Directive and implementing member state laws (and any subsequent changes to such laws). Change also use email and social medial platforms as marketing tools. For example, Change maintains social media accounts and may occasionally email customers offers and promotions. As laws and regulations, including FTC enforcement, rapidly evolve to govern the use of these platforms and devices, the failure by Change, Change’s employees or third parties acting at Change’s direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact Change’s business, financial condition and results of operations or subject Change to fines or other penalties.

Financial Services Related Laws, Regulations and Industry Standards. Financial services and electronic payment processing services are subject to numerous laws, regulations and industry standards. These laws may subject Change, Change’s vendors and Change’s customers to liability as a result of Change’s communication and payment solutions. Although Change does not act as a bank, Change offers solutions that involve banks, or vendors who contract with banks and other regulated providers of financial services. Change relies on relationships with such banks, vendors and providers. If Change fails to maintain these relationships or if Change maintains them under new terms that are less favorable to Change, Change’s business, results of operations or financial condition could suffer. The various payment modalities that Change offers Change’s customers directly and through banks, vendors, or other regulated providers may be deemed regulated activity at the federal or state level, and, as a result, Change may be affected by banking and financial services industry laws, regulations and standards, such as licensing requirements, solvency standards, reporting and disclosure obligations and requirements to maintain the privacy and security of nonpublic personal financial information. In addition, Change’s communication and payment solutions may be affected by payment card industry operating rules and security standards, certification requirements, state prompt payment laws and other rules governing electronic funds transfers. If Change fails to comply with any applicable communication and payment rules or requirements, Change may be subject to fines and changes in transaction fees and may lose Change’s ability to process payment transactions or facilitate other types of billing and payment solutions. Moreover, in addition to regulatory requirements related to electronic funds transfers, payment transactions processed using the Automated Clearing House Network are subject to network operating rules promulgated by the National Automated Clearing House Association, and these rules may affect Change’s payment practices. Certain payment transactions may be subject to card association and network rules and standards. Failure to comply with such rules or standards could subject Change to fines or penalties imposed by such card associations and networks. If any changes in such rules or standards increase the cost of doing business or limit Change’s ability to provide Change’s solutions, Change’s business, results of operations or financial condition could suffer. Further, Change’s communication and payment solutions may impact the ability of Change’s payer customers to comply with state prompt payment laws. These laws require payers to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” within a specified time frame. Finally, as Change expands Change’s financial services offerings Change may be subject to additional laws and regulations, including certain consumer protection laws such as the Fair Debt Collections Practices Act (the “FDCPA”), the Fair Credit Reporting Act (the “FCRA”) and various other state laws implicated by such financial services.

Foreign Corrupt Practices Act and Bribery Laws. The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar international bribery laws make it unlawful for entities to make payments to foreign government officials to assist in obtaining and maintaining business. Specifically, the anti-bribery provisions of the FCPA prohibit any offer, payment, promise to pay, or authorizing the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to do or omit to do an act in violation of his or her duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business, to any person. In addition to the anti-bribery provisions of the FCPA, the statute also contains accounting requirements designed to operate in tandem with the anti-bribery provisions. Covered companies are required to make and keep books and records that accurately and fairly reflect the transactions of the company and devise and maintain an adequate system of internal accounting controls. With Change’s international businesses, Change could incur significant fines and penalties, as well as criminal liability, if Change fails to comply with either the anti-bribery or accounting requirements of the FCPA, or similar international bribery laws. Even an unsuccessful challenge of Change’s compliance with these laws could cause Change to incur adverse publicity and significant legal and related costs.

Physician Payments Sunshine Act. The Physician Payments Sunshine Act of 2010 (the “Sunshine Act”) requires manufacturers of medical devices covered by Medicare, Medicaid, and the Children’s Health Insurance Program to collect and track all financial relationships with physicians and teaching hospitals and to report annually such data to CMS. Medical device manufacturers must report to CMS payments or “transfers of value” made to physicians, including meals, travel reimbursement, consulting fees and research payments. In addition, several states and the District of Columbia have passed laws requiring that medical device manufacturers report various details of their financial relationships with physicians. The Sunshine Act authorizes significant civil monetary penalties for each payment or transfer of value not accurately or completely reported. Although Change has processes in place to track and timely report such financial relationships, Change inadvertently may fail to track and report all such financial relationships and thus may be subject to penalties for such non-compliance.

United States Postal Service Laws and Regulations. Change’s communication and payment solutions provide mailing services primarily delivered by the United States Postal Service (“USPS” or the “Postal Service”). Postage is the most significant cost incurred in the delivery of Change’s communication and payment solutions. Although Change generally passes increases in postage costs through to Change’s customers, in some circumstances Change may be unable to do so, or the resulting increases in Change’s charges could cause Change’s customers to reduce the volume of Change’s services they purchase. While Change cannot predict the magnitude of these effects, they could have a material effect on Change’s business, operating results or financial condition if large enough.

First, the Postal Service could increase the rates of postage that Change must pay. Most of the mail that Change sends uses market-dominant mail products, whose postal rates are subject to maximum rate regulation. Current regulatory rules generally limit the average rate increase for each class of market-dominant mail to the rate of increase of the Consumer Price Index (“CPI”). The Postal Service, however, has argued for eliminating or loosening this restriction, and the Postal Regulatory Commission is now considering proposed rule changes that would have this effect. It is also possible that Congress could eliminate or loosen the restriction on postal rate increases through legislation, particularly if the Postal Service continues to report financial losses.

Second, even under current regulatory standards, the Postal Service has broad flexibility to raise rates on individual rate categories within a class of mail faster than the CPI, as long as the average rates for the affected mail class as a whole do not increase than the CPI-based rate cap.

Third, most of the postal rates that Change pays reflect significant discounts from the basic USPS postage rate structure. These discounts could be changed or discontinued at any time on short notice. The Postal Service also could require more costly or difficult mail preparation (e.g., presorting, barcoding, bundling or destination entry) requirements as a condition for continuing to use the discounted rates. More onerous preparation requirements could force Change to incur substantial additional mail preparation costs or pay higher rates of postage.

Fourth, it is possible that the Postal Service, the Postal Inspection Service, or other law enforcement officials could allege that Change did not prepare past mailings as required to qualify for the discounted rates at which the mailings were mailed, and that Change now owes additional postage. Further, if the government concludes that the noncompliance was intentional or reckless, the government could seek to recover treble damages and civil penalties of up to $22,363 per false claim (adjusted annually to reflect changes in the Consumer Price Index). If the volume of mail subject to these allegations is large enough, the recovery sought could have a material effect on Change’s business, operating results, or financial condition.

Payment Card Industry Standards. Change accepts credit card, eCheck, ACH Payments, and payments via online portal, phone/Interactive Voice Response system or by mail. Change also enables payers to collect member premium payments. These transactions are regulated at the federal, state and international levels as well as by certain industry groups, such as the Payment Card Industry Security Standards Council, the National Automated Clearing House Association and individual credit card issuers. Federal, state, international and industry groups also may consider and implement from time to time new privacy and security requirements that apply to Change’s business. Compliance with contractual obligations and evolving privacy and security laws, requirements and regulations may result in cost increases due to necessary systems changes, new limitations or constraints on Change’s business and the development of new administrative processes. If Change fails to adequately control fraudulent ACH, credit card and debit card transactions, Change may face civil liability, diminished public perception of Change’s security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect Change’s business, financial condition and results of operations. The termination of Change’s ability to process payments through ACH transactions or on any major credit or debit card would adversely affect Change’s ability to operate its business.

Other State Healthcare Laws. Most states have a variety of laws that potentially impact Change’s operations and business practices. For example, many states in which Change provides clinical care in-home assessment services prohibit corporations and other non-licensed entities from practicing medicine, nursing and other licensed professions by employing physicians and certain non-physician practitioners. These prohibitions on the corporate practice of medicine, nursing and other licensed professions impact how Change structures its relationships with physicians and other affected non-physician practitioners. In addition, some states have restrictions on physicians and other healthcare practitioners splitting fees with non-practitioners or restrict the ability of practitioners to assign claims for reimbursement from government healthcare programs. Some states have interpreted these laws to prevent business service providers from charging their physician clients on the basis of a percentage of collections or charges. If Change’s arrangements with physicians or other practitioners were found to violate a corporate practice of medicine, nursing and other licensed professions prohibition or fee-splitting prohibition, Change may be subject to civil or criminal penalties, be required to terminate or make changes to Change’s contractual arrangements with practitioners in such states or to Change’s business generally, or be required to remit portions of Change’s services fees to practitioners, which, in turn, may adversely affect both Change’s operations and profitability. Further, Change could face sanctions for aiding and abetting the violation of the state’s professional licensure statutes. In addition, Change holds certain state licenses and enrollments in government healthcare programs which subject Change to additional requirements and scrutiny by government regulators. Failure to comply with requirements and obligations imposed by such licensure and enrollments may result in civil and criminal penalties and may otherwise adversely affect Change’s business. Change continually monitors legislative, regulatory and judicial developments related to licensure and engagement arrangements with professionals; however, new agency interpretations, federal or state legislation or regulations, or judicial decisions could require Change to change how it operates, may increase Change’s costs of services and could have a material adverse impact on Change’s business, results of operations or financial condition.

Legislative changes and contractual limitations may impede Change’s ability to utilize Change’s offshore service capabilities.

In Change’s operations, Change has contractors and employees located outside of the United States who may have access to personal information, including protected health information in order to assist Change in performing services for Change’s customers. From time to time, Congress considers legislation that would restrict the transmission of personal information regarding a United States resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice to the identifiable individual of the transmission and an opportunity to opt out. Some of the proposals considered would have required patient consent and imposed liability on healthcare businesses arising from the improper sharing or other misuse of personal information. Congress also has considered creating a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of these proposed restrictions. Furthermore, a number of states have considered prohibitions or limitations on the disclosure of personal information to individuals or entities located outside of the United States. If legislation of this type is enacted, Change’s ability to utilize offshore resources may be impeded, and Change may be subject to sanctions for failure to comply with the new mandates of the legislation. In addition, the enactment of such legislation could result in such work being performed at a lower margin of profitability, or even at a loss. In addition, CMS requires that some of Change’s customers, including Medicare Advantage organizations and Medicare Part D prescription drug plans and their subcontractors, submit certain information regarding their offshore subcontractors and attest that measures have been taken to mitigate risk associated with sharing personal information with such offshore subcontractors. As a result, Change may be required to submit information or an attestation and may be impacted by Change’s customer’s failure to submit accurate and complete information or attestations. Further, as a result of concerns regarding the possible misuse of personal information, some of Change’s customers have contractually limited or may seek to limit Change’s ability to use Change’s offshore resources which may increase Change’s costs. Use of offshore resources may increase Change’s risk of violating Change’s contractual obligations to Change’s customers to protect the privacy and security of personal information provided to Change, which could adversely impact Change’s reputation and Change’s business. In addition, depending on the location of contractors and employees accessing personal information outside of the United States, Change may have additional compliance obligations under non-U.S. laws applicable to accessing, using, or otherwise processing personal information and transmitting that information back to the United States.

Change is subject to risks associated with Change’s international operations.

Change markets, sells and supports its solutions internationally. Change plans to continue to expand its non-U.S. operations and continue to focus on developing successful direct and indirect non-U.S. sales and support channels. Non-U.S. operations are subject to inherent risks, and Change’s business, results of operations and financial condition, including Change’s revenue growth and profitability, could be adversely affected by a variety of uncontrollable and changing factors. These include, but are not limited to:

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties and costs of staffing and managing non-U.S. operations;

•	the impact of global economic and political market conditions;

•	effects of sovereign debt conditions, including budgetary constraints;

•	unfavorable or volatile foreign currency exchange rates;

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legal compliance costs or business risks associated with Change’s global operations where: (i) local laws and customs differ from, or are more stringent than those in the United States, such as those relating to data privacy and data security, or (ii) risk is heightened with the FCPA, the U.K. Anti-Bribery Act and similar laws and regulations in foreign jurisdictions;

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certification, licensing, or regulatory requirements, including obligations imposed on manufacturers and distributors of medical devices by non-U.S. regulatory agencies, and unexpected changes to those requirements;

•	changes to or reduced protection of intellectual property rights in certain countries;

•	greater difficulty in protecting, maintaining and obtaining registered intellectual property, such as patents and trademarks;

•	potentially adverse tax consequences as a result of changes in tax laws or otherwise, and difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner;

•	different or additional functionality requirements or preferences;

•	trade protection measures;

•	economic sanctions;

•	export control regulations;

•	disruption of, or loss of access to, regional information technology or telecommunication networks;

•	health service provider or government spending patterns or government-imposed austerity measures;

•	natural disasters, war or terrorist acts; and

•	labor disruptions that may occur in a country.

Change relies on vendors and other third parties including vendors outside the United States, for some of Change’s information technology infrastructure, development and maintenance, quality assurance, operations, and customer support.

Change currently depends on various vendors and other third parties for substantial business functions, including with respect to Change’s IT systems (including infrastructure, application development, purchase and distribution, payment processing, manufacturing, and maintenance), business process outsourcing, call center services, customer support and similar services. Specifically, Change outsources some of Change’s software development and design, quality assurance, and operations activities to third-party vendors that have employees and consultants located outside the United States. In February 2018, the Joint Venture entered into a ten-year contract with Wipro in which it committed to purchase from Wipro at least $1.0 billion in outsourced professional services over the ten-year term of the contract. If the Joint Venture fails to meet this minimum commitment, it may be forced to pay to Wipro 25% of the shortfall relative to the minimum commitment at the end of the term, thus increasing its costs without a commensurate increase in services provided to its business. If the Joint Venture had terminated the Wipro contract on March 31, 2019, it estimates that the termination fee would have been approximately $244.8 million, which represents the greater of (i) a termination fee equal to 25% of the remaining unspent minimum commitment and (ii) the remaining unrecovered costs incurred by Wipro in connection with its performance under the agreement. In addition, the Joint Venture’s dependence on Wipro and Change’s dependence on other third-party vendors creates a number of business risks—in particular, the risk that Change may not maintain service quality, control or effective management with respect to these outsourcing arrangements of Change’s business operations and that Change cannot control the information systems, facilities or networks of such vendors.

Change’s results of operations could be adversely affected if the information systems, facilities or networks of a third party vendor are disrupted (including disruption of access), are damaged or fail, whether due to physical disruptions, such as fire, natural disaster, pandemic or power outage, or due to cyber-security incidents, ransomware or other actions of vendors, including labor strikes, political unrest and terrorist attacks. Moreover, because certain of Change’s third-party vendors conduct operations for Change outside the United States, the political and military events in foreign jurisdictions could have an adverse impact on Change’s outsourced operations. If Change experiences problems with Change’s third-party vendors, if the costs charged by Change’s third-party vendors increase or if Change’s agreements with Change’s third-party vendors are terminated, Change may not be able to develop new solutions, enhance or operate existing solutions, or provide customer support in an alternate manner that is equally or more efficient and cost-effective.

Failure by Change’s customers to obtain proper permissions or provide Change with accurate and appropriate information may result in claims against Change or may limit or prevent Change’s use of information, which could harm Change’s business. Additionally, privacy concerns relating to Change’s business could damage Change’s reputation and deter current and potential customers from using Change’s solutions.

To the extent Change is not otherwise permitted to use and/or disclose customer information, Change requires its customers to provide necessary notices and obtain necessary permissions for the use and disclosure of the information that Change receives from Change’s member engagement, member eligibility, billing and coding and other solutions. If they do not provide necessary notices or obtain necessary permissions, then Change’s use and disclosure of information that Change receives from them or on their behalf may be limited or prohibited by federal or state privacy or other laws. Such failures by Change’s customers could impair Change’s functions, processes and databases that reflect, contain or are based upon such information. For example, as part of Change’s claims submission services, Change relies on its customers to provide Change with accurate and appropriate information and directives for Change’s actions. While Change has implemented features and safeguards relating to the accuracy and completeness of claims content, these features and safeguards may not be sufficient to prevent inaccurate claims data from being submitted to payers. In addition, such failures by Change’s customers could interfere with or prevent creation or use of rules, analyses or other data-driven activities that benefit Change, or make Change’s solutions less useful. Accordingly, Change may be subject to claims or liability for inaccurate claims data submitted to payers or for use or disclosure of information by reason of lack of valid notice or permission. As another example, Change relies on its customers to provide Change with accurate and appropriate billing and coding information, including provider enrollment information and medical necessity information. While Change has implemented features and safeguards relating to provider enrollment and medical necessity requirements, these features and safeguards may not be sufficient to prevent inaccurate or incomplete billing and coding claims from being submitted to payers. Accordingly, Change may be subject to claims or liability for inaccurate or incomplete billing and coding claims. These claims or liabilities could damage Change’s reputation, subject Change to unexpected costs and could have a material adverse impact on Change’s business, results of operations or financial condition.

Additionally, in recent years, consumer advocates, media and elected officials increasingly and publicly have criticized companies in data focused industries regarding the collection, storage and use of personal data, including the licensing of de-identified data, by such companies. Concerns about Change’s practices with regard to the collection, use, disclosure or security of personal information, the licensing of de-identified data, or other privacy related matters, even if unfounded, could damage Change’s reputation and adversely affect Change’s business, results of operations or financial condition.

Certain of Change’s solutions present the potential for embezzlement, identity theft or other similar illegal behavior by Change’s employees or vendors and a failure of Change’s employees or vendors to observe quality standards or adhere to environmental, social and governance standards could damage Change’s reputation.

Among other things, Change’s solutions include printing and mailing checks and/or facilitating electronic funds transfers for Change’s payer customers and handling mail and payments from payers and from patients for many of Change’s provider customers. These services frequently include handling original checks, payment card information, banking account information and may include currency. Even in those cases in which Change does not facilitate payments or handle original documents or mail, Change’s services also involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. If any of Change’s employees or vendors or other bad actors takes, converts or misuses such funds, documents or information, or Change experiences a data breach creating a risk of identity theft, Change could be liable for damages, and Change’s reputation could be damaged or destroyed. In addition, Change could be perceived to have facilitated or participated in illegal misappropriation of funds, documents or data and, therefore, be subject to civil or criminal liability. Federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. Change also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of Change’s customers that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts.

Many of Change’s licensees, as well as vendors are subject to specified product quality standards and other requirements pursuant to the related licensing or supply agreements. The non-compliance by these entities with the terms and conditions of their respective contracts that pertain to health and safety standards, quality control, product consistency, compliance with law, or proper marketing or other business practices, may adversely impact the goodwill of Change’s business. Change may not be able to adequately prevent such practices, which could harm the value of Change’s business, result in the abandonment, dilution or invalidity of trademarks associated with Change’s business and adversely affect Change’s results of operations or financial condition. In addition, such licensees and suppliers could violate environmental, social and governance standards or engage in unethical conduct. Further, despite Change’s policies to the contrary, Change may not be able to control the conduct of every individual actor, and Change’s employees and personnel may violate environmental, social or governance standards or engage in other unethical conduct. These acts could adversely impact the reputation of Change’s business.

Contractual relationships with customers that are governmental agencies or are funded by government programs may impose special burdens on Change and provide special benefits to those customers.

A portion of Change’s revenue comes from customers that are governmental agencies or are funded by government programs. Change’s contracts and subcontracts may be subject to some or all of the following:

•	termination when appropriated funding for the current fiscal year is exhausted;

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termination for the governmental customer’s convenience, subject to a negotiated settlement for costs incurred and profit on work completed, along with the right to place contracts out for bid before completion of the full contract term, as well as the right to make unilateral changes in contract requirements, subject to negotiated price adjustments;

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compliance and reporting requirements related to, among other things, agency-specific policies and regulations, information security, subcontracting requirements, equal employment opportunity, affirmative action for veterans and workers with disabilities and accessibility for the disabled;

•	broad audit rights;

•	ownership of inventions made with federal funding under the Bayh-Dole Act; and

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specialized remedies for breach and default, including setoff rights, risk allocation, retroactive price adjustments and civil or criminal fraud penalties, re-procurement expenses, as well as mandatory administrative dispute resolution procedures instead of state contract law remedies.

In addition, certain violations of federal and state law may result in termination of Change’s contracts and subcontracts, and under certain circumstances, suspension and/or debarment from future government contracts. Change also is subject to conflict-of-interest rules that may affect Change’s eligibility for some federal, state and local government contracts and subcontracts, including rules applicable to all United States government contracts and subcontracts, as well as rules applicable to the specific agencies with which Change has contracts or with which Change may seek to enter into contracts.

The protection of Change’s intellectual property requires substantial resources and protections of Change’s proprietary rights may not be adequate.

Change relies upon a combination of trade secret, copyright and trademark laws, patents, license agreements, confidentiality procedures, nondisclosure agreements and technical measures designed to protect the intellectual property used in Change’s business. The steps Change has taken to protect and enforce Change’s proprietary rights and intellectual property may not be adequate. For instance, Change may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries or take similar steps to secure patents for Change’s proprietary processes, methods and technologies. Even if Change is successful in obtaining patent and/or trademark registrations, these registrations may be opposed or invalidated by a third party. In addition, Change’s agreements with employees, consultants and others who develop intellectual property for or on behalf of Change could be breached and could result in Change’s trade secrets and confidential information being publicly disclosed. Change may not have adequate remedies for any such breach. Third parties also may infringe upon or misappropriate Change’s copyrights, trademarks, service marks, patents and other intellectual property rights. If Change believes a third party has misappropriated Change’s intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, would be expensive and may not effectively protect Change’s intellectual property. Even if Change establishes infringement, a court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Change’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of Change Common Stock. Moreover, there can be no assurance that Change will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if Change ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of Change’s management and scientific personnel could outweigh any benefit Change receives as a result of the proceedings. As a result, if Change fails to maintain adequate intellectual property protection or if a third party infringes or misappropriates Change’s intellectual property, it may have a material adverse impact on Change’s business, results of operations or financial condition. Change’s currently pending or future patent applications may not result in issued patents, or be approved on a timely basis, if at all. Similarly, any term extensions that Change seeks may not be approved on a timely basis, if at all. In addition, Change’s issued patents, or any patents that may issue in the future, may not contain claims sufficiently broad to protect Change against third parties with similar technologies or products or provide Change with any competitive advantage, including exclusivity in a particular product area. The validity and scope of Change’s patent claims also may vary between countries, as individual countries have their own patent laws. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Change’s ability to enforce Change’s patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction basis, and Change only pursues patent protection in countries where Change thinks it makes commercial sense for the given product. In addition, if Change is unable to maintain Change’s existing license agreements or other agreements pursuant to which third parties grant Change rights to intellectual property, including because such agreements terminate, Change’s financial condition and results of operations could be materially adversely affected.

Patent law reform in the U.S. and other countries may also weaken Change’s ability to enforce Change’s patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-invent system. These reforms could result in increased costs to protect Change’s intellectual property or limit Change’s ability to obtain and maintain patent protection for Change’s products in these jurisdictions. Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and materially adversely affect Change’s financial condition and results of operations.

Change’s trademarks, logos, and brands may provide Change with a competitive advantage in the market as they may be known or trusted by consumers. In order to maintain the value of such brands, Change must be able to enforce and defend Change’s trademarks. Change has pursued and will pursue the registration of trademarks, logos and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe Change’s brands can be difficult. Effective trademark, service mark, trade dress or related protections may not be available in every country in which Change’s solutions are available. Enforcement is especially difficult in first-to-file countries where ‘‘trademark squatters’’ can prevent Change from obtaining adequate protections for Change’s brands. There can be no assurance that the steps Change has taken and will take to protect Change’s proprietary rights in Change’s brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate Change’s brands, trademarks, trade dress or other similar proprietary rights.

Many of Change’s products are based on or incorporate proprietary information. Change actively seeks to protect Change’s proprietary information, including Change’s trade secrets and proprietary know-how, by generally requiring Change’s employees, consultants, other advisors and other third parties to execute proprietary information and confidentiality agreements upon the commencement of their employment, engagement or other relationship. Despite these efforts and precautions, Change may be unable to prevent a third party from copying or otherwise obtaining and using Change’s trade secrets or Change’s other intellectual property without authorization and legal remedies may not adequately compensate Change for the damages caused by such unauthorized use.

In addition, there can be no assurance that Change’s competitors will not independently develop products or services that are equivalent or superior to Change’s solutions.

Change may not be able to protect Change’s intellectual property rights throughout the world.

Third parties may attempt to commercialize competitive products or services in foreign countries where Change does not have any patents or patent applications and where legal recourse may be limited. This may have a significant commercial impact on Change’s foreign business operations.

Filing, prosecuting and defending patents on Change’s solutions in all countries throughout the world would be prohibitively expensive, and Change’s intellectual property rights in some countries outside the United States may be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly developing countries. For example, Europe has a heightened requirement for patentability of software inventions. Thus, even in countries where Change does pursue patent protection, there can be no assurance that any patents will issue with claims that cover Change’s solutions. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, Change may not be able to prevent third parties from practicing Change’s inventions in all countries outside the United States. Competitors may use Change’s technologies in jurisdictions where Change has not obtained patent protection to develop their own products and services and further, may export otherwise infringing products and services to territories where Change has patent protection, but enforcement on infringing activities is inadequate. These products or services may compete with Change’s products or services, and Change’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for Change to stop the infringement of Change’s patents or marketing of competing products in violation of Change’s proprietary rights generally. Proceedings to enforce Change’s patent rights in foreign jurisdictions could result in substantial costs and divert Change’s efforts and attention from other aspects of Change’s business, could put Change’s patents at risk of being invalidated or interpreted narrowly and Change’s patent applications at risk of not issuing, and could provoke third parties to assert claims against Change. Change may not prevail in any lawsuits that Change initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and certain developing countries, including India and China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Change may have limited remedies if Change’s patents are infringed or if Change is compelled to grant a license to Change’s patents to a third party, which could materially diminish the value of those patents. This could limit Change’s potential revenue opportunities. Accordingly, Change’s efforts to enforce Change’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Change owns or license. Finally, Change’s ability to protect and enforce Change’s intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Third parties may claim that Change or its distributors or licensors are infringing their intellectual property, and Change could suffer significant litigation or licensing expenses or be prevented from selling certain solutions.

Change or its distributors and licensors could be subject to claims that Change is misappropriating or infringing intellectual property (including patents, trademarks, trade dress, copyrights, trade secrets, domain names) or other proprietary rights of others. Change may become subject to preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring Change to cease some or all of Change’s operations. Similarly, if any litigation to which Change is a party is resolved adversely, Change may be subject to an unfavorable judgment that may not be reversed upon appeal. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from Change’s operations and even if Change believes it does not infringe a validly existing third-party right Change may choose to license such rights. If Change or its distributors or licensors become liable to third parties for infringing these rights, Change could be required to pay a substantial damage award, including treble damages in some cases, and to develop non-infringing technology, obtain a license, which may not be available on commercially reasonable terms, or stop activities or services that use or contain the infringing intellectual property, which could include a recall or cessation of sales in the future. Change may also decide to settle such matters on terms that are unfavorable to it. Change may be unable to develop non-infringing solutions or obtain a license on commercially reasonable terms, or at all. Change also may be required to indemnify Change’s customers if they become subject to third party claims relating to intellectual property that Change licenses or otherwise provide to them, which could be costly.

The intellectual property positions of pharmaceutical and health IT services frequently involve complex legal and factual questions. For example, while Change generally enters into proprietary information agreements with Change’s employees and third parties which assign intellectual property rights to Change, these agreements may not be honored or may not effectively assign intellectual property rights to Change under the local laws of some countries or jurisdictions. Change cannot be certain that a competitor or other third party does not have or will not obtain rights to intellectual property that may prevent Change from manufacturing, developing or marketing certain of Change’s products, regardless of whether Change believes such intellectual property rights are valid and enforceable or Change believes Change would otherwise be able to develop a more commercially successful product, which may materially adversely affect Change’s business, financial condition and results of operations.

Change may be subject to claims that Change’s employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Change has received confidential and proprietary information from third parties. In addition, Change may employ individuals who were previously employed at other healthcare companies. Change may be subject to claims that Change or its employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or Change’s employees’ former employers. Further, Change may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing Change’s solutions. Change may also be subject to claims that former employees, consultants, independent contractors or other third parties have an ownership interest in Change’s patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging Change’s right to and use of confidential and proprietary information. In addition to paying monetary damages, if Change fails in defending against any such claims Change may lose Change’s rights therein, which could have a material adverse effect on Change’s business. Even if Change is successful in defending against these claims, litigation could result in substantial cost and be a distraction to Change’s management and employees.

Change’s solutions depend, in part, on intellectual property and technology licensed from third parties.

Much of Change’s business and many of Change’s solutions rely on key technologies or content developed or licensed by third parties. For example, many of Change’s software offerings are developed using software components or other intellectual property licensed from third parties, including both proprietary and open source licenses. These third-party software components may become obsolete, defective or incompatible with future versions of Change’s solutions, or Change’s relationship with the third party licensor may deteriorate, or Change’s contracts with the third party licensor may expire or be terminated. In addition, like most other service providers in the healthcare industry, many of Change’s products rely on proprietary healthcare codes, descriptive terms and other content, such as Current Procedural Terminology codes (“CPT” codes), that third parties, such as the American Medical Association (“AMA”) develop and license for the purpose of maintaining standard language and coding throughout the healthcare industry. Because CPT codes are licensed by the AMA on reasonable and non-discriminatory terms, Change anticipates the continued availability of such content; however, if Change is unable to maintain an ongoing license for such content, certain of Change’s products may become partially or entirely incompatible with the healthcare industry. Change may also face legal or business disputes with licensors that may threaten or lead to the disruption of inbound licensing relationships. In order to remain in compliance with the terms of Change’s licenses, Change must carefully monitor and manage Change’s use of third-party software components, including both proprietary and open source license terms that may require the licensing or public disclosure of Change’s intellectual property without compensation or on undesirable terms. Because the availability and cost of licenses from third parties depends upon the willingness of third parties to deal with Change on the terms Change requests, there is a risk that third parties who license to Change’s competitors either will refuse to license Change at all, or refuse to license Change on terms equally favorable to those granted to Change’s competitors. Consequently, Change may lose a competitive advantage with respect to these intellectual property rights or Change may be required to enter into costly arrangements in order to terminate or limit these rights. Additionally, some of these licenses may not be available to Change in the future on terms that are acceptable or that allow Change’s solutions to remain competitive. Change’s inability to obtain licenses or rights on favorable terms could have a material effect on Change’s business, including Change’s financial condition and results of operations. In addition, it is possible that as a consequence of a merger or acquisition, third parties may obtain licenses to some of Change’s intellectual property rights or Change’s business may be subject to certain restrictions that were not in place prior to such transaction. Because the availability and cost of licenses from third parties depends upon the willingness of third parties to deal with Change on the terms Change requests, there is a risk that third parties who license to Change’s competitors either will refuse to license Change at all, or refuse to license Change on terms equally favorable to those granted to Change’s competitors. Consequently, Change may lose a competitive advantage with respect to these intellectual property rights or Change may be required to enter into costly arrangements in order to terminate or limit these rights.

Change’s use of open source technology could impose limitations on Change’s ability to commercialize Change’s solutions.

Change’s solutions incorporate open source software components that are licensed to Change under various public domain licenses. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. There is little or no legal precedent governing the interpretation of many of these licenses and therefore the potential impact of such licenses on Change’s business is not fully known or predictable. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Change’s ability to market Change’s solutions.

While Change monitors Change’s use of open source software and try to ensure that none is used in a manner that would require Change to disclose Change’s source code or that would otherwise breach the terms of an open source license, such use could inadvertently occur and Change may be required to release Change’s proprietary source code, pay damages for breach of contract, re-code or engineer one or more of Change’s offerings, discontinue sales of one or more of Change’s solutions in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from Change’s development efforts, any of which could cause Change to breach obligations to Change’s customers, harm Change’s reputation, result in customer losses or claims, increase Change’s costs or otherwise adversely affect Change’s business and operating results.

Recently enacted U.S. federal tax reform could adversely affect Change’s results of operations.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, which made significant changes to the Code. Among other changes, Section 163(j) of the Code was amended to limit the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. While the impact of this rule is not completely clear and could change due to the issuance of additional interpretive guidance or changes in Change’s or the Joint Venture’s level of indebtedness, Change expects these rules will limit the amount of net interest expense that Change, the Joint Venture and the subsidiaries of the Joint Venture can use as a deduction against taxable income and, as a result, may negatively impact the financial condition and results of operations of Change.

A write-off or acceleration of amortization of all or a part of Change’s long-lived assets (including identifiable intangible assets and goodwill) would adversely affect Change’s operating results and reduce Change’s net worth.

Change has significant long-lived assets which include property and equipment, identifiable intangible assets, other noncurrent assets and goodwill. As of March 31, 2019, Change had $197.3 million of property and equipment, $1,320.2 million of identifiable intangible assets, $422.0 million of other noncurrent assets and $3,284.3 million of goodwill on Change’s balance sheet, which collectively represented in excess of 84% of Change’s total assets. Change amortizes property and equipment, identifiable intangible assets and relevant other noncurrent assets over their estimated useful lives. Though Change is not permitted to amortize goodwill under GAAP, Change evaluates its goodwill for impairment at least annually. In the event of anticipated obsolescence or impairment of Change’s long-lived assets, Change may write-off all or part of the affected assets or accelerate the related amortization of these assets. A write-off or acceleration of amortization in the future would result in an immediate one-time charge to earnings in the event of an impairment of assets and, in the event of anticipated obsolescence of assets that do not reach the level of an impairment, regular reductions to earnings over the remaining lives of the affected assets. Although it would not affect Change’s cash flow, a write-off or acceleration of amortization in future periods of all or a part of these long-lived assets would adversely affect Change’s financial condition and operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change Healthcare LLC—Critical Accounting Estimates—Goodwill and Intangible Assets”.

Change’s success depends in part on Change’s ability to identify, recruit and retain skilled management and technical personnel. If Change fails to recruit and retain suitable candidates or if Change’s relationship with Change’s employees changes or deteriorates, there could be a material adverse impact on Change’s business, results of operations or financial condition.

Change’s future success depends upon Change’s continuing ability to identify, attract, hire and retain highly qualified personnel, including skilled management, product, technology, sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the healthcare IT industry is intense, and Change may not be able to hire or retain a sufficient number of qualified personnel to meet Change’s requirements, or be able to do so at salary, benefit and other compensation costs that are acceptable to Change. A loss of a substantial number of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for expansion of Change’s business, could have a material adverse impact on Change’s business, results of operations or financial condition. In addition, while none of Change’s employees currently are unionized, unionization of Change’s employees is possible in the future. Such unionizing activities could be costly to address and, if successful, likely would adversely impact Change’s operations.

Lengthy sales, installation and implementation cycles for some of Change’s solutions may result in delays or an inability to generate revenue from these solutions.

Some of Change’s solutions have long sales, installation and implementation cycles, which could range from a few months to years or more from initial contact with the customer to completion of implementation and generation of revenue. How and when to implement, replace, or expand an information system, or modify or add business processes, are important decisions for healthcare organizations, and some customers may be reluctant to change or modify existing systems or processes. Some of the solutions Change provides require significant capital expenditures and time commitments by Change’s customers. Sales may be subject to delays due to customers’ internal procedures for deploying new systems and processes, and implementation may be subject to delays based on the availability of the internal customer resources needed. Change may be unable to control many of the factors that will influence the timing of the buying decisions of existing or prospective customers or the pace at which installation and training may occur, including decisions by Change’s customers to delay or cancel implementations. If Change experiences longer sales, installation and implementation cycles for Change’s solutions, Change may experience delays in generating, or a decreased ability to generate, revenue from these solutions, which could have a material adverse impact on Change’s business, results of operations or financial condition. Furthermore, significant delays or failures to meet milestones established in Change’s customer contracts may result in breach of contract, termination of the contract, damages and/or penalties as well as a reduction in Change’s margins or a delay in Change’s ability to recognize revenue.

Change may be a party to legal, regulatory and other proceedings that could result in unexpected adverse outcomes.

From time to time, Change has been, are and may in the future be, a party to legal and regulatory proceedings and investigations, including matters involving governmental agencies and entities with which Change does business and other proceedings and investigations arising in the ordinary course of business, as described in more detail above. In addition, there are an increasing number of, and Change may be subject to, investigations and proceedings in the healthcare industry generally that seek recovery under HIPAA, AKS, the FCA, the CMP, the Stark Law, the Sunshine Act, state laws and other statutes and regulations applicable to Change’s business as described in more detail above. For example, Change is currently subject to two overlapping putative class action complaints in Wisconsin federal court, alleging that Change charged a fee to obtain certified healthcare bills for patients provided in the ordinary course of business in excess of Wisconsin state statutory limits. These and other similar statutory requirements impose statutory penalties for proven violations, which could become significant. While Change intends to vigorously defend itself, the ultimate outcome and potential financial impact to Change is not determinable at this time given the preliminary stage of these proceedings. Change also may be subject to legal proceedings under non-healthcare federal, state and international laws affecting Change’s business, such as the TCPA, FDCPA, FCRA, CAN-SPAM Act, Junk Fax Act, FCPA, the California Consumer Privacy Act of 2018, GDPR, employment, banking and financial services and USPS laws and regulations, as further detailed above. Such proceedings are inherently unpredictable, and the outcome can result in verdicts and/or injunctive relief that may affect how Change operates Change’s business or Change may enter into settlements of claims for monetary payments. In some cases, substantial non-economic remedies or punitive damages may be sought. Governmental investigations, audits and other reviews could also result in criminal penalties or other sanctions, including restrictions, changes in the way Change conducts business or exclusion from participation in government programs. Change evaluates its exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with GAAP. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have a material adverse impact on Change’s business, results of operations or financial condition.

Litigation is costly, time-consuming and disruptive to normal business operations. The defense of these matters could also result in continued diversion of Change’s management’s time and attention away from business operations, which could also harm Change’s business. Even if these matters are resolved in Change’s favor, the uncertainty and expense associated with unresolved legal proceedings could harm Change’s business and reputation.

The failure to successfully implement a new enterprise resource planning system could adversely impact Change’s business and results of operations.

Change is in a multi-year process of implementing a new Enterprise Resource Planning (“ERP”) business solution to create a system of integrated applications to manage Change’s businesses and automate many functions related to financial reporting, human resources and other services. It is Change’s intent through this ERP to integrate the major facets of Change’s organization in order to improve planning, development, processes, sales, human resources management and other applications as they affect Change’s evolving business model. ERP implementations are complex and time-consuming projects that require transformations of business and financial processes in order to reap the benefits of the ERP system; any such transformation involves risk inherent in the conversion to a new computer system, including loss of information and potential disruption to normal operations. Additionally, if the ERP system is not effectively implemented as planned, or the system does not operate as intended, the effectiveness of Change’s internal controls over financial reporting could be adversely affected or Change’s ability to assess those controls adequately could be delayed. Any failure(s) during this continued implementation process to develop, implement or maintain effective internal controls or to improve Change’s internal controls could harm Change’s operating results or cause Change to fail to meet Change’s reporting obligations. In addition, if Change experiences interruptions in service or operational difficulties and are unable to effectively manage Change’s business during or following the implementation of the ERP, Change’s business and results of operations could be harmed.

Changes in accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies may adversely affect Change’s financial statements.

Change’s financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. From time to time, Change is required to adopt new or revised accounting standards issued by recognized authoritative bodies. It is possible that future accounting standards Change is required to adopt, such as the amended guidance for revenue recognition and leases, may require changes to the current accounting treatment that Change applies to Change’s consolidated financial statements and may require Change to make significant changes to Change’s systems. Such changes could result in a material adverse impact on Change’s financial position and results of operations.

Risks Related to the Indebtedness of Change

The Joint Venture’s substantial indebtedness could adversely affect its financial condition, adversely affect its ability to operate its business, adversely affect its ability to react to changes in the economy or its industry, adversely affect its ability to meet its obligations under its outstanding indebtedness and divert its cash flow from operations for debt payments.

The Joint Venture has a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2019, the Joint Venture had total indebtedness of approximately $4.8 billion. In addition, as of December 31, 2019, the Joint Venture had $779.9 million of availability to incur additional indebtedness under its senior secured revolving credit facility (the “Revolving Credit Facility”). On July 3, 2019 the commitment amount of the Revolving Credit Facility was increased from $500.0 million to $785.0 million. Subject to the limits contained in the credit agreement (the “Credit Agreement”) that governs the Revolving Credit Facility and the Joint Venture’s senior secured term loan facility the (“Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”) and the indenture that governs the Joint Venture’s senior notes (the “Senior Notes”), the Joint Venture may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If the Joint Venture does so, the risks related to its high level of debt could increase. Specifically, the Joint Venture’s high level of debt could have important consequences, including the following:

•	it may be difficult for the Joint Venture to satisfy its obligations, including debt service requirements under its outstanding debt;

•	the Joint Venture’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other general corporate purposes may be impaired;

•

a substantial portion of cash flow from operations are required to be dedicated to the payment of principal and interest on the Joint Venture’s indebtedness, therefore reducing its ability to use its cash flow to fund its operations, capital expenditures, future business opportunities and other purposes;

•	the Joint Venture could be more vulnerable to economic downturns and adverse industry conditions and its flexibility to plan for, or react to, changes in its business or industry is more limited;

•

the Joint Venture’s ability to capitalize on business opportunities and to react to competitive pressures, as compared to its competitors, may be compromised due to its high level of debt and the restrictive covenants in the Credit Agreement that governs its Senior Secured Credit Facilities and the indenture that governs its Senior Notes;

•	the Joint Venture’s ability to borrow additional funds or to refinance debt may be limited; and

•	the Joint Venture may cause potential or existing customers to not contract with it due to concerns over its ability to meet its financial obligations under such contracts.

The Joint Venture’s ability to make scheduled payments on and to refinance its indebtedness depends on and is subject to its financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors and reimbursement actions of governmental and commercial payers, all of which are beyond its control, including the availability of financing in the international banking and capital markets. McKesson and Change cannot assure you that the Joint Venture’s business will generate sufficient cash flow from operations or that future borrowings will be available to it in an amount sufficient to enable it to service its debt, to refinance its debt or to fund its other liquidity needs. Any refinancing or restructuring of the Joint Venture’s indebtedness could be at higher interest rates and may require it to comply with more onerous covenants that could further restrict its business operations. Moreover, in the event of a default, the holders of the Joint Venture’s indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, such as the lenders under its Revolving Credit Facility terminating their commitments thereunder and ceasing to make further loans or the lenders under its Senior Secured Credit Facilities instituting foreclosure proceedings against their collateral, any of which could materially adversely affect Change’s results of operations and financial condition.

Furthermore, all of the debt under the Joint Venture’s Senior Secured Credit Facilities bears interest at variable rates. If interest rates increase, its debt service obligations on its Senior Secured Credit Facilities would increase even though the amount borrowed remained the same, and its net income and cash flows, including cash available for servicing its indebtedness, would correspondingly decrease.

Certain of the Joint Venture’s debt agreements impose significant operating and financial restrictions on it and its subsidiaries, which may prevent Change from capitalizing on business opportunities.

The Credit Agreement that governs the Joint Venture’s Senior Secured Credit Facilities and the indenture that governs its Senior Notes each impose significant operating and financial restrictions on it. These restrictions will limit the Joint Venture’s ability and/or the ability of its subsidiaries to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to Change, the Joint Venture or certain of its subsidiaries;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

As a result of these restrictions, Change will be limited as to how it conducts its business and Change may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness Change may incur could include more restrictive covenants. McKesson and Change cannot assure you that the Joint Venture will be able to maintain compliance with these covenants in the future and, if it fails to do so, that it will be able to obtain waivers from the lenders and/or amend the covenants. The Joint Venture’s failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness could result in an event of default, which, if not cured or waived, could result in it being required to repay these borrowings before their due date. If the Joint Venture is forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, Change’s results of operations and financial condition could be adversely affected.

Risks Related to Change’s Organizational Structure

Change is a holding company and its only material asset is its interest in the Joint Venture, and it is accordingly dependent upon distributions from the Joint Venture to pay taxes, pay dividends and to meet its debt obligations.

Change is a holding company and has no material assets other than its ownership of LLC Units. Change has no independent means of generating revenue. The Joint Venture intends to make distributions to Change following consummation of the Transactions, in an amount sufficient to cover all applicable taxes at assumed tax rates and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of the Joint Venture and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that Change needs funds, and the Joint Venture is restricted from making such distributions under applicable law or regulation or under the terms of the Joint Venture’s or Change’s financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect Change’s liquidity and financial condition. As a result, Change may not be able to cause the Joint Venture and other entities to distribute funds or provide loans sufficient to enable it to pay dividends and meet its debt and other obligations.

Payments of dividends, if any, will be at the discretion of Change’s board of directors after taking into account various factors, including Change’s business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on the Joint Venture’s ability to pay dividends. The Joint Venture’s existing Senior Secured Credit Facilities and Senior Notes include, and any financing arrangement that Change or the Joint Venture enter into in the future may include, restrictive covenants that limit the Joint Venture’s or Change’s ability to pay dividends. In addition, the Joint Venture is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Joint Venture (with certain exceptions) exceed the fair value of its assets. Subsidiaries of the Joint Venture are generally subject to similar legal limitations on their ability to make distributions to the Joint Venture.

The amounts Change or the Joint Venture will be required to pay under their tax receivable agreements could be significant and, in certain circumstances, could differ significantly (in both timing and amount) from the underlying tax benefits they actually realize.

Change, the Joint Venture and Change Healthcare Performance, Inc. (collectively, the “TRA Affiliates”), are or may become a party to certain tax receivable agreements (collectively, the “tax receivable agreements”) and other similar agreements with current and former owners. One of the existing tax receivable agreements (the “McKesson Tax Receivable Agreement”) generally provides for the payment by the Joint Venture to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change and its subsidiaries in certain periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the consummation of the Joint Venture Transactions and

(ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Change, the Joint Venture, McKesson and certain of McKesson’s affiliates have also entered into an amended and restated letter agreement (the “Letter Agreement”) pursuant to which McKesson may choose to allocate an amount of deductions related to certain amortizable tax basis in assets transferred to the Joint Venture at the consummation of the Joint Venture Transactions to Change in excess of a specified minimum threshold, in which case Change may be required to make cash payments to McKesson equal to 100% of the tax savings of Change attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the Joint Venture.

Another existing tax receivable agreement (the “2017 Tax Receivable Agreement”) generally provides for the payment by Change Healthcare Performance, Inc. to affiliates of the Sponsors and certain other former stockholders of Change Healthcare Performance, Inc. (the “2017 TRA Parties”) of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Performance, Inc. and its subsidiaries in respect of periods ending on or after the Joint Venture Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the date of the Joint Venture Transactions.

A predecessor to Change Healthcare Performance, Inc. is party to certain tax receivable agreements (the “2009—2011 Tax Receivable Agreements,” and together with the 2017 Tax Receivable Agreement, the “Legacy CHC Tax Receivable Agreements”) which were assumed by the Joint Venture in connection with the Joint Venture Transactions and obligate the Joint Venture to make payments to certain of the former Legacy CHC Stockholders (the “2009—2011 CHC TRA Parties,” and collectively, with the McKesson TRA Parties and the 2017 TRA Parties, the “TRA Parties”), equal to 85% of the applicable cash savings that the Joint Venture realizes (or is deemed to realize) as a result of tax attributes arising from certain previous transactions. Because covered changes of control with respect to the 2009—2011 Tax Receivable Agreements previously occurred as a result of the Joint Venture Transactions and other previous reorganizations, payments the Joint Venture makes under the 2009—2011 Tax Receivable Agreements are calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute.

The payments the TRA Affiliates may be required to make under these tax receivable agreements could be substantial. The amount and timing of any payments under the tax receivable agreements will vary depending upon a number of factors, including the amount and timing of the taxable income Change generates in the future, the tax rate then applicable and whether McKesson then owns at least 20% of the Joint Venture. Change expects that, assuming no material changes in tax law and that the Joint Venture earns sufficient taxable income to realize the full potential tax benefit of the tax attributes in respect of which it is required to make payments under the Legacy CHC Tax Receivable Agreements, future payments under the Legacy CHC Tax Receivable Agreements will range from $11.2 million to $61.2 million per year over the next 11 years and from $0.0 million to $11.2 million per year over the following 10 years. As of December 31, 2019, Change expects total remaining payments under the Legacy CHC Tax Receivable Agreements of approximately $312.6 million. See Note 19, Tax Receivable Agreement Obligations to Related Parties, within the Joint Venture’s audited consolidated financial statements and Note 8, Tax Receivable Agreement Obligations to Related Parties, within the Joint Venture’s unaudited interim condensed consolidated financial statements appearing elsewhere in this document for additional information about the obligations under the tax receivable agreements. Because payments under the Letter Agreement are contingent upon McKesson’s determination to allocate certain excess deductions to Change, and because the McKesson Tax Receivable Agreement will not begin until after McKesson ceases to own at least 20% of the Joint Venture, the amount of any payments under such agreements cannot be reliably estimated at this time.

Additionally, Change may be required to enter into and make payments under an additional tax receivable agreement with McKesson in certain circumstances, as described above under “Risks Related to the

Transactions—If the Distribution or any transaction included in the Internal Reorganization does not qualify as a transaction that is tax-free for U.S. federal income tax purposes or the Merger does not qualify as a tax-free “reorganization,” including as a result of actions taken in connection with the Internal Reorganization, the Distribution or the Merger or as a result of subsequent acquisitions of shares of McKesson, Change or SpinCo, then McKesson and/or holders of McKesson Common Stock that received SpinCo Common Stock in the Distribution may be required to pay substantial U.S. federal income taxes, and, in certain circumstances, SpinCo and Change may be required to indemnify McKesson for all or part of any such tax liability.”

There may be circumstances in which the payments under the tax receivable agreements differ significantly (in both timing and amount) from the underlying tax benefits the TRA Affiliates actually realize. Pursuant to the tax receivable agreements, upon a covered change of control, the TRA Affiliates could be required to make payments that significantly exceed the actual cash tax savings from the tax benefits giving rise to such payments. As noted above, with respect to the 2009—2011 Tax Receivable Agreements, covered changes of control previously occurred as a result of the Joint Venture Transactions and other previous reorganizations. Moreover, in certain circumstances, the TRA Affiliates will have the option to terminate the tax receivable agreements in exchange for a lump-sum payment (based on an assumption that all expected potential tax benefits actually will be realized). In addition, under the tax receivable agreements, none of the TRA Parties will reimburse the TRA Affiliates for any payments previously made if such tax benefits are subsequently disallowed, except that excess payments made to a TRA Party will be netted against payments otherwise to be made, if any, after the determination of such excess. As a result, in such circumstances, the TRA Affiliates could make payments under the tax receivable agreements that are greater than the actual cash tax savings and may not be able to recoup those payments. Any difference between the payments the TRA Affiliates are required to make under the tax receivable agreements and the underlying tax benefits actually realized could adversely affect Change’s business or financial condition. Furthermore, because certain of the TRA Affiliates are holding companies with no operations of their own, their ability to make payments under each relevant tax receivable agreement is substantially dependent on the ability of their subsidiaries to make distributions to them. To the extent that the TRA Affiliates are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

If Change were deemed an “investment company” under the Investment Company Act of 1940 (the “1940 Act”), applicable restrictions could make it impractical for Change to continue its business as contemplated and could have a material adverse effect on its business.

A person will generally be deemed to be an “investment company” for purposes of the 1940 Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

Change believes that it and SpinCo are engaged primarily in the business of providing healthcare technology services and not in the business of investing, reinvesting or trading in securities. Accordingly, Change does not believe that either Change or SpinCo is, or following the Transactions that Change will be, an “orthodox” investment company as defined in section 3(a)(1)(A) of the 1940 Act and described in the first bullet point above.

Further, Change and McKesson are, and Change will continue to be following the Transactions, actively engaged in the business of providing healthcare technology services through the Joint Venture. Accordingly, Change does not believe the interests in the Joint Venture held by Change or McKesson are securities under the test set forth in Securities and Exchange Commission v. W. J. Howey Co., 328 U.S. 293 (1946) because their active and equal participation in the operation of the Joint Venture demonstrate that Change’s and McKesson’s interests in the Joint Venture are not held with the expectation of receiving profits derived solely from the efforts of others. Moreover, even if the interests in the Joint Venture held by Change or McKesson were deemed to be securities, Change believes they would not be deemed to be investment securities for purposes of section 3(a)(1)(C) of the 1940 Act and as described in the second bullet point above. Prior to the Transactions, each of McKesson and Change has the right to designate an equal number of directors to the board of directors of the Joint Venture. Additionally, the LLC Agreement provides that all major operating, investing and financial activities require the written consent of both McKesson and Change. For these reasons, prior to the Transactions, the Joint Venture should be considered a majority-owned subsidiary of both Change and McKesson, as that term is defined in section 2(a)(24) of the 1940 Act. Given that securities issued by majority-owned subsidiaries are excluded from the definition of “investment securities” under section 3(a)(2) of the 1940 Act, Change’s and McKesson’s interests in the Joint Venture would not constitute investment securities. Following the Transactions, the Joint Venture will be wholly-owned by Change. As Change will have no material assets other than its interests in the Joint Venture, and those interests are not securities or investment securities, Change does not believe it is, or will be following the Transactions, an “inadvertent” investment company under the 40% test described in the second bullet point above.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. Change intends to conduct its operations so that Change will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause Change to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on its capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for Change to continue its business as currently conducted, impair the agreements and arrangements between and among Change, the Joint Venture and senior Change professionals, or any combination thereof, and materially adversely affect Change’s business, results of operations and financial condition.

Change relies on McKesson and its affiliates for certain transition services. The inability or unwillingness of McKesson or its affiliates to provide such services in a timely or effective manner could materially adversely affect Change’s business, results of operations or financial condition.

Change relies on McKesson and its affiliates to provide Change with certain services for its business and customers pursuant to the terms of a transition services agreement (the “McKesson Transition Services Agreement”) for a specified transition period. Certain of these services are essential to Change’s efficient operation. Once the transition period specified in the McKesson Transition Services Agreement has expired, Change will be required to provide these services itself or to obtain substitute arrangements with third parties. After the transition period, Change may be unable to provide these services internally because of financial or other constraints, and Change may be unable to implement substitute arrangements on a timely and cost-effective basis on terms that are favorable to Change, or at all. In addition, McKesson may fail to perform such transition services in a timely or effective manner, or at all, during the term of the McKesson Transition Services Agreement, either due to its inability or unwillingness to continue such services or for other reasons. If there is an interruption in such services prior to expiration of the McKesson Transition Services Agreement, or if such services are inadequate, Change will be required to provide these services itself or to obtain substitute arrangements with third parties on a faster timeline than anticipated, which may be challenging without significant effort or expense. Any failure by McKesson to perform such transition services, or any failure by Change to replace such transition services with acceptable arrangements when necessary, could have a material adverse impact on Change’s business, results of operations or financial condition. See “Other Agreements and Other Related Party Transactions—Transition Services Agreements.”

Change is obligated to provide certain transition services to McKesson and its affiliates, and to the eRx Network. Change’s inability or unwillingness to provide such services in a timely or effective manner, including at a reasonable cost, could materially adversely impact Change’s business, results of operations or financial condition.

Change is obligated to provide certain services to (i) McKesson and its affiliates, pursuant to the McKesson Transition Services Agreement, and (ii) the eRx Network, pursuant to the terms of a separate transition services agreement (the “Legacy CHC Transition Services Agreement” and, collectively with the McKesson Transition Services Agreement, the “Transition Services Agreements”), for a specified transition period. Once the transition period specified in each of the Transition Services Agreements has expired, McKesson and its affiliates, and the eRx Network, as applicable, will be required to provide these services themselves or to obtain substitute arrangements with third parties. Change may fail to perform such transition services in a timely or effective manner, or at all, during the term of each respective Transition Services Agreement, either due to Change’s inability or unwillingness to continue such services, Change’s inability to provide such services at reasonable costs or for other reasons. Any such inability or other reasons could lead to unforeseen liabilities under the terms of the Transition Services Agreements or otherwise, including liabilities resulting from the inability of McKesson or its affiliates or the eRx Network to provide these services themselves or to obtain substitute arrangements with third parties. Any such financial consequences or liabilities could have a material adverse impact on Change’s business, results of operations or financial condition. See “Other Agreements and Other Related Party Transactions—Transition Services Agreements.”

Change may be unable to integrate the Contributed Businesses successfully or realize the anticipated synergies and other benefits of the combination of the Contributed Businesses within the anticipated time frame, or at all.

The Joint Venture Transactions involved the combination of the Contributed Businesses that previously operated independently. Change’s success has, in the past, depended on and will, in the future, continue to depend on, Change’s successful execution of previous transactions, including transitioning and integrating the Contributed Businesses. Integrating these businesses continues to require significant management time, attention and resources. The combined business may fail to realize some or all of the anticipated benefits of the combination of the Contributed Businesses, including anticipated synergies, if the separation, transition and integration process is not successful, takes longer than expected or is more costly than expected. On a combined basis, Change expects to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies, as well as greater efficiencies from its increased scale. However, this process may preclude or impede realization of the benefits expected from the combination of the Contributed Businesses and could adversely affect revenue and investments in future growth, which could have a material adverse impact on Change’s business, results of operations or financial condition. It cannot be certain that Change will not be required to implement further realignment activities, make additions or other changes to its workforce based on other cost reduction measures or changes in the markets and industry in which it competes. In addition, future business conditions and events may impact Change’s ability to continue to realize any benefits of these initiatives. If Change is not able to successfully achieve its objectives for one or more of these reasons, or for other reasons, the anticipated benefits of the combination of the Contributed Businesses may not be realized fully or at all or may take longer to realize than expected.

McKesson or the Sponsors may be able to compete with Change, which could harm Change’s business, results of operations or financial condition.

McKesson, the Sponsors and their respective affiliates engage in a broad spectrum of activities, including investments in businesses that may compete with Change. In the ordinary course of their business activities, the Sponsors and McKesson and their respective affiliates may engage in activities where their interests conflict with Change’s interests or those of Change’s stockholders. Neither Change’s Amended and Restated Certificate of Incorporation nor any Ancillary Agreements or other agreements provide that the Sponsors or McKesson, any of their respective affiliates or any of Change’s directors who are not employed by Change (including any non-employee director who serves as one of Change’s officers in both his or her director and officer capacities), or his or her affiliates, will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Change operates. The Sponsors and McKesson and their respective affiliates also may pursue acquisition opportunities that may be complementary to Change’s business, and, as a result, those acquisition opportunities may not be available to Change. In addition, the Sponsors and McKesson may have an interest in Change pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

Change is an “emerging growth company” under the federal securities laws. Change may decide in the future to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies, which could make the Change Common Stock less attractive to investors.

Change is an emerging growth company as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012. Change has, however, elected to comply in its filings with the SEC with the disclosure requirements otherwise applicable generally to registrants that are not emerging growth companies. In the future, however, Change may take advantage of exemptions from various reporting requirements available to emerging growth companies including, but not limited to, not being required to have its independent registered public accounting firm audit its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its registration statements, periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and the ability to use an extended transition period for complying with new or revised accounting standards. Change will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of its initial public offering; (ii) the last day of the first fiscal year during which the annual gross revenue of Change is $1.07 billion or more; (iii) the date on which Change or its consolidated subsidiaries have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the date on which Change is deemed to be a “large accelerated filer” under the Exchange Act. If (a) the Transactions are consummated prior to the end of Change’s fiscal year ended March 31, 2020 and (b) as a result, Change’s annual gross revenues are $1.07 billion or more, Change would no longer be an emerging growth company from and after March 31, 2020. Investors may find the Change Common Stock less attractive if Change chooses in the future to rely on exemptions from certain disclosure requirements. If some investors find the Change Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for the Change Common Stock and the price of the Change Common Stock may be more volatile.

Change will incur increased costs and is subject to additional regulations and requirements as a result of becoming a public company, which could lower Change’s profits or make it more difficult to run its business.

As a newly public company, Change will incur significant legal, accounting and other expenses that Change did not incur as a private company, including costs associated with public company reporting requirements. Change also will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Change expects these rules and regulations to increase its legal and financial compliance costs and to make some activities more time-consuming and costly, although Change is currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for Change to obtain certain types of insurance, including director and officer liability insurance, and Change may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Change to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers. Furthermore, if Change is unable to satisfy its obligations as a public company, the Change Common Stock and Change’s TEUs could be subject to delisting, and Change could be subject to fines, sanctions and other regulatory action and civil litigation. For more information on Change’s TEUs, see “Description of Change Healthcare Inc. Tangible Equity Units.”

Change’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on Change’s business and common stock price.

Change’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually Change will be required to meet. Because currently Change does not have comprehensive documentation of its internal controls and has not yet tested its internal controls in accordance with Section 404, Change cannot conclude in accordance with Section 404 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that Change has a material weakness in its internal controls. Once Change is no longer an emerging growth company, its independent registered public accounting firm will be required to attest to the effectiveness of its internal control over financial reporting on an annual basis. If Change is not able to complete its initial assessment of its internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, its independent registered public accounting firm may not be able to certify as to the adequacy of its internal controls over financial reporting. For example, management of Legacy CHC concluded that there was a material weakness in its internal control over financial reporting in connection with its deferred tax liability accounting for a change in the tax status of one of its wholly-owned subsidiaries from a partnership to a corporation in 2014. This material weakness has been remediated but resulted in Legacy CHC restating its consolidated financial statements as of and for the year ended December 31, 2014 to reflect the removal of this deferred tax liability and restating its consolidated financial statements as of and for the year ended December 31, 2015 and as of and for the three and nine months ended September 30, 2016 and 2015 to adjust for the effect of this 2014 adjustment on the subsequent periods.

Matters impacting Change’s internal controls may cause Change to be unable to report its financial information on a timely basis and thereby subject Change to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Change and the reliability of its financial statements. Confidence in the reliability of Change’s financial statements also could suffer if Change or its independent registered public accounting firm were to report a material weakness in Change’s internal controls over financial reporting. This could materially adversely affect Change and lead to a decline in the price of the Change Common Stock.

If securities or industry analysts do not publish research or reports about Change’s business, or if they downgrade their recommendations regarding the Change Common Stock, the price and trading volume of Change Common Stock could decline.

The trading market for Change Common Stock will be influenced by the research and reports that industry or securities analysts publish about Change or its business. If any of the analysts who cover Change downgrade the Change Common Stock or publish inaccurate or unfavorable research about Change’s business, the trading price of Change Common Stock may decline. If analysts cease coverage of Change or fail to regularly publish reports on Change, Change could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of Change Common Stock to decline and Change Common Stock to be less liquid.

The market price of shares of Change Common Stock may be volatile, which could cause the value of your investment to decline.

The market price of Change Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of Change Common Stock regardless of Change’s operating performance. In addition, Change’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in Change’s quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about Change’s industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting Change’s business, adverse market reaction to any indebtedness Change may incur or securities Change may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries Change participates in or individual scandals, and in response the market price of shares of Change Common Stock could decrease significantly. You may be unable to resell your shares of Change Common Stock at or above the price of Change Common Stock as of the consummation of the Transactions. Stock markets and the price of shares of Change Common Stock may experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against Change, could result in substantial costs and a diversion of Change’s management’s attention and resources.

You may be diluted by the future issuance of additional shares of Change Common Stock in connection with Change’s incentive plans, acquisitions or otherwise.

As of December 31, 2019, Change had approximately 8,874,972,352 shares of Change Common Stock authorized but unissued, including approximately 175,995,192 shares of Change Common Stock issuable to holders of McKesson Common Stock upon the consummation of the Transactions. Change’s Amended and Restated Certificate of Incorporation authorizes Change to issue authorized but unissued shares of Change Common Stock and options, rights, warrants and appreciation rights relating to Change Common Stock for the consideration and on the terms and conditions established by Change’s board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Additionally, there are an aggregate of 25,000,000 shares of Change Common Stock reserved for issuance under Change’s 2019 Omnibus Incentive Plan, 19,114,543 shares of Change Common Stock reserved for issuance under or that may otherwise vest pursuant to outstanding equity awards issued pursuant to Change’s legacy 2009 equity incentive plan and an aggregate of 15,000,000 shares of Change Common Stock reserved for issuance under Change’s Employee Stock Purchase Plan (“ESPP”). Any Change Common Stock that Change issues, including under its Omnibus Incentive Plan, its legacy 2009 equity incentive plan, its ESPP or other equity incentive plans that Change may adopt in the future, would dilute the percentage ownership held by the holders of Change’s Common Stock.

As of December 31, 2019, Change also has 5,750,000 TEUs outstanding. Unless settled earlier as described below, each purchase contract that is a component of a TEU will settle automatically on the mandatory settlement date into between 3.2051 and 3.8461 shares of Change Common Stock, subject to certain anti-dilution adjustments. The number of shares of Change Common Stock issuable upon settlement will be determined based on the average volume weighted average price per share of Change Common Stock over the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding the mandatory settlement date in accordance with the purchase contract agreement. Assuming automatic settlement at the rate of 3.8461 shares of Change Common Stock per purchase contract assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts, up to 22,115,075 shares of Change Common Stock are issuable upon settlement of the purchase contracts that are a component of the TEUs, subject to certain anti-dilution adjustments.

At any time prior to the second scheduled trading day immediately preceding June 30, 2022, holders of the purchase contracts may elect to settle purchase contracts early and Change will deliver shares of Change Common Stock at the minimum settlement rate of shares of Change Common Stock per purchase contract, subject to certain anti-dilution adjustments. If holders elect to settle any purchase contracts early in connection with a fundamental change, such purchase contracts will be settled at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. See “Description of Change Healthcare Inc. Tangible Equity Units.”

Any of these issuances may dilute your ownership interest in Change and any of these events or the perception that these events and/or issuances could occur may have an adverse impact on the price of Change Common Stock.

Change’s TEUs may adversely affect the market price of Change Common Stock.

The market price of Change Common Stock is likely to be influenced by the TEUs. For example, the market price of Change Common Stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of Change Common Stock received upon settlement of the purchase contracts that are a component of the TEUs;

•	possible sales of Change Common Stock by investors who view the TEUs as a more attractive means of equity participation in Change than owning shares of Change Common Stock; and

•	hedging or arbitrage trading activity that may develop involving the TEUs and Change Common Stock.

Change may issue preferred stock whose terms could adversely affect the voting power or value of Change Common Stock.

Change’s Amended and Restated Certificate of Incorporation authorizes Change to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over the Change Common Stock respecting dividends and distributions, as Change’s board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the Change Common Stock. For example, Change might grant holders of preferred stock the right to elect some number of directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that might be assigned to holders of preferred stock could affect the residual value of the Change Common Stock.

Sales or issuances of a substantial amount of shares of Change Common Stock in the public market, particularly sales by directors, executive officers and significant stockholders, or the perception that these sales or issuances may occur, or the settlement of the purchase contracts, could cause the market price of Change Common Stock to decline and may make it more difficult for investors to sell their common stock at a time and price that they deem appropriate.

The sale or issuance of substantial amounts of shares of Change Common Stock or other securities convertible or exchangeable into shares of Change Common Stock in the public market, or the settlement of the purchase contracts that are a component of the TEUs, or the perception that such sales or issuances could occur, could harm the prevailing market price of shares of Change Common Stock. This could also impair Change’s ability to raise additional capital through the sale of equity securities. Future sales or issuances of Change Common Stock or other equity-related securities could be dilutive to holders of Change Common Stock and could adversely affect their voting and other rights and economic interests, including holders of any shares of Change Common Stock issued upon settlement of the purchase contracts. Holders of Change Common Stock, including holders of any shares of Change Common Stock issued upon settlement of the purchase contracts, may also experience additional dilution upon future vesting events, equity issuances, exercise of options to purchase Change Common Stock or the settlement of restricted stock units granted to employees, executive officers and directors.

Shares of Change Common Stock into which shares of SpinCo Common Stock are converted in the Merger will generally be freely tradeable by non-affiliates. In addition, after a period of 90 days following the consummation of the Transactions, the Sponsors will have the right, subject to certain exceptions and conditions, to require Change to register their shares of Change Common Stock under the Securities Act, and they will have the right to participate in future registrations of securities by Change. Registration of any of these outstanding shares of Change Common Stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

The market price of shares of Change Common Stock could drop significantly if the holders of shares of Change Common Stock are perceived by the market as intending to sell them. These factors could also make it more difficult for Change to raise additional funds through future offerings of Change Common Stock or other securities.

Anti-takeover provisions in Change’s organizational documents and Delaware law might discourage or delay acquisition attempts for Change that you might consider favorable.

Change’s Amended and Restated Certificate of Incorporation and Change’s Amended and Restated Bylaws contain provisions that may make the merger or acquisition of Change more difficult without the approval of Change’s board of directors. Among other things, these provisions:

•

would allow Change to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Change Common Stock;

•

prohibit stockholder action by written consent from and after the date on which the parties to Change’s stockholders agreement and their affiliates cease to beneficially own at least 30% of the total voting power of all then outstanding shares of Change’s capital stock entitled to vote generally in the election of directors unless such action is recommended by all directors then in office;

•	provide for certain limitations on convening special stockholder meetings;

•

provide (i) that the board of directors is expressly authorized to make, alter, or repeal Change’s Amended and Restated Bylaws and (ii) that, at any time the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the stock entitled to vote generally in the election of directors, Change’s stockholders may only amend Change’s Amended and Restated Bylaws with the approval of 80% or more of all of the outstanding shares of Change’s capital stock entitled to vote; and

•	establish advance notice requirements for nominations for elections to Change’s board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, Change is also subject to provisions of Delaware law, which may impede or discourage a takeover attempt that Change’s stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of Change, including actions that Change’s stockholders may deem advantageous, or could negatively affect the trading price of Change Common Stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause Change to take other corporate actions you desire. For a further discussion of these and other such anti-takeover provisions, see “Description of Change Healthcare Inc. Capital Stock—Anti-Takeover Effects of Change’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

Change’s Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Change’s stockholders, which could limit Change’s stockholders’ ability to obtain a favorable judicial forum for disputes with Change or its directors, officers or other employees.

Change’s Amended and Restated Certificate of Incorporation provides that, unless Change consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of Change, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of Change to Change or its stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or Change’s Amended and Restated Certificate of Incorporation or Change’s Amended and Restated Bylaws or (iv) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. The Court of Chancery of the State of Delaware is not the sole and exclusive forum for actions brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Change’s Amended and Restated Certificate of Incorporation provides that notwithstanding anything otherwise to the contrary therein, the forum selection provisions will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any shares of Change’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in Change’s Amended and Restated Certificate of Incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for specified class of disputes with Change or the Change’s directors, officers, other stockholders or employees, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of Change’s Amended and Restated Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Change may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Change’s business, financial condition and results of operations and result in a diversion of the time and resources of Change’s management and board of directors.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain statements relating to future events and each of McKesson’s, SpinCo’s and Change’s intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act and the Exchange Act. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the expected timing and benefits of the consummation of the Transactions and anticipated future financial and operating performance and results. These statements are based on the current expectations of management of each of McKesson, SpinCo and Change. There are a number of risks and uncertainties that could cause each company’s actual results to differ materially from the forward-looking statements included in this document. These risks and uncertainties include risks relating to, among others:

•	impact of sales of Change Common Stock on the market price of Change Common Stock;

•	reliability of historical and pro forma financial information that is included in this document;

•	failure to consummate the Distribution (including the exchange offer and spin-off, if any);

•

failure of the Distribution or the Internal Reorganization to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 of the Code or failure of the Merger to qualify as a tax-free “reorganization” under Section 368(a) of the Code;

•	subject to the terms and conditions of the Tax Matters Agreement, restrictions on Change following the consummation of the Transactions in order to avoid significant tax-related liabilities;

•	possibility of a reduced premium or no premium for tendering holders of McKesson Common Stock in the exchange offer;

•

potential delay for the former holders of shares of McKesson Common Stock prior to receiving their shares of Change Common Stock or their cash in lieu of fractional shares, if any, following the exchange of shares of SpinCo Common Stock for shares of Change Common Stock in the Merger;

•	the Pricing Mechanism;

•	differences between the rights associated with ownership of shares of McKesson Common Stock and Change Common Stock;

•	significant competition faced by Change;

•	Change’s ability to execute its business strategy; and

•	recent and future developments in the healthcare industry.

In light of these risks, uncertainties and other factors, the forward-looking statements discussed in this document may not occur. Other unknown or unpredictable factors could also have a material adverse effect on McKesson’s and/or Change’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. None of Change, McKesson or SpinCo undertakes, and each expressly disclaims, any duty to update any forward-looking statement, whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

McKesson is offering to exchange all issued and outstanding shares of SpinCo Common Stock that are owned by McKesson for shares of McKesson Common Stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this document forms a part, tendered by 11:59 p.m., New York City time, on March 9, 2020, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on March 9, 2020 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” The exchange offer will be open for at least 20 full business days. You may tender all, some or none of your shares of McKesson Common Stock. Shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date.

SpinCo will issue 175,995,192 shares of SpinCo Common Stock in the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Transactions. McKesson will offer the 175,995,192 shares of SpinCo Common Stock in the exchange offer, and the largest possible number of shares of McKesson Common Stock that will be accepted would equal 175,995,192 divided by the final exchange ratio, subject to the upper limit. See “—Upper Limit.”

McKesson’s obligation to complete the exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Consummation of the Distribution.”

For each share of McKesson Common Stock that you validly tender in the exchange offer and do not properly withdraw and that is accepted, you will receive a number of shares of SpinCo Common Stock at a 7.0% discount to the per-share value of Change Common Stock, calculated as set forth below, subject to an upper limit of 11.4086 shares of SpinCo Common Stock per share of McKesson Common Stock. Stated another way, subject to the upper limit described below, for each $100 of McKesson Common Stock accepted in the exchange offer, you will receive approximately $107.53 of SpinCo Common Stock.

The final calculated per-share values will be equal to:

(i)

with respect to McKesson Common Stock, the simple arithmetic average of the daily VWAP of McKesson Common Stock on the NYSE for each of the Valuation Dates, calculated by McKesson based on data provided by Bloomberg L.P. for the equity ticker MCK; and

(ii)

with respect to SpinCo Common Stock, the simple arithmetic average of the daily VWAP of Change Common Stock on Nasdaq for each of the Valuation Dates, calculated by McKesson based on data provided by Bloomberg L.P. for the equity ticker CHNG.

The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “MCK UN<Equity>AQR” with respect to McKesson Common Stock and “CHNG UQ<Equity>AQR” with respect to Change Common Stock (or any other recognized quotation source selected by McKesson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAP of McKesson Common Stock and Change Common Stock calculated by McKesson based on data provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices. McKesson will calculate the per-share values of McKesson Common Stock and SpinCo Common Stock, and such calculations will be final.

If the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit. McKesson will announce whether the upper limit has been reached when McKesson announces the final exchange ratio.

Upper Limit

The number of shares you can receive is subject to an upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer. The upper limit would represent a 7.0% discount for SpinCo Common Stock based on the closing price of McKesson Common Stock on the NYSE and Change Common Stock on Nasdaq on the trading day immediately preceding the commencement of the exchange offer. McKesson set the upper limit at this amount based on its views of an appropriate upper limit to protect non-tendering holders of McKesson Common Stock from an unusual or unexpected drop in the trading price of Change Common Stock, relative to the trading price of McKesson Common Stock, and the prospective loss of value to such non-tendering holders if shares of McKesson Common Stock were exchanged for shares of SpinCo Common Stock at an unduly high exchange ratio. If the upper limit is reached, a stockholder will receive less than $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock that the stockholder validly tenders, that is not properly withdrawn and that is accepted in the exchange offer, and the stockholder could receive much less.

Pricing Mechanism

The pricing mechanism for the exchange offer (the “Pricing Mechanism”) is designed to result in your receiving $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock validly tendered, not properly withdrawn and accepted in the exchange offer, based on the calculated per-share values described above. The exchange offer does not provide for a minimum exchange ratio because a minimum exchange ratio could result in the shares of SpinCo Common Stock exchanged for each $100 of McKesson Common Stock being valued higher than approximately $107.53. Regardless of the final exchange ratio, the terms of the exchange offer would always result in your receiving approximately $107.53 of SpinCo Common Stock for each $100 of McKesson Common Stock, so long as the upper limit is not reached. See the table on page 125 for purposes of illustration.

Subject to the upper limit described above, for each $100 of McKesson Common Stock accepted in the exchange offer, you will receive approximately $107.53 of SpinCo Common Stock. The following formula will be used to calculate the number of shares of SpinCo Common Stock you will receive for shares of McKesson Common Stock accepted in the exchange offer:

Number of shares of SpinCo Common Stock	=	Number of shares of McKesson Common Stock tendered and accepted, multiplied by the lesser of:	(a) 11.4086; and (b)	100% of the calculated per-share value of McKesson Common Stock divided by 93.0% of the calculated per-share value of SpinCo Common Stock (calculated as described below)

The calculated per-share value of a share of McKesson Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of McKesson Common Stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of SpinCo Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of Change Common Stock on Nasdaq on each of the Valuation Dates.

If the upper limit is reached, the exchange ratio will be fixed and the calculated per-share values of McKesson Common Stock and SpinCo Common Stock based on the daily VWAP of McKesson Common Stock and Change Common Stock will no longer affect the exchange ratio. To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the Valuation Dates is $156.0365 per share of McKesson Common Stock and $16.3216 per share of Change Common Stock, you would receive 10.2797 shares

($156.0365 divided by 93.0% of $16.3216) of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer, which will be converted into an equal number of shares of Change Common Stock at the effectiveness of the Merger (subject to payment of cash in lieu of fractional shares, if any). In this example, the upper limit of 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the Valuation Dates is $171.6402 per share of McKesson Common Stock and $14.6894 per share of Change Common Stock, the upper limit would apply and you would only receive 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock accepted in the exchange offer, because the upper limit is less than 12.5641 ($171.6402 divided by 93.0% of $14.6894) of SpinCo Common Stock for each share of McKesson Common Stock. The shares of SpinCo Common Stock received will be converted into an equal number of shares of Change Common Stock at the effectiveness of the Merger (subject to payment of cash in lieu of fractional shares, if any).

Indicative Per-Share Values

The information agent will maintain on McKesson’s behalf a website at www.dfking.com/McKesson that provides indicative exchange ratios and indicative calculated per share values of McKesson Common Stock and SpinCo Common Stock. The indicative exchange ratios will reflect whether the upper limit on the exchange ratio, described above, would have been reached. You may also contact the information agent at the toll-free number provided on the back cover of this document to obtain this information.

From the third trading day after the commencement of the exchange offer until the first Valuation Date, the website will show the indicative exchange ratios and the indicative calculated per-share values, calculated as though that day were the third Valuation Date, of (i) McKesson Common Stock, which will equal the simple arithmetic average of the daily VWAP of McKesson Common Stock, as calculated by McKesson, on each of the three consecutive trading days ending on and including such day, and (ii) SpinCo Common Stock, which will equal the simple arithmetic average of the daily VWAP of Change Common Stock, as calculated by McKesson, on each of the three consecutive trading days ending on and including such day.

On the first two Valuation Dates, when the values of McKesson Common Stock and Change Common Stock are calculated for the purposes of the exchange offer, the website will show the indicative calculated per-share values of McKesson Common Stock and Change Common Stock, as calculated by McKesson, which will equal, with respect to each stock, (i) on the first Valuation Date, the daily VWAP of the McKesson Common Stock and the Change Common Stock for that day, and (ii) on the second Valuation Date, the simple arithmetic mean of the daily VWAPs of the McKesson Common Stock and the Change Common Stock for the first and second Valuation Dates. The website will not provide an indicative exchange ratio on the third Valuation Date, but the final exchange ratio will be announced by press release and be available on the website, in each case by 11:59 p.m., New York City time, on the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020). McKesson will determine the simple arithmetic average of the VWAPs based on data provided by Bloomberg L.P., and such determinations will be final.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of SpinCo Common Stock that you will receive for each share of McKesson Common Stock accepted in the exchange offer will be announced by press release and be available on the website www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated.

You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this document.

Each of the daily VWAPs, calculated per-share values and the final exchange ratio will be rounded to four decimal places.

If a market disruption event occurs with respect to McKesson Common Stock or Change Common Stock on any of the Valuation Dates, the calculated per-share value of McKesson Common Stock and SpinCo Common Stock will be determined using the daily VWAP of McKesson Common Stock and Change Common Stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to either the McKesson Common Stock or the Change Common Stock, so that in any case the valuation averaging period would be three trading days. If a market disruption event occurs as specified above, McKesson may also elect to terminate the exchange offer if, in McKesson’s reasonable judgment, the market disruption event has impaired the benefits of the exchange offer. See “—Conditions for Consummation of the Distribution.”

A market disruption event with respect to either McKesson Common Stock or Change Common Stock means a suspension, absence or material limitation of trading of McKesson Common Stock on the NYSE or Change Common Stock on Nasdaq for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE or Nasdaq, as applicable, as a result of which the reported trading prices for McKesson Common Stock on the NYSE or Change Common Stock on Nasdaq during any half-hour trading period during a principal trading session on either such exchange are materially inaccurate, as determined by either McKesson or the exchange agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE or Nasdaq, as applicable.

Since the exchange offer is scheduled to expire at 11:59 p.m., New York City time, on the last day of the exchange offer period, and the final exchange ratio will be announced by 11:59 p.m., New York City time, on the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020), unless the exchange offer is extended or terminated, you will be able to tender or withdraw your shares of McKesson Common Stock after the final exchange ratio is determined. The timing of such announcement will therefore provide each holder of McKesson Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit has been reached during which to decide whether to tender or withdraw their shares in the exchange offer. For more information on validly tendering and properly withdrawing your shares, see “—Terms of the Exchange Offer—Procedures for Tendering” and “—Terms of the Exchange Offer—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of SpinCo Common Stock that you would receive per share of McKesson Common Stock accepted in the exchange offer, calculated on the basis described above and taking into account the upper limit described above, assuming a range of averages of the daily VWAP of McKesson Common Stock and Change Common Stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of McKesson Common Stock and SpinCo Common Stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and Nasdaq on February 7, 2020 (the last trading day before the commencement of the exchange offer), based on the daily VWAPs of McKesson Common Stock and Change Common Stock on February 5, 2020, February 6, 2020 and February 7, 2020. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share values of McKesson Common Stock and SpinCo Common Stock based on changes relative to the values as of February 7, 2020.

McKesson Common Stock	Change Common Stock	Calculated per-share value of McKesson Common Stock(a)	Calculated per-share value of SpinCo Common Stock(a)	Shares of SpinCo Common Stock per share of McKesson Common Stock tendered	Calculated Value Ratio(b)	Shares of Change Common Stock per McKesson Common Stock tendered
As of February 7, 2020	As of February 7, 2020	$156.0365	$16.3216	10.2797	1.0753	10.2797
(1) Down 10%	Up 10%	$140.4329	$17.9538	8.4106	1.0753	8.4106
(2) Down 10%	Unchanged	$140.4329	$16.3216	9.2517	1.0753	9.2517
(3) Down 10%	Down 10%	$140.4329	$14.6894	10.2797	1.0753	10.2797
(4) Unchanged	Up 10%	$156.0365	$17.9538	9.3452	1.0753	9.3452
(5) Unchanged	Down 10%(c)	$156.0365	$14.6894	11.4086	1.0740	11.4086
(6) Up 10%	Up 10%	$171.6402	$17.9538	10.2797	1.0753	10.2797
(7) Up 10%	Unchanged	$171.6402	$16.3216	11.3077	1.0753	11.3077
(8) Up 10%	Down 10%(c)	$171.6402	$14.6894	11.4086	0.9764	11.4086

(a)

The calculated per-share value of a share of McKesson Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of McKesson Common Stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of SpinCo Common Stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAP of Change Common Stock on Nasdaq on each of the Valuation Dates.

(b)	The Calculated Value Ratio equals (i) the calculated per-share value of SpinCo Common Stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of McKesson Common Stock.
(c)

In these scenarios, the upper limit has been reached. Absent the upper limit, the exchange ratio would have been 11.4219 and 12.5641 shares of SpinCo Common Stock per share of McKesson Common Stock tendered in the exchange offer in scenario 5 and scenario 8, respectively. In these scenarios, McKesson would announce that the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached when McKesson announces the final exchange ratio by 11:59 p.m., New York City time, at the end of the second trading day prior to the expiration date of the exchange offer.

During the three-month period of November 7, 2019 through February 7, 2020 (the three-month period prior to commencement of the exchange offer), the highest closing price of McKesson Common Stock on the NYSE was $158.32 and the lowest closing price of Change Common Stock on Nasdaq was $12.75. If the calculated per-share values of McKesson Common Stock and SpinCo Common Stock equaled these closing prices, you would have received 11.4086 shares of SpinCo Common Stock for each share of McKesson Common Stock tendered, and the value of such shares of SpinCo Common Stock, based on the Change Common Stock price, would have been approximately $91.88 of SpinCo Common Stock for each $100 of McKesson Common Stock accepted for exchange.

If the trading price of McKesson Common Stock were to increase during the last two trading days prior to the expiration of the exchange offer, the arithmetic average of the daily VWAP of McKesson Common Stock price used to calculate the exchange ratio would likely be lower than the closing price of McKesson Common Stock on the trading day before the expiration date of the exchange offer. As a result, you may receive fewer shares of SpinCo Common Stock, and therefore fewer shares of Change Common Stock, for each $100 of McKesson Common Stock than you would have received if that per-share value were calculated on the basis of the closing price of McKesson Common Stock on the expiration date of the exchange offer. Similarly, if the trading price of Change Common Stock were to decrease during the last two trading days prior to the expiration of the exchange offer, the average SpinCo Common Stock price used to calculate the exchange ratio would likely be higher than the closing price of Change Common Stock on the expiration date of the exchange offer, or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer. This could also result in your receiving fewer shares of SpinCo Common Stock, and therefore fewer shares of Change Common Stock, for each $100 of McKesson Common Stock than you would otherwise receive if that per-share value were calculated on the basis of the closing price of Change Common Stock on the expiration date of the exchange offer, or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer.

The number of shares of McKesson Common Stock that may be accepted in the exchange offer may be subject to proration. Depending on the number of shares of McKesson Common Stock validly tendered, and not properly withdrawn in the exchange offer, and the final exchange ratio, determined as described above, McKesson may have to limit the number of shares of McKesson Common Stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of McKesson Common Stock.”

This document and related documents are being sent to persons who directly held shares of McKesson Common Stock on February 7, 2020 and brokers, banks and similar persons whose names or the names of whose nominees appear on McKesson’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of McKesson Common Stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of McKesson Common Stock

If, upon the expiration of the exchange offer, holders of McKesson Common Stock have validly tendered and not properly withdrawn more shares of McKesson Common Stock than McKesson is able to accept for exchange (taking into account the final exchange ratio, the upper limit and the total number of shares of SpinCo Common Stock owned by McKesson), McKesson will accept for exchange the McKesson Common Stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of McKesson Common Stock to be accepted, except for tenders of odd-lots, as described below, bears to the total number of shares of McKesson Common Stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of McKesson Common Stock), and subject to any adjustment necessary to ensure the exchange of all shares of SpinCo Common Stock owned by McKesson, except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders of odd-lots other than plan participants in the McKesson 401(k) Plan who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed and if McKesson completes the exchange offer (those who own fewer than 100 shares but do not tender all of their shares will be subject to proration). Shares held on behalf of participants in the McKesson 401(k) Plan (each of which plans holds more than 100 shares of McKesson Common Stock) will be subject to proration.

Beneficial holders of fewer than 100 shares of McKesson Common Stock who wish to tender all of their shares must complete the box entitled “Odd–Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

McKesson will announce the preliminary proration factor, if applicable, by press release promptly after the expiration date. Upon determining the number of shares of McKesson Common Stock validly tendered for exchange, McKesson will announce the final results, including the final proration factor.

Any shares of McKesson Common Stock not accepted for exchange in the exchange offer as a result of proration or otherwise will be returned to the tendering stockholder promptly after the final proration factor is determined.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Upon the consummation of the exchange offer, the exchange agent will hold the shares of SpinCo Common Stock as agent for the McKesson stockholders who validly tendered their shares and, in the case of a pro rata distribution, for the holders of record of McKesson Common Stock for the pro rata distribution. Immediately following the consummation of the Distribution, SpinCo will be merged with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company. Each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock in the Merger. No fractional shares of Change Common Stock will be delivered to holders of SpinCo Common Stock in the Merger. Any fractional shares that would otherwise be allocable to any former holders of SpinCo Common Stock in the Merger shall be aggregated, and no holder of SpinCo Common Stock shall receive cash equal to or greater than the value of one full share of Change Common Stock. The exchange agent and the transfer agent shall cause the whole shares obtained from aggregating fractional shares that would otherwise remain across all holders of SpinCo Common Stock to be sold in the open market or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. The exchange agent and the transfer agent shall make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock entitled to receive such fractional shares of Change Common Stock in the Merger.

Exchange of Shares of McKesson Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), McKesson will accept for exchange, and will exchange, for shares of SpinCo Common Stock owned by McKesson, the McKesson Common Stock validly tendered, and not properly withdrawn, prior to the expiration of the exchange offer, promptly after the expiration date.

The exchange of McKesson Common Stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(a)

certificates representing all physically tendered shares of McKesson Common Stock, or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of McKesson Common Stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering;”

(b)

the letter of transmittal for McKesson Common Stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message; and

(c)	any other required documents, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering.”

For purposes of the exchange offer, McKesson will be deemed to have accepted for exchange, and thereby exchanged, shares of McKesson Common Stock validly tendered and not properly withdrawn if and when McKesson notifies the exchange agent of its acceptance of the tenders of those shares of McKesson Common Stock pursuant to the exchange offer.

Upon the consummation of the Distribution, McKesson will deliver to the exchange agent global certificate(s) representing all of the shares of SpinCo Common Stock, with instructions to hold the shares of SpinCo Common Stock in trust for the holders of shares of McKesson Common Stock who validly tendered and did not properly withdraw their shares in the exchange offer or are entitled to receive shares in the spin-off, if any (as described below under “—Distribution of Any Shares of SpinCo Common Stock Remaining After the

Exchange Offer”). Change will deposit with the transfer agent for the benefit of persons who received shares of SpinCo Common Stock in the exchange offer certificates or book-entry authorizations representing shares of Change Common Stock, with irrevocable instructions to hold the shares of Change Common Stock in trust for the holders of SpinCo Common Stock.

Upon surrender of the documents required by the transfer agent, duly executed, each former holder of SpinCo Common Stock will receive from the transfer agent in exchange therefor shares of Change Common Stock and/or cash in lieu of fractional shares, if any. These former holders of SpinCo Common Stock will not receive any interest on any cash paid to them, even if there is a delay in making the payment.

If McKesson does not accept for exchange any tendered McKesson Common Stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent will, in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” credit such shares to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry through the DRS

If you hold certificates representing shares of McKesson Common Stock, or if your shares of McKesson Common Stock are held in book-entry through the DRS, you must deliver to the exchange agent at the address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents and, if you hold certificates, certificates representing the shares of McKesson Common Stock to be tendered.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of McKesson Common Stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of McKesson Common Stock in the exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your McKesson Common Stock. If that institution holds shares of McKesson Common Stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of McKesson Common Stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of McKesson Common Stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that McKesson may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of McKesson Common Stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book–entry delivery of shares of McKesson Common Stock by causing The Depository Trust Company to transfer such shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Shares Held in the McKesson 401(k) Plan

Participants in the McKesson 401(k) Plan should follow the special directions that are being sent to them by the plan administrator in order to instruct the plan trustee on whether to tender shares of McKesson Common Stock allocable to their accounts. Such participants should not use the letter of transmittal to provide instructions regarding the tender of shares of McKesson Common Stock allocable to their accounts under this plan. As described in the special directions, such participants may instruct the plan trustee to tender all, some or none of the shares of McKesson Common Stock allocable to their respective McKesson 401(k) Plan accounts, subject to certain limitations set forth in such directions. To allow sufficient time for the tender of shares by the trustee of the McKesson 401(k) Plan, plan participants must provide the tabulator for the trustee with the requisite instructions by 4:00 p.m., New York City time, on March 3, 2020, unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of participants’ instructions may also be extended.

General Instructions

Do not send letters of transmittal to McKesson, Change, SpinCo or the information agent. Letters of transmittal for shares of McKesson Common Stock should only be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys–in–fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by McKesson.

The exchange agent must receive the letter of transmittal for shares of McKesson Common Stock and, if applicable, certificates representing your shares of McKesson Common Stock at the address set forth on the back cover of this document prior to the expiration of the exchange offer. Alternatively, in case of a book–entry transfer of McKesson Common Stock through The Depository Trust Company, the exchange agent must receive the agent’s message and a book–entry confirmation.

Letters of transmittal for shares of McKesson Common Stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your McKesson Common Stock.

Signature Guarantees

Signatures on all letters of transmittal for McKesson Common Stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of McKesson Common Stock are tendered either (1) by a registered stockholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of McKesson Common Stock, or the shares of McKesson Common Stock held through the DRS are registered in the name of a person other than the person who signs the letter of transmittal, the certificates or the letter of transmittal, as the case may be, must be accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates or on the letter of transmittal accompanying the tender of shares of McKesson Common Stock held through the DRS, as applicable, with the signature(s) on the letter of transmittal or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of McKesson Common Stock pursuant to the exchange offer but (i) your certificates are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis or (iii) time will not permit all required documents to reach the exchange agent on or before the expiration date of the exchange offer, you may still tender your shares of McKesson Common Stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date of the exchange offer (currently expected to be March 9, 2020), the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by McKesson, in the manner provided below; and

•

within two NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1) (a) certificates representing all physically tendered shares of McKesson Common Stock (if you hold certificates representing shares of McKesson Common Stock) and (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of book-entry transfer of those shares of McKesson Common Stock in the exchange agent’s account at The Depository Trust Company; (2) a letter of transmittal for shares of McKesson Common Stock, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message and (3) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of McKesson Common Stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of McKesson Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any notice of guaranteed delivery on your behalf, which must include a Medallion guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery. Holders of McKesson Common Stock who cannot complete the procedure for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the exchange agent prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer, must deliver to the exchange agent by facsimile transmission a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by McKesson.

Effect of Tenders

A tender of McKesson Common Stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to McKesson that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of McKesson Common Stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, McKesson will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender McKesson Common Stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of McKesson Common Stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of McKesson Common Stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of McKesson Common Stock validly tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1)(a) certificates representing all physically tendered shares of McKesson Common Stock (if you hold certificates representing shares of McKesson Common Stock) or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of McKesson Common Stock in the exchange agent’s account at The Depository Trust Company, (2) the letter of transmittal for McKesson Common Stock, properly completed and duly executed, with any required signature guarantees or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (3) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint McKesson’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your McKesson Common Stock tendered and accepted for exchange by McKesson and with respect to any and all other McKesson Common Stock and other securities issued or issuable in respect of the McKesson Common Stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that McKesson deposits the shares of SpinCo Common Stock for the shares of McKesson Common Stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered shares of McKesson Common Stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). McKesson’s designees will, with respect to the shares of McKesson Common Stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. McKesson reserves the right to require that, in order for McKesson Common Stock to be deemed validly tendered, immediately upon McKesson’s acceptance for exchange of those shares of McKesson Common Stock, McKesson must be able to exercise full voting rights with respect to such shares.

Determination of Validity

McKesson will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of McKesson Common Stock, in McKesson’s sole discretion, and its determination will be final and binding. McKesson reserves the absolute right to reject any and all tenders of McKesson Common Stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. McKesson also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of McKesson Common Stock. No tender of McKesson Common Stock is valid until all defects and irregularities in tenders of McKesson Common Stock have been cured or waived. Neither McKesson nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any McKesson Common Stock or will incur any liability for failure to give any such notification. McKesson’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of McKesson Common Stock pursuant to any of the procedures described above will constitute a binding agreement between McKesson and you upon the terms of and subject to the conditions to the exchange offer.

The method of delivery of shares of McKesson Common Stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If shares of McKesson Common Stock are delivered and not accepted due to proration or a partial tender, (i) shares of McKesson Common Stock held through the DRS that were delivered will remain in book-entry form in the holder’s name and (ii) shares of McKesson Common Stock held through The Depository Trust Company will be credited back through The Depository Trust Company in book-entry form.

If you validly withdraw your shares of McKesson Common Stock or the exchange offer is not completed, (i) shares of McKesson Common Stock held through the DRS that were delivered will remain in book-entry form in the holder’s name and (ii) shares of McKesson Common Stock held through The Depository Trust Company will be credited back through The Depository Trust Company in book-entry form.

If you tender fewer than all the shares of McKesson Common Stock evidenced by any stock certificate you deliver to the exchange agent, then you will need to fill in the number of shares that you are tendering in the section entitled “Stock Election” on the second page of the letter of transmittal. In those cases, as soon as practicable after the expiration date, the exchange agent will credit the remainder of the shares of McKesson Common Stock that were evidenced by the certificate(s) but not tendered to a DRS account in the name of the registered holder maintained by the transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal. Unless you indicate otherwise in your letter of transmittal, all of the shares of McKesson Common Stock represented by stock certificates you deliver to the exchange agent will be deemed to have been validly tendered. No stock certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form, except for stock certificates representing shares not accepted in this exchange offer.

Lost, Stolen or Destroyed Certificates

If your certificates representing shares of McKesson Common Stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of mutilated, destroyed, lost or stolen certificate(s) that you may request by calling the transfer agent, Equiniti Trust Company, at (866) 614-9635. Equiniti Trust Company also has a website, www.shareowneronline.com, that stockholders may use 24 hours a day to request account information.

You will also need to post a surety bond for your mutilated, destroyed, lost or stolen shares of McKesson Common Stock and pay a service fee. Upon receipt of the completed applicable letter of transmittal with the completed Affidavit, the surety bond payment and the service fee, your shares of McKesson Common Stock will be considered tendered in this exchange offer.

Withdrawal Rights

Shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn at any time after the commencement of the exchange offer and before 11:59 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be March 9, 2020). Once McKesson accepts shares of McKesson Common Stock pursuant to the exchange offer, your tender is irrevocable. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date.

For a withdrawal of shares of McKesson Common Stock to be effective, the exchange agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal, in the form of the notice of withdrawal provided by McKesson, at one of its addresses or fax numbers, respectively, set forth on the back cover of this document, and your notice must include your name and the number of shares of McKesson Common Stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

In addition, for a withdrawal of shares of McKesson Common Stock to be effective, if certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of McKesson Common Stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of McKesson Common Stock have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must comply with the procedures of The Depository Trust Company.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 11:59 p.m., New York City time, on the expiration date of the exchange offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

McKesson will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. McKesson may delegate such power in whole or in part to the exchange agent. None of McKesson, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.

Any shares of McKesson Common Stock validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of McKesson Common Stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Withdrawing Your Shares after the Final Exchange Ratio Has Been Determined

Subject to any extension of the exchange offer period, the final exchange ratio will be available by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9, 2020). If you are a registered stockholder of McKesson Common Stock and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer, in the form of the notice of withdrawal provided by McKesson. Medallion guarantees will not be required for such withdrawal notices. If you hold McKesson Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution, on your behalf to The Depository Trust Company and not the Exchange Agent. The Depository Trust Company is expected to remain open until 6:00 p.m., New York City time, and institutions will be able to process withdrawals through The Depository Trust Company up to that time (although there is no assurance that will be the case). On the last day of the exchange offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. In addition, shares of McKesson Common Stock tendered pursuant to the exchange offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the exchange offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date.

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Book–Entry Accounts

Certificates representing shares of SpinCo Common Stock will not be issued to holders of McKesson Common Stock in the exchange offer or in any spin-off. Rather than issuing certificates representing such shares of SpinCo Common Stock to such holders of McKesson Common Stock, the exchange agent will cause shares of SpinCo Common Stock to be credited to records maintained by the exchange agent for the benefit of the respective holders. Immediately following the consummation of the Distribution, SpinCo will be merged with and into Change in the Merger and each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock and cash in lieu of fractional shares, if any. In connection with the exchange offer, you will receive a letter of transmittal and instructions for use in effecting surrender of any shares of McKesson Common Stock in exchange for SpinCo Common Stock. As promptly as practicable following the Merger and McKesson’s notice and determination of the final proration factor, if any, the transfer agent will credit the shares of Change Common Stock into which the shares of SpinCo Common Stock have been converted to book-entry accounts maintained for the benefit of the holders of McKesson Common Stock who received shares of SpinCo Common Stock in the exchange offer or in the spin-off, if any, and will send these holders a statement evidencing their holdings of shares of Change Common Stock.

When Distributed and When Issued Markets

McKesson will announce the preliminary proration factor, if applicable, by press release promptly after the expiration of the exchange offer. At the expiration of the guaranteed delivery period (at 5:00 p.m. on the second NYSE trading day following the expiration of the exchange offer), McKesson will confirm the final results of the exchange offer, including the final proration factor, if applicable, with the exchange agent. Promptly after the final results are confirmed, McKesson will issue a press release announcing the final results of the exchange offer, including the final proration factor, if applicable.

In the event proration is necessary, McKesson expects that the NYSE will create a “when distributed” market for the shares of McKesson Common Stock not accepted for exchange in the exchange offer if the NYSE determines that the creation of such a market would be useful to allow investors to facilitate transactions in those shares. McKesson expects that the “when distributed” market would be created promptly following McKesson’s announcement of the preliminary proration factor. In the “when distributed” market, McKesson expects that holders of McKesson Common Stock whose shares are not accepted for exchange in the exchange offer will be able to sell their rights to receive shares of McKesson Common Stock when those shares are returned by McKesson as described above. McKesson expects that such selling stockholders will, however, retain voting and dividend rights with respect to shares sold in the “when distributed” market accruing to stockholders of record as of any record date occurring prior to the date those shares are returned. Purchasers of shares of McKesson Common Stock in the “when distributed” market are expected to acquire the right to receive the shares of McKesson Common Stock when those shares are returned by McKesson as described above but will not acquire voting or dividend rights with respect to those shares until those shares are received by the record holder and credited to the account of the purchaser. McKesson expects that after the shares of McKesson Common Stock not accepted for exchange in the exchange offer are returned, “when distributed” trading with respect to shares of McKesson Common Stock will end.

In addition, Change expects that Nasdaq will create a “when issued” market for the new shares of Change Common Stock issuable to holders of SpinCo Common Stock received in exchange for shares of McKesson Common Stock in the exchange offer promptly following McKesson’s announcement of the preliminary proration factor, if applicable. Change expects that in the “when issued” market, holders of McKesson Common Stock whose shares are accepted for exchange in the exchange offer will be able to sell their rights to receive shares of Change Common Stock when those shares are issued and delivered by the transfer agent. Purchasers of shares of Change Common Stock in the “when issued” market are expected to acquire the right to receive shares of Change Common Stock when those shares are issued and delivered by the transfer agent. These rights are not actual shares of Change Common Stock and do not entitle holders to voting or dividend rights with respect to shares of Change Common Stock. After the shares of Change Common Stock issuable to holders of McKesson Common Stock are issued and delivered, Change expects that “when issued” trading with respect to shares of Change Common Stock will end.

Any trades made in the “when distributed” and “when issued” markets will be made contingent on the actual return of shares of McKesson Common Stock or issuance and delivery of shares of Change Common Stock, as the case may be. The creation of a “when distributed” or “when issued” market is outside the control of McKesson and Change. The NYSE and Nasdaq are not required to create a “when distributed” or “when issued” market, and there can be no assurances that either such market will develop or if they develop the prices at which shares will trade.

Extension, Termination or Amendment by McKesson

McKesson expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of McKesson Common Stock validly tendered and not properly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions for consummation of the Distribution, described in the next section entitled “—Conditions for Consummation of the Distribution” are not satisfied or waived prior to the expiration of the exchange offer. If McKesson decides to extend the exchange offer, the Valuation Dates will be reset to the period of three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer, as it may be extended.

McKesson expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration date.

If McKesson materially changes the terms of or information concerning the exchange offer or if McKesson waives a material condition of the exchange offer, it will extend the exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the exchange offer. The length of time will depend on the particular facts and circumstances.

As required by law, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	McKesson changes the method for calculating the number of shares of SpinCo Common Stock offered in exchange for each share of McKesson Common Stock; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If McKesson extends the exchange offer, is delayed in accepting for exchange any shares of McKesson Common Stock or is unable to accept for exchange any shares of McKesson Common Stock under the exchange offer for any reason, then, without affecting McKesson’s rights under the exchange offer, the exchange agent may retain all shares of McKesson Common Stock tendered on McKesson’s behalf. These shares of McKesson Common Stock may not be withdrawn except as provided in the section entitled “—Terms of the Exchange Offer—Withdrawal Rights.”

McKesson’s reservation of the right to delay acceptance of any shares of McKesson Common Stock is subject to applicable law, which requires that McKesson pay the consideration offered or return the shares of McKesson Common Stock deposited promptly after the termination or withdrawal of the exchange offer.

McKesson will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which McKesson may choose to make any public announcement, McKesson assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

Conditions for Consummation of the Distribution

Pursuant to the Separation Agreement, the consummation of the Distribution is subject to a number of conditions, some of which are outside the control of McKesson and Change, including the following:

•

the following events shall not have occurred at or prior to the date of the Distribution, and McKesson shall not reasonably expect any of the following events to occur at or prior to the date of the Distribution:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the Joint Venture or Change;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of McKesson; and

•

a market disruption event occurs with respect to McKesson Common Stock or Change Common Stock and such market disruption event has, in McKesson’s reasonable judgment, impaired the benefits of the exchange offer.

•

the board of directors of McKesson shall be satisfied that the Distribution can be made out of surplus within the meaning of Section 170 of the DGCL and shall have received a solvency opinion in form and substance satisfactory to the board of directors of McKesson;

•	McKesson shall have completed the Completing Transfer (if applicable);

•

an applicable registration statement or form as determined by McKesson in its sole discretion or as otherwise required by the SEC for commencement of the exchange offer, and consummating the Distribution shall have been filed with the SEC and declared effective, if applicable, by the SEC; no stop order suspending the effectiveness of such filing shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and such registration statement or form, as the case may be, shall have been mailed to holders of McKesson Common Stock (and the holders of Change Common Stock, if applicable), as of any applicable record date or as otherwise required by law;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

•	no applicable law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated by the Separation Agreement;

•

all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the business conducted by the Joint Venture after the date of the Distribution substantially as it is conducted at the date of the Separation Agreement shall have been obtained; and

•

the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware in connection with the Merger), including the receipt of the McKesson Tax Opinions by McKesson and the receipt of the Change Tax Opinion by Change, shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution.

McKesson may waive any of the above conditions in its sole discretion. Change may waive any of the conditions listed in the third through ninth bullet point above in its sole discretion.

Each of the foregoing conditions to the consummation of the Distribution, is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition. For additional information, see “The Merger Agreement—Conditions to the Merger.

At any time before the effective time of the Merger, the Merger Agreement may be terminated under certain circumstances, including without limitation (i) the termination or expiration of the McKesson Exit Window prior to the occurrence of a Qualified McKesson Exit or (ii) the delivery, prior to the Distribution, of written notice by the McKesson Members to the Joint Venture of their intention to abandon or terminate the Merger. Accordingly, McKesson can unilaterally determine to abandon the Merger. If the Merger Agreement is terminated, the exchange offer will not be consummated. See “The Merger Agreement—Termination.”

The Merger is also subject to a number of conditions, some of which are outside the control of McKesson or Change. See “The Merger Agreement—Conditions to the Merger.”

Under the LLC Agreement, McKesson has the right to conduct and consummate a Qualified McKesson Exit during the McKesson Exit Window, which McKesson expects to be the 12-month period (subject to certain extensions) beginning on December 23, 2019, the expiration date of the underwriter lock-up period applicable to Change’s initial public offering. If a Qualified McKesson Exit does not occur during the McKesson Exit Window, the Transactions would be terminated. See “Other Agreements and Other Related Party Transactions—LLC Agreement of Change Healthcare LLC—Transfers of LLC Units.”

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

The following are the material U.S. federal income tax consequences of the Distribution and Merger to U.S. Holders (as defined below) of McKesson Common Stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of the registration statement of which this document forms a part, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of McKesson Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•

an estate the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion assumes that U.S. Holders of McKesson Common Stock hold such stock as a capital asset (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•	a financial institution, regulated investment company, real estate investment trust or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a stockholder that holds McKesson Common Stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction;

•	a stockholder that holds McKesson Common Stock in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code;

•

a stockholder required to accelerate the recognition of any item of gross income with respect to McKesson Common Stock as a result of such income being recognized on an applicable financial statement; or

•	a stockholder that acquired McKesson Common Stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds McKesson Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding McKesson Common Stock should consult its own tax advisor.

This discussion of material U.S. federal income tax consequences does not address all potential U.S. federal income tax consequences of the Distribution and Merger, including consequences that may depend on individual circumstances. In addition, it does not address any estate or gift or other non-income tax consequences or any foreign, state or local tax consequences of the Distribution and Merger. Each holder of McKesson Common Stock should consult its own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Distribution and Merger to such holder.

Tax Opinions

The consummation of the Distribution, the Merger and certain related transactions are conditioned upon (i) McKesson’s receipt of an opinion from its tax counsel substantially to the effect that the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, and that the Merger should not cause Section 355(e) of the Code to apply to the Distribution, and (ii) McKesson’s and Change’s receipt of opinions from their respective tax counsel, in each case, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinions”). In rendering the Tax Opinions, tax counsel will rely on (i) customary representations and covenants made by McKesson, SpinCo and Change, and (ii) specified assumptions, including an assumption regarding the completion of the Distribution, Merger and certain related transactions in the manner contemplated by the transaction agreements. In addition, tax counsels’ ability to provide the Tax Opinions will depend on the absence of changes in existing facts or law between the date of the registration statement of which this document forms a part and the closing date of the Merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the Tax Opinions, the Tax Opinions may not be able to be relied upon and the tax consequences of the Distribution and Merger could differ from those described below. An opinion of tax counsel neither binds the IRS, nor precludes the IRS or the courts from adopting a contrary position. McKesson does not intend to obtain a ruling from the IRS on the tax consequences of the Distribution or Merger.

The Distribution

On the basis that, as intended by McKesson, the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:

•

the Distribution will not result in the recognition of income, gain or loss to McKesson or SpinCo (except for taxable income or gain of McKesson possibly arising as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution);

•

U.S. Holders of McKesson Common Stock will not recognize income, gain or loss upon the receipt of SpinCo Common Stock in this exchange offer (or in any pro rata distribution of SpinCo Common Stock if this exchange offer is undersubscribed or if McKesson determines not to consummate the exchange offer and makes only a pro rata distribution of SpinCo Common Stock);

•

the aggregate tax basis of the shares of SpinCo Common Stock (including fractional shares) distributed to a U.S. Holder of McKesson Common Stock in the exchange offer will equal the aggregate tax basis of the shares of McKesson Common Stock exchanged therefor;

•

the aggregate tax basis of the shares of SpinCo Common Stock (including fractional shares) distributed as a pro rata distribution to a U.S. Holder of McKesson Common Stock will be determined by allocating the aggregate tax basis of such U.S. Holder in the shares of McKesson Common Stock with respect to which the pro rata distribution is made between such McKesson Common Stock and the SpinCo Common Stock received in proportion to the relative fair market values of such common stock immediately following the Distribution; and

•

the holding period (for tax purposes) of any shares of SpinCo Common Stock received (including any fractional shares of SpinCo Common Stock) by a U.S. Holder of McKesson Common Stock will include the holding period at the time of the consummation of this exchange offer or the spin-off, as applicable, of the shares of McKesson Common Stock with respect to which the shares of SpinCo Common Stock were received.

In general, if the Distribution were not to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, the exchange offer would be treated as a taxable exchange to McKesson stockholders who receive SpinCo Common Stock in the exchange offer. In that situation, a pro rata distribution of SpinCo Common Stock if this exchange offer is undersubscribed or if McKesson determines not to consummate the exchange offer and makes only a pro rata distribution of SpinCo Common Stock would be treated as a taxable dividend to McKesson stockholders. In addition, if the Distribution were not to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, McKesson would recognize taxable gain, which could result in significant tax to McKesson.

Even if the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the Distribution would be taxable to McKesson (but not to McKesson stockholders) pursuant to Section 355(e) of the Code if there were a 50 percent or greater change in ownership of either McKesson or SpinCo, directly or indirectly (including stock of Change after the Merger), as part of a plan or series of related transactions that included the Distribution. For this purpose, certain acquisitions of McKesson Common Stock, SpinCo Common Stock and Change Common Stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although McKesson may be able to rebut that presumption. For purposes of this test, the Merger will be treated as part of a plan, but the Merger standing alone will not cause the Distribution to be taxable to McKesson under Section 355(e) of the Code because holders of

McKesson Common Stock will directly own more than 50 percent of Change Common Stock following the Merger. Nevertheless, if the IRS were to determine that other acquisitions of McKesson Common Stock or SpinCo Common Stock (or, after the Merger, Change Common Stock), either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of a material amount of taxable gain by McKesson under Section 355(e) of the Code. In connection with the Tax Opinion, McKesson, SpinCo and Change have made and will make certain representations to support the conclusion that the Distribution is not part of any such plan or series of related transactions other than the Merger.

In general, under the Tax Matters Agreement, Change is required to indemnify McKesson against any tax consequences arising as a result of certain prohibited actions by Change, SpinCo or their respective subsidiaries. If the Distribution were to be taxable to McKesson, the liability for payment of such tax by McKesson, or by Change under the Tax Matters Agreement, could have a material adverse effect on McKesson or Change, as the case may be.

The Merger

The Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. On the basis of such treatment and subject to the limitations and qualifications described herein, in general, for U.S. federal income tax purposes:

•

U.S. Holders of SpinCo Common Stock will not recognize income, gain or loss upon the receipt of Change Common Stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Change Common Stock;

•

the aggregate tax basis of Change Common Stock received by a U.S. Holder of SpinCo Common Stock in the Merger (including fractional shares of Change Common Stock deemed received and sold as described below) will be the same as the aggregate tax basis of the SpinCo Common Stock for which it is exchanged;

•

the holding period (for tax purposes) of Change Common Stock received in exchange for shares of SpinCo Common Stock (including fractional shares of Change Common Stock deemed received and sold as described below) will include the holding period of the Change Common Stock for which it is exchanged;

•

a U.S. Holder of SpinCo Common Stock who receives cash in lieu of a fractional share of Change Common Stock will be treated as having received the fractional share pursuant to the Merger and then as having sold that fractional share for cash. As a result, such U.S. Holder of SpinCo Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his or her fractional share, determined as set forth above; and

•

any gain or loss recognized by a U.S. Holder described above will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the Merger, the holder’s holding period for the relevant shares is greater than one year. For U.S. Holders of SpinCo Common Stock that are noncorporate U.S. Holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

In general, if the Merger were not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder would be required to recognize gain or loss equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in its SpinCo Common Stock surrendered in the Merger and an amount equal to the fair market value of its shares of Change Common Stock received in the Merger, plus any cash received in lieu of fractional shares. Generally, in such event, a U.S. Holder’s tax basis in the shares of Change Common Stock received in the Merger would equal the fair market value of such shares as of the date of the Merger, and such U.S. Holder’s holding period with respect to such shares would begin on the day after the Merger.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require holders who own at least five percent of the total outstanding stock of McKesson (by vote or value) and who receive SpinCo Common Stock pursuant to the Distribution and holders who own at least one percent of the total outstanding stock of SpinCo and who receive Change Common Stock pursuant to the Merger to attach to their U.S. federal income tax return for the year in which the Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Distribution and the Merger, as the case may be. McKesson and/or SpinCo will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

In addition, payments of cash to a U.S. Holder of SpinCo Common Stock in respect of a fractional share of Change Common Stock in the Merger may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Fees and Expenses

McKesson has retained D.F. King & Co., Inc. to act as the information agent in connection with the exchange offer and Equiniti Trust Company to act as the exchange agent in connection with the exchange offer and the Merger and the distribution agent in connection with the spin-off, if any. The information agent may contact holders of McKesson Common Stock by mail, e-mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

None of the information agent or the exchange agent has been retained to make solicitations or recommendations with respect to the exchange offer and the spin-off, if any. The fees they receive will not be based on the number of shares of McKesson Common Stock tendered under the exchange offer.

McKesson will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of McKesson Common Stock under the exchange offer. McKesson will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be McKesson’s agent or the agent of SpinCo, the information agent or the exchange agent for purposes of the exchange offer.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This document is not an offer to buy, sell or exchange, and it is not a solicitation of an offer to buy or sell any shares of SpinCo Common Stock, McKesson Common Stock or Change Common Stock in any jurisdiction in which such offer, sale or exchange is not permitted. After the consummation of the Distribution, and prior to the Merger it will not be possible to trade the shares of SpinCo Common Stock.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of McKesson, Change or SpinCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of McKesson Common Stock, Change

Common Stock or SpinCo Common Stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of McKesson Common Stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for McKesson, Change or SpinCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of McKesson Common Stock, Change Common Stock or SpinCo Common Stock that may apply in their home countries. None of McKesson, Change or SpinCo can provide any assurance about whether such limitations may exist. No public offer to sell, purchase or exchange any securities is made to stockholders and investors in the European Union, the other countries of the European Economic Area (EEA) and the United Kingdom (each a “Relevant State”). Within a Relevant State, only qualified investors as defined in Article 2 (e) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 may participate in the exchange offer in reliance on the private placement exemption as provided by Article 1 (4) (a) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017.

Distribution of Any Shares of SpinCo Common Stock Remaining After the Exchange Offer

All outstanding shares of SpinCo Common Stock owned by McKesson that are not exchanged in the exchange offer will be distributed on a pro rata basis in the spin-off to holders of shares of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange, with a record date that will be no later than the date of the Merger, to be announced by McKesson on such date. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares of McKesson Common Stock (but not with respect to any other shares that are not validly tendered or validly tendered and validly withdrawn in the exchange offer) to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed on a pro rata basis in any spin-off following consummation of the exchange offer.

Upon consummation of the Distribution, McKesson will irrevocably deliver to the exchange agent the global certificate(s) representing all of the SpinCo Common Stock, with irrevocable instructions to hold shares of SpinCo Common Stock in trust for the holders of McKesson Common Stock who validly tendered and did not properly withdraw their shares of McKesson Common Stock in the exchange offer or are entitled to receive shares of SpinCo Common Stock in the spin-off, if any. Change will deposit with the transfer agent for the benefit of persons who received shares of SpinCo Common Stock in the exchange offer certificates or book-entry authorizations representing Change Common Stock, with irrevocable instructions to hold the shares of Change Common Stock in trust for the holders of SpinCo Common Stock. Shares of Change Common Stock will be delivered immediately following the expiration of the exchange offer, the acceptance of McKesson Common Stock for exchange in the exchange offer, the determination of the final proration factor, if any, and the effectiveness of the Merger, pursuant to the procedures determined by the exchange agent and the transfer agent. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of McKesson Common Stock.”

If the exchange offer is terminated by McKesson without the exchange of shares and the Merger Agreement is not concurrently terminated, but the conditions for consummation of the Distribution have otherwise been satisfied, McKesson intends to distribute the shares of SpinCo Common Stock owned by McKesson on a pro rata basis to the holders of McKesson Common Stock in the spin-off, with a record date to be announced by McKesson that will be no later than the date of the Merger.

INFORMATION ON MCKESSON

McKesson, incorporated in Delaware, is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. McKesson partners with life sciences companies, manufacturers, providers, pharmacies, governments and other healthcare organizations to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. McKesson has operations in three reportable segments: U.S. Pharmaceutical and Specialty Solutions, European Pharmaceutical Solutions and Medical-Surgical Solutions. All remaining operating segments and business activities that are not significant enough to require separate reportable segment disclosure are included below in Other.

U.S. Pharmaceutical and Specialty Solutions. McKesson’s U.S. Pharmaceutical and Specialty Solutions segment (78.3%, 78.0% and 78.2% of McKesson’s consolidated revenues in fiscal 2019, 2018 and 2017, respectively, and 82.8%, 82.7% and 83.3% of McKesson’s total segment revenues in fiscal 2019, 2018 and 2017, respectively) distributes branded, generic, specialty, biosimilar and over-the-counter (“OTC”) pharmaceutical drugs and other healthcare-related products. This segment provides practice management, technology, clinical support and business solutions to community-based oncology and other specialty practices. This segment also provides solutions for life sciences companies including offering multiple distribution channels and clinical trial access to specific patient populations through McKesson’s network of oncology physicians. It also sells financial, operational and clinical solutions to pharmacies (retail, hospital, alternate site) and provides consulting, outsourcing and other services.

European Pharmaceutical Solutions. McKesson’s European Pharmaceutical Solutions segment (12.7%, 13.1% and 12.5% of McKesson’s consolidated revenues in fiscal 2019, 2018 and 2017, respectively, and 13.4%, 13.9% and 13.3% of McKesson’s total segment revenues in fiscal 2019, 2018 and 2017, respectively) provides distribution and services to wholesale, institutional and retail customers and serves patients and consumers in 13 European countries through McKesson’s own pharmacies and participating pharmacies that operate under brand partnership and franchise arrangements.

Medical-Surgical Solutions. McKesson’s Medical-Surgical Solutions segment (3.6%, 3.2% and 3.1% of McKesson’s consolidated revenues in fiscal 2019, 2018 and 2017, respectively, and 3.8%, 3.4% and 3.4% of McKesson’s total segment revenues in fiscal 2019, 2018 and 2017, respectively) distributes medical-surgical supplies and provides logistics and other services to healthcare providers in the United States.

Other. Other primarily consists of the following:

•	McKesson Canada which distributes pharmaceutical and medical products and operates Rexall Health retail pharmacies;

•	McKesson Prescription Technology Solutions (“MRxTS”) which provides innovative technologies that support retail pharmacies; and

•	McKesson’s equity ownership interest in the Joint Venture.

McKesson Canada. This business is one of the largest pharmaceutical wholesale and retail distributors in Canada. The wholesale business delivers its products to retail pharmacies, hospitals, long-term care centers, clinics and institutions in Canada through a network of 15 distribution centers and provides logistics and distribution services for manufacturers. Beyond wholesale pharmaceutical logistics and distribution, McKesson Canada provides automation solutions to its retail and hospital customers. McKesson Canada also provides health information exchange solutions that streamline clinical and administrative communication. The retail business operates approximately 410 owned pharmacies under the Rexall Health brand in Canada where McKesson provide patients with greater choice and access, integrated pharmacy care and industry-leading service levels.

MRxTS. This business provides innovative technologies that support retail pharmacies and manufacturers that ultimately enable patients to fulfill their prescriptions. This business supports McKesson’s customers, with a comprehensive, expanded portfolio of solutions designed to help them drive business growth, realize greater business efficiencies, deliver high-quality care, enhance medication adherence and safety, and more effectively connect with other players in the pharmaceutical supply chain.

Change Healthcare LLC. For more information on Change Healthcare LLC, see the section titled “Information on Change Healthcare LLC.”

McKesson generated approximately 18% of its consolidated revenues from international regions in fiscal 2019.

McKesson’s revenues in fiscal 2019 totaled $214.32 billion and fiscal 2019 net income was $255 million. McKesson’s corporate headquarters is located in Irving, Texas. McKesson’s internet address is http://www.mckesson.com. Information available on, or accessible from, McKesson’s website is not incorporated by reference into or a part of this document.

INFORMATION ON SPINCO

SpinCo, a Delaware corporation, is a direct, wholly-owned subsidiary of McKesson that was formed in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture. As of December 31, 2019, McKesson, through its subsidiaries, held approximately 58% of the issued and outstanding LLC Units in the Joint Venture. McKesson and its subsidiaries intend to complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. SpinCo was formed in Delaware on August 22, 2016 under the name PF2 SpinCo LLC. For more information on the business of the Joint Venture, see “Information on Change Healthcare LLC.”

INFORMATION ON CHANGE HEALTHCARE INC.

Change is a holding company that was formed in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. As of December 31, 2019, Change held approximately 42% of the issued and outstanding LLC Units in the Joint Venture.

Following Change’s initial public offering on July 1, 2019, its organizational structure became what is commonly referred to as an umbrella partnership-C-corporation (or UP-C) structure. This organizational structure allowed McKesson to retain its equity ownership in the Joint Venture, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of LLC Units. See the section titled “Information on Change Healthcare LLC” and “Risk Factors—Risks Related to Change’s Organizational Structure” for additional information about Change’s organizational structure, including its tax receivable agreements.

As of February 7, 2020, there were 21 holders of record of outstanding shares of Change Common Stock. This does not include the number of stockholders who hold shares of Change Common Stock through banks, brokers, and other financial institutions.

Change’s internet address is www.changehealthcare.com. Information available on, or accessible from, Change’s website is not incorporated by reference into or a part of this document. For more information on the business of the Joint Venture, see “Information on Change Healthcare LLC.”

INFORMATION ON CHANGE HEALTHCARE LLC

Organizational Structure

On March 1, 2017, McKesson and Change completed the Joint Venture Transactions whereby Core MTS and Legacy CHC were contributed pursuant to the Contribution Agreement, resulting in the establishment of the Joint Venture, Change Healthcare LLC, a Delaware limited liability company. From the time of its formation on June 17, 2016 until March 1, 2017 (the closing date of the Joint Venture Transactions), the Joint Venture had no substantive assets or operations. Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson.

As of December 31, 2019, Change held approximately 42% of the issued and outstanding LLC Units and McKesson, through its subsidiaries, held approximately 58% of the outstanding LLC Units.

Following the consummation of the Transactions, Change Healthcare LLC is expected to become a consolidated subsidiary of Change.

Overview

The Joint Venture is an independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. It offers a suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. The Joint Venture’s solutions are designed to improve clinical decision-making, simplify billing, collection and payment processes and enable a better patient experience.

The Joint Venture’s offerings range from discrete data and analytics solutions to broad enterprise-wide solutions, which include workflow software and technology-enabled services that help its customers achieve their operational objectives.

The Joint Venture’s Intelligent Healthcare Network was created to facilitate the transfer of data among participants and is one of the largest clinical and financial healthcare networks in the United States. In the fiscal year ended March 31, 2018, the Joint Venture facilitated nearly 14 billion healthcare transactions and approximately $1 trillion in adjudicated claims or approximately one-third of all U.S. healthcare expenditures. The Joint Venture serves the vast majority of U.S. payers and providers. The Joint Venture’s customer base includes approximately 2,200 government and commercial payer connections, 900,000 physicians, 118,000 dentists, 33,000 pharmacies, 5,500 hospitals and 600 laboratories. This network transacts clinical records for over 112 million unique patients, more than one-third of the estimated total U.S. population. With insights gained from the Joint Venture’s pervasive network, extensive applications and analytics portfolio and the Joint Venture’s services operations, the Joint Venture has designed analytics solutions that include industry-leading and trusted franchises supported by extensive intellectual property and regularly updated content.

Growth Strategy

Develop, augment and commercialize capabilities at scale. The Joint Venture introduces solutions through one of three methods: internal development, commercial partnerships and acquisitions.

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Internal development—The Joint Venture utilizes its decades of industry experience, technology and services capabilities to identify new insights along the administrative and clinical care continuum. The Joint Venture has developed new solutions in response to its partners’ requests to improve workflows and reduce barriers to collaboration. These responsive solutions are some of the fastest growing areas of its business.

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Commercial partnerships—The Joint Venture had approximately 700 channel partners as of March 31, 2019, including the major EHR providers supporting workflow integration, as well as go-to-market channel partners who expand the sales and distribution reach of its software, data, network and payment solutions. These partnerships are expansive and flexible ranging from limited scope sales relationships to arrangements where the Joint Venture is a significant customer.

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Acquisitions—Over the past seven years the Joint Venture has completed and successfully integrated 15 acquisitions. For example, its National Decision Support Company and HealthQX acquisitions resulted from long-term partnerships that Change Healthcare LLC previously had with both organizations.

Maximize wallet share with customers through cross selling. The Joint Venture leverages its communication and feedback with its customers to identify and execute on opportunities to expand and deepen relationships while increasing the benefits for their organizations through the Joint Venture’s connectivity, software, analytics and services.

Deliver comprehensive, end-to-end and modular solutions to customers. The Joint Venture’s solutions are comprehensive in that they meet a significant portion of its customers’ clinical and administrative needs and are integrated to improve functionality and usability, yet are modular to meet the specific needs of its customers.

Use large and growing data assets to deliver tangible value to customers. The Joint Venture continues to develop data-driven solutions that can drive tangible returns for its customers. The Joint Venture uses its pervasive network connectivity and position as a trusted partner to create clinical and administrative solutions that leverage a multiparty, independent, longitudinal perspective and integrated technology and service assets.

Continue to capitalize on the benefits of the transformational joint venture. In March 2017, McKesson and the Sponsors completed the establishment of the Joint Venture by combining Core MTS and Legacy CHC. This transaction was a significant corporate milestone and positions the Joint Venture to capitalize on an expanded customer value proposition. Change believes that the combination of industry-leading analytics franchises and a comprehensive suite of solutions continues to create significant new and expanded growth opportunities. Since its creation, the Joint Venture has identified and executed a number of initiatives to improve its operational efficiency and positively impact its operating margins while making significant investments to support its long-term growth. As part of its strategy, the Joint Venture is repositioning certain of its underperforming solutions to better address end market dynamics and to improve the long-term growth potential of these solutions. As the Joint Venture continues to orient sales efforts to fully capitalize on its expanded customer value proposition and capture opportunities, it expects its revenue and earnings growth across its segments to accelerate.

Source of Revenue

For the nine months ended December 31, 2019, the Joint Venture generated total revenue of $2,459.6 million, net income of $103.0 million, Adjusted EBITDA of $731.4 million and Adjusted Net Income of $334.4 million. For the year ended March 31, 2019, the Joint Venture generated solutions revenue of $3.0 billion, net income of $176.7 million, Adjusted EBITDA of $935.0 million and Adjusted Net Income of $409.9 million. For the definitions of Adjusted EBITDA and Adjusted Net Income, which are measures not presented in accordance with GAAP, and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “—Summary Historical and Pro Forma Financial Data.”

The Joint Venture offers clinical, financial and patient engagement solutions in three business segments—software and analytics, network solutions, and technology-enabled services—that help create a stronger, more collaborative healthcare system. Through its interconnected position at the center of healthcare, the Joint Venture utilizes a broad portfolio of solutions to serve stakeholders across the healthcare system, including commercial and government payers, employers, hospitals and health systems, physicians and other providers, pharmacies, labs and consumers.

Software and Analytics

The Joint Venture’s software solutions seek to enable its customers to achieve financial performance, operational excellence, and payment and network optimization—ultimately helping them navigate the shift to value-based care. In the software and analytics segment, the Joint Venture provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The Joint Venture leverages its Intelligent Healthcare Network, with an industry-leading nearly 14 billion transactions and approximately $1 trillion in adjudicated claims, to enable and optimize connectivity and transactions among healthcare system participants and to generate insight using healthcare data to help meet their analytical needs. Through its network solutions segment, the Joint Venture provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

Technology-Enabled Services

The Joint Venture provides expertise, resources and scalability to allow its customers to streamline operations, optimize clinical and financial performance and focus on patient care. Through its technology-enabled services segment, the Joint Venture provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

Competition

The Joint Venture competes on the basis of the breadth and functionality of the solutions it offers on an integrated as well as modular basis, the return on investment realized by its customers from its solutions, the alignment it has with its customers due to not being owned by a payer or provider organization, the size and reach of its network, its value proposition and its pricing models. The Joint Venture’s solutions compete with:

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healthcare transaction processing companies, including those providing electronic data interchange services and/or internet-based services and those providing services through other means, such as paper and fax;

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healthcare information system vendors that support providers or payers with their revenue and payment cycle management, imaging usage, retrieval and management, capacity and resource management, and clinical information exchange processes, including physician and dental practice management, hospital information, imaging and workflow solutions and EHR vendors;

•	IT and healthcare consulting service providers;

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healthcare insurance companies, pharmacy benefit management and pharmacy benefit administrator companies, hospital management companies and pharmacies that provide or are developing electronic transaction and payment distribution services for use by providers and/or by their members and customers;

•	healthcare payments and communication solutions providers, including financial institutions and payment processors that have invested in healthcare data management assets, and print and mail vendors;

•	healthcare eligibility and enrollment services companies;

•	healthcare payment accuracy companies;

•	healthcare engagement and transparency companies;

•	healthcare billing and coding services companies;

•	providers of other data products and data analytics solutions, including healthcare risk adjustment, quality, economic statistics and other data; and other data and analytics solutions; and

•	licensors of de-identified healthcare information.

The Joint Venture also competes in some cases with certain of its customers who themselves provide some of the same solutions that the Joint Venture offers, as well as with alliances formed by its competitors. In addition, certain major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer competitive products or services.

Regulatory Matters

Substantially all of the Joint Venture’s business is directly or indirectly related to the healthcare industry and is affected by changes in the healthcare industry, including regulatory changes and fluctuations in healthcare spending. In the United States and other countries, the healthcare industry is highly regulated and subject to frequently changing political, legislative, regulatory and other influences. Although some regulatory requirements do not directly apply to the Joint Venture’s operations, these requirements affect the business of its payer and provider customers and the demand for its solutions. The Joint Venture also may be impacted by non-healthcare laws, requirements and industry standards. For example, banking and financial services industry regulations and privacy and data security regulations may impact the Joint Venture’s operations as a result of the electronic payment and remittance services it offers directly or through third-party vendors. For a discussion of the risks and uncertainties affecting the Joint Venture’s business related to compliance with federal, state and other laws and regulations and other requirements, please see “Risk Factors—Risks Related to Change’s Business and Industry—Recent and future developments in the healthcare industry could have a material adverse impact on Change Healthcare LLC’s business, results of operation or financial condition,” “Risk Factors—Risks Related to Change’s Business and Industry—Government regulation, industry standards and other requirements create risks and challenges with respect to Change Healthcare LLC’s compliance efforts and Change Healthcare LLC’s business strategies,” and “Risk Factors—Risks Related to Change’s Business and Industry—Change is unable to predict what changes to laws, regulations and other requirements, including related contractual obligations, might be made in the future or how those changes could affect Change’s business or the costs of compliance.”

Legal Proceedings

The Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Joint Venture does not believe that it is reasonably possible that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

To reduce their exposure to an unexpected significant monetary award resulting from an adverse judicial decision, both Change and the Joint Venture maintain insurance that they believe is appropriate and adequate based on historical experience. Both Change and the Joint Venture advise their insurance carriers of any claims, threatened or pending, against them in the course of litigation and generally receives a reservation of rights letter from the carriers when such claims exceed applicable deductibles.

Intellectual Property

The Joint Venture relies upon a combination of trade secrets, copyrights, trademarks, patents, license agreements, confidentiality policies and procedures, nondisclosure agreements and technical measures designed to protect the intellectual property and commercially valuable confidential information and data used in its business. The Joint Venture generally enters into nondisclosure agreements with our employees, consultants, vendors and customers. It also seeks to control access to and distribution of its technology, documentation and other proprietary information.

The Joint Venture uses numerous trademarks, trade names and service marks for its solutions. The Joint Venture also has a number of patents and patent applications covering solutions it provides, including software applications. However, the Joint Venture does not believe its solutions are dependent upon any one patent or patent application, or family or families of the same. It also licenses from third parties a variety of content, data and other intellectual property. Although the Joint Venture believes that alternative technologies and work-arounds are likely to be available should these agreements terminate or expire, there is no guarantee that third-party technologies will continue to be available to the Joint Venture on commercially reasonable terms or that work-arounds would be readily available for deployment in a commercially reasonable time-frame.

The steps the Joint Venture has taken to protect its trade secrets, copyrights, trademarks, service marks, patents and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse its intellectual property. If this were to occur, it could harm the Joint Venture’s reputation and adversely affect its competitive position or results of operations.

Employees

As of December 31, 2019, Change Healthcare LLC had approximately 14,000 employees, none of which were represented by a labor union.

Seasonality

The nature of the Joint Venture’s customers’ end-market results in moderate seasonality reflected in revenue differences during the year with a slightly greater positive variance in our fiscal fourth quarter related to the regulatory impact of data submission deadlines due to HEDIS, which may drive timing of analytics activity. Following the Joint Venture’s adoption of new revenue recognition guidance on April 1, 2019, it believes that the moderate seasonality will continue to be reflected in its financial results but with potentially differing patterns than under the prior recognition method. Finally, quarter to quarter financial performance may vary from historical seasonal trends as the Joint Venture further expands and diversifies its business and increases the portion of its revenue generated from new offerings.

Change’s Business After the Consummation of the Transactions

Upon consummation of the Transactions, Change Healthcare LLC will become wholly-owned by Change. Since both Change and SpinCo are holding companies with no substantial assets other than their respective investments in the Joint Venture, Change’s business after the consummation of the Transactions will be the same as prior to the Transactions. Following the Transactions, Change will consolidate the financial results of Change Healthcare LLC and its subsidiaries.

Directors and Officers of Change

Board of Directors

The Change board of directors is anticipated to consist of the following directors at the time of the Transactions:

•	Neil E. de Crescenzo, President and Chief Executive Officer, Director

•	Nicholas L. Kuhar, Director

•	Howard L. Lance, Director

•	Diana L. McKenzie, Director

•	Philip M. Pead, Director

•	Phillip W. Roe, Director

•	Neil P. Simpkins, Director

•	Robert J. Zollars, Director

At the time of the Transactions, Howard L. Lance is anticipated to serve as non-executive chairman of the Change board of directors.

Listed below is the biographical information for each person who is anticipated to be member of the Change board of directors at the time of the Transactions.

Neil E. de Crescenzo—President and Chief Executive Officer, Director. Mr. de Crescenzo (age 58) is Change’s President and Chief Executive Officer and a member of its board of directors. Mr. de Crescenzo is also a member of the Joint Venture’s board of directors. Prior to joining Change, Mr. de Crescenzo served as Chief Executive Officer and a member of the board of directors of Legacy CHC from September 2013 to the closing of the Joint Venture Transactions in March 2017. Prior to that, Mr. de Crescenzo served as the Senior Vice President and General Manager of the Global Health Sciences business of Oracle Corporation from June 2008 to September 2013. Prior to joining Oracle in 2006, Mr. de Crescenzo spent 10 years at IBM Corporation, including his last role as senior executive for Global Healthcare Business Consulting Services. Mr. de Crescenzo received a B.A. in Political Science from Yale University and an M.B.A. from Northeastern University.

Nicholas L. Kuhar—Director. Mr. Kuhar (age 33) is a member of Change’s board of directors and is a member of the Joint Venture’s board of directors. Mr. Kuhar is a principal in the Private Equity Group at Blackstone, where he has been since June 2014. Prior to Blackstone, Mr. Kuhar worked as an associate at Bain Capital from September 2010 to July 2012 and as a business analyst at McKinsey & Company from August 2008 to May 2010. He is currently a member of the board of directors of MB Aerospace and previously served on the board of directors of HealthMarkets. Mr. Kuhar received a B.B.A. in Finance and Economics from the University of Notre Dame and an M.B.A. from Harvard Business School.

Howard L. Lance—Director. Mr. Lance (age 63) joined the board of directors of Change in June 2019 and is a member of the Joint Venture’s board of directors. Mr. Lance currently serves as chairman of the board of directors of Summit Materials, Inc. He served as the president and Chief Executive Officer of Maxar Technologies Inc. from May 2016 to January 2019. Mr. Lance was an independent director of Ferrovial S.A. from 2014 until 2016. Mr. Lance also served on Legacy CHC’s board of directors from November 2012 to February 2013 and became the chairman of Legacy CHC’s board of directors from February 2013 to February 2017. Prior to that, Mr. Lance served as the Chairman, President and Chief Executive Officer of Harris Corporation from January 2003 until December 2011. Mr. Lance also served as a director of Eastman Chemical Company from 2005 to 2014, Stryker Corporation from 2009 to 2014 and Aviat Networks, Inc. from 2007 to 2009. Mr. Lance received a B.S. in Industrial Engineering from Bradley University and an M.S. in Management from Purdue University.

Diana L. McKenzie—Director. Ms. McKenzie (age 55) joined the board of directors of Change in August 2019 and is a member of the Joint Venture’s board of directors. Ms. McKenzie served as the Chief Information Officer for Workday, Inc., a leading enterprise cloud-based ERP software company, from February 2016 to April 2019. Prior to that position, she held a number of management positions at Amgen Inc., a manufacturer of human therapeutics, most recently as Senior Vice President and Chief Information Officer from December 2010 to February 2016. She also serves on the board of directors of MetLife, Inc. Prior to joining Amgen, Ms. McKenzie served for 17 years at Eli Lilly and Company in a variety of IT leadership and cross functional roles. Ms. McKenzie received a B.S. in Computer Information Systems / Computer Technology from Purdue University and graduated from the Information Technology Management Program at the University of California, Los Angeles.

Philip M. Pead—Director. Mr. Pead (age 67) joined the board of directors of Change in June 2019 and is a member of the Joint Venture’s board of directors. Mr. Pead served on Legacy CHC’s board from November 2012 to February 2017, having previously served on Legacy CHC’s board from February 2009 through August 2011. He also served as President and Chief Executive Officer of Progress Software Corp. from December 2012 until his retirement in October 2016. Prior to that, Mr. Pead served as Executive Chairman and Interim Chief Executive Officer of Progress Software Corp. from November 2012 to December 2012 and as Non-Executive Chairman beginning in July 2012, having joined the Progress Software Corp. board of directors in July 2011. Prior to that, Mr. Pead served as Chairman of the board of directors of Allscripts Healthcare Solutions, Inc. from August 2010 through April 2012 following Allscripts’s acquisition of Eclipsys Corporation where he had served as President and Chief Executive Officer since May 2009. Mr. Pead also served as a director of Eclipsys from February 2009 until its acquisition by Allscripts. Mr. Pead received a B.S. in Economics from the University of London and a Business Administration Diploma from Harrow College of Technology.

Phillip W. Roe—Director. Mr. Roe (age 58) joined the board of directors of Change in June 2019 and is a member of the Joint Venture’s board of directors. Mr. Roe served on Legacy CHC’s board of directors from November 2015 to February 2017. He has served as a Senior Advisor to Martin Ventures, a private family-owned venture company, since April 2018. Mr. Roe served as CEO of Martin Ventures from June 2015 to March 2018. Mr. Roe previously served as Senior Vice President, Finance of Tenet Healthcare from October 2013 to May 2015 following Tenet’s acquisition of Vanguard Health Systems where he served as the Executive Vice President, Chief Financial Officer and Treasurer since November 2007. Prior to that, he served as Senior Vice President, Controller and Chief Accounting Officer of Vanguard Health Systems. Mr. Roe received a B.S. in Accounting from Oklahoma Christian University and is a certified public accountant.

Neil P. Simpkins—Director. Mr. Simpkins (age 53) is a member of Change’s board of directors and the Joint Venture’s Board of Directors. Prior to joining the board of Change, Mr. Simpkins served on Legacy CHC’s board of directors from November 2011 to February 2017 and served as the chairman of Legacy CHC’s board of directors from November 2011 through February 2013. Mr. Simpkins has also served as a Senior Managing Director in the Private Equity Group of Blackstone since December 1999. Mr. Simpkins was a Principal at Bain Capital from 1993 to 1999. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and in the Asia Pacific region. Mr. Simpkins currently serves as a director of Gates Corporation, Apria Healthcare Group, Team Health and Summit Materials. Mr. Simpkins graduated with honors from Oxford University and received an M.B.A. from Harvard Business School.

Robert J. Zollars—Director. Mr. Zollars (age 62) joined the board of directors of Change in June 2019 and is a member of the Joint Venture’s board of directors. Mr. Zollars has been a director at Five9, Inc. since 2013 and Kate Farms, Inc. since 2015 and has been Executive Chairman at AppianRx since 2017 and a director at TCGRx since 2017. Prior to that, Mr. Zollars was Chairman and Chief Executive Officer of Vocera Communications, Inc. from 2007 to 2013. Prior to that, Mr. Zollars spent one year as President and Chief Executive Officer at Wound Care Solutions, LLC. from 2006 to 2007. Prior to that position, Mr. Zollars was Chairman and CEO of Neoforma, Inc., from 1999 to 2006, having arrived after a long career in healthcare technology and services. Mr. Zollars received his B.S. in Marketing from Arizona State University where he is now Co-Chair of the Trustees, and his M.B.A. from John F. Kennedy University.

The Change board of directors has affirmatively determined that each of Messrs. Kuhar, Lance, Pead, Roe, Simpkins and Zollars and Ms. McKenzie qualify as independent directors under Nasdaq listing standards.

The directors of the Joint Venture at the time of the Transactions are anticipated to be identical to the directors of Change.

Executive Officers

Listed below is the biographical information for each person who is an executive officer of Change. The biographical information for Neil E. de Crescenzo is included above under the section entitled “—Board of Directors.” Change does not expect to make any changes to its executive officers in connection with the consummation of the Merger.

Fredrik Eliasson—Executive Vice President and Chief Financial Officer. Mr. Eliasson is Change’s Executive Vice President and Chief Financial Officer. Prior to joining Change, Mr. Eliasson served as Executive Vice President and Chief Sales and Marketing Officer of CSX Corporation (“CSX”), a premier transportation company that provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, from September 2015 to November 2017. From 2012 through August 2015, he served as CSX’s Executive Vice President and Chief Financial Officer. Prior to that, Mr. Eliasson led the development of two of CSX’s major markets as Vice President of Chemicals and Fertilizer and Vice President of Emerging Markets. He also supported Sales and Marketing in a previous position as Vice President of Commercial Finance. Mr. Eliasson received a B.A. and an M.B.A. from Virginia Commonwealth University.

Loretta A. Cecil—Executive Vice President, General Counsel. Ms. Cecil is Change’s Executive Vice President and General Counsel. Prior to joining Change, Ms. Cecil served as Senior Vice President, Governance Relations at McKesson and General Counsel at MTS from July 2006 to the closing of the Joint Venture Transactions in March 2017. Prior to that, Ms. Cecil worked as General Counsel and Chief Compliance Officer for NCR Corporation’s Retail Division from 2003 to 2006. Prior to that she was a member of Womble Carlyle Sandridge & Rice, LLP, where she led the law firm’s national Telecommunications Practice Group and Georgia Government Relations Practice Group. Prior to that, Ms. Cecil was at AT&T and held several senior positions. Ms. Cecil received a B.A. from The University of North Carolina at Greensboro and a J.D. from The University of North Carolina at Chapel Hill.

Kriten Joshi—Executive Vice President, and President, Network Solutions. Mr. Joshi is Change’s Executive Vice President and President, Network Solutions. Prior to joining Change, Mr. Joshi served as Executive Vice President—Products of Legacy CHC from December 2013 to the closing of the Joint Venture Transactions in March 2017. Prior to joining Legacy CHC, Mr. Joshi was Global Vice President of Healthcare Product Strategy for Oracle Corporation’s Health Sciences Global Business Unit from December 2006 to December 2013. Prior to joining Oracle, Mr. Joshi served in senior strategy roles in IBM’s Global Sales and Distribution organization from 2003 to 2006. Prior to that, Mr. Joshi was with McKinsey and Co. Mr. Joshi received a B.S. in Mathematics from the California Institute of Technology and a Ph.D. in Physics from the Massachusetts Institute of Technology.

Thomas Laur—Executive Vice President, and President, Technology Enabled Services. Mr. Laur is Change’s Executive Vice President and President, Technology Enabled Solutions. Prior to joining Change, Mr. Laur was President of the SAP Health division from August 2016 to January 2018, with responsibility over strategy, innovation, sales, marketing and operations for SAP’s global healthcare business. Before joining SAP, Mr. Laur was Chief Executive Officer of Sutherland Healthcare Solutions, a global services and analytics company, from July 2014 to July 2016. Earlier in his career, Mr. Laur worked at Cognizant as the Managing Director of the Healthcare Digital Ventures and Global Director of Strategy. Before this, he served nearly ten years as an Associate Partner in the strategy practice of Deloitte Consulting in New York City, Brussels and Boston. Mr. Laur received a B.S. in Economics and a MBA from the ICHEC Brussels School of Management.

Roderick H. O’Reilly—Executive Vice President, and President, Software and Analytics. Mr. O’Reilly is Change’s Executive Vice President and President, Software and Analytics. Prior to joining Change, Mr. O’Reilly served as President of McKesson Health Solutions from October 2014 to the closing of the Joint Venture Transactions in March 2017. Prior to that position Mr. O’Reilly led portfolio management, mergers and acquisitions and integrated planning as the Senior Vice President of Strategy and Business Development for MTS from March 2013 to October 2014. Mr. O’Reilly also served as President of McKesson’s Health Systems Enterprise Solutions from 2010 to 2013. Prior to that, Mr. O’Reilly was President of the Enterprise Medical Imaging Group from 2008 to 2010. Mr. O’Reilly joined McKesson in 2002 through the acquisition of A.L.I. Technologies, where he had served as Vice President of Operations since 1998. Mr. O’Reilly earned his B.A. in Business Administration from Simon Fraser University and his M.B.A. from the University of British Columbia.

August Calhoun—Executive Vice President, and President, Sales and Operations. Mr. Calhoun is Change’s Executive Vice President and President, Sales and Operations. Prior to joining Change, Mr. Calhoun served as SVP and general manager (GM) of Services at Siemens from April 2016 to March 2018. Prior to Siemens, Mr. Calhoun held increasingly senior leadership positions in several dynamic organizations. He progressed from sales roles at IBM to national sales roles at Dell, then led one of Dell’s largest industry verticals. He later served as SVP and GM for the $250M Provider Solutions business at Truven Health Analytics prior to joining Siemens. Mr. Calhoun received a B.S. in Chemistry from the University of Delaware, and a Ph.D. in Physical Chemistry from the University of Pennsylvania.

W. Thomas McEnery—Executive Vice President and Chief Marketing Officer. Mr. McEnery is Change’s Executive Vice President and Chief Marketing Officer. Prior to joining Change in 2014, Mr. McEnery served as the Chief Marketing Officer of Optum (a part of UnitedHealth Group) from September 2007 to May 2013. Throughout his career, he has served in many leadership positions, including Managing Partner of Green Point Partners, Vice President of Global Marketing at Fair Isaac Corporation, and several roles at Fallon Worldwide. Mr. McEnery received a B.A. in Communication from the University of Minnesota-Duluth and has completed executive level coursework at Thunderbird, the Garvin School of International Management.

Linda Whitley-Taylor—Executive Vice President and Chief People Officer. Ms. Whitley-Taylor is Change’s Executive Vice President and Chief People Officer. Prior to joining Change, Ms. Whitley-Taylor was executive vice president and chief human resources officer at Amerigroup Corporation from January 2008 to December 2012. Prior to Amerigroup, Ms. Whitley-Taylor was senior vice president of Human Resources Operations for Genworth Financial (formerly GE Financial Assurance), where she helped take the company public in 2004. Prior to that, Ms. Whitley-Taylor spent 15 years with GE in a variety of roles and locations, comprising operations, quality, training, talent management, and human resources. Ms. Whitley-Taylor received a B.A. in Psychology from Radford University.

The officers of the Joint Venture as of the date of this document are identical to the officers of Change.

CHANGE COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion analyzes Change’s executive compensation program with respect to its named executive officers for the year ended March 31, 2019 and the material elements of the compensation packages awarded to such officers. The individuals whose compensation is discussed below are:

•	Neil E. de Crescenzo, Change’s Chief Executive Officer;

•	Fredrik Eliasson, Change’s Executive Vice President and Chief Financial Officer;

•	August Calhoun, Change’s Executive Vice President and President, Sales and Operations;

•	Thomas Laur, Change’s Executive Vice President and President, Technology Enabled Services; and

•	Roderick O’Reilly, Change’s Executive Vice President and President, Software and Analytics.

These individuals are collectively referred to here as Change’s “named executive officers.”

Compensation Philosophy and Objectives

Change’s compensation program is centered around a pay-for-performance philosophy and is designed to reward Change’s named executive officers for their abilities, experience and efforts. The compensation programs Change offers directly influence its ability to attract, retain and motivate the highly-qualified and experienced professionals who are vital to Change’s success as a company.

Change believes that having compensation programs designed to align executive officers’ interests with those of Change and its stockholders in achieving positive business results and to reinforce accountability is the cornerstone to successfully implementing and achieving its strategic plans. In determining the compensation of Change’s named executive officers, Change is guided by the following key principles:

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Attract, Retain, Motivate and Reward. Attract, retain, motivate and reward highly qualified and talented executives who possess the skills to achieve innovation and growth objectives in a competitive technology industry.

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Pay for Performance. Align executive’s compensation with performance against Change’s short-term and long-term company performance objectives by rewarding results that meet or exceed Change’s growth and profitability goals.

•	Competitive Compensation. Set total target direct executive compensation at levels competitive with peer companies and consistent with market practice.

•	Stockholder Alignment. Align executive interests with those of Change’s stockholders to create long-term value by rewarding executives for their contributions to Change.

Change seeks to maintain a performance-oriented culture and a compensation approach that rewards its named executive officers when Change achieves its goals and objectives, while putting at risk an appropriate portion of their compensation if Change’s goals and objectives are not achieved. Consistent with this philosophy, Change has sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments in ways that Change believes are most appropriate to motivate its named executive officers.

The Role of the Compensation Committee and Management

In connection with Change’s initial public offering, which closed on July 1, 2019, the compensation committee of Change assumed responsibility for the strategic oversight of its compensation and benefit programs. Except where the context requires otherwise, references to the “compensation committee” shall refer to the compensation committee of the Joint Venture.

The compensation committee works directly with Change’s Chief Executive Officer to set annual compensation of each of Change’s named executive officers other than its Chief Executive Officer. To this end, Change’s Chief Executive Officer completes an evaluation of each such named executive officer, makes recommendations regarding the compensation of such officer and presents his or her evaluations and compensation recommendations to the compensation committee.

After considering Change’s Chief Executive Officer’s evaluations and recommendations and such other factors as the nature and responsibilities of each named executive officer’s position, the named executive officer’s experience, Change’s achievement of corporate goals, the named executive officer’s achievement of individual goals and the other considerations described below, together with consideration of the executive compensation philosophy described above, the compensation committee sets the annual compensation of Change’s named executive officers. The compensation committee then sets the compensation of Change’s Chief Executive Officer in a meeting at which the Chief Executive Officer is not present. The compensation for each of Change’s named executive officers is set and recommended for adoption at meetings of the compensation committee generally held in the first quarter of each year.

Role of the Compensation Consultant

Change has engaged Radford, a unit of Aon plc, a compensation consulting firm (the “Consultant”), to provide executive compensation consulting services to help align executive pay with market practices for 2019 executive pay decisions.

In fiscal 2019 and in connection with Change’s initial public offering, the Consultant performed a variety of work, including but not limited to: assisting in the development of a market-based executive compensation program, conducting a review of the competitiveness of Change’s executive compensation program and re-evaluating Change’s executive severance and change-in-control benefit programs. To assist the compensation committee in its review and evaluation of each of these areas in connection with Change’s initial public offering, the Consultant established a peer group composed of 22 companies described below. The peer group, which has been reviewed and approved by the compensation committee, was selected based on weighted parameters and financial information and is intended to ensure that Change remains within a reasonable range of the peer median in terms of revenue, headcount, and market value.

Fiscal 2019 Peer Group
Alliance Data Systems Corp.	Cerner Corp.	Nuance Communications Inc.
Allscripts Healthcare Solutions Inc.	Citrix Systems, Inc.	PTC Inc.
athenahealth, Inc.	CoreLogic, Inc.	Science Applications
Broadridge Financial Solutions, Inc.	Fiserv Inc. Gartner Inc.	International Corp. Symantec Corp.
CA, Inc.	Global Payments Inc.	Synopsys, Inc.
Cadence Design Systems	Jack Henry & Associates, Inc.	Teradata Corp.
CDK Global Inc.	Leidos Holdings Inc.	Unisys Corp.

Overview of Components of Compensation

Compensation for Change’s named executive officers consists of the following key components:

•	base salary;

•	annual cash incentive compensation; and

•	equity-based awards.

The first component of named executive officer compensation is base salary, which is intended to secure the services of the executive and compensate him for his functional roles and responsibilities.

The second component is an annual cash incentive opportunity, which is based upon a combination of Change and individual performance. These annual cash incentive opportunities are intended to link executive pay directly to achievement of annual Change operating and/or other performance objectives. Change believes this compensation component aligns the interests of its named executive officers with the interests of its stockholders in the pursuit of short- to medium-term performance that should create value for its stockholders.

The third component is equity-based awards, which provide a long-term incentive component to named executive officer compensation packages. Equity-based awards granted to Change’s named executive officers align a portion of its named executive officers’ compensation to the interests of its investors and to each other, further reinforcing collaborative efforts for their mutual success. Equity-based compensation also fosters a long-term commitment from Change’s named executive officers to Change and balances the shorter-term cash components of compensation that Change provides.

Change’s named executive officers are also eligible to receive the same benefits that Change provides and to participate in all plans that Change offers to other full-time employees, including health and welfare benefits and participation in Change’s 401(k) Savings Plan. In addition, Change’s named executive officers who are on U.S. payroll are entitled to participate in Change’s supplemental non-qualified deferred compensation plan (“DCAP”) and Change’s non-qualified supplemental 401(k) plan (“Supplemental 401(k) Plan”). All named executive officers are eligible for annual executive physicals.

Change also provides its named executive officers with severance payments and benefits in the event of an involuntary or, in certain cases, constructive termination of employment without cause and accelerated equity award vesting in connection with a change in control of Change.

Base Salary

Change provides each named executive officer with a base salary for the services that the executive officer performs for Change. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the named executive officer, company performance, any change in the executive’s position within Change’s business, the scope of his responsibilities and any changes thereto.

The compensation committee did not increase the base salaries of any of Change’s named executive officers in fiscal 2019.

Annual Cash Incentive Program

Change provides its named executive officers with the opportunity to share in Change’s success through annual cash incentive awards under Change’s annual cash incentive program (the “AIP”). The AIP provides Change’s senior management and certain other key employees the opportunity to earn annual cash compensation in addition to their base salaries. The compensation committee has general authority for oversight and interpretation of the AIP. The compensation committee, with the recommendations of Change’s Chief Executive Officer (other than with respect to himself or herself), is responsible for (i) setting annual objective performance targets, (ii) reviewing actual performance and (iii) determining the amount of the compensation payable to each named executive officer.

Under the AIP, a participant’s annual target incentive opportunity is calculated as a percentage of the participant’s eligible base salary, with the target percentage generally being aligned with the participant’s level and role at Change. The funding of annual cash incentive awards under the AIP is dependent on achievement of annual objective performance targets by Change as a whole and of the operating division or divisions to which a participant provides services, if applicable. The amount of compensation a participant is eligible to be paid under the AIP is determined primarily on the basis of objective performance measures determined by the compensation committee each year. Currently, Change uses Adjusted EBITDA and revenue.

After reviewing the actual performance of Change, the compensation committee, with recommendations of Change’s Chief Executive Officer (other than with respect to himself or herself), then undertakes an evaluation of each named executive officer’s performance. The compensation committee does not rely on preset formulas, thresholds or multiples in its evaluation but rather relies upon its and Change’s Chief Executive Officer’s judgment after careful consideration of an executive’s performance during the year against pre-established goals, leadership qualities, operational performance, business responsibilities, long-term potential to enhance stockholder value, current compensation arrangements and tenure with Change.

Fiscal 2019

The compensation committee determined that for fiscal 2019 company-wide or corporate level financial performance would account for 100% of the annual cash incentive opportunity for Messrs. de Crescenzo, Eliasson and Calhoun and, for Messrs. Laur and O’Reilly, the financial performance of the named executive officer’s business unit would account for 75% of the executive’s annual cash incentive opportunity with company-wide performance as a whole accounting for the remaining 25%. In each case, 50% of the fiscal 2019 financial performance measures for both Change as a whole and the executive’s business unit, as applicable, were based on Adjusted EBITDA targets (calculated as set forth in the section entitled “Summary Historical and Pro Forma Financial Data—Summary Historical Financial Data of Change Healthcare Inc.”) and 50% were based on revenue targets under the AIP. Change believes the combination of these performance factors and the proportionate weighting assigned to each reflected Change’s overall company goals for 2019, which balanced the achievement of revenue growth with improving Change’s operating efficiency. The compensation committee has reserved the ability to adjust the actual financial performance results to exclude the effects of extraordinary, unusual or infrequently occurring events. For fiscal 2019, the compensation committee determined that no such adjustments were necessary.

The weighted achievement factor for each of the financial performance measures is determined by multiplying the weight attributed to each performance measure by the applicable achievement factor for each measure. For each of the performance measures, the achievement factor is determined by calculating the payout percentage against the target goal based on the following pre-established scale:

	Threshold 25% Achievement Tier		Target 100% Achievement Tier		Maximum 200% Achievement Tier
Business Unit	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
Corporate	92.0%	92.0%	100.0%	100.0%	110.0%	110.0%
Software and Analytics	92.0%	92.0%	100.0%	100.0%	110.0%	115.0%
Technology-Enabled Services	92.0%	92.0%	100.0%	100.0%	110.0%	130.0%

If achievement with respect to any performance measure falls between the threshold and target payout percentages, or between the target and maximum payout percentages, the achievement factor for that particular performance measure will be interpolated on a straight-line mathematical basis (and rounded to the nearest whole number). If achievement with respect to any performance measure does not reach threshold payout percentage, then that measure will be deemed to have 0% attainment.

The following tables outline the calculation of the funding attainment based on the pre-established scale associated with Change’s actual results against the targets and the resulting weighted and combined achievement factors:

Messrs. de Crescenzo, Eliasson and Calhoun(1)

Measure	Weighting	Target ($ in millions)	Actual ($ in millions)	2019 Payout Percentage (% of Target)	2019 Achievement Factor (%)	2019 Weighted Achievement Factor (%)
Corporate Adjusted EBITDA	50.0%	$965.0	$937.1	97.1%	72.9%	36.5%
Corporate Revenue	50.0%	$3,300.9	$3,276.8	99.3%	93.2%	46.6%
Attainment						83.0%

Mr. Laur

Measure	Weighting	Target ($ in millions)	Actual ($ in millions)	2019 Payout Percentage (% of Target)	2019 Achievement Factor (%)	2019 Weighted Achievement Factor (%)
Corporate Adjusted EBITDA	12.5%	$965.0	$937.1	97.1%	72.9%	9.1%
Corporate Revenue	12.5%	$3,300.9	$3,276.8	99.3%	93.2%	11.6%
Technology Enabled Services Adjusted EBITDA	37.5%	$199.0	$176.7	88.8%	0.0%	0.0%
Technology Enabled Services Revenue	37.5%	$996.8	$983.3	98.6%	87.3%	32.7%
Attainment						53.5%

Mr. O’Reilly

Measure	Weighting	Target ($ in millions)	Actual ($ in millions)	2019 Payout Percentage (% of Target)	2019 Achievement Factor (%)	2019 Weighted Achievement Factor (%)
Corporate Adjusted EBITDA	12.5%	$965.0	$937.1	97.1%	72.9%	9.1%
Corporate Revenue	12.5%	$3,300.9	$3,276.8	99.3%	93.2%	11.6%
Software and Analytics Adjusted EBITDA(2)	37.5%	$495.7	$478.6	96.6%	67.7%	25.40%
Software and Analytics Revenue(2)	37.5%	$1,220.5	$1,224.6	100.3%	103.4%	38.8%
Attainment						84.9%

(1)	As Mr. Calhoun commenced employment on April 9, 2018, his award will be prorated for the portion of the fiscal year during which he was employed.
(2)

Reflects performance targets of the Software and Analytics business unit and not the Software and Analytics reportable segment, which segment includes results of the Imaging Workflow & Care Solutions business unit.

Notwithstanding the establishment of the performance components and the formula for determining the AIP award payment amounts as described above, the compensation committee has the ability to exercise positive or negative discretion and award a greater or lesser amount to Change’s named executive officers under the AIP than the amount determined by the above formula if, in the exercise of its business judgment, the compensation committee determines that a greater or lesser amount is warranted under the circumstances.

After determining the financial performance attainment levels, the compensation committee with the input of the CEO for all named executive officers participating in the AIP except for himself or herself, then determines each named executive officer’s individual performance attainment based on an assessment of the named executive officer’s achievement of previously communicated individual performance goals. For fiscal 2019, the individual performance goals included:

•

For Mr. de Crescenzo : (i) achieve corporate sales, adjusted revenue and Adjusted EBITDA objectives; (ii) execute Change’s portfolio decisions and progress strategic initiatives for future growth; (iii) build out Intelligent Healthcare Platform; (iv) achieve public company readiness; and (v) drive organizational effectiveness, culture and performance.

•	For Mr. Eliasson: (i) achieve public company readiness; (ii) achieve Adjusted EBITDA and free cash flow objectives; (iii) create finance team alignment; and (iv) exceed value creation targets.

•

For Mr. Calhoun: (i) achieve sales objectives; (ii) reduce attrition, increase organic growth and increase cross sales; (iii) achieve public company readiness; and (iv) drive organization effectiveness, culture and performance.

•

For Mr. Laur: (i) achieve sales, adjusted revenue and Adjusted EBITDA objectives; (ii) stabilize revenue cycle management business process outsourcing; (iii) exceed profitability targets for various company initiatives; and (iv) inspire team through an innovative and growth-focused culture.

•

For Mr. O’Reilly: (i) achieve sales, adjusted revenue and Adjusted EBITDA objectives; (ii) achieve retention and migration objectives; (iii) establish differentiated position and invest in programs to drive revenue growth over a three-year period; and (iv) drive organizational effectiveness, culture and performance.

Change did not use a formula or assign any particular relative weighting to any individual performance measure. The individual performance attainment percentage can range from 0% to 130%, subject to any overall maximum AIP opportunity set forth in a named executive officer’s offer letter or employment agreement.

For 2019, Change’s named executive officers’ target annual cash incentive award as a percentage of eligible base salary were 125% for Mr. de Crescenzo; and 85% for Messrs. Eliasson, Calhoun, Laur and O’Reilly. As Mr. Calhoun commenced employment on April 9, 2018, his award will be prorated for the portion of the fiscal year during which he was employed.

Actual amounts paid under the AIP were calculated by multiplying each named executive officer’s base salary earned and paid in fiscal 2019 by (i) his or her AIP target annual cash incentive opportunity (which is reflected as a percentage of eligible base salary), (ii) the executive’s weighted financial performance achievement factor and (iii) the individual performance attainment percentage. Generally, AIP awards, if earned, are contingent upon the participant remaining in continuous employment through the payment date. The following table illustrates the calculations of the annual cash meeting awards payable to each of Change’s named executive officers under the 2019 AIP based on 2019 financial performance and individual performance.

Name	Eligible Base Salary ($)	Target AIP Award (%of Base Salary)	Target AIP Opportunity ($)	Combined Performance Factor (%)*	Actual Payout ($)
Mr. de Crescenzo	$750,000	125%	$937,500	83.0%	$778,125
Mr. Eliasson	$650,000	85%	$552,500	103.8%	$573,219
Mr. Calhoun(1)	$450,000	85%	$374,123	83.0%	$310,522
Mr. Laur	$500,000	85%	$425,000	56.2%	$238,744
Mr. O’Reilly(2)	$410,898	85%	$349,263	100.4%	$350,492

(1)	Target AIP Award for Mr. Calhoun is prorated by 97.81% due to hire date on April 9, 2018.
(2)	Amounts shown were converted from Canadian to U.S. dollars using the average of fiscal 2019 monthly exchange rates of $0.76214.

The design of the fiscal 2020 AIP substantially follows the 2019 AIP design. Change does, however, expect to make the following changes to certain components of the AIP formula for fiscal year 2020: (1) with respect to business unit participants, the executive’s business unit will account for 50% of the executive’s annual cash incentive opportunity, while the financial performance of Change as a whole will account for the remaining 50%; (2) for all participants, 60% of the fiscal 2020 financial performance measures for both Change as a whole and the executive’s business unit, as applicable, will be based on Adjusted EBITDA targets and 40% will be based on revenue targets under the AIP; and (3) with respect to the Adjusted EBITDA targets under the AIP, Change intends to adjust the pre-established payout scale to increase the threshold payout percentage while decreasing the maximum payout percentage.

Sign-on, Retention and Discretionary Bonuses

From time to time, Change may award sign-on, retention and discretionary bonuses to attract or retain executive talent. Generally, sign-on bonuses are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. In connection with the commencement of his employment with Change in April 2018, Mr. Calhoun was awarded a $100,000 sign-on bonus pursuant to the terms of his offer letter. Pursuant to the terms of his offer letter entered into in January 2018, Mr. Laur was awarded a retention bonus payment of $500,000, which was paid in April 2019. In addition, for fiscal 2019, in recognition of his key contributions to Change, the compensation committee approved a special discretionary award for Mr. Laur in the amount of $185,000. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” for additional information concerning the offer letters of Messrs. Calhoun and Laur.

Equity-Based Awards

In connection with the Joint Venture Transactions, Change assumed the Legacy CHC Equity Plan and certain outstanding awards thereunder, as adjusted in connection with the Joint Venture Transactions. The Legacy CHC Equity Plan was amended and restated as the HCIT Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan (the “Equity Plan”).

In fiscal 2019, certain directors and key executives, including each of the named executive officers, were granted long-term equity incentive awards under the Equity Plan that are designed to align a portion of Change’s named executive officers’ compensation with the interests of Change’s existing owners and to incentivize them to remain in Change’s service. Options to purchase Change Common Stock have been Change’s preferred form of equity award following the Joint Venture Transactions because they do not have any value unless the underlying shares of common stock appreciate in value following the grant date. Accordingly, awarding stock options causes a portion of Change’s executives’ compensation to be “at risk” and further aligns Change’s executive compensation with Change’s long-term profitability and the creation of stockholder value.

The stock options granted under the Equity Plan in fiscal 2019 are divided equally into a time-vesting portion and an exit-vesting portion. The time-vesting options were granted with an exercise price equal to the fair value of Change Common Stock on the date of the grant and generally vest in equal 25% installments on the first through fourth anniversaries of the designated vesting start date, subject to continued employment through such vesting date. The exit-vesting options granted in fiscal 2019 were granted with an exercise price equal to the fair value of Change Common Stock on the date of grant and generally vest, subject to the award holder’s continued employment through the applicable vesting date, in three equal annual installments beginning on the earlier to occur of the date (the “Exit Event Date”) that (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by such affiliates on the date of the Joint Venture Transactions and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the date of the Joint Venture Transactions or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the date of the Joint Venture Transactions. The size of each named executive officer’s stock option grant was determined in light of the executive’s position and level of responsibility and was designed to ensure that the executive was provided with appropriate and competitive long-term equity incentive compensation. In fiscal 2019, Change’s named executive officers were granted options to purchase the following number of shares of Change Common Stock: Mr. de Crescenzo (94,800 time-vesting options and 94,800 exit-vesting options), Mr. Eliasson (695,200 time-vesting options and 695,200 exit-vesting options), Mr. Calhoun (189,600 time-vesting options and 189,600 exit-vesting options), Mr. Laur (271,760 time-vesting options and 271,760 exit-vesting options) and Mr. O’Reilly (161,160 time-vesting options and 161,160 exit-vesting options).

Exit-vesting options granted prior to fiscal 2019 were previously scheduled to vest in full on the Exit Event Date that (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by such affiliates on the date of the Joint Venture Transactions at a specified weighted average price per share and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the date of the Joint Venture Transactions or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the date of the Joint Venture Transactions at a specified weighted average price per share. In fiscal 2019, in order to enhance retention incentives, the compensation committee determined it was appropriate to amend the outstanding exit-vesting options to provide for an additional vesting opportunity if one of the exit-vesting criteria events described above occurs but at an average price per share less than the specified weighted average price per share. There was no incremental grant date fair value associated with this modification. In addition, as described above, all new exit-vesting options granted in fiscal 2019, including the grant awarded to Mr. Eliasson in connection with his commencement of employment, vest on the “Exit Event Date” and do not contain any specified weighted average price per share hurdles.

For more information regarding the equity awards, including the specific vesting terms, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards.”

Compensation Related to the Joint Venture Transactions

Legacy CHC Replacement Awards. In connection with the Joint Venture Transactions, a portion of the vested or deemed vested Legacy CHC stock option and restricted stock unit awards was cashed out and the remaining portion was replaced with vested stock option and restricted stock unit awards of Change Unvested exit-vesting Legacy CHC stock option awards were replaced with exit-vesting restricted stock of Change with vesting conditions substantially similar to the original awards. Because the stock of eRx Network and the 2017 Tax Receivable Agreement were distributed to Legacy CHC Stockholders immediately prior to the Joint Venture Transactions, certain Legacy CHC award recipients, including Mr. de Crescenzo, also received equity awards in eRx Network and the right to receive a cash payment related to a proportionate value of the 2017 Tax Receivable Agreement in connection with the Joint Venture Transactions. For a discussion of the vesting and other terms of the outstanding Legacy CHC replacement awards, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Legacy CHC Replacement Awards.”

McKesson Replacement Awards. In connection with the Joint Venture Transactions, certain employees of McKesson that held McKesson equity awards, including Mr. O’Reilly, became employees of the Joint Venture. Under the terms of the original awards, the awards would expire following the affected employees’ termination from McKesson. Accordingly, in order to compensate such employees for their outstanding McKesson equity awards that would have otherwise been forfeited upon the closing of the Joint Venture Transactions, time-vesting restricted stock unit awards scheduled to vest through May 31, 2017, were modified by McKesson to permit continued vesting through their original vesting date. All other McKesson equity awards were cancelled and, for Mr. O’Reilly, replaced with a grant of new Change stock options with the same vesting terms as the Change stock options granted under the Equity Plan following the Joint Venture Transactions as described above. In addition, certain employees of McKesson, including Mr. O’Reilly, held McKesson long-term cash incentive awards that were cancelled in connection with the Joint Venture Transactions and replaced with cash retention bonuses payable by Change in June 2018 and June 2019, subject to continued employment through such dates. Accordingly, in fiscal 2019, Change paid Mr. O’Reilly the first installment of the retention bonus in the amount of C$237,173. In fiscal 2020, Mr. O’Reilly is eligible to be paid the second installment of the retention bonus in the amount of C$126,005.

Retirement and Other Benefits

Change’s named executive officers are eligible to receive the same benefits Change provides, and to participate in all plans it offers, to other full-time employees, including health and dental insurance, group term life insurance, short- and long-term disability insurance, other health and welfare benefits, Change’s 401(k) Savings Plan or, in the case of Mr. O’Reilly, Change’s Group Registered Retirement Plan (including, in each case, Change’s matching contribution) and other voluntary benefits.

In addition, in fiscal 2019, certain of Change’s named executive officers received additional benefits in the form of relocation benefits as well as housing and other benefits provided in connection with international assignments (including related tax gross-ups thereon).

In fiscal 2019, Change offered two unfunded, nonqualified retirement plans, the DCAP and Supplemental 401(k) Plan, to select executives employed by Change. Effective January 1, 2019, Legacy CHC employees and legacy McKesson employees who met the plans’ eligibility requirements could voluntarily participate in the plans.

Severance Arrangements

In connection with its initial public offering, Change developed new market-competitive executive severance guidelines (the “Executive Severance Guidelines”). U.S. executives who were formerly on an employment agreement, excluding Mr. de Crescenzo, reviewed and acknowledged that they are no longer on an employment agreement and agreed to be subject to the Executive Severance Guidelines, superseding any severance provisions contained in their prior employment agreements. See “—Actions Taken in Connection with Change’s Initial Public Offering—Employment Agreements” below for additional information. The Executive Severance Guidelines generally provide for severance payments for a period of twelve months should the named executive officer’s employment be terminated either by Change without cause or by the executive due to constructive termination. The Executive Severance Guidelines also provide for reimbursement for health benefit continuation. The benefits provided under both the Executive Severance Guidelines are contingent upon the affected named executive officer’s execution and non-revocation of a general release of claims and compliance with specified restrictive covenants. See “Potential Payments Upon Termination or Change in Control,” which describes the payments to which the participating named executive officers may be entitled under the Executive Severance Guidelines.

Each of Messrs. de Crescenzo and O’Reilly is party to an employment agreement with Change governing the terms of his employment and any future separation. Pursuant to Mr. de Crescenzo’s employment agreement, Change provides salary continuation and other benefits in the event of involuntary or, in certain cases, constructive terminations of his employment without cause. Mr. O’Reilly’s employment agreement also provides for certain severance benefits in the event his employment is terminated without cause or he resigns from his position. Pursuant to their employment agreements, each of Messrs. de Crescenzo and O’Reilly is subject to restrictive covenants, including confidentiality, non-competition and non-solicitation obligations. See “Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements,” which describes the payments to which Change’s named executive officers may be entitled under their employment arrangements.

In addition to any existing severance arrangements, any compensation and benefits ultimately awarded in connection with a separation are determined at the discretion of the compensation committee and may be based on the executive, his or her position, nature of the potential separation and such executive’s compliance with specified post-termination restrictive covenants.

Actions Taken in Connection with Change’s Initial Public Offering

Omnibus Incentive Plan. In connection with Change’s initial public offering, its board of directors adopted, and its stockholders approved, Change’s Omnibus Incentive Plan, which allowed Change to implement a new market-based long-term incentive program to align its executive compensation package with similarly situated public companies. See “—Equity Compensation and Stock Purchase Plans—Omnibus Incentive Plan” below for additional details.

Employee Stock Purchase Plan. In connection with Change’s initial public offering, its board of directors adopted, and its stockholders approved, Change’s ESPP. Change believes that allowing its employees to participate in the ESPP provides them with a further incentive towards ensuring Change’s success and accomplishing Change’s corporate goals. See “—Equity Compensation and Stock Purchase Plans—Employee Stock Purchase Plan” below for additional details.

Equity Awards. In connection with Change’s initial public offering, it made awards under its Omnibus Incentive Plan to certain eligible individuals, none of whom are executive officers or non-employee directors, with an aggregate market value of $8,958,000, or 689,077 shares at the initial public offering price of $13.00 per share of Change Common Stock.

Employment Agreements. The compensation committee believes that employment agreements will generally not be necessary to attract members of Change’s executive team, and, going forward, entering into employment agreements with executives will be done on an exception-only basis as recommended by the compensation committee and approved by the Change board of directors. Accordingly, none of Messrs. Calhoun, Eliasson or Laur were hired pursuant to an employment agreement. Change previously entered into employment agreements with certain of its other executive officers to attract and retain these executives. These agreements generally had similar provisions that defined the nature of each executive’s employment, compensation and benefits provided in connection with his or her employment (such as base salary and/or other personal benefits or perquisites), compensation and benefits upon termination and certain restrictive covenants. With the exception of Messrs. de Crescenzo and O’Reilly, who remain party to an employment agreement with Change, each of Change’s U.S. executive officers subject to an employment agreement agreed to terminate his employment agreement in connection with Change’s initial public offering. Due to the changing marketplace in which Change competes for talent, the compensation committee intends to regularly review this practice to help ensure that Change remain competitive in its industry.

Summary Compensation Table

The following table summarizes the compensation earned by each of Change’s named executive officers for the fiscal years indicated.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Neil E. de Crescenzo
Chief Executive Officer	2019	750,000	—	—	895,425	778,125	12,360	2,435,910
	2018	742,750	360,500	—	6,612,050	564,138	6,071	8,285,509
Fredrik J. Eliasson
Executive Vice President and Chief Financial Officer	2019	650,000	—	—	6,566,450	573,219	52,928	7,842,597
	2018	25,000	—	—	—	—	—	25,000
August Calhoun
Executive Vice President and President, Sales and Operations	2019	440,625	100,000	—	1,790,850	310,522	10,692	2,652,689
Thomas Laur
Executive Vice President and President, Technology Enabled Services	2019	500,000	685,000	—	2,566,885	238,744	10,969	4,001,598
Roderick O’Reilly
Executive Vice President and President, Software and Analytics	2019	410,898	179,896	—	1,522,223	350,492	604,540	3,068,049
	2018	420,521	392,955	—	3,372,146	367,895	1,011,439	5,564,956

(1)

Mr. Calhoun was appointed Executive Vice President, Sales and Marketing on April 9, 2018. Change paid the salary of Mr. O’Reilly in Canadian dollars. Except as otherwise noted, the U.S. dollar amounts in the table above were converted from Canadian to U.S. dollars using the average of fiscal 2019 monthly exchange rates, which was $0.76214.

(2)

The amounts in this column for fiscal 2019 represent the retention bonus paid to Mr. O’Reilly in connection with the Joint Venture Transactions (as a replacement for his McKesson long-term cash incentive awards that were cancelled in connection with the Joint Venture Transactions as described under “Compensation Discussion and Analysis—Compensation Related to the Joint Venture Transactions”), the retention bonus ($500,000) paid to Mr. Laur pursuant to his offer letter, the special discretionary bonus ($185,000) paid to Mr. Laur in recognition of his key contributions to Change, and the sign-on bonus paid to Mr. Calhoun pursuant to his offer letter. Change paid the amount to Mr. O’Reilly in Canadian dollars. The U.S. dollar amount for Mr. O’Reilly was converted from Canadian dollars to U.S. dollars using an exchange rate for the date on which the amount was paid, which was $0.7585.

(3)

The amounts reported in this column for 2019 reflect the fair value of time-vesting options. These stock options were deemed granted to non-employees of the issuing entity and are subject to FASB ASC 505, Equity (“Topic 505”). Under Topic 505, companies must generally recognize compensation expense equal to the fair value of the award on the date that the award vests. Until the awards vest, expense is recorded based on an estimate of fair value measured at the end of each accounting period. Accordingly, the amounts reported in this column reflect the fair value of the time-vesting options on the most recent valuation date immediately preceding the date of grant calculated in accordance with FASB Topic 718, Compensation—Stock Compensation (“Topic 718”). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 16, “Incentive Compensation Plans” of the audited consolidated financial statements included elsewhere in this document. The amounts reported for the exit-vesting options granted in fiscal 2019 was computed based on date of grant. Achievement of the performance condition was not deemed probable on such date and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance condition, the fair values of the exit-vesting options granted in fiscal 2019 were as follows: Mr. de Crescenzo ($619,755), Mr. Eliasson ($4,544,870), Mr. Calhoun ($1,239,510), Mr. Laur ($1,776,631) and Mr. O’Reilly ($1,053,584).

(4)

The amounts reported in this column for 2019 include amounts earned by the named executive officers under the AIP. The terms of the AIP are described more fully above under “—Compensation Discussion and Analysis—Annual Cash Incentive Program—Fiscal 2019” above. The U.S. dollar amount paid to Mr. O’Reilly was converted from Canadian dollars to U.S. dollars using the average of fiscal 2019 monthly exchange rates of $0.76214.

(5)

The amounts reported in the “All Other Compensation” column for 2019 reflect the sum of: (1) the amounts contributed by Change to its 401(k) Plan or other applicable retirement savings plan; (2) housing and other benefits provided in connection with international assignments (and related tax gross-ups thereon); (3) payments to Mr. Eliasson as reimbursement for relocation expenses incurred in fiscal 2019 (and related tax gross-ups thereon); and (4) in the case of Mr. de Crescenzo, a service anniversary award of nominal value and the tax gross-up provided in connection therewith. The narrative following the table below describes the material components of All Other Compensation.

Name	Defined Contribution Plan Matching Contribution ($)(a)	Housing and Other International Assignment Expenses and Allowances ($)(b)	International Assignment Tax Gross-Ups and Tax Equalization Benefits ($)(c)	Relocation Benefits and Related Tax Gross-Up(d)
N. de Crescenzo	12,162	—	—	—
F. Eliasson	12,094	—	—	40,833
A. Calhoun	10,692	—	—	—
T. Laur	10,969	—	—	—
R. O’Reilly	7,451	127,472	469,617	—

Amounts shown in the table reflect the components of All Other Compensation, including perquisites and personal benefits received by named executive officers in fiscal 2019 to the extent that the total value of such perquisites and personal benefits was equal to or exceeded $10,000. Items deemed perquisites are valued on the basis of their aggregate incremental cost to Change.

(a)	Amounts disclosed in this column reflect Company contributions to Change’s 401(k) Plan, or, in the case of Mr. O’Reilly, Change’s Group Registered Retirement Plan.
(b)

Mr. O’Reilly is currently serving on an international assignment. In connection with international assignments, Change offers certain expatriate and tax equalization benefits. Amounts disclosed in this column reflect housing costs ($98,082), home leave travel ($18,121) and other benefits in connection with his assignment.

(c)

In connection with his international assignment, Mr. O’Reilly is receiving benefits intended to place expatriate employees in a similar net tax position to similarly compensated employees in Canada. Amount disclosed in this column reflects Mr. O’Reilly’s tax equalization benefits and the tax gross-ups related to his expatriate and tax equalization benefits. The amount reflects the final tax equalization adjustment for 2018, as it pertains to the calendar year ending within fiscal 2019.

(d)	Amount disclosed in this column reflects $23,263 in payments made to Mr. Eliasson as reimbursement for relocation expenses incurred in fiscal 2019 as well as a related $17,570 tax gross-up thereon.

Grants of Plan-Based Awards in Fiscal 2019

The following table provides information relating to (i) awards granted under Change’s AIP and options to purchase shares of Change Common Stock granted during fiscal 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. de Crescenzo
AIP		0	937,500	1,500,000
Time-Vesting Options(2)	5/25/2018								94,800	$18.99	895,425
Exit-Vesting Options(3)	5/25/2018					94,800				$18.99	—
F. Eliasson
AIP		0	552,500	1,436,500
Time-Vesting Options(2)	5/25/2018								695,200	$18.99	6,566,450
Exit-Vesting Options(3)	5/25/2018					695,200				$18.99	—
A. Calhoun(5)
AIP		0	374,123	972,720
Time-Vesting Options(2)	5/25/2018								189,600	$18.99	1,790,850
Exit-Vesting Options(3)	5/25/2018					189,600				$18.99	—
T. Laur(5)
AIP		0	425,000	1,105,000
Time-Vesting Options(2)	5/25/2018								271,760	$18.99	2,566,885
Exit-Vesting Options(3)	5/25/2018					271,760				$18.99	—
R. O’Reilly
AIP		0	349,263	908,084
Time-Vesting Options(2)	5/25/2018								161,160	$18.99	1,522,223
Exit-Vesting Options(3)	5/25/2018					161,160				$18.99	—

(1)

The amounts reported in these columns reflect the full year annual cash incentive award opportunity range under Change’s AIP for fiscal 2019, the terms of which are summarized under “—Compensation Discussion and Analysis—Annual Cash Incentive Program—Fiscal 2019” above. For purposes of this table, the “Threshold” amount shown represents an assumption that Change achieves only the threshold level of Adjusted EBITDA and the individual performance multiplier is slightly greater than 0%, which would result in a de minimis AIP payout. Amounts shown for Mr. O’Reilly were converted from Canadian dollars to U.S. dollars using the average of fiscal 2019 monthly exchange rates, which was $0.76214. As Mr. Calhoun commenced employment on April 9, 2018, his award has been prorated for the portion of the fiscal year during which he was employed.

(2)

Amounts reported in the second row for each named executive officer reflect the time-vesting options granted to the named executive officers in fiscal 2019. The fair value of these awards is calculated in accordance with Topic 505 and Topic 718. See footnote (3) to the Summary Compensation Table.

(3)

The amounts reported in the third row for each named executive officer reflect the exit-vesting options granted to the named executive officer in fiscal 2019. The fair value of the exit-vesting options is based on the probable outcome of the performance conditions. See footnote (3) to the Summary Compensation Table.

(4)

In fiscal 2019, the compensation committee determined it was appropriate to amend outstanding exit-vesting options to provide for an additional vesting opportunity if the Exit Event Date occurs but at an average price per share less than the originally specified weighted average price per share. There was no incremental grant date fair value associated with this modification.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

As discussed above, in connection with Change’s initial public offering, each of Change’s U.S. named executive officers that had an employment agreement, other than Mr. de Crescenzo, has agreed to terminate such employment agreement. See “Compensation Discussion and Analysis—Actions Taken in Connection with Change’s Initial Public Offering—Employment Agreements” above for additional information. Mr. O’Reilly also remains subject to an employment agreement in connection with his international assignment. The following are the material individual provisions of the employment agreements for Messrs. de Crescenzo and O’Reilly and the offer letters of Change’s other named executive officers.

Mr. de Crescenzo’s Employment Agreement

Mr. de Crescenzo’s amended and restated employment agreement, entered into in April 2017, provides that he is to serve as Change’s Chief Executive Officer on at-will basis. The employment agreement does not contain a specified term and will continue until terminated by either party, provided that Mr. de Crescenzo is required to provide 30 days’ advance written notice prior to his resignation. Mr. de Crescenzo’s employment agreement provides for: (i) a minimum base salary of $721,000, (ii) eligibility to receive an annual cash incentive award under the AIP with a target of 100% of base salary and a maximum of 200% of base salary and (iii) a grant of 632,000 time-vesting and 632,000 exit-vesting options. Mr. de Crescenzo is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally. The severance provisions contained in Mr. de Crescenzo’s employment agreement are described below under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements.”

Mr. O’Reilly’s Employment Agreement

Mr. O’Reilly’s employment agreement, entered into in February 2017, provides that he is to serve as Change’s Executive Vice President and President, Software & Analytics. The employment agreement does not contain a specified term and will continue until terminated by either party, provided that Mr. O’Reilly is required to provide three months’ advance written notice prior to his resignation. Mr. O’Reilly’s employment agreement provides for: (i) an initial salary of C$539,137, (ii) eligibility to receive an annual cash incentive award under the AIP with a target of 85% of base salary, (iii) an initial grant of 322,320 time-vesting and 322,320 exit-vesting options and (iv) a special retention bonus of C$237,173, payable on June 15, 2018, and C$126,005, payable on June 15, 2019, in each case, subject to continued employment, which replaced his McKesson long-term cash incentive awards that were cancelled in connection with the Joint Venture Transactions as described under “Compensation Discussion and Analysis—Compensation Related to the Joint Venture Transactions.” In addition, pursuant to his employment agreement, Mr. O’Reilly is entitled to certain benefits in connection with his international assignment, including home leave benefits, a housing reimbursement of up to $8,000 per month, a relocation allowance equivalent to one month’s base salary, and an income tax equalization benefit intended to place expatriate employees in a similar net tax position to similarly compensated employees in Canada. Mr. O’Reilly is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally. Mr. O’Reilly’s employment agreement also includes customary confidentiality, non-competition and non-solicitation covenants applicable during and after his employment. The severance provisions contained in Mr. O’Reilly’s employment agreement are described below under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements” and “—Severance Benefits—Executive Severance Guidelines.”

Mr. Eliasson’s Offer Letter

Mr. Eliasson’s offer letter, entered into in March 2018, provides that he is to serve as Change’s Executive Vice President and Chief Financial Officer on at-will basis. Mr. Eliasson’s offer letter provides for: (i) an initial base salary of $650,000, (ii) eligibility to receive an annual cash incentive award under the AIP with a target of 85% of base salary under the AIP and (iii) an initial grant of 695,200 time-vesting and 695,200 exit-vesting options. Mr. Eliasson was also eligible for relocation benefits and is entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally. Mr. Eliasson’s severance rights are described below under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements” and “—Severance Benefits—Executive Severance Guidelines.”

Mr. Calhoun’s Offer Letter

Mr. Calhoun’s offer letter, entered into in March 2018, provides that he is to serve as Change’s Executive Vice President, Sales & Operations on an at-will basis. Mr. Calhoun’s offer letter provides for: (i) an initial base salary of $450,000, (ii) a sign-on bonus payment of $100,000, which was subject to repayment if Mr. Calhoun voluntarily terminated his employment with Change within 12 months of receipt, (iii) eligibility to receive an annual cash incentive award under the AIP with a target of 85% of base salary under the AIP and (iv) an initial grant of 189,600 time-vesting and 189,600 exit-vesting options. Mr. Calhoun is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally. Mr. Calhoun’s severance rights are described below under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Employment Arrangements.”

Mr. Laur’s Offer Letter

Mr. Laur’s offer letter, entered into in January 2018, provides that he is to serve as Change’s Executive Vice President and President, Technology Enabled Services on an at-will basis. Mr. Laur’s offer letter provides for: (i) an initial base salary of $500,000, (ii) a sign-on bonus payment of $500,000, which was subject to repayment if Mr. Laur voluntarily terminated his employment with Change within 12 months of receipt, (iii) a retention bonus payment of $500,000, which was paid in April 2019 and is subject to repayment if Mr. Laur voluntarily terminates his employment with Change within 12 months of receipt, (iv) eligibility to receive an annual cash incentive award under the AIP with a target of 85% of base salary under the AIP and (v) an initial grant of 271,760 time-vesting and 271,760 exit-vesting options. Mr. Laur is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally. Mr. Laur’s severance benefits are determined by Change’s executive severance guidelines as described below under “—Potential Payments Upon Termination or Change in Control—Severance Benefits—Executive Severance Guidelines.”

Terms of Equity Awards

Time-Vesting and Exit-Vesting Options

The Change stock options granted to Change’s named executive officers following the Joint Venture Transactions are divided equally into a time-vesting portion and an exit-vesting portion. The time-vesting options were granted with an exercise price equal to the fair value of Change Common Stock on the date of the grant and generally vest in equal 25% installments on the first through fourth anniversaries of the designated vesting start date, subject to continued employment through such vesting date.

With respect to the exit-vesting options granted in fiscal 2019, the exit-vesting options were granted with an exercise price equal to the fair value of Change Common Stock on the date of grant and generally vest, subject to the award holder’s continued employment through the applicable vesting date, in three equal annual installments beginning on the earlier to occur of the date (the “Exit Event Date”) on which either (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by such affiliates on the date of the Joint Venture

Transactions, and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the date of the Joint Venture Transactions or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the date of the Joint Venture Transactions. No portion of the exit-vesting options will vest solely as a result of any transaction in which McKesson disposes of or distributes equity owned by it in the Joint Venture to its shareholders.

The exit-vesting options granted prior to fiscal 2019 were granted with an exercise price equal to the fair value of Change Common Stock on the date of grant and generally vest, subject to the award holder’s continued employment through the vesting date, on the earlier to occur of the Exit Event Date on which either (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by such affiliates on the date of the Joint Venture Transactions at a weighted average price in excess of the equivalent of $33.23 per share, and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the date of the Joint Venture Transactions or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the date of the Joint Venture Transactions at a weighted average price in excess of the equivalent of $33.23 per share. No portion of the exit-vesting options will vest solely as a result of any transaction in which McKesson disposes of or distributes equity owned by it in the Joint Venture to its shareholders. In fiscal 2019, such outstanding exit-vesting options were amended to provide for an additional vesting opportunity if the Exit Event Date occurs but at an average price per share less than the originally specified weighted average price per share. In such case, one-third of the options will vest on the Exit Event Date and the remaining options will vest in two equal installments on the first and second anniversaries of the Exit Event Date. There was no incremental grant date fair value associated with this modification.

Other than with respect to the Change stock options held by Mr. de Crescenzo or Mr. Eliasson, any time-vesting and exit-vesting options that are not vested as of the date of the named executive officer’s termination of employment will generally be forfeited for no consideration. Upon termination of employment by Change without “cause” or by the named executive officer for “good reason” (as such terms are defined in the Equity Plan), any vested time-vesting and exit-vesting options will generally remain outstanding and exercisable for 120 days following the termination of employment. This period is shortened to 30 days if the named executive resigns without good reason and no grounds for a termination by Change for cause exists, and is extended to one year if employment is terminated due to a qualifying retirement, death or disability. In each case, the exercise period will be shortened to the expiration date of the stock option, if earlier. Any vested options will immediately terminate if the named executive officer’s employment is terminated by Change for cause or if there is a restrictive covenant violation by such named executive officer. Any vested options that are not exercised within the applicable post-termination exercise window will terminate. With respect to Mr. de Crescenzo and Mr. Eliasson, any part of their respective time-vesting and exit-vesting options that vest following a termination without cause, for good reason or due to qualifying retirement, death or disability, will generally remain outstanding and exercisable for 60 days following the date such option vested. In each case, the exercise period will be shortened to the expiration date of the stock option, if earlier. See “Potential Payments Upon Termination or Change in Control—Equity Awards” below for a description of the potential vesting that the named executive officers may be entitled to in connection with a change in control or, with respect to Mr. de Crescenzo and Mr. Eliasson, certain terminations of employment.

Legacy CHC Replacement Awards.

In connection with the Joint Venture Transactions, a portion of Mr. de Crescenzo’s vested or deemed vested Legacy CHC stock option and restricted stock unit awards was cashed out and the remaining portion was replaced with vested stock option and restricted stock unit awards of Change Unvested exit-vesting Legacy CHC stock option awards were replaced with 2.5x exit-vesting restricted stock of Change with vesting conditions substantially similar to the original awards. Because the stock of eRx Network and the 2017 Tax Receivable Agreement were distributed to Legacy CHC Stockholders immediately prior to the Joint Venture Transactions, certain Legacy CHC award recipients, including Mr. de Crescenzo, also received equity awards in eRx Network and the right to receive a cash payment related to a proportionate value of the 2017 Tax Receivable Agreement in connection with the Joint Venture Transactions.

•

Vested Replacement Stock Options. Stock options granted in connection with the Joint Venture Transactions as replacement awards for vested Legacy CHC stock options were granted in three tranches with each tranche fully vested at the date of grant.

Upon termination of employment by Change without “cause” or by the named executive officer for “good reason” (as such terms are defined in the Equity Plan), the vested replacement stock options will generally remain outstanding and exercisable for 120 days (or three months in the case of the third tranche) following the termination of employment. This period is shortened to 30 days (or remains three months in the case of the third tranche) if the named executive resigns without good reason and no grounds for a termination by Change for cause exists, and is extended to one year if employment is terminated due to a qualifying retirement, death or disability. In each case, the exercise period will be shortened to the expiration date of the stock option, if earlier. The vested replacement options will immediately terminate if the named executive officer’s employment is terminated by Change for cause or if there is a restrictive covenant violation. Any vested options that are not exercised within the applicable post-termination exercise window will terminate.

•

Unvested Replacement 2.5x Exit-Vesting Restricted Stock. Shares of 2.5x exit-vesting restricted stock that were granted in connection with the Joint Venture Transactions as replacement awards for unvested exit-vesting Legacy CHC stock options vest during a participant’s employment when Blackstone has sold at least 25% of the maximum number of shares of capital stock in Change and eRx (measured together on a weighted average shares basis) held by it from time to time and received cash proceeds from this equity investment at a weighted average price per share that is (A) equal to at least 2.5 times the amount of Blackstone’s weighted average price per share for its equity investment or (B) sufficient to result in an annual internal rate of return of at least 25% on such shares sold assuming that Blackstone’s original purchase price for such shares sold was the weighted average price per share for all such shares acquired by Blackstone from time to time.

Other than the potential vesting that may occur in connection with certain termination or change in control events as described under “—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Awards,” all unvested 2.5x shares of exit-vesting restricted stock will be forfeited upon the named executive officer’s termination of employment.

Restrictive Covenants and Clawback

By accepting an equity award, Change’s named executive officers agreed to certain restrictive covenants, including an indefinite covenant not to disclose confidential information and not to disparage Change, and, during each of the executive’s employment and for the one-year period following any termination of employment (or such longer period as the named executive officer is eligible to receive severance payments from Change), covenants related to non-competition and non-solicitation of employees, customers or suppliers, which were incorporated into their respective award agreements.

If a named executive officer materially breaches any of these restrictive covenants, is terminated for cause or after termination it is discovered that grounds for termination for cause existed, then Change has the right to “claw back” and recover any gains the named executive may have realized with respect to his or her shares acquired under the terms of the equity award agreement.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of Change’s named executive officers as of March 31, 2019.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
N. de Crescenzo	3/1/2017	792,784	(1)					$8.07	9/30/2023
	3/1/2017	316,000	(1)					$19.58	9/30/2023
	8/8/2017	316,000	(2)	316,000	(2)			$18.99	8/8/2027
	8/8/2017					632,000	(3)	$18.99	8/8/2027
										272,550	3,543,150
	5/25/2018			94,800	(2)			$18.99	5/25/2028
	5/25/2018					94,800	(3)	$18.99	5/25/2028
F. Eliasson	5/25/2018	173,800	(2)	521,400	(2)			$18.99	5/25/2028
	5/25/2018					695,200	(3)	$18.99	5/25/2028
A. Calhoun	5/25/2018			189,600	(2)			$18.99	5/25/2028
	5/25/2018					189,600	(3)	$18.99	5/25/2028
T. Laur	5/25/2018	67,940	(2)	203,820	(2)			$18.99	5/25/2028
	5/25/2018					271,760	(3)	$18.99	5/25/2028
R. O’Reilly	8/8/2017	161,160	(2)	161,160	(2)			$18.99	8/8/2027
	8/8/2017					322,320	(3)	$18.99	8/8/2027
	5/25/2018			161,160	(2)			$18.99	5/25/2028
	5/25/2018					161,160	(3)	$18.99	5/25/2028

(1)

Reflects stock options that were fully vested on the date of grant. These stock options were granted in connection with the Joint Venture Transactions as replacement awards for vested or deemed vested Legacy CHC stock options.

(2)

Reflects time-vesting stock options that vest in equal 25% installments on the first through fourth anniversaries of (i) the March 1, 2017 vesting start date for Mr. de Crescenzo’s and Mr. O’Reilly’s options that expire on August 8, 2027, (ii) the April 6, 2018 vesting start date for Mr. de Crescenzo’s and Mr. O’Reilly’s options that expire on May 25, 2028, (iii) the March 19, 2018 vesting start date for Mr. Eliasson’s time-vesting options that expire on May 25, 2028, (iv) the March 5, 2018 vesting start date for Mr. Laur’s time-vesting options that expire on May 25, 2028, and (v) the April 9, 2018 vesting start date for Mr. Calhoun’s time-vesting options that expire on May 25, 2028, in each case, subject to continued employment through such vesting dates.

(3)	Reflects exit-vesting options. The vesting terms of these exit-vesting are described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
(4)

Reflects shares of 2.5x exit-vesting restricted stock that were granted in connection with the Joint Venture Transactions as replacement awards for unvested exit-vesting Legacy CHC stock options. The shares of exit-vesting restricted stock will vest, if at all, to the extent specified internal rate of return or multiple of investment targets are achieved by Blackstone as described under the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section above.

(5)	The market value for Change’s Common Stock is based upon the initial public offering price of $13.00 per share.

Option Exercises and Stock Vested in Fiscal 2019

There were no shares that vested or stock options exercised by Change’s named executive officers in fiscal 2019.

Pension Benefits in Fiscal 2019

None of Change’s named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by Change.

Nonqualified Deferred Compensation for Fiscal 2019

The following table provides information regarding the named executive officer who participated in the DCAP in fiscal 2019.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
A. Calhoun
DCAP	5,625	—	123	—	5,748

(1)

Amounts reported in this column reflect contributions made by the named executive officer into the DCAP. The amounts reported under “DCAP” are reported as compensation for fiscal 2019 under “Salary” in the Summary Compensation Table above.

(2)	Effective January 1, 2019, Change determined to discontinue the discretionary employer contribution.
(3)

Because amounts included in this column do not reflect above-market or preferential earnings, none of these amounts are reported as compensation for fiscal 2019 in the Summary Compensation Table above.

(4)

None of the amounts reported in this column were reported as compensation in the Summary Compensation Table for prior years because Change’s initial public offering, which closed on July 1, 2019, was the first time Change was required to provide this disclosure under SEC rules.

Narrative to Nonqualified Deferred Compensation for Fiscal 2019 Table

In fiscal 2019, Change offered two unfunded, nonqualified retirement plans, the DCAP and Supplemental 401(k) Plan, to select executives employed by Change. Effective January 1, 2019, Legacy CHC employees and legacy McKesson employees who met the plans’ eligibility requirements could voluntarily participate in the plans.

DCAP

Eligible employees can voluntarily elect to defer a portion of their base and/or bonus pay into the DCAP plan. Effective January 1, 2019, Change decided to discontinue the discretionary employer contribution. DCAP participants must defer a minimum of $5,000 of (1) base salary, (2) any annual Incentive Plan award, or (3) any long-term Incentive Plan award, up to (i) 75% of base salary, and (ii) 90% of any annual bonus award and/or other eligible Incentive Plan award payable that year.

The amounts deferred by the participants are credited to separate bookkeeping accounts for each participant. Participants select from investment options, and each account is adjusted for the earnings or losses of the performance of the selected options, but the accounts are not actually invested in these selected investment options. The account is merely a device for measurement and determination of amounts owed to the participant. Change does not currently set aside funds in a rabbi trust for this plan, but may do so in the future at its election.

Each participant elects to defer the compensation for a minimum of five years and a maximum period of deferral ending January following the year in which the participant reaches age 72. A participant may elect to receive the amounts credited to his or her account in a single lump-sum or in any specified number of annual installments not to exceed 10. A participant’s vested account shall be paid in a lump-sum or with the first installment commencing: (1) in the earlier of the first January or July that is at least six months following, and in the year after, the participant’s retirement, disability, or death; (2) in January of the year designated by the participant, provided that it is no later than the end of the maximum period of deferral; (3) in two or more Januarys designated by the participant following the year that the participant’s retirement, disability or death occurs. The participant may elect a different time and/or form of distribution for retirement, disability or death. If no valid election is made (or if the participant separates from service for any reason other than retirement, disability or death), then payment will be made in a single lump-sum paid in the earlier of the first January or July that is at least six months following, and in the year after, the year in which the earliest of the participant’s retirement, disability or death (or separation from service if not for one of these three reasons) occurs. Any participant who separates from service and is designated a Specified Employee (as defined in the DCAP) will have his or her payment delayed until the seventh month following the separation from service.

Supplemental 401(k) Plan

The Supplemental 401(k) Plan allows participants to elect to defer current compensation which exceeds the limitations of tax laws for Change’s 401(k) Savings Plan and to provide employer matching contributions credited at a rate of up to 4% of pay when a participant defers 5% of pay, and participants may receive “Additional Matching Employer Contributions” credited to their Account following the end of any fiscal year in which the participant defers compensation under the Plan. Participants may defer the difference between the maximum rate of deferral under the 401(k) Plan multiplied by the participant’s compensation and the amount the participant can defer under the 401(k) Plan with the limits imposed by Section 401(a)(17) of the Code, and they are always 100% vested in their contributions. Participants receive both a semi-monthly match from Change and may also receive an additional match from Change in the same percentage as the “Additional Matching Employer Contribution” (as defined in the 401(k) Plan) percentage that would have been credited to the participant’s account if the deferrals were made under the 401(k) Plan. The applicable vesting rules are the same as would apply under the 401(k) Plan. The compensation committee (or the Administrator, if it delegates its authority) may also make an additional discretionary contribution, which shall be forfeited if a participant separates from service without vesting.

The amounts deferred by the participants and vested employer contributions are credited to separate bookkeeping accounts for each participant. Participants select from investment options, and each account is adjusted for the earnings or losses of the performance of the selected options, but the accounts are not actually invested in these selected investment options. The account is merely a device for measurement and determination of amounts owed to the participant. Change does not currently set aside funds in a rabbi trust for this plan but may do so in the future at its election.

A participant may elect to receive the amounts credited to his or her account in a single lump-sum or in any specified number of annual installments not to exceed 10 upon retirement, death or disability. If a participant separates from service for any other reason, the vested amounts in participant’s account will be paid in a single-lump sum at the time of separation. Any employer matching contributions may be paid at a later date, but no later than the end of the calendar year. Any participant who separates from service and is designated a Specified Employee (as defined in the plan) will have his or her payment delayed until the seventh month following the separation from service.

Potential Payments Upon Termination or Change in Control

The following summaries and table describe and quantify the potential payments and benefits that Change would provide to Change’s named executive officers in connection with their termination of employment and/or change in control. In determining amounts payable, Change assumed in all cases that the terms of the executive’s current equity award and employment agreements (or offer letter, as applicable) with Change and current executive severance guidelines were in effect on, and the termination of employment and/or change in control occurred on, March 29, 2019, the last business day of fiscal 2019.

Severance Benefits—Employment Arrangements

Mr. de Crescenzo

If Mr. de Crescenzo’s employment is terminated without cause by Change, by him for good reason, or in the event of death or disability, in addition to certain accrued amounts, Mr. de Crescenzo will be entitled to receive (i) continuation of his base salary for a period of two years, (ii) two times his annual target bonus and (iii) a lump sum amount equal to the portion of health insurance premium that Change would have paid for active employees with similar coverage for a period of 18 months. The amounts payable to Mr. de Crescenzo upon a termination of employment described above are subject to Mr. de Crescenzo providing a release of all claims to Change. Furthermore, the payment of any severance amounts under his agreement is contingent upon Mr. de Crescenzo’s continued compliance with his non-competition, non-solicitation, non-disparagement and confidentiality covenants.

Mr. Eliasson

Mr. Eliasson’s offer letter provides that he will receive severance benefits in accordance with the executive severance guidelines in place at Change at the time of his separation of employment. However, if his employment is terminated by Change without “cause” (as such term is defined in the applicable severance guidelines), his offer letter provides that he will be entitled to no less than a lump sum payment equal to (i) one-times his base salary plus target AIP award plus (ii) an amount equal to the total amount of the monthly COBRA health insurance premiums that Change and the executive would pay for employees with similar coverage during the 12-month period following the termination.

Mr. Calhoun

Mr. Calhoun’s offer letter provides that he will receive severance benefits in accordance with the executive severance guidelines in place at Change at the time of his separation of employment. Consistent with the current severance guidelines, Mr. Calhoun’s offer letter provides that if his employment is terminated by Change without “cause” (as such term is defined in the applicable severance guidelines), he will be entitled to no less than a lump sum payment equal to (i) one-times his base salary plus (ii) an amount equal to the total amount of the monthly COBRA health insurance premiums that Change and the executive would pay for employees with similar coverage during the 12-month period following the termination. In addition, Mr. Calhoun’s offer letter provides that if he is terminated by Change without cause following a “change in control” (as such term is defined in the applicable severance guidelines), Mr. Calhoun will also be entitled to receive his target AIP award.

Mr. O’Reilly

Mr. O’Reilly’s employment agreement provides that if his employment is terminated by Change other than for “cause” (as such term is defined in his employment agreement), he will be entitled to (i) his accrued and unpaid vacation and (ii) notice and/or a severance payment in lieu of notice in accordance with the Executive Severance Guidelines, subject to greater notice and/or payment as required under provincial employment standards legislation. Mr. O’Reilly’s employment agreement further provides that he may terminate his employment with Change for any reason upon giving three months’ written notice and, upon giving such notice,

Change has the right to elect to immediately terminate his employment and provide him with his accrued and unpaid vacation plus (i) payment of his base salary, (ii) continued benefits, except long-term disability insurance and (iii) continued vesting of his stock options, in each case, for three months or such proportion of the three months that remain outstanding at the time of the election.

Mr. Laur

Mr. Laur’s offer letter does not contain provisions with respect to severance benefits upon a termination and/or change in control.

Severance Benefits—Executive Severance Guidelines

In connection with its initial public offering, Change developed a new market-competitive executive severance plan (the “Executive Severance Guidelines”). In connection with such initial public offering, each of Change’s U.S. named executive officers that had an employment agreement, other than Mr. de Crescenzo, agreed to terminate such employment agreement and to be subject to the Executive Severance Guidelines, superseding any severance provisions contained in their employment agreements. All of Change’s U.S. named executive officers, excluding Mr. de Crescenzo, would be eligible to receive amounts under the Executive Severance Guidelines unless: (i) the executive voluntarily terminates employment, such as through resignation or retirement; (ii) the executive rejects an offer of “comparable employment” with Change; or (iii) in connection with a “change in control” between Change and another entity, the surviving entity employs executive for twelve months after the change in control in the same position he or she held immediately prior or offers comparable employment to the executive.

If none of these exceptions apply, the Executive Severance Guidelines provide that, if an executive’s employment is terminated without “cause” or the executive experiences a constructive termination that the executive and Change agree is a qualifying termination, then the executive will be entitled to receive:

•	a lump sum payment in an amount equal to twelve months of the executive’s base salary in effect on the date of termination;

•

if the termination occurs within twelve months after a “change in control,” an amount equal to the bonus the executive would have received under the AIP at one times the executive’s full target payout rate for the year in which the termination occurs; and

•

a lump sum payment in an amount equal to the total amount of the monthly COBRA health insurance premiums that Change and the executive would pay for employees with similar coverage during the 12-month period following the termination.

For these purposes, “cause,” “change in control,” “comparable employment” and “qualifying termination” have the meanings ascribed to such terms in the Executive Severance Guidelines.

Change’s Executive Severance Guidelines contains a “best-of-net” provision. With a “best-of-net” provision, if any of the participants is subject to an excise tax under Code Section 280G and Code Section 4999, then the amount of severance the participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.

In order to receive payments under the Executive Severance Guidelines, the executive must execute and not revoke a release of claims against Change and continue to comply with any applicable confidentiality, non-compete, non-solicitation and non-disparagement covenants.

Equity Awards

Fiscal 2019 Time-Vested and Exit-Vesting Options

Time-Vesting Options. In the event of a change in control during the named executive officer’s continued employment, all unvested time-vesting stock options will become fully vested on an accelerated basis, provided that no portion will vest solely as a result of any transaction in which McKesson disposes of or distributes equity owned by it in the Joint Venture to its shareholders.

In addition, if Mr. de Crescenzo’s or Mr. Eliasson’s employment is terminated without cause, by them for good reason or by Mr. de Crescenzo due to a qualifying retirement, death or disability, the next installment of their respective time-vesting options will become vested and fully exercisable.

Exit-Vesting Options. In the event of a change in control during the named executive officer’s continued employment, the exit-vesting options will vest to the extent that the applicable vesting criteria discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards—Fiscal 2019 Time-Vested and Exit-Vesting Options” is satisfied in connection with the change in control.

In addition, if Mr. de Crescenzo’s employment is terminated without cause, by him for good reason or due to a qualifying retirement, death or disability, his exit-vesting options will remain outstanding and be eligible to vest for six months following the date of termination.

Unvested Replacement 2.5x Exit-Vesting Restricted Stock

In the event of a change in control during the named executive officer’s continued employment, the 2.5x exit-vesting restricted stock will vest to the extent that the applicable vesting criteria discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards—Unvested Replacement 2.5x Exit-Vesting Restricted Stock” are satisfied in connection with the change in control.

In addition, if the named executive officer’s employment is terminated without cause, by him or her for good reason or due to a qualifying retirement, death or disability, the 2.5x exit-vesting restricted stock will remain outstanding and be eligible to vest for six months following the date of termination.

Estimated Payments and Benefits Upon Termination

The following table describes the potential benefits that would have been payable to Change’s currently employed named executive officers under existing plans and contractual arrangements assuming a termination occurred on March 29, 2019, the last business day of fiscal 2019. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. The amounts shown in the table also do not include any distributions of previously vested plan balances under Change’s 401(k) Savings Plan and Change’s nonqualified deferred compensation retirement plans. See “Nonqualified Deferred Compensation for Fiscal 2019” above for information about Change’s nonqualified deferred compensation retirement plans. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale or purchase of his or her vested equity pursuant to the exercise of put or call rights, which rights expired in connection with Change’s initial public offering.

Name	Payment Element	Termination by Change Without “Cause” or Qualifying Termination(c)(e)	Resignation for “Good Reason” or Upon Death Or Disability(d)(e)	Change in Control (Only)
Neil E. de Crescenzo	Salary Continuation	$1,500,000	$1,500,000	—
	Bonus Payment	1,875,000	1,875,000	—
	COBRA Payments	45,610	45,610	—
	Equity Award Acceleration(a)	—	—	—
Fredrik J. Eliasson	Salary Continuation	$650,000	$650,000	—
	Bonus Payment	552,500	552,500	—
	COBRA Payments	23,003	23,003	—
	Equity Award Acceleration(a)	—	—	—
August W. Calhoun	Salary Continuation	$450,000	—	—
	Bonus Payment	382,500	—	—
	COBRA Payments	22,425	—	—
	Equity Award Acceleration(a)	—	—	—
Thomas Laur	Salary Continuation	$500,000	—	—
	Bonus Payment	425,000	—	—
	COBRA Payments	—	—	—
	Equity Award Acceleration(a)	—	—	—
Roderick O’Reilly	Salary Continuation(b)	$403,323	—	—
	Bonus Payment(b)	342,825	—	—
	COBRA Payments(b)	45,600	—	—
	Equity Award Acceleration(a)	—	—	—

(a)

No amounts are reported with respect to the time-vesting options that would accelerate upon a change in control or if Mr. de Crescenzo’s or Mr. Eliasson’s employment was terminated without cause, by them for good reason or by Mr. de Crescenzo due to death or disability, since, based upon the difference between the initial public offering price and the exercise price, there was no “spread value” with respect to any unvested time-vesting options. With respect to the exit-vesting awards, no amounts have been reported in connection with a change in control as Change has assumed that the exit-vesting options and exit-vesting restricted stock would not have vested because the performance condition would not have been satisfied.

(b)

Converted from U.S. dollars to Canadian dollars using the exchange rate as of March 31, 2019 (0.74809). If Mr. O’Reilly were to provide notice of resignation on the last day of the fiscal year and if Change elected to terminate his employment immediately, he would be entitled to three months of base salary ($102,896) and benefits continuation ($11,400) and additional service credit toward option vesting ($85,000).

(c)	For all individuals except Mr. de Crescenzo and Mr. Eliasson, the bonus payment is made only if termination occurs within 12 months following a change in control.
(d)	Only Mr. de Crescenzo and Mr. Eliasson are eligible for special termination benefits upon resignation for good reason, and only Mr. Crescenzo is eligible for these amounts upon death or disability.
(e)

All named executive officers would also have received the 2019 AIP award disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table upon death, disability or qualifying termination.

Director Compensation

This section describes the compensation Change provided to its non-employee directors for service as members of the board of directors of the Joint Venture. Directors who are employed by Change and directors who are affiliated with Change’s Sponsors or are employees of McKesson are not compensated by Change for their services as directors. The table below shows amounts paid to Change’s non-employee directors for the year ended March 31, 2019.

In fiscal 2019, Messrs. Lance, Pead, Roe and Zollars each received an annual cash retainer of $120,000. In addition, Mr. Zollars receives an additional $15,000 for serving as chair of the nominating and corporate governance committee, Mr. Pead receives an additional $30,000 for serving as chair of the compliance committee, Mr. Roe receives an additional $30,000 for serving as chair of the audit committee and Mr. Lance receives an additional $30,000 for serving as vice chair of the board and chair of the compensation committee. Each of Messrs. Pead, Roe and Zollars were granted 5,056 stock options under the Equity Plan, while Mr. Lance received 6,320 stock options for serving as vice chair and chair of the compensation committee. These stock options vest in equal 25% installments on the first through fourth anniversaries of the designated May 14, 2018 vesting start date, subject to continued service through such vesting.

Legacy CHC Replacement Awards

In connection with the Joint Venture Transactions, a portion of the vested or deemed vested Legacy CHC stock options awarded to Messrs. Lance, Pead and Roe was cashed out and the remaining portion was replaced with vested stock options of Change Similarly, a portion of Mr. Lance’s vested or deemed vested Legacy CHC stock appreciation rights were cashed out and a portion were replaced with vested stock appreciation rights of Change Unvested exit-vesting Legacy CHC stock appreciation rights held by Mr. Lance were replaced with 2.5x exit-vesting stock appreciation rights of Change with vesting conditions substantially similar to the original awards. The vesting conditions and other material terms are substantially similar to the vested replacement stock options and unvested replacement 2.5x exit-vesting restricted stock awards described above under “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—Terms of Equity Awards—Legacy CHC Replacement Awards” and “—Potential Payments Upon Termination or Change of Control—Equity Awards—Unvested Replacement 2.5x Exit-Vesting Restricted Stock.”

Director Compensation for Fiscal 2019

The following table provides summary information concerning the compensation Change provided to its non-employee directors in fiscal 2019 for service as members of the board of directors of the Joint Venture, other than directors who are affiliated with Change’s Sponsors or are employees of McKesson who are not compensated by Change for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Howard L. Lance	150,000	59,695	209,695
Philip M. Pead	150,000	47,756	197,756
Phillip W. Roe	150,000	47,756	197,756
Robert J. Zollars	135,000	47,756	182,756

(1)

The amounts reported in this column reflect the fair value of stock options granted in fiscal 2019. These stock options were deemed granted to non-employees of the issuing entity and are subject to Topic 505. Under Topic 505, companies must generally recognize compensation expense equal to the fair value of the award on the date that the award vests. Until the awards vest, expense is recorded based on an estimate of fair value measured at the end of each accounting period. Accordingly, the amounts reported in this column reflect the fair value of the stock options on the most recent valuation date immediately preceding the date of grant calculated in accordance with Topic 718. For information regarding the assumptions used determining the fair value of these awards, please refer to Note 16, “Incentive Compensation Plans” of the audited consolidated financial statements included elsewhere in this document. As of March 31, 2019, the aggregate number of outstanding option awards held by each non-employee director was as follows: Mr. Lance: 149,657 stock appreciation rights and 75,587 options; Mr. Pead: 60,419 options; Mr. Roe: 60,419 options and Mr. Zollars: 31,600 options.

Director Compensation for Fiscal 2020

In fiscal 2020, in connection with its initial public offering, Change analyzed competitive market data provided by the Consultant relating to director compensation programs. As a result of the analysis, Change developed a market-competitive director compensation program for its non-employee, non-Sponsor/McKesson affiliated directors. The program provides eligible directors with an annual compensation package of $285,000 ($315,000 in the case of the vice chairman) consisting of $120,000 ($150,000 in the case of the vice chairman) as an annual cash retainer (consistent with the fiscal 2019 director compensation program) and $165,000 in value of restricted stock units. Restricted stock units will vest in full on the first anniversary of the vesting commencement date. Eligible directors may elect to receive their restricted stock unit award in the form of deferred stock units, which will settle on the date the director ceases to be a member of the Change board of directors.

As part of this program and consistent with the fiscal 2019 director compensation program, the chairpersons of the board’s committees will receive the additional fixed annual cash retainers listed below. Change reimburses all directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers Chair
Chair, Audit Committee	$30,000
Chair, Compliance Committee	$30,000
Chair, Compensation Committee	$15,000
Chair, Nominating and Governance Committee	$15,000

Equity Compensation and Stock Purchase Plans

Equity Plan

The Equity Plan was effective as of February 28, 2017. Under the Equity Plan, Change has issued stock options, stock appreciation rights, restricted stock awards, restricted stock units, and performance-based awards. Following Change’s initial public offering, it is not expected that any equity awards will be issued under the Equity Plan.

Purpose. The principal purpose of the Equity Plan is to give Change a competitive edge in attracting, retaining, and motivating employees, directors and consultants and to provide Change with a method of enabling individuals to participate in its long-term growth and financial success and to link their compensation to Change’s long-term interests and those of its stockholders.

Administration. Change’s compensation committee administers the Equity Plan (except with respect to awards to non-employee directors, which the board of directors administers), with the authority to determine the terms and conditions of awards and to adopt, alter and repeal rules, guidelines and practices relating to the plan and those awards.

Awards Subject to Equity Plan. The Equity Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance-based awards and other stock-based awards. An aggregate of 37,920,000 shares of Change’s Common Stock were reserved for issuance under the Equity Plan, and a total of 19,114,543 shares of Change’s Common Stock are subject to outstanding awards, including 1,246,539 unvested shares of performance-based restricted stock.

Treatment upon a Change of Control. The Equity Plan provides that, in the event of a change of control (as defined in the Equity Plan), the compensation committee may, in its discretion, accelerate the exercisability of each outstanding stock option and stock appreciation right and provide for the lapse of the restricted period applicable to each outstanding restricted share and each restricted stock unit. The compensation committee may, in its discretion, provide that each outstanding award shall be cancelled in exchange for a cash payment based on the fair market value of the shares subject to such award (less a stock option’s exercise price or a stock appreciation right’s grant price, as applicable) based on the consideration payable in the change of control. With respect to performance awards, the compensation committee may, in its discretion, provide that in the event of a change of control (i) any outstanding performance awards relating to performance periods prior to the change of control, which have been earned but not yet paid, will become immediately payable; (ii) all then-in-progress performance periods for outstanding performance awards will end and either (x) a participant will be deemed to have earned an award equal to the participant’s target award opportunity for such performance period or (y) the compensation committee, at its discretion, will determine the extent to which performance criteria have been met with respect to each such award; and (iii) Change will cause to each participant such full or partial performance awards, in cash, shares or other property as determined by the compensation committee, within 30 days following the change in control, based on the consideration payable in the change of control.

Transferability. Each award under the Equity Plan may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not otherwise be transferred or encumbered by a participant other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the compensation committee may, in its discretion, permit the transfer of awards (other than incentive stock options) to certain permitted transfers (as defined in the Equity Plan).

Amendment and Termination. The Equity Plan provides that Change’s board of directors may amend, alter, suspend, discontinue or terminate the plan or any portion thereof, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approve if such approval is necessary to comply with applicable tax or regulatory requirements. The compensation committee may waive conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate any award previously granted (prospectively or retroactively), provided that any such action that would materially and adversely affect the rights of any participant, holder or beneficiary of an award previously granted will not be effective without consent of the affected participant, holder or beneficiary.

Omnibus Incentive Plan

In connection with Change’s initial public offering, its Board of Directors adopted, and Change’s stockholders approved, Change’s Omnibus Incentive Plan. The term “Board of Directors” as used in this “Omnibus Incentive Plan” section refers to the Board of Directors of Change

Purpose. The purpose of Change’s Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby Change’s directors, officers, employees, consultants and advisors (and those of the Joint Venture and its subsidiaries) can acquire and maintain an equity interest in Change, or be paid incentive compensation, including incentive compensation measured by reference to the value of Change’s shares of Common Stock, thereby strengthening their commitment to Change’s welfare and aligning their interests with those of its stockholders.

Administration. Change’s Omnibus Incentive Plan is administered by the compensation committee of Change’s Board of Directors, or such other committee of Change’s Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, Change’s Board of Directors (such administering body referred to herein, for purposes of this description of the Omnibus Incentive Plan, as the “Committee”). Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or interdealer quotation system on which Change’s securities are listed or traded, the

Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of Change’s Omnibus Incentive Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of Change’s Common Stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of Change’s Common Stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Change’s Common Stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in Change’s Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, Change’s Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of Change’s Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of Change’s Omnibus Incentive Plan. Unless otherwise expressly provided in Change’s Omnibus Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to Change’s Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to Change’s Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, Change, any participant, any holder or beneficiary of any award and any of Change’s stockholders.

Awards Subject to Change’s Omnibus Incentive Plan. Change’s Omnibus Incentive Plan provides that the total number of shares of Change’s Common Stock that may be issued under Change’s Omnibus Incentive Plan is 25,000,000, or the “Absolute Share Limit”; provided, however, that the Absolute Share Limit shall be increased on the first day of each fiscal year beginning with the 2021 fiscal year in an amount equal to the least of (x) 15,000,000 shares of Change’s Common Stock, (y) 5% of the total number of shares of Change’s Common Stock outstanding on the last day of the immediately preceding fiscal year (assuming that all LLC Units in the Joint Venture held by McKesson had been exchanged for an equal number of shares of common stock), and (z) a lower number of shares of Change’s Common Stock as determined by Change’s Board of Directors. Of this amount, the maximum number of shares of Change’s Common Stock for which incentive stock options may be granted is the Absolute Share Limit; and during a single fiscal year, each non-employee director shall be granted a number of shares of Change’s Common Stock subject to awards, taken together with any cash fees paid to such non-employee director during the fiscal year, equal to a total value of $1,000,000 or such lower amount as determined by Change’s Board of Directors. Except for “substitute awards” (as described below), to the extent that an award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of shares Change’s Common Stock to which the award related, the unissued shares will again be available for grant under Change’s Omnibus Incentive Plan. Shares of Change’s Common Stock withheld in payment of the exercise price, or taxes relating to an award, and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; provided, however, that such shares shall not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of Change’s Omnibus Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of Change’s Omnibus Incentive Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which Change’s Common Stock is listed. No award may be granted under Change’s Omnibus Incentive Plan after the tenth anniversary of the Effective Date (as defined in Change’s Omnibus Incentive Plan), but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by Change or with which Change combines, or substitute awards, and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above.

Options. Under Change’s Omnibus Incentive Plan, the Committee may grant nonqualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with Change’s Omnibus Incentive Plan; provided, that all stock options granted under Change’s Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of the shares of Change Common Stock underlying such stock options on the date such stock options are granted (other than in the case of stock options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under Change’s Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a nonqualified stock option would expire at a time when trading of shares of Change’s Common Stock is prohibited by Change’s insider trading policy (or “blackout period” imposed by Change), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares of Change’s Common Stock as to which a stock option is exercised may be paid to Change, to the extent permitted by law (i) in cash, check, cash equivalent and/or shares of Change’s Common Stock valued at the fair market value at the time the option is exercised; provided, that such shares of Change’s Common Stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the shares of Change’s Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which Change is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Change’s Common Stock otherwise issuable upon the exercise of the option and to deliver promptly to Change an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of Change’s Common Stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of Change’s Common Stock shall be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under Change’s Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with Change’s Omnibus Incentive Plan. The Committee may grant SARs in tandem with a stock option, but the Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of Change’s Common Stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of Change’s Common Stock over (b) the strike price per share of Change’s Common Stock covered by the SAR, times (ii) the number of shares of Change’s Common Stock covered by the SAR, less any taxes required to be withheld. The strike price per share of Change’s Common Stock covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of Change Common Stock on the date the SAR is granted (other than in the case of SARs that are substitute awards).

Restricted Stock and Restricted Stock Units. The Committee may grant restricted shares of Change’s Common Stock or may grant restricted stock units (“RSUs”), representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Change’s Common Stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of Change’s Common Stock, subject to the other provisions of Change’s Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Change’s Common Stock, including, without limitation, the right to vote such restricted shares of Change’s Common Stock.

Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant other equity-based or cash-based awards under Change’s Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with Change’s Omnibus Incentive Plan.

Effect of Certain Events on Change’s Omnibus Incentive Plan and Awards. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Change’s Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Change’s Common Stock or other securities, issuance of warrants or other rights to acquire shares of Change’s Common Stock or other securities, or other similar corporate transaction or event that affects the shares of Change’s Common Stock (including a “Change in Control,” as defined in Change’s Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting Change, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under Change’s Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of shares of Change’s Common Stock or other of Change’s securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under Change’s Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of shares of Change’s Common Stock or other of Change’s securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring,” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)) the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Change’s Common Stock received or to be received by other holders of shares of Change’s Common Stock in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of Change’s Common Stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.

Nontransferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant (unless such transfer is specifically required pursuant to a domestic relations order by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Change or any of Change’s subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Change’s Board of Directors may amend, alter, suspend, discontinue or terminate Change’s Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to Change’s Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under Change’s Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in Change’s Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a termination of employment or services, as applicable); provided, that, except as otherwise permitted in Change’s Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in Change’s Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which Change’s securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by Change and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividend equivalent payments attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of Change’s Common Stock having a fair market value equal to the amount of dividends paid on shares of Change’s Common Stock, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by Change’s Board of Directors or the Committee and as in effect from time to time and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay Change any such excess amount.

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in Change’s Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or

(ii) forfeiture and repayment to Change on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.

Employee Stock Purchase Plan

Prior to the effectiveness of Change’s initial public offering, its Board of Directors adopted, and its stockholders approved, Change’s ESPP. The ESPP is intended to give eligible employees an opportunity to acquire shares of Change’s Common Stock and promote Change’s best interests and enhance its long-term performance.

Purpose. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Change may also authorize offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, which may, but are not required to, be made pursuant to any rules, procedures or sub-plans adopted by the compensation committee for such purpose.

Shares Reserved for the ESPP. The aggregate number of shares of Change’s Common Stock that may be issued under the ESPP may not exceed 15,000,000 shares, which number will be automatically increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 7,700,000 shares of Change’s Common Stock, (ii) 2.5% of the total number of shares of Change’s Common Stock outstanding on the last day of the immediately preceding fiscal year (assuming that all LLC Units in the Joint Venture held by McKesson had been exchanged for an equal number of shares of common stock), and (iii) a lower number of shares as determined by Change’s board of directors, subject to adjustment in accordance with the terms of the ESPP.

Administration. The ESPP will be administered by the compensation committee unless the board of directors elects to administer the ESPP. For the purposes of this summary, references to the “Committee” include the compensation committee and the board of directors. The Committee may appoint one or more agents to assist in the administration of the ESPP and may delegate certain responsibilities or powers subject to ESPP terms and applicable law. Subject to ESPP terms and applicable law, the Committee will have full and final authority to take any action with respect to the ESPP, including, without limitation, the authority to: (a) establish, amend and rescind rules and regulations for administration of the ESPP; (b) prescribe the form(s) of any agreements or other instruments used in connection with the ESPP; (c) determine the terms and provisions of the purchase rights granted under the ESPP; (d) determine eligibility and adjudicate all disputed claims filed under the ESPP; and (e) construe and interpret the ESPP, purchase rights, the rules and regulations, and the agreements or other written instruments, and to make all other determinations deemed necessary or advisable for the administration of the ESPP. The Committee may also adopt sub-plans relating to the operation and administration of the ESPP to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States, the terms of which sub-plans may take precedence over the terms of the ESPP, to the extent provided in the ESPP. To the extent inconsistent with the requirements of Section 423 of the Code, purchase rights offered under any such sub-plan will not be required by the terms of the ESPP to comply with Section 423 of the Code.

Term. The term of the ESPP will continue until terminated by the Board or until the date on which all shares available for issuance under the ESPP have been issued.

Eligible Participants. Subject to the Committee’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers, generally, all of Change’s employees will be eligible to participate in the ESPP if they are employed by Change or by a designated company (as defined below) except for (a) any employee who has been employed for less than 90 days, (b) any employee whose customary employment is less than 20 hours per week or (c) any employee whose customary employment is for not more than five months in any calendar year; provided that the Committee may determine prior to any purchase period start date that employees outside of the United States who are participating in a separate offering will be “eligible employees” even if they do not meet the requirements of (b) or (c) above if and to the extent required by applicable law. No employee will be eligible to participate if, immediately after the purchase right grant, the employee would own stock (including any stock the employee may purchase under outstanding purchase rights) representing 5% or more of the total combined voting power or value of Change’s Common Stock. A “designated company” is any subsidiary or affiliate of Change, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the ESPP. The Committee may designate subsidiaries or affiliates of Change as designated companies in an offering that does not satisfy the requirements of Section 423 of the Code. For offerings that, when taken together with the ESPP, comply with Section 423 of the Code and the regulations thereunder, only Change and its subsidiaries may be designated companies; provided, however, that at any given time, a subsidiary that is a designated company under a Section 423 Code-compliant offering will not be a designated company under an offering that does not comply with Section 423 of the Code.

Contributions. A participant may acquire common stock under the ESPP by authorizing the use of contributions to purchase shares of common stock. Contributions must be at a rate of not less than 1% nor more than 15% (in whole percentages only) of the participant’s total compensation (with certain exclusions as set forth in the ESPP or as otherwise determined by the Committee). All contributions made by a participant will be credited (without interest) to his or her account. A participant may discontinue plan participation as provided in the ESPP, but a participant may not alter the amount of his or her contributions during a purchase period. However, a participant’s contribution election may be decreased to 0% at any time during a purchase period to the extent necessary to comply with Section 423 of the Code or the terms of the ESPP. A participant may not make separate cash payments into his or her account except in limited circumstances when the participant is on leave of absence or unless otherwise required by applicable law. A participant may withdraw contributions credited to his or her account during a purchase period at any time before the applicable purchase period end date.

Purchase Periods and Purchase Price. The ESPP provides for two six-month offering periods, with one purchase period in each offering period. The purchase periods shall begin and end on dates as determined by the Committee. The Committee has the authority to change the duration of a purchase period, provided that the change is announced a reasonable period of time prior to its effective date and the purchase period is not greater than 27 months.

On the first day of a purchase period, a participant will be granted a purchase right to purchase on the purchase period end date, at the applicable purchase price, the number of shares of common stock as is determined by dividing the amount of the participant’s contributions accumulated as of the last day of the purchase period by the applicable purchase price; provided that (a) no participant may purchase shares of common stock with a fair market value (as of the date of purchase right grant) in excess of $25,000 per calendar year.

In connection with each offering under the ESPP, the Committee may specify a maximum number of shares of Change’s Common Stock that may be purchased by any participant on any purchase date during such offering. In connection with each offering under the ESPP, the Committee may specify a maximum aggregate number of shares of Change’s Common Stock that may be purchased by all participants pursuant to such offering. In addition, in connection with each offering under the ESPP that contains more than one purchase period end date, the Committee may specify a maximum aggregate number of shares of Change’s Common Stock that may be purchased by all participants on any or each purchase period end date under the offering. If the aggregate purchase of shares of Change’s Common Stock issuable upon exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata allocation of the shares of Change’s Common Stock available shall be made in as nearly a uniform manner as shall be practical and equitable.

The purchase price will be 85% (or such greater percentage as may be determined by the Committee prior to the start of any purchase period) of the lesser of (i) the fair market value per share of Change’s Common Stock as determined on the applicable purchase period end date or (ii) the fair market value per share of Change’s Common Stock as determined on the applicable purchase right grant date (provided that, in no event may the purchase price be less than the par value per share of Change’s Common Stock). The Committee may determine prior to a purchase period to calculate the purchase price for such period solely by reference to the fair market value of a share on the applicable purchase period end date or purchase period start date, or based on the greater (rather than the lesser) of such values.

A participant’s purchase right to purchase shares of common stock during a purchase period will be exercised automatically on the purchase period end date for that purchase period unless the participant withdraws at least thirty days prior to the end of the purchase period or his or her participation is terminated. On the purchase period end date, a participant’s purchase right will be exercised to purchase that number of shares which the accumulated contributions in his or her account at that time will purchase at the applicable purchase price, but not in excess of the number of shares subject to the purchase right or other ESPP terms. Subject to the terms of the ESPP, a purchase right will generally terminate on the earlier of the date of the participant’s termination of employment or the last day of the applicable purchase period.

Rights as Stockholder. A participant will have no rights as a stockholder with respect to Change’s shares that the participant has a purchase right to purchase in any offering until those shares are issued to the participant.

Rights Not Transferable. A participant’s rights under the ESPP will be exercisable only by the participant and are not transferable other than by will or the laws of descent or distribution.

Effect of a Change in Control; Adjustments. If there is any change in the outstanding shares of Change’s Common Stock because of a merger, change in control (as defined in Change’s Omnibus Incentive Plan), consolidation, recapitalization or reorganization involving Change, or if the board of directors declares a stock dividend, stock split distributable in shares of common stock or reverse stock split, other distribution or combination or reclassification of Change’s Common Stock, or if there is a similar change in the capital stock structure of Change affecting Change’s Common Stock, then the number and type of shares of Change’s Common Stock reserved for issuance under the ESPP will be correspondingly adjusted and, subject to applicable law, the Committee will make such adjustments to purchase rights or to any ESPP provision as the Committee deems equitable to prevent dilution or enlargement of purchase rights or as may otherwise be advisable. In addition, in the event of a change in control, the Committee’s discretion includes, but is not limited to, the authority to provide for any of, or a combination of any of, the following:

•	assumption or substitution of purchase rights by a successor entity (or parent or subsidiary of such successor);

•	selection of a date on which all outstanding purchase rights will be exercised on or before the consummation date of the change in control;

•	termination of outstanding purchase rights and refund of accumulated contributions to each participant prior to the change in control; or

•	continuation of outstanding purchase rights unchanged.

Amendment; Termination. The ESPP may be amended, altered, suspended and/or terminated at any time by the board of directors; provided, that approval of an amendment to the ESPP by Change’s stockholders will be required to the extent, if any, that stockholder approval of such amendment is required by applicable law. The Committee may (subject to the provisions of Section 423 of the Code and the ESPP) amend, alter, suspend and/or terminate any purchase right granted under the ESPP, prospectively or retroactively, but (except as otherwise provided in the ESPP) such amendment, alteration, suspension or termination of a purchase right may not, without the written consent of a participant with respect to an outstanding purchase right, materially adversely affect the rights of the participant with respect to the purchase right. In addition, the Committee has unilateral authority to (a) subject to the provisions of Section 423 of the Code, amend the ESPP and any purchase right

(without participant consent) to the extent necessary to comply with applicable law or changes in applicable law and (b) make adjustments to the terms and conditions of purchase rights in recognition of unusual or nonrecurring events affecting Change or any parent or subsidiary corporation (each as defined under Section 424 of the Code), or Change’s financial statements (or those of any parent or subsidiary corporation), or of changes in applicable law, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits intended to be made available under the ESPP or necessary or appropriate to comply with applicable accounting principles or applicable law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of SpinCo, Change Healthcare LLC, Change Healthcare Inc., Legacy CHC and Core MTS, should be read in conjunction with the “Selected Historical Financial Data,” and the financial statements and related notes thereto included elsewhere in this document. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Forward-Looking Statements” and “Risk Factors.”

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

Set forth below is a discussion of SpinCo’s, Change Healthcare LLC’s, Change Healthcare Inc.’s, Legacy CHC’s and Core MTS’ historical operations. The effects of the Transactions are reflected in the unaudited pro forma condensed combined financial statements of Change and SpinCo included elsewhere in this document.

Overview

PF2 PST Services LLC (formerly PF2 PST Services Inc.) (“PST”) and PF2 IP LLC (“MCK IPCo” and, together with PST, the “McKesson Members”), Delaware limited liability companies, were formed on November 7, 2016 as subsidiaries of McKesson Corporation (“McKesson”). On March 1, 2017, McKesson and Change Healthcare Inc. (“Change”) completed the Joint Venture Transactions, whereby the majority of McKesson’s Technology Solutions segment (“Core MTS”) and substantially all of Change Healthcare Performance, Inc.’s (formerly Change Healthcare, Inc.) legacy business (“Legacy CHC”) were contributed pursuant to an Agreement of Contribution and Sale, resulting in the establishment of a joint venture, Change Healthcare LLC, a Delaware limited liability company (the “Joint Venture”). From the time of its formation on June 17, 2016 until March 1, 2017 (the closing date of the Joint Venture Transactions), the Joint Venture had no substantive assets or operations.

The limited liability company agreement of the Joint Venture (the “LLC Agreement”) provides for a single class of membership interests that we refer to as “LLC Units.” As of December 31, 2019, Change held approximately 42% of the issued and outstanding LLC Units and McKesson, through its subsidiaries, held approximately 58% of the outstanding LLC Units. However, each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

Prior to the Internal Reorganization, McKesson held all of its LLC Units through the McKesson Members. Prior to and in connection with the Transactions (as defined herein), McKesson and its subsidiaries will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer described in this document, McKesson will cause all of the LLC Units it directly or indirectly holds in the Joint Venture to be contributed, directly or indirectly, to SpinCo. SpinCo will then consummate a split-off followed, if necessary, by a spin-off (as further described herein).

Each of SpinCo, the McKesson Members and Change has no substantive assets apart from their respective investment in the Joint Venture. As a result, we believe the financial statements of the Joint Venture are more relevant to an investor than SpinCo’s financial statements, as they include greater detail regarding the financial condition and results of operations of the Joint Venture’s business.

Effective June 26, 2019, Change’s Registration Statement on Form S-1 for the initial public offering of 49.3 million shares of common stock and the concurrent offering of 5.75 million tangible equity units (“TEUs”) was declared effective by the Securities and Exchange Commission (the “SEC”) and Change subsequently amended its charter to authorize 9 billion shares of common stock and effected a 126.4-for-1 split of its common stock. Change Healthcare Inc.’s common stock and TEUs began trading the next day on Nasdaq under the CHNG and CHNGU ticker symbols, respectively.

Change’s offerings of common stock and TEUs were consummated on July 1, 2019 and resulted in Change receiving net proceeds of $608.7 million and $278.9 million respectively, before consideration of offering costs paid subsequent to the offering from available cash. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49.3 million additional units of the Joint Venture. The proceeds of the offering of TEUs were subsequently contributed to the Joint Venture and the Joint Venture, in turn, entered into arrangements with Change on economic terms designed to materially mirror those of the TEUs (the “Mirror Arrangements”). The Joint Venture, in turn, used the proceeds received from Change to repay $805 million of its indebtedness under the Term Loan Facility without penalty in July 2019.

In July 2019, the Joint Venture amended its Revolving Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500.0 million to $785.0 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1.1 billion on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

On February 10, 2020, McKesson announced the commencement of an exchange offer relating to Change’s common stock, par value $0.001 (the “Change Common Stock”). As part of the exchange offer, McKesson stockholders have the opportunity to exchange some or all of their shares of McKesson common stock, par value $0.01 per share (the “McKesson Common Stock”), for shares of common stock of SpinCo, par value $0.001 per share (the “SpinCo Common Stock”), which will hold, directly or indirectly, all of McKesson’s interest in the Joint Venture. Upon completion of a merger of SpinCo with and into Change (the “Merger”), the shares of SpinCo Common Stock will be immediately converted into an equal number of shares of Change Common Stock.

SpinCo

Key Components of SpinCo’s Results of Operations

Equity Earnings and Charges in Joint Venture

Equity earnings and charges in Joint Venture generally represents SpinCo’s proportionate share of the income or loss from this investment, including basis adjustments related to amortization expense associated with equity method intangible assets, property and equipment, deferred revenue and other items.

Equity earnings and charges in Joint Venture was $1.2 billion and $149.7 million for the nine months ended December 31, 2019 and 2018, respectively. The loss from the Joint Venture for the nine months ended December 31, 2019 was discretely affected by the Joint Venture’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 606 (“ASC 606”) and Change Healthcare Inc.’s adoption of FASB Accounting Standards Update No. 2018-07 (“ASU 2018-07”).

Equity earnings and charges in Joint Venture was $176.1 million and $218.8 million for years ended March 31, 2019 and 2018, respectively. The results of operations of the Joint Venture and SpinCo’s proportionate interests in such operations for the year ended March 31, 2018 were positively affected by the reduction in the federal income tax rate following enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”) in December 2017. While the Joint Venture recognized a gain of $111.4 million during the year ended March 31, 2019 related to the sale of its extended care business in July 2018, its effect on SpinCo’s Equity earnings and charges in Joint Venture was almost completely offset by the allocation of stepped up intangible basis differences attributed to this business.

Equity earnings and charges in Joint Venture was $218.8 million and $57.1 million for the year ended March 31, 2018 and the period from August 22, 2016 (inception) to March 31, 2017, respectively. As discussed above, Equity earnings and charges in Joint Venture for the year ended March 31, 2018 was positively affected by the enactment of the Tax Legislation in December 2017.

Since the completion of Change’s initial public offering in July 2019, the fair value derived from the trading prices of the Change Common Stock has been below SpinCo’s corresponding carrying value in its investment in the Joint Venture, triggering an other-than-temporary impairment (“OTTI”) evaluation. As of December 31, 2019, McKesson expected to exit its investment in the Joint Venture within six to twelve months. In light of McKesson’s planned exit, the related transactions involving SpinCo and the corresponding publicly-traded share price of Change, SpinCo concluded an OTTI has occurred during the second quarter of 2020 and recorded a pre-tax impairment charge of $1.1 billion, representing the difference between the carrying value of SpinCo’s investment and the fair value derived from the corresponding closing price of the Change Common Stock as of September 30, 2019. This charge is recorded under the caption, “Equity earnings and charges in Joint Venture,” in SpinCo’s Combined Statements of Operations during the nine months ended December 31, 2019.

Loss on Dilution in the Interest of the Joint Venture

As a result the completion of Change’s offering of common stock in July 2019, SpinCo’s equity interest in the Joint Venture was reduced to 58.5%, which was used to recognize the proportionate share in net income or loss from the Joint Venture, commencing with the second fiscal quarter of 2020. As a result of this ownership dilution to 58.5%, SpinCo has recognized a pre-tax dilution loss of approximately $241.9 million in the second fiscal quarter of 2020. Additionally, SpinCo’s proportionate share of income or loss from this investment has been further reduced as settlements and exercises of other Change securities (including the TEUs) have occurred during the nine months ended December 31, 2019.

Income Taxes

As the Joint Venture is treated as a partnership for income tax purposes, SpinCo is subject to income taxes for its allocable portion of the Joint Venture’s taxable income. The income tax benefit was $376.0 million and $39.9 million (which resulted in effective income tax rates of 25.5% and 26.5%) for the nine months ended December 31, 2019 and 2018, respectively. The income tax benefit was $47.0 million and $309.0 million (which resulted in effective income tax rates of 26.6% and 138.2%) for the years ended March 31, 2019 and 2018, respectively. The income tax benefit was $23.1 million (which resulted in an effective income tax rate of 40.4%) for the period from August 22, 2016 (inception) to March 31, 2017.

Income taxes for all periods following enactment of the Tax Legislation in December 2017 reflect reduced income tax rates as compared to those in prior periods. In addition to the continuing effect of reduced income tax rates following enactment of the Tax Legislation, SpinCo recognized an increase in the income tax benefit of $227.5 million during the year ended March 31, 2018 due to the revaluation of deferred tax assets using the lower enacted income tax rates and other effects of the Tax Legislation.

Liquidity and Capital Resources

Overview

SpinCo does not hold any cash or cash equivalents on the Combined Balance Sheets as the nature of the business is primarily to hold McKesson’s interest in the Joint Venture. In the event that cash is needed to fund operating expenses, McKesson, on behalf of SpinCo, would fund all such operating expenses. For the nine months ended December 31, 2019, $1.5 million of operating expenses were incurred. For the nine months ended December 31, 2018 and the years ended March 31, 2019 and March 31, 2018 and the period from August 22, 2016 to March 31, 2017, no such expenses were incurred. Additionally, SpinCo has transferred any receivables to McKesson and any distributions of cash from the Joint Venture have been distributed directly to McKesson.

Effects of Change’s Initial Public Offering

The LLC Agreement required that the proceeds of Change’s initial public offering of Change Common Stock be contributed to the Joint Venture in exchange for a number of newly issued LLC Units equal to the number of shares of Change Common Stock issued in Change’s initial public offering. In addition, the LLC Agreement required that the net proceeds from the sale of Change’s TEUs (which occurred concurrently with Change’s initial public offering of Change Common Stock) be invested in the Joint Venture, with the Joint Venture, in turn, entering into arrangements with Change Healthcare Inc. on economic terms designed to materially mirror those of the TEUs (the “Mirror Arrangements”).

See “Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo” for more information about the effects of the acquisition of additional LLC Units and the Mirror Arrangements on SpinCo’s financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2019, SpinCo had no off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, within SpinCo’s financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on SpinCo’s financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”) requires SpinCo to make estimates and assumptions that affect reported amounts and related disclosures. SpinCo considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on SpinCo’s results of operations and financial condition.

SpinCo believes the current assumptions and other considerations used to estimate amounts reflected in SpinCo’s financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in SpinCo’s financial statements, the resulting changes could have a material adverse effect on SpinCo’s results of operations and financial condition.

SpinCo considered various factors in determining whether an OTTI had occurred, including the limited trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any operational and strategic changes by the Joint Venture that might have negatively impacted the fair value. See note 3, Equity Method Investment in the Joint Venture, within SpinCo’s financial statements for information about an OTTI that occurred during the second fiscal quarter of 2020.

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, within SpinCo’s financial statements appearing elsewhere in this document for information about SpinCo’s critical accounting policies.

Quantitative and Qualitative Disclosure of Market Risk

As SpinCo has no substantive assets or operations apart from its investment in the Joint Venture, SpinCo does not believe that it has significant market risk.

Summary Disclosures about Contractual Obligations and Commercial Commitments

SpinCo has no ongoing contractual obligations or commercial commitments, aside from those of the Transactions, as of December 31, 2019.

Change Healthcare Inc.

Key Components of Change Healthcare Inc.’s Results of Operations

Loss from Equity Method Investment in the Joint Venture

Loss from equity method investment in the Joint Venture generally represents Change’s proportionate share of the income or loss from this investment, including basis adjustments related to amortization expense associated with equity method intangible assets, property and equipment, deferred revenue and other items.

Loss from equity method investment in the Joint Venture was $104.5 million and $65.8 million for the nine months ended December 31, 2019 and 2018, respectively. The loss from equity method investment in the Joint Venture for the nine months ended December 31, 2019 was discretely affected by the Joint Venture’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 606 (“ASC 606”) and Change’s adoption of FASB Accounting Standards Update No. 2018-07 (“ASU 2018-07”). The loss from equity method investment in the Joint Venture was decreased by approximately $4.4 million as a result of the continuing effect of the adoption of ASC 606 and was increased by approximately $11.3 million as a result of changes in the fair value of its dividend receivable following the adoption of ASU 2018-07.

Loss from equity method investment in the Joint Venture was $70.5 million and $58.7 million for the years ended March 31, 2019 and 2018, respectively. The results of operations of the Joint Venture and Change’s proportionate interests in such operations for the year ended March 31, 2018 were positively affected by the reduction in the federal income tax rate following enactment of the Tax Legislation in December 2017. While the Joint Venture recognized a gain of $111.4 million during the year ended March 31, 2019 related to the sale of its extended care business in July 2018, its effect on Change’s loss from equity method investment was almost completely offset by the required write-off of equity method intangible asset basis differences attributable to this business.

Loss from equity method investment in the Joint Venture was $58.7 million and $43.1 million for the year ended March 31, 2018 and the period from June 22, 2016 (inception) to March 31, 2017, respectively. As discussed above, the loss from equity method investment for the year ended March 31, 2018 was positively affected by the enactment of the Tax Legislation in December 2017.

General and Administrative Expense and Management Fees

In addition to its income (loss) from its equity method investment in the Joint Venture, Change may also periodically incur certain other operating expenses, including professional service fees, general liability insurance, and other fees associated with being an SEC registrant.

To the extent any such fees Change incurs are required to facilitate or maintain its status as a public company, however, the LLC Agreement contemplates that Change be reimbursed for such costs by the Joint Venture. Such reimbursements are classified as management fees within Change’s statements of operations.

Loss (Gain) on Sale of Interests in the Joint Venture

Under the terms of the LLC Agreement, Change and the Joint Venture agreed to cooperate to ensure a 1:1 ratio of outstanding shares of common stock of Change to the LLC Units held by Change Healthcare Inc. as long as the subsidiaries of McKesson that serve as the McKesson Members hold LLC Units. This provision requires that Change be issued an additional LLC Unit for each share of common stock that Change issues. Similarly, for any share that Change repurchases, the Joint Venture is likewise required to repurchase a respective LLC Unit from Change. In this latter case, the repurchase by the Joint Venture of LLC Unit(s) from Change Healthcare Inc. results in a gain or loss to Change equal to the difference in the fair value of such LLC Units and the proportionate carrying value of Change’s investment in the Joint Venture associated with such repurchased LLC Units.

Unrealized Loss (Gain) on Forward Purchase Contract

Unrealized gain on forward purchase contract was $71.6 million for the nine months ended December 31, 2019. The unrealized gain on forward purchase contracts reflects the change in the fair value of the forward contract that is a component of the TEUs.

Income Taxes

As the Joint Venture is treated as a partnership for income tax purposes, Change is subject to income taxes for its allocable portion of the Joint Venture’s taxable income. The income tax benefit was $0.6 million and $16.7 million (which resulted in effective income tax rates of 0.7% and 25.6%) for the nine months ended December 31, 2019 and 2018, respectively. The income tax benefit was $18.6 million and $119.6 million (which resulted in effective income tax rates of 26.3% and 203.9%) for the years ended March 31, 2019 and 2018, respectively. The income tax benefit was $16.8 million (which resulted in an effective income tax rate of 39.0%) for the period from June 22, 2016 (inception) to March 31, 2017.

In connection with the closing of the Transactions, the Joint Venture, the McKesson Members, McKesson and Change entered into the McKesson Tax Receivable Agreement. Additionally, Change, the Joint Venture, McKesson and certain of McKesson’s affiliates have entered into a letter agreement relating to the Contribution Agreement (the “Letter Agreement”). The McKesson Tax Receivable Agreement and the Letter Agreement contemplate payments from Change and the Joint Venture to the McKesson Members or to McKesson based upon certain criteria as outlined in Note 6, Income Taxes, in Change’s unaudited financial statements included elsewhere in this document. For the nine months ended December 31, 2019, the establishment of the liability, combined with the update in the current quarter, resulted in expense to Change of approximately $47.2 million.

Income taxes for all periods following enactment of the Tax Legislation in December 2017 reflect reduced income tax rates as compared to those in prior periods. In addition to the continuing effect of reduced income tax rates following enactment of the Tax Legislation, Change recognized an increase in the income tax benefit of $97.9 million during the year ended March 31, 2018 due to the revaluation of deferred tax assets using the lower enacted income tax rates and other effects of the Tax Legislation.

Liquidity and Capital Resources

Overview

Change’s principal source of liquidity consists of distributions or advances from the Joint Venture. To the extent that Change requires additional funds, Change may need to raise funds through subsequent debt or equity financing.

Change has not incurred, nor does it expect to incur, significant capital expenditures in the normal course of business or to pursue acquisition opportunities other than through the Joint Venture.

Off-Balance Sheet Arrangements

As of December 31, 2019, Change had no off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2, Basis of Presentation, within Change’s financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on Change’s financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires Change to make estimates and assumptions that affect reported amounts and related disclosures. Change considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on Change’s results of operations and financial condition.

As disclosed in Note 2, Summary of Significant Accounting Policies, in Change’s Registration Statement on Form S-1 (File No. 333-230345), Change evaluates its equity method investment for impairment review whenever an event or change in circumstances occurs that may have a significant adverse impact on the carrying value of the investment. If a loss in value occurs that is deemed to be an other-than-temporary impairment (“OTTI”), an impairment loss would be recognized.

Subsequent to its initial public offering, Change now has a publicly available indication of the value of its investment in the Joint Venture. Change considered various factors in determining whether an OTTI had occurred, including Change’s ability and intent to hold the investment, the trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any operational and strategic changes by the Joint Venture that might have negatively impacted the fair value. After the evaluation, Change determined that an OTTI had not occurred as of December 31, 2019. However, the Joint Venture may experience declines in its fair value and Change may determine an impairment loss will be required to be recognized in a future reporting period. Such determination will be based on the prevailing facts and circumstances, including those related to the reported results and disclosures of the Joint Venture as well as from changes in the market price of Change’s common stock.

Change’s investments in the debt and equity securities of the Joint Venture are reported at fair value. The measurement of these investments is impacted by changes in market interest rates, as well as factors that impact the underlying value of the Joint Venture’s equity. See Note 11 within Change’s unaudited financial statements included elsewhere in this document for further discussion.

Change believes the current assumptions and other considerations used to estimate amounts reflected in Change’s financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in Change’s financial statements, the resulting changes could have a material adverse effect on Change’s results of operations and financial condition.

See Note 2, Summary of Significant Accounting Policies, within Change’s financial statements appearing in Registration Statement on Form S-1 (File No. 333-230345) for information about Change’s other critical accounting policies.

Quantitative and Qualitative Disclosure of Market Risk

Change holds an equity method investment in the LLC Units of the Joint Venture as well as, following the consummation of the offering of TEUs on July 1, 2019, Mirror Arrangements. In the case of the equity method investment in the Joint Venture, Change is only exposed to changes in the fair value of the investment to the extent that the changes in fair value are so significant and long-lasting that they represented an other than temporary impairment of the investment. In the case of the investments in the amortizing note and prepaid forward purchase contracts components of the Mirror Arrangements, however, such investments are required to be remeasured to their respective fair value each quarter with the changes in those values affecting the pretax income of Change.

Following consummation of the Transactions, the Joint Venture is expected to be wholly-owned by Change, and Change will consolidate the financial position and results of the Joint Venture in its financial statements. Accordingly, Change, on a consolidated basis, will be subject to the market risk as to which the Joint Venture is subject. See “—Change Healthcare LLC—Quantitative and Qualitative Disclosure of Market Risk.”

Summary Disclosures about Contractual Obligations and Commercial Commitments

Change has no ongoing contractual obligations or commercial commitments as of December 31, 2019. As indicated in Overview above, Change consummated an offering of TEUs on July 1, 2019. Such TEUs include aggregate amortizing notes of $47.4 million which are due in quarterly installments of principal and interest through June 30, 2022.

Following consummation of the Transactions, the Joint Venture is expected to be wholly-owned by Change, and Change will consolidate the financial position and results of the Joint Venture in its financial statements. Accordingly, Change, on a consolidated basis, will be subject to the contractual obligations and commercial commitments as to which the Joint Venture is subject. See “—Change Healthcare LLC—Summary Disclosure about Contractual Obligations and Commercial Commitments.”

Change Healthcare LLC

References in this discussion and analysis to the “Joint Venture” refer to Change Healthcare LLC and its consolidated subsidiaries.

Overview

The Joint Venture is a leading independent healthcare technology company, formed through the combination of substantially all of the businesses of Legacy CHC and a majority of Core MTS, which was completed on March 1, 2017. The Joint Venture offers a comprehensive suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. The Joint Venture’s solutions are designed to improve clinical decision making, simplify billing, collection and payment processes and enable a better patient experience.

The Joint Venture offers comprehensive end-to-end solutions with modular capabilities to address its customers’ needs. Working with its customers to analyze workflows before, during and after care has been delivered to patients, the Joint Venture designs and commercializes innovative solutions for various points in the healthcare delivery timeline. The Joint Venture’s offerings range from discrete data and analytics solutions to broad enterprise-wide solutions, which include workflow software and technology-enabled services that help its customers achieve their operational objectives. As payers and providers become larger and more sophisticated and manage increasingly complex workflows, the Joint Venture believes it will increasingly seek strategic partners with scale and comprehensive, high value solutions.

The Joint Venture’s Intelligent Healthcare Network was created to facilitate the transfer of data among participants and is one of the largest clinical and financial healthcare networks in the United States. In the fiscal year ended March 31, 2018, the Joint Venture facilitated nearly 14 billion healthcare transactions and approximately $1 trillion in adjudicated claims or approximately one-third of all U.S. healthcare expenditures. The Joint Venture serves the vast majority of U.S. payers and providers. The Joint Venture’s customer base includes approximately 2,200 government and commercial payer connections, 900,000 physicians, 118,000 dentists, 33,000 pharmacies, 5,500 hospitals and 600 laboratories. This network transacts clinical records for over 112 million unique patients, more than one-third of the estimated total U.S. population. With insights gained from its pervasive network, extensive applications and analytics portfolio and its services operations, the Joint Venture has designed analytics solutions that include industry-leading and trusted franchises supported by extensive intellectual property and regularly updated content.

In addition to the advantages of scale, the Joint Venture believes it offers the collaborative benefits of a mission-critical partner. The Joint Venture seeks enduring relationships with each customer through solutions embedded in their complex daily workflows that deliver measurable results. The Joint Venture believes its size, scale, thought leadership and prevalence across the healthcare ecosystem help make it a preferred partner for innovative technology companies and industry associations focused on driving standardization and efficiencies in the healthcare industry.

Segments

The Joint Venture reports its financial results in the following three reportable segments: Software and Analytics, Network Solutions and Technology-enabled Services.

•

Software and Analytics provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance and imaging and clinical workflow.

•	Network Solutions provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

•	Technology-enabled Services provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

In April 2019, the Joint Venture made certain changes in the way that it manages its business and costs. Specifically:

•	the Joint Venture moved its consumer payments solution from the Network Solutions segment to the Technology-enabled Services segment;

•	the Joint Venture moved its consumer engagement solutions from the Software and Analytics segment to the Network Solutions segment;

•	the Joint Venture made certain changes in the way that costs are assigned to segments.

In November 2019, the Joint Venture made additional changes in the way it manages its business, specifically, moving certain of the Joint Venture’s revenue optimization services from the Software & Analytics reportable segment to the Technology-enabled Services reportable segment.

The presentation of revenue and Adjusted EBITDA included within this management’s discussion and analysis of financial condition and results of operations has been retrospectively adjusted for all periods presented to reflect the above described changes.

Factors Affecting the Joint Venture’s Financial Condition and Results of Operations

The following are certain key factors that affect, will affect, or have recently affected, the Joint Venture’s financial condition and results of operations:

The Joint Venture Transactions

In June 2016, the equity holders of Legacy CHC (the “Legacy CHC Stockholders”) entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined Core MTS with substantially all of Legacy CHC (together, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Joint Venture Transactions.” The Joint Venture Transactions closed on March 1, 2017. The pharmacy claims switching and prescription routing business of Legacy CHC was excluded from the Joint Venture and distributed to the Legacy CHC Stockholders (such excluded business, the “eRx Network”) immediately prior to the consummation of the Joint Venture Transactions. As a result, the financial position and results of the eRx Network business were included in the consolidated financial statements of Legacy CHC but are not reflected in the financial statements of the Joint Venture.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of (A) approximately $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement (defined below), and (b) the issuance to Change of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture and (c) the McKesson Tax Receivable Agreement. These payments to McKesson and the Legacy CHC Stockholders have been reflected as distributions in the consolidated statement of members’ deficit.

In connection with the Joint Venture Transactions, the Joint Venture entered into new senior secured credit facilities, consisting of a term loan facility in the amount of $5.1 billion (the “Term Loan Facility”) and a revolving credit facility in an aggregate principal amount of $500 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), and issued $1.0 billion of 5.75% senior notes due 2025 (the “Senior Notes”). The proceeds were used to make all payments to the Legacy CHC Stockholders, certain participants in the Legacy CHC Equity Plan and McKesson described above, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions. In connection with the Joint Venture Transactions, the Joint Venture recognized certain fees and expenses in fiscal 2017 that have been classified within sales, marketing, general and administrative on the consolidated statements of operations and during this same period, the Joint Venture recognized a loss on extinguishment of debt of approximately $70.1 million.

After the closing of the Joint Venture Transactions, the Joint Venture incurred significant incremental costs in connection with the integration of Legacy CHC and Core MTS, including professional fees for consultants engaged in project management, process design and human resource policy harmonization. Additionally, in connection with the consummation of the Joint Venture Transactions, the Joint Venture and certain of its subsidiaries, McKesson and the eRx Network entered into transition services agreements (“TSAs”) pursuant to which (i) the Joint Venture provides certain transition services to McKesson and to the eRx Network and (ii) McKesson provides certain transition services to the Joint Venture, in each case in exchange for specified fees and subject to the terms and conditions therein. The Joint Venture recognized transition service fee expense of $18.4 million and $35.0 million for services received from McKesson during the nine months ended December 31, 2019 and 2018, respectively, and $59.0 million, $92.1 million and $8.7 million for services received from McKesson during the years ended March 31, 2019 and 2018 and the period from March 1, 2017 (inception) to March 31, 2017, respectively. In addition, the Joint Venture recognized $8.9 million, $8.0 million, $11.0 million, $11.8 million and $0.8 million in transition fee income from eRx Network in these same periods. The income and expenses recognized by the Joint Venture under these TSAs may not be comparable to those recognized by Core MTS and Legacy CHC for similar services prior to the Joint Venture Transactions or to the future ongoing operations of the Joint Venture after the expiration of the TSAs.

Post-Contribution Cost Synergies

In connection with the Joint Venture Transactions, the Joint Venture identified opportunities to implement certain cost synergies based on its analyses of existing operating structures, estimated spend by category, its resource requirements and industry benchmarks for similar activities. The Joint Venture expects such cost synergies to include, among others, (i) product integration, network efficiencies and combining common products; (ii) procurement savings from the elimination of duplicate orders, leveraging scale and optimization of providers; (iii) utilization of global talent; and (iv) reduction of management redundancies and duplicative roles.

By the end of the fourth year following the combination of Legacy CHC and Core MTS, the Joint Venture expects to have implemented operational initiatives to fully realize these synergies, which are expected to result in significant annual run-rate cost savings and efficiencies. The Joint Venture has incurred significant non-recurring expenses and expects to continue to incur such expenses in order to achieve these cost synergies. See “Risk Factors—Risks Related to Change’s Business and Industry—Change may be unable to integrate the Contributed Businesses successfully or realize the anticipated synergies and other benefits of the combination of the Contributed Businesses within the anticipated time frame, or at all.”

Macroeconomic and Industry Trends

The healthcare industry is highly regulated and subject to frequently changing complex regulatory and other requirements. For example, ongoing healthcare reform has significantly affected the healthcare regulatory environment by changing how healthcare services are covered, delivered and reimbursed through coverage expansion, reduced federal healthcare program spending, increased efforts to link federal healthcare program payments to quality and efficiency and insurance market reforms. The number of states that will ultimately participate in some form of Medicaid expansion and the future of mandated coverage for individuals is not yet clear. If the Patient Protection and Affordable Care Act (collectively, the “ACA”) is repealed or significantly modified, such repeal or modification, any alternative reforms adopted in its place or the failure to adopt alternative reforms may have a material impact on the Joint Venture’s business. For example, since many of the Joint Venture’s products and services include solutions designed to assist customers in effectively navigating the shift to value-based healthcare, the elimination of, or significant reductions to, the ACA’s various value-based healthcare initiatives may adversely impact the Joint Venture’s business. While the specific regulatory instruments and tactics used to implement reform may change in the future, the Joint Venture expects that the pervasive focus on improving coverage, efficiency and quality and related needs for payers and providers to optimize performance and reduce costs will continue.

Revenue Convergence

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The adoption of ASC 606 resulted in a cumulative effect adjustment to reduce members’ deficit as of April 1, 2019 by $159.9 million. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture noted the following to be the most notable impacts of adopting the new standard:

•	Revenue for certain contingent fee service arrangements will be accelerated as revenue for these arrangements is recognized as the services are performed.

•

Revenue related to certain time-based software and content license agreements will be accelerated. The license component for certain time-based software will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”).

•

Incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

Refer to Note 2, Basis of Presentation, in the unaudited condensed financial statements of the Joint Venture included elsewhere in this document for a full description of the impact of the adoption of ASC 606 on the Joint Venture’s financial statements.

Equity-based Compensation

Change grants equity-based awards of Change Common Stock to certain employees, officers and directors of Change Healthcare Inc. and the Joint Venture. For grants to employees, equity-based awards are generally measured at the date of grant and recognized as expense over each employee’s service period. Because the Joint Venture’s employees are not considered employees of Change, however, prior to the adoption of FASB ASU No. 2018-07 on April 1, 2019, the Joint Venture was generally required to re-measure these equity-based awards at fair value each quarter until the earlier of the completion of required service or the performance commitment date. As a result, the Joint Venture’s results of operations have historically reflected volatility from the periodic re-measurement of its equity based awards.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, the effect of which is to require that equity awards to non-employees be treated similarly to awards to employees. As a result, the Joint Venture expects to significantly lessen the volatility on equity-based compensation that has historically resulted from changes in the fair value of the underlying stock of Change, stock price volatility among its peer companies, changes in interest rates and the passage of time.

In connection with Change’s initial public offering, Change’s board of directors adopted, and the stockholders approved, the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which became effective as of the date of the initial public offering. The purpose the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby Change’s directors, officers, employees, consultants and advisors (and those of the Joint Venture and its subsidiaries) can acquire and maintain an equity interest in Change or be paid incentive compensation. The Omnibus Incentive Plan allows Change to implement a new market-based long-term incentive program to align its executive compensation package with similarly situated public companies.

As part of the 2019 Omnibus Incentive Plan, Change’s board of directors may, from time to time, grant awards to one or more eligible persons. All awards granted under the Plan shall vest and become exercisable in such manner and on such dates or upon such events as determined by Change’s board of directors, including attainment of performance conditions. Each award granted under the Omnibus Incentive Plan shall be evidenced by an award agreement, which agreement need not be the same for each participant.

Refer to Note 11, Equity Based Compensation, in the unaudited condensed financial statements of the Joint Venture included elsewhere in this document for a full description of the new awards included in the long-term incentive program.

Acquisitions and Divestitures

The Joint Venture actively evaluates opportunities to improve and expand its business through targeted acquisitions that are consistent with its strategy. On occasion, the Joint Venture also may dispose of certain components of its business that no longer fit within its overall strategy. Because of the Joint Venture’s acquisition and divestiture activity, as well as the shifting revenue mix of its business due to this activity, the Joint Venture’s results of operations may not be directly comparable among periods.

In July 2018, certain of the Joint Venture’s affiliates sold all of the membership interests in the Joint Venture’s extended care business (a component of the software and analytics reportable segment) for net cash proceeds of $159.9 million.

Income Taxes

The Joint Venture’s effective income tax rate is affected by several factors. The following table and subsequent commentary reconciles the Joint Venture’s federal statutory rate to its effective income tax rate and the subsequent commentary describes the more significant of the reconciling factors:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) through March 31, 2017
Statutory U.S. federal tax rate(1)	21.00%	21.00%	21.00%	31.50%	35.00%
State income taxes (net of federal benefit)	(0.03)	0.47	2.80	(1.32)	3.49
Income passed through to Members	(18.45)	(18.46)	(20.62)	(8.78)	(10.64)
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	—	—	(42.95)	—
Transition tax arising from the Tax Legislation	—	—	(0.89)	1.68	—
Fees and expenses related to the Joint Venture Transactions	—	—	—	—	1.97
Change in valuation allowance	(3.29)	0.05	(0.88)	(11.97)	(2.38)
Accretion and changes in estimate, net	—	—	(0.06)	(5.47)	5.01
Research and development credits (net of uncertain tax positions)	(2.94)	(3.48)	(4.39)	(1.44)	—
Other	4.28	1.17	0.44	1.83	0.46

Effective income tax rate	0.57%	0.75%	(2.60)%	(36.92)%	32.91%

(1)

Calculated using the statutory U.S. corporate federal income tax rate of 35.00% in the period from April 1, 2017 to December 31, 2017 and 21.00% in the period from January 1, 2018 to December 31, 2019.

State Income Taxes—The Joint Venture’s effective tax rate for state income taxes is generally impacted by changes in its apportionment.

Income Passed through to Members—Certain of the Joint Venture’s subsidiaries are organized as limited liability companies and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. During the year ended March 31, 2019, the Joint Venture recognized a gain of $111.4 million associated with the sale of its extended care business. Because this gain was recognized by a limited liability company subsidiary, the associated tax consequences of this gain are expected to be recognized by the Members.

Global intangible low taxed income—The Tax Legislation introduced a tax on U.S. based corporations with foreign earnings that exceed an allowable percentage of invested foreign assets.

Remeasurement of deferred tax assets and liabilities—As a result of the lowering of enacted tax rates under the Tax Legislation, the Joint Venture was required to revalue its deferred tax assets and liabilities using the tax rates in effect at the time the temporary differences are expected to reverse.

Transition tax arising from the Tax Legislation—Following the enactment of the Tax Legislation, companies must now pay a transition tax on deemed repatriated earnings of foreign subsidiaries.

Fees and expenses related to the Joint Venture Transactions—In connection with the Joint Venture Transactions, the Joint Venture incurred certain fees and expenses that are not considered deductible for tax purposes.

Change in Valuation Allowance—The Joint Venture records valuation allowances or reverses existing valuation allowances related to assumed future income tax benefits depending on circumstances and factors related to its business. During the nine months ended December 31, 2019, the Joint Venture released a valuation allowance related to prior deferred tax assets as a result of its change in judgment resulting from forecasted earnings and tax planning strategies that provide for future taxable income in the relevant jurisdictions.

Accretion and changes in estimate with related parties, net—As a result of a prior business combination, the Joint Venture was required to record tax receivable agreements it assumed in connection with the Joint Venture Transactions under which the Joint Venture is obligated to make payments to certain of the Legacy CHC stockholders (the “2009-2011 Tax Receivable Agreements”) at their then fair value, which results in subsequent periodic accretion to adjust this initial fair value to the gross amount of payments due under such agreements. The Joint Venture is generally unable to deduct such accretion when determining its taxable income.

Research and development credits (net of uncertain tax position liability)—The Joint Venture records credits against income taxes for certain research and development expenditures in the United States and Canada net of the portion that is estimated to be included in the Company’s unrecognized tax benefits.

Impairment of Long-lived Assets and Other Exit Related Costs

In connection with the combining of the businesses as a result of the Joint Venture Transactions, the Joint Venture identified certain redundancies among the combined software and analytics segment product portfolio. In one such instance, one of the Contributed Businesses’ software products had been fully developed and in the other further development would be required. As a result, the Joint Venture determined to cease future development of this redundant internal use software product and recognized an impairment charge of $26.0 million to reduce the carrying value of the asset to zero in March 2017. Additionally, because this abandoned software project included a license that required annual maintenance expenditures for future years for which the Joint Venture does not expect to derive any economic benefit, it recognized a liability for this exit cost with a fair value of $19.1 million at March 1, 2017 (total expected remaining payments of $22.9 million). The related losses have been included with the Impairment of long-lived assets and other exit related costs caption within the consolidated statement of operations.

Public Company Costs

The Joint Venture expects to incur additional costs associated with Change’s operating as a public company. The Joint Venture expects that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that it did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that historically have been inapplicable to Change and the Joint Venture. These additional rules and regulations will increase the Joint Venture’s legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Qualified McKesson Exit

Upon consummation of the Transactions, Change would acquire the interest in the Joint Venture that it did not own prior to such transaction. As a result, in periods following the Transactions, Change Healthcare LLC is expected to be wholly-owned by Change and Change will consolidate the financial position and results of Change Healthcare LLC in its financial statements.

Change expects to account for the Transactions as a business combination achieved in stages in accordance with the FASB Accounting Standards Codification Business Combinations Topic, resulting in a new basis of accounting. As a result, Change will be required to remeasure its investment in the Joint Venture to fair value as of the date that control is obtained and will recognize a gain or loss in its statement of operations for the difference in the carrying value and fair value of this investment. Further, Change expects to recognize the consideration transferred, as well as the acquired business’s identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is anticipated to be recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, would generally be recognized within earnings as of the acquisition date.

As a result of the accounting for these transactions and the anticipated change in basis of accounting, the consolidated results of Change in periods following the Transactions will not be comparable to the consolidated results of the Joint Venture in periods prior to the Transactions. See “Summary Unaudited Pro Forma Condensed Combined Financial Information of Change and SpinCo.”

The following are certain of the more significant changes resulting from the Qualified McKesson Exit that are expected to affect the comparability of financial results and operations:

•	Gain or loss upon remeasuring Change’s investment in the Joint Venture at its fair value.

•

Increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value which is expected to result in increased depreciation and amortization expense.

•

Potential increase or decrease in long-term debt as a result of adjustments to state the long-term debt at its fair value. Resulting differences in the historical carrying value and fair value of the long-term debt are expected to result in either additional discount or premium which, in turn, may materially increase or decrease future interest expense.

•

Decreased deferred revenue as a result of recognizing deferred revenue in the business combination only to the extent that contractual obligations remain to be fulfilled at that time. Decreases in deferred revenue are expected to result in decreased solutions revenue in the near term.

•

Income currently attributable to the Joint Venture and not subject to U.S. federal income taxes and most state and local income taxes will become subject to such taxes, resulting in an expected increase in Change’s effective tax rate compared with the historical effective tax rate of the Joint Venture.

On February 10, 2020, McKesson announced the commencement of an exchange offer relating to Change Common Stock. As part of the exchange offer, McKesson stockholders have the opportunity to exchange some or all of their shares of McKesson Common Stock for shares of SpinCo Common Stock. SpinCo will hold, directly or indirectly, all of McKesson’s interest in the Joint Venture. Upon completion of the Merger, the shares of SpinCo Common Stock will be immediately converted into an equal number of shares of Change Common Stock.

Key Components of the Joint Venture’s Results of Operations

Revenue

The Joint Venture generates most of its solutions revenue by using technology solutions to provide services to its customers that automate and simplify business and administrative functions for payers, providers and pharmacies and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

Certain of the Joint Venture’s revenue cycle management service, payment integrity, eligibility and enrollment, and revenue optimization service offerings provide for contingent fee arrangements where the amount of revenue the Joint Venture earns is contingent upon the resolution of the identified contingencies. In the case of the revenue cycle management services, the Joint Venture provides a variety of services to hospitals, medical practices and other healthcare providers, which may include medical coding, billing, collection and other services on behalf of its customers. Customers sign multi-year contracts to receive these services, and the fee received by the Joint Venture is generally based on a percentage of actual net collections by the customer. In the case of its payment integrity and revenue optimization services, the Joint Venture is entitled to a specified percentage of the savings the customer realizes as a result of the Joint Venture’s services. In the case of the eligibility and enrollment services, the Joint Venture receives a fee from a hospital provider based on its success in qualifying the hospital provider’s customer for one of various forms of third-party insurance or other coverage. Regardless of whether revenue cycle management services, payment integrity or eligibility and enrollment services are involved, the amount of revenue the Joint Venture earns is contingent upon the resolution of the identified contingencies. In the case of the revenue cycle management services, the contingency is resolved upon successful collection of an outstanding billing by the customer. In the case of the payment integrity services, the contingency is resolved when the customer agrees to the amount of the identified saving. In the case of the eligibility and enrollment and revenue optimization services, the contingency is resolved upon collection by the customer of amounts due from the third-party payer.

Cost of Operations

Cost of operations consists primarily of compensation expense related to personnel providing services to the Joint Venture’s customers and costs associated with the maintenance of the Joint Venture’s business operations. These costs primarily include materials, hardware costs, and costs for software maintenance. Cost of operations also includes royalties, rebates paid to channel partners (net of rebates to certain customers that offset revenue), data communication costs, facility rent expenses as well as amortization costs associated with capitalized software developed for sale.

Research and Development

Research and development costs consist primarily of personnel costs and professional service fees for outside service providers that are not otherwise capitalized as software.

Sales, Marketing, General and Administrative Expense

Sales, marketing, general and administrative expense consists primarily of personnel costs associated with the Joint Venture’s sales, account management and marketing functions, as well as management, administrative and other shared corporate services related to the operations of the Joint Venture’s reportable segments and overall business operations.

Customer Postage

Customer postage, which is generally billed as a pass-through cost to the Joint Venture’s customers, is the most significant cost incurred in the delivery of the Joint Venture’s communication and payment solutions. The Joint Venture’s postage costs and related revenue increase as its communication and payment solutions volumes increase and are also impacted when the United States Postal Service (“USPS”) changes postage rates. The USPS increased the cost of first-class postage by approximately 2% in January 2018 and by 10% in January 2019. Postage fees related to the Joint Venture’s payment and communication solutions volumes are recorded on a gross basis.

Depreciation and Amortization

Depreciation and amortization expense is related to depreciation of the Joint Venture’s property and equipment, acquired intangible assets, including technology assets, as well as the amortization of capitalized software developed for internal use.

Accretion and Changes in Estimate with Related Parties, Net

Accretion and changes in estimate with related parties, net reflects the accretion of the carrying value of the Joint Venture’s 2009-2011 Tax Receivable Agreements to the full amount of the expected payments using the interest method as well as the effects of periodic changes in estimate related to the 2009-2011 Tax Receivable Agreements, the tax receivable agreement entered into with Blackstone and Hellman & Friedman in connection with the Joint Venture Transactions (the “2017 Tax Receivable Agreement”) and the tax receivable agreement entered into with affiliates of McKesson in connection with the Joint Venture Transactions (the “McKesson Tax Receivable Agreement”).

Non-Operating Income and Expense

Non-operating income and expense includes loss on extinguishment of debt, interest expense, interest income, transition service agreement fee income and other non-operating income and expenses.

Key Performance Measures

Management, including the Joint Venture’s chief operating decision maker, evaluates the financial performance of the Joint Venture’s businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted EBITDA and Adjusted Net Income and the GAAP measures revenue, cash provided by operating activities and cash paid for capital expenditures. For the nine months ended December 31, 2019 and 2018, and for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, these key indicators were as follows:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 7, 2016 (inception) to March 31, 2017
	(In millions)
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Reconciliation of net income (loss) to Adjusted EBITDA(1):
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)
Depreciation and amortization(2)	226.1	208.1	278.0	278.4	26.5
Amortization of software developed for sale	10.5	10.9	14.7	18.3	1.5

EBITDA	559.8	600.8	790.3	729.7	(74.2)
Adjustments to EBITDA:
Equity compensation(3)	24.9	16.4	20.1	24.7	0.7
Acquisition accounting adjustments(4)	1.4	3.2	3.5	2.6	0.1
Acquisition and divestiture-related costs(5)	2.6	11.5	13.1	1.8	—
Transactions-related costs(6)	—	—	—	4.6	43.3
Integration and related costs(7)	67.0	79.8	114.5	107.2	8.8
Management fees and related costs(8)	7.7	7.9	10.5	11.5	0.9
Implementation costs related to recently issued accounting standards(9)	—	7.2	8.3	26.6	1.6
Strategic initiatives, duplicative and transition costs(10)	14.3	19.0	27.3	12.3	0.9
Severance costs(11)	14.3	14.3	17.7	38.3	2.2
Accretion and changes in estimate with related parties, net(12)	10.3	13.3	19.3	(50.0)	(24.5)
Impairment of long-lived assets and other exit related costs(13)	(1.3)	3.7	4.2	0.8	48.7
Loss on extinguishment of debt(14)	19.4	—	—	—	70.1
Gain on Sale of the Extended Care Business(15)	—	(111.4)	(111.4)	—	—
Contingent consideration(16)	1.8	(0.9)	(0.8)	—	—

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 7, 2016 (inception) to March 31, 2017
	(In millions)
Other non-routine, net(17)	9.2	12.9	18.4	33.8	3.5

EBITDA Adjustments	171.6	77.0	144.7	214.2	156.3

Adjusted EBITDA(18)	$731.4	$677.8	$935.0	$943.8	$82.1

Reconciliation of net income (loss) to Adjusted Net Income(1):
Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)
EBITDA Adjustments(19)	171.6	77.0	144.7	214.2	156.3
Amortization resulting from acquisition method adjustments(20)	104.6	110.3	146.5	174.1	16.6
Tax Effects of EBITDA Adjustments and amortization expense(21)	(44.8)	(42.1)	(58.0)	(130.9)	(64.1)

Adjusted Net Income	$334.4	$284.1	$409.9	$449.7	$25.2

Other Metrics:
Cash provided by (used in) operating activities	$401.0	$248.8	$287.7	$324.8	$(40.7)

Capital expenditures(22)	$187.2	$190.3	$247.0	$166.6	$11.6

(1)

The Joint Venture defines Adjusted EBITDA as net income (loss) before net interest expense, income tax provision (benefit), depreciation and amortization, as adjusted to exclude the impact of certain items that are not reflective of its core operations. The Joint Venture defines Adjusted Net Income as net income (loss) before amortization expense, as adjusted to exclude the impact of certain items that are not reflective of its core operations, and the tax effects of the foregoing adjustments.

Management uses Adjusted EBITDA and Adjusted Net Income to facilitate comparison of the Joint Venture’s operating performance on a consistent basis from period to period that, when viewed in combination with the Joint Venture’s results according to GAAP, management believes provides a more complete understanding of the factors and trends affecting the Joint Venture’s business than GAAP measures alone. Management believes these non-GAAP measures assist the Joint Venture’s board of directors, management, lenders and investors in comparing the Joint Venture’s operating performance on a consistent basis because they remove, where applicable, the impact of the Joint Venture’s capital structure, asset base, acquisition accounting, and other items that are not reflective of its core operations. Additionally, management uses Adjusted EBITDA and Adjusted Net Income to evaluate the Joint Venture’s operational performance, as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.

Despite the importance of these measures in analyzing the Joint Venture’s business, measuring and determining incentive compensation and evaluating the Joint Venture’s operating performance, as well as the use of Adjusted EBITDA and Adjusted Net Income measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. The Joint Venture does not use or present Adjusted EBITDA or Adjusted Net Income as a measure of liquidity or cash flow. Some of the limitations of these measures are:

•	they do not reflect the Joint Venture’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Joint Venture’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements to service interest or principal payments on the Joint Venture’s debt;

•	Adjusted EBITDA does not reflect income tax payments the Joint Venture is required to make;

•

although amortization is a non-cash charge, the assets being depreciated and amortized often will have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in the Joint Venture’s industry may calculate these measures differently, limiting their usefulness as comparative measures.

The most directly comparable GAAP measure to Adjusted EBITDA and Adjusted Net Income is net income. The table above provides a reconciliation from the Joint Venture’s net income (loss) to Adjusted EBITDA and Adjusted Net Income for the nine months ended December 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. To properly and prudently evaluate its business, the Joint Venture encourages you to review the financial statements included elsewhere in this document, and not rely on a single financial measure to evaluate its business. The Joint Venture also strongly urges you to review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income set forth above.

(2)

Total depreciation and amortization includes $104.6 million and $110.3 million of amortization of identifiable intangible assets for the nine months ended December 31, 2019 and 2018, respectively, and $146.5 million, $174.1 million and $16.6 million of amortization of identifiable intangible assets for the years ended March 31, 2019 and 2018, and the period from June 17, 2016 (inception) to March 31, 2017, respectively, that arose from the application of acquisition method accounting following a business combination. Such amounts do not include amortization of software developed following business combinations.

(3)

Represents non-cash equity-based compensation of Change to employees and directors of the Joint Venture. The Joint Venture believes this adjustment allows it to compare operating performance without regard to the impact of equity-based compensation expense, which varies from period to period based on the timing of grants and value of the options.

(4)

Represents adjustments that arose from acquisition method accounting following a business combination. These adjustments principally relate to the revaluation of deferred revenue to fair value and the subsequent reduction to recognized revenue. As the related revenue stream is an ongoing component of the Joint Venture’s business, the Joint Venture believes it is appropriate to consider these items in earnings in the period in which they would have been recognized absent the application of acquisition method accounting.

(5)	Represents acquisition, divestiture and related costs charged to operations.
(6)	Represents costs associated with the Joint Venture Transactions following the close of the Joint Venture Transactions and unrelated to integration efforts.
(7)

Represents incremental costs incurred in connection with the integration of Legacy CHC and Core MTS. Such costs include professional fees for consultants engaged in project management, process design, human resource policy harmonization and other integration costs.

(8)

Represents management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement. See “Other Agreements and Other Related Party Transactions—Management Services Agreement.”

(9)	Represents external costs related to upcoming changes in accounting standards regarding the recognition of revenue and leases.
(10)

Represents adjustments for advisory and consulting fees incurred in connection with strategic initiatives and significant operations efficiency measures, including the rebranding of the Joint Venture and other costs.

(11)	Represents severance costs that primarily relate to operational efficiency measures.
(12)

Represents accretion of certain of the Joint Venture’s tax receivable agreement obligations from their initial fair value to the total expected payments due under such agreements as well as changes in estimate related to other tax receivable agreements. Because the amortized costs of these agreements are directly attributable to the Sponsors and their affiliates, the Joint Venture does not believe they represent a routine ongoing cost of operations of a typical business.

(13)	Represents impairment charges generally incurred in connection with the retirement of products or the abandonment of property and equipment, product development initiatives, or executory contracts.
(14)	Represents the loss on extinguishment of debt that resulted from the Joint Venture Transactions.
(15)	Represents the gain recognized from the sale of the extended care solutions business, which the Joint Venture divested in July 2018.
(16)	Represents contingent consideration adjustments related to business combinations.
(17)

Represents other non-routine adjustments that management believes are not indicative of the Joint Venture’s ongoing operations. The following table shows a breakout of the components of Other non-routine, net:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Other Adjustments to EBITDA:
Impairment of contract acquisition costs	$—	$—	$—	$5.2	$—
Non-routine litigation related expenses	3.1	7.6	12.1	19.5	—
Other(a)	6.1	5.3	6.3	9.1	3.5

Total Other non-routine, net:	$9.2	$12.9	$18.4	$33.8	$3.5

(a)	Represents other miscellaneous adjustments to exclude the impact of non-routine and other items not reflective of the Joint Venture’s core operations.
(18)

Includes approximately $1.1 million, $15.7 million, $3.9 million and $1.1 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018 during the years ended March 31, 2019 and 2018, the period from June 17, 2016 (inception) to March 31, 2017, and for the nine months ended December 31, 2018, respectively.

(19)	See the reconciliation of net income (loss) to Adjusted EBITDA above for additional information about these EBITDA adjustments.
(20)

Represents amortization of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination. Such amounts exclude amortization of software developed following such business combinations. By excluding the impact of the increase in amortization expense due to fair value adjustments made as part of the acquisition accounting for such intangible assets, the Joint Venture believes that this adjustment and Adjusted Net Income, when considered together with its results of operations presented in accordance with GAAP, provide meaningful information about the performance of its core operations, foster comparability of the Joint Venture’s results and facilitate comparison of the Joint Venture’s results with other companies in its industry. Despite the importance of the Adjusted Net Income measure, including this adjustment, in analyzing the Joint Venture’s business, it has limitations as an analytical tool, and you should not consider it in isolation, or as substitute for net income (loss), cash flow or other methods of analyzing the Joint Venture’s results as reported under GAAP. While amortization is a non-cash charge, the assets being amortized often will have to be replaced in the future and this adjustment does not reflect any cash requirements for such replacements of identifiable intangible assets that arose from the application of acquisition method accounting following a business combination.

(21)

Represents the increase in the income tax provision resulting from the Adjustments to EBITDA and Amortization resulting from acquisition method adjustments, taking into consideration the nature, affected consolidated subsidiary and relevant tax jurisdictions, incremental to the income tax provision (benefit) computed in accordance with GAAP. Please see “Qualified McKesson Exit” for information on how income taxes would be affected following the Transactions.

(22)

Includes capital expenditures on an incurred basis related to integration activities as well as other operating activities and excludes non-cash activity. Integration capital expenditures include the purchase and development of financial, payroll and human resource systems and telephony related software and hardware. Non-cash activity represents the change in beginning and ending expenditures included in accounts payable and accrued expense in each respective period. The following table shows a breakout of the components of capital expenditures:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Capital expenditures:
Integration capital expenditures	$15.7	$68.3	$83.8	$17.8	$—
Other operating capital expenditures	157.7	113.9	181.2	163.7	11.2
Non-cash activity	13.8	8.1	(18.0)	(14.9)	0.4

Total	$187.2	$190.3	$247.0	$166.6	$11.6

Results of Operations

The Joint Venture adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Its results of operations as presented within the following discussion and analysis includes financial results for reporting periods during fiscal 2020, which are disclosed in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal 2020 have not been retroactively restated and are presented in conformity with amounts previously disclosed under the prior revenue recognition standard ASC 605.

The following table summarizes the Joint Venture’s consolidated results of operations for the nine months ended December 31, 2019 and 2018, and for the years ended March 31, 2019 and 2018, respectively:

	Nine Months Ended December 31,				Year Ended March 31,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenue
Solutions revenue	$2,288.3	$2,264.7	$23.6	1.0	$3,043.1	$3,024.4	$18.7	0.6
Postage revenue	171.3	180.7	(9.4)	(5.2)	238.6	274.4	(35.8)	(13.0)
Total revenue	2,459.6	2,445.4	14.2	0.6	3,281.7	3,298.8	(17.1)	(0.5)
Operating expenses
Costs of operations (exclusive of depreciation and amortization below)	$998.9	$1,007.3	$(8.4)	(0.8)	$1,354.7	$1,407.9	$(53.2)	(3.8)
Research and development	151.8	159.6	(7.8)	(4.9)	202.2	221.7	(19.5)	(8.8)
Sales, marketing, general and administrative	567.6	620.6	(53.0)	(8.5)	821.1	749.9	71.2	9.5
Customer postage	171.3	180.7	(9.4)	(5.2)	238.6	274.4	(35.8)	(13.0)
Depreciation and amortization	226.1	208.1	18.0	8.6	278.0	278.4	(0.4)	(0.1)
Accretion and changes in estimate with related parties, net	10.3	13.3	(3.0)	(22.2)	19.3	(50.0)	69.3	(138.6)
Gain on sale of the Extended Care Business	—	(111.4)	(111.4)	100.0	(111.4)	—	(111.4)	—
Impairment of long-lived assets and related costs	—	—	—	—	0.7	0.8	(0.1)	(12.5)

Total operating expenses	$2,126.0	$2,078.2	$47.8	2.3	$2,803.2	$2,883.1	$(79.9)	(2.8)
Operating income	333.6	367.2	(33.6)	(9.2)	478.5	415.7	62.8	15.1
Non-operating (income) and expense
Interest expense	219.7	241.8	(22.1)	(9.2)	325.4	292.5	32.9	11.2
Loss on extinguishment of debt	19.4	—	19.4	100.0	—	—	—	—
Contingent consideration	1.8	(0.9)	2.7	301.0	(0.8)	—	(0.8)	—
Other, net	(10.9)	(13.8)	2.9	20.9	(18.3)	(17.2)	(1.1)	6.4

Non-operating (income) and expense	230.0	227.2	2.8	1.2	306.3	275.3	31.0	11.3

Income (loss) before income tax provision (benefit)	103.6	140.0	(36.4)	(26.0)	172.2	140.4	31.8	22.6
Income tax provision (benefit)	0.6	1.0	(0.5)	(43.9)	(4.5)	(51.9)	47.4	(91.3)

Net income (loss)	$103.0	$139.0	$(36.0)	(25.9)	$176.7	$192.3	$(15.6)	(8.1)

As a result of displaying amounts in millions, rounding differences may exist in the table above.

The following table summarizes additional information regarding the impacts from the adoption of the new revenue recognition standard for the nine months ended December 31, 2019 and included financial results during fiscal 2020 under ASC 605 for comparison to the prior year:

	Nine Months Ended December 31,
	2019			2018	$	%
(in millions)	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	2018	Change	Change
Revenue
Solutions revenue	$2,288.3	$(7.6)	$2,280.7	$2,264.7	$16.0	0.7%
Postage revenue	171.3	—	171.3	180.7	(9.4)	(5.2)

Total revenue	2,459.6	(7.6)	2,452.0	2,445.4	6.6	0.3
Operating expenses
Cost of operations (exclusive of depreciation and amortization below)	998.9	3.0	1,002.0	1,007.3	(5.3)	(0.5)
Research and development	151.8	—	151.8	159.6	(7.8)	(4.9)
Sales, marketing, general and administrative	567.6	14.8	582.4	620.6	(38.2)	(6.2)
Customer postage	171.3	—	171.3	180.7	(9.4)	(5.2)
Depreciation and amortization	226.1	—	226.1	208.1	18.0	8.6
Accretion and changes in estimate with related parties, net	10.3	—	10.3	13.3	(3.0)	(22.2)
Gain on Sale of Business	—	—	—	(111.4)	111.4	100.0

Total operating expenses	2,126.0	17.9	2,143.9	2,078.2	65.7	3.2

Operating income	333.6	(25.5)	308.1	367.2	(59.1)	(16.1)
Non-operating (income) and expense
Interest expense, net	219.7	—	219.7	241.8	(22.1)	(9.2)
Loss on extinguishment of debt	19.4	—	19.4	—	19.4	100.0
Contingent consideration	1.8	—	1.8	(0.9)	2.7	301.0
Other, net	(10.9)	—	(10.9)	(13.8)	2.9	20.9

Non-operating (income) and expense	230.0	—	230.0	227.2	2.8	1.2

Income (loss) before income tax provision (benefit)	103.6	(25.5)	78.1	140.0	(61.9)	(44.2)
Income tax provision (benefit)	0.6	(2.4)	(1.8)	1.0	(2.8)	(268.2)

Net income (loss)	$103.0	$(23.1)	$79.9	$139.0	$(59.1)	(42.5)%

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Nine Months Ended December 31, 2019 (ASC 605 Basis) Compared to the Nine Months Ended December 31, 2018

Solutions Revenue

Solutions revenue increased by $16.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations (Exclusive of Depreciation and Amortization)

Costs of operations (exclusive of depreciation and amortization) decreased $5.3 million for the nine months ended December 31, 2019, compared with the same period in the prior year. The decrease in the Joint Venture’s costs of operations is primarily attributable to cost synergies associated with network efficiencies and reduction or elimination of duplicative roles.

Research and Development

Research and development expenses decreased $7.8 million for the nine months ended December 31, 2019, compared with the same period in the prior year. The reduction in research and development expense reflects continued synergies associated with reduction or elimination of duplicative roles.

Sales, Marketing, General and Administrative Expense

Sales, marketing, general and administrative expenses decreased $38.2 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Sales, marketing, general and administrative expense for each of the nine months ended December 31, 2019 and 2018 reflects significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. The amount of such costs, however, decreased by $12.8 million in the nine months ended December 31, 2019 as compared to the same period in the prior year.

Customer Postage

Customer postage decreased $9.4 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Customer postage is affected by the declines in print volumes within communication and payment solutions, which were partially offset by the effect of a USPS postage rate increase in January 2019 (e.g. an increase in first-class postage of 10%). Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization increased $18.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Depreciation and amortization were generally affected by routine amortization of tangible and intangible assets existing at March 31, 2019 as well as the routine amortization and depreciation of additions to property, equipment, and software since that date.

Accretion and changes in estimate with related parties, net

Accretion and changes in estimate with related parties, net decreased $3.0 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates and McKesson’s discretionary allocation of deductions under the terms of the Letter Agreement.

Interest expense

Interest expense decreased $22.1 million for the nine months ended December 31, 2019, compared with the same period in the prior year. This decrease is primarily attributable to the repayment of approximately $805.0 million of variable interest rate debt in July 2019 from the proceeds of the initial public offering as well as additional repayments totaling $235.0 million subsequent to the initial public offering. The Joint Venture has interest rate cap agreements in place to limit its exposure to rising interest rates, and such agreements together with the Joint Venture’s fixed rate notes effectively fixed interest rates for approximately 60% of the Joint Venture’s total indebtedness at December 31, 2019.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the nine months ended December 31, 2019 of $19.4 million includes a loss of $18.3 million related to the unamortized discounts and debt issuance costs associated with repayments on the Term Loan Facility, as well as a loss of $1.1 million due to the deemed extinguishment associated with the amendment of the Revolving Credit Facility.

Contingent consideration

Contingent consideration reflects changes in the fair value of the Joint Venture’s earnout obligation to the former owners of an acquired business. Such amounts may increase or decrease in the future based on changes in the expected amount, timing, and probability of making such payments in the future.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that we provide them following the closing of the Joint Venture Transactions in March 2017.

Income Tax Provision (Benefit)

The income tax benefit was $1.8 million (effective tax rate of -2.3%) for the nine months ended December 31, 2019 as compared to an income tax provision of $1.0 million (effective tax rate of 0.7%) for the nine months ended December 31, 2018. The Joint Venture’s income taxes and related effective tax rate are routinely affected by it and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members, who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations, for which the tax effects are directly reflected in the Joint Venture’s financial statements.

Solutions Revenue and Adjusted EBITDA

	Nine Months Ended December 31,
(in millions)	As Reported	2019 Impacts from Adoption	Without Adoption (ASC 605)	2018 As Reported (ASC 605)	$ Change	% Change
Solutions revenue(1)
Software and Analytics	$1,194.1	(9.9)	1,184.2	$1,159.9	$24.3	2.1%
Network Solutions	$436.6	—	436.6	$416.4	$20.2	4.8%
Technology-Enabled Services	$736.2	2.4	738.6	$761.4	$(22.8)	(3.0)%
Adjusted EBITDA
Software and Analytics	$490.3	(22.9)	467.4	$432.9	$34.5	8.0%
Network Solutions	$264.2	(1.4)	262.8	$253.9	$8.9	3.5%
Technology-Enabled Services	$128.0	(0.3)	127.7	$133.3	$(5.6)	(4.2)%

(1)	Includes inter-segment

As a result of displaying amounts in millions, rounding differences may exist in the tables above.

Software and Analytics

Software and Analytics revenue increased $24.3 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Software and Analytics revenue reflects core revenue growth which was partially offset by ongoing efforts to rationalize the connected analytics solution and the effect on revenue of the sale of the Joint Venture’s extended care business in July 2018. Specifically, the Joint Venture recognized revenue of $0.0 million and $9.2 million in the nine months ended December 31, 2019 and 2018 related to the extended care business.

Software and Analytics Adjusted EBITDA increased $34.5 million for the nine months ended December 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to revenue growth, operational synergies, and cost initiatives related to the connected analytics solution. This increase was partially offset by a $1.1 million decrease in Adjusted EBITDA that resulted from the divestiture of the extended care business.

Network Solutions

Network Solutions revenue increased $20.2 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Network Solutions revenue reflects growth from the implementation of new customers in the business to business payments solution, new contracts in data solutions, payments, and dental, and stronger medical network volumes.

Network Solutions Adjusted EBITDA increased $8.9 million for the nine months ended December 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to revenue growth, partially offset by investments to support the Joint Venture’s data solutions new market expansion efforts and integration of network capabilities.

Technology-Enabled Services

Technology-Enabled Services revenue decreased $22.8 million for the nine months ended December 31, 2019, compared with the same period in the prior year. Technology-Enabled Services revenue reflects new sales and same store organic growth of $69.1 million which was more than offset by $92.9 million of customer attrition (including the Joint Venture’s decision to exit certain contracts). Customer attrition reflects the full current period impact of attrition that occurred throughout Fiscal 2019 in the Joint Venture’s physician revenue cycle management and communication and payment services solutions, driven by industry consolidation. While the Joint Venture expects that such consolidation will continue in the future, as part of its strategy, the Joint Venture is repositioning certain of its solutions to better address end market dynamics, enhance efficiency and to improve the long-term growth potential of these solutions.

Technology-Enabled Services Adjusted EBITDA decreased $5.6 million for the nine months ended December 31, 2019, compared to the same period in the prior year. Technology-Enabled Services Adjusted EBITDA reflects the decrease in revenue and increased costs associated with repositioning certain of the Joint Venture’s physician revenue cycle management and communication and payment solutions which was partially offset by cost savings from the Joint Venture’s post-contribution cost synergy initiatives.

Year Ended March 31, 2019 Compared to Year Ended March 31, 2018

Solutions Revenue

Solutions revenue increased $18.7 million for the year ended March 31, 2019, compared with the same period in the prior year. Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations

Costs of operations decreased $53.2 million for the year ended March 31, 2019, compared with the same period in the prior year. The decrease in the Joint Venture’s costs of operations is primarily attributable to cost synergies associated with network efficiencies and reduction or elimination of duplicative roles, among other factors. This decrease was partially offset by $5.1 million of incremental costs from recent acquisition and divesture activity.

Research and Development

Research and development expenses decreased $19.5 million for the year ended March 31, 2019, compared with the same period in the prior year. As with cost of operations, the reduction in research and development expense reflects continued synergies associated with reduction or elimination of duplicative roles. In addition, the decrease reflects the absence, in the current period, of $4.0 million of net research and development expenses associated with recent acquisition and divesture activity.

Selling, General and Administrative Expense

Selling, general and administrative expenses increased $71.2 million for the year ended March 31, 2019, compared with the same period in the prior year. Selling, general and administrative expense for the year ended March 31, 2019 reflects significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. The growth in such costs in the year ended March 31, 2019, however, reflects the greater maturity of the integration efforts compared to the year ended March 31, 2018 when such efforts had recently commenced.

Customer Postage

Customer postage decreased $35.8 million for the year ended March 31, 2019, compared with the same period in the prior year. Customer postage is affected by the declines in the communication and payment solutions, which were partially offset by the effect of a USPS postage rate increases in January 2018 and January 2019 (e.g. increase in first-class postage rate of 2% and 10%, respectively). Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization decreased $0.4 million for the year ended March 31, 2019, compared with the same period in the prior year. Depreciation and amortization was generally affected by routine amortization of tangible and intangible assets existing at March 31, 2018 as well as the routine amortization and depreciation of additions to property, equipment, and software since that date.

Accretion and changes in estimate with related parties, net

Accretion and changes in estimate with related parties, net increased $69.3 million for the year ended March 31, 2019, compared with the same period in the prior year. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates. Accretion for the year ended March 31, 2018, however, was discretely affected by the one-time effect ($70.6 million) of lowered income tax rates associated with the Tax Legislation.

Interest expense

Interest expense increased $32.9 million for the year ended March 31, 2019, compared with the same period in the prior year. This increase is primarily attributable to the current rising interest rate environment. While the Joint Venture has interest rate cap agreements in place to limit its exposure to such rising interest rates, such agreements together with its fixed rate notes, effectively fix interest rates for approximately 49% of the Joint Venture’s total indebtedness at March 31, 2019.

Contingent consideration

Contingent consideration reflects changes in the fair value of the Joint Venture’s earnout obligation to the former owners of NDSC. Such amounts may increase or decrease in the future based on changes in the expected amount, timing, and probability of making such payments in the future.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that it provides them following the closing of the Joint Venture Transactions in March 2017.

Income Tax Provision (Benefit)

The income tax benefit was $4.5 million (effective tax rate of (2.6)%) for the year ended March 31, 2019 as compared to an income tax benefit of $51.9 million (effective tax rate of (36.9)%) for the year ended March 31, 2018. The Joint Venture’s income taxes and related effective tax rate are routinely affected by the Joint Venture’s and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations, for which the tax effects are directly reflected in the Joint Venture’s financial statements. Refer to “—Factors Affecting the Joint Venture’s Financial Condition and Results of Operations—Income Taxes” for additional information about changes in the Joint Venture’s income taxes.

In addition to these routine factors, however, income taxes for the year ended March 31, 2018 were affected by the Tax Legislation, which was enacted in December 2017, and lowered the federal corporate tax rate from 35% to 21%. In addition to the ongoing effects of lowered rates in periods subsequent to its enactment, the Joint Venture recognized a one-time tax benefit of $33.0 million during the year ended March 31, 2018 which was primarily related to revaluing deferred tax balances at the lower enacted tax rate.

Solutions Revenue and Adjusted EBITDA

	Year Ended March 31,
(in millions)	2019	2018	$ Change	% Change
Solutions revenue(1)
Software and Analytics	$1,579.0	$1,576.1	$2.9	0.2%
Network Solutions	$556.5	$520.9	$35.6	6.8%
Technology-enabled Services	$1,005.4	$1,028.0	$(22.6)	(2.2)%
Adjusted EBITDA
Software and Analytics	$610.3	$591.8	$18.5	3.1%
Network Solutions	$337.4	$309.0	$28.4	9.2%
Technology-enabled Services	$176.0	$200.5	$(24.5)	(12.2)%

(1)	Includes inter-segment revenue.

As a result of displaying amounts in millions, rounding differences may exist in the tables above.

Software and Analytics

Software and Analytics revenue increased $2.9 million for the year ended March 31, 2019, compared with the same period in the prior year. This increase in revenue reflects approximately $57 million of new sales, volume growth and increased revenue related to the acquisition of NDSC in January 2018. The increase in revenue was partially offset by a decrease in revenue of $37.1 million related to the sale of the Joint Venture’s extended care business in July 2018 and a decrease in revenue of $20 million associated with portfolio rationalization in our connected analytics solutions and customer attrition. The Joint Venture refers to its solutions that help providers, payers and pharmacies to better use their health IT data to improve efficiency and effectively manage their complex workflows as connected analytics.

Software and Analytics Adjusted EBITDA increased $18.5 million for the year ended March 31, 2019, compared to the same period in the prior year. This increase in Adjusted EBITDA was attributable to $22.5 million of new sales and volume growth, the acquisition of NDSC and productivity improvements resulting from portfolio rationalization in the Joint Venture’s connected analytics solutions. This increase was partially offset by a $14.6 million decrease in Adjusted EBITDA that resulted from the divestiture of the extended care business.

Network Solutions

Network Solutions revenue increased $35.6 million for the year ended March 31, 2019, compared with the same period in the prior year. Network solutions revenue for the year ended March 31, 2019 primarily reflects increased revenue of $15 million attributable to the implementation of new customers among the business to business payments solutions, MedRx and medical network solutions and increased revenues of $18 million resulting from the expiration of a data solutions contract in the prior year which previously limited the Joint Venture’s ability to directly sell its data solutions services to customers.

Network Solutions Adjusted EBITDA increased by $28.4 million for the year ended March 31, 2019, compared to the same period in the prior year. As described above, Network Solutions revenue was positively affected by the implementation of new customers among the business to business payments, MedRx, and medical network solutions and increased revenues resulting from the expiration of a data solutions contract in the prior year which previously limited the Joint Venture’s ability to directly sell its data solutions services to customers. Adjusted EBITDA similarly increased as a result of these factors as well as cost savings associated with more efficient routing of the Joint Venture’s transaction volumes.

Technology-enabled Services

Technology-enabled Services revenue decreased $22.6 million for the year ended March 31, 2019, compared with the same period in the prior year. Technology-enabled Services revenue for the year ended March 31, 2019 reflects new sales and organic growth of approximately $50 million, which was more than offset by approximately $70 million of customer attrition (including the Joint Venture’s decision to exit certain contracts). Customer attrition for the year ended March 31, 2019 reflects the full current period impact of customer attrition that occurred throughout Fiscal 2018 in the Joint Venture’s physician revenue cycle management and communication and payment services solutions, driven by industry consolidation and aggregation, resulting in a higher customer base for those businesses in the prior year period. While the Joint Venture expects that such consolidation and aggregation will continue in the future, as part of its strategy, the Joint Venture is repositioning certain of its solutions to better address end market dynamics, enhance efficiency and to improve the long-term growth potential of these solutions. Additionally, Technology-enabled Services revenue for the year ended March 31, 2018 reflects the one-time write-off of contract acquisition costs of $5.2 million following the early termination of a customer contract.

Technology-enabled Services Adjusted EBITDA decreased $24.5 million for the year ended March 31, 2019, compared to the same period in the prior year. Technology-enabled Services Adjusted EBITDA for the year ended March 31, 2019 reflects the decrease in Technology-enabled Services revenue and increased costs associated with repositioning certain of the Joint Venture’s physician revenue cycle management and communication and payment solutions, which were partially offset by cost savings from the Joint Venture’s post-contribution cost synergy initiatives.

Significant Changes in Assets and Liabilities

Within the Joint Venture’s network solutions business, the Joint Venture regularly receives funds from certain pharmaceutical industry participants in advance of its obligation to remit these funds to participating retail pharmacies. Such funds are not restricted; however, these funds are generally paid out in satisfaction of the processing obligations within three business days of their receipt. At the time of receipt, the Joint Venture records a corresponding liability within accrued expenses on its consolidated balance sheets. At December 31, 2019, the Joint Venture reported $9.3 million of such pass-through payment obligations which were subsequently paid in the first week of January 2020. At March 31, 2019, the Joint Venture reported $7.4 million of such pass-through payment obligations which were subsequently paid in the first week of April 2019. At March 31, 2018, the Joint Venture reported $4.5 million of such pass-through payment obligations.

Further, in July 2018, certain of the Joint Venture’s affiliates sold all of the membership interests of the Joint Venture’s extended care business, (a component of the software and analytics reportable segment) for net cash proceeds of $159.9 million, subject to certain post-closing adjustments including for working capital. A portion of the proceeds from this disposal transaction were used to voluntarily prepay two years of annual debt principal amortization ($102.0 million) under the Joint Venture’s Term Loan Facility.

Year Ended March 31, 2018 Compared to Period from June 17, 2016 (inception) to March 31, 2017

The following table summarizes the Joint Venture’s consolidated results of operations for the year ended March 31, 2018 and for the period from June 17, 2016 (inception) to March 31, 2017, respectively:

(in millions)	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017	$ Change	% Change
Revenue
Solutions revenue	$3,024.4	$283.5	$2,740.9	966.8
Postage revenue	274.4	26.1	248.3	951.3

Total revenue	3,298.8	309.6	2,989.2	965.5
Operating expenses
Costs of operations (exclusive of depreciation and amortization below)	1,407.9	133.7	1,274.2	953.0
Research and development	221.7	22.6	199.1	881.0
Sales, marketing, general and administrative	749.9	109.9	640.0	582.3
Customer postage	274.4	26.1	248.3	951.3
Depreciation and amortization	278.4	26.5	251.9	950.6
Accretion and changes in estimate with related parties, net	(50.0)	(24.5)	(25.5)	104.1
Impairment of long-lived assets and other exit related costs	0.8	48.7	(47.9)	(98.4)

Total operating expenses	2,883.1	343.0	2,540.1	740.6
Operating income	415.7	(33.4)	449.1	1,344.6
Non-operating (income) and expense
Interest expense	292.5	22.4	270.1	1,205.8
Loss on extinguishment of debt	—	70.1	(70.1)	(100.0)
Other, net	(17.2)	(1.3)	(15.9)	1,223.1

Non-operating (income) and expense	275.3	91.2	184.1	201.9
Income (loss) before income tax provision (benefit)	140.4	(124.6)	265.0	212.7
Income tax provision (benefit)	(51.9)	(41.0)	(10.9)	26.6

Net income (loss)	$192.3	(83.6)	275.9	330.0

As discussed in the accompanying notes to the condensed consolidated financial statements appearing elsewhere in this document, no substantive assets or operations were contributed to the Joint Venture until March 2017. As a result, no comparative financial information is available for any periods prior to March 2017.

Solutions Revenue

Factors affecting the Joint Venture’s solutions revenue are described in the various segment discussions below.

Expenses

Costs of Operations

Costs of operations were $1,407.9 million and $133.7 million, or 46.6% and 47.2% of solutions revenue for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Cost of operations for the twelve months ended March 31, 2018 reflect severance costs associated with a May 2017 reduction in force. Cost of operations for the period from June 17, 2016 (inception) to March 31, 2017 reflects one month of routine operations.

Research and Development

Research and development expenses were $221.7 million and $22.6 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Research and development expense for the twelve months ended March 31, 2018 reflects the absence of approximately $4.2 million of software maintenance costs associated with a software license that was abandoned in March 2017. Additionally, as with cost of operations, research and development expenses for the twelve months ended March 31, 2018 reflect severance costs associated with a May 2017 reduction in force, the benefit of which was reflected in the financial statements for the remainder of the twelve months ended March 31, 2018.

Selling, General and Administrative Expense

Selling, general and administrative expenses were $749.9 million and $109.9 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Selling, general and administrative expense for the twelve months ended March 31, 2018 reflect significant integration related costs, including professional and consulting fees related to rationalizations of information technology, business process re-engineering, implementation of human resource and finance information technology systems, severance and other costs. In addition to these integration related costs, the Joint Venture is incurring significant costs ($26.6 million for the twelve months ended March 31, 2018) related to efforts to design, plan for and implement new business processes associated with the upcoming adoption of ASU 2014-09, which it has adopted effective April 1, 2019. Selling, general and administrative expenses for the period from June 17, 2016 (inception) to March 31, 2017 were affected by non-recurring costs related to the Joint Venture Transactions.

Customer Postage

Customer postage was $274.4 million and $26.1 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Customer postage is affected by the changes in volume in the communication and payment solutions. Because customer postage is a pass-through cost to the Joint Venture’s customers, however, changes in volume of customer postage generally have no effect on operating income.

Depreciation and Amortization

Depreciation and amortization was $278.4 million and $26.5 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Depreciation and amortization for the twelve months ended March 31, 2018 was generally affected by the effect of the NDSC acquisition, the routine amortization of tangible and intangible assets existing at March 31, 2017, as well as the routine amortization and depreciation of additions to property, equipment, and software since that date, partially offset by the effect of certain intangible assets becoming fully amortized during the period. Depreciation and amortization for the period from June 17, 2016 (inception) to March 31, 2017 reflects only routine depreciation and amortization.

Accretion and changes in estimate, net

Accretion and changes in estimate, net was a benefit of $50.0 million and $24.5 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Accretion is routinely affected by changes in the expected timing or amount of cash flows which may result from various factors, including changes in tax rates.

Accretion and changes in estimate, net for the twelve months ended March 31, 2018 was affected by the Tax Legislation, the finalization of the valuation of the 2017 Tax Receivable Agreement and other matters. As a result of the Tax Legislation, the federal corporate income tax rate was reduced effective January 1, 2018.

Because amounts due under the tax receivable agreements fluctuate with such changes in tax rates, among other factors, the decrease in the federal corporate income tax rate resulted in a corresponding decrease in the tax receivable agreements obligations. As a result, the Joint Venture recognized a change in estimate (increase to operating income) of $88.8 million as a result of this change in the federal corporate income tax rate.

With respect to the finalization of the valuation of the 2017 Tax Receivable Agreement and other matters, the Joint Venture recognized a change in estimate (decrease to operating income) of $19.9 million during the twelve months ended March 31, 2018.

Accretion and changes in estimate, net for the period from June 17, 2016 (inception) to March 31, 2017 was affected by the covered change in control provisions of the 2009-2011 Tax Receivable Agreements that were triggered by the Joint Venture Transactions. As a result of this covered change of control, payments the Joint Venture makes under the 2009-2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. As a result of the change in assumed valuation assumptions, the Joint Venture recognized a change in estimate (decrease to the pretax loss) of $26.5 million for the period from June 17, 2016 (inception) to March 31, 2017.

Interest expense

Interest expense was $292.5 million and $22.4 million for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Interest expense for the twelve months ended March 31, 2018 was primarily impacted by changes in LIBOR.

Other, net

Other, net primarily represents income the Joint Venture receives from McKesson and eRx Network related to transitional and other services that it provides them following the closing of the Joint Venture Transactions in March 2017.

Loss on extinguishment of debt

The loss on extinguishment of debt resulted from the refinancing of prior debt in connection with the Joint Venture Transactions.

Income Tax Provision (Benefit)

The income tax benefit was $51.9 million and $41.0 million (which resulted in effective income tax rates of (36.9)% and 32.9% for the twelve months ended March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture’s income taxes and related effective tax rate are routinely affected by the Joint Venture’s and its subsidiaries’ legal organization. Certain of the Joint Venture’s subsidiaries are organized as limited liability corporations and report income that is allocated to the Members who are subject to income taxes in respect of such allocation. Other subsidiaries are organized as corporations and report losses for which the tax effects are directly reflected in the Joint Venture’s financial statements.

In addition to these routine factors, however, income taxes for the twelve months ended March 31, 2018 were affected by the Tax Legislation, which was primarily associated with the re-measurement of deferred tax balances using the recently enacted tax rates. Income taxes for the twelve months ended March 31, 2018 were further affected by the finalization of a valuation of the 2017 Tax Receivable Agreement, changes in state apportionment and the release of state valuation allowances following implementation of certain tax planning strategies.

Solutions Revenue and Adjusted EBITDA

(in millions)	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017	$ Change	% Change
Solutions revenue
Software and Analytics	$1,576.1	$151.2	$1,424.9	942.4%
Network Solutions	$520.9	$47.3	$473.6	1,001.3%
Technology-enabled Services	$1,028.0	$93.8	$934.2	995.9%
Adjusted EBITDA
Software and Analytics	$591.8	$49.2	$542.6	1,102.8%
Network Solutions	$309.0	$25.0	$284.0	1,136.0%
Technology-enabled Services	$200.5	$18.3	$182.2	995.6%

Software and Analytics

Software and Analytics revenue for the twelve months ended March 31, 2018 was driven by strong volumes among the network and financial management, chart retrieval and clinical review and member engagement solutions, partially offset by lengthened sales cycles in the imaging, workflow and care solutions business as customers awaited further clarity regarding reimbursement models under the Patient Protection and Affordable Care Act (“ACA”). Other solutions in this portfolio remained relatively stable.

Software and Analytics Adjusted EBITDA reflects a combination of the impact of financial management solutions and organic revenue growth across other solutions as well as the impact of cost reduction initiatives.

Network Solutions

Network Solutions revenue for the twelve months ended March 31, 2018 reflects a shift from one-time perpetual analytics software to SaaS-based solutions and the sunset of certain products. These revenue challenges were partially offset by new sales and implementations among the data solutions business which were facilitated by the expiration of the HLTH data sublicense agreement during the twelve months ended March 31, 2018. Following the termination of this HLTH data sublicense agreement, customers that previously received the Joint Venture’s services indirectly through HLTH, and for which the Joint Venture was only entitled to a royalty from HLTH, are being transitioned to direct customer relationships with the Joint Venture for which the Joint Venture is entitled to the full amount of revenue.

Network Solutions revenue was affected by a shift from on-premise analytics software to SaaS-based solutions as well as the sunset of certain products within its clinical network solutions. The related effects on adjusted EBITDA, however, were largely mitigated by new revenue in the data solutions business as well as cost reductions resulting from headcount rationalization, rebate savings and other operational efficiency initiatives.

Technology-enabled Services

Technology-enabled Services revenue reflects the one-time write-off of a contract asset of $5.2 million following a customer’s early termination of its contract. Apart from this one-time write-off, revenues reflect decreased volumes in the Joint Venture’s physician revenue cycle management and communication and payment services solutions which are each partially attributable to customer attrition resulting from industry consolidation.

Technology-enabled Services revenue was affected by decreased volumes in the physician revenue cycle management and communication and payment services solutions. Adjusted EBITDA was similarly affected by these factors and further impacted by costs incurred to modernize the Joint Venture’s technology, make processes more efficient, and improve the customer experience.

Significant Changes in Assets and Liabilities

In July 2017, the Joint Venture paid $126.0 million in settlement of its working capital and related obligations to McKesson in connection with the Joint Venture Transactions.

Selected Quarterly Segment Results

The following table sets forth selected unaudited quarterly segment statements of operations data of the Joint Venture for each of the ten quarters beginning with the three months ended June 30, 2017. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this document and in the opinion of management, reflects all normal recurring adjustments necessary for the fair statement of the segment results for these periods. This data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. These quarterly results of operations are not necessarily indicative of the Joint Venture’s results of operations to be expected for any future period.

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Segment revenue
Software and Analytics	$387.3	$373.0	$433.8	$419.2	$385.4	$380.7	$393.8	$411.9	$390.0	$380.0	$394.1
Network Solutions	150.7	144.3	141.6	140.1	143.5	136.3	136.6	135.0	129.9	127.1	128.9
Technology-enabled Services	241.5	247.3	247.5	244.0	256.6	246.2	252.6	248.8	253.8	256.5	269.0
Postage Revenue	55.7	57.1	58.5	57.9	58.8	62.4	65.6	69.0	65.7	67.9	71.8
Corporate Eliminations(1)	(26.9)	(25.9)	(25.8)	(24.7)	(22.4)	(25.5)	(25.4)	(23.6)	(26.2)	(25.3)	(25.4)

Net revenue(2)	$808.2	$795.8	$855.6	$836.5	$821.9	$800.1	$823.2	$841.1	$813.1	$806.2	$838.4

Segment Adjusted EBITDA(3)(4)
Software and Analytics	$149.2	$139.5	$201.6	$177.5	$150.5	$139.7	$142.7	$159.9	$151.6	$139.6	$140.7
Network Solutions	$92.7	$86.5	$85.0	$83.5	$88.0	$83.6	$82.2	$82.4	$76.7	$75.0	$74.9
Technology-enabled Services	$36.7	$45.4	$45.9	$42.2	$44.4	$38.9	$49.9	$44.0	$49.4	$50.3	$56.9

(1)	Corporate and eliminations includes consolidating adjustments and eliminations.
(2)

Total revenue in the periods presented include revenue associated with the Joint Venture’s extended care business which was divested in July 2018, the inclusion of which we believe is not reflective of the Joint Venture’s ongoing operations. Such amounts are summarized in the table below:

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Extended care business revenue	$—	$—	$—	$—	$—	$—	$(9.2)	$(11.1)	$(11.5)	$(11.6)	$(12.1)

Total revenue in the periods presented was also impacted in the periods presented by certain other items that we believe are not reflective of the Joint Venture’s ongoing operations. Examples of such items include the effect of acquisition method accounting adjustments and the impairment of contract acquisition costs following the early termination of a customer contract. The impact of these additional items was a net decrease (increase) to total revenue in each period as follows:

	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Other revenue adjustments	$0.4	$0.6	$0.4	$0.4	$0.8	$1.7	$2.0	$2.4	$—	$5.2	$—

(3)

Segment Adjusted EBITDA does not reflect $46.0 million, $53.7 million, $51.4 million, $46.4 million, $48.9 million, $46.3 million, $47.1 million, $36.5 million, $41.7 million, $45.1 million, and $34.2 million of corporate and eliminations for the fiscal quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively, which are not directly applicable to any segment.

(4)

Includes approximately $0.0 million, $0.0 million, $0.0 million, $0.0 million, $0.0 million, $(0.4) million, $1.5 million, $3.7 million, $3.8 million and $3.8 million and $4.4 million of Adjusted EBITDA for the extended care solutions business, which the Joint Venture divested in July 2018, for the fiscal quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

Liquidity and Capital Resources

Overview

The Joint Venture’s principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and potential funds available under its Revolving Credit Facility. The Joint Venture’s principal uses of liquidity are working capital, capital expenditures, debt service, business acquisitions and other general corporate purposes. The Joint Venture anticipates that its cash on hand, cash generated from operations and funds available under the Revolving Credit Facility will be sufficient to fund the Joint Venture’s planned capital expenditures, debt service obligations, business acquisitions and operating needs. The Joint Venture may, however, elect to raise funds through debt or equity financing in the future to fund significant investments or acquisitions that are consistent with its growth strategy.

Cash, cash equivalents and restricted cash totaled $74.5 million and $91.5 million at December 31, 2019 and 2018, respectively, of which $30.1 million and $20.5 million was held outside the United States. As of December 31, 2019, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $779.9 million. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

Cash, cash equivalents and restricted cash totaled $48.9 million and $50.0 million at March 31, 2019 and 2018, respectively, of which $28.1 million and $23.7 million was held outside the United States. As of March 31, 2019, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $495.1 million available. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

Cash, cash equivalents and restricted cash totaled $50.0 million and $188.1 million at March 31, 2018 and 2017, respectively, of which $23.7 million and $28.9 million was held outside the United States. As of March 31,

2018, no amounts had been drawn under the Revolving Credit Facility and the Joint Venture could have borrowed up to the additional $494.8 million available. The Joint Venture also has the ability to borrow up to an additional $1,214.0 million, or such amount that the senior secured net leverage ratio does not exceed 4.9 to 1.0, whichever is greater, under the Senior Secured Credit Facilities, subject to certain additional conditions and commitments by existing or new lenders to fund any additional borrowings.

The balance retained in cash and cash equivalents is consistent with the Joint Venture’s short-term cash needs and investment objectives. The Joint Venture may be required to make additional principal payments on the Term Loan Facility based on excess cash flows of the prior year, as defined in the credit agreement governing the Term Loan Facility.

(in millions)	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 to March 31, 2017
Cash provided by (used in) operating activities	$400.9	$248.8	$287.7	$324.8	$(40.7)
Cash provided by (used in) investing activities	(176.3)	(33.4)	(105.7)	(260.7)	(11.2)
Cash provided by (used in) financing activities	(199.5)	(172.6)	(182.1)	(197.5)	240.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	0.5	(1.4)	(1.0)	(4.7)	(0.2)

Net change in cash, cash equivalents and restricted cash	$25.6	$41.4	$(1.1)	$(138.1)	$188.0

Operating Activities

Cash provided by operating activities is primarily affected by operating income, including the impact of debt service payments, integration related costs and the timing of collections and related disbursements.

Cash provided by operating activities includes $1.8 million and $37.1 million as a source of cash related to pass-through funds for the nine months ended December 31, 2019 and 2018, respectively. Cash provided by operating activities includes $3.0 million as a source of cash and $1.1 million as a use of cash for the years ended March 31, 2019 and 2018, respectively, related to pass-through funds.

Investing Activities

Cash used in investing activities primarily reflects routine capital expenditures related to purchase of property and equipment and the development of software as well as expenditures related to significant software development efforts necessary to integrate the contributed businesses. Cash provided by investing activities in the nine months ended December 31, 2018 was primarily impacted by the proceeds from the sale of the extended care business. Cash used in investing activities also reflects the acquisition of NDSC in January 2018.

For the year ended March 31, 2019, cash used in investing activities also reflects proceeds from the sale of the Joint Venture’s extended care business, cash used to purchase an investment in preferred stock, and expenditures related to significant software development efforts necessary to integrate the contributed businesses.

Financing Activities

Cash used in financing activities reflects cash payments under the Term Loan Facility, receipts under the Joint Venture’s interest rate cap agreements, advances to the Joint Venture’s members to fund their respective income tax obligations, payment of a working capital settlement to McKesson, payments under the Joint Venture’s interest rate cap agreements, and payments for deferred financing obligations. Cash used in financing activities was primarily impacted by the proceeds from the initial public offering and resulting increased payments under the Term Loan Facility in the nine months ended December 31, 2019.

Capital Expenditures

The Joint Venture incurs capital expenditures to grow its business by developing new and enhanced capabilities, to increase the effectiveness and efficiency of the organization and to reduce risks. The Joint Venture incurs capital expenditures for product development, disaster recovery, security enhancements, regulatory compliance and the replacement and upgrade of existing equipment at the end of its useful life.

Debt

Senior Secured Credit Facilities and Senior Notes

In March 2017, the Joint Venture entered into the $5,100.0 million Term Loan Facility, and the $500.0 million Revolving Credit Facility. Additionally, the Joint Venture issued $1,000.0 million of 5.75% Senior Notes due 2025. No amounts were drawn against the Revolving Credit Facility as of December 31, 2019 and March 31, 2019.

The Joint Venture used the initial public offering proceeds received from Change to repay $805.0 million of its indebtedness under the Term Loan Facility without penalty in July 2019. The Joint Venture repaid an additional $235.0 million of its indebtedness under the Term Loan Facility without penalty for a total paydown of $1,040.0 million subsequent to the initial public offering.

In July 2019, the Joint Venture amended the Revolving Credit Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500 million to $785 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1,100 million on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

Tangible Equity Units

In July 2019, the Joint Venture issued a debt arrangement to Change on terms that substantially mirror the economics of the amortizing note component of the Change Healthcare Inc. TEUs. The Joint Venture agreed to pay Change an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022.

Hedges

From time to time, the Joint Venture executes interest rate cap agreements with various counterparties that effectively cap its LIBOR exposure on a portion of its existing Term Loan Facility or similar replacement debt. The following table summarizes the terms of the Joint Venture’s interest rate cap agreements at December 31, 2019 and March 31, 2019 (in millions).

Effective Date	Expiration Date	Notional Amount	Receive LIBOR Exceeding(1)	Pay Fixed Rate
March 31, 2017	March 31, 2020	$650.0	1.25%	0.56%
March 31, 2017	March 31, 2020	$750.0	1.00%	0.82%
August 31, 2018	March 31, 2020	$500.0	1.00%	1.82%
March 31, 2020	December 31, 2021	$1,500.0	1.00%	1.82%

(1)	All based on 1-month LIBOR, except the $650.0 million tranche which receives based on 3-month LIBOR.

In each case, the Joint Venture has designated these cap agreements as cash flow hedges.

The interest rate caps are recorded on the balance sheet at fair value. Changes in the fair value of the interest rate cap agreements are recorded in other comprehensive income.

In accordance with ASC 815, the fair value of the interest rate caps at inception is reclassified from other comprehensive income to interest expense in the same period the interest expense on the underlying hedged debt impacts earnings. Any payments the Joint Venture receives to the extent LIBOR exceeds the specified cap rate is also reclassified from other comprehensive income to interest expense in the period received.

In July 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to USD-LIBOR for use in derivatives and other financial contracts that are currently indexed to USD-LIBOR. ARRC has proposed a paced market transition plan to SOFR from USD-LIBOR and organizations are currently working on industry wide and company specific transition plans as it relates to derivatives and cash markets exposed to USD-LIBOR. The Joint Venture has material contracts that are indexed to USD-LIBOR and is monitoring this activity and evaluating the related risks.

Effect of Certain Debt Covenants

A breach of any of the covenants under the agreements governing the Joint Venture’s debt could limit its ability to borrow funds under the Term Loan Facility and could result in a default under the Term Loan Facility. Upon the occurrence of an event of default under the Term Loan Facility, the lenders could elect to declare all amounts then outstanding to be immediately due and payable, and the lenders could terminate all commitments to extend further credit. If the Joint Venture were unable to repay the amounts declared due, the lenders could proceed against any collateral granted to them to secure that indebtedness.

With certain exceptions, the Term Loan Facility obligations are secured by a first-priority security interest in substantially all of the assets of the Joint Venture, including its investment in subsidiaries. The Term Loan Facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The senior secured net leverage ratio test must be met as a condition to incur additional indebtedness, but otherwise is applicable only to the extent that amounts drawn exceed 35% of the Revolving Credit Facility at the end of any fiscal quarter. As of December 31, 2019 and March 31, 2019, the Joint Venture was in compliance with all debt covenants.

The Joint Venture’s ability to meet its liquidity needs depends on its subsidiaries’ earnings and cash flows, the terms of the Joint Venture’s and its subsidiaries’ indebtedness, and other contractual restrictions. Except for certain permitted distributions, the Joint Venture is generally not permitted to make any distribution to its members.

See Note 10, Long-term Debt, and Note 11, Interest Rate Cap Agreements, within the Joint Venture’s consolidated financial statements appearing elsewhere in this document for additional information about the Joint Venture’s debt and interest rate cap agreements.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, within the Joint Venture’s consolidated financial statements appearing elsewhere in this document for information about recent accounting pronouncements and the potential impact on the Joint Venture’s consolidated financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires the Joint Venture to make estimates and assumptions that affect reported amounts and related disclosures. The Joint Venture considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on the Joint Venture’s consolidated results of operations and financial condition.

The following discussion of critical accounting estimates is not intended to be a comprehensive list of all of the Joint Venture’s accounting policies that require estimates and highlights only those policies that involve estimates that it believes entail a higher degree of judgment and complexity. The Joint Venture believes the current assumptions and other considerations used to estimate amounts reflected in the Joint Venture’s consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the Joint Venture’s consolidated financial statements, the resulting changes could have a material adverse effect on the Joint Venture’s consolidated results of operations and financial condition.

The discussion that follows presents information about the Joint Venture’s critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

Revenue Recognition

In April 2019, the Joint Venture adopted Accounting Standards Codification ASC 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services.

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software—The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period. Revenue for content license subscriptions and time-based software, which is included in solutions revenue, is generated by the Software and Analytics segment.

Contingent fee services—The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable that a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee. The Joint Venture uses the expected value method when estimating variable consideration, as the Joint Venture has a large number of contracts with similar characteristics and considers a portfolio of data from other similar contracts to form its estimate of expected value. Revenue for contingent fee services, which is included in solutions revenue, is generated by the Software and Analytics and Technology-Enabled Services segments.

Perpetual software licenses—The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services. License, implementation, hardware and maintenance revenue for these arrangements, which is included in solutions revenue, is generated by the Software and Analytics segment.

Professional services—The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery and are recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time and recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments.

Transaction processing services—The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Revenue for these services is recognized as solutions revenue in the Software and Analytics, Network Solutions, and Technology-Enabled Services segments, with the exception of revenue related to postage that is generated through the delivery of certain of these services. Postage revenue is further discussed below and is separately presented on the statement of operations. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”)—The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date. Revenue for hosted solutions and SaaS, which is included in solutions revenue, is generated by the Software and Analytics, Network Solutions, and Technology-Enabled Services segments.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets in the quarter ended December 31, 2019.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of December 31, the Joint Venture expects 93% of the deferred revenue balance to be recognized in one year or less, and approximately $377 million of the beginning period balance was recognized during the nine months ended December 31, 2019.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At December 31, 2019, the Joint Venture had capitalized costs to obtain a contract of $11.4 million in prepaid and other current assets and $72.4 million in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $13.9 million of amortization expense related to such capitalized costs, which is included in the total operating expenses. At December 31, the Joint Venture had capitalized costs to fulfill a contract of $1.4 million in prepaid and other current assets and $8.7 million in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $0.9 million of amortization expense related to such capitalized costs, which is included in cost of operations.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage Revenue separately from Solutions Revenue on the consolidated statements of operation as doing so makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. For substantially all such arrangements, a performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers. When directly observable prices charged to customers are not available, other methods are used such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of December 31, 2019, the Joint Venture’s total remaining performance obligations approximated $1.3 billion, of which approximately 55% is expected to be recognized over the next twelve months, and the remaining 45% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See Note 9 in the Joint Venture’s unaudited financial statements included in Exhibit 99.1, “Segment Reporting” for the total revenue disaggregated by operating segment for the nine months ended December 31, 2019.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the nine months ended December 31, 2019 and 2018.

In addition to disaggregating revenue by operating segment, the Joint Venture disaggregates revenue between revenue that is recognized over time and revenue that is recognized at a point in time. For the nine months ended December 31, 2019, 95% of revenue was recognized over time and 5% was recognized at a point in time.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

Apart from the adoption of ASC 606, the Joint Venture believes there have been no other significant changes during the nine months ended December 31, 2019 to the items it previously disclosed as its critical accounting estimates in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

See disclosures within Note 2, Summary of Significant Accounting Policies, in Change’s financial statements, for description of accounting for revenue recognition prior to the adoption of ASC 606.

Business Combinations

The Joint Venture recognizes the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date. To the extent that the Joint Venture’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. The Joint Venture adjusts such provisional amounts in the reporting period in which the adjustment amounts are determined.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, cost or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Joint Venture (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). With respect to assets, liabilities and noncontrolling interest, the determination of fair value requires management to make subjective judgments as to projections of future operating performance, the appropriate discount rate to apply, long-term growth rates, etc. The effect of these judgments then impacts the amount of the goodwill that is recorded and the amount of depreciation and amortization expense to be recognized in future periods related to tangible and intangible assets acquired.

With respect to the consideration transferred, certain of the Joint Venture’s acquisitions may include contingent consideration, the fair value of which is generally required to be measured each quarter until resolution of the contingency. In addition to the judgments applicable to valuing tangible and intangible assets, the determination of the fair value of the attainment of certain specified financial performance measures requires management to make subjective judgments as to the probability and timing of the attainment of certain specified financial performance measures. The determination of the fair value of the contingent consideration is particularly sensitive to judgments relative to the probability of achieving the specified financial performance measures.

Goodwill and Intangible Assets

Goodwill and intangible assets from the Joint Venture’s acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	3-20 years
Tradenames	5-20 years
Non-compete agreements	3-5 years
Technology-based intangible assets	5-10 years

With respect to intangible assets (excluding goodwill), the Joint Venture reviews for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For those assets that are held and used, the Joint Venture recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and fair value. Assets held for sale are reported at the lower of cost or fair value less costs to sell.

The Joint Venture assesses its goodwill for impairment annually (as of January 1 of each year) or whenever significant indicators of impairment are present. The Joint Venture first assesses whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based solely on a qualitative assessment, the Joint Venture (using the assistance of a valuation specialist as appropriate) compares the fair value of each reporting unit to its associated carrying value. The Joint Venture will generally recognize an impairment charge for the amount, if any, by which the carrying amount of the reporting unit exceeds its fair value.

The Joint Venture has identified software and analytics, , network solutions and technology-enabled services as its reporting units.

When necessary, the Joint Venture estimates the fair value of its reporting units using a methodology that considers both income and market approaches. Each approach requires the use of certain assumptions. The income approach requires management to exercise judgment in making assumptions regarding the reporting unit’s future income stream, a discount rate and a constant rate of growth after the initial forecast period utilized. These assumptions are subject to change based on business and economic conditions and could materially affect the indicated values of the Joint Venture’s reporting units.

The market approach requires management to exercise judgment in its selection of guideline companies, as well in its selection of the most relevant transaction multiple. Guideline companies selected are comparable to the Joint Venture in terms of product or service offerings, markets and/or customers, among other characteristics.

For fiscal 2019, the Joint Venture used a qualitative approach to conclude that there was no impairment of the goodwill of any of the Joint Venture’s reporting units.

Income Taxes

The Joint Venture records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences related to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Joint Venture’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved would adversely affect utilization of the Joint Venture’s deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Joint Venture recognizes tax benefits for uncertain tax positions at the time that it concludes the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, are resolved through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

The Joint Venture is a party to certain tax receivable agreements that generally obligate it to make payments to one or a combination of Blackstone, Hellman & Friedman, McKesson, and current or former members of management, equal to 85% of the applicable cash savings that the Joint Venture realizes as a result of tax attributes arising, in certain cases, from the Joint Venture Transactions, and in other cases, from prior transactions.

For the tax receivable agreements originally executed at or immediately prior to the Joint Venture Transactions, the Joint Venture’s balance sheet reflects these obligations at the amount that is both probable and reasonably estimable without discount for the time value of money. Such amounts are subject to change upon future changes in tax rates.

For the 2009-2011 Tax Receivable Agreements, Legacy CHC’s balance sheet historically reflected these obligations at the amount that was both probable and reasonably estimable. In connection with a prior business combination, these prior tax receivable agreement obligations were adjusted to their fair value at that time. In March 2017, the Joint Venture assumed these obligations and initially recognized them at their historical carrying values, which the Joint Venture is accreting to the total value of expected payments over the terms of these agreements. As a result of the change in control that resulted from the Joint Venture Transactions, payments under these agreements are now required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases, from the date of certain previous transactions) through the expiration of the applicable tax attribute. The effect of this change in control is that future changes in estimate related to these obligations are expected to result only from changes in the underlying tax rates.

Accretion and changes in estimates with related parties related to these obligations are classified as a separate caption on the Joint Venture’s consolidated statement of operations.

Summary Disclosure about Contractual Obligations and Commercial Commitments

Contractual Obligations

The following table presents certain minimum payments due under contractual obligations with minimum firm commitments as of March 31, 2019:

		Payments by Period
		Total	Less than 1 year	1-3 years	3-5 years	After 5 years
		(in millions)
Senior Secured Credit Facilities and other long-term
obligations	(1)	$4,901.1	$2.8	$53.3	$4,845.0	$—
Senior Notes	(2)	1,000.0	—	—	—	1,000.0
Expected interest	(3)	1,596.0	313.0	618.0	607.0	58.0
2009-2011 Tax Receivable Agreements	(4)	223.0	26.1	38.5	38.9	119.5
2017 Tax Receivable Agreement	(5)	116.8	1.0	2.4	61.0	52.4
Operating lease obligations	(6)	141.0	39.1	57.7	28.4	15.8
Contingent consideration obligation	(7)	3.1	0.2	2.9	—	—
Purchase obligations and other	(8)	1,282.0	251.0	365.0	236.0	430.0

Total contractual obligations	(9)	$9,263.0	$633.2	$1,137.8	$5,816.3	$1,675.7

(1)	Represents the principal amount of indebtedness under the Senior Secured Credit Facilities and the Joint Venture’s deferred financing obligations.
(2)	Represents the principal amount of indebtedness under the Senior Notes without reduction for any original issue discount.
(3)

Consists of interest payable under the Senior Secured Credit Facilities and Senior Notes. Interest related to the Senior Secured Credit Facilities is based on the Joint Venture’s interest rates in effect as of March 31, 2019 and assumes that the Joint Venture makes payments of quarterly installments of 1% of the original principal amount until their maturity. Because the interest rates under the Senior Secured Credit Facilities are variable, actual payments may differ.

(4)	Represents expected amounts due without reduction for any fair value adjustments recognized in prior acquisition method accounting.
(5)

Represents expected amounts due. The timing and/or amount of the aggregate payments due, however, may vary based on a number of factors, including differences in the expected and actual utilization of prior net operating losses and changes in the tax rate then applicable, whether due to statutory changes or changes in apportionment.

(6)	Represents amounts due under existing operating leases related to the Joint Venture’s offices and other facilities.
(7)

Contingent consideration transferred in connection with acquisitions includes a contingent obligation to make additional payments based on the achievement of certain future performance objectives. Because the ultimate timing and amount of payments are dependent on the outcome of future events, the timing and/or amount of these additional payments may vary from this estimate.

(8)

Represents contractual commitments under the Wipro Agreement, the management services agreement the Joint Venture entered into with affiliates of McKesson and the Sponsors in connection with the Joint Venture Transactions, certain telecommunication and other supply contracts and certain other obligations. Where the Joint Venture’s purchase commitments are cumulative over a period of time (i.e., no specified annual commitment), the table above assumes such commitments will be fulfilled on a ratable basis over the commitment period. If the Joint Venture terminates the Wipro Agreement, it will be responsible for the greater of (i) a termination fee equal to 25% of the remaining unspent $1 billion minimum commitment and (ii) the remaining unrecovered costs incurred by Wipro in connection with its performance under the agreement. As of March 31, 2019, the Joint Venture estimates that the termination fee would have been approximately $244.8 million.

(9)

Total contractual obligations exclude liabilities for the McKesson Tax Receivable Agreement due to the high degree of uncertainty regarding the ultimate amount, if any, and timing of future cash payments. Payments under this agreement will not begin unless or until McKesson ceases to own at least 20% of the Joint Venture.

During the nine months ended December 31, 2019, there have been no material changes to our contractual obligations from those disclosed above.

See the notes to the Joint Venture consolidated financial statements included elsewhere in this document for additional information related to the Joint Venture’s operating leases and other commitments and contingencies.

Off-Balance Sheet Arrangements

As of December 31, 2019 and March 31, 2019, the Joint Venture had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

The Joint Venture has interest rate risk primarily related to borrowings under the Senior Secured Credit Facilities. Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to, at the Company’s option, either (i) LIBOR for the relevant interest period, adjusted for statutory reserve requirements (which is subject, solely in the case of the Term Loan Facility, to a floor of 1.00% per annum and, solely in the case of the Revolving Credit Facility, to a floor of 0.00% per annum), plus an applicable margin or (ii) a base rate equal to the highest of (a) the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (b) the federal funds effective rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00% (which may be subject, solely in the case of the Term Loan Facility, to a floor of 2.00% per annum), in each case, plus an applicable margin. The applicable margin for loans under the Revolving Credit Facility is subject to reduction after the completion of the Company’s first full fiscal quarter after the closing of its Senior Secured Credit Facilities based upon its consolidated first lien net leverage ratio as well as following a Qualified IPO.

As of December 31, 2019, the Joint Venture had outstanding borrowings of $3,843.3 million (before unamortized debt discount) under the Senior Secured Credit Facilities. As of December 31, 2019, the LIBOR-based interest rate on the Term Loan Facility and the Revolving Credit Facility were each LIBOR plus 2.5%. The Term Loan Facility is subject to a LIBOR floor of 1.0% and there is no LIBOR floor on the Revolving Credit Facility.

As of March 31, 2019, the Joint Venture had outstanding borrowings of $4,896.0 million (before unamortized debt discount) under the Senior Secured Credit Facilities. The LIBOR-based interest rate on the Term Loan Facility and the Revolving Credit Facility were each LIBOR plus 2.75%. The Term Loan Facility is subject to a LIBOR floor of 1.0% and there is no LIBOR floor on the Revolving Credit Facility.

Effective June 26, 2019, Change’s Registration Statement on Form S-1 for the initial public offering of 49.3 million shares of common stock and the concurrent offering of 5.75 million tangible equity units (“TEUs”) was declared effective by the Securities & Exchange Commission and Change subsequently amended its charter to authorize 9 billion shares of common stock and effected a 126.4-for-1 split of its common stock. Change Healthcare Inc.’s common stock and TEUs began trading the next day on Nasdaq under the CHNG and CHNGU ticker symbols, respectively.

Change’s offerings of common stock and TEUs were consummated on July 1, 2019 and resulted in Change receiving net proceeds of $608.7 million and $278.9 million respectively, before consideration of offering costs paid subsequent to the offering from available cash. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49.3 million additional units of the Joint Venture. The proceeds of the offering of TEUs were subsequently contributed to the Joint Venture and the Joint Venture, in turn, entered into arrangements with Change on economic terms designed to materially mirror those of the TEUs. The Joint Venture, in turn, used the proceeds received from Change to repay $805 million of its indebtedness under the Term Loan Facility without penalty and expects to use the remaining proceeds to repay additional amounts outstanding under the Term Loan Facility.

In July 2019, the Joint Venture amended its Revolving Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500.0 million to $785.0 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1.1 billion on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into interest rate cap agreements to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Joint Venture’s interest rate cap agreements are used to manage differences in the amount, timing and duration of its known or expected cash receipts and its known or expected cash payments principally related to its borrowings. As of December 31, 2019 and March 31, 2019, the Joint Venture’s outstanding interest rate cap agreements were designated as cash flow hedges of interest rate risk and were determined to be highly effective.

A change in interest rates on variable rate debt may impact its pretax earnings and cash flows. Based on the Joint Venture’s outstanding debt as December 31, 2019 and March 31, 2019, and assuming that its mix of debt instruments, derivative financial instruments and other variables remain the same, the annualized pretax impact of a one percentage point change in variable interest rates on the Joint Venture’s earnings and cash flows would be an approximately $19.4 million and $30.0 million, respectively, impact on pretax net earnings. This variability is expected to decrease in future periods following the repayment of approximately $805 million of variable rate indebtedness in July 2019.

In the future, in order to manage the Joint Venture’s interest rate risk, it may refinance its existing debt, enter into additional interest rate cap agreements, modify its existing interest rate cap agreements or make changes that may impact its ability to treat its interest rate cap agreements as a cash flow hedge. However, the Joint Venture does not intend or expect to enter into derivative or interest rate cap agreement transactions for speculative purposes.

Legacy CHC

References in this discussion and analysis to Legacy CHC refer to Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) and its consolidated subsidiaries.

Overview

Legacy CHC delivered its solutions and operated its business in three reportable segments: (i) software and analytics, which provided payment and reimbursement optimization and decision support solution for Legacy CHC’s customers; (ii) network solutions, which leveraged Legacy CHC’s healthcare information network to optimize information exchange and workflows among healthcare system participants; and (iii) technology-enabled services, which provided payment and communication, workflow, advisory and other administrative solutions to optimize payment and reimbursement efficiencies. Through Legacy CHC’s software and analytics segment, it provided revenue cycle technology, revenue optimization, payment integrity, electronic payment, risk adjustment, quality reporting, data and analytics and engagement solutions. Through Legacy CHC’s network solutions segment, it provided financial and administrative information exchange solutions for medical, pharmacy and dental claims management and other standardized healthcare transactions, including clinical information exchange capabilities. Through Legacy CHC’s technology-enabled services segment, it provided payment and communication, eligibility and enrollment, healthcare consulting, payment automation and pharmacy benefits administration solutions. Legacy CHC generally provided its solutions to payer, provider and pharmacy customers, including commercial insurance companies, third party administrators, governmental payers, self-insured employers, hospitals, physician practices, dentists, laboratories, pharmacies, pharmacy benefit management companies and government agencies.

Legacy CHC’s Revenue and Expenses

Legacy CHC generated virtually all of its revenue by using technology solutions to provide its customers services that automate and simplify business and administrative functions for payers, providers and pharmacies, generally on either a per transaction, per document, per communication, per member per month, per provider per month, monthly flat-fee, contingent fee or hourly basis.

Cost of operations consists primarily of costs related to services Legacy CHC provided to customers and costs associated with the operation and maintenance of Legacy CHC’s networks. These costs primarily include materials costs related to Legacy CHC’s payment and communication solutions, rebates paid to Legacy CHC’s channel partners (net of rebates to certain customers that offset revenue) and data communications costs, all of which generally varied with Legacy CHC’s revenue and/or volumes. Cost of operations also includes personnel costs associated with production, network operations, customer support and other personnel, facilities expenses and equipment maintenance, all of which varied less directly with Legacy CHC’s revenue and/or volumes due to the fixed or semi-fixed nature of these expenses.

Rebates were paid to channel partners for electronic and other volumes delivered through Legacy CHC’s network to certain payers and can be impacted by the number of comprehensive management services agreements Legacy CHC executed with payers, the associated rate structure with Legacy CHC’s payer customers, the success of Legacy CHC’s direct sales efforts to providers and the extent to which direct connections to payers are developed by Legacy CHC’s channel partners. While these rebates are generally a component of Legacy CHC’s cost of operations, in cases where the channel partners are also Legacy CHC’s customers, these rebates were generally recognized as an offset to revenue.

Legacy CHC’s data communication expense consisted of telecommunication and transaction processing charges.

Legacy CHC’s material costs related primarily to its payment and communication solutions volumes, and consist primarily of paper and printing costs.

Development and engineering expense consisted primarily of personnel costs related to the development, management and maintenance of Legacy CHC’s current and future solutions.

Sales, marketing, general and administrative expense consisted primarily of personnel costs associated with Legacy CHC’s sales, account management and marketing functions, as well as management, administrative and other shared corporate services related to the operations of Legacy CHC’s operating segments and overall business operations.

Legacy CHC’s development and engineering expense, sales, marketing, general and administrative expense and corporate expense, while related to Legacy CHC’s operations, also were affected and influenced by Legacy CHC’s future plans, including the development of new solutions, business strategies and enhancement and maintenance of its infrastructure.

Postage, which was generally billed as a pass-through cost to Legacy CHC’s customers, was the most significant cost incurred in the delivery of Legacy CHC’s payment and communication solutions. Legacy CHC’s postage costs and related revenue increased as Legacy CHC’s payment and communication solutions volumes increased and also when the USPS increases postage rates. The USPS historically has increased postage rates annually, including in January 2014 and May 2015.

Legacy CHC’s depreciation and amortization expense was related to depreciation of Legacy CHC’s property and equipment, including technology assets, and amortization of intangible assets. The amount of depreciation and amortization expense was affected by the level of Legacy CHC’s recent investment in property and equipment, acquisition activity and asset impairments or certain changes in estimates.

Legacy CHC’s interest expense consisted principally of cash interest associated with its long-term debt obligations and non-cash interest associated with the amortization of borrowing costs and discounts related to debt issuance.

Legacy CHC’s income taxes consisted of federal and state income taxes. These amounts included current income taxes payable, as well as income taxes for which the payment is deferred to future periods and dependent on the occurrence of future events. Legacy CHC’s income taxes were affected by the recognition of valuation allowances, its tax status and other items. For additional information, see the discussion of income taxes in the section “Significant Items Affecting Comparability—Income Taxes”.

Significant Items Affecting Comparability

Certain significant items or events should be considered to better understand differences in Legacy CHC’s results of operations from period to period. Legacy CHC believed that the following items or events have had a significant impact on Legacy CHC’s results of operations for the periods discussed below.

Legacy CHC incurred significant costs in relation to the Joint Venture Transactions. Such costs generally have consisted primarily of legal, tax and consulting related fees and have generally been reflected within sales, general, and administrative expense in the accompanying consolidated statements of operations.

Altegra Health Acquisition

In August 2015, Legacy CHC acquired all of the equity interests of Altegra Health, Inc. (“Altegra Health”), a technology-enabled provider that assists payers and risk bearing providers with analytics and reporting capabilities for risk adjustment, member engagement and quality analysis to achieve actionable insights and improved management for value-based healthcare.

Efficiency Measures

Legacy CHC evaluated and implemented efficiency measures and other cost savings initiatives on an ongoing basis to improve its financial and operating performance through reorganization, cost savings, productivity improvements, product development and other process improvements. For instance, Legacy CHC evaluated measures to consolidate its data centers, operations and networks, to outsource certain information technology and operations functions and to streamline product development. The implementation of these measures often involved upfront cash costs related to severance, professional fees, contractor costs and/or capital expenditures, with the cost savings or other improvements not realized until the measures are successfully completed.

Income Taxes

Legacy CHC’s blended statutory federal and state income tax rate generally ranges from 37% to 40%. Legacy CHC’s effective income tax rate, however, was affected by several factors. The following table and subsequent commentary reconcile Legacy CHC’s federal statutory rate to its effective income tax rate and the subsequent commentary describes the more significant of the reconciling factors:

	January 1 Through February 28, 2017	Year Ended December 31,
		2016	2015
Statutory U.S. federal tax rate	35.00%	35.00%	35.00%
State income taxes (net of federal benefit)	3.56	(9.40)	13.11
Other	(0.56)	0.50	0.96
Transaction costs	(7.55)	(5.60)	—
Stock Based Compensation	10.54	—	(0.20)
Tax Receivable Agreements	—	—	(0.41)

Effective income tax rate	40.99%	20.50%	48.46%

State Income Taxes—Legacy CHC’s effective tax rate for state income taxes is generally impacted by changes in Legacy CHC’s apportionment. In addition, Legacy CHC’s effective rate for state income taxes was affected by the following discrete matters:

In May 2015, the state of Tennessee enacted the Tennessee Revenue Modernization Act, which changed the manner in which Legacy CHC’s Tennessee apportionment is determined. This change in Legacy CHC’s Tennessee apportionment, along with routine changes in apportionment that arose following the filing of Legacy CHC’s annual tax returns during 2015, resulted in an increase in Legacy CHC’s effective state income tax rate.

In December 2015, Legacy CHC simplified its legal organizational structure for which the primary economic effect was to enable Legacy CHC to realize deferred tax assets for state income tax purposes that Legacy CHC previously had concluded were not likely to be realized. In July 2016, Legacy CHC further simplified its legal organizational structure, which affected apportionment of state income taxes.

Transaction costs—During the year ended December 31, 2016, Legacy CHC incurred transaction costs in connection with the Joint Venture Transactions for which no income tax deduction was available.

Amendments of the Senior Credit Agreement and New Senior Notes

Legacy CHC’s interest expense primarily was affected by the amount of debt funding and the applicable variable interest rates, including a fixed spread, under Legacy CHC’s senior credit agreement. In August 2015, Legacy CHC borrowed an additional $395.0 million under incremental term loan facilities through amendments to Legacy CHC’s senior credit agreement and issued $250.0 million of senior notes.

Impairment of Long-lived Assets

During the year ended December 31, 2015, Legacy CHC determined, as a result of technology challenges, slower than expected customer adoption, and management attrition, that one of Legacy CHC’s recently developed products in the network solutions segment was impaired. Legacy CHC recognized a $5.0 million impairment charge to adjust the carrying value of the asset group to its fair value. In addition, throughout 2015, Legacy CHC abandoned certain hardware and software in connection with the continued migration of software development to a cloud-based environment. Among this abandoned hardware and software was a complete redevelopment of an existing software and analytics’ solution in this cloud-based environment. Legacy CHC recognized impairment charges of $3.6 million related to this migration.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP required Legacy CHC to make estimates and assumptions that affect reported amounts and related disclosures. Legacy CHC considered an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been made could have a material impact on Legacy CHC’s consolidated results of operations and financial condition.

The following discussion of critical accounting estimates is not intended to be a comprehensive list of all of Legacy CHC’s accounting policies that required estimates and highlights only those policies that involve estimates that Legacy CHC believed entail a higher degree of judgment and complexity. Legacy CHC believes the current assumptions and other considerations used to estimate amounts reflected in Legacy CHC’s consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in Legacy CHC’s consolidated financial statements, the resulting changes could have a material adverse effect on Legacy CHC’s consolidated results of operations and financial condition.

The discussion that follows presents information about Legacy CHC’s critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate:

Revenue Recognition

Legacy CHC generated most of its revenue by using technology solutions to provide services to its customers that automate and simplify business and administrative functions for payers, providers and pharmacies, generally on either a per transaction, per document, per communication, per member per month, per provider per month, monthly flat-fee, contingent fee or hourly basis.

Revenue for financial and administrative information exchange, payment and communication, risk adjustment, quality reporting and healthcare consulting solutions was recognized as the services are provided. Postage fees related to Legacy CHC’s payment and communication solutions volumes were recorded on a gross basis. Revenue for Legacy CHC’s eligibility and enrollment and revenue optimization solutions was generally recognized at the time that Legacy CHC’s provider customer receives notice from the payer of a pending payment. Revenue for payment integrity solutions was recognized at the time that notice of customer acceptance was received.

Cash receipts or billings in advance of revenue recognition were recorded as deferred revenue in Legacy CHC’s consolidated balance sheets.

Legacy CHC excluded sales and use tax from revenue in its consolidated statements of operations.

Business Combinations

Legacy CHC recognized the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date. To the extent that Legacy CHC’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. Following the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2015-16, Legacy CHC adjusted such provisional amounts in the reporting period in which the adjustment amounts are determined.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, cost or market approaches as determined based on the nature of the asset or liability and the level of inputs available to Legacy CHC (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). With respect to assets, liabilities and noncontrolling interest, the determination of fair value requires management to make subjective judgments as to projections of future operating performance, the appropriate discount rate to apply, long-term growth rates, etc. The effect of these judgments then impacted the amount of the goodwill that was recorded and the amount of depreciation and amortization expense to be recognized in future periods related to tangible and intangible assets acquired.

With respect to the consideration transferred, certain of Legacy CHC’s acquisitions included contingent consideration, the fair value of which is generally required to be measured each quarter until resolution of the contingency. In addition to the judgments applicable to valuing tangible and intangible assets, the determination of the fair value of the attainment of certain specified financial performance measures requires management to make subjective judgments as to the probability and timing of the attainment of certain specified financial performance measures. The determination of the fair value of the contingent consideration is particularly sensitive to judgments relative to the probability of achieving the specified financial performance measures.

Goodwill and Intangible Assets

Goodwill and intangible assets from Legacy CHC’s acquisitions were accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	5-20 years
Tradenames	3-20 years
Data sublicense agreement	6 years
Non-compete agreements	2-5 years
Premise-based software	1-3 years

With respect to intangible assets (excluding goodwill), Legacy CHC reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For those assets that were held and used, Legacy CHC recognized an impairment loss only if its carrying amount was not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and fair value. Assets held for sale are reported at the lower of cost or fair value less costs to sell.

Legacy CHC assessed its goodwill for impairment annually (as of October 1 of each year) or whenever significant indicators of impairment are present. Legacy CHC first assessed whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based solely on a qualitative assessment, Legacy CHC (using the assistance of a valuation specialist as appropriate) compared the fair value of each reporting unit to its associated carrying value. If the fair value of the reporting unit was less than the carrying value, then a hypothetical acquisition method allocation was performed to determine the amount of the goodwill impairment to recognize.

Legacy CHC identified software and analytics, network solutions and technology-enabled services as its operating segments (and reporting units).

Legacy CHC estimated the fair value of its reporting units using a methodology that considered both income and market approaches. Specifically, Legacy CHC estimated the fair value of its reporting units based on the weighted average of fair value measures estimated under the income and market approaches.

Each approach requires the use of certain assumptions. The income approach requires management to exercise judgment in making assumptions regarding the reporting unit’s future income stream, a discount rate and a constant rate of growth after the initial forecast period utilized. These assumptions are subject to change based on business and economic conditions and could materially affect the indicated values of Legacy CHC’s reporting units.

The market approach requires management to exercise judgment in its selection of guideline companies, as well in its selection of the most relevant transaction multiple. Guideline companies selected are comparable to Legacy CHC in terms of product or service offerings, markets and/or customers, among other characteristics.

Income Taxes

Legacy CHC recorded deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences related to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including Legacy CHC’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved would adversely affect utilization of Legacy CHC’s deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

Legacy CHC recognized tax benefits for uncertain tax positions at the time that it concluded the tax position, based solely on its technical merits, was more likely than not to be sustained upon examination. The benefit, if any, was measured as the largest amount of benefit, determined on a cumulative probability basis that was more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition were recognized in the first subsequent interim period that they meet the more likely than not standard, are resolved through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

Legacy CHC was a party to tax receivable agreements which obligated it to make payments to the other parties to such tax receivable agreements equal to 85% of the applicable cash savings that Legacy CHC realized as a result of tax attributes arising from certain previous transactions, including a prior business combination transaction that occurred in 2011 (the “2011 Merger”).

Prior to the 2011 Merger, Legacy CHC’s balance sheet reflected these obligations at the amount that was both probable and reasonably estimable. In connection with the 2011 Merger, the tax receivable agreement obligations were adjusted to their fair value. The determination of the fair value required management to make assumptions as to the timing of the realization of net operating losses, the timing of payments to the TRA Members and the tax rates in effect during the life of the agreements. Changes in any of these or other factors are expected to impact the timing and amount of gross payments.

The fair value of these obligations at the time of the 2011 Merger was being accreted to the amount of the gross expected obligation using the interest method. Changes in the amount of these obligations resulting from changes to either the timing or amount of cash flows were recognized in the period of change and measured using the discount rate inherent in the initial fair value of the obligations. The accretion of these obligations was classified as a separate caption in Legacy CHC’s consolidated statements of operations.

Results of Operations

The following table summarizes Legacy CHC’s consolidated results of operations for the periods indicated (amounts in thousands).

	January 1 through February 28, 2017		Year ended
			December 31, 2016		December 31, 2015
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue:
Solutions revenue	$204,427	81.4%	$1,252,219	80.4%	$1,124,188	76.1%
Postage revenue	46,661	18.6	304,956	19.6	352,895	23.9

Total revenue	251,088	100.0	1,557,175	100.0	1,477,083	100.0
Cost and expenses:
Cost of operations (exclusive of depreciation and amortization below)	98,263	48.1	561,061	44.8	507,358	45.1
Development and engineering	14,203	6.9	60,048	4.8	45,489	4.0
Sales, marketing, general and administrative	77,946	38.1	278,591	22.2	217,716	19.4
Customer postage	46,661	18.6	304,956	19.6	352,895	23.9
Depreciation and amortization	43,315	17.3	252,285	16.2	342,303	23.2
Accretion	2,717	1.1	8,108	0.5	10,496	0.7
Impairment of long-lived assets	—	—	689	0.0	8,552	0.6

Operating income (loss)	(32,017)	(12.8)	91,437	5.9	(7,726)	(0.5)
Interest expense, net	30,012	12.0	185,890	11.9	168,252	11.4
Contingent consideration	—	—	—	—	(4,825	(0.3)
Other	—	—	—	—	(741)	(0.1)

Income (loss) before income tax provision (benefit)	(62,029)	(24.7)	(94,453)	(6.1)	(170,412)	(11.5)
Income tax provision (benefit)	(25,426)	(10.1)	(19,091)	(1.2)	(82,579)	(5.6)

Net income (loss)	$(36,603)	(14.6)	$(75,362)	(4.8)%	$(87,833)	(5.9)%

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Solutions Revenue

Legacy CHC’s solutions revenue was $1,252.2 million for the year ended December 31, 2016 as compared to $1,124.2 million for the year ended December 31, 2015, an increase of $128.0 million, or 11.4%. Factors affecting Legacy CHC’s solutions revenue are described in the various segment discussions below.

Cost of Operations

Legacy CHC’s total cost of operations was $561.1 million for the year ended December 31, 2016 as compared to $507.4 million for the year ended December 31, 2015, an increase of $53.7 million, or 10.6%. The increase in Legacy CHC’s cost of operations is primarily due to business growth, the impact of acquired businesses. As a percentage of solutions revenue, Legacy CHC’s cost of operations was 44.8% for the year ended December 31, 2016 as compared to 45.1% for the year ended December 31, 2015. The decrease in Legacy CHC’s cost of operations as a percentage of revenue is primarily due to changes in revenue mix, the impact of acquired businesses and increased productivity.

Development and Engineering Expense

Legacy CHC’s total development and engineering expense was $60.0 million for the year ended December 31, 2016 as compared to $45.5 million for the year ended December 31, 2015, an increase of $14.6 million, or 32.0%. The increase in Legacy CHC’s development and engineering expense is primarily due to the impact of acquired businesses.

Sales, Marketing, General and Administrative Expense

Legacy CHC’s total sales, marketing, general and administrative expense was $278.6 million for the year ended December 31, 2016 as compared to $217.7 million for the year ended December 31, 2015, an increase of $60.9 million, or 28.0%. Sales, marketing, general and administrative expense for the year ended December 31, 2016 includes approximately $28.4 million of Transactions costs. Apart from these Transactions costs, the increase in Legacy CHC’s sales, marketing, general and administrative expense was primarily due to business growth, including the impact of acquired businesses ($34.4 million), partially offset by productivity improvements and efficiency measures.

Postage

Legacy CHC’s postage revenue and customer postage expense was $305.0 million for the year ended December 31, 2016 as compared to $352.9 million for the year ended December 31, 2015, a decrease of $47.9 million, or 13.6%. This decrease in postage revenue and corresponding expense was due to volume decreases in Legacy CHC’s technology-enabled services segments and the impact of the USPS rate decrease effective April 2016.

Depreciation and Amortization Expense

Legacy CHC’s depreciation and amortization expense was $252.3 million for the year ended December 31, 2016 as compared to $342.3 million for the year ended December 31, 2015, a decrease of $90.0 million, or 26.3%. This decrease was primarily due to the acceleration of amortization of Legacy CHC’s previous tradename in 2015 as a result of its rebranding to Change Healthcare.

Accretion Expense

Legacy CHC’s accretion expense was $8.1 million for the year ended December 31, 2016 as compared to $10.5 million for the year ended December 31, 2015. The amount recognized as accretion expense can vary significantly from period to period due to changes in estimates related to the amount or timing of Legacy CHC’s tax receivable agreement obligation payments. Such changes can result from a variety of factors, including changes in tax rates and the expected timing of prior net operating loss utilization, which can be affected by business combinations, changes in leverage, operations or other factors.

Interest Expense

Legacy CHC’s interest expense was $185.9 million for the year ended December 31, 2016 as compared to $168.3 million for the year ended December 31, 2015, an increase of $17.6 million, or 10.5%. This increase was primarily due to the impact of the August 2015 incremental term loans and the 2021 senior notes.

Income Taxes

Legacy CHC’s income tax benefit was $19.1 million for the year ended December 31, 2016 as compared to $82.6 million for the year ended December 31, 2015. Legacy CHC’s effective tax rate was 20.2% for the year ended December 31, 2016 as compared to 48.5% for the year ended December 31, 2015. The effective tax rate for both periods was primarily affected by changes in state tax laws, rates, and apportionment.

Cash Flows

	January 1 through February 28, 2017	Year Ended
		December 31, 2016	December 31, 2015
	(In thousands)
Net cash provided by operating activities	$31,166	$211,761	$166,775
Net cash used in investing activities	(7,974)	(122,972)	(779,957)
Net cash (used in) provided by financing activities	(4,542)	(37,428)	597,531

Net (decrease) increase in cash and cash equivalents	$18,650	$51,361	$(15,651)

Net Cash Provided by Operations

Cash provided by operating activities is primarily affected by operating income, including the effect of debt service payments and the timing of collections and related disbursements.

Net Cash Used in Investing Activities

Cash used in investing activities reflects routine capital expenditures related to the purchase of property and equipment and the development of software. In addition, for 2015, cash used in investing activities reflects the cash used to acquire Altegra Health.

Net Cash (Used in) Provided by Financing Activities

Cash used in financing activities primarily consists of principal payments under Legacy CHC’s senior credit facilities and deferred financing arrangements and repurchases of stock. In addition, for 2015, cash provided by financing activities includes this routine activity as well as capital contributions and new borrowings to partially fund the Altegra Health acquisition.

Segment Revenue and Adjusted EBITDA

Legacy CHC operated its business in three reportable segments: software and analytics, network solutions and technology-enabled services. Legacy CHC also maintained a corporate function that included pass-through postage costs, management, administrative and certain other shared corporate services functions such as legal, finance, human resources and marketing, as well as eliminations to remove inter-segment revenue and expenses.

The segment profit measure primarily utilized by management was adjusted EBITDA, which is defined as EBITDA (defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization), as adjusted to exclude the impact of certain items that were not reflective of Legacy CHC’s core operations. The items affecting the segment profit measure generally include equity compensation; acquisition accounting adjustments; acquisition-related costs; strategic initiatives, duplicative and transition costs; impairment of long lived assets; and contingent consideration adjustments. Adjusted EBITDA for the respective segments excludes all costs and adjustments associated with the above-referenced corporate functions. Financial information, including details of Legacy CHC’s adjustments to EBITDA, for each of Legacy CHC’s segments is set forth in Note 18 to the consolidated financial statements of Legacy CHC included elsewhere in this document.

Software and Analytics

Legacy CHC’s software and analytics solutions segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	February 28, 2017	December 31, 2016	December 31, 2015	Annual $ Change
Solutions Revenue	$86,220	$513,642	$353,526	$160,116
Adjusted EBITDA	$32,356	$188,234	$121,860	$66,374

Software and analytics revenue for the year ended December 31, 2016 increased by $160.2 million, or 45.3%, as compared to the prior year period. This increase was primarily driven by the impact of August 2015 acquisition of Altegra Health ($124.5 million) and new sales and implementations.

Software and analytics adjusted EBITDA for the year ended December 31, 2016 increased by $66.4 million, or 54.5% as compared to the prior year period. As a percentage of solutions revenue, software and analytics adjusted EBITDA was 36.6% for the year ended December 31, 2016 as compared to 34.5% for the year ended December 31, 2015. The increase in Legacy CHC’s software and analytics Adjusted EBITDA and as a percentage of solutions revenue for the year ended December 31, 2016 is largely due to the Altegra Health acquisition ($31.7 million) and continued growth in the payment integrity and electronic payment solutions.

Network Solutions

Legacy CHC’s network solutions segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	February 28, 2017	December 31, 2016	December 31, 2015	Annual $ Change
Solutions Revenue	$60,143	$379,739	$375,582	$4,157
Adjusted EBITDA	$33,643	$211,139	$203,737	$7,402

Network solutions revenue for the year ended December 31, 2016 increased by $4.2 million, or 1.1%, as compared to the prior year period primarily due to increased volumes, new sales and implementations, partially offset by customer attrition. Network solutions adjusted EBITDA for the year ended December 31, 2016 increased by $7.4 million, or 3.6%, as compared to the prior year period. As a percentage of solutions revenue, network solutions adjusted EBITDA was 55.6% for the year ended December 31, 2016 as compared to 54.2% for the year ended December 31, 2015. The increase in network solutions adjusted EBITDA and as a percentage of solutions revenue was primarily due to the impact of the revenue items described above and other efficiency measures.

Technology-enabled Services

Legacy CHC’s technology-enabled services segment revenue and adjusted EBITDA is summarized in the following table (in thousands):

	February 28, 2017	December 31, 2016	December 31, 2015	Annual $ Change
Solutions Revenue	$61,596	$390,181	$421,455	$(31,274)
Adjusted EBITDA	$19,578	$130,961	$152,770	$(21,809)

Technology-enabled services revenue for the year ended December 31, 2016 decreased by $31.3 million, or 7.4%, as compared to the prior year period. This decrease was primarily due to decreased volumes in Legacy CHC’s communication and payment solutions, customer attrition, and the effects of changing reimbursement patterns and rates of federal and state payers related to Legacy CHC’s eligibility and enrollment solutions, partially offset by new sales and implementations.

Technology-enabled services adjusted EBITDA for the year ended December 31, 2016 decreased by $21.8 million, or 14.3%, as compared to the prior year period. As a percentage of revenue, technology-enabled services adjusted EBITDA was 33.6% for the year ended December 31, 2016 as compared to 36.2% for the year ended December 31, 2015. The decrease in technology-enabled services adjusted EBITDA and as a percentage of revenue was primarily due to the impact of the revenue items described above and changes in revenue mix, partially offset by productivity improvements and other efficiency measures.

Core MTS

References in this discussion and analysis to Core MTS refer to the combined subsidiaries comprising Core MTS.

Overview

Core MTS consisted of the following businesses: McKesson Health Solutions (“MHS”), Connected Care and Analytics (“CCA”), Imaging and Workflow Solutions and Business Performance Services (“BPS”).

This discussion and analysis of financial condition and results of operations is intended to assist the reader in the understanding and assessment of significant changes and trends related to the results of operations and financial position of Core MTS together with its subsidiaries. This discussion and analysis should be read in conjunction with the combined financial statements for the periods ended February 28, 2017 and March 31, 2016 and the accompanying financial notes included elsewhere in this document. Core MTS’s fiscal year began on April 1 and ended on March 31; the financial statements for the period ended February 28, 2017 represent the eleven months from April 1, 2016 through February 28, 2017. Unless otherwise noted, all references to a particular year shall mean Core MTS’s fiscal year.

Core MTS provided a comprehensive portfolio of information technology and services to help healthcare organizations improve quality of care and ensure patient safety, reduce the cost and variability of care and better manage their resources and revenue streams. Core MTS marketed its products and services to integrated delivery networks, hospitals, physician practices, home healthcare providers, and payers.

The product portfolio for Core MTS was designed to address a wide array of healthcare clinical and business performance needs ranging from medication safety and information access to revenue cycle management, resource utilization and physician adoption of electronic health records. Analytics software provided by Core MTS enabled organizations to measure progress as they automated care processes for optimal clinical outcomes, business and operating results and regulatory compliance. To ensure that organizations achieved the maximum value for their information technology investment, Core MTS also offered a wide range of services to support the implementation and use of solutions as well as to assist with business and clinical redesign, process re-engineering and staffing.

McKesson Health Solutions: Core MTS offered a suite of services and software products designed to manage the cost and quality of care for payers, providers, hospitals and government organizations. Solutions included:

•	InterQual Criteria for clinical decision support and utilization management;

•	Clear Coverage for point-of-care utilization management, coverage determination and network compliance;

•	Claims payment solutions to facilitate accurate and efficient medical claim payments;

•	Business intelligence tools for measuring, reporting and improving clinical and financial performance;

•	Network management tools to enable health plans to transform the performance of their networks; and

•

RelayHealth financial solutions to facilitate communication between healthcare providers and patients, and to aggregate data for claims management and trend analysis, and optimize revenue cycle management processes.

Connected Care and Analytics: Core MTS provided health information exchange solutions that streamlined clinical and administrative communication among patients, providers, payers, pharmacies, manufacturers, government entities and financial institutions through its vendor-neutral RelayHealth and its intelligent network.

Core MTS provided clinical and analytical software to support management workflows and analytics for optimization of hospital departments and a comprehensive solution for homecare. Core MTS also provided performance management solutions designed to enhance an organization’s ability to plan and optimize quality care delivery. Enterprise visibility and performance analytics provided business intelligence that enabled providers to manage capacity, outcomes, productivity and patient flow.

Imaging and Workflow Solutions: Core MTS offered medical imaging and information management systems for healthcare enterprises that included a picture archiving communications system, a radiology information system and a comprehensive cardiovascular information system. Core MTS’s enterprise-wide approach to medical imaging enabled organizations to take advantage of specialty-specific workstations while building an integrated image repository that managed all of the images and information captured throughout the care continuum.

Business Performance Services: Core MTS helped providers focus their resources on delivering healthcare while managing their revenue cycle operations and information technology through a comprehensive suite of managed services. Services included full and partial revenue cycle outsourcing, remote hosting and business office administration. Core MTS also provided a complete solution for physician practices of all sizes, whether they were independent or employed, that included software, revenue cycle outsourcing and connectivity services. Core MTS’s physician practice offering included outsourced billing, collection, data input, medical coding, billing, contract management, cash collections, accounts receivable management and extensive reporting of metrics related to the physician practice. Core MTS also offered a full suite of physician and hospital consulting services that included financial management, coding and compliance services, revenue cycle services and strategic services.

Basis of Presentation

Throughout the periods included in the combined financial statements, Core MTS operated as part of McKesson and consisted of several legal entities and acquired businesses, as well as businesses with no separate legal status. Separate financial statements were not historically prepared for Core MTS. The combined financial statements have been derived from McKesson’s historical accounting records as if Core MTS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with GAAP.

The historical results of operations, financial position and cash flows of Core MTS presented in the combined financial statements may not be indicative of what they would have been had Core MTS actually been an independent stand-alone entity, nor are they necessarily indicative of Core MTS’s future results of operations, financial position and cash flows. The combined financial statements also include the results of operations and cash flows of various businesses that have been divested but were historically managed by management of Core MTS.

The combined financial statements include all revenue and costs that were directly attributable to Core MTS and an allocation of expenses related to certain McKesson corporate functions. These expenses were allocated to Core MTS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of operating profit, revenue, headcount, or other measures. Core MTS considered these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had Core MTS operated as an independent, stand-alone entity, nor are they indicative of Core MTS’s future expenses. Please reference the accompanying notes to the combined financial statements included elsewhere in this document.

The combined financial statements include assets and liabilities that were specifically attributable to Core MTS and certain liabilities that were held by McKesson that were specifically identifiable or otherwise attributable to Core MTS. McKesson used a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of Core MTS’s bank cash balances were transferred to McKesson’s cash management accounts regularly by McKesson at its discretion and therefore are not included in the combined financial statements. Only cash balances that were legally owned by Core MTS are reflected in the combined balance sheets. Transfers of cash between Core MTS and McKesson are included within net transfers to parent in the combined statements of cash flows and the combined statements of equity. McKesson’s long-term debt and related interest expense were not attributed to Core MTS for any of the periods presented because McKesson’s borrowings were neither directly attributable to Core MTS nor was Core MTS the legal obligor of such borrowings.

All intercompany transactions and balances within Core MTS were eliminated. Transactions between Core MTS and McKesson have been included in the combined financial statements and substantially all were settled for cash at the time the transaction was recorded through McKesson’s centralized cash management system. Transactions between Core MTS and other businesses of McKesson were considered related party transactions. Please reference the accompanying notes to the combined financial statements included elsewhere in this document.

The combined financial statements include subsidiaries over which Core MTS had a controlling financial interest. The combined financial statements include the financial statements of all wholly-owned subsidiaries and majority-owned or controlled companies. For those consolidated subsidiaries where Core MTS’s ownership was less than 100%, the portion of the net income or loss allocable to the noncontrolling interests is reported as “Net income attributable to noncontrolling interests” on the combined statements of operations.

Core MTS’s operations were included in the consolidated US federal and certain state and local income tax returns filed by McKesson. Core MTS also filed certain separate state and local and foreign income tax returns. Income tax expense and other income tax related information contained in the combined financial statements is presented on a separate return basis as if Core MTS had filed its own tax returns. Core MTS’s tax results as presented in the combined financial statements may not be indicative of the tax results that Core MTS will generate in the future. In jurisdictions where Core MTS had been included in the tax returns filed by McKesson, any income taxes payable that resulted from the related income tax provisions have been reflected in the combined balance sheets within net parent investment.

Core MTS’s Revenue and Expenses

Core MTS’s revenue was generated primarily by licensing software and software systems (consisting of software, hardware and maintenance support), providing software as a service (“SaaS”) or SaaS-based solutions and providing claims processing, outsourcing and professional services.

Cost of sales consisted primarily of compensation expense related to personnel providing services to Core MTS customers and costs associated with the maintenance of Core MTS’s business operations. These costs primarily included manufacturing materials, hardware expense and costs for software maintenance. Costs of sales also included royalty, processing and facility rent expenses as well as amortization costs for capitalized software classified as developed for sale.

Selling, distribution and administrative expenses consisted primarily of compensation costs, including stock-based compensation. These costs consisted of sales commissions and incentives, benefits for corporate, financial and administrative staffs, utilities and other indirect costs (including internal IT support). Selling, distribution and administrative expenses also included the amortization expense for acquired intangible assets.

Research and development costs incurred consisted primarily of personnel costs and professional service fees for outside service providers.

Other income consisted primarily of rent income from third-party tenants.

Significant Items Affecting Comparability

Acquisitions and Divestitures

On July 1, 2016, Core MTS entered into an agreement to acquire assets and assume liabilities of HealthQx, a leader in value-based payment analytic software solutions for health plans and health systems, for approximately $28 million. The purchase price was primarily related to goodwill and developed technology, and the purchase price allocation was subject to change as the measurement period was considered to be open as of the date of the financial statements pending the finalization and review of Core MTS’s fair value measurements, including the intangible assets.

During the fourth quarter of 2016, Core MTS sold a portion of its ambulatory business within BPS for net proceeds of $5 million. The decision to dispose of this business was driven by the direction of Core MTS. Core MTS recorded a pre-tax gain of approximately $3 million. In 2016, this business contributed approximately $27 million of net sales.

During the first quarter of 2016, Core MTS sold the nurse triage business within CCA for net proceeds of $85 million and recorded a pre-tax gain of $51 million from the sale. In 2016, the nurse triage business contributed approximately $16 million of net sales.

These divestitures did not meet the criteria to qualify as discontinued operations. Accordingly, the pre-tax gains were recorded in operating expenses within continuing operations of Core MTS’s Combined Financial Statements. Pre- and after-tax income of these businesses were not material for 2017 or 2016.

Cost Alignment Plan

On March 14, 2016, McKesson committed to a restructuring plan to lower operating costs (the “Cost Alignment Plan”). The Cost Alignment Plan primarily consisted of a reduction in workforce, and business process initiatives that included plans to reduce operating costs as well as the disposal and abandonment of certain non-core businesses. As a result of the Cost Alignment Plan, $29 million of pre-tax charges were recorded during the fourth quarter of 2016. During the period ended February 28, 2017, a pre-tax credit of $7 million was recorded as part of the Cost Alignment Plan, and $14 million of cash payments were made, primarily related to severance. At February 28, 2017, the restructuring liabilities of $2 million were recorded in other accrued liabilities in Core MTS’s combined balance sheets.

Transaction Costs

During the period ended February 28, 2017, Core MTS recorded $52 million of transaction-related costs primarily associated with formation of the Joint Venture within the combined statement of operations as a component of selling, distribution and administrative expenses. These costs primarily consisted of accounting and legal fees, other outside service fees and employee retention and severance costs.

Fiscal Period Presentation

As noted in the Overview section above, the Core MTS financial statements were for the eleven month period ended February 28, 2017 since the Joint Venture Transactions closed on March 1, 2017. Therefore, the results for the period ended February 28, 2017 were materially different than the results for the period ended March 31, 2016 due to the difference in the number of months in the comparative periods.

Critical Accounting Policies and Estimates

Core MTS considered an accounting estimate to be critical if the estimate required it to make assumptions about matters that were uncertain at the time the accounting estimate was made and if different estimates that

Core MTS reasonably could have used in the current period, or changes in the accounting estimate that were reasonably likely to occur from period to period, could have had a material impact on its financial condition or results from operations. Below are the estimates that Core MTS believed were critical to the understanding of its operating results and financial condition. Other accounting policies are described in Financial Note 2, “Significant Accounting Policies,” to the combined financial statements appearing elsewhere in this document. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Goodwill

Goodwill was tested for impairment on an annual basis in the fourth quarter or more frequently if indicators for potential impairment existed. Impairment testing was conducted at the reporting unit level.

The first step in goodwill testing required Core MTS to compare the estimated fair value of a reporting unit to its carrying value. This step may be performed utilizing either a qualitative or quantitative assessment. If the carrying value of the reporting unit was lower than its estimated fair value, no further evaluation was necessary. If the carrying value of the reporting unit was higher than its estimated fair value, the second step must be performed to measure the amount of impairment loss. Under the second step, the implied fair value of goodwill was calculated in a hypothetical analysis by subtracting the fair value of all assets and liabilities of the reporting unit, including any unrecognized intangible assets, from the fair value of the reporting unit calculated in the first step of the impairment test. If the carrying value of goodwill for the reporting unit exceeded the implied fair value of goodwill, an impairment charge was recorded for that excess.

To estimate the fair value of its reporting units, Core MTS considered a combination of the market approach and the income approach. Under the market approach, Core MTS estimated fair value by comparing the business to similar businesses or guideline companies whose securities are actively traded in public markets. Under the income approach, Core MTS used a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, were discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflected capital market conditions and the specific risks associated with the business. The testing required a complex series of assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons and assessing risks. The use of alternative assumptions and estimates could have affected the fair values and changed the impairment determinations.

Intangible Assets

All of Core MTS’s intangible assets were subject to amortization and were amortized based on the pattern of their economic consumption or on a straight-line basis over their estimated useful lives, ranging from one to twenty years. Core MTS reviewed intangible assets for impairment whenever events or changes in circumstances indicated that the carrying value of the assets may not be recoverable. Determination of recoverability was based on the lowest level of identifiable estimated future undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss was based on the excess of the carrying value of the asset over its fair market value.

Revenue Recognition

Revenue was generated primarily by licensing software and software systems (consisting of software, hardware and maintenance support), licensing content, providing SaaS or SaaS-based solutions and providing claims processing, outsourcing and professional services. Revenue was recognized as follows:

Software systems were marketed under information systems agreements as well as service agreements. Perpetual software arrangements were recognized at the time of delivery, under the percentage-of-completion method if the arrangements required significant production, modification or customization of the software, or in certain instances under the completed contract method if reasonable estimates could not have been made. Contracts accounted for under the percentage-of-completion method were generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts were charged to earnings in the period in which they were determined. Core MTS accrued for contract losses if and when the current estimate of total contract costs exceeded total contract revenue. Software implementation fees were recognized as the work was performed or under the percentage-of-completion method for perpetual software.

Revenue from time-based software license agreements was recognized ratably over the term of the agreement. Software implementation fees for time-based software licenses were recognized ratably over the software license term. Maintenance and support agreements were marketed under annual or multi-year agreements and were recognized ratably over the period covered by the agreements. Hardware revenue was generally recognized upon delivery.

SaaS-based subscription, content licenses and transaction processing fees were generally marketed under annual and multi-year agreements and were recognized ratably over the contracted terms. Revenue recognition began on the service start date for fixed fee arrangements, on delivery for content licenses, and was recognized as transactions were performed beginning on the service start date for per-transaction fee arrangements. Remote processing service fees were recognized monthly as the service was performed. Outsourcing service revenue was recognized as the service was performed.

Core MTS also offered certain products on an application service provider basis, making its software functionality available on a remote hosting basis from Core MTS’s data centers. The data centers provided system and administrative support, as well as hosting services. Revenue on products sold on an application service provider basis was recognized on a monthly basis over the term of the contract beginning on the service start date of products hosted.

Core MTS engaged in multiple-element arrangements, which may have contained any combination of software, hardware, implementation, SaaS-based offerings, consulting services or maintenance services. For multiple-element arrangements that did not include software, revenue was allocated to the separate elements based on their relative selling price and recognized in accordance with the revenue recognition criteria that was applicable to each element. Relative selling price was determined based on vendor specific objective evidence (“VSOE”) of selling price if available, third-party evidence (“TPE”), if VSOE of selling price was not available, or estimated selling price if neither VSOE of selling price nor TPE was available. For multiple-element arrangements accounted for in accordance with specific software accounting guidance when some elements were delivered prior to others in an arrangement and VSOE of fair value existed for the undelivered elements, revenue for the delivered elements was recognized upon delivery of such items. Core MTS established VSOE for hardware and implementation and consulting services based on the price charged when sold separately, and for maintenance services based on substantive renewal rates that were offered to customers. Revenue for the software element was recognized under the residual method only when fair value had been established for all of the undelivered elements in an arrangement. If fair value could not have been established for any undelivered element, all of the arrangement’s revenue was deferred until the delivery of the last element commenced or until the fair value of the undelivered element was determinable. For multiple-element arrangements with both software elements and nonsoftware elements, arrangement consideration was allocated between the software elements as a whole and nonsoftware elements. Core MTS then further allocated consideration to the individual elements within the software group, and revenue was recognized for all elements under the applicable accounting guidance and Core MTS’s policies described above.

Income Taxes

Income taxes as presented attributed deferred income taxes of McKesson to Core MTS’s stand-alone combined financial statements in a manner that was systematic, rational and consistent with the asset and liability method. Accordingly, Core MTS’s income tax provision was prepared following the separate return method, which calculated income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions that were included in the consolidated financial statements of McKesson may not be included in Core MTS’s separate combined financial statements. Similarly, the tax treatment of certain items reflected in Core MTS’s combined financial statements may not be reflected in the consolidated financial statements and tax returns of McKesson.

Core MTS accounted for income taxes under the asset and liability method, which required the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities were determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences were expected to reverse. Tax benefits from uncertain tax positions were recognized when it was more likely than not that the position would have been sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized was measured as the largest amount of tax benefit that was greater than 50 percent likely of being realized upon effective settlement. Deferred taxes were not provided on undistributed earnings of Core MTS’s foreign operations that were considered to be permanently reinvested.

Loss Contingencies

Core MTS was subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business. When a loss was considered probable and reasonably estimable, Core MTS recorded a liability in the amount of its best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency was often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not have been practicable based on the information that was available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss was probable but a reasonable estimate could not have been made, disclosure of the proceeding was provided.

Disclosure was also provided when it was reasonably possible that a loss would have been incurred or when it was reasonably possible that the amount of a loss would have exceeded the recorded provision. Core MTS reviewed all contingencies at least quarterly to determine whether the likelihood of loss had changed and to assess whether a reasonable estimate of the loss or range of the loss could have been made. As discussed above, development of a meaningful estimate of loss or a range of potential loss was complex when the outcome was directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it was possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.

Results of Operations—Periods Ended February 28, 2017 and March 31, 2016

The following table summarizes Core MTS’s combined results of operations for the period ended February 28, 2017 and the year ended March 31, 2016, respectively.

	Eleven Months Ended February 28, 2017	% of Revenue	Year Ended March 31,2016	% of Revenue
	(In millions)
Revenue	$1,712	100%	$1,909	100%
Cost of sales	(848)	50	(951)	50

Gross profit	864	50	958	50
Operating expenses
Selling, distribution and administrative expenses	(457)	27	(448)	23
Research and development	(159)	9	(197)	11

Total operating expenses	(616)	36	(645)	34
Operating income	248	14	313	16
Other income, net	2	—	3	—

Income before income taxes	250	15	316	17
Income tax expense	(14)	1	(26)	2

Net income	236	14	290	15

Net income attributable to noncontrolling interests	(1)	—	(1)	—

Net income attributable to Core MTS	$235	14%	$289	15%

Revenue

Core MTS’s revenue was $1,712 million for the period ended February 28, 2017 as compared to $1,909 million for the period ended March 31, 2016, a decrease of $197 million, or 10%, primarily driven by the divestitures of its nurse triage ($16 million) and ambulatory technology businesses ($27 million) within CCA and BPS, respectively, partially offset by higher revenue in Core MTS’s MHS business.

Cost of Sales

Core MTS’s total cost of sales was $848 million for the period ended February 28, 2017 as compared to $951 million for the period ended March 31, 2016, a decrease of $103 million, or 11%. The decrease in Core MTS’s cost of sales was primarily driven by the divestitures of its nurse triage and ambulatory technology businesses within CCA and BPS, respectively. Core MTS’s cost of sales also decreased due to the reduction in workforce as part of the Cost Alignment Plan, which is discussed in more detail under “—Significant Items Affecting Comparability” or in Financial Note 4, “Restructuring,” to the combined financial statements included in this document.

Selling, Distribution and Administrative Expenses

Core MTS’s total selling, distribution and administrative expense was $457 million for the period ended February 28, 2017 as compared to $448 million for the period ended March 31, 2016, an increase of $9 million, or 2%. The increase in Core MTS’s selling, distribution and administrative expense was primarily related to $52 million of transaction-related costs primarily associated with formation of the Joint Venture.

Research and Development

Core MTS’s research and development expense was $159 million for the period ended February 28, 2017 as compared to $197 million for period ended March 31, 2016, a decrease of $38 million, or 19%. The decrease in

Core MTS’s research and development expense was primarily driven by the divestitures of its nurse triage and ambulatory technology businesses within CCA and BPS, respectively. Research and development expense also decreased due to the reduction in workforce as part of the Cost Alignment Plan.

Other Income, Net

Core MTS’s other income, net was $2 million for the period ended February 28, 2017 as compared to $3 million for the period ended March 31, 2016, a decrease of $1 million, or 33%. This decline was primarily due to changes in miscellaneous non-operating income.

Income Tax Expense

Core MTS’s income tax expense and effective tax rate were $14 million and 6% for the period ended February 28, 2017 as compared to $26 million and 8% for the period ended March 31, 2016. The change in Core MTS’s effective tax rates was primarily due to changes within its business mix, including varying proportions of income attributable to foreign countries that have lower income tax rates and discrete items.

Significant judgments and estimates were required in determining the income tax provision and evaluating income tax uncertainties. Although Core MTS’s major taxing jurisdictions included the U.S. and Canada, it was subject to income taxes in numerous foreign jurisdictions. Core MTS’s income tax expense, deferred tax assets and liabilities and uncertain tax liabilities reflected management’s best assessment of estimated current and future taxes to be paid. Core MTS believed that it had made adequate provision for all income tax uncertainties.

Cash Flows

	Periods Ended
	February 28, 2017	March 31, 2016
	(In millions)
Net cash provided by operating activities	$180	$375
Net cash (used in) provided by investing activities	(80	48
Net cash used in financing activities	(116)	(429)

Net (decrease) increase in cash and cash equivalents	$(15)	$(6)

Net Cash Provided by Operations

The decrease in cash provided by operations during the period ended February 28, 2017 as compared to the period ended March 31, 2016 was driven primarily by an increase in receivables and a decrease in accrued taxes. Net cash provided by operations was also significantly impacted by non-cash income and expense adjustments, including the gain recognized on the disposal of the nurse triage business.

Cash flows from operations were significantly impacted by factors such as timing of contract payments from customers and non-cash working capital adjustments.

Net Cash (Used in) Provided by Investing Activities

Net cash used in investing activities increased during the period ended February 28, 2017 as compared to the period ended March 31, 2016 primarily due to divestiture activity during 2016. Proceeds from the sale of Core MTS’s nurse triage business within CCA provided $85 million during 2016 while there were no divestitures during 2017.

Net Cash Used in Financing Activities

McKesson has historically used a centralized approach to cash management and financing of its operations. As a result, the net cash used in financing activities in all periods presented primarily reflected net transactions with McKesson.

Recent Accounting Pronouncements

New accounting pronouncements that Core MTS adopted are included in Financial Note 2, “Significant Accounting Policies,” to the combined financial statements included in this document.

SELECTED HISTORICAL FINANCIAL DATA

The following selected consolidated financial data of SpinCo, McKesson, Change and the Joint Venture are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information on SpinCo,” “Information on McKesson,” “Information on Change Healthcare Inc.,” “Information on Change Healthcare LLC” and “Summary Historical and Pro Forma Financial Data.”

Selected Historical Financial Data of SpinCo

The following table sets forth the selected historical financial data of SpinCo for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of SpinCo included elsewhere in this document. The selected historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of SpinCo not included elsewhere in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of SpinCo included elsewhere in this document. The selected balance sheet data as of March 31, 2017 was derived from the unaudited financial statements of SpinCo, not included elsewhere in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

Prior to the Internal Reorganization, McKesson held all of its LLC Units in the Joint Venture through its wholly-owned subsidiaries, the McKesson Members. Each of the McKesson Members is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through their respective interests in the Joint Venture. In connection with the Internal Reorganization, McKesson will cause all of the LLC Units in the Joint Venture indirectly held by McKesson to be contributed, directly or indirectly, to SpinCo. SpinCo is a holding company that was formed by McKesson in connection with the Joint Venture Transactions and does not own any material assets or have any material liabilities or operations other than through its interest in the Joint Venture.

Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

For periods on and after August 22, 2016 (the date of SpinCo’s formation), this document presents SpinCo’s combined financial position, results of operations and related balances as (i) McKesson’s ownership of its investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements.

The selected historical financial information set forth below and the financial statements included elsewhere in this document do not necessarily reflect what SpinCo’s results of operations, financial condition or cash flows would have been if SpinCo had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of SpinCo’s future performance, financial condition or liquidity. This information is only a summary and should be read in conjunction with

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of SpinCo and the notes thereto included elsewhere in this document.

	SpinCo
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
	(In millions)
Selected Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses	2	—	—	—	—

Operating income (loss)	(2)	—	—	—	—

Non-operating (income) expense	—	—	—	—	—
Equity earnings and charges in Joint Venture	1,226	150	176	219	57
Loss on dilution in the interest of the Joint Venture	245	1	1	5	—
(Loss) before income tax benefit (provision)	(1,472)	(151)	(177)	(224)	(57)

Income tax provision (benefit)	(376)	(40)	(47)	(309)	(23)

Net income (loss)	$(1,096)	$(111)	$(130)	$85	$(34)

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$—	$—	$—
Total assets	$2,143	$3,538	$3,512	$3,701	$3,917
Total debt	$—	$—	$—	$—	$—
Total net Parent investment	$2,124	$3,157	$3,138	$3,282	$3,192

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Selected Historical Financial Data of McKesson

The following table sets forth the selected historical financial data of McKesson for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of McKesson incorporated by reference in this document. The selected historical consolidated balance sheet information as of December 31, 2018 was derived from the unaudited financial statements of McKesson not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019, 2018 and 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of McKesson incorporated by reference in this document. The selected balance sheet data as of March 31, 2017 was derived from the audited financial statements of McKesson not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of McKesson and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section contained in McKesson’s quarterly reports on Form 10-Q for the quarters ended December 31, 2019 and December 31, 2018, and McKesson’s annual report on Form 10-K for the year ended March 31, 2019, which are incorporated by reference into this document. McKesson has historically accounted for its investment in the Joint Venture using the equity method of accounting on a one-month reporting lag.

McKesson discloses intervening events at the joint venture in the lag period that could materially affect consolidated financial statements, if applicable. See “Where You Can Find More Information; Incorporation By Reference.”

	McKesson Corporation
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Year Ended March 31, 2017
	(In millions)
Selected Statement of Operations Data:
Revenue	$172,516	$161,890	$214,319	$208,357	$198,533
Cost of sales	(163,829)	(153,337)	(202,565)	(197,173)	(187,262)

Gross profit	8,687	8,553	11,754	11,184	11,271
Operating expenses	(6,861)	(6,219)	(10,868)	(10,422)	(4,149)
Goodwill Impairment Charges	(2)	(591)	—	—	—
Restructuring, Impairment and Related Charges	(204)	(288)	—	—	—

Operating income (loss)	1,620	1,455	886	762	7,122
Other income (expenses), net	(15)	144	182	130	77
Equity earnings and charges from investment in Change Healthcare Joint Venture	(1,478)	(162)	(194)	(248)	—
Loss on debt extinguishment	—	—	—	(122)	—
Interest expense	(184)	(194)	(264)	(283)	(308)

Income (loss) before income tax provision (benefit)	(57)	1,243	610	239	6,891

Income tax benefit (expenses)	111	(245)	(356)	53	(1,614)

Net income (loss) from Continuing Operations	54	998	254	292	5,277
Income (loss) from discontinued operations, net of tax	(12)	1	1	5	(124)

Net Income (Loss)	$42	$999	$255	$297	$5,153
Net Income (Loss) attributable to Noncontrolling interest	(163)	(169)	(221)	(230)	(83)

Net Income (Loss) attributable to McKesson	$(121)	$830	$34	$67	$5,070
Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$2,065	$1,849	$2,981	$2,672	$2,783
Total assets	$60,873	$61,011	$59,672	$60,381	$60,969
Total debt	$7,741	$8,736	$7,595	$7,880	$8,362
Total stockholders’ equity	$6,385	$9,185	$8,287	$10,057	$11,273

Selected Historical Financial Data of Change Healthcare Inc.

The following table sets forth the selected historical financial data of Change Healthcare Inc. for the periods ended and at the dates indicated below. The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare Inc. included elsewhere in this document. The selected historical consolidated balance sheet information as of June 30, 2018 was derived from the unaudited financial statements of Change Healthcare Inc. not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare Inc. included elsewhere in this document. The selected balance sheet data as of

March 31, 2017 was derived from the audited financial statements of Change Healthcare Inc., not included or incorporated by reference in this document. The unaudited financial statements of Change Healthcare Inc. have been prepared on the same basis as the audited financial statements and, in Change’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with the financial statements of Change Healthcare Inc. and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained included elsewhere in this document.

Change Healthcare Inc. is a holding company that was formed by the Legacy CHC Stockholders in connection with the Joint Venture Transactions and does not own any material assets or have any operations other than through its interest in the Joint Venture. Each of Change and McKesson have equal representation on the Joint Venture’s board of directors and all major operating, investing and financial activities require the consent of both Change and McKesson. As a result, neither Change nor McKesson consolidates the financial position and results of the Joint Venture. Instead, each of Change and McKesson accounts for its respective investment in the Joint Venture under the equity method of accounting.

	Change Healthcare Inc.
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
	(In millions)
Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
General and administrative	2.5	0.2	1.1	0.2	0.8

Accretion Expense	47.2	—	—	—	—

Total operating expenses	49.7	0.2	1.1	0.2	0.8

Operating income (loss)	(49.7)	(0.2)	(1.1)	(0.2)	(0.8)
Loss from Equity Method Investment in Joint Venture	104.5	65.8	70.5	58.7	43.1
(Gain) Loss on Sale of Interests in Joint Venture	—	(0.7)	(0.7)	—	—
Interest expense	1.2	—	—	—	—
Interest (income)	(1.2)	—	—	—	—
Amortization of debt discount and issuance costs	0.4	—	—	—	—
Unrealized gain (loss) on forward purchase contract	(71.6)	—	—	—	—
Management fee income	(1.6)	(0.2)	(0.4)	(0.2)	(0.8)

Income (loss) before income tax provision (benefit)	(81.3)	(65.1)	(70.5)	(58.7)	(43.1)
Income tax provision (benefit)	(0.6)	(16.7)	(18.6)	(119.6)	(16.8)

Net income (loss)	$(80.7)	$(48.5)	$(51.9)	$61.0	$(26.3)

Net income (loss) per share:
Basic	$(0.67)	$(0.64)	$(0.69)	$0.81	$(3.18)

Diluted	$(0.67)	$(0.64)	$(0.69)	$0.78	$(3.18)

	Change Healthcare Inc.
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
	(In millions)
Balance Sheet Data (at period end):
Cash and cash equivalents	$3.4	$3.6	$3.4	$—	$—
Total assets	$2,219.8	$1,300.5	$1,298.8	$1,374.0	$1,389.4
Total debt	$39.0	$—	$—	$—	$—
Total stockholders’ equity	$1,950.1	$1,129.2	$1,132.5	$1,176.6	$1,088.2

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Selected Historical Consolidated Financial Data of Change Healthcare LLC

The following table sets forth the selected historical consolidated financial and other data of Change Healthcare LLC, or the Joint Venture, for the periods ended and at the dates indicated below.

The selected historical consolidated statements of operations data for the nine months ended December 31, 2019 and 2018 and the selected historical consolidated balance sheet information as of December 31, 2019 were derived from the unaudited financial statements of Change Healthcare LLC included elsewhere in this document. The selected historical consolidated balance sheet information as of June 30, 2018 was derived from the unaudited financial statements of Change Healthcare LLC not included or incorporated by reference in this document. The selected historical statements of operations data for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) through March 31, 2017 and the selected balance sheet data as of March 31, 2019 and 2018 were derived from the audited financial statements of Change Healthcare LLC included elsewhere in this document. The selected balance sheet data as of March 31, 2017 was derived from the audited financial statements of Change Healthcare LLC, not included or incorporated by reference in this document. The unaudited condensed consolidated financial statements of Change Healthcare LLC have been prepared on the same basis as the audited consolidated financial statements and, in the Joint Venture’s opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Change Healthcare LLC’s financial position and results of operations. Historical results are not necessarily indicative of the results expected for any future period, and interim results are not necessarily indicative of the results expected for the full fiscal year.

This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Change Healthcare LLC and the notes thereto included elsewhere in this document. Change Healthcare LLC adopted the new revenue recognition accounting standard Accounting Standards Codification (“ASC”) 606 effective April 1, 2019 on a modified retrospective basis. Financial results for reporting periods during fiscal year 2020 are presented in compliance with the new revenue recognition standard. Historical financial results for reporting periods prior to fiscal year 2020 are presented in conformity with the prior revenue recognition standard ASC 605.

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Statement of Operations Data:
Revenue:
Solutions revenue	$2,288.3	$2,264.7	$3,043.1	$3,024.4	$283.5
Postage revenue	171.3	180.7	238.6	274.4	26.1

Total Revenue	2,459.6	2,445.4	3,281.7	3,298.8	309.6

	Change Healthcare LLC
	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
	(In millions)
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998.9	1,007.3	1,354.7	1,407.9	133.7
Research and development	151.8	159.6	202.2	221.7	22.6
Sales, marketing, general and administrative	567.6	620.6	821.1	749.9	109.9
Customer postage	171.3	180.7	238.6	274.4	26.1
Depreciation and amortization	226.1	208.1	278.0	278.4	26.5
Accretion and changes in estimate with related parties, net	10.3	13.3	19.3	(50.0)	(24.5)
Gain on Sale of the Extended Care Business	—	(111.4)	(111.4)	—	—
Impairment of long-lived assets and other exit related costs	—	—	0.7	0.8	48.7

Total operating expenses	2,126.0	2,078.2	2,803.2	2,883.0	343.0

Operating income (loss)	333.6	367.2	478.5	415.8	(33.4)
Interest expense, net	219.7	241.8	325.4	292.5	22.4
Loss on extinguishment of debt	19.4	—	—	—	70.1
Contingent consideration	1.8	(0.9)	(0.8)	—	—
Other, net	(10.9)	(13.8)	(18.3)	(17.2)	(1.3)

Income (loss) before income tax provision (benefit)	103.6	140.0	172.2	140.5	(124.6)
Income tax provision (benefit)	0.6	1.0	(4.5)	(51.9)	(41.0)

Net income (loss)	$103.0	$139.0	$176.7	$192.4	$(83.6)

Balance Sheet Data (at period end):
Cash and cash equivalents	$74.2	$90.2	$47.7	$48.9	$185.7
Total assets	$6,290.7	$6,241.9	$6,204.1	$6,200.9	$6,283.5
Total debt	$4,828.0	$5,794.9	$5,789.9	$5,920.9	$5,959.1
Tax receivable obligations to related parties	$203.1	$207.2	$212.7	$223.2	$298.1
Members’ equity (deficit)	$212.3	$(945.4)	$(904.8)	$(1,066.2)	$(1,273.4)

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Selected Historical Consolidated Financial Data of Legacy CHC

The following table sets forth the selected historical consolidated financial and other data of Legacy CHC as of and for the periods indicated. The selected historical consolidated statements of operations data for the fiscal years ended December 31, 2016 and 2015 and for the period from January 1, 2017 through February 28, 2017 and the selected historical consolidated balance sheet data as of February 28, 2017, December 31, 2016 and December 31, 2015 have been derived from Legacy CHC’s historical audited consolidated financial statements included elsewhere in this document. The selected historical consolidated financial data as of and for the year ended December 31, 2014 was derived from audited consolidated financial statements not included or incorporated by reference in this document.

The selected historical financial data of Legacy CHC is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical consolidated financial statements and related notes of Legacy CHC included elsewhere in this document.

	Legacy CHC
	Two Months Ended February 28, 2017	Year Ended
		December 31, 2016	December 31, 2015	December 31, 2014
	(In millions)
Statement of Operations Data:(1)
Revenue:
Solutions revenue	$204.4	$1,252.2	$1,124.2	$1,006.9
Postage revenue	46.7	305.0	352.9	343.5

Total Revenue	251.1	1,557.2	1,477.1	1,350.4
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	98.3	561.1	507.4	462.3
Development and engineering	14.2	60.0	45.5	33.0
Sales, marketing, general and administrative	77.9	278.6	217.6	198.4
Customer postage	46.7	305.0	352.9	343.5
Depreciation and amortization	43.3	252.3	342.3	189.2
Accretion	2.7	8.1	10.5	14.4
Impairment of long-lived assets		0.7	8.6	83.2

Total costs and expenses	283.1	1,465.8	1,484.8	1,324.0

Operating income (loss)	(32.0)	91.4	(7.7)	26.4
Interest expense, net	30.0	185.9	168.3	146.8
Loss on extinguishment of debt	—	—	—	—
Contingent consideration	—	—	(4.8)	1.3
Other	—	—	(0.8)	(3.9)

Income (loss) before income taxes	(62.0)	(94.5)	(170.4)	(117.8)
Income tax provision	(25.4)	(19.1)	(82.6)	(232.6)

Net income (loss)	$(36.6)	$(75.4)	$(87.8)	$114.8

Balance Sheet Data (at period end):
Cash and cash equivalents	$136.7	$118.0	$66.7	$82.3
Total assets	$4,378.0	$4,502.5	$4,557.2	$3,824.3
Total debt(2)	$2,762.9	$2,761.0	$2,774.0	$2,162.8
Tax receivable obligations to related parties	$183.3	$180.6	$173.5	$164.0
Total equity	$953.0	$1,109.7	$1,175.1	$1,093.3

(1)	As a result of Legacy CHC’s history of business combinations, its financial position and results of operations may not be comparable for each of the periods presented.
(2)

Total debt at February 28, 2017 and at December 31, 2016, 2015 and 2014 is reflected net of unamortized debt discount of approximately $32.7 million, $34.9 million, $47.8 million and $41.6 million, respectively, related to original loan fees and original issue discount. Total debt at February 28, 2017 and at December 31, 2016, 2015 and 2014 also includes data sublicense and other financing arrangement obligations of $10.7 million, $10.9 million, $18.2 million and $29.4 million, respectively.

Selected Historical Combined Financial Data of Core MTS

The following table sets forth the selected historical combined financial and other data of Core MTS as of and for the periods indicated. The selected historical combined balance sheet data as of February 28, 2017 and March 31, 2016 and the combined statements of operations data for the fiscal year ended March 31, 2016 and the period from April 1, 2016 to February 28, 2017 have been derived from Core MTS’ historical audited combined financial statements included elsewhere in this document. The selected historical combined financial data as of and for the fiscal year ended March 31, 2015 were derived from historical audited financial statements not included or incorporated by reference in this document.

The selected historical combined financial data of Core MTS is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical combined financial statements and related notes of Core MTS included elsewhere in this document.

	Core MTS
	Eleven Months Ended February 28, 2017	Year Ended
		March 31, 2016	March 31, 2015
	(In millions)
Statement of Operations Data:
Revenue	$1,712	$1,909	$1,968
Cost of Sales	(848)	(951)	(986)

Gross Profit	864	958	982
Operating Expenses
Selling, distribution and administrative expenses	(457)	(448)	(516)
Research and development	(159)	(197)	(220)

Total operating expenses	(616)	(645)	(736)

Operating income	248	313	246
Other income, net	2	3	3

Income before income taxes	250	316	249
Income tax expense	(14)	(26)	(37)

Net income	236	290	212
Net income attributable to noncontrolling interests	(1)	(1)	(1)

Net income attributable to Core MTS	$235	$289	$211

Balance Sheet Data (at period end):
Cash and cash equivalents	$31	$46	$52
Total assets	$2,002	$1,966	$2,094
Total equity	$1,144	$1,029	$1,168

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements as of and for the year ended March 31, 2019 and the nine months ended December 31, 2019

The unaudited pro forma condensed combined financial statements give effect to the completion of the Transactions, including the consummation of the exchange offer and, if necessary, the spin-off followed immediately by consummation of the Merger of SpinCo, a wholly-owned subsidiary of McKesson, with and into Change. The Merger is being accounted for as a business combination with Change as the accounting acquiror. As a result of the Merger, Change will obtain control of the Joint Venture and consolidate the operations of the Joint Venture.

In addition to the Merger, the pro forma condensed combined financial statements give effect to the Change initial public offering (“IPO”), which closed on July 1, 2019. For the purpose of the unaudited pro forma condensed combined financial statements, the Transactions, as defined previously, also include the IPO. The pro forma adjustments related to the IPO and Merger have been identified separately within the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations are presented as if the Transactions occurred on April 1, 2018. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions occurred on December 31, 2019. The unaudited pro forma condensed combined financial statements are derived from Change’s, SpinCo’s and the Joint Venture’s respective historical consolidated or combined financial statements for each period presented. SpinCo financial statements present the combined financial position, results of operations and related balances of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC). As a result, SpinCo’s historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had SpinCo been an independent, stand-alone entity during the periods presented.

The preparation of unaudited pro forma condensed combined financial statements requires Change and SpinCo management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the preliminary purchase price allocation to SpinCo’s and the Joint Venture’s assets and liabilities, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Actual results may differ significantly from those reflected in the pro forma condensed combined financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma condensed combined financial statements and actual amounts. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The final purchase price will be allocated to SpinCo’s and the Joint Venture’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Transactions based on a comprehensive final evaluation of such assets acquired and liabilities assumed by Change. Based on a preliminary review of the accounting policies of Change, SpinCo and the Joint Venture, Change is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements.

The pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of operations of the combined business.

The Merger has not yet been consummated. Accordingly, the pro forma purchase price allocation of SpinCo’s and the Joint Venture’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma condensed combined financial statements are based upon available information and certain assumptions that Change’s management believes are factually supportable as of the date of this document. The preliminary purchase price is based on a share price of $16.39. The actual purchase price will be based on the Change closing share price on the closing date of the Merger, which could differ from the price presented herein. A final determination of the fair value of SpinCo’s and the Joint Venture’s assets to be acquired and liabilities to be assumed, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of SpinCo and the Joint Venture that exist as of the closing date of the Transactions and, therefore, cannot be made prior to the completion of the Transactions. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma condensed combined financial statements;

•	SpinCo’s audited historical combined financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document;

•	SpinCo’s unaudited combined financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document;

•	Change’s audited historical consolidated financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document;

•	Change’s unaudited consolidated financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document;

•	the Joint Venture’s audited historical consolidated financial statements and related notes as of and for the year ended March 31, 2019, which are included elsewhere in this document; and

•	the Joint Venture’s unaudited consolidated financial statements and related notes as of and for the nine months ended December 31, 2019, which are included elsewhere in this document.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare, Inc.	Change Healthcare, LLC	Pro Forma Adjustments	Notes(1)		Pro Forma Condensed Combined
Assets:
Cash and cash equivalents	$—	$3,409	$74,183	$—			$77,592
Due from the Joint Venture	—	3,429	—	(3,429)	(a	)	—
Investment in Joint Venture tangible equity units, current	—	15,362	—	(15,362)	(a	)	—
Due from McKesson	—	213	—	—			213
Income tax receivable	—	1,359	—	—			1,359
Restricted cash	—	—	314	—			314
Accounts receivable, net of allowance for doubtful accounts	—	—	724,908	—			724,908
Contract assets	—	—	130,824	—			130,824
Prepaid expenses and other current assets	—	1,544	155,276	—			156,820

Total current assets	—	25,316	1,085,505	(18,791)			1,092,030
Dividend receivable	—	68,344	—	(68,344)	(b1)		—
Investment in business purchase option	—	—	—	158,500	(b2)		158,500
Investment in Joint Venture	2,142,582	1,796,512	—	(3,939,094)	(a	)	—
Investment in Joint Venture tangible equity units	—	329,581		(329,581)	(a	)	—
Property and equipment, net	—	—	153,036	56,907	(b4)		209,943
Goodwill	—	—	3,298,151	1,735,917	(b8)		5,034,068
Intangible assets, net	—	—	1,225,424	3,812,576	(b5)		5,038,000
Other noncurrent assets, net	—	—	528,545	—			528,545

Total assets	$2,142,582	$2,219,753	$6,290,661	$1,408,090			$12,061,086

Liabilities and members’ deficit:
Current liabilities:
Due to the Joint Venture	$213	$9,806	$—	$(10,019)	(a	)	$—
Drafts and accounts payable	—	—	49,478	—			49,478
Accrued expenses	—	259	354,034	2,389	(a	)	356,682
Deferred revenues	—	—	402,854	(156,241)	(b6)		246,613
Due to related parties, net	—	—	22,817	(2,389)	(a	)	20,428
Current portion of long-term debt	—	15,362	28,812	(15,362)	(a	)	28,812
Other liabilities – current	—	—	—	—			—

Total current liabilities	213	25,427	857,995	(181,622)			702,013

Long-term debt, excluding current portion	—	23,656	4,799,178	107,287	(a,b7)		4,930,121
Due to McKesson		47,172	—	—			47,172
Deferred tax liabilities	18,776	172,055	106,008	638,654	(c	)	935,493
Tax receivable agreement obligations to related parties	—	—	203,121	—			203,121
Other long-term liabilities	—	1,312	112,019	(12,936)	(b6)		100,395

Total liabilities	18,989	269,622	6,078,321	551,383			6,918,315

Commitments and contingencies
Equity:
Common shares	—	124	—	1,760	(b1)		1,884
Additional paid-in capital	—	2,016,608	—	2,882,801	(b1)		4,899,409
Parent investment	3,227,956	—	—	(3,227,956)	(a	)	—
Accumulated other comprehensive income (loss)	(13,811)	(3,418)	—	17,229	(a	)	—
Intercompany	—	—	—	—			—
Retained earnings (accumulated deficit)	(1,090,552)	(63,183)	—	1,395,213	(b3,d	)	241,478
Members’ equity (deficit)	—	—	212,340	(212,340)	(a	)	—

Total shareholders’ equity	2,123,593	1,950,131	212,340	856,707			5,142,771

Total liabilities and shareholders’ equity	$2,142,582	$2,219,753	$6,290,661	$1,408,090			$12,061,086

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 2019

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare Inc.	Change Healthcare LLC	Pro Forma Adjustments	Notes(2)		Pro Forma Condensed Combined
Revenue
Solutions revenue	$—	$—	$2,288,305	$(12,936)	(b	)	$2,275,369
Postage revenue	—	—	171,288	—			171,288

Total revenue	—	—	2,459,593	(12,936)			2,446,657
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	—	998,943	—			998,943
Research & development	—	—	151,778	—			151,778
Sales, marketing, general, and administrative	1,539	2,504	567,586	(3,187)	(c,d	)	568,442
Customer postage	—	—	171,288	—			171,288
Depreciation and amortization	—	—	226,094	231,475	(a	)	457,569
Accretion and changes in estimate with related parties, net	—	47,172	10,339	—			57,511

Total operating expenses	1,539	49,676	2,126,028	228,288			2,405,531

Operating income (loss)	(1,539)	(49,676)	333,565	(241,224)			41,126
(Gain) loss from Equity Method Investment in the Joint Venture	1,226,095	104,497	—	(1,330,592)	(d	)	—
(Gain) loss on dilution in the interests of the Joint Venture	244,569	—	—	(244,569)	(d	)	—
Management fee income	—	(1,648)	—	1,648	(d	)	—
Interest (income) expense	—	1	219,661	(34,761)	(g	)	184,901
Loss on extinguishment of debt	—	—	19,414	—			19,414
Amortization of debt discount and issuance costs		403	—	(403)	(d	)	—
Unrealized (gain) loss on forward purchase contract	—	(71,649)	—	—			(71,649)
Contingent consideration	—	—	1,809	—			1,809
Other, net	—	—	(10,881)	—			(10,881)

Income (loss) before income tax provision (benefit)	(1,472,203)	(81,280)	103,562	1,367,453			(82,468)
Income tax provision (benefit)	(376,000)	(564)	589	363,267	(e,h	)	(12,708)

Net income (loss)	$(1,096,203)	$(80,716)	$102,973	$1,004,186			$(69,760)

Net income (loss) per share:
Basic					(f	)	$(0.22)

Diluted					(f	)	$(0.22)

Weighted average common shares outstanding:
Basic					(f	)	319,387,487
Diluted					(f	)	319,387,487

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED MARCH 31, 2019

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments
	PF2 SpinCo	Change Healthcare Inc.	Change Healthcare LLC	Pro Forma Adjustments	Notes(3)		Pro Forma Condensed Combined
Revenue
Solutions revenue	$—	$—	$3,043,111	$(156,241)	(b	)	$2,886,870
Postage revenue	—	—	238,618	—			238,618

Total revenue	—	—	3,281,729	(156,241)			3,125,488
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	—	1,354,655	—			1,354,655
Research & development	—	—	202,241	—			202,241
Sales, marketing, general, and administrative	—	1,159	821,082	(10,488)	(f	)	811,753
Customer postage	—	—	238,618	—			238,618
Depreciation and amortization	—	—	278,020	320,592	(a	)	598,612
Accretion and changes in estimate with related parties, net	—	—	19,329	—			19,329
Gain on sale of extended care business	—	—	(111,435)	—			(111,435)
Impairment of long-lived assets and other exit related costs	—	—	675	—			675

Total operating expenses	—	1,159	2,803,185	310,104			3,114,448

Operating income (loss)	—	(1,159)	478,544	(466,345)			11,040
(Gain) loss from Equity Method Investment in the Joint Venture	176,133	70,487	—	(246,620)	(c	)	—
Loss on dilution in the interest of the Joint Venture	688	—	—	(688)	(c	)	—
(Gain) loss on sale of interests in Change Healthcare LLC	—	(661)	—	661	(c	)	—
Management fee income	—	(378)	—	378	(c	)	—
Interest (income) expense	—	—	325,431	(76,249)	(g	), 1(b7)	249,182
Contingent consideration	—	—	(809)	—			(809)
Other, net	—	—	(18,267)	—			(18,267)

Income (loss) before income tax provision (benefit)	(176,821)	(70,607)	172,189	(143,827)			(219,066)
Income tax provision (benefit)	(47,019)	(18,595)	(4,481)	11,493	(d,h	)	(58,602)

Net income (loss)	$(129,802)	$(52,012)	$176,670	$(155,320)			$(160,464)

Net income (loss) per share:
Basic					(e	)	$(0.50)

Diluted					(e	)	$(0.50)

Weighted average common shares outstanding:
Basic					(e	)	319,387,487
Diluted					(e	)	319,387,487

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CHANGE AND SPINCO

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(In thousands)

PRO	FORMA ADJUSTMENTS

(1)	Reflects pro forma adjustments for SpinCo, Change, and the Joint Venture unaudited pro forma condensed combined Balance Sheet as of December 31, 2019 as follows:

a.

Reflects the consolidation of the equity method investment in the Joint Venture as a result of the Merger between SpinCo and Change. Prior to the consolidation, SpinCo and Change’s equity interests in the Joint Venture will be approximately 58.5% and 41.5%, respectively. After the Merger of Change and SpinCo, Change will own 100% of the interest in the Joint Venture; thus requiring consolidation of the Joint Venture rather than equity method investment treatment. As a result of this consolidation, the pro forma Condensed Combined balance sheet impact includes the elimination of receivables and liabilities between SpinCo, Change, and the Joint Venture and the removal of the book value of the equity method investments previously held by SpinCo and Change, along with other consolidation impacts.

b.

Reflects the Purchase Price Accounting (“PPA”) for the Merger between SpinCo and Change, where Change is the Accounting Acquirer. The difference in the step-up adjustments of assets and liabilities is recorded to goodwill.

(b1) In connection with the Merger, Change will issue 176.0 million shares in exchange for all of the outstanding shares of SpinCo Common Stock to acquire SpinCo. The total pro forma purchase consideration will be the total number of shares issued times $16.39 per share to acquire SpinCo, which will be approximately 58.5% of the Joint Venture.

The preliminary purchase price presented below is based on a share price of $16.39 per share. The actual purchase price will be based on the Change closing share price on the closing date of the Merger, which could differ from the price presented below. A 10% increase or decrease to the Change share price would change the purchase price by $290.2 million.

Additionally, the total purchase price includes the value of any receivable of Change from the Joint Venture that will be settled or satisfied as a direct result of the Merger.

Estimated purchase price:
Estimated fair value of SpinCo shares to be exchanged
(176.0 million shares at $16.39 per share):
Common Stock, $0.01 par value	$1,760	(b1)
Additional paid-in capital	2,882,801	(b1)
Settlement of dividend receivable	68,344	(b1)

Total purchase price of SpinCo	$2,952,905

The preliminary purchase price allocation presented below is based on management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed for SpinCo and the Joint Venture using information currently available. The excess of the fair value over the estimated fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined upon the completion of the Merger and will be based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Change.

Total purchase price of SpinCo			$2,952,905

Fair value of the existing interest in the Joint Venture			2,404,139	(b3)

Total estimated fair value of the Joint Venture			$5,357,044

Estimated fair value of assets acquired
Cash	74,183
Restricted cash	314
Accounts receivable, net of allowance for doubtful accounts	724,908
Contract assets	130,824
Prepaid and other current assets	155,276
Investment in business purchase option	158,500	(b2)
Property and equipment, net	209,943	(b4)
Intangible assets	5,038,000	(b5)
Other noncurrent assets	528,545

	7,020,493
Estimated fair value of liabilities assumed
Current liabilities (excluding current portion of long-term debt of $28.8 million)	403,513
Long-term debt (including current portion of $28.8 million)	4,958,932	(b7)
Deferred revenue	246,613	(b6)
Deferred tax liabilities	763,438	(c)
Tax receivable agreement obligations due to related parties	203,121
Due to related parties, net	22,817
Other long-term liabilities	99,083	(b6)

Total identifiable net assets acquired	(322,976)

Total excess of fair value over net identifiable assets recorded as goodwill			$5,034,068	(b8)

(b2) Represents an adjustment to record the fair value of the eRx Network purchase option at the best estimate of fair value of $158.5 million.

(b3) Represents the fair value of Change’s previously held equity method investment in the Joint Venture. Upon consolidation, the remeasurement at fair value of the previously equity method investment results in a gain of $304.7 million, which is not reflected in the pro forma Condensed Combined Statement of Operations because it does not have a continuing impact.

(b4) Represents an increase to property and equipment, net by $56.9 million due to the balance being adjusted to estimated fair value.

(b5) Recognition of intangible assets resulting from the purchase price allocation for the Merger. The intangible asset is comprised of $159.0 million related to Trade Name and Trademark, $1.4 billion related to Internally-Developed Technology, and $3.5 billion related to Customer

Relationships. The balances are based on estimated fair value as determined by a third-party valuation specialist.

For the purposes of the pro forma financial statements, certain intangibles are assumed to be amortized on a straight-line basis over a useful life of 7 to 20 years based on the asset class for the Trade Name and Trademark and Internally-Developed Technology. Amortization of the Customer Relationships was based on the weighted average of expected revenues for the life of the Customer Relationships. The pro forma Condensed Combined Statement of Operations has been adjusted to include $220.4 million of amortization related to the intangibles for the nine months ended December 31, 2019, which is reflected as pro forma adjustment 2(a), and $305.8 million for the year ended March 31, 2019, which is reflected as pro forma adjustment 3(a) below. The preliminary estimated fair value of intangibles was determined using generally accepted valuation practices for the asset types, which deducts economic costs, including operating expenses and contributory asset charges, from revenue expected to be generated by the intangibles. These estimated cash flows are then discounted to the present value equivalent based on an estimated discount rate of 10.0%.

(b6) Represents a decrease in deferred revenue by $156.2 million due to the balance being adjusted to fair value. Additionally, for the portion of deferred revenue included in other long-term liabilities, there is a decrease of $12.9 million due to the balance being adjusted to fair value.

(b7) Represents an increase to the long-term debt, net of the current portion, by $107.3 million due to the balance being adjusted to fair value and associated interest expense as a result of the increase to long-term debt which is reflected on the pro forma Condensed Combined Statement of Operations.

(b8) The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill.

c.

Reflects an adjustment to deferred income taxes utilizing a look-through approach to remeasure the deferred tax bases of the Joint Venture’s assets and liabilities based upon the changes in fair value associated with the Merger and PPA discussed in Notes 1(a) through 1(b) above, assuming a statutory federal tax rate of 21.0% and a blended state tax rate of 4.4%.

d.

Reflects the elimination of SpinCo’s accumulated deficit in the amount of $1.1 billion upon consolidation of the Joint Venture as a result of the Merger between SpinCo and Change, and the impact of the recognition of a gain of $304.7 million upon remeasurement of Change’s existing interest in the Joint Venture described in (b3).

(2)	Reflects pro forma adjustments for SpinCo, Change, and the Joint Venture Statement of Operations as of December 31, 2019 as follows:

Adjustments below represent adjustments as a result of the Merger

a.

Reflects the amortization of purchase price allocation adjustments related to the step-up of fair value of intangible and property and equipment, net assets as a result of the Merger of $220.4 million and $11.1 million, respectively.

b.

Reflects the estimated reduction to the carrying amount of historical contract liabilities to a fair value of $264.0 million and a reduction of $169.1 million ($156.2 million in deferred revenues and $12.9 million in other long-term liabilities) as if the merger had been consummated on April 1, 2018. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the Merger, this adjustment will have a continuing effect and would have reduced revenue by $12.9 million for the nine months ended December 31, 2019 to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the Merger had been consummated on April 1, 2018. The estimated effect on earnings subsequent to the Merger date will be progressively reduced over the subsequent eighteen months following the Merger date by approximately $156.2 million in the first year and approximately $12.9 million in the following nine months.

c.

Reflects the removal of transaction costs of $1.5 million incurred as a result of the Merger between SpinCo and Change that are not expected to have an ongoing impact to the operations after the Merger.

d.

Reflects the removal of certain expenses including $1.6 million of Sales, marketing, general, and administrative, $1.3 billion of (Gain) loss from Equity Method Investment in the Joint Venture, $244.6 million of (Gain) loss on dilution in the interests of the Joint Venture, $1.6 million of Management fee income, and ($0.4) million of Amortization of debt discount and issuance costs incurred by SpinCo and/or Change that are not expected to have an on-going impact to the operations after the Merger and the consolidation of the Joint Venture.

e.	Reflects an adjustment to the statutory income taxes using an effective tax rate of 25.4% for Notes 2(a) through 2(d) above.

f.	The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income (loss) per share:

Nine Months ended December 31, 2019
Pro Forma basic and diluted net income per share:
Numerator:
Pro Forma net income (loss)	$(69,760)
Denominator:
Weighted average common shares outstanding	124,962,970
Shares of stock issued in the Merger	175,995,192
Pro Forma minimum shares issuable under purchase contracts	18,429,325

Pro Forma shares used in computing basic and diluted earnings per share	319,387,487

Pro Forma basic and diluted net income (loss) per share	$(0.22)

Pro forma basic and diluted shares used in computing net income (loss) per share give effect to consummation of the Merger.

The shares issuable upon settlement of the purchase contracts component of TEUs are included in the denominator of weighted average shares outstanding to the extent that all contingencies other than passage of time have been satisfied. As a result, pro forma basic earnings per share in the above calculations reflects these purchase contracts as outstanding based on the minimum settlement rate. Due to their antidilutive effect in the period indicated, incremental shares issuable under purchase contracts, time-vesting options, and restricted stock units were excluded from the calculation of pro forma diluted earnings per share.

Adjustments below represent adjustments as a result of the IPO

g.

Reflects the effect on interest expense of the repayment of a portion of Change Healthcare LLC’s Term Loan Facility of $13.4 million in connection with the IPO, assuming a 5% interest rate; incremental interest expense associated with the amortizing debt payable to Change Healthcare Inc. of $0.6 million as a result of the investment by Change Healthcare Inc. in the Joint Venture of the net proceeds from the sale of the Units in connection with the IPO, assuming a 5.5% interest rate; and the reduction to interest expense of $21.9 million upon elimination of amortization of debt discount and issuance costs after adjusting the debt to its fair value due to the Merger.

h.

Reflects an adjustment to income taxes due to the pro forma adjustment referred to in Note 2(g) above. The tax rate utilized assumes a statutory federal rate of 21.0% and a blended state rate of 4.4% for the nine months ended December 31, 2019.

(3)	Reflects pro forma adjustments for the SpinCo, Change, and the Joint Venture Statement of Operations for the year ended March 31, 2019 as follows:

Adjustments below represent adjustments as a result of the Merger

a.

Reflects the amortization of purchase price allocation adjustments related to the step-up of fair value of intangible and property and equipment, net assets as a result of the Merger of $305.8 million and $14.8 million, respectively.

b.

Reflects the estimated reduction to the carrying amount of historical contract liabilities to a fair value of $264.0 million and a reduction of $169.1 million ($156.2 million in deferred revenues and $12.9 million in other long-term liabilities) as if the Merger had been consummated on April 1, 2018. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the Merger, this adjustment will have a continuing effect and would have reduced revenue by $156.2 million for the year ended March 31, 2019 to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the Merger had been consummated on April 1, 2018. The estimated effect on earnings subsequent to the Merger date will be progressively reduced over the subsequent eighteen months following the Merger date.

c.

Reflects the removal of certain expenses including $246.6 million of (Gain) loss from Equity Method Investment in the Joint Venture, $0.7 million of (Gain) Loss on sale of interests in Change Healthcare LLC, ($0.7) million of (Gain) loss on dilution in the interests of the Joint Venture, and $0.4 million of Management fee income incurred by SpinCo and/or Change that are not expected to have an on-going impact to the operations after the Merger and the consolidation of the Joint Venture.

d.	Reflects an adjustment to the statutory income taxes using an effective tax rate of 25.4% for Notes 3(a) through 3(c) above.

e.	The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share:

Year ended March 31, 2019
Pro Forma basic and diluted net income per share:
Numerator:
Pro Forma net income (loss)	$(160,464)
Denominator:
Weighted average common shares outstanding	124,962,970
Shares of stock issued in the Merger	175,995,192
Pro Forma minimum shares issuable under purchase contracts	18,429,325

Pro Forma shares used in computing basic and diluted earnings per share	319,387,487

Pro Forma basic and diluted net income (loss) per share	$(0.50)

Pro forma basic and diluted shares used in computing net income (loss) per share give effect to consummation of the Merger.

The shares issuable upon settlement of the purchase contracts component of Units are included in the denominator of weighted average shares outstanding to the extent that all contingencies other than passage of time have been satisfied. As a result, pro forma basic earnings per share in the above calculations reflects these purchase contracts as outstanding based on the minimum settlement rate. Due to their antidilutive effect in the period indicated, incremental shares issuable under purchase contracts, time-vesting options, and restricted stock units were excluded from the calculation of pro forma diluted earnings per share.

Adjustments below represent adjustments as a result of the IPO

f.

Reflects a $10.5 million adjustment to reverse historical management and advisory fees paid to McKesson and the Sponsors pursuant to a management services agreement that terminated upon consummation of the initial public offering.

g.

Reflects the effect on interest expense of the repayment of a portion of Change Healthcare LLC’s Term Loan Facility of $49.2 million in connection with the IPO, assuming a 5% interest rate; incremental interest expense associated with the amortizing debt payable to Change Healthcare Inc. of $2.2 million as a result of the investment by Change Healthcare Inc. in the Joint Venture of the net proceeds from the sale of the Units in connection with the IPO, assuming a 5.5% interest rate; and the reduction to interest expense of $29.2 million upon elimination of amortization of debt discount and issuance costs after adjusting the debt to its fair value due to the Merger.

h.

Reflects an adjustment to income taxes due to the pro forma adjustment referred to in Notes 3(f) through 3(g) above. The tax rate utilized assumes a statutory federal rate of 21.0% and a blended state rate of 4.4% for the year ended March 31, 2019.

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma per Share Data

The following table sets forth certain historical and pro forma per share data for Change. The historical data have been derived from and should be read together with the unaudited consolidated financial statements of Change and related notes thereto for the nine months ended December 31, 2019 and the audited consolidated financial statements of Change and related notes thereto contained elsewhere in this document. The pro forma data have been derived from the unaudited pro forma condensed combined financial statements of Change included elsewhere in this document.

These comparative historical and pro forma per share data are being provided for illustrative purposes only. You should not rely on the pro forma per share data presented as being indicative of the future results or financial condition of Change to be achieved following the Transactions.

	Nine Months Ended December 31 , 2019	Year Ended March 31, 2019
	(shares in thousands)
Net income (loss) available to common shareholders per share:
Historical:
Basic	$(0.67)	$(0.69)

Diluted	$(0.67)	$(0.69)

Pro forma:
Basic	$(0.22)	$(0.50)

Diluted	$(0.22)	$(0.50)

Weighted average common shares outstanding:
Historical:
Basic	120,658	75,513
Diluted	120,658	75,513
Pro forma:
Basic	319,387	319,387
Diluted	319,387	319,387

Historical Common Stock Market Price and Dividend Data

Historical market price data for SpinCo Common Stock has not been presented as there is no established trading market for SpinCo Common Stock separate from McKesson Common Stock.

Shares of McKesson Common Stock currently trade on the NYSE under the symbol “MCK.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of McKesson Common Stock reported by the NYSE was $143.90. On February 7, 2020, the last trading day prior to the commencement of the exchange offer, the last sale price of McKesson Common Stock reported by the NYSE was $156.32.

Shares of Change Common Stock currently trade on Nasdaq under the symbol “CHNG.” On February 3, 2020, the last trading day before the first public filing of the registration statement in connection with the Transactions, the last sale price of Change Common Stock reported by Nasdaq was $15.45. On February 7, 2020, the last trading day prior to the commencement of the exchange offer, the last sale price of Change Common Stock reported by Nasdaq was $16.12.

The following table sets forth the high and low sale prices of McKesson Common Stock according to the Wall Street Journal on the NYSE and Change Common Stock according to Bloomberg L.P. on Nasdaq for the periods indicated as well as the dividends per share paid by McKesson to holders of McKesson Common Stock and Change to holders of Change Common Stock for these periods.

	McKesson Per Share Dividends	McKesson Common Stock		Change Per Share Dividends	Change Common Stock
		High	Low		High	Low
Year Ended March 31, 2020
First Quarter	$0.39	$135.75	$111.71	$—	$15.30	$13.53
Second Quarter	$0.41	$150.82	$131.39	$—	$15.50	$11.24
Third Quarter	$0.41	$154.79	$128.26	$—	$16.73	$11.25
Fourth Quarter (through February 13, 2020)	$—	$169.67	$135.22	$—	$17.57	$15.17
Year Ended March 31, 2019
First Quarter	$0.34	$160.84	$131.43	$—	$—	$—
Second Quarter	$0.39	$139.86	$122.49	$—	$—	$—
Third Quarter	$0.39	$138.94	$106.11	$—	$—	$—
Fourth Quarter	$0.39	$137.16	$109.16	$—	$—	$—
Year Ended March 31, 2018
First Quarter	$0.28	$169.29	$133.82	$—	$—	$—
Second Quarter	$0.34	$168.87	$145.13	$—	$—	$—
Third Quarter	$0.34	$164.29	$134.25	$—	$—	$—
Fourth Quarter	$0.34	$178.86	$137.10	$—	$—	$—
Year Ended March 31, 2017
First Quarter	$0.28	$188.43	$154.33	$—	$—	$—
Second Quarter	$0.28	$199.43	$163.57	$—	$—	$—
Third Quarter	$0.28	$166.90	$114.53	$—	$—	$—
Fourth Quarter	$0.28	$153.07	$134.17	$—	$—	$—

Change Dividend Policy

The declaration, amount and payment of any future dividends on shares of Change Common Stock will be at the sole discretion of the Change board of directors and Change may reduce or discontinue entirely the payment of such dividends at any time. The Change board of directors may take into account general and economic conditions, its financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by Change to its stockholders or by its subsidiaries (including the Joint Venture) to it, and such other factors as its board of directors may deem relevant.

Change is a holding company and has no material assets other than its ownership of LLC Units in the Joint Venture. As a result, Change will not be able to pay any dividend unless the Joint Venture makes a distribution to its members in an amount sufficient to cover the dividend declared by Change.

The agreements governing Change’s Senior Secured Credit Facilities and Senior Notes contain a number of covenants that restrict, subject to certain exceptions, the Joint Venture’s ability to pay dividends to Change. See “Description of Certain Indebtedness of Change Healthcare Inc.”

Any financing arrangements that Change enters into in the future may include restrictive covenants that limit its ability to pay dividends. In addition, the Joint Venture is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Joint Venture (with certain exceptions) exceed the fair value of its assets. Subsidiaries of the Joint Venture are generally subject to similar legal limitations on their ability to make distributions to the Joint Venture.

In connection with the Joint Venture Transactions, the Joint Venture made distributions to its pre-initial public offering owners and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan totaling approximately $3.1 billion. For the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, the Joint Venture made no other distributions. Under the terms of its LLC Agreement, the Joint Venture is required to periodically advance to its members amounts necessary to fund their respective tax obligations on an interim basis. See “Other Agreements and Other Related Party Transactions” for additional information.

McKesson Dividend Policy

In October 2019, McKesson’s quarterly dividend was raised from $0.39 to $0.41 per common share for dividends declared on or after such date by McKesson’s board of directors. McKesson declared regular cash dividends of $1.51 and $1.30 per share in the years ended March 31, 2019 and 2018.

The payment and amount of future dividends remain within the discretion of the McKesson board of directors and will depend upon McKesson’s future earnings, financial condition, capital requirements and other factors.

THE TRANSACTIONS

In June 2016, the Legacy CHC Stockholders entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties completed the establishment of the Joint Venture, combining Core MTS with Legacy CHC’s businesses, including substantially all of the assets and operations of Legacy CHC, but excluding the eRx Network. The Joint Venture Transactions closed on March 1, 2017. From the time of its formation in June 2016 until the consummation of the Joint Venture Transactions, the Joint Venture had no substantive assets or operations.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in Legacy CHC’s Amended and Restated 2009 Equity Incentive Plan of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement and (b) the issuance to Change of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture and (c) the McKesson Tax Receivable Agreement.

Pursuant to the Joint Venture’s LLC Agreement, upon the expiration of the underwriter lock-up period in connection with Change’s initial public offering, which expiration occurred on December 23, 2019, subject to the terms and conditions provided in the LLC Agreement, McKesson has the right, at its election, to initiate and complete a Qualified McKesson Exit from the Joint Venture. In connection with a Qualified McKesson Exit, McKesson would contribute all of McKesson’s interests in the Joint Venture to a Delaware corporation that is McKesson’s direct or indirect wholly-owned subsidiary and then would either distribute stock of that subsidiary to the stockholders of McKesson as a dividend in the spin-off, commence one or more exchange offers pursuant to which McKesson would exchange stock of that subsidiary for stock of McKesson held by the stockholders of McKesson or consummate one or more exchanges of stock of that subsidiary for debt securities of McKesson (or a combination of the foregoing). Immediately thereafter, that subsidiary would merge with and into Change, pursuant to which the stockholders of that subsidiary would be entitled to receive a number of shares of Change Common Stock equal to the number of LLC Units held by that subsidiary at the effective time of the Merger.

In connection with the consummation of the Joint Venture Transactions, and in furtherance of a potential Qualified McKesson Exit, McKesson, SpinCo and Change entered into the Merger Agreement on December 20, 2016. McKesson and Change also negotiated the form of Separation Agreement and the other Ancillary Agreements, and entered into or agreed to enter into such agreements in connection with a Qualified McKesson Exit. The Ancillary Agreements include a form of Tax Matters Agreement, which would govern the rights, responsibilities and obligations of McKesson and SpinCo after a Qualified McKesson Exit with respect to tax liabilities and benefits (including indemnification provisions in favor of McKesson in the event certain transactions related to the Qualified McKesson Exit do not qualify for tax-free treatment), tax attributes, tax contests and other tax sharing regarding U.S. federal, state and local, and non-U.S., taxes, other tax matters and related tax returns.

Change completed its initial public offering on July 1, 2019. On February 10, 2020, McKesson, SpinCo and Change finalized and entered into the Separation Agreement and the Tax Matters Agreement. The Merger Agreement, together with the Separation Agreement, provide for the combination of SpinCo and Change, following which Change will own 100% of the outstanding LLC Units in the Joint Venture.

In connection with the Transactions, McKesson and its subsidiaries will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part PF2 SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations.

Following the consummation of the Internal Reorganization, McKesson will consummate an offer to exchange all of the outstanding shares of SpinCo Common Stock for outstanding shares of McKesson Common Stock. McKesson anticipates that the final exchange ratio will be set by the Pricing Mechanism such that the exchange offer will be fully- or over-subscribed by holders of McKesson Common Stock, although there can be no assurance that this will be the case. Subject to the terms and conditions of the Merger Agreement and the Separation Agreement, in the event that holders of McKesson Common Stock subscribe for less than all of the outstanding shares of SpinCo Common Stock held by McKesson in the exchange offer (or if the exchange offer is consummated but not all of the shares of SpinCo Common Stock held by McKesson are exchanged due to the upper limit being reached), McKesson will distribute the remaining outstanding shares of SpinCo Common Stock held by McKesson on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer in the spin-off, which, if it occurs, and together with the exchange offer, is referred to in this document as the Distribution.

Immediately after the consummation of the Distribution, SpinCo will merge with and into Change, with Change as the surviving company. In the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.” Immediately after the Merger:

•

approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa); and

•	Change will become the holder of 100% of the LLC Units in the Joint Venture.

•

Change will issue 175,995,192 shares of Change Common Stock in the Merger. After the Merger, Change will own and operate Change Healthcare LLC, which will be wholly-owned by Change. Change Common Stock issued in the Merger will be listed on Nasdaq under the current trading symbol for Change Common Stock, “CHNG.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 SpinCo Reorganization

At the time of the signing of the Merger Agreement on December 20, 2016, the McKesson Members (i.e., MCK IPCo and PST) were wholly-owned subsidiaries of McKesson. McKesson directly owned 100% of MCK IPCo, and indirectly owned 100% of the outstanding capital stock of PST through McKesson’s direct ownership of 100% of the outstanding capital stock of PF2 McKesson Technologies Inc., a Delaware corporation. In addition, McKesson directly owned 100% of the limited liability company interests of PF2 SpinCo LLC. Prior to the Internal Reorganization, the McKesson Members together directly held all of McKesson’s LLC Units in the Joint Venture.

In connection with the Transactions, McKesson will complete the Internal Reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which this document forms a part, PF2

SpinCo LLC was, on December 27, 2019, reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer, McKesson will contribute, directly or indirectly, all of the LLC Units it directly or indirectly holds in the Joint Venture to SpinCo. The form of the Internal Reorganization will be determined in light of all relevant factors, including tax considerations. As a result of the Internal Reorganization, as of immediately prior to the effective time of the Distribution, 175,995,192 shares of SpinCo Common Stock will be issued and outstanding, all of which will be owned directly by McKesson, and SpinCo will indirectly own all of McKesson’s LLC Units in the Joint Venture.

Step 2 Distribution—Exchange Offer and Possible Spin-Off

McKesson will offer to holders of McKesson Common Stock the right to exchange all or a portion of their shares of McKesson Common Stock for shares of SpinCo Common Stock in the exchange offer. If the exchange offer is consummated but is not fully subscribed, McKesson will distribute its remaining shares of SpinCo Common Stock on a pro rata basis to holders of McKesson Common Stock whose shares remain outstanding after consummation of the exchange offer in the spin-off, which will be conducted subject to the terms of the Separation Agreement and the Merger Agreement. Any holder of McKesson Common Stock whose shares of McKesson Common Stock are validly tendered and accepted for exchange for shares of SpinCo Common Stock in the exchange offer will waive (and will cause any nominee of the holder to waive) their rights with respect to such validly tendered shares to receive, and forfeit any rights to, shares of SpinCo Common Stock distributed on a pro rata basis in any spin-off following consummation of the exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of SpinCo Common Stock not exchanged in the exchange offer and to be distributed on a pro rata basis in any spin-off, and the number of shares of Change Common Stock into which the remaining shares of SpinCo Common Stock will be converted in the Merger will be transferred to holders of McKesson Common Stock (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant holders of McKesson Common Stock, the global certificate(s) representing all of the outstanding shares of SpinCo Common Stock, pending the consummation of the Merger. Shares of SpinCo Common Stock will not be able to be traded during this period.

Step 3 Merger

Immediately after the Distribution, and on the closing date of the Merger, SpinCo will merge with and into Change, whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company and as the owner of 100% of the LLC Units in the Joint Venture. In the Merger, each outstanding share of SpinCo Common Stock will be converted into one share of Change Common Stock, as described in the section entitled “The Merger Agreement—Merger Consideration.”

Immediately after consummation of the Merger, approximately 51% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of McKesson Common Stock, and approximately 49% of the outstanding shares of Change Common Stock are expected to be held by pre-Merger holders of Change Common Stock, in each case on a fully diluted basis in the aggregate, including Change employees who hold outstanding equity awards issued pursuant to Change’s equity incentive plans and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held, or vice-versa).

The following diagrams describe the simplified organizational structure of SpinCo, Change and the Joint Venture: (i) as they existed prior to the Internal Reorganization, (ii) as they would exist following the Internal Reorganization and the Distribution but prior to the consummation of the Merger and (iii) as they would exist immediately following consummation of the Transactions.

Under the LLC Agreement, McKesson has the right to conduct and consummate a Qualified McKesson Exit during the McKesson Exit Window, which McKesson expects to be the 12-month period (subject to certain extensions) beginning on December 23, 2019, the expiration date of the underwriter lock-up period applicable to Change’s initial public offering. If a Qualified McKesson Exit does not occur during the McKesson Exit Window, the Transactions would be terminated. See “Other Agreements and Other Related Party Transactions—LLC Agreement of Change Healthcare LLC—Transfers of LLC Units.”

In connection with the Joint Venture Transactions and the Transactions, McKesson, SpinCo, Change and the Joint Venture, or their applicable subsidiaries, have entered into or will enter into the Ancillary Agreements, which relate to, among other things, certain tax matters. See “Other Agreements and Other Related Party Transactions.”

Determination of Number of Shares of SpinCo Common Stock to be Distributed to Holders of McKesson Common Stock

McKesson is offering to exchange all shares of SpinCo Common Stock for shares of McKesson Common Stock validly tendered and not properly withdrawn. SpinCo will authorize the issuance of a number of shares of

SpinCo Common Stock such that there will be 175,995,192 shares of SpinCo Common Stock outstanding immediately prior to the effective time of the Merger.

No Fractional Shares; Exchange of Certificates

No fractional shares of Change Common Stock will be delivered to holders of SpinCo Common Stock in the Merger. Any fractional shares that would otherwise be allocable to any former holders of SpinCo Common Stock in the Merger shall be aggregated, and no holder of SpinCo Common Stock shall receive cash equal to or greater than the value of one full share of Change Common Stock. The exchange agent and the transfer agent shall cause the whole shares obtained shares from aggregating fractional shares that would otherwise remain across all holders of SpinCo Common Stock to be sold in the open market or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. The exchange agent and the transfer agent shall make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock entitled to receive such cash in lieu of fractional shares.

Upon consummation of the Merger, shares of SpinCo Common Stock will no longer be outstanding and will automatically be cancelled and retired. See “Merger Agreement—Merger Consideration.” Prior to the Merger, Change will deposit with the transfer agent the certificates or book-entry authorizations representing the shares of Change Common Stock issuable in the Merger.

Background of the Transactions

Each of the McKesson board of directors and the Change board of directors, together with their senior management, regularly review and assess their respective businesses, strategies and objectives and regularly evaluate pursuing various strategic and financial alternatives, including potential dispositions of non-core businesses, in each case with the goal of enhancing stockholder value. In connection with their respective ongoing evaluations of such strategic alternatives, the McKesson board of directors and the Change board of directors receive financial updates from their senior management, discuss the strategic direction of their respective companies and evaluate various options for growth.

In 2011, prior to the Joint Venture Transactions, Blackstone acquired a controlling interest in Legacy CHC, then known as Emdeon Inc., a publicly traded company and one of the largest, independent healthcare technology companies providing software and analytics, connectivity, communications, payments, consumer engagement and workflow optimization solutions, in a transaction valued at approximately $3 billion, which resulted in Emdeon Inc. becoming a private company. Following this transaction, Hellman & Friedman retained a significant minority equity interest in Emdeon Inc. In 2015, Emdeon Inc. was rebranded as “Change Healthcare.”

In addition, prior to the Joint Venture Transactions, McKesson owned and operated McKesson Technology Solutions (“MTS”), an operating segment that delivered enterprise-wide clinical, patient care, financial, supply chain, strategic management software solutions, as well as connectivity, outsourcing and other services, including remote hosting and managed services, to healthcare organizations. MTS consisted of a broad portfolio of businesses which addressed evolving healthcare trends. Specifically, MTS consisted of the following business units:

•

McKesson Health Solutions (“MHS”), which provided medical necessity and point-of-care decision support software and services, payor claims management software and services, payor fraud and abuse detection software and services, payor network management software and services, and medical claims editing, medical claims processing, and medical claims clearinghouse software and services;

•	McKesson Business Performance Services (“BPS”), which provided medical coding and billing services, charge capture services, accounts receivable management services, practice management and consulting services, patient access services, chronic care management services, and value based care and accountable care services;

•

McKesson Connected Care & Analytics (“CCA”), which (i) provided connected care and communications and messaging services, health information exchange services, population health, risk management, data management, and data analytics software and services, patient engagement, identification, matching, consents and data repository services, homecare and hospice software and services, workforce management software and services, and capacity management software and services and (ii) operated McKesson’s RelayHealth Pharmacy Network (“RelayHealth Pharmacy”), which provided communications and messaging services among pharmacies, payors, and pharmaceutical manufacturers, pharmacy network management services, pharmacy claims editing, pharmacy claims processing, and pharmacy claims clearinghouse services, pharmacy e-prescribing, prior authorization, couponing, and co-pay assistance services, and pharmacy data management and pharmacy data analytics services;

•

McKesson Imaging & Workflow Solutions (“IWS”), which provided enterprise imaging, radiology imaging, and cardiology imaging software and services, and imaging management and workflow software and services; and

•

McKesson Enterprise Information Solutions (“EIS”), which provided electronic health record and clinical management software and services, revenue cycle management software and services, supply chain software and services, document management software and services, intelligent coding software and services, laboratory and surgery management software and services, information technology outsourcing, and remote hosting services.

Prior to the negotiation of the Joint Venture Transactions, McKesson had identified Legacy CHC, in the ordinary course of business and in connection with its ongoing evaluations of strategic alternatives, as a potential strong strategic partner for MTS, given the business’ strategic alignment and potential synergy opportunities. McKesson’s board of directors and senior management, which included John Hammergren, McKesson’s Chief Executive Officer at that time, James Beer, McKesson’s Executive Vice President and Chief Financial Officer at that time, Bansi Nagji, McKesson’s Executive Vice President and Chief Strategy and Business Development Officer, and Patrick Blake, McKesson’s Executive Vice President and Group President at that time, believed that combining MTS and Legacy CHC would create an extensive network for revenue and payment management, drive growth in value added applications, analytics and services, establish a leader in revenue payment integrity, align strategies and investments in value based care, accelerate end-to-end revenue cycle outsourcing and combine complementary capabilities to engage customers as members, patients and payors. McKesson had in fact engaged in acquisition discussions with Legacy CHC’s management in 2011 before Legacy CHC was acquired by Blackstone, but Legacy CHC determined not to pursue a transaction with McKesson at that time.

Following Blackstone’s acquisition of Legacy CHC in 2011, McKesson’s senior management and board of directors continued to evaluate strategic alternatives for some or all of the MTS business in the ordinary course of business. During this time, McKesson’s senior management and board of directors continued to believe that there was meaningful strategic alignment and synergy opportunities between MTS and Legacy CHC, which could result in significant value creation for McKesson’s stockholders. McKesson desired, however, to exclude RelayHealth Pharmacy from any potential strategic transaction involving MTS. In addition, McKesson considered a joint venture structure as an alternative to an acquisition of Legacy CHC, as it would be capital-efficient while allowing McKesson to have continued ownership and benefit from future joint venture cash flows, and provide McKesson with flexibility to pursue a tax-efficient exit at an increased valuation. During this time, McKesson began developing a potential transaction structure with the assistance of representatives of Goldman Sachs, its financial advisor.

In August 2015, Mr. Nagji contacted representatives of Blackstone to initiate discussions regarding a potential strategic partnership and to provide Blackstone with an overview of the MTS business. Mr. Nagji communicated to Blackstone, however, that RelayHealth Pharmacy would be excluded from any strategic transaction involving MTS. At this time, McKesson’s key criteria for a strategic transaction, most likely a joint venture, were strategic alignment with Legacy CHC, an opportunity for meaningful synergies, a tax-efficient structure for McKesson and its stockholders and on-going involvement in the combined business.

On September 11, 2015, Mr. Nagji had an initial meeting with representatives from Blackstone, including Neil Simpkins, a Senior Managing Director and member of Legacy CHC’s board of directors to discuss a potential strategic transaction to create a new healthcare information technology company that would combine the MTS business with the Legacy CHC business.

Following these initial discussions, on September 18, 2015, McKesson entered into a mutual confidentiality agreement with Blackstone and Legacy CHC in consideration of a possible transaction. On September 30, 2015, the confidentiality agreement was amended to add Hellman & Friedman as a party.

On October 1, 2015, members of McKesson’s management and members of Legacy CHC’s management had initial meetings to provide an overview of each of the businesses and to discuss some of the strategic benefits of a combination. McKesson also prepared and shared with Blackstone and Legacy CHC a management presentation relating to MTS’ business (excluding RelayHealth Pharmacy), which included McKesson’s financial model for MTS for fiscal years 2016 through 2019.

During October 2015, McKesson began working with its outside advisors, including financial, accounting and legal advisors, to continue analyzing a potential joint venture transaction with Blackstone relating to Legacy CHC. On October 15, 2015, representatives from McKesson, Blackstone and Legacy CHC conducted preliminary cross due diligence calls, and on October 25, 2015, McKesson sent Blackstone and Legacy CHC initial written due diligence responses to questions discussed at the October 15, 2015 meeting. Also during October 2015, McKesson began analyzing the regulatory aspects of a potential joint venture transaction with Blackstone relating to Legacy CHC, including the competitive landscape.

On October 23, 2015, Blackstone delivered to McKesson a written indication of interest (the “IOI”) regarding a potential combination of MTS with Legacy CHC. The IOI noted Blackstone’s belief that a combination of Legacy CHC and MTS had the potential to create a differentiated leader in the healthcare technology sector, and that the combined company would have an attractive platform, with depth in its product offering and would be well-positioned to create innovative solutions around the changing healthcare landscape. In addition, the IOI noted Blackstone’s belief that there was significant potential for upside through both cost savings and revenue synergies. The IOI proposed, among other things, that: (i) Legacy CHC and MTS would be contributed into a joint venture entity (“NewCo”); (ii) RelayHealth Pharmacy would remain at McKesson and not be contributed, with NewCo receiving a license for the use of RelayHealth Pharmacy transaction data (the “RelayHealth Pharmacy Data License”); (iii) Legacy CHC would retain operating control of the combined company; (iv) the overall management team would include a combination of the operating talent from both Legacy CHC and MTS; and (v) the combined company would undertake an initial public offering following a period of integration for the two component companies. The IOI also proposed a targeted process to enable a more complete understanding of the financial performance and key drivers of each business, a detailed assessment of potential cost and revenue synergies and an implementation/integration timeline.

At regularly scheduled meetings held between October 25 and October 27, 2015, McKesson’s senior management informed McKesson’s board of directors of the IOI received from Blackstone, and discussed the proposed transaction with McKesson’s board of directors and relevant board committees, including McKesson’s Finance Committee. McKesson’s board of directors indicated its support for continuing to explore a potential transaction and directed McKesson’s senior management to continue its discussions with Blackstone.

On November 6, 2015, McKesson’s senior management informed Blackstone that there was support from McKesson’s board of directors to proceed with discussions and due diligence relating to a potential strategic transaction between MTS and Legacy CHC, and McKesson and its advisors, on the one hand, and Blackstone, Legacy CHC and their respective advisors, on the other hand, continued to conduct preliminary due diligence of a potential joint venture transaction.

In November 2015, McKesson and its advisors prepared an initial term sheet (the “Initial Term Sheet”) relating to a potential joint venture transaction, a draft of which was delivered to Blackstone on November 16, 2015. Pursuant to the Initial Term Sheet, Blackstone and McKesson would form a joint venture pursuant to which the Legacy CHC Stockholders would contribute all of Legacy CHC’s business to NewCo, and McKesson would contribute all of MTS’ business to NewCo, excluding RelayHealth Pharmacy. Following these contributions, McKesson would own at least 51% of NewCo on a fully diluted basis, and NewCo would receive a data license from RelayHealth Pharmacy. McKesson would also receive a cash payment at the closing of the transaction in an amount to be negotiated, based on the relative value of MTS and Legacy CHC. The Initial Term Sheet also contemplated joint governance rights applicable to each party’s interest in the potential joint venture, and contemplated the right for McKesson to exit the potential joint venture through a Qualified McKesson Exit. A Qualified McKesson Exit was defined in the Initial Term Sheet to enable McKesson to pursue an exit from the Joint Venture in a “Reverse Morris Trust” transaction structure. A Reverse Morris Trust transaction allows a parent company (in this case, McKesson) to divest a subsidiary (in this case, SpinCo) in a tax-efficient manner. In a Reverse Morris Trust transaction, the parent generally will divest stock of the subsidiary (in this case, SpinCo Common Stock) through a dividend (i.e., a spin-off) or exchange offer (i.e., a split-off) of the subsidiary stock to parent stockholders. Immediately after the spin-off or split-off, the subsidiary effects a merger with another company (in this case, Change), in a transaction in which the other company’s stockholders will hold less than 50% of the capital stock of the combined company immediately after the transaction. For information about the material tax consequences to McKesson stockholders resulting from the Reverse Morris Trust structure of the Transactions, see “Summary—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.” Throughout the negotiation of the Joint Venture Transactions, McKesson and Blackstone did not have substantive discussions regarding alternatives to the Reverse Morris Trust structure for a Qualified McKesson Exit.

On November 24, 2015, representatives from Goldman Sachs, at the direction of McKesson, met with representatives from Blackstone to discuss the potential valuation of each of MTS’ component business units and the Initial Term Sheet. Also around November 2015, the parties began discussing Legacy CHC’s existing tax receivable agreements and the possibility of McKesson entering into a tax receivable agreement with NewCo in connection with the potential joint venture.

On December 1, 2015, in response to the Initial Term Sheet and subsequent meetings, Blackstone presented an offer to McKesson relating to the formation of a joint venture with an alternative structure than that proposed in the IOI or the Initial Term Sheet, which response included Blackstone’s preliminary valuation framework (the “December Offer”). Pursuant to the December Offer, Blackstone and McKesson would form a joint venture involving two parallel transactions: (i) McKesson’s MHS, CCA (excluding RelayHealth Pharmacy) and BPS businesses would be merged with Legacy CHC to form a new company (“NewCo 1”) and (ii) McKesson’s EIS and IWS businesses would be separated from MTS to form a separate new company (“NewCo 2”). NewCo 1 and NewCo 2 would have identical capital structures, with McKesson owning 50.1%, the Legacy CHC Stockholders owning 44.9% and the management of the joint venture owning 5%, in each case, of the equity interests in NewCo 1 and NewCo 2, respectively. The joint venture would finance the transactions (including refinancing Legacy CHC’s existing indebtedness) with new debt equal to 5.9x the combined entities’ EBITDA.

On December 11, 2015, members of McKesson’s senior management met with representatives of Goldman Sachs to discuss the financial aspects of the December Offer, potential strategic alternatives to the December Offer and the potential for the December Offer to enable McKesson to exit NewCo 1 in the form of a Qualified McKesson Exit.

On December 11, 2015, in order to respond to the December Offer, McKesson directed its outside corporate legal advisor, Davis Polk, to begin drafting a long-form indicative term sheet based on the Initial Term Sheet and the December Offer (the “Term Sheet”), including a proposed contribution structure, governance provisions, transfer restrictions and exit rights relating to the potential joint venture, among other matters. McKesson also noted that one of its primary objectives in forming a joint venture with Blackstone relating to Legacy CHC was to permit McKesson to retain flexibility to exit its investment in the potential joint venture in a tax-efficient manner. During this time, McKesson’s financial reporting personnel also prepared an analysis, and discussed with its advisors, the conditions under which McKesson would or would not be required to consolidate the Joint Venture’s financial results with McKesson’s financial results, and shared this analysis with Davis Polk for incorporation into the Term Sheet.

From December 2015 to February 2016, McKesson reviewed and discussed a draft of the Term Sheet prepared by Davis Polk with its legal, accounting and financial advisors. Also during this time, McKesson continued to discuss the regulatory and tax structuring aspects of the potential transaction with its advisors.

On January 26, 2016, at a regularly scheduled meeting, McKesson’s senior management provided the Finance Committee of McKesson’s board of directors (the “McKesson Finance Committee”) with an update on McKesson’s discussions with Blackstone regarding the potential combination of MTS with Legacy CHC, and reviewed with the McKesson Finance Committee the December Offer and the strategic rationale, key criteria, potential timeline and other key considerations relating to a possible transaction. The following day, at a regularly scheduled meeting, McKesson’s senior management and the McKesson Finance Committee updated McKesson’s board of directors on the potential transaction with Blackstone and the December Offer. Both the McKesson Finance Committee and the McKesson board of directors were supportive of McKesson continuing to negotiate a potential transaction with Blackstone involving Legacy CHC.

On February 11, 2016, McKesson delivered a draft of the Term Sheet to Blackstone. The Term Sheet provided for the creation of two new companies, NewCo 1 and NewCo 2, as contemplated by the December Offer. The Term Sheet also provided that the parties would cooperate in good faith and use reasonable best efforts to work together to implement a corporate legal structure for NewCo 1 and its subsidiaries, and the employees, assets and liabilities thereof, which would permit McKesson to pursue and consummate a Qualified McKesson Exit that would qualify as tax-free to McKesson and its affiliates and tax-deferred to its stockholders, provided that the structure was also economically neutral to the Legacy CHC Stockholders. The Term Sheet also noted that the parties would discuss and agree upon an optimal capital structure upon the closing of the transactions, as well as a mutually agreed upon refinancing plan, for both NewCo 1 and NewCo 2.

Pursuant to the Term Sheet, the proposed capital structure of NewCo 1 would also include the incurrence of indebtedness by NewCo 1 to achieve a leverage multiple on the contributed MTS businesses that matched the leverage multiple on the Legacy CHC business at the closing of the transactions. McKesson or an affiliate would hold at least 50.1% of the common equity of NewCo 1 on a fully diluted basis (including after taking into account incentive equity awards available for issuance to joint venture employees). The Legacy CHC Stockholders would together hold, through their ownership of Change, the remainder of the common equity of NewCo 1 after reserving a pool of incentive equity awards available for issuance to joint venture employees.

The Term Sheet also provided for, among other things, proposed transfer restrictions on NewCo 1 equity interests, preemptive rights on equity securities proposed to be issued by NewCo 1, a right of first refusal on certain permitted transfers of NewCo 1 equity interests and information rights. In addition, the Term Sheet proposed a governance structure for NewCo 1 whereby Change and McKesson would have equal, symmetrical rights to appoint NewCo 1’s board of directors, and the consent of each of Change and McKesson would be required for all major financial and operating decisions of NewCo 1. NewCo 1’s initial management team and employee compensation arrangements would be determined mutually by Blackstone and McKesson prior to the closing of the transactions.

In addition, the Term Sheet proposed that the definitive documentation relating to the joint venture transactions would provide that, following the consummation of the transactions, the parties would work together towards a prompt initial public offering of Change and that, following the underwriter lock-up period in connection with Change’s initial public offering, McKesson would have the right to conduct a Qualified McKesson Exit.

While the Term Sheet provided for the establishment of NewCo 2, consistent with the December Offer, the structure, governance and other terms and conditions of the definitive documentation relating to NewCo 2 was left open to negotiation.

Also during this time, McKesson continued to review the potential transaction with its advisors, and exchanged high level due diligence information with Blackstone.

On March 1, 2016, McKesson and Goldman Sachs, at the direction of McKesson, held telephonic meetings with Blackstone to discuss the Term Sheet. The parties discussed operating matters, transaction structure, employment matters, exit provisions and governance provisions of the potential joint venture. Following the meetings, Blackstone indicated that it would review the Term Sheet further with its advisors and prepare a mark-up.

During March 2016, McKesson and Blackstone had follow-up conversations on the Term Sheet and the MTS business. As part of these conversations, McKesson and Blackstone agreed to include in the NewCo 1 transactions McKesson’s IWS business (together with McKesson’s MHS, CCA (excluding RelayHealth Pharmacy) and BPS businesses, “Core MTS”), and that McKesson would retain its EIS business rather than contribute it in connection with the joint venture transactions. Accordingly, a structure that contemplated NewCo 2 was no longer under discussion.

On March 18, 2016, members of McKesson’s senior management met with representatives of Blackstone to discuss, among other things, the parties’ approach to the joint venture leadership team. The parties also discussed working towards a transaction signing and announcement in May 2016.

On March 21, 2016, Blackstone sent to McKesson a draft contribution framework with Blackstone’s proposed valuation and incorporating Blackstone’s proposals for the potential joint ventures capital structure and leverage multiples.

On March 30, 2016, representatives from Goldman Sachs, at the direction of McKesson, met with representatives from Blackstone to discuss potential valuation and other financial matters relating to the potential joint venture. During these discussions, at the direction of McKesson, Goldman Sachs proposed that McKesson’s equity ownership of the proposed joint venture at closing would be approximately 70%, prior to taking into account incentive equity awards available for issuance to joint venture employees, McKesson and the Legacy CHC Stockholders would each receive cash proceeds at the closing of the transactions of $1.5 billion, that McKesson would receive special allocations of deductions from the proposed joint venture in respect of the intellectual property contributed by McKesson to the proposed joint venture prior to a Qualified McKesson Exit (and a tax receivable agreement from the joint venture that would apply for periods after a Qualified McKesson Exit), and that the proposed joint venture would incur indebtedness at the closing of the transactions equal to 5.1x fiscal year 2016 estimated EBITDA, after accounting for assumed synergies.

Blackstone provided its response to McKesson on April 5, 2016. Blackstone’s response included that the Legacy CHC Stockholders would receive cash proceeds of $1.75 billion and McKesson would receive cash proceeds of $1.25 billion at the closing of the transactions (together, the “Closing Cash Consideration”). Blackstone further proposed that McKesson’s equity ownership of the proposed joint venture at closing would be approximately 70%, and Change’s equity ownership of the proposed joint venture at closing would be approximately 30%, in each case prior to taking into account incentive equity awards available for issuance to joint venture employees. Blackstone further agreed conceptually to McKesson’s proposals for leverage multiples and for the allocation to McKesson of tax benefits attributable to the contributed intellectual property (including by means of a tax receivable agreement). Moreover, while Blackstone agreed to McKesson’s proposal for Change to pursue an initial public offering following the formation of the proposed joint venture, and to give McKesson the right to conduct a Qualified McKesson Exit thereafter, Blackstone proposed that the Legacy CHC Stockholders would be given the right to sell shares in a follow-on equity offering following Change’s initial public offering, but prior to a Qualified McKesson Exit. Blackstone indicated that a right to conduct a follow-on offering was consistent with its status as a financial sponsor, given the fact that it had already held its investment in Legacy CHC for approximately five years and because the completion of a Qualified McKesson Exit would likely take at least three years from the closing of the transactions.

On April 8, 2016, representatives from McKesson met with representatives from Goldman Sachs to discuss Blackstone’s April 5, 2016 proposal. The representatives of McKesson and Goldman Sachs also discussed key balance sheet considerations for a potential joint venture transaction, including obtaining committed financing to refinance Legacy CHC’s existing indebtedness and fund the Closing Cash Consideration, considerations around replacing bridge financing with permanent financing at the closing of the transactions and potential rating agency perspectives, among other things.

On April 11, 2016, at the direction of McKesson, McKesson’s advisors again met with representatives of Blackstone to further discuss the contours of a potential transaction, as well as next steps.

The parties also agreed at this point that Blackstone would provide McKesson with a mark-up of the Term Sheet, and schedule in-person meetings to negotiate the Term Sheet. The parties also agreed to further diligence regulatory aspects of a potential transaction. McKesson also agreed to allow Blackstone to further diligence the structure of a potential transaction, including the anticipated tax attributes of the Core MTS business. McKesson further agreed to provide Blackstone with unaudited financial information for MTS and its preliminary view on committed financing terms, and to further diligence and quantify one-time costs that would be associated with a potential transaction (including change of control triggers for Legacy CHC). McKesson and Blackstone continued to work during this time internally and with their respective advisors on assessing potential retention packages for joint venture employees, legal and tax considerations and the accounting aspects of a potential transaction.

At this time, McKesson expressed to Blackstone its desire to be in a position to submit the terms of the proposed joint venture transaction to the McKesson board of directors for approval at the end of May 2016. McKesson and Blackstone agreed to negotiate a potential transaction in a fully engaged process for the following two weeks to assess whether a potential transaction was viable, and, if it were, to then move onto negotiating definitive documents based on the then-current draft of the Term Sheet.

Also in April 2016, Blackstone and McKesson continued conducting their cross due diligence, and Legacy CHC and McKesson also arranged and conducted a variety of management due diligence meetings.

Also during this time, McKesson began working with its professional advisors to develop an internal restructuring plan that detailed the steps that would be required to separate the Core MTS business from McKesson’s other businesses and contribute Core MTS to the proposed joint venture (the “McKesson Pre-Closing Restructuring Plan”). McKesson and its advisors also further considered during this time the structure of a Qualified McKesson Exit following Change’s initial public offering.

Also in April 2016, in order to facilitate the regulatory review of the joint venture transactions, McKesson discussed with Blackstone the potential to separate the eRx Network from Legacy CHC prior to the closing of the joint venture transactions, such that the eRx Network would not be contributed to the joint venture. Blackstone indicated that, if necessary, it would be willing to separate the eRx Network from Legacy CHC, so long as it did not reduce the equity ownership of the Legacy CHC Stockholders in the joint venture as set forth in the Term Sheet. In addition, Blackstone proposed that if the eRx Network was excluded from the joint venture, that the joint venture would have an option to purchase the eRx Network from the Legacy CHC Stockholders, with such option exercisable on and after such time as McKesson’s equity ownership in the joint venture was significantly reduced (the “eRx Option”).

On April 15, 2016, Blackstone provided McKesson with a mark-up of the Term Sheet. On April 16, 2016, representatives from Davis Polk and McKesson met with representatives from Blackstone and Blackstone’s legal advisors, Ropes & Gray, to discuss Blackstone’s mark-up of the Term Sheet, in order for Blackstone to provide additional context on the mark-up. Blackstone’s mark-up indicated that Blackstone largely agreed conceptually to McKesson’s proposed terms, but that many proposed terms were subject to due diligence and review by applicable specialists. The mark-up further reiterated Blackstone’s proposal for the Legacy CHC Stockholders to have the right to conduct an equity follow-on offering after any initial public offering of Change and prior to a Qualified McKesson Exit. The representatives from Davis Polk further clarified for Ropes & Gray certain provisions of the Term Sheet that were included to facilitate closing certainty should McKesson choose to pursue a Qualified McKesson Exit, and to permit a Qualified McKesson Exit to be tax-efficient for McKesson and McKesson’s stockholders.

On April 17, 2016, representatives from McKesson discussed Blackstone’s mark-up of the Term Sheet with representatives of Davis Polk and Goldman Sachs and, between April 17, 2016 and April 22, 2016, Davis Polk worked with McKesson and McKesson’s other advisors to prepare a mark-up. Representatives of McKesson also discussed the Term Sheet with representatives from Blackstone on April 20, 2016, at which point the parties agreed, among other things, that:

(i)

the proposed joint venture would be expected to obtain fully committed debt financing at the signing of the transactions for $5.7 billion (which would include $2.7 billion to refinance Legacy CHC’s existing indebtedness) (the “Debt Commitment”), with proceeds used to fund the Closing Cash Consideration;

(ii)

the Legacy CHC Stockholders would have the right to conduct a follow-on offering of Change’s common stock for a specified period following the expiration of the underwriter lock-up period associated with Change’s initial public offering and before any Qualified McKesson Exit could occur (subject to McKesson’s right to “tag-along” in any such offering) (the “First Sale Right”);

(iii)

McKesson would have a period of 12 months to conduct a Qualified McKesson Exit, commencing after the expiration of any underwriter lock-up period associated with an offering pursuant to the First Sale Right (the “McKesson Exit Window”);

(iv)	Change would maintain a minimum ownership level in the proposed joint venture until McKesson conducted a Qualified McKesson Exit, notwithstanding the First Sale Right; and

(v)	the eRx Network would be separated from Legacy CHC and not be contributed to the joint venture, with the joint venture entering into the eRx Option at an exercise price subject to further discussion.

On April 22, 2016, McKesson delivered a revised Term Sheet to Blackstone incorporating, among other things, the items discussed by the parties through April 20, 2016.

On April 25, 2016, McKesson and its tax advisors, and Blackstone and its tax advisors, met to discuss the tax considerations for a potential transaction, including in respect of a Qualified McKesson Exit, Legacy CHC’s existing tax receivable agreements, and the proposed McKesson tax receivable agreement (the “McKesson Tax Receivable Agreement”), which would generally provide for the payment by the proposed joint venture to affiliates of McKesson of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change and its subsidiaries in certain periods as a result of (i) certain amortizable tax basis in assets transferred to the proposed joint venture at the consummation of the transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. McKesson then began working with its advisors on a term sheet for the McKesson Tax Receivable Agreement (the “McKesson TRA Term Sheet”).

On April 26, 2016, at a regularly scheduled meeting of the McKesson Finance Committee, McKesson’s senior management provided the McKesson Finance Committee with an update regarding McKesson’s progress with respect to the potential joint venture transaction. McKesson’s senior management discussed developments since the McKesson Finance Committee’s last meeting on January 26, 2016, including an update regarding the proposed structure of the potential joint venture, and how the structure had evolved during discussions with Blackstone. McKesson’s senior management also reviewed with the McKesson Finance Committee the proposed key terms for the potential joint venture, including with respect to valuation, governance rights, exit provisions and transfer restrictions, and discussed the pro forma condensed combined financial statements for the potential joint venture. McKesson’s senior management then provided the McKesson Finance Committee with an overview of financing alternatives, debt funding options for the potential joint venture and credit considerations, including the possible reactions of rating agencies with respect to McKesson’s credit rating. McKesson’s senior management also provided the McKesson Finance Committee with an overview of the main tax implications of the potential transaction, the key tax risks and management’s proposed mitigation strategy for addressing such risks. The McKesson Finance Committee continued to indicate its support for a potential transaction.

On April 27, 2016, at a regularly scheduled meeting, senior management and the McKesson Finance Committee provided McKesson’s board of directors with an update on the potential joint venture transaction. Following a discussion of the status of negotiations with Blackstone, the strategic rationale for a transaction and a review of valuation estimates, the proposed deal framework and key transaction terms, the McKesson board of directors indicated its support for a potential transaction, and directed management to continue its negotiations with Blackstone.

Also between April 22, 2016 and April 27, 2016, McKesson and its advisors and Blackstone and its advisors continued to negotiate and discuss the April 22, 2016 draft of the Term Sheet, and on April 28, 2016, Blackstone delivered a revised Term Sheet to McKesson, primarily reflecting technical changes relating to the structure of the Legacy CHC Stockholders’ contribution of Legacy CHC to the potential joint venture.

Following a review of the April 28, 2016 draft of the Term Sheet and follow up discussions with Ropes & Gray, representatives from McKesson met with representatives from Blackstone on May 1, 2016. At the meeting, McKesson and Blackstone agreed to continue to move forward with a potential transaction, and based on the progress of the negotiation of the Term Sheet, to shift to drafting definitive documentation for a potential joint venture in lieu of executing a Term Sheet. McKesson then instructed Davis Polk to begin drafting definitive documentation based on the Term Sheet, and the parties agreed on a proposed timeline that targeted mid-June 2016 for signing. At this point, Davis Polk began drafting the Contribution Agreement to be entered into by the Legacy CHC Stockholders, McKesson and certain other parties thereto, providing for the contribution or sale of Core MTS and Legacy CHC (following the separation of the eRx Network) to the joint venture and the LLC Agreement for the joint venture, which was to be organized as a Delaware limited liability company.

On May 15, 2016, each of McKesson and Legacy CHC made their respective virtual data rooms available to the other party and their respective advisors. During early May 2016, Blackstone, Legacy CHC and McKesson, together with their respective legal advisors, also negotiated a “clean team” confidentiality agreement in order to share competitively sensitive information about Legacy CHC and Core MTS for cross due diligence. On May 16, 2016, the clean team confidentiality agreement was executed and both McKesson and Legacy CHC made a “clean team” section of their respective data rooms available for the other party’s review under the terms of that agreement on May 17, 2016.

On May 9, 2016, Davis Polk sent initial drafts of the Contribution Agreement and the LLC Agreement, which incorporated agreed terms from the Term Sheet, to Ropes & Gray. Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, would transfer ownership of Legacy CHC (following the separation of the eRx Network) to the joint venture in consideration of (a) the payment at the closing of the proposed transactions by the joint venture to the Legacy CHC Stockholders and certain participants in Legacy CHC’s Amended and Restated 2009 Equity Incentive Plan of $1.75 billion (the “Legacy CHC Cash Payment”) (as well as stock in eRx Network following its separation from Legacy CHC) and (b) the issuance to Change of membership interests in the proposed joint venture; and (ii) McKesson would cause

Core MTS to be transferred to the proposed joint venture in consideration of (a) the assumption and subsequent payment at the closing of the proposed joint venture transactions by the joint venture to McKesson of a promissory note in the amount of $1.25 billion (the “McK Note Payment”), (b) the issuance of membership interests in the proposed joint venture and (c) the entry into the McKesson Tax Receivable Agreement. The draft Contribution Agreement also included customary representations and warranties, covenants, closing conditions, indemnities and other terms and conditions customary to transactions of this type.

On May 10, 2016 through May 12, 2016, McKesson and Legacy CHC conducted joint management due diligence sessions.

Also around this time, McKesson began preparing “carve-out” financial statements for the Core MTS. McKesson’s draft of the Contribution Agreement included representations and warranties relating to the unaudited financial statements of the Core MTS Business, with delivery of audited Core MTS financial statements as a closing condition.

The proposed terms of the Contribution Agreement and the LLC Agreement, together with the proposed ancillary agreements to the Contribution Agreement and the LLC Agreement described below, included a number of provisions intended to facilitate a tax-efficient Qualified McKesson Exit, if pursued by McKesson, including by mitigating the execution risk associated with consummating a Qualified McKesson Exit. These provisions included, among other things: (i) covenants that Change would consummate an initial public offering as promptly as practicable following the consummation of the proposed joint venture transactions; (ii) the right of McKesson to demand that an initial public offering of Change occur after a specified period of time, if one had not already occurred; (iii) the right of McKesson to conduct a Qualified McKesson Exit within the McKesson Exit Window; (iv) that the parties would negotiate, approve and execute, at the closing of the proposed joint venture transactions, the Merger Agreement; (v) that the parties would negotiate and approve, prior to the closing of the proposed joint venture transactions, the form of Separation and Distribution Agreement; (vi) that the Legacy CHC Stockholders would enter into a voting agreement with McKesson whereby they would covenant to McKesson to vote in favor of the Merger at any annual or special meeting of Change’s stockholders at which the Merger is an order of business (the “Voting Covenant”); (vii) that the Legacy CHC Stockholders would covenant to McKesson to continue to hold a majority of Change’s voting securities until the consummation of a Qualified McKesson Exit to support the effectiveness of the Voting Covenant (the “Minimum Ownership Requirement”); (viii) a number of covenants in the LLC Agreement restricting certain activities of the proposed joint venture and of Change that could negatively affect a Qualified McKesson Exit; and (ix) that the parties would negotiate and approve, prior to the closing of the proposed joint venture transactions, the form of Tax Matters Agreement that would be entered into at the consummation of a Qualified McKesson Exit.

There were also a number of items in the Contribution Agreement and the LLC Agreement left open for discussion, including, among other things, the treatment of transaction expenses, closing adjustments and the structure for compensation arrangements for joint venture employees.

During this time, McKesson and its advisors continued drafting the McKesson TRA Term Sheet and refining the McKesson Pre-Closing Restructuring Plan, and also began drafting various Ancillary Agreements and other documents relating to the proposed joint venture transactions, including: (i) disclosure schedules to the Contribution Agreement relating to Core MTS; (ii) the McKesson Transition Services Agreement; (iii) the Tax Matters Agreement; (iv) the Merger Agreement; (v) the form of Separation Agreement; (vi) the Registration Rights Agreement; (vii) an intellectual property cross-license term sheet; and (vii) various other ancillary commercial agreements relating to separating the Core MTS business from McKesson.

Concurrently, Blackstone and its advisors began drafting various Ancillary Agreements and other documents relating to the proposed joint venture transactions, including: (i) disclosure schedules to the Contribution Agreement relating to Legacy CHC (ii) Change’s stockholders agreement (which was to include the Voting Covenant); (iii) the Option Agreement; (iv) the eRx Network separation plan; (iv) the Legacy CHC

Transition Services Agreement; (v) a management services agreement; (vi) commitment papers relating to the Debt Commitment; and (vii) various other ancillary commercial agreements relating to separating the eRx Network from Legacy CHC.

On May 16, 2016, Ropes & Gray provided Davis Polk with an issues list relating to the May 9, 2016 drafts of the Contribution Agreement and the LLC Agreement and on May 18, 2016 and May 19, 2016, Davis Polk, Ropes & Gray and representatives from McKesson met to discuss the issues list. Among other things, the parties discussed the treatment of transaction expenses relating to the joint venture transactions, mechanics relating to closing and post-closing true-up adjustments for specified balance sheet items (e.g., indebtedness, cash, working capital), governance rights, representations and warranties, indemnification, general deal and transfer mechanics and timing. Davis Polk and Ropes & Gray also discussed documentation and approvals that would be required to help ensure closing certainty if McKesson sought to pursue a Qualified McKesson Exit, including, with respect to the Merger Agreement, the form of Separation and Distribution Agreement, the Voting Covenant and other matters. Advisors from both Davis Polk and Ropes & Gray also met to discuss the various tax aspects of the potential transactions, including as they related to a Qualified McKesson Exit. At the meeting, Ropes & Gray indicated that it would work on mark-ups of the agreements following a further discussion with Blackstone.

McKesson and Blackstone also discussed at this time that Blackstone would propose terms for the RelayHealth Pharmacy Data License. The parties also continued discussing employee matters, retention agreements and other compensation arrangements for joint venture employees, and continuing their respective on-going due diligence.

On May 24, 2016, Ropes & Gray circulated a mark-up of the Contribution Agreement and, on May 26, 2016, a mark-up of the LLC Agreement, with Blackstone’s comments to Davis Polk. In the mark-up to the Contribution Agreement, Blackstone proposed, among other things, that the closing of the proposed joint venture transactions would be conditioned on the material accuracy of the unaudited Core MTS financial statements as of the closing (i.e., in comparison to the audited Core MTS financial statements to be delivered prior to closing).

Also on May 24, 2016, the McKesson Finance Committee held a regularly scheduled meeting at which McKesson’s management, representatives from Goldman Sachs and representatives from Davis Polk were present. McKesson’s management again updated the McKesson Finance Committee on the proposed joint venture transactions, highlighting key areas of focus since the McKesson Finance Committee’s last meeting on April 26, 2016, including continued analysis of the financial aspects of the proposed transaction, preparation of financial statements for Core MTS, a review of financing alternatives and continued due diligence efforts. McKesson’s management further discussed the strategic rationale for the proposed joint venture, including synergy opportunities. Management further outlined the key terms of the proposed joint venture. Management also discussed with the McKesson Finance Committee a financial summary, noting that the proposed joint venture was expected to create substantial incremental value compared to the other strategic options, including continued ownership, a divestiture of MTS’ component business units in pieces and a stand-alone spin-off transaction. Management also noted the expected tax efficiency of the proposed joint venture as compared to other options evaluated. The McKesson Finance Committee further reviewed key financial metrics of the proposed joint venture, including transaction multiples, expected debt to EBITDA ratio, debt amount, the Closing Cash Consideration, debt repayments, operating cash flow and earnings per share. Management then provided the McKesson Finance Committee with its synergy analysis, noting that management modeled $150 million of total cost synergies by the end of the second year of the closing of the proposed joint venture. The McKesson Finance Committee also discussed product and customer overlaps and likely customer reactions to the proposed joint venture. The McKesson Finance Committee also reviewed the potential benefits of a Qualified McKesson Exit as an exit alternative. The McKesson Finance Committee also discussed financing options for the proposed joint venture, including a potential high-yield financing commitment to be obtained at the signing of the proposed joint venture, which would be replaced by permanent financing at the closing of the proposed joint venture, use of proceeds and rating agency considerations. Management then discussed key tax considerations with the McKesson Finance Committee, including the goal of tax-free formation of the proposed joint venture with potential for a tax-efficient separation upon exit, outlining associated risks. Management also discussed the McKesson Tax Receivable Agreement under negotiation with Blackstone and reviewed key tax considerations, including internal transfers of Core MTS assets (including Core MTS intellectual property) and assets to be retained, the contribution of Core MTS assets to the new entity and potential exit paths, noting that certain tax opinions from outside advisors would be expected in connection with the proposed joint venture. Management then discussed key accounting considerations of the proposed joint venture, including a consolidation analysis, valuation work and preparation of financial statements for Core MTS. The Finance Committee also discussed likely reactions to the proposed joint venture from the investor community.

On May 25, 2016, at a regularly scheduled meeting, the McKesson board of directors met with McKesson’s senior management and representatives from Goldman Sachs and Davis Polk. The McKesson board of directors received an update on negotiations with Blackstone and reviewed the strategic rationale for a transaction, reviewed the Core MTS businesses and the Legacy CHC business, including with respect to their complementary offerings and customer bases and potential cost synergies, reviewed the proposed transaction framework, including economic and structural terms, reviewed the key terms of the draft definitive Ancillary Agreements, discussed potential joint venture exit pathways, considered the opportunities presented by the potential joint venture transaction and related risks, reviewed summary financial information relating to the Core MTS and Legacy CHC businesses, and reviewed the economics of a Qualified McKesson Exit compared to strategic alternatives, including continued ownership of Core MTS. The McKesson board of directors indicated its continued support for a potential transaction, and directed McKesson’s management to continue its negotiations with Blackstone.

On May 25 and 26, 2016, representatives from Blackstone and Ropes & Gray met with representatives from McKesson, Goldman Sachs and Davis Polk to review proposed economic and legal terms for the proposed commitment papers relating to the Debt Commitment.

Also in late May 2016, the parties began discussing a proposed methodology (the “Closing Adjustment Methodology”) for closing adjustments and post-closing true-up adjustments for working capital contributed to the proposed joint venture by each of Core MTS and Legacy CHC at the closing of the proposed joint venture transactions relative to predetermined target levels, as well as transaction expenses.

On May 27, 2016, Blackstone proposed to McKesson terms for the RelayHealth Pharmacy Data License. Blackstone proposed a 15-year license, during which RelayHealth Pharmacy would de-identify certain identifiable source data and grant a perpetual license to the joint venture to commercialize the de-identified data. RelayHealth Pharmacy would also grant to the joint venture a license to access, use, reproduce, create derivative works of, display, distribute, sublicense and otherwise commercialize and fully exploit the de-identified data sets for any and all fields of use, subject to certain restrictions. On June 3, 2016, Ropes & Gray also circulated a draft of the RelayHealth Pharmacy Data License to McKesson for review. McKesson indicated to Blackstone that it would review Blackstone’s proposal, but that the proposed terms raised a number of business and legal issues that needed to be considered.

On June 2, 2016, representatives from McKesson and Davis Polk met with Ropes & Gray to discuss the legal terms in Blackstone’s mark-ups of the Contribution Agreement and the LLC Agreement. With respect to the Contribution Agreement, the parties discussed various structural aspects of the proposed transactions, including the separation of Core MTS from McKesson, and also discussed representations and warranties, covenants, indemnification provisions, closing conditions, the allocation of expenses and closing adjustments, and settlement mechanics for post-closing adjustments. With respect to the LLC Agreement, the parties discussed exit mechanics, board designation rights, approval rights and transfer rights, among other things. The intention of the meeting was primarily to identify potential issues, provide preliminary feedback and discuss next steps.

One June 3, 2016, Ropes & Gray and Davis Polk advisors met to discuss the various tax provisions in the Contribution Agreement and the LLC Agreement. The advisors discussed, among other things, McKesson’s proposed closing condition for the delivery of favorable tax opinions with respect to the taxability of the formation of the proposed joint venture and subsequent Qualified McKesson Exit, McKesson’s proposed tax representations, McKesson’s proposal that any taxes associated with a Qualified McKesson Exit not caused by a disqualifying action of any party would be allocated to the proposed joint venture and McKesson’s proposal that liability for taxes triggered by any future disposition of McKesson contributed property with built-in gains be allocated to the proposed joint venture.

Throughout June 2016, McKesson and Blackstone, through their respective advisors, also circulated drafts of the various ancillary agreements to the Contribution Agreement to each other, and reviewed and discussed the terms of these agreements.

On June 12, 2016, McKesson shared with Blackstone an analysis of the proposed RelayHealth Pharmacy Data License, outlining a number of business and legal concerns, including limited opportunity to license RelayHealth Pharmacy data to the proposed joint venture given pre-existing contractual obligations. In addition, McKesson noted that Blackstone’s proposal was unclear with respect to what types of products the proposed joint venture contemplated offering that would use the RelayHealth Pharmacy data, which would be necessary to further analyze of the potential feasibility of a RelayHealth Pharmacy Data License. McKesson also highlighted for Blackstone a number of contractual protections McKesson would need from the proposed joint venture in order to provide a license. McKesson also expressed business concerns with the RelayHealth Pharmacy Data License, in that it would involve providing competitively sensitive data to the proposed joint venture, potentially negatively impact McKesson’s long-term data strategy and damage McKesson’s customer relationships.

On June 15, 2016, representatives from McKesson and Goldman Sachs met with representatives from Blackstone to discuss business terms in the Contribution Agreement and the LLC Agreement. In addition, McKesson discussed Blackstone’s proposed closing condition for the accuracy of the Core MTS financial statements as of the closing. Blackstone indicated that its main focus was on Core MTS’ Adjusted EBITDA, and that Blackstone would be amenable to alternative approaches on the closing condition that cover Core MTS’ Adjusted EBITDA. McKesson then proposed, as an alternative to the proposed closing condition, that the Contribution Agreement include an adjustment at closing if Core MTS’ Adjusted EBITDA was less than an agreed upon floor when calculated based on the audited Core MTS financial statements. The parties also continued to discuss the allocation of transaction expenses as between the Legacy CHC Stockholders, McKesson and the proposed joint venture.

At this point in the negotiations, the parties continued to discuss and work on significant open items, including schedules to the transition services agreements and related transitions costs, the scope of the eRx separation from Legacy CHC (and related regulatory covenants), finalization of the unaudited Core MTS financial statements (and related representations and warranties), the finalization of the intellectual property cross-licenses, the RelayHealth Pharmacy Data License, on-going due diligence (including bank due diligence for the Debt Commitment) and equity compensation structure for the proposed joint venture’s employees. Blackstone also proposed sunset provisions for the various provisions in the LLC Agreement and ancillary documents intended to facilitate the consummation of a Qualified McKesson Exit. Blackstone also requested a new tax receivable agreement for the benefit of the Legacy CHC stockholders be put in place at the closing of the proposed joint venture transactions, covering net operating losses and other deductions that Legacy CHC would contribute to the proposed joint venture. Blackstone also continued to reject McKesson’s proposal for tax opinion closing conditions to the proposed joint venture transactions (except if such closing conditions were limited to narrow circumstances in the case of a change in law and subject to a break-up fee) and that the proposed joint venture should bear the cost of any tax liabilities incurred in connection with a Qualified McKesson Exit as a result of actions of Blackstone affiliates that were not controlled by Change.

The parties also continued to discuss the Closing Adjustment Methodology, which was expanded to include adjustments for Core MTS’ and Legacy CHC’s net debt and Core MTS’ Adjusted EBITDA, and the corresponding net debt, working capital and Core MTS’ Adjusted EBITDA targets.

On June 17, 2016, Ropes & Gray circulated revised drafts of the Contribution Agreement and LLC Agreement to Davis Polk for review. McKesson reviewed and discussed the revised drafts in preparation of follow-up meetings with Blackstone.

On June 20, 2016 and June 21, 2016, representatives from McKesson, Davis Polk and Goldman Sachs met with representatives from Blackstone, Legacy CHC and Ropes & Gray to discuss open points in the definitive documents, including the treatment of outstanding vesting and unvested Legacy CHC stock options at the closing of the proposed joint venture transactions, the proposed joint venture’s management equity program and total equity to be reserved for the potential joint venture’s management team. The parties also discussed various open points relating to tax matters, including with respect to the McKesson Tax Receivable Agreement, a new Legacy CHC tax receivable agreement (to cover net operating losses contributed by Legacy CHC to the proposed joint venture), tax opinion closing conditions, liability allocation for taxes in a Qualified McKesson Exit, allocation of tax liabilities in respect of the eRx Network separation and tax representations. The parties also continued to discuss, among other things, the allocation of transaction expenses, working capital and net debt targets, the Closing Adjustment Methodology, transition service schedules and separation and transition costs, the scope of the eRx separation and related regulatory covenants, the RelayHealth Pharmacy Data License and open due diligence matters.

On June 21, 2016, Blackstone and McKesson formed PF2 NewCo LLC as a Delaware limited liability company.

On June 23, 2016, McKesson circulated to Blackstone a mark-up of the RelayHealth Pharmacy Data License, which substantially reduced the scope of the license proposed by Blackstone, with a licensing fee to be mutually agreed upon. Blackstone responded to McKesson’s draft on the same day rejecting most of McKesson’s proposals. The parties then agreed, given the legal and business issues and desired timing for the signing of the joint venture transaction documents, to cooperate in good faith to negotiate and enter into a mutually acceptable RelayHealth Pharmacy Data License between the signing of the Contribution Agreement and the closing of the proposed joint venture transactions (but that the RelayHealth Pharmacy Data License not be a condition to closing).

During this time, the parties continued to work through terms of various Ancillary Agreements, and various turns of each of the Ancillary Agreements were circulated between the parties. Blackstone and its advisors also continued to negotiate the terms of the Debt Commitment and prepare commitment papers relating thereto.

Between June 24, 2016 and June 27, 2016, McKesson and its advisors again met with Blackstone and its advisors to discuss open negotiating points and finalize the transaction documents. At the meetings, the parties finalized the MCK Pre-Closing Restructuring Plan, the eRx Network Separation Plan, the Closing Adjustment Methodology, representations and warranties, covenants and indemnities, intellectual property cross licenses, open tax matters and final valuation points.

On June 26, 2016, McKesson executed an engagement letter with Goldman Sachs as its financial advisor in connection with the potential joint venture involving Legacy CHC, as well as with respect to the potential sale of McKesson’s EIS Business.

On June 26, 2016, the McKesson Finance Committee met with members of McKesson’s management and representatives from Davis Polk. McKesson’s management provided the McKesson Finance Committee with an overview of the Debt Commitment negotiated for the proposed Joint Venture. The Debt Commitment was designed to ensure sufficient funds were available for the joint venture to refinance Legacy CHC’s existing indebtedness and fund the Closing Cash Consideration. McKesson’s management also reviewed key Debt Commitment terms, and noted that the bridge loan component was expected to be replaced with a $1.2 billion senior notes issuance at the closing of the joint venture.

On June 26, 2016, the McKesson board of directors also met with members of McKesson’s management and representatives from Davis Polk and Goldman Sachs. Management provided the McKesson board of directors with an update on the negotiations with Blackstone, noting that negotiations were substantially complete. The McKesson board of directors then reviewed key transaction terms, the financial aspects of the proposed transaction, the strategic rationale for the proposed joint venture transactions, financial information relating to Core MTS, Legacy CHC and the proposed joint venture, due diligence process and results, Qualified McKesson Exit mechanics and rationale and McKesson’s proposed communications plan, among other items. Representatives of Davis Polk reviewed the McKesson’s board of directors’ fiduciary duties when considering the proposed transaction, as well as the changes that had been made to the proposed transaction documents since the drafts that had been distributed to the McKesson board of directors at its prior meeting. The McKesson board of directors then considered the open deal points in McKesson’s negotiations with Blackstone, and determined to create a transaction committee of the McKesson board of directors, consisting of Messrs. Hammergren, Irby, Coles and Knowles (the “Transaction Committee”) and delegated to the Transaction Committee authority to approve the proposed joint venture transaction documents and Debt Commitment documents and the entry into and consummation of the proposed joint venture transactions.

On June 27, 2016, the parties finalized and circulated all transaction documents for signing. The Transaction Committee then met on the morning of June 28, 2016 at a special telephonic meeting with McKesson’s senior management and its legal and financial advisors to review the final terms of the proposed transactions. McKesson’s management reported that the parties had reached agreement with respect to the remaining open deal points. The Transaction Committee then again reviewed with McKesson’s management and advisors the rationales for the proposed transactions.

In the course of its deliberations, the McKesson board of directors, as well as the McKesson Finance Committee and the Transaction Committee, considered a number of factors, including those described more fully below under the section of this document entitled “—McKesson’s Reasons for the Transactions.” Following the Transaction Committee’s discussions with McKesson’s senior management and advisors, representatives of McKesson’s management and Davis Polk reviewed resolutions that previously had been distributed to the Transaction Committee approving the Contribution Agreement and the related transaction documents and Debt Commitment documents, and the consummation of the proposed joint venture transactions contemplated thereby, and related matters. The Transaction Committee unanimously determined that the terms of the Contribution Agreement, and the proposed joint venture transaction documents and Debt Commitment documents, and the consummation of the proposed transactions contemplated thereby, were advisable, fair to, and in the best interest of McKesson and its stockholders, and unanimously approved the Contribution Agreement, and the proposed joint venture transaction documents and Debt Commitment documents, and the consummation of the proposed transactions contemplated thereby, and authorized the appropriate officers of McKesson to execute and deliver the Contribution Agreement and the Debt Commitment documents.

On the morning of June 28, 2016, McKesson and Blackstone also received the final Debt Commitment documents executed by the lending parties to provide financing for the proposed joint venture transactions, and representatives of McKesson, Legacy CHC and Blackstone executed the Contribution Agreement and the Debt Commitment documents. McKesson and Legacy CHC issued a joint press release announcing the Joint Venture Transactions, including the formation of the Joint Venture, prior to the opening of trading on June 28, 2016.

Between June 28, 2016 and March 1, 2017, the parties worked cooperatively towards the closing of the Joint Venture Transactions, including the finalization of all transaction documents to be executed at the closing. Throughout this period, McKesson and its advisors drafted transaction documentation necessary to effect the McKesson Pre-Closing Restructuring Plan, and Blackstone and Legacy CHC and their respective advisors drafted transaction documentation necessary to effect the eRx Network’s separation from Legacy CHC.

On July 27, 2016, McKesson and Blackstone submitted a notification of a proposed concentration pursuant to Article 4 of the Merger Regulation of the European Commission in connection with the Joint Venture

Transactions. On August 24, 2016, the European Commission issued a clearance decision permitting the parties to proceed with the Joint Venture Transactions. On August 1, 2016, McKesson filed a Notification and Report Form for Certain Mergers and Acquisitions with the United States Federal Trade Commission and Department of Justice (the “DOJ”) under the HSR Act. On August 31, 2016, McKesson received a request for additional information and documentary material (“Second Request”) and Change received a Civil Investigative Demand (“CID”) from the DOJ relating to the Joint Venture Transactions. On November 10, 2016, McKesson and Change certified compliance with the Second Request and CID, respectively, and on December 20, 2016, McKesson received notice of early termination of the waiting period under the HSR Act, allowing the parties to proceed with the Joint Venture Transactions.

On February 14, 2017, representatives of McKesson, Change and their respective advisors met to discuss certain remaining open points relating to taxes, including the period during which certain cost recovery deductions would be taken by the joint venture and related matters, the manner in which certain of McKesson’s foreign subsidiaries would be transferred to the joint venture and certain matters relating to the delivery of tax opinions at the closing of the joint venture formation. Throughout the period from February 14, 2017, to February 28, 2017, representatives of McKesson and Change and their respective advisors continued to discuss these matters, particularly in relation to the treatment of certain cost recovery deductions. In the period between February 24, 2017 and February 28, 2017, the parties prepared and finalized a letter agreement relating to the Contribution Agreement (the “Letter Agreement”) based on these discussions, which included, among other things, procedures to govern the determination and allocation of these cost recovery deductions, as well as provisions allocating the risks and benefits associated with those deductions among McKesson and Change. Subsequently, in September 2018, the parties made certain amendments to the Letter Agreement to, among other things, adjust the previously agreed allocation of benefits associated with these cost recovery deductions and revise certain provisions relating to tax distributions made by the joint venture.

In addition, the parties worked cooperatively over this time to negotiate, on behalf of the Joint Venture, a new credit agreement (the “Credit Agreement”) governing a revolving credit facility (the “Revolving Credit Facility”) and senior secured term loan facility the (“Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”), to be entered into at the closing of the Joint Venture Transactions, as well as the terms of the Joint Venture’s Senior Notes offering, which was to close concurrently with the Joint Venture Transactions or to close in advance of the Joint Venture Transactions with the proceeds of the Senior Notes offering to be deposited into a segregated escrow account pending the closing of the Joint Venture Transactions. For more information on Change’s Credit Agreement, including the Senior Secured Credit Facilities, and Change’s Senior Notes, see “Description of Certain Indebtedness of Change Healthcare Inc.”

Throughout this time, McKesson’s board of directors and board committees met at regularly scheduled meetings to review the status of the Joint Venture Transactions, including closing status, investor reactions, employee relations matters, status towards completion of the audited Core MTS financial statements and integration and transition planning.

On February 15, 2017, Change issued $1.0 billion of 5.75% senior notes due 2025 (the “Senior Notes”), the proceeds of which were deposited into a segregated escrow account for the benefit of the holders of the Senior Notes pending the closing of the Joint Venture Transactions.

On March 1, 2017, the Joint Venture Transactions were consummated. In connection with the closing of the Joint Venture Transactions, Change entered into the Senior Secured Credit Facilities, consisting of the Term Loan Facility in the amount of $5.1 billion and the Revolving Credit Facility in an aggregate principal amount of $500 million, and the proceeds from the offering of the Senior Notes were released from escrow. The proceeds were used to pay the Closing Cash Consideration, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

On March 1, 2017, the Joint Venture formed a committee of the Joint Venture’s board of directors (the “IPO Committee”) consisting of an equal number of representatives from Change and McKesson, to oversee the conduct and consummation of Change’s initial public offering, and to approve the launch of any road show relating to Change’s initial public offering and the final pricing, size and other material terms of Change’s initial public offering.

During the week of September 17, 2018, Change engaged Barclays Capital Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as joint book-running managers (the “Underwriters”) in connection with its proposed initial public offering, and, beginning in September 2018, Change began preparing a draft registration statement in connection with an initial public offering, which was confidentially submitted to the SEC on October 26, 2018.

The McKesson board of directors and board committees also continued to review and discuss the Joint Venture with McKesson’s senior management following the consummation of the Joint Venture Transactions as part of its general oversight of McKesson’s investment in the Joint Venture, as well as to receive updates on Change’s initial public offering and considerations for a potential Qualified McKesson Exit.

From October through mid-June 2019, the Joint Venture, including the IPO Committee and the Joint Venture’s board of directors, McKesson, Change and the Underwriters continued to prepare for Change’s initial public offering and monitor market conditions. During this time, the Underwriters advised Change that a concurrent public offering of Change’s tangible equity units (“TEUs”) would have a positive impact on the marketing of Change’s initial public offering, and help Change achieve its targeted leverage multiple, while allowing an initial public offering deal size and pricing that would continue to enable the Transactions.

On June 14, 2019, Change launched the road show for its initial public offering of Change Common Stock and concurrent offering of TEUs. On June 26, 2019, Change’s Registration Statement on Form S-1 for the initial public offering of 49.3 million shares of Change Common Stock and the concurrent offering of 5.75 million TEUs was declared effective by the SEC and Change subsequently amended its charter to authorize 9 billion shares of Change Common Stock and effected a 126.4 for 1 split of the Change Common Stock. Change’s Common Stock and TEUs began trading the next day on Nasdaq under the CHNG and CHNGU ticker symbols, respectively.

The offerings of Change Common Stock and TEUs were consummated on July 1, 2019 and resulted in Change receiving net proceeds of $608.7 million and $278.9 million, respectively, before consideration of offering costs paid subsequent to the offering from available cash. The proceeds of the offering of Change Common Stock were subsequently contributed to the Joint Venture in exchange for 49.3 million additional LLC Units in the Joint Venture. The proceeds of the offering of TEUs were invested in the Joint Venture and the Joint Venture, in turn, entered into arrangements with Change on economic terms designed to substantially mirror the terms of the TEUs issued by Change in the offering. The Joint Venture, in turn, used the proceeds received from Change to repay $805 million of its indebtedness under the Term Loan Facility without penalty and for offering expenses.

In July 2019, the Joint Venture and its lenders amended the Revolving Credit Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500.0 million to $785.0 million and to extend the maturity date until July 3, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1.1 billion on December 1, 2023, however, amounts due, if any, under the Revolving Credit Facility become due and payable on December 1, 2023.

On August 20, 2019, McKesson and its advisors and Change and its advisors held an organizational meeting relating to the Transactions and began preparing for the Transactions.

The Sponsors’ and Change’s Reasons for the Transactions

In evaluating the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement, as described above in the section entitled

“—Background of the Transactions,” the Sponsors and the Change board of directors consulted with Legacy CHC’s management and legal and financial advisors and carefully considered a number of factors, including, but not limited to, the following significant factors that generally supported their decision to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement:

•

the Sponsors’ and Change’s knowledge of the businesses, financial conditions, results of operations, industries and competitive environments of each of the Joint Venture, Legacy CHC, Core MTS and Change;

•	that the Transactions would allow the Sponsors and Change to participate in the potential benefits and synergies of the combined businesses of Core MTS and Legacy CHC, including:

•

the potential for the new organization to bring together the complementary strengths of Core MTS and Legacy CHC to deliver a broad portfolio of solutions to help lower healthcare costs, improve patient access and outcomes, and make it simpler for payers, providers, and consumers to manage the transition to value-based care;

•	that the combined, stand-alone enterprise, singularly focused on healthcare technology and technology-enabled services, would be positioned to better respond to customer needs and deliver innovations;

•

the opportunity for team members to create a leading company positioned to address the healthcare industry’s emerging and most pressing challenges, including in the areas of cost, quality and outcomes;

•

the possibility of creating increased value for shareholders of the combined company as a result of revenue synergies and cost savings, allowing for the consolidation and more efficient deployment of resources;

•

the expectation that the new company would be able to offer health plans and providers a comprehensive suite of end-to-end financial and payment solutions and technologies, allowing customers to benefit from solutions that help them manage administrative and clinical complexity as they navigate the transition to value-based care, and patients to have better tools that allow them to make more informed decisions, helping them maximize their healthcare dollars and receive high quality care;

•

that the management team of the combined company following the consummation of the Joint Venture Transactions would consist of proven executive officers and other employees of both Legacy CHC and Core MTS, led by Neil de Crescenzo as President & Chief Executive Officer, allowing the combined company to benefit from such individuals’ experience driving growth, innovation and shareholder value; and

•	their belief that, following the Transactions, Change will be a well-capitalized company with a strong balance sheet and significant free cash flow generation, positioned to drive shareholder value;

•

the Sponsors’ exploration of strategic options for Legacy CHC and the belief of the Sponsors, following such exploration, that the Transactions could provide more value to the Sponsors and their investors than other potential strategic options for Legacy CHC, including (1) retaining Legacy CHC, (2) pursuing a sale of Legacy CHC through another transaction, including selling each of Legacy CHC’s business units separately for cash and (3) consummating an initial public offering of Legacy CHC; and

•

that in connection with the Joint Venture Transactions, the Sponsors would receive (i) an approximate 30% interest in the combined businesses of Core MTS and Legacy CHC through the LLC Units to be held by Change in the Joint Venture, (ii) the Legacy CHC Cash Payment in the approximate amount of $1.75 billion and (iii) the stock in eRx Network following its separation from Legacy CHC.

The Sponsors and the Change board of directors also considered certain countervailing factors concerning the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement. These factors included the following, which are not necessarily listed in order of relative importance:

•	the challenges inherent in the combination and integration of two businesses of the size and complexity of Legacy CHC and Core MTS;

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Joint Venture Transactions would fail to materialize;

•

the restrictions imposed on the ability of Change, certain of its shareholders and the Joint Venture to take certain actions under the terms of the LLC Agreement during the period between the formation of the Joint Venture and the consummation of the Transactions;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of Core MTS from the other businesses of McKesson;

•

the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, such as substantial costs incurred and potential shareholder and market reaction, including for reasons beyond the control of the Sponsors or Change;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Transactions;

•	the possibility that the conditions to the Transactions may not be met, including for reasons beyond the control of the Sponsors or Change;

•	the risk that failure to complete the Transactions could negatively affect the price of Change Common Stock and Change’s future business, financial condition and operating results;

•	the significant one-time costs, including transaction-related expenses, expected to be incurred in connection with the Transactions; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors” (or incorporated herein by reference)

The Sponsors and the Change board of directors considered all of the factors in support of and weighing against the Transactions, including the factors described above, as a whole and, on balance, concluded that those factors supported a determination to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement.

This discussion of the information and factors considered by the Sponsors and the Change board of directors is not exhaustive. In view of the wide variety and complexity of factors considered by the Sponsors and the Change board of directors, the Sponsors and the Change board of directors did not consider it practical to, and did not attempt to, quantify, rank or assign relative weights to the factors that it considered in making its decision to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement. In considering the factors described above and any other factors, the Sponsors and individual members of the Change board of directors may have viewed factors differently or given different weight, merit or consideration to different factors.

This explanation of the factors considered by the Sponsors and the Change board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After consideration, on December 20, 2016, the Change board of directors unanimously (a) determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of Change and its shareholders and approved the Merger, the Merger Agreement and the transactions contemplated thereby, and (b) recommended the approval by Change’s shareholders of the Merger, the Merger Agreement and the transactions contemplated thereby, and on January 17, 2017, the stockholders of Change approved the Merger, the Merger Agreement and the transactions contemplated thereby.

McKesson’s Reasons for the Transactions

In reaching its decision to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement, as described above in the section entitled “—Background of the Transactions,” McKesson considered a number of factors. The various factors that McKesson considered that weighed positively in favor of the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement, included, among others and not necessarily in order of relative importance:

•	McKesson’s knowledge of the businesses, financial conditions, results of operations, industries and competitive environments of each of McKesson, the Joint Venture, Legacy CHC and Change;

•	that the Transactions would allow McKesson and its stockholders to participate in the potential benefits and synergies of the combined businesses of Core MTS and Legacy CHC, including:

•

its belief that the businesses of Core MTS and Change would bring together a broad portfolio of complementary capabilities to deliver wide-ranging financial, operational and clinical benefits to payers, providers, and consumers, and that the integration of the two companies could be completed in a timely and efficient manner with minimal disruption to customers, employees and other stakeholders;

•

its expectation that, as a separate entity singularly focused on healthcare technology and technology-enabled services, the combined businesses of Core MTS and Legacy CHC would be better positioned to innovate new products and services in response to customer demand and to streamline the utilization of the combined assets to allow for more cost-effective solutions, service and product development;

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its belief that combining Core MTS with Legacy CHC would create a leading independent healthcare technology platform, offering a comprehensive suite of software, analytics, technology-enabled services and network solutions that would drive improved results;

•	its expectation that the Joint Venture Transactions would result in meaningful annual cost and revenue synergies, including through several cross sell and new offering opportunities; and

•	its belief that, following the Transactions, Change will be a well-capitalized company with a strong balance sheet and significant free cash flow generation, positioned to drive shareholder value.

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that in connection with the Joint Venture Transactions, McKesson would receive (i) an approximate 70% interest in the combined businesses of Core MTS and Legacy CHC through its LLC Units in the Joint Venture, (ii) the McK Note Payment in the approximate amount of $1.25 billion and (iii) the McKesson Tax Receivable Agreement;

•

McKesson’s expectation that, upon completion of the Transactions, former holders of McKesson Common Stock will receive 175,995,192 shares of Change Common Stock, or approximately 51% of all outstanding shares of Change Common Stock, on a fully diluted basis in the aggregate, including Change employees who held Change stock-based compensation rights and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts, and excluding any shares of Change Common Stock that a pre-Merger holder of McKesson Common Stock may have held);

•	McKesson’s exploration of strategic options for the Core MTS business and the belief of McKesson, following such exploration, that the Transactions could provide more value to McKesson and

McKesson’s stockholders than other potential strategic options for the Core MTS business, including (1) retaining the Core MTS business, (2) separating Core MTS through another transaction, including selling each of Core MTS’ business units separately for cash and (3) consummating an initial public offering of MTS, followed by the subsequent separation of MTS into an independent standalone public company, which could be effected through a tax-free spin-off or split-off or other transaction. For more information, see “—Background of the Transactions”;

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McKesson’s evaluation of strategic options for McKesson’s investment in the Joint Venture following the consummation of the Joint Venture Transactions and the belief of McKesson, following such exploration, that the Transactions could provide more value to McKesson and McKesson’s stockholders than other potential strategic options for SpinCo, including (1) retaining SpinCo and its investment in the Joint Venture and (2) divesting its LLC Units in the Joint Venture through the exercise of registration rights or privately negotiated sales when permitted by the LLC Agreement;

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McKesson’s belief that the distribution of the shares of SpinCo Common Stock that it holds to McKesson stockholders, by way of an exchange offer rather than a pro rata spin-off, is a tax-efficient way, to both McKesson and its stockholders, to divest its interest in the Joint Venture while allowing McKesson’s stockholders an opportunity to adjust their current investment between McKesson and the post-Merger Change, and McKesson’s belief that the exchange offer is an efficient way to allow holders of McKesson Common Stock to own an interest in a post-Merger Change that includes the entire business of the Joint Venture;

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McKesson’s belief that SpinCo’s success would be maximized if it combined with Change (including because it would significantly simplify post-Merger Change’s capital structure, improve its public float and result in Change reporting the consolidated financial results of the Joint Venture in its public SEC filings) and that, without SpinCo, McKesson could better focus on its remaining businesses;

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the ability of each of McKesson’s and Change’s management teams to focus on their respective core businesses following the Transactions, allowing each management team to pursue the development of business strategies most appropriate to their respective operations;

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McKesson’s belief that the characteristics of the McKesson core businesses and the Joint Venture business may appeal to different investor bases, and that, in the Transactions, McKesson’s stockholders will have the opportunity to exchange all, some, or none of their shares of McKesson Common Stock for shares of Change Common Stock, which on a post-Merger basis will hold the entire business of the Joint Venture;

•	that the exchange of shares of McKesson Common Stock for shares of SpinCo Common Stock in the exchange offer will result in a reduction in McKesson’s outstanding share count;

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that execution risk associated with Change’s stockholder approval was mitigated by (i) the negotiation, approval, including equity holder approval, and execution of the Merger Agreement prior to the consummation of the Joint Venture Transactions, (ii) the fact that the Change Stockholders Agreement includes the Voting Covenant, which requires the Legacy CHC Stockholders to vote in favor of the Merger and (iii) the fact that the Legacy CHC Stockholders party to the Change Stockholders Agreement beneficially own approximately 60% of the voting power of Change’s common stock. As a consequence, even if a subsequent vote of the stockholders of Change were determined to be required for the Merger, each of the approvals required for the Merger sought at any meeting of Change’s stockholders can be approved based solely on the favorable vote of the Legacy CHC Stockholders. For more information, see “Other Agreements and Other Related Party Transactions—Stockholders Agreement”;

•	that, following the consummation of the Transactions, Change will have the opportunity to exercise the eRx Option and acquire the eRx Network;

•	the historical and then-current trading prices and volumes of the Change Common Stock and McKesson Common Stock; and

•	the other terms and conditions of the Ancillary Agreements.

In addition, McKesson considered a variety of risks and other potentially negative factors concerning the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement. These factors included the following, which are not necessarily listed in order of relative importance:

•	the possibility that the Transactions may not be completed on the terms or timeline contemplated or at all, including for reasons beyond the control of McKesson, SpinCo or Change;

•	the possibility that the conditions to the Transactions may not be met, including for reasons beyond the control of McKesson, SpinCo or Change;

•	the risk that failure to complete the Transactions could negatively affect the price of McKesson Common Stock and McKesson’s future business, financial condition and operating results;

•	the possibility that the Transactions may not result in the anticipated tax treatment for McKesson and McKesson’s stockholders, including for reasons beyond the control of McKesson, SpinCo or Change;

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that the exchange offer may not be fully subscribed by McKesson’s stockholders, which could result in McKesson having to complete the Transactions through a distribution of the unsubscribed shares of SpinCo Common Stock on a pro rata basis to the holders of outstanding shares of McKesson Common Stock;

•

that the value of the Change Common Stock to be received in the Merger could fluctuate, perhaps significantly, based on a variety of factors including general stock market conditions, the liquidity of Change Common Stock and the performance of the Joint Venture’s business;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Transactions;

•	the risk that McKesson and Change may be unable to retain key employees;

•	the risk that the anticipated benefits of the Transactions might not be realized on the expected timeframe or at all;

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the restrictions on the conduct of the Core MTS business during the period between execution of the Contribution Agreement and the consummation of the Joint Venture Transactions, and the existence of joint control of the Joint Venture’s business with Change during the period between the formation of the Joint Venture and the consummation of the Transactions;

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the effect of divesting Core MTS pursuant to the Joint Venture Transactions and SpinCo pursuant to the Transactions on McKesson’s future earnings per share, and the fact that after the Transactions, McKesson will no longer participate in the benefits of holding an investment in the Joint Venture; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors” (or incorporated herein by reference).

McKesson considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger Agreement and the Separation Agreement. In view of the wide variety of factors considered by McKesson in connection with its evaluation of the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger and the Separation Agreement, and the complexity of these matters, McKesson did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. McKesson evaluated the factors described above, among others, and decided to approve the Transactions, including the Joint Venture Transactions, and the Ancillary Agreements, including the Merger and the Separation Agreement.

No Additional Stockholder Approval

Prior to the execution of the Merger Agreement, on December 20, 2016, McKesson, which was the sole member of PF2 SpinCo LLC and is the sole stockholder of SpinCo, approved the Merger Agreement. Prior to the execution of the Separation Agreement on February 10, 2020, McKesson approved the Transactions on behalf of itself and its subsidiaries, including the Merger, the exchange offer and the spin-off.

Change’s board of directors approved the Merger and the related Merger Agreement prior to the execution of the Merger Agreement on December 20, 2016. On January 17, 2017, the stockholders of Change approved the Merger, the Merger Agreement and the transactions contemplated thereby.

Accordingly, the stockholder approval conditions precedent to the Merger and the Distribution have already been obtained, and SpinCo does not expect any additional approvals of the equityholders of McKesson, Change or the Joint Venture to be required in connection with the Transactions.

In addition, in connection with the closing of the Joint Venture Transactions, Change’s pre-initial public offering stockholders who held, as of July 1, 2019 (the date of Change’s initial public offering) 60% of the issued and outstanding Change Common Stock, have entered into a voting agreement with McKesson which requires them to vote in favor of the Merger at any meeting of Change’s stockholders at which approval of the Merger is an item of business.

Interests of McKesson’s and SpinCo’s Directors and Executive Officers in the Transactions

As of December 31, 2019, McKesson’s directors and executive officers owned less than one percent of the outstanding shares of McKesson Common Stock and an aggregate of 5,000 shares of Change Common Stock and SpinCo’s manager and executive officers owned less than one percent of the outstanding shares of McKesson Common Stock and no shares of Change Common Stock. SpinCo is a wholly-owned subsidiary of McKesson and all of the outstanding SpinCo Common Stock will be, following the Internal Reorganization, owned directly by McKesson. SpinCo does not have any equity awards outstanding. The directors and executive officers of McKesson will not receive an extra or special benefit that is not shared on a pro rata basis by all other McKesson stockholders in connection with the Transactions.

Interests of Change’s Directors and Executive Officers in the Transactions

The directors and executive officers of Change will not receive an extra or special benefit that is not shared on a pro rata basis by all other Change stockholders in connection with the Transactions.

Sponsor “Lock-up” Following the Transactions

The LLC Agreement provides that, for a period of 90 days following consummation of the Transactions, the Sponsors and the other Legacy CHC Stockholders are not permitted to sell, transfer, pledge, assign, create an encumbrance or otherwise dispose of any direct or indirect economic, voting or other rights in or to an LLC Unit or other equity security of the Joint Venture, directly or indirectly (whether by merger, operation of law or otherwise), including by means of a transfer of shares of Change Common Stock, other than to affiliates.

Accounting Treatment and Considerations

Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is first necessary to identify the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the equity interests is generally the accounting acquiror. In this case Change is issuing the equity interests and will be the ongoing registrant of the combined entity. In identifying the accounting acquiror in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered. Based on an evaluation of all facts and circumstances, management has determined that Change is the accounting acquiror in the Merger. This is based primarily on the considerations outlined below and a detailed analysis of the relevant generally accepted accounting principles in the United States (“GAAP”) guidance.

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The relative voting interests after the Transactions and the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. Holders of McKesson Common Stock participating in the split-off (and spin-off, if any) are expected to receive approximately 51% of the outstanding shares of Change Common Stock on a fully diluted basis in the aggregate, including Change employees who held Change stock-based compensation rights and investors who hold Change’s purchase contracts (and assuming the maximum number of shares of Change Common Stock issuable upon automatic settlement of such purchase contracts). However, this voting interest is expected to be widely dispersed, whereas, based on their holdings as of December 31, 2019, Change’s Sponsors are expected to have a large minority voting interest in the combined entity of approximately 25%. This is an indicator that Change is the accounting acquiror.

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The composition of the governing body of Change after the Transactions. Current members of Change’s board of directors are anticipated to comprise at least a majority of the Change board of directors immediately following consummation of the Merger. Holders of shares of Change Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to Blackstone’s right to nominate a majority of the total number of directors comprising Change’s board of directors minus one director following the Transactions in accordance with Change’s stockholders agreement. The composition of the governing body of Change after the Transactions, as described above, is an indicator that Change is the accounting acquiror.

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The composition of the senior management of Change after the Transactions. The executive officers of Change immediately following the consummation of the Merger will consist of the executive officers of Change as of immediately prior to the Merger. All executive officers of Change will report directly to the Chief Executive Officer of Change. The Chief Executive Officer of Change will be responsible for all day-to-day operations and collaboration on, and implementation of, strategy. The Chief Financial Officer of Change will be responsible for integration of Change and SpinCo, including synergy realization, and serving as the principal external spokesperson for Change with analysts, investors, media and clients. McKesson will not have any formal or informal appointment, consent or approval rights with respect to the composition of the post-merger officers of Change. The composition of the senior management of Change after the Transactions, as described above, is an indicator that Change is the accounting acquiror.

Additionally, management considered the relative size of the combining entities. Although SpinCo has a larger economic interest in the Joint Venture than Change, management has concluded that the factors above outweigh the relative size of the combining entities and indicate that Change will be the accounting acquirer in the Merger.

Federal Securities Law Consequences; Resale Restrictions

Change Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any McKesson stockholder who may be deemed to be an “affiliate” of SpinCo for purposes of Rule 145 under the Securities Act.

In connection with the Distribution, McKesson may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

None of the stockholders or members of Change, McKesson or SpinCo will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, which summary is qualified in its entirety by the full text of the Merger Agreement, which is filed as an exhibit to the registration statement of which this document forms a part. Stockholders of McKesson are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide McKesson stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement, and not by this summary or any other information included in this document. This summary of the Merger Agreement is not intended to provide any other factual information about Change, McKesson or SpinCo following the consummation of the Merger. Information about Change, McKesson and SpinCo can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

In accordance with the provisions of the Merger Agreement, which was entered into by SpinCo, Change and McKesson on December 20, 2016, and the DGCL, SpinCo shall be merged with and into Change at the effective time of the Merger. As a result of the Merger, the separate existence of SpinCo shall cease and Change shall continue as the surviving corporation and shall possess all properties, rights, privileges, powers and franchises of SpinCo and assume all claims obligations, liabilities, debts, duties and obligations of SpinCo, in accordance with the DGCL.

Filing and Effectiveness

Subject to the terms and conditions of the Merger Agreement, immediately following the consummation of the Distribution, the parties to the Merger Agreement shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of such filing or at such later time as McKesson, Change, the Joint Venture and SpinCo may agree and as is provided in the certificate of merger.

Under the Merger Agreement, the directors and officers of Change immediately prior to the effective time of the Merger shall remain the directors and officers of Change immediately following the effective time of the Merger. See “Information on Change Healthcare LLC—Directors and Officers of Change” for more information.

In addition, the certificate of incorporation and bylaws of Change as in effect immediately prior to the effective time of the Merger shall, respectively, be the certificate of incorporation and bylaws of the surviving entity immediately following the effective time of the Merger, until duly amended in accordance with applicable law.

Merger Consideration

At the effective time of the Merger, each issued and outstanding share of SpinCo Common Stock shall be converted into one share of Change Common Stock. Each share of capital stock of Change issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding upon and immediately after the effective time of the Merger.

Under the Merger Agreement, the exchange agent shall hold, for the account of the SpinCo stockholders, global certificate(s) representing all of the outstanding shares of SpinCo Common Stock transferred in the Distribution. Prior to the effective time of the Merger, Change shall deposit with the exchange agent, for the benefit of the holders of the issued and outstanding shares of SpinCo Common Stock, evidence in book-entry form representing the shares of Change Common Stock issuable pursuant to the Merger Agreement in exchange for such issued and outstanding shares of SpinCo Common Stock.

No fractional shares of Change Common Stock will be issued in the Merger upon the conversion of SpinCo Common Stock. Any fractional shares that would otherwise be allocable to any former holders of SpinCo Common Stock in the Merger shall be aggregated, and no holder of SpinCo Common Stock shall receive cash equal to or greater than the value of one full share of Change Common Stock. The exchange agent shall cause the whole shares obtained from aggregating fractional shares that would otherwise remain across all holders of SpinCo Common Stock to be sold in the open market or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. The exchange agent shall make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of SpinCo Common Stock entitled to receive such cash in lieu of fractional shares.

Withholding Rights

Change and the exchange agent shall deduct and withhold from the consideration otherwise required to be paid pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of state, local or foreign tax law, and shall remit such amounts to the relevant governmental authority. Any withheld amounts shall be treated for such purposes as having been paid to the persons otherwise entitled thereto.

Conditions to the Merger

Conditions to the Obligations of Each Party to Effect the Merger

The obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law), waiver by SpinCo and Change, at or prior to the closing of the Merger, of the following conditions:

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no governmental authority of competent jurisdiction shall have enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

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no governmental authority of competent jurisdiction shall have issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

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there shall be no legal action or suit pending against Change or SpinCo by or before any governmental authority of competent jurisdiction seeking to prohibit or otherwise prevent the consummation of the Merger;

•	the closing of the transactions contemplated by the Contribution Agreement shall have occurred (which condition was satisfied in connection with the consummation of the Joint Venture Transactions);

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the Merger Agreement shall have been adopted and approved by the holders of all of the outstanding capital stock of Change entitled to vote as of the record date fixed for purposes of determining the stockholders entitled to vote on the approval and adoption of the Merger Agreement (which condition was satisfied in connection with the consummation of the Joint Venture Transactions);

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the Merger Agreement shall have been adopted and approved by the holders of all of the outstanding capital stock of SpinCo entitled to vote as of the record date fixed for purposes of determining the stockholders entitled to vote on the approval and adoption of the Merger Agreement (which condition was satisfied in connection with the consummation of the Joint Venture Transactions);

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the occurrence of a firm commitment underwritten public offering (a “Qualified IPO”) registered under the Securities Act of Change Common Stock representing at least 10% of the beneficial ownership of Change’s outstanding common equity (after giving effect to such offering) and (ii) pursuant to which shares of Change Common Stock are listed for trading on the NYSE, Nasdaq or any other securities exchange or quotation system that has been agreed in accordance with the LLC Agreement (which condition was satisfied by the initial public offering of Change on July 1, 2019); and

•	the Distribution shall have been consummated.

Conditions to the Obligations of SpinCo to Effect the Merger

The obligations of SpinCo to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) waiver by SpinCo, at or prior to the closing of the Merger, of the following additional conditions:

•	there shall have been no material breach of the Merger Agreement on the part of Change; and

•	McKesson shall have received the McKesson Tax Opinions.

Conditions to the Obligations of Change to Effect the Merger

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The obligations of Change to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) waiver by Change, at or prior to the closing of the Merger, of the following additional conditions:

•	there shall have been no material breach of the Merger Agreement on the part of SpinCo or McKesson; and

•	Change shall have received the Change Tax Opinion.

Representations and Warranties

Under the Merger Agreement, each of SpinCo, Change and McKesson made representations and warranties to the other parties to the Merger Agreement. These representations and warranties relate to, among other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention of law; and

•	valid issuance of stock.

Covenants

The Merger Agreement addresses additional obligations of McKesson, Change and SpinCo relating to, without limitation:

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the Merger Agreement shall have been adopted and approved by the holders of all of the outstanding capital stock of Change entitled to vote as of the record date fixed for purposes of determining the stockholders entitled to vote on the approval and adoption of the Merger Agreement (which condition was satisfied in connection with the consummation of the Joint Venture Transactions);

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the Merger Agreement shall have been adopted and approved by the holders of all of the outstanding capital stock of SpinCo entitled to vote as of the record date fixed for purposes of determining the stockholders entitled to vote on the approval and adoption of the Merger Agreement (which condition was satisfied in connection with the consummation of the Joint Venture Transactions); and

•	Change and SpinCo’s cooperation with respect to certain tax matters, including in order for Change to obtain the Change Tax Opinion and McKesson to obtain the McKesson Tax Opinions.

Termination

At any time before the effective time of the Merger, the Merger Agreement may be terminated by either Change or SpinCo, as the case may be, following the occurrence of any of the following events:

•	the termination of the Contribution Agreement pursuant to its terms;

•	the consummation of a change of control of the Joint Venture, whether by merger, consolidation or otherwise;

•	the termination or expiration of the McKesson Exit Window in the event a Qualified McKesson Exit has not occurred;

•	the material breach by the other party of any representation, warranty or covenant of such party set forth in the Merger Agreement and not cured after 30 days’ notice of an opportunity to cure; and

•	the delivery, prior to the Distribution, of written notice by the McKesson Members to the Joint Venture of their intention to abandon or terminate the Merger.

The Merger Agreement may also be terminated at any time before the effective time of the Merger by mutual written consent of Change and SpinCo (with such consent approved by the board of directors of Change and the member or board of directors of SpinCo, as applicable).

THE SEPARATION AND DISTRIBUTION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement by and between McKesson, SpinCo, Change, the Joint Venture and certain other parties named therein. This summary is qualified in its entirety by the full text of the Separation Agreement, the form of which is filed as an exhibit to the registration statement of which this document forms a part. Stockholders of McKesson are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide McKesson stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. This summary of the Separation Agreement is not intended to provide any other factual information about Change, McKesson or SpinCo. Information about Change, McKesson and SpinCo can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

As used in herein, “McKesson Group” means McKesson and its subsidiaries (other than, after the effective time of the Distribution, SpinCo and any member of the SpinCo Group), “SpinCo Group” means SpinCo and its subsidiaries (which, for the avoidance of doubt, shall not include prior to the effective time of the Merger, the Joint Venture or any of its subsidiaries), and “Change Group” means Change and its subsidiaries and “JV Group” means the Joint Venture and each of its subsidiaries.

Overview

The Separation Agreement provides for the Separation. Among other things, the Separation Agreement includes actions and procedures by which McKesson and SpinCo will consummate the Internal Reorganization, the Controlled Transfer and the Distribution. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Separation of SpinCo from McKesson

The Internal Reorganization and the Controlled Transfer

The Separation Agreement provides that, prior to the Distribution and the Merger, to the extent not already completed, McKesson shall, and shall cause its Affiliates to, consummate the Internal Reorganization, which will include the Controlled Transfer (i.e., the transfer to SpinCo of all of McKesson’s direct or indirect equity interests in the Joint Venture in exchange for McKesson’s receipt of SpinCo Common Stock).

Contribution of Assets

The Separation Agreement provides that, except to the extent expressly provided in any of the Ancillary Agreements or previously effected pursuant to the Internal Reorganization, effective as of immediately prior to the Distribution, McKesson shall assign, transfer, convey and deliver to SpinCo all of the McKesson Group’s right, title and interest in and to all of the issued and outstanding stock of MCK IPCo and PST, if applicable, all of the McKesson Group’s right, title and interest in and to any LLC Units not held at such time by MCK IPCo and PST.

Intercompany Contracts; Intercompany Accounts

The Separation Agreement provides for the termination of any and all contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and McKesson or any member of the McKesson Group, on the other hand, effective as of immediately prior to the Distribution, other than the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

Under the Separation Agreement, McKesson shall cause all intercompany receivables, payables, loans and other accounts, rights and liabilities between SpinCo and any other member of the SpinCo Group, on the one hand, and McKesson or any other member of the McKesson Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance shall be treated as a contribution to capital or a dividend.

McKesson Financial Instruments

The Separation Agreement provides that McKesson shall use reasonable efforts to take or cause to be taken all actions, and enter into such agreements and arrangements as shall be necessary, to terminate all obligations of SpinCo (and members of the SpinCo Group) under any of McKesson’s credit facilities, guarantees, comfort letters, letters of credit and similar instruments related primarily to McKesson’s business under which any member of the McKesson Group has any primary, secondary, contingent, joint, several or other liability (collectively, “financial instruments”) in existence immediately prior to the Distribution, or cause itself (or another member of the McKesson Group) to be substituted for SpinCo (and members of the SpinCo Group) in respect of their obligations under any such financial instruments. If such a termination or substitution is not effected by the Distribution, McKesson shall indemnify and hold harmless SpinCo and each member of the SpinCo Group and, after the effective time of the Merger, the Change Group (as successor to the SpinCo Group) from and against any damages, losses, liabilities and expenses incurred or suffered by such the Change Group or the SpinCo Group (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Losses”) arising from or relating to McKesson’s financial instruments in accordance with the applicable provisions of the Separation Agreement. In addition, without the prior written consent of Change, McKesson shall not, and shall not permit any of its affiliates to, renew or extend the term of, increase the obligations or liabilities under, or transfer to a third party, any such financial instrument unless all obligations of SpinCo (and members of the SpinCo Group) and, after the effective time of the Merger, the Change Group (as successor to the SpinCo Group) with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Change.

Shared Employees

Under the Separation Agreement, each individual who is an officer, director or employee of any member of the McKesson Group and any member of the SpinCo Group shall resign, effective at or prior to the Distribution, from all positions such individual holds with the SpinCo Group.

Operations of SpinCo

Prior to the effective time of the Distribution, and except with respect to McKesson’s Financial Instruments, SpinCo and each member of the SpinCo Group shall not be an obligor or guarantor under, or otherwise subject to, any indebtedness, or conduct any operations or own any assets other than ownership of equity of the other members of the SpinCo Group and the JV Group, or otherwise acquire or dispose of any other assets or entities (other than in connection with the Internal Reorganization and other assets incidental to their status as holding companies of equity of the other members of the SpinCo Group and the JV Group).

The Distribution

Conditions to the Distribution

Pursuant to the Separation Agreement, the Distribution shall not occur unless each of the following conditions has been satisfied or waived:

•

the following events shall not have occurred at or prior to the date of the Distribution, and McKesson shall not reasonably expect any of the following events to occur at or prior to the date of the Distribution:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•

a decline of at least 15% in the closing level of either the Dow Jones U.S. Healthcare Index or the Standard & Poor’s 500 Index from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the exchange offer;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of the Joint Venture or Change;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of McKesson; and

•

a market disruption event occurs with respect to McKesson Common Stock or Change Common Stock and such market disruption event has, in McKesson’s reasonable judgment, impaired the benefits of the exchange offer.

•

the board of directors of McKesson shall be satisfied that Distribution can be made out of surplus within the meaning of Section 170 of the DGCL and shall have received a solvency opinion in form and substance satisfactory to the board of directors of McKesson;

•	McKesson shall have completed the Completing Transfer (if applicable);

•

an applicable registration statement or form as determined by McKesson in its sole discretion or as otherwise required by the SEC for commencement of the exchange offer, and consummating the Distribution shall have been filed with the SEC and declared effective, if applicable, by the SEC; no stop order suspending the effectiveness of such filing shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC and such registration statement or form, as the case may be, shall have been mailed to holders of McKesson Common Stock (and the holders of Change Common Stock, if applicable), as of any applicable record date or as otherwise required by law;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

•	no applicable law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution, the Merger or the other transactions contemplated by the Separation Agreement;

•

all material governmental approvals and consents and all material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and the Merger and to permit the operation of the business conducted by the Joint Venture after the date of the Distribution substantially as it is conducted at the date of the Separation Agreement shall have been obtained; and

•

the Merger Agreement shall have been entered into by the parties thereto and shall be in full force and effect, and all conditions and obligations of the parties to the Merger Agreement to consummate the Merger and to effect the other transactions contemplated by the Merger Agreement (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware in connection with the Merger), including the receipt of the McKesson Tax Opinions by McKesson and the receipt of the Change Tax Opinion by Change, shall have been satisfied or waived, such that the Merger is consummated immediately following the Distribution.

•	McKesson may waive any of the above conditions in its sole discretion. Change may waive any of the conditions listed in the third through ninth bullet point above in its sole discretion.

The Exchange Offer and Distribution

The Separation Agreement provides that McKesson shall, as promptly as practicable after the date of the Separation Agreement, commence the exchange offer, under which each outstanding share of McKesson Common Stock shall be exchangeable for a number of shares of outstanding SpinCo Common Stock owned by McKesson at such exchange ratio as may be determined by McKesson in its sole discretion. The exchange agent shall hold the certificates for shares of SpinCo Common Stock delivered in the exchange offer for the account of the McKesson stockholders whose shares of McKesson Common Stock are validly tendered (and not properly withdrawn) in the exchange offer pending the Merger.

In the event that holders of McKesson Common Stock subscribe for less than all of the shares of SpinCo Common Stock owned by McKesson in the exchange offer, then:

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the remaining shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis in the spin-off to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the exchange offer, based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange; and

•

at the effective time of the Distribution, McKesson shall deliver to the exchange agent the global certificate(s) representing the SpinCo Common Stock distributed in the spin-off, if any, for the account of the McKesson stockholders that are entitled thereto.

McKesson shall determine the date of the Distribution and all terms of the Distribution in its sole discretion, including the timing of the consummation of the Distribution. McKesson shall, in its sole discretion, select any investment bankers and managers, as well as any other institutions providing services in connection with the Distribution, including any exchange agent, financial printer, solicitation agent and financial, legal, accounting and other advisors.

SEC Filings

In connection with the preparation of applicable SEC filings, McKesson and Change shall cooperate and provide each other and their respective counsel a reasonable opportunity to review and comment on material applicable SEC filings prior to filing with the SEC, and give reasonable and good faith consideration to any such comments. McKesson and Change shall also provide each other and their respective counsel with any comments or communications received from the SEC and a reasonable opportunity to participate in such party’s response to those comments and provide comments on that response (to which comments reasonable and good faith consideration shall be given).

Covenants

The Separation Agreement addresses additional obligations of McKesson, Change and SpinCo relating to, without limitation:

•	access to information;

•	litigation cooperation;

•	reimbursement;

•	ownership of information;

•	retention of records;

•	confidentiality; and

•	privileged information.

Indemnification

Under the Separation Agreement, McKesson shall, on behalf of itself and each member of the McKesson Group, and each of their respective successors and assigns, release and forever discharge SpinCo and the other members of the SpinCo Group, and their respective successors and assigns, and the directors, officers, employees or attorneys serving as independent contractors of SpinCo or any member of the SpinCo group (in each case in their capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, claims, actions and liabilities existing or arising from any acts or events occurring or failing to occur or any conditions existing on or before the effective time of the Distribution.

SpinCo and, effective after the effective time of the Merger, Change (as successor to SpinCo) shall be obligated to indemnify, and the Joint Venture and each other member of the JV Group shall jointly and severally be obligated to pay Change all amounts necessary for Change to indemnify, defend and hold harmless the McKesson Group and the respective directors, officers, employees and affiliates of each member of the McKesson Group from and against any and all Losses arising out of or in connection with:

•	any of SpinCo’s liabilities, or the failure of any member of the SpinCo Group or the JV Group to pay, perform or otherwise discharge any of the SpinCo’s liabilities;

•	any breach after the effective time of the Merger by SpinCo of the Separation Agreement; and

•

any failure of the effective time of the Merger to occur immediately following the effective time of the Distribution primarily as a result of any failure by Change to perform its obligation to close the Merger in accordance with the Merger Agreement.

Effective at and after the Distribution, McKesson shall indemnify, defend and hold harmless the Change Group (as successor to the SpinCo Group) and the respective directors, officers, employees and affiliates of each member of the Change Group as successor to the SpinCo Group (the “SpinCo Indemnitees”) from and against any and all Losses arising out of or in connection with:

•	any of McKesson’s liabilities, or the failure of any member of the McKesson Group to pay, perform or otherwise discharge any of the McKesson’s liabilities;

•	any of McKesson’s Financial Instruments;

•	any breach by McKesson (or, prior to the Merger, SpinCo) of the Separation Agreement;

•

any liabilities of the SpinCo Group arising before the effective time of the Merger or based on facts occurring before the effective time of the Merger, or the failure of any member of the SpinCo Group (prior to the effective time of the Merger) or the McKesson Group (at any time) to pay, perform or otherwise discharge any liabilities of the SpinCo Group arising before the effective time of the Merger;

•

any director and officer indemnification obligation to any employees of the McKesson Group after the effective time of the Merger (with respect to insurance policies in place prior to the effective time of the Merger); and

•

any failure of the effective time of the Merger to occur immediately following the effective time of the Distribution primarily as a result of any failure by McKesson or SpinCo to perform its obligation to close the Merger in accordance with the Merger Agreement.

McKesson shall indemnify, defend and hold harmless the SpinCo Indemnitees and each person, if any, who controls any SpinCo Indemnitee within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses caused by any untrue statement of material fact contained in any applicable SEC filing (as amended or supplemented), or caused by any omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case only to the extent that such losses are caused otherwise than solely by any such untrue statement or omission or alleged untrue statement or omission based on, and in conformity with, information furnished by Change solely in respect of the Change Group or the JV Group.

The Separation Agreement provides the indemnification procedures that are required to be followed by McKesson, SpinCo and Change, and that is applicable to any indemnity granted in accordance with the terms of the Separation Agreement. The Separation Agreement shall not apply to indemnification, or responsibility for losses, related to tax matters, which shall be governed by the Tax Matters Agreement. The indemnification provided for under the Separation Agreement shall be the sole and exclusive remedy of any party to the Separation Agreement with respect to any and all claims relating thereto or the transactions contemplated thereby.

The amount which any indemnifying party is required to pay to any indemnified party under the Separation Agreement shall be reduced (including, but not limited to, retroactively) by any amounts actually recovered under any applicable insurance policies and taking into account any Tax Benefit (as defined in the Tax Matters Agreement).

The Separation Agreement provides that if for any reason indemnification is unavailable to any indemnified party under the Separation Agreement, or insufficient to hold it harmless, then the applicable indemnifying party shall contribute the amount paid or payable by such indemnifying party as a result of the relevant indemnifiable losses in proportion to the relative fault of the McKesson Group, on the one hand, and the SpinCo Group, on the other hand.

Termination

The Separation Agreement shall terminate without further action at any time before the Distribution upon the termination of the Merger Agreement.

OTHER AGREEMENTS AND OTHER RELATED PARTY TRANSACTIONS

Change, McKesson and SpinCo or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Joint Venture Transactions and the Transactions. The material terms of these agreements are summarized below. The following descriptions do not purport to be complete and are subject to, and qualified in their entireties to, the complete text of the agreements, which are filed as exhibits to the registration statement of which this document forms a part.

Stockholders Agreement

In connection with the Joint Venture Transactions, Change entered into a stockholders agreement with the Sponsors, McKesson and the Joint Venture and amended it in connection with its initial public offering. The stockholders agreement requires Change to nominate a number of individuals designated by Blackstone for election as Change’s directors at any meeting of its stockholders (each, a “Blackstone Director”) such that, following the election of any directors, taking into account any director continuing to serve as such without the need for re-election and assuming that each nominated Blackstone Director is elected, (i) prior to a Qualified McKesson Exit (which includes the Transactions) and for so long as the parties to the stockholders agreement and their respective affiliates together continue to beneficially own at least 40% of the shares of Change Common Stock entitled to vote generally in the election of Change’s directors as of the record date for such meeting, the number of Blackstone Directors serving as directors of Change’s board would be equal to a majority of the total number of directors comprising Change’s board of directors, and (ii) following a Qualified McKesson Exit (which includes the Transactions) and for so long as Blackstone and its affiliates together continue to beneficially own at least 50% of the shares of Change Common Stock issued to Blackstone in connection with the Joint Venture Transactions (as appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like), the number of Blackstone Directors serving as directors of Change’s board will be equal to a majority of the total number of directors comprising the Change board of directors minus one director (the “Post-McKesson Exit Level”). Further, the stockholders agreement provides that in any event, Change will be required to nominate at least two Blackstone Directors for so long as Blackstone and its affiliates together continue to beneficially own at least 5% of the shares of Change Common Stock entitled to vote generally in the election of directors as of the record date for such meeting; provided, that following a Qualified McKesson Exit (which includes the Transactions), the number of Blackstone Directors will not exceed the Post-McKesson Exit Level.

See also “—LLC Agreement of Change Healthcare LLC—Certain Covenants by Change; Other Provisions.”

In the case of a vacancy on the Change board of directors created by the removal or resignation of a Blackstone Director, the stockholders agreement requires Change to nominate an individual designated by Blackstone for election to fill the vacancy.

Change presently anticipates that at the first annual meeting of its stockholders, its nominees for director will include at least two individuals designated by Blackstone in accordance with the stockholders agreement—Mr. Nicholas L. Kuhar and Mr. Neil P. Simpkins, who are each employees of Blackstone and currently directors of Change. In accordance with the terms of the stockholders agreement, following the Transactions, Blackstone will have the right (but not the obligation) to designate individuals to be nominated in addition to Messrs. Kuhar and Simpkins at the time of the first annual meeting, however Blackstone has not yet made any determinations in this regard.

Registration Rights Agreement

In connection with the Joint Venture Transactions, Change entered into a registration rights agreement (the “Registration Rights Agreement”) with the Sponsors and McKesson. The Registration Rights Agreement

provides to each of McKesson and the Sponsors customary “demand” and “piggyback” registration rights with respect to Change Common Stock, subject to the transfer restrictions set forth in the LLC Agreement. The registration rights agreement also provides that Change will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Following consummation of the Transactions, McKesson would not hold any registrable securities under the registration rights agreement. For additional information regarding the registration rights provided to McKesson and the Sponsors, see “—LLC Agreement of Change Healthcare LLC—Transfers of LLC Units.”

Contribution Agreement

In June 2016, the Legacy CHC Stockholders entered into the Contribution Agreement with McKesson and the other parties thereto. Under the terms of the Contribution Agreement, the parties agreed to form Change Healthcare LLC through a joint venture that combined Core MTS with Legacy CHC. The Joint Venture Transactions closed on March 1, 2017. From the time of its formation in June 2016 until the consummation of the Joint Venture Transactions, Change Healthcare LLC had no substantive assets or operations.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to Change Healthcare LLC in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in Legacy CHC’s Amended and Restated 2009 Equity Incentive Plan of (A) approximately $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement, and (b) the issuance to Change of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests the Joint Venture and (c) the McKesson Tax Receivable Agreement.

The Contribution Agreement includes customary representations, warranties, covenants and indemnification arrangements by the parties thereto, including representations and warranties by McKesson and Legacy CHC regarding the Contributed Businesses.

LLC Agreement of Change Healthcare LLC

The LLC Agreement governs the rights and obligations of McKesson and Change in their roles as members of the Joint Venture and owners of the LLC Units. Following the consummation of the Transactions, the Joint Venture and its subsidiaries will be wholly-owned by Change, and McKesson and its subsidiaries will no longer be members of the Joint Venture or hold any LLC Units and will no longer be parties to the LLC Agreement or have any rights or obligations under the LLC Agreement (other than with respect to any breaches of the LLC Agreement that occur prior to the Transactions and certain rights to indemnification set forth in the LLC Agreement).

Board of the Joint Venture

The LLC Agreement provides that the Joint Venture will initially be governed by a board of directors comprised of not more than ten members. Each of the McKesson Members, on the one hand, and Change, on the other hand, are entitled to designate up to four directors of the Joint Venture’s board of directors, of whom three directors may be employees or affiliates of the designating member, and one director may not be an employee or affiliate of the designating member and must otherwise be independent of the Joint Venture. The ninth director on the Joint Venture’s board of directors is the Joint Venture’s chief executive officer (currently Neil de Crescenzo) and the tenth director on the Joint Venture’s board of directors is an independent director that is mutually designated by the McKesson Members and Change. The number of Joint Venture board designees of the McKesson Members and Change is subject to reduction based on the LLC Units ownership level of the corresponding Joint Venture member, and the Transactions would result in McKesson and its subsidiaries no longer having the right to designate any members of the Joint Venture’s board of directors. Immediately prior to the consummation of the Merger, Messrs. Nagji and Vitalone intend to resign from the board of directors of the Joint Venture.

Approval Rights of the Members

Pursuant to the LLC Agreement, certain actions by the Joint Venture require the prior written consent of both the McKesson Members and Change. These matters include, without limitation: (i) materially changing the line of business of the Joint Venture; (ii) the appointment, removal or replacement of the Joint Venture’s chief executive officer or chairman of the board of directors of the Joint Venture; (iii) approving the Joint Venture’s annual operating plan and budget; (iv) entering into certain material agreements, including affiliate transactions (subject to certain exceptions); (v) declaring or paying any dividend, redeeming or repurchasing equity securities or issuing or authorizing the issuance of equity securities of the Joint Venture; (vi) incurring indebtedness (subject to certain exceptions); (vii) a change of control of the Joint Venture, or the sale, lease or disposal of assets of the Joint Venture outside the ordinary course of business (other than expressly permitted by the LLC Agreement including pursuant to drag along rights set forth herein); (viii) any initial public offering, other than a Qualified IPO (as defined in the LLC Agreement); (ix) terminating, liquidating or dissolving the Joint Venture; and (x) any amendment to, modification of, or waiver under the Contribution Agreement, the Merger Agreement, the Separation Agreement or any Ancillary Agreements by the Joint Venture. The foregoing approval rights of the members of the Joint Venture will terminate, as to each of the McKesson Members and Change, upon consummation of the Transactions.

Special Allocations

Generally, pursuant to the LLC Agreement, the profits and losses of the Joint Venture will be allocated among the members of the Joint Venture in proportion to the number of LLC Units held by them. However, amortization expenses related to certain assets transferred to the Joint Venture by one of the McKesson Members at the time of the Joint Venture Transactions, as well as associated income tax deductions, generally have been and may continue to be allocated other than in proportion to the number of LLC Units held by them.

Transfers of LLC Units

Pursuant to the LLC Agreement, no member is permitted to transfer LLC Units (including any transfer of beneficial ownership therein), other than to a member’s affiliates or with the consent of the other members, except as described below.

Following the consummation of a Qualified IPO occurring at any time prior to 30 months following the closing of the Joint Venture Transactions, transfers are permitted in accordance with the following transfer provisions. Change’s initial public offering, which was consummated on July 1, 2019, constituted a Qualified IPO under the LLC Agreement.

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For a period of up to three months following expiration of the underwriter lock-up period relating to a Qualified IPO, which occurred on December 23, 2019, (the “First Change Sale Window”), the Legacy CHC Stockholders may transfer shares of Change in a firm commitment public offering of Change Common Stock (a “Qualified Change Sale”). In connection with the Transactions, the Legacy CHC Stockholders waived their right to conduct sales in the First Change Sale Window.

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For a period (the “McKesson Exit Window”) of up to 12 months (subject to certain extensions) following the expiration of any lock-up period relating to a Qualified Change Sale during the First Change Sale Window (or following the lockup period relating to a Qualified IPO, if the applicable Change stockholders determine not to conduct a Qualified Change Sale during the First Change Sale

Window), McKesson may conduct a Qualified McKesson Exit. The McKesson Members may also exercise certain registration rights during this window. The Transactions constitute a Qualified McKesson Exit under the LLC Agreement.

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For a period of up to six months following the expiration or termination of the McKesson Exit Window, where a Qualified McKesson Exit did not occur (the “Second Change Sale Window”), the Legacy CHC Stockholders may transfer or sell shares of Change in a Qualified Change Sale.

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During both the First Change Sale Window and the Second Change Sale Window, the McKesson Members may transfer LLC Units pursuant to the exercise of tag-along registration rights pursuant to the Registration Rights Agreement, subject to the Legacy CHC Stockholders having priority in such Qualified Change Sale in the event of any cut-backs of shares offered pursuant to such offerings.

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During the McKesson Exit Window, in the event the McKesson Members exercise registration rights, the Legacy CHC Stockholders may transfer shares of Change pursuant to the exercise of tag-along registration rights pursuant to the Registration Rights Agreement, subject to the McKesson Members having priority in the first such offering in the event of any cut-backs of shares offered pursuant to such offering.

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Following expiration or termination of the Second Change Sale Window (or, if applicable, any underwriter lock-up period applicable thereto), the McKesson Members and the Legacy CHC Stockholders may transfer their beneficial interests in the Joint Venture in any manner permitted by applicable law, and each of the McKesson Members and the Legacy CHC Stockholders will have unlimited demand and piggyback registration rights pursuant to the Registration Rights Agreement, subject to customary limitations, and the McKesson Members would be able to exchange all or any portion of their LLC Units for shares of Change Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends.

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If a Qualified McKesson Exit is consummated, then following the 90-day period after such Qualified McKesson Exit, transfers may be conducted in any manner provided by applicable law, including pursuant to the exercise of registration rights pursuant to the Registration Rights Agreement.

The McKesson Exit Window would automatically terminate or be deemed to terminate no later than the date that is four years following the closing of the Joint Venture Transactions.

Tax Matters Agreement

In connection with the Transactions, McKesson, SpinCo and Change are entering into a Tax Matters Agreement, which will govern the rights, responsibilities and obligations of McKesson and SpinCo after the Transactions with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state and local, and non-U.S., taxes, other tax matters and related tax returns. In addition, the Tax Matters Agreement could restrict Change’s ability to enter into certain change of control or other transactions involving Change equity if such transactions could implicate the tax-free status of the Distribution. To the extent the Distribution does not qualify as a tax-free transaction as a result of Change’s failure to comply with the Tax Matters Agreement, Change will be required to indemnify McKesson, and in certain circumstances the Tax Matters Agreement may require that Change enter into a new tax receivable agreement pursuant to which it will be required to pay to McKesson 85% of the certain cash tax savings, if any, arising from the utilization of certain tax basis increases resulting from the Distribution.

Certain Covenants by Change; Other Provisions

Pursuant to the LLC Agreement, Change has made certain covenants to the Joint Venture that are designed, among other things, to help preserve the availability of a Qualified McKesson Exit. These covenants require, among other things, that Change remains solely a holding company of its ownership of the Joint Venture.

The LLC Agreement also provides that the McKesson Members will have a “top-up” right to acquire additional LLC Units at fair market value (determined in accordance with the LLC Agreement) during a McKesson Exit Window, such that following the exercise of such top-up option, the member and/or stockholders of SpinCo will be entitled to hold a majority of the number of shares of Change Common Stock at the effective time of the Merger.

In addition, pursuant to the LLC Agreement and the Stockholders Agreement, Change and the Legacy CHC Stockholders covenant to maintain certain minimum ownership levels in Change Healthcare LLC and in Change, and the Legacy CHC Stockholders covenant to vote in favor of any stockholder proposals required to be made (or deemed advisable to obtain) in connection with the Merger or any other transactions or agreements in respect of any Qualified McKesson Exit. These covenants and provisions will terminate following the Transactions. For additional information on these and certain other covenants entered into by Change (including those that will not terminate following the Transactions), please see “Risk Factors—Risks Related to the Transactions—If the Distribution or any transaction included in the Internal Reorganization does not qualify as a transaction that is tax-free for U.S. federal income tax purposes or the Merger does not qualify as a tax-free “reorganization,” including as a result of actions taken in connection with the Internal Reorganization, the Distribution or the Merger or as a result of subsequent acquisitions of shares of McKesson, Change or SpinCo, then McKesson and/or holders of McKesson Common Stock that received SpinCo Common Stock in the Distribution may be required to pay substantial U.S. federal income taxes, and, in certain circumstances, SpinCo and Change may be required to indemnify McKesson for all or part of any such tax liability” and “Risk Factors—Risks Related to the Transactions—Change may be affected by significant restrictions following consummation of the Transactions in order to avoid significant tax-related liabilities.”

eRx Network Option Agreement

In connection with the Joint Venture Transactions, the equity interests for entities representing the eRx Network were distributed to the Legacy CHC Stockholders, and in connection therewith a subsidiary of Legacy CHC and the Legacy CHC Stockholders entered into an option agreement for a subsidiary of Change Healthcare LLC to acquire the eRx Network (the “Option Agreement”). Under the terms of the Option Agreement, the option to acquire the eRx Network will only become exercisable at any such time that McKesson owns (directly or indirectly), in the aggregate, less than 5% of the outstanding LLC Units in the Joint Venture. Such option will expire, if unexercised or unexercisable, on March 1, 2022. Under the Option Agreement, upon exercise of the option, a subsidiary of Legacy CHC will be required to pay an exercise price of $1.00 plus a fixed multiple of the incremental increase (if any) in the EBITDA (as defined in the Option Agreement, which in this context reflects certain adjustments for integration synergies, direct acquisition costs and other factors) of the eRx Network for the trailing 12 months preceding the exercise of the option over a baseline level of such EBITDA. The option to acquire the eRx Network would become exercisable upon consummation of the Transactions.

Management Services Agreement

Change Healthcare LLC, certain subsidiaries of Change Healthcare LLC, McKesson and the Sponsors entered into a Management Services Agreement, whereby McKesson and the Sponsors were retained to provide certain management, consulting, financial and other advisory services to Change Healthcare LLC for certain periods following the consummation of the closing of the Joint Venture Transactions, for an annual fee not to exceed 1% of Change’s EBITDA (as defined in the Credit Agreement, which, in this context reflect certain adjustments for transaction-related synergies and other factors) in the applicable fiscal year, subject to proration as applicable. The agreement terminated automatically upon consummation of Change’s initial public offering. No transaction fee was paid in connection with Change’s initial public offering.

Change Healthcare LLC recognized 7.9 million ($1.7 million for Blackstone, $0.7 million for Hellman & Friedman and $5.6 million for McKesson), $10.4 million ($2.3 million for Blackstone, $0.8 million for Hellman & Friedman and $7.3 million for McKesson), $10.5 million ($2.3 million for Blackstone, $865,000 for

Hellman & Friedman and $7.3 million for McKesson) and $888,000 ($193,000 for Blackstone, $73,000 for Hellman & Friedman and $622,000 for McKesson) in management fees during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The agreement provided that the final management fee accrued and became payable with respect to the entire fiscal year in which termination occurs. The final management fee that is payable is approximately $10.6 million ($2.3 million payable to Blackstone, $0.9 million payable to Hellman & Friedman and $7.4 million payable to McKesson).

Tax Receivable Agreements

2009—2011 Tax Receivable Agreements

Under the 2009—2011 Tax Receivable Agreements assumed by Change Healthcare LLC in connection with the Joint Venture Transactions, Change Healthcare LLC is obligated to make payments to certain of the former Legacy CHC Stockholders, equal to 85% of the applicable cash savings that Change Healthcare LLC expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the 2009—2011 Tax Receivable Agreements that occurred in connection with the Joint Venture Transactions, payments Change Healthcare LLC makes under the 2009—2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that Change Healthcare LLC will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by Change Healthcare LLC on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009—2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date. In connection with the covered change in control, the change in assumed valuation assumptions resulted in a change in estimate (decrease to the pretax loss) of $26.5 million for the period from June 17, 2016 (inception) to March 31, 2017.

2017 Tax Receivable Agreement

In connection with the closing of the Joint Venture Transactions, the Legacy CHC Stockholders, Change Healthcare Performance, Inc., Change, Change Healthcare LLC and certain subsidiaries of Change Healthcare LLC entered into the 2017 Tax Receivable Agreement. The 2017 Tax Receivable Agreement generally provides for the payment by Change Healthcare Performance, Inc. following the closing of the Joint Venture Transactions to the 2017 TRA Parties of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Performance, Inc. in periods after the closing of the Joint Venture Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the closing of the Joint Venture Transactions.

McKesson Tax Receivable Agreement

In connection with the closing of the Joint Venture Transactions, Change Healthcare LLC, the McKesson Members, McKesson and Change entered into the McKesson Tax Receivable Agreement. The McKesson Tax Receivable Agreement generally provides for the payment by Change Healthcare LLC to one of the McKesson Members and its permitted assigns of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change in periods ending on or after the date on which McKesson ceases to own at least 20% of the outstanding LLC Units in Change Healthcare LLC as a result of (i) certain amortizable tax basis in assets transferred to Change Healthcare LLC at the closing of the Joint Venture Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement.

Additionally, Change may be required to enter into and make payments under an additional tax receivable agreement with McKesson in certain circumstances. Please see “Risk Factors—Risks Related to the

Transactions—If the Distribution or any transaction included in the Internal Reorganization does not qualify as a transaction that is tax-free for U.S. federal income tax purposes or the Merger does not qualify as a tax-free “reorganization,” including as a result of actions taken in connection with the Internal Reorganization, the Distribution or the Merger or as a result of subsequent acquisitions of shares of McKesson, Change or SpinCo, then McKesson and/or holders of McKesson Common Stock that received SpinCo Common Stock in the Distribution may be required to pay substantial U.S. federal income taxes, and, in certain circumstances, SpinCo and Change may be required to indemnify McKesson for all or part of any such tax liability.”

Letter Agreement

Change, Change Healthcare LLC, McKesson and certain of McKesson’s affiliates have entered into the Letter Agreement relating to the Contribution Agreement. The Letter Agreement addresses miscellaneous tax-related matters, including (i) technical clarifications and modifications to the manner in which Change Healthcare LLC allocates certain items of taxable income, loss and deduction among, and calculates and makes required tax distributions to, its members, (ii) the sharing of certain contingent tax benefits and expenses not addressed by the McKesson Tax Receivable Agreement or the Tax Matters Agreement and (iii) procedures applicable in the case of certain tax proceedings.

In particular, pursuant to the terms of the Letter Agreement, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to Change Healthcare LLC at the closing of the Joint Venture Transactions are allocated among Change, McKesson and certain of McKesson’s affiliates. If McKesson chooses to allocate an amount of deductions to Change in excess of a specified minimum threshold, Change may be required to make cash payments to McKesson equal to 100% of the tax savings of Change attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units in Change Healthcare LLC, after which the terms of the McKesson Tax Receivable Agreement will control.

Transition Services Agreements

In connection with the consummation of the Joint Venture Transactions, Change Healthcare LLC, certain subsidiaries of Change Healthcare LLC, McKesson and the eRx Network entered into transition services agreements pursuant to which (i) Change provides certain transition services to McKesson and to the eRx Network and (ii) McKesson provides certain transition services to Change Healthcare LLC, in each case in exchange for specified fees and subject to the terms and conditions therein. Change Healthcare LLC recognized transition service fee expense of $18.4 million, $59.0 million, $92.1 million and $8.7 million for services received from McKesson during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. In addition, Change Healthcare LLC recognized $8.9 million, $11.0 million, $11.8 million and $0.8 million in transition fee income from eRx Network in these same periods.

Intellectual Property License Agreements

Change Healthcare LLC, McKesson and the eRx Network have entered into intellectual property licensing agreements, pursuant to which (i) Change Healthcare LLC licenses certain intellectual property to each of McKesson and the eRx Network and (ii) each of McKesson and the eRx Network licenses certain intellectual property to Change Healthcare LLC. Subject to appropriate restrictions and agreements to maintain confidentiality and ensure compliance with applicable laws, Change Healthcare LLC and Change also share data regarding the operation of their business, and data acquired or arising from the operation of their businesses.

Other Commercial Arrangements

Following the closing of the Joint Venture Transactions, Change, McKesson and the eRx Network each entered into customary ordinary-course commercial arrangements regarding their respective businesses. Change

Healthcare LLC recognized revenue of approximately $11.9 million, $8.9 million, $13.4 million and $1.5 million and paid $0.0 million, $0.1 million, $0.9 million and $0.1 million related to such commercial arrangements with McKesson during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Change Healthcare LLC recognized revenue of approximately $4.9 million, $6.2 million, $6.1 million and $0.4 million related to such commercial arrangements with the eRx Network during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

eRx Network Line of Credit

In addition, Change Healthcare LLC provided eRx Network at the closing of the Joint Venture Transactions with a $3.0 million line of credit due November 30, 2017 of which $300,000 had been drawn at March 31, 2017. This amount was subsequently repaid during the 12 months ended March 31, 2018.

Services Provided to Change by Change Healthcare LLC

Change generally has no substantive independent assets or operations apart from its investment in Change Healthcare LLC. As a result, Change Healthcare LLC provides certain services for which it is not reimbursed. These services include the utilization of office space and a portion of the salaries of Change’s officers who are considered employees of Change Healthcare LLC.

Employer Healthcare Program Agreement with Equity Healthcare

Effective as of January 1, 2014, Legacy CHC entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to Change Healthcare LLC certain negotiating, monitoring and other services in connection with Change Healthcare LLC’s health benefit plans. In consideration for Equity Healthcare’s services, Change Healthcare LLC paid Equity Healthcare a fee of $3.00 per participating employee per month for plans through December 31, 2017. Beginning January 1, 2018, Change Healthcare LLC began paying Equity Healthcare a fee of $1.00 per participating employee per month.

Transactions with Sponsor Portfolio Companies

The Sponsors and their respective affiliates have ownership interests in a broad range of companies. Change has entered and may enter into commercial transactions in the ordinary course of its business with some of these companies, including the sale of goods and services and the purchase of goods and services.

Transactions with Blackstone Portfolio Companies

Change Healthcare LLC both provides various services to, and purchases services from, certain Blackstone portfolio companies under contracts that were executed in the normal course of business. Change Healthcare LLC recognized revenue of approximately $3.4 million, $4.5 million, $4.4 million and $400,000 related to services provided to Blackstone portfolio companies during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Change Healthcare LLC paid Blackstone portfolio companies approximately $5.0 million, $13.3 million, $16.3 million and $100,000 related to services provided to Change Healthcare LLC during the nine months ended December 31, 2019, the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Transactions with Hellman & Friedman Portfolio Companies

Change Healthcare LLC both provides various services to, and purchases services from, certain Hellman & Friedman portfolio companies under contracts that were executed in the normal course of business. Change

Healthcare LLC recognized revenue of approximately $2.4 million, $4.2 million, $5.0 million and $0.4 million related to services provided to Hellman & Friedman portfolio companies during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Change Healthcare LLC paid Hellman & Friedman portfolio companies approximately $0.6 million, $2.1 million, $2.5 million and $10,000 related to services provided to Change Healthcare LLC during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Other Transactions with McKesson

Change Healthcare LLC recognized sublease income of $0.7 million, $2.1 million, $3.8 million and $0.4 million from McKesson and its affiliates during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Potential Debt Repurchases

As market conditions warrant, Change and its major equity holders, including the Sponsors, may from time to time, depending upon market conditions, seek to repurchase its debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

Senior Secured Credit Facilities Held by Related Parties

In connection with the financing for the Joint Venture Transactions, certain investment funds managed by GSO Capital Partners LP held a portion of the term loans under the Senior Secured Credit Facilities. GSO Advisor Holdings LLC (“GSO Advisor”) is the general partner of GSO Capital Partners LP. Blackstone, indirectly through its subsidiaries, holds all of the issued and outstanding equity interests of GSO Advisor. As of December 31, 2019, March 31, 2019, March 31, 2018 and 2017, respectively, the GSO-managed funds held $160.3 million, $212.2 million, $29.8 million and $200.0 million in principal amount of the Senior Secured Credit Facilities.

Other Transactions

Change Healthcare LLC has an agreement with a customer in which a former officer of Change Healthcare LLC is a member of the board of directors of the customer. Under this agreement, Change Healthcare LLC recognized revenue of approximately $3.6 million, $5.6 million, $7.5 million and $0.1 million in the aggregate during the nine months ended December 31, 2019 and the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Change’s Statement of Policy Regarding Transactions with Related Persons

At the time of its initial public offering, Change’s board of directors adopted a written statement of policy regarding transactions with related persons (its “related person policy”). Change’s related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to Change’s general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by Change under Item 404(a) of Regulation S-K in which Change was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Pursuant to this policy, Change’s general counsel will then promptly communicate that information to the Change board of directors. It is Change’s policy that no related person transaction entered into following its initial public offering will be executed without the approval or ratification of its board of directors or a duly authorized committee of the board of directors of Change. It is also Change’s policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification of Directors and Officers

Change’s Amended and Restated Bylaws provide that Change will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, Change’s Amended and Restated Certificate of Incorporation provides that Change directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF CHANGE HEALTHCARE INC.

The following section summarizes the terms of Change’s material principal indebtedness.

Senior Secured Credit Facilities

Overview

Concurrently with the consummation of the Joint Venture Transactions, certain subsidiaries of Change Healthcare LLC entered into a Credit Agreement governing the Senior Secured Credit Facilities, which are guaranteed by substantially all of its wholly-owned domestic subsidiaries. On July 3, 2019, certain subsidiaries of Change Healthcare LLC amended the Credit Agreement to extend the maturity date of the Revolving Credit Facility and to increase the commitment amount of the Revolving Credit Facility. As amended, the Senior Secured Credit Facilities consist of:

•	a Term Loan Facility in an original principal amount of $5,100.0 million, and

•	a Revolving Credit Facility in an aggregate principal amount of up to $785.0 million.

The borrowers under the Senior Secured Credit Facilities are Change Healthcare Holdings, LLC, Change Healthcare Performance, Inc. and/or certain of their U.S. subsidiaries. The Revolving Credit Facility includes capacity available for issuing letters of credit and for borrowings on same-day notice, referred to as swing line loans.

The Senior Secured Credit Facilities provide that the borrowers have the right at any time to request additional term loan tranches and/or term loan increases, increases in the revolving commitments and/or additional revolving credit facilities up to the sum of (i) (a) the greater of (I) $1,214.0 million and (II) an amount equal to 100.0% of pro forma consolidated EBITDA for the most recently ended four consecutive fiscal quarter period in respect of which financial statements are available, plus (b) certain voluntary prepayments, repurchases, redemptions and other retirements of indebtedness and commitments under the Senior Secured Credit Facilities, incremental equivalent debt and refinancings thereof, plus (ii) an additional aggregate amount such that, after giving pro forma effect to such incurrence, (x) if such additional amounts are secured on a pari passu basis with the first lien obligations under the Senior Secured Credit Facilities, the Joint Venture’s consolidated first lien net leverage ratio does not exceed 4.90 to 1.00, (y) if such additional amounts are secured on a junior lien basis to the first lien obligations under the Senior Secured Credit Facilities, the Joint Venture’s consolidated secured net leverage ratio does not exceed 5.75 to 1.00 and (z) if such additional amounts are unsecured, either (I) the Joint Venture’s consolidated total net leverage ratio does not exceed 6.00 to 1.00 or (II) the Joint Venture’s consolidated interest coverage ratio is not less than 2.00 to 1.00. The lenders under the Senior Secured Credit Facilities are not under any obligation to provide any such incremental commitments or loans, which are uncommitted, and any such addition of or increase in commitments or loans is subject to obtaining commitments and certain customary conditions precedent set forth in the Senior Secured Credit Facilities.

Interest Rate and Fees

Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to, at the borrowers’ option, either (i) LIBOR for the relevant interest period, adjusted for statutory reserve requirements (which may be subject, solely in the case of the Term Loan Facility, to a floor of 1.00% per annum and, solely in the case of the Revolving Credit Facility, to a floor of 0.00% per annum), plus an applicable margin or (ii) a base rate equal to the highest of (a) the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (b) the federal funds effective rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00% (which may be subject, solely in the case of the Term Loan Facility, to a floor of 2.00% per annum), in each case, plus an applicable margin. The applicable margin for loans under the Term Loan Facility is subject to reduction after the consummation of this offering. The applicable margin for loans under the Revolving Credit Facility is subject to adjustment based upon Change’s consolidated first lien net leverage ratio.

In addition to paying interest on the outstanding principal under the Senior Secured Credit Facilities, the borrowers are required to pay a commitment fee of 0.50% per annum (which is subject to a decrease to 0.375% per annum based upon the Joint Venture’s consolidated first lien net leverage ratio) to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The borrowers must also pay customary letter of credit fees and an annual administrative agency fee.

Prepayments

The Senior Secured Credit Facilities require the borrowers to prepay outstanding term loans, subject to certain exceptions, with:

•

50% of the Parent borrower’s annual excess cash flow (determined in accordance with the Credit Agreement) commencing with the first full fiscal year completed after the closing of the Senior Secured Credit Facilities (which percentage may be reduced to 25% and 0% if the Joint Venture achieves and maintains (as of the end of the applicable fiscal year) specified consolidated first lien net leverage ratios), subject to certain credits and exceptions;

•

100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property, including insurance condemnation proceeds (which percentage may be reduced to 50%, 25% and 0% if the Joint Venture achieves and maintains specified consolidated first lien net leverage ratios), subject to certain exceptions, in excess of a minimum amount threshold set forth in the Credit Agreement and subject to certain rights to reinvest the proceeds within a time period set forth in the Credit Agreement; and

•

100% of the net cash proceeds of any incurrence of debt by the borrowers or their restricted subsidiaries, other than proceeds from debt permitted to be incurred by the terms of the Senior Secured Credit Facilities.

The foregoing mandatory prepayments will be applied, subject to certain exceptions, to the term loans outstanding under the Senior Secured Credit Facilities then outstanding as directed by the borrowers.

The borrowers may voluntarily, in minimum amounts set forth in the Credit Agreement, repay outstanding loans or reduce outstanding commitments under the Senior Secured Credit Facilities at any time without premium or penalty, subject to reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings prior to the last day of the relevant interest period. The foregoing voluntary prepayments may be applied to the scheduled installments of principal of the Term Loan Facility in such order as the borrowers shall direct and applied to any class of loans under the Senior Secured Credit Facilities as the borrowers shall direct.

Amortization and Maturity

The Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the principal amount of the Term Loan Facility outstanding as of the date of the closing of the Senior Secured Credit Facilities, with the balance being payable at maturity on March 1, 2024. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity on July 3, 2024 (or, if earlier, the date that is 91 days prior to the final stated maturity date of any class of term loans under the Senior Secured Credit Facilities if the aggregate principal amount of term loans outstanding, together with the principal amount of all term loans for which the final stated maturity date has occurred prior to such date, exceeds $1.1 billion).

Guarantee and Security

All obligations of the borrowers under the Senior Secured Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any agent or lender party to the Senior Secured Credit Facilities or any of their respective affiliates, are unconditionally guaranteed by all material wholly-owned direct and indirect domestic restricted subsidiaries of the borrowers and by the direct parent of Change Healthcare Holdings, LLC, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in adverse tax consequences.

All obligations of the borrowers under the Senior Secured Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any lender or agent party to the Senior Secured Credit Facilities or any of their respective affiliates, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the borrowers and each guarantor, including but not limited to: (i) a perfected pledge of all of the capital stock issued by Change Healthcare Holdings, LLC and each direct wholly-owned domestic restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and up to 65% of the capital stock issued and outstanding by each direct wholly-owned foreign restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned real property of the borrowers and the subsidiary guarantors (subject to certain exceptions and exclusions).

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Joint Venture’s ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	make investments, acquisitions, loans or advances;

•	pay dividends and distributions or repurchase its capital stock;

•	prepay, redeem, or repurchase any subordinated indebtedness;

•

enter into agreements which limit its ability to incur liens on its assets for the benefit of the Senior Secured Credit Facilities or that restrict the ability of non-guarantor restricted subsidiaries to pay dividends or make other payments to Change, the Joint Venture or certain of its subsidiaries;

•	enter into certain transactions with its affiliates; and

•	change the passive holding company status of the direct parent of Change Healthcare Holdings, LLC.

In addition, with respect to the Revolving Credit Facility, the Credit Agreement requires the Joint Venture to maintain, as of the last day of each four fiscal quarter period, a maximum consolidated first lien net leverage ratio only if, as of the last day of any fiscal quarter, revolving loans under the Revolving Credit Facility (including swing line loans, but excluding undrawn letters of credit up to $100.0 million and other letters of credit that have been cash-collateralized or otherwise backstopped) are outstanding in an aggregate amount greater than 35% of the total commitments under the Revolving Credit Facility at such time. The financial maintenance covenant is subject to customary equity cure rights and may be amended or waived with the consent of the lenders holding a majority of the commitments under the Revolving Credit Facility. The Senior Secured Credit Facilities also contain, in addition to the negative covenants described above, certain customary affirmative covenants and events of default, including upon a change of control.

The terms described above with respect to the Senior Secured Credit Facilities are subject to change and a number of customary conditions and exceptions for transactions of this type. To the extent that any of the conditions with respect to such indebtedness are not satisfied, such indebtedness may not be available on the terms described herein or at all.

Senior Notes

In connection with the Joint Venture Transactions, on February 15, 2017, Change Healthcare Holdings, LLC and Change Healthcare Finance, Inc. (collectively, the “Issuers”) issued $1,000.0 million aggregate principal amount of Senior Notes due March 1, 2025.

The Senior Notes bear interest at a rate of 5.75% per year, payable semi-annually in arrears on March 1 and September 1. The Issuers’ obligations under the senior notes are guaranteed on a senior unsecured basis by all of the Issuers’ existing and future wholly-owned domestic restricted subsidiaries (other than Change Healthcare Finance, Inc. and certain excluded subsidiaries) that guarantee the Senior Secured Credit Facilities.

At any time prior to March 1, 2020, the Issuers may redeem some or all of the Senior Notes at a redemption price equal to 100.000% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following March 1, 2020 and March 1, 2021 and at any time after March 1, 2022 is 102.835%, 101.438% and 100.000% of the principal amount plus accrued and unpaid interest thereon, respectively.

Upon the occurrence of a change of control or upon the sale of certain assets in which the Issuers do not apply the proceeds as required, the holders of the Senior Notes will have the right to require the Issuers to make an offer to repurchase each holder’s Senior Notes at a price equal to 101% (in the case of a change of control) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest.

The Senior Notes contain covenants limiting, among other things, Change Healthcare Holdings, LLC’s and its restricted subsidiaries’ (including Change Healthcare Finance, Inc.’s) ability to incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock, pay dividends and make other distributions or repurchase stock, make certain investments, create or incur liens, sell or transfer certain assets, enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances or transfer assets to the Issuers or the guarantors, enter into certain transactions with the Issuers’ affiliates, designate subsidiaries as unrestricted subsidiaries and merge, consolidate or transfer or sell all or substantially all of the Issuers’ or the guarantors’ assets, enter into certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions. Most of the covenants will not apply to Change Healthcare Holdings, LLC and its restricted subsidiaries (including Change Healthcare Finance, Inc.) during any period in which the Senior Notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. In addition, the guarantees will be suspended during a covenant suspension. The Senior Notes also contain customary events of default.

Amortizing Notes

Concurrently with Change’s initial public offering, Change issued 5,750,000 6.00% TEUs. Each TEU has a stated amount of $50.00. Each TEU is composed of (i) a prepaid stock purchase contract issued by Change (each, a “purchase contract”) and (ii) a senior amortizing note due June 30, 2022 issued by Change (each, an “amortizing note”). The amortizing notes are the direct, unsecured and unsubordinated obligations of Change and rank equally with all of Change’s existing and future other unsecured and unsubordinated indebtedness. For more information on the TEUs, see “Description of Change Healthcare Inc. Tangible Equity Units.”

DESCRIPTION OF CHANGE HEALTHCARE INC. CAPITAL STOCK

The rights of Change stockholders are governed by Delaware law, Change’s Amended and Restated Certificate of Incorporation (the “Change Charter”) and Change’s Amended and Restated Bylaws (the “Change Bylaws”). For information on how to obtain a copy of the Change Charter and the Change Bylaws, see “Where You Can Find More Information; Incorporation by Reference.”

The following description of the capital stock of Change describes provisions of the Change Charter and the Change Bylaws that will be operative upon consummation of the Transactions. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Change Charter and the Change Bylaws, each of which are filed as exhibits to the registration statement of which this document forms a part.

Common Stock

Holders of shares of Change Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of Change Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Change Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of Change preferred stock.

Upon liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, if any, the holders of shares of Change Common Stock will be entitled to receive pro rata any remaining assets available for distribution.

All shares of outstanding Change Common Stock are fully paid and non-assessable. Holders of shares of Change Common Stock do not have preemptive, subscription, redemption or conversion rights with respect to such shares. There will be no sinking fund provisions applicable to the Change Common Stock. The rights, powers, preferences and privileges of holders of Change Common Stock will be subject to those of the holders of any shares of Change preferred stock or any other series or class of stock that may be authorized and issued in the future.

Preferred Stock

The Change Charter authorizes the board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and, subject to the terms of the Change Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of Change Common Stock. The board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which the board of directors may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company’s affairs or other event;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Change or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of capital stock; and

•	the voting rights, if any, of the holders of the series.

Change could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Change Common Stock might believe to be in their best interests or in which the holders of Change Common Stock might receive a premium over the market price of the shares of Change Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Change Common Stock by restricting dividends on the Change Common Stock, diluting the voting power of the Change Common Stock or subordinating the rights of the Change Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Change Common Stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of the board of directors.

Annual Stockholder Meetings

The Change Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by the board of directors. To the extent permitted under applicable law, the board of directors may conduct meetings solely by means of remote communications, including by webcast.

Anti-Takeover Effects of Change’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Change Charter, Change Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors. These provisions are intended to avoid costly takeover battles, reduce vulnerability to a hostile or abusive change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited acquisition offer. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Change by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Change Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Change Common Stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of Change Common Stock (Change believes the position of Nasdaq is that the calculation in this latter case treats as outstanding shares issuable upon exchange of outstanding LLC Units not held by Change). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of Change or the removal of its management. Moreover, Change’s authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Change by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management and possibly deprive its stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

Change has opted out of Section 203 of the DGCL; however, the Change Charter contains similar provisions providing that Change may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Change’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors and by the affirmative vote of holders of at least 662/3% of Change’s outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Change’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Change for a three-year period. This provision may encourage companies interested in acquiring Change to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The Change Charter provides that the Sponsors and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Change Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of Change capital stock entitled to vote generally in the election of directors will be able to elect all of Change’s directors.

Special Stockholder Meetings

The Change Charter provides that special meetings of the stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that at any time when the Sponsors and their affiliates beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of the stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of stockholders that beneficially own, in the aggregate, at least 25% in voting power of the stock entitled to vote generally in the election of directors, including Blackstone. The Change Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the company.

Director Nominations and Stockholder Proposals

The Change Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Change with certain information. Generally, to be timely, a stockholder’s notice must be received at Change’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Change Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Sponsors and their affiliates so long as the stockholders agreement remains in effect. The Change Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Change

The Change Charter provides that the board of directors is expressly authorized to make, alter, or repeal the Change Bylaws and that, at any time the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the stock entitled to vote generally in the election of directors, the stockholders may only amend the Change Bylaws with the approval of 80% or more of all of the outstanding shares of Change’s capital stock entitled to vote.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Change’s stock entitled to vote thereon were present and voted, unless the Change Charter provides otherwise. The Change Charter does not permit stockholders to act by consent in writing, unless such action is recommended by all directors then in office, at any time when the Sponsors and their affiliates own, in the aggregate, less than 30% in voting power of the Change capital stock entitled to vote generally in the election of directors.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Change stockholders will have appraisal rights in connection with a merger or consolidation in which Change is a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of the Change stockholders may bring an action in the name of Change to procure a judgment in Change’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Change shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

The Change Charter will provide that, unless Change consents in writing to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of Change, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of Change to the company or the stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Change Charter or the Change Bylaws or (4) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. The Court of Chancery of the State of Delaware is not the sole and exclusive forum for actions brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Change Charter provides that notwithstanding anything otherwise to the contrary therein, the forum selection provisions will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Change shall be deemed to have notice of and consented to the forum provisions in the Change Charter. However, it is possible that a court could find these forum selection provisions to be inapplicable or unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Change Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that Change may have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Change’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of Change or its subsidiaries. The Change Charter provides that, to the fullest extent permitted by law, none of the Sponsors, McKesson or any of their affiliates or certain current or former directors, principals, officers, employees and/or other representatives of or consultants or advisors to the Sponsors or McKesson that may serve, whether during or after the period in which the Sponsors own Change stock, as directors, officers or agents of Change (“Associated Directors”) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which Change or its affiliates now engage or propose to engage or (ii) otherwise competing with Change or its affiliates. In addition, to the fullest extent permitted by law, in the event that the Sponsors or any Associated Director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for Change or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to Change or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Change Charter will not renounce Change’s interest in any business opportunity that is expressly offered to an Associated Director solely in his or her capacity as a director, officer or agent of Change. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for Change unless Change would be permitted to undertake the opportunity under the Change Charter and would have sufficient financial resources to undertake the opportunity, and the opportunity would be in line its business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Change Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Change and its stockholders, through stockholders’ derivative suits, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The Change Bylaws generally provide that Change must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. Change is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. Change believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Change Charter and the Change Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Change and its stockholders. In addition, your investment may be adversely affected to the extent Change pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Change’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for the Change Common Stock is Equiniti Trust Company.

Listing

Change Common Stock trades on Nasdaq under the trading symbol “CHNG.”

DESCRIPTION OF CHANGE HEALTHCARE INC. TANGIBLE EQUITY UNITS

Concurrently with Change’s initial public offering, Change issued 5,750,000 6.00% TEUs. The TEUs have a stated amount of $50.00. Each TEU is composed of two parts: (1) a prepaid stock purchase contract issued by Change, referred to in this document as a purchase contract, and (2) a senior amortizing note issued by Change, referred to in this document as an amortizing note. Unless settled earlier at the holder’s option or at Change’s option (each as described below), each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on June 30, 2022, and Change will deliver a specified number of shares of Change Common Stock per purchase contract based upon applicable settlement rates and the market value of Change Common Stock. Unless settled earlier as described below, each purchase contract that is a component of a TEU will settle automatically on the mandatory settlement date into between 3.2051 and 3.8461 shares of common stock, subject to certain anti-dilution adjustments. The number of shares of Change Common Stock issuable upon settlement will be determined based on the average volume weighted average price per share of Change Common Stock over the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding the mandatory settlement date in accordance with the purchase contract agreement. Assuming automatic settlement at the rate of shares of common stock per purchase contract assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts and based on an assumed average volume weighted average price of $13.00 per share of Change Common Stock, up to 22,115,075 shares of Change Common Stock are issuable upon settlement of the purchase contracts that are a component of the TEUs, subject to certain anti-dilution adjustments.

At any time prior to the second scheduled trading day immediately preceding June 30, 2022, holders of the purchase contracts may elect to settle purchase contracts early and Change will deliver shares of its common stock at the minimum settlement rate of shares of Change Common Stock per purchase contract, subject to certain anti-dilution adjustments. Upon early settlement at the holder’s election, the market value of Change Common Stock on the early settlement date will not affect the early settlement rate and the corresponding amortizing note will remain outstanding. If holders elect to settle any purchase contracts early in connection with a fundamental change, such purchase contracts will be settled at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. Upon early settlement in connection with a fundamental change, the corresponding amortizing note will remain outstanding.

On or after March 30, 2020, Change may elect to settle all, but not less than all, outstanding purchase contracts at the maximum settlement rate of shares of its common stock per purchase contract, subject to certain anti-dilution adjustments. Upon early settlement at Change’s election, holders will have the right to require Change to repurchase their amortizing notes for cash at a price equal to the principal amount of such amortizing note, plus accrued and unpaid interest, calculated at an annual rate of 5.50%.

The amortizing notes have a specified initial principal amount and a specified interest rate and Change will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

Each amortizing note has an initial principal amount of $8.2378, bears interest at a rate of 5.50% per annum and has a final installment payment date of June 30, 2022. On each March 30, June 30, September 30 and December 30, commencing on September 30, 2019, Change pays equal quarterly cash installments of $0.7500 per amortizing note (except for the September 30, 2019 installment payment, which was $0.7417 per amortizing note), which constitutes a payment of interest and a partial repayment of principal, and which cash payment in the aggregate per year is equivalent to 6.00% per year with respect to the $50.00 stated amount per TEU. The amortizing notes are the direct, unsecured and unsubordinated obligations of Change and will rank equally with all of Change’s existing and future other unsecured and unsubordinated indebtedness.

If the Company elects to settle the purchase contracts early, holders of amortizing notes will have the right to require Change to repurchase their amortizing notes for cash at the repurchase price set forth in the first supplemental indenture governing the amortizing notes.

The indenture governing the amortizing notes contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding may declare the unpaid principal of the amortizing notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to Change, the principal amount of the amortizing notes together with any accrued and unpaid interest thereon will become due and payable.

The TEUs trade on Nasdaq under the trading symbol “CHNGU.”

OWNERSHIP OF CHANGE HEALTHCARE INC. COMMON STOCK

The following table sets forth certain information as of February 7, 2020, regarding the beneficial ownership of Change Common Stock and of LLC Units by: (i) each person known by Change to beneficially own more than 5 percent of any class of Change Common Stock; (ii) each of Change’s directors and named executive officers; and (iii) all of Change’s directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Change Common Stock subject to options currently exercisable or that are exercisable within sixty days are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options but are not deemed outstanding for calculating the percentage of any other person.

	Change Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
McKesson(1)	—	—
Blackstone(2)	59,620,253	47.5%
Hellman & Friedman(3)	15,131,444	12.1%
Neil E. de Crescenzo(4)	1,829,056	1.4%
John H. Hammergren	—	—%
Nicholas L. Kuhar	—	—%
Howard L. Lance(5)	333,037	*	%
Diana L. McKenzie	—	—%
Bansi Nagji	5,000	*	%
Philip M. Pead(6)	111,936	*	%
Phillip W. Roe(7)	50,000	*	%
Neil P. Simpkins	—	—%
Britt Vitalone	—	—%
Robert J. Zollars(8)	21,172	*	%
Fredrik Eliasson(9)	417,600	*	%
August Calhoun(10)	48,400	*	%
Thomas Laur(11)	135,880	*	%
Roderick O’Reilly(12)	324,320	*	%
All Directors and Executive Officers as a group (19 persons)(13)	4,442,301	3.4%

*	Less than one percent.
(1)

McKesson beneficially owns an aggregate of 175,995,192 LLC Units, which includes 854,963 LLC Units directly held by PF2 IP LLC, 82,692,470 LLC Units directly held by PF2 PST Services LLC and 92,447,759 LLC Units directly held by SpinCo. The sole member of PF2 IP LLC is McKesson Corporation. The sole member of PF2 PST Services LLC is SpinCo. The sole stockholder of SpinCo is McKesson Corporation. The address of the entities listed in this footnote is 6555 State Hwy 161, Irving, Texas 75039. Following the expiration of the underwriter lock-up period in connection with Change’s initial public offering, which expiration occurred on December 23, 2019, on the terms and subject to the conditions provided in Change Healthcare LLC’s LLC Agreement, McKesson may, at its election, initiate and complete a Qualified McKesson Exit. On the terms and subject to the conditions provided in Change Healthcare LLC’s LLC Agreement, McKesson will have the right from time to exchange its LLC Units for shares of Change Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Other Agreements and Other Related Party Transactions—LLC Agreement of Change Healthcare LLC.”

(2)

Reflects 33,678,124 shares directly held by Blackstone Capital Partners VI L.P., 5,434 shares directly held by Blackstone Family Investment Partnership VI L.P., 284,996 shares directly held by Blackstone Family Investment Partnership VI-ESC L.P., 25,077,548 shares directly held by Blackstone Eagle Principal Transaction Partners L.P. and 574,151 shares directly held by GSO COF Facility LLC (together, the “Blackstone Funds”).

The general partner of Blackstone Capital Partners VI L.P. and of Blackstone Eagle Principal Transaction Partners L.P. is Blackstone Management Associates VI L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The managing member of BMA VI L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Family Investment Partnership VI L.P. and of Blackstone Family Investment Partnership VI-ESC L.P. is BCP VI Side-by-Side GP L.L.C. The sole member of BCP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group Inc.

The collateral manager of GSO COF Facility LLC is GSO Capital Partners LP. GSO Advisor Holdings L.L.C. is the special limited partner of GSO Capital Partners LP with the investment and voting power over the securities beneficially owned by GSO Capital Partners LP. The sole member of GSO Advisor Holdings L.L.C. is Blackstone Holdings I L.P. The general partner of Blackstone Holdings I L.P. is Blackstone Holdings I/II GP Inc. The sole stockholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group Inc.

The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Bennett J. Goodman may be deemed to have shared voting power and/or investment power with respect to the securities held by GSO COF Facility LLC. Each of the entities described in this footnote and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote (other than GSO COF Facility LLC, GSO Capital Partners LP and Mr. Goodman) is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. The address of GSO COF Facility LLC, GSO Capital Partners LP and Mr. Goodman is c/o GSO Capital Partners LP, 345 Park Avenue, New York, New York 10154.

(3)

Reflects 5,145,941 shares directly held by H&F Harrington AIV II, L.P., 9,880,986 shares directly held by HFCP VI Domestic AIV, L.P., 55,341 shares directly held by Hellman & Friedman Investors VI, L.P., 44,183 shares directly held by Hellman & Friedman Capital Executives VI, L.P. and 4,993 shares directly held by Hellman & Friedman Capital Associates VI, L.P. (together, the “Hellman & Friedman Funds”). The general partner of each of H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. is Hellman & Friedman Investors VI, L.P. The general partner of Hellman & Friedman Investors VI, L.P. is Hellman & Friedman LLC. An investment committee of Hellman & Friedman LLC has sole voting and dispositive control over the shares. Each of the members of the investment committee disclaims beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein. The address of the entities listed in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, CA 94105.

(4)

Includes 1,448,484 shares underlying vested stock options and 181,700 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. de Crescenzo under Change’s legacy 2009 equity incentive plan and Change’s Omnibus Incentive Plan.

(5)

Includes 86,485 shares underlying vested stock appreciation rights, 50,632 shares underlying vested stock options and 10,112 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Lance under Change’s legacy 2009 equity incentive plan.

(6)

Includes 43,364 shares underlying vested stock options and 6,636 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Pead under Change’s legacy 2009 equity incentive plan.

(7)

Includes 43,364 shares underlying vested stock options and 6,636 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Roe under Change’s legacy 2009 equity incentive plan.

(8)

Includes 14,536 shares underlying vested stock options and 6,636 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Zollars under Change’s legacy 2009 equity incentive plan.

(9)

Includes 173,800 shares underlying vested stock options and 173,800 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Eliasson under Change’s legacy 2009 equity incentive plan. Also includes 40,000 shares held by a trust, of which Mr. Eliasson and his spouse are trustees.

(10)	Includes 47,400 shares underlying vested stock options granted to Mr. Calhoun under Change’s legacy 2009 equity incentive plan.
(11)

Includes 67,940 shares underlying vested stock options and 67,940 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. Laur under Change’s legacy 2009 equity incentive plan.

(12)

Includes 201,450 shares underlying vested stock options and 120,870 shares underlying stock options that are scheduled to vest within sixty days, granted to Mr. O’Reilly under Change’s legacy 2009 equity incentive plan.

(13)

Includes 3,041,207 shares underlying vested stock appreciation rights and vested stock options and 751,606 shares underlying stock options that are scheduled to vest within sixty days, granted to Change’s directors and executive officers under Change’s legacy 2009 equity incentive plan and Change’s Omnibus Incentive Plan.

COMPARISON OF RIGHTS OF HOLDERS OF MCKESSON COMMON STOCK AND CHANGE HEALTHCARE INC. COMMON STOCK

McKesson and Change are Delaware corporations subject to the provisions of the DGCL. Holders of McKesson Common Stock, whose rights are currently governed by McKesson’s Amended and Restated Certificate of Incorporation (the “McKesson Charter”), McKesson’s Amended and Restated By-Laws (the “McKesson By-Laws”) and the DGCL, will, with respect to the shares validly tendered and exchanged immediately following the exchange offer, become stockholders of Change and their rights will be governed by the Change Charter, the Change Bylaws and the DGCL.

The following description summarizes the material differences between the rights associated with McKesson Common Stock and Change Common Stock that may affect holders of McKesson Common Stock whose shares are accepted for exchange in the exchange offer and who will obtain shares of Change Common Stock in the Merger, but does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following description is qualified in its entirety by, and McKesson stockholders should read carefully the relevant provisions of, the DGCL, the McKesson Charter, the McKesson By-Laws, the Change Charter and the Change Bylaws. The McKesson Charter and McKesson By-Laws have been publicly filed with the SEC as exhibits 3.1 and 3.2, respectively, to McKesson’s annual report on Form 10-K for the fiscal year ended March 31, 2019. The Change Charter and the Change Bylaws have been publicly filed with the SEC as exhibits 3.1 and 3.2, respectively, to Change’s current report on Form 8-K filed July 2, 2019. See also “Description of Change Healthcare Inc. Capital Stock.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of McKesson and Change as of December 31, 2019, without giving effect to the Transactions.

Class of Security	Authorized	Outstanding
McKesson:
Common Stock, par value $0.01 per share	800,000,000	176,930,430
Preferred Stock, par value $0.01 per share	100,000,000	—
Change:
Common Stock, par value $0.001 per share	9,000,000,000	125,027,648
Class X Common Stock, par value $0.001 per share(1)	1	—
Preferred Stock, par value $0.001 per share	900,000,000	—

(1)	Class X Common Stock will no longer be included in Change’s authorized capital following the consummation of the Transactions.

STOCKHOLDER RIGHT	MCKESSON	CHANGE
Voting Rights	The holders of McKesson Common Stock are entitled to one vote per share held of record and do not have the right of cumulative voting in the election of directors.	The holders of Change Common Stock are entitled to one vote per share held of record and do not have the right of cumulative voting in the election of directors.

Rights of Holders of Preferred Stock	The McKesson Charter provides that McKesson’s board of directors is authorized to provide for the issuance of preferred stock in one	The Change Charter provides that Change’s board of directors is authorized to provide for the issuance of preferred stock in one

STOCKHOLDER RIGHT	MCKESSON	CHANGE

or more series, and to fix the powers, preferences,                  qualifications, limitations or restrictions thereof, and the number of shares thereof.

The McKesson Charter also specifies the rights of the holders of McKesson Series A Junior Participating Preferred Stock (if any), which include, without limitation: (1) quarterly dividend payments, (2) voting rights of 100 votes per share held on all matters submitted to a vote of the McKesson stockholders and (3) liquidation preferences payable in the event of the liquidation, dissolution or winding up of McKesson.

or more series, and to fix the designations, powers, preferences, qualifications, limitations or restrictions thereof, and the number of shares thereof.

Number and Classification of Board of Directors

The McKesson By-Laws set the number of board members at not less than 3 nor more than 15. Under the McKesson By-Laws, the exact number of directors may be fixed by a majority vote of the directors. McKesson does not have a classified board of directors.

The Change Charter provides that, subject to the rights of holders of any series of preferred stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, the number of directors may be fixed from time to time exclusively by resolution adopted by the Change board of directors. Change does not have a classified board of directors.

Removal of Directors

Under the McKesson Charter and the McKesson By-Laws, directors may be removed with or without cause by the affirmative vote of the stockholders of a majority of the voting power entitled to vote thereon.

Under the Change Charter, directors (other than any directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting as a single class.

Vacancies on the Board of Directors	The McKesson By-Laws provide that vacancies on the McKesson board of directors, if occurring prior to the expiration of the term	The Change Charter provides that, subject to the rights granted to the holders of preferred stock then outstanding, the rights granted

STOCKHOLDER RIGHT	MCKESSON	CHANGE
of office in which the vacancy occurs, will be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders.

pursuant to the Stockholders Agreement, any vacancy or newly created directorship on the Change board of directors shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to the holders of preferred stock then outstanding, the rights granted pursuant to the Stockholders Agreement, at any time when the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, any vacancy or newly created directorship on the Change board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than any directors elected by the holders of any series of preferred stock, by voting separately as a series or together with one or more other such series, as the case may be) (and not by stockholders).

In the case of a vacancy on the Change board of directors created by the removal or resignation of a Blackstone Director, the Stockholders Agreement requires Change to nominate an individual designated by Blackstone for election to fill the vacancy.

Special Meetings

The McKesson By-Laws provide that special meetings of the stockholders may be called at any time by the chair of the McKesson board of directors, the chief executive officer or a majority of the board of directors.

A stockholder or stockholders may call a special meeting of

The Change Charter provides that special meetings of stockholders may be called at any time only by or at the direction of the Change board of directors or the chairman of the Change board of directors; provided, however, that at any time when the Sponsors and their affiliates beneficially own, in the

STOCKHOLDER RIGHT	MCKESSON	CHANGE

stockholders in accordance with the procedures set forth in the McKesson By-Laws if such stockholder or stockholders making the request for a special meeting own, in the aggregate, at least 15% of the outstanding shares of McKesson Common Stock for at least a year before submitting such request.

aggregate, at least 30% in voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, special meetings of stockholders may also be called by the Change board of directors or the chairman of the Change board of directors at the request of stockholders that beneficially own, in the aggregate, at least 25% in voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, including Blackstone.

Stockholder Action by Written Consent

The McKesson Charter provides that stockholder action shall only be taken at annual or special meetings of stockholders, and stockholders may act in lieu of a meeting only by unanimous written consent.

The Change Charter provides that at any time when the Sponsors beneficially own, in the aggregate, at least 30% of the total voting power of the then outstanding shares of Change capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent, without prior notice and without a vote, if such written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

At any time when the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of Change capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken by Change’s stockholders must be effected at a an annual or special meeting of the stockholders, and may not be effected by written consent, unless

STOCKHOLDER RIGHT	MCKESSON	CHANGE

such action is recommended by all directors then in office; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Quorum of Stockholders

Under the McKesson By-Laws, at least a majority of the votes which all stockholders are entitled to cast on a matter constitutes a quorum, unless otherwise required by law or by the McKesson Charter.

In the event that at any meeting at which the holders of more than one class or series of stock are entitled to vote as a class, a quorum of any such class or series is lacking, the holders of any class or series represented by a quorum may proceed with the transaction of the business to be transacted by such class or series.

Under the Change Bylaws, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at meetings of stockholders shall constitute a quorum. In addition, where a separate vote by a class or series of stock is required, a majority in voting power of the outstanding shares of such class or series shall constitute a quorum with respect to the vote on that matter.

Advance Notice for Stockholder Proposals or Director Nominations

Under the McKesson By-Laws, in addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such

Under the Change Bylaws, in addition to any other applicable requirements, nominations of persons for election to the Change board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (1) as provided in the Stockholders Agreement, (2) pursuant to Change’s notice of meeting delivered pursuant to the Change Bylaws, (3) by or at the direction of the Change board of directors or any authorized committee thereof or (4) by any stockholder of Change who is entitled to vote at the meeting and who complied with the notice

STOCKHOLDER RIGHT	MCKESSON	CHANGE

notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Such notice must comply in form and substance with the requirements contained in the McKesson By-Laws.

procedures set forth in the Change Bylaws and who was a stockholder of record at the time such notice is delivered to the Secretary of Change.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the Change Bylaws, the stockholder must have given timely notice thereof in writing and, in the case of business other than nominations of persons for election to the Change board of directors, such business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of Change not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of Change’s first annual meeting of stockholders after its initial public offering, be deemed to have occurred on August 1, 2019); provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or, following Change’s first annual meeting of stockholders after shares of its Common Stock are first publicly traded, if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of

STOCKHOLDER RIGHT	MCKESSON	CHANGE

such meeting is first made by Change.

If the number of directors to be elected to the Change board of directors at an annual meeting is increased and there is no public announcement by Change naming all of the nominees for director or specifying the size of the increased board at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of Change not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by Change. Such stockholder’s notice must comply in form and substance with the requirements contained in the Change Bylaws.

Amendment of Certificate of Incorporation

The DGCL provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth the proposed amendment by the board of directors of a corporation and thereafter by the affirmative vote of holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a separate class, unless the certificate of incorporation provides for a different vote of the stockholders.

The McKesson Charter does not specify a voting power requirement different than required by DGCL to approve amendments to the McKesson Charter, except the McKesson Charter provides

The Change Charter does not specify a voting power requirement different than required by DGCL to approve amendments to the Change Charter.

STOCKHOLDER RIGHT	MCKESSON	CHANGE

that it shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock (if any) so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Amendment of Bylaws

The McKesson Charter provides that the McKesson board of directors can adopt, alter and repeal the McKesson By-Laws in whole or in part at any regular or special meeting of the McKesson board of directors, by vote of a majority of the McKesson board of directors. The McKesson By-Laws may also be adopted, altered or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of a majority of the shares of McKesson capital stock outstanding and entitled to vote thereon.

The Change Charter provides that the Change board of directors can amend, alter, or repeal, in whole or in part, the Change Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Change Charter.

At any time when the Sponsors beneficially own, in the aggregate, less than 30% in voting power of the then outstanding shares of Change capital stock entitled to vote in the election of directors, in addition to any vote of the holders of any class or series of capital stock of Change required by the Change Charter, the Change Bylaws or applicable law, the affirmative vote of the holders of at least 80% in voting power of the then outstanding shares of Change capital stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to amend, alter, or repeal, in whole or in part, the Change Bylaws.

Dividends

The McKesson Charter provides that, subject to the rights of the Series A Junior Participating Preferred Stock, dividends may be paid upon the McKesson Common Stock as and when declared by the McKesson board of directors out

The Change Charter provides that, subject to applicable law and the rights, if any, of the holders of any preferred stock or any other class or series of stock having a preference over or the right to participate with the Change Common Stock with respect to the

STOCKHOLDER RIGHT	MCKESSON	CHANGE
of funds legally available for the payment of dividends.

payment of dividends, dividends may be declared and paid ratably on the Change Common Stock out of assets legally available for this purpose at such times and in such amounts as the Change board of directors in its discretion shall determine.

Limitation of Liability of Directors and Officers

The McKesson Charter provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no McKesson director shall be personally liable to McKesson or its stockholders for monetary damages for breach of fiduciary duty as a director. This limitation of liability does not affect the availability of equitable remedies for breach of fiduciary duties.

The McKesson Charter further provides that McKesson shall indemnify (a) its directors to the fullest extent permitted by the laws of the State of Delaware, including the advancement of expenses under the procedures provided by such laws, (b) all of its officers to the same extent as it shall indemnify its directors, and (c) its officers who are not directors to such further extent as shall be authorized by the McKesson board of directors and be consistent with law.

The Change Charter provides that, to the fullest extent permitted by the DGCL, a director of Change shall not be personally liable to Change or its stockholders for monetary damages for breach of fiduciary duty owed to Change or its stockholders.

The Change Bylaws provide that each director and officer of Change shall be indemnified and held harmless to the fullest extent permitted by Delaware law, including the advancement of expenses, against any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Change or, while a director or officer of Change, is or was serving at the request of Change as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

Stockholders’ Rights of Dissent and Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations, subject to specified procedural requirements. DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange, or (b) held of record by more than two thousand holders.

As a Delaware corporation, Change is subject to the provisions of the DGCL with respect to stockholders’ rights of dissent and appraisal.

STOCKHOLDER RIGHT	MCKESSON	CHANGE

Anti-Takeover

McKesson is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (each as defined in the DGCL) for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by the corporation’s board of directors in a prescribed manner or the transaction in which the person became an interested stockholder is approved by the corporation’s board of directors and the corporation’s disinterested stockholders in a prescribed manner.

As a Delaware corporation, Change is subject to Section 203 of the DGCL. Under the Change Charter, Change expressly opted out of Section 203 of the DGCL. However, the Change Charter contains similar provisions providing that Change may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless (1) prior to such time, the Change board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Change voting stock outstanding at the time the transaction commenced, excluding certain shares; or (3) at or subsequent to that time, the business combination is approved by the Change board of directors and by the affirmative vote of holders of at least 662/3% of Change outstanding voting stock that is not owned by the interested stockholder.

The Change Charter further provides that the Sponsors and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Exclusive Forum	The McKesson Charter and McKesson By-Laws do not limit the forum in which certain legal actions against McKesson may be brought.

The Change Charter provides that unless Change consents in writing to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of Change; (2) action asserting a claim of breach of a fiduciary duty

STOCKHOLDER RIGHT	MCKESSON	CHANGE

owed by any director, officer, stockholder or employee of Change to Change or Change’s stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Change Charter or the Change Bylaws or (4) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware.

The Court of Chancery of the State of Delaware is not the sole and exclusive forum for actions brought under the federal securities laws. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The Change Charter provides that notwithstanding anything otherwise to the contrary therein, these forum selection provisions will not apply to suits brought to enforce a duty or liability created by the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction. It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable.

Certain Anti-Takeover Effects of Provisions of the Change Charter, the Change Bylaws and Delaware Law

Provisions of the Change Charter and the Change Bylaws could make the acquisition of Change and the removal of incumbent directors more difficult. For a description of these provisions, see “Description of Change Healthcare Inc. Capital Stock—Anti-Takeover Effects of Change’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law.”

In addition to those provisions of the Change Charter and the Change Bylaws, Change is also subject to certain provisions of Delaware law that may impede or discourage a takeover attempt that Change stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of Change, including actions that Change stockholders may deem advantageous, or could negatively affect the trading price of Change Common Stock. These provisions could also discourage proxy contests and make it more difficult for Change stockholders to elect directors of their choosing and to cause Change to take other corporate actions they desire, including the following:

•	Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance.

•

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Change Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of Change capital stock entitled to vote generally in the election of directors will be able to elect all of Change’s directors.

•

Under the DGCL, with certain exceptions, Change’s stockholders will have appraisal rights in connection with a merger or consolidation in which Change is a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change, McKesson and SpinCo or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, the Ancillary Agreements relating to the Transactions and various interim and ongoing relationships between Change, McKesson and SpinCo. See “Other Agreements and Other Related Party Transactions.”

LEGAL MATTERS

The validity of the shares of SpinCo Common Stock offered hereby are being passed upon for SpinCo by Davis Polk & Wardwell, LLP, Menlo Park, California. Certain U.S. federal income tax matters are being passed upon for McKesson by Davis Polk & Wardwell, LLP, New York, New York. The validity of the shares of Change Common Stock offered hereby are being passed upon for Change by Simpson Thacher & Bartlett LLP, Washington D.C. Certain U.S. federal income tax matters are being passed upon for Change by Ropes & Gray LLP.

EXPERTS

The combined financial statements of SpinCo as of March 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) to March 31, 2017 included in this document have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which contains an emphasis-of-matter paragraph that describes that the combined financial statements may not necessarily reflect SpinCo’s balance sheets, statements of operations or cash flows had SpinCo been a stand-alone entity during the periods presented, as discussed in Note 1 to the combined financial statements. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus—offer to exchange by reference from McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and the effectiveness of McKesson Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Change Healthcare Inc. (formerly HCIT Holdings, Inc.) as of March 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) to March 31, 2017 included in this prospectus—offer to exchange have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Change Healthcare LLC as of March 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, included in this prospectus—offer to exchange, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Change Healthcare, Inc. as of February 28, 2017 and December 31, 2016 and 2015, and for the period January 1, 2017 to February 28, 2017 and each of the two years in the period ended December 31, 2016, appearing in this prospectus—offer to exchange have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Core MTS as of February 28, 2017 and March 31, 2016, and for the eleven months ended February 28, 2017 and for the year ended March 31, 2016 included in this prospectus—offer to exchange, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which contains an emphasis-of-matter paragraph that describes the preparation of the combined financial statements from the separate records maintained by McKesson Corporation and that the combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations or cash flows if Core MTS had been operated as an unaffiliated entity, as discussed in Note 1 to the combined financial statements. Such combined financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

SpinCo has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this document forms a part, to register with the SEC the shares of SpinCo Common Stock to be delivered in the exchange offer to stockholders whose shares of McKesson Common Stock are accepted for exchange. McKesson will also file a Tender Offer Statement on Schedule TO with the SEC with respect to the exchange offer. This document constitutes McKesson’s offer to exchange, in addition to being a prospectus of SpinCo.

Change has filed a Registration Statement on Form S-4 to register the issuance of Change Common Stock that will be issued in the Merger.

This document does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to McKesson, Change and SpinCo, reference is made to the registration statement and its exhibits.

Statements contained in this document or in any document incorporated by reference into this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference herein is deemed to be part of this document, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by McKesson that is also incorporated or deemed to be incorporated by reference herein. This document incorporates by reference the documents set forth below that McKesson has filed with the SEC and any future filings by McKesson under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that shares are accepted pursuant to the exchange offer (or the date that the exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which will not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about McKesson and its business and financial condition:

•	McKesson’s annual report on Form 10-K for the fiscal year ended March 31, 2019;

•	McKesson’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2019;

•	McKesson’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2019;

•	McKesson’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2019;

•

The information specifically incorporated by reference into McKesson’s Annual Report on Form 10-K for the fiscal year ended March  31, 2019 from McKesson’s Definitive Proxy Statement on Schedule 14A filed on June 21, 2019;

•

McKesson’s current reports on Form 8-K filed with the SEC on April 26, 2019, May 8, 2019, May 8, 2019 (8-K/A), May  24, 2019, June 17, 2019, July  31, 2019, August 2, 2019, September  27, 2019, October  18, 2019, December  12, 2019, December  18, 2019 and February 10, 2020; and

•

The description of the McKesson Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on October 22, 2004 (File No. 000-50997), and any amendment or reports filed for the purpose of updating such description.

The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as McKesson and Change, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s website. You can also find additional information about McKesson at www.mckesson.com and about Change at www.changehealthcare.com. Information available on www.mckesson.com and www.changehealthcare.com is not incorporated herein by reference.

McKesson’s documents incorporated by reference herein (other than exhibits or portions of exhibits not specifically incorporated by reference herein) are available without charge upon request to the information agent, D.F. King & Co., Inc., at 48 Wall Street, New York, NY 10005 or by calling 866-304-5477 (toll-free for all stockholders in the United States) or 212-269-5550 (outside the United States).

McKesson, SpinCo and Change have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this document or in any of the materials that are incorporated by reference herein. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained or incorporated by reference in this document speaks only as of the date of this document or the incorporated document unless the information specifically indicates that another date applies.

Indicative exchange ratios will be made available at www.dfking.com/McKesson by 11:59 p.m., New York City time, on each day during the exchange offer commencing on the third trading day after commencement of the exchange offer until the Valuation Dates, calculated as though that day were the expiration date of the exchange offer. The final exchange ratio will be available both by contacting the information agent at the toll-free number provided on the back cover of the prospectus, by press release issued by McKesson and at www.dfking.com/McKesson, in each case by 11:59 p.m., New York City time, at the end of the second to last trading day prior to the expiration of the exchange offer. On the first two Valuation Dates, when the per share values of shares of McKesson Common Stock and Change Common Stock are calculated for the purposes of the exchange offer, the website will show the indicative exchange ratios based on indicative calculated per share values which will equal (i) on the first Valuation Date, the daily VWAP of McKesson Common Stock and Change Common Stock for that day; and (ii) on the second Valuation Date, the simple arithmetic mean of the daily VWAPs of McKesson Common Stock and Change Common Stock for the first and second Valuation Dates. The website will not provide an indicative exchange ratio on the third Valuation Date. The final exchange ratio (as well as whether the upper limit on the number of shares that can be received for each share of McKesson Common Stock tendered has been reached) will be announced by press release and be available on the website by 11:59 p.m., New York City time, on the second trading day (currently expected to be March 5, 2020) immediately preceding the expiration date of the exchange offer (currently expected to be March 9 , 2020). The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “McKesson UN<Equity>AQR” with respect to McKesson Common Stock and “CHNG UQ<Equity>AQR” with respect to Change Common Stock (or any other recognized quotation source selected by

McKesson in its sole discretion if such pages are not available or are manifestly erroneous). The daily VWAPs of McKesson Common Stock and Change Common Stock obtained from Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or other security holders’ own calculations. McKesson will determine the simple arithmetic average of the VWAPs of each stock based on prices provided by Bloomberg L.P., and such determinations will be final.

PF2 SpinCo

Report of Independent Registered Public Accounting Firm	F-4

Audited Combined Financial Statements

Combined Statements of Operations for the years ended March 31, 2019 and March 31, 2018 and for the period from August 22, 2016 (inception) to March 31, 2017	F-5
Combined Statements of Comprehensive Income (Loss) for the years ended March 31, 2019 and March 31, 2018 and for the period from August 22, 2016 (inception) to March 31, 2017	F-6
Combined Balance Sheets as of March 31, 2019 and 2018	F-7
Combined Statements of Changes in Net Parent Investment for the years ended March 31, 2019, 2018, and for the period from August 22, 2016 (inception) to March 31, 2017	F-8
Combined Statements of Cash Flows for the years ended March 31, 2019, 2018, and for the period from August 22, 2016 (inception) to March 31, 2017	F-9
Notes to the Combined Financial Statements	F-10

Unaudited Interim Combined Financial Statements

Combined Statements of Operations for the nine months ended December 31, 2019 and 2018	F-22
Combined Statements of Comprehensive Income (Loss) for the nine months ended December 31, 2019 and 2018	F-23
Combined Balance Sheets as of December 31, 2019 and March 31, 2019	F-24
Combined Statements of Changes in Net Parent Investment for the nine months ended December 31, 2019 and 2018	F-25
Combined Statements of Cash Flows for the nine months ended December 31, 2019 and 2018	F-26
Notes to the Combined Financial Statements	F-27

Change Healthcare Inc.

Report of Independent Registered Public Accounting Firm	F-33

Audited Financial Statements:

Statements of Operations for the Years Ended March 31, 2019 and 2018 and for the Period from June 22, 2016 (inception) to March 31, 2017	F-34
Statements of Comprehensive Income (Loss) for the Years Ended March 31, 2019 and 2018 and for the Period from June 22, 2016 (inception) to March 31, 2017	F-35
Balance Sheets as of March 31, 2019 and 2018	F-36
Statements of Stockholders’ Equity for the Years Ended March 31, 2019 and 2018 and for the Period from June 22, 2016 (inception) to March 31, 2017	F-37
Statements of Cash Flow for the Years Ended March 31, 2019 and 2018 and for the Period from June 22, 2016 (inception) to March 31, 2017	F-38
Notes to Financial Statements	F-39

Unaudited Interim Condensed Financial Statements

Condensed Statements of Operations for the nine months ended December 31, 2019 and 2018	F-56
Condensed Statements of Comprehensive Income (Loss) for the nine months ended December 31, 2019 and 2018	F-57
Condensed Balance Sheets as of December 31, 2019 and March 31, 2019	F-58
Condensed Statements of Stockholders’ Equity for the nine months ended December 31, 2019 and 2018	F-59
Condensed Statements of Cash Flows for the nine months ended December 31, 2019 and 2018	F-61
Notes to the Condensed Financial Statements	F-62

Change Healthcare LLC (the Joint Venture)

Report of Independent Registered Public Accounting Firm	F-77

Audited Consolidated Financial Statements:

Consolidated Statements of Operations for the Years Ended March 31, 2019 and 2018 and for the Period from June 17, 2016 (inception) to March 31, 2017	F-78
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended March 31, 2019 and 2018 and for the Period from June 17, 2016 (inception) to March 31, 2017	F-79
Consolidated Balance Sheets as of March 31, 2019 and 2018	F-80
Consolidated Statements of Members’ Deficit for the Years Ended March 31, 2019 and 2018 and for the Period from June 17, 2016 (inception) to March 31, 2017	F-81
Consolidated Statements of Cash Flow for the Years Ended March 31, 2019 and 2018 and for the Period from June 17, 2016 (inception) to March 31, 2017	F-82
Notes to Consolidated Financial Statements	F-84

Unaudited Interim Consolidated Financial Statements

Condensed Consolidated of Operations for the nine months ended December 31, 2019 and 2018	F-128
Condensed Consolidated Statements of Comprehensive Income (Loss) for the nine months ended December 31, 2019 and 2018	F-129
Condensed Consolidated Balance Sheets as of December 31, 2019 and March 31, 2019	F-130
Condensed Consolidated Statements of Net Parent Investment for the nine months ended December 31, 2019 and 2018	F-131
Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 2019 and 2018	F-132
Notes to Consolidated Financial Statements	F-133

Change Healthcare, Inc. (Legacy CHC)

Report of Independent Registered Public Accounting Firm	F-156

Consolidated Financial Statements:

Consolidated Balance Sheets as of February 28, 2017, December 31, 2016 and 2015	F-157
Consolidated Statements of Operations for the Period from January 1, 2017 to February 28, 2017 and the Years Ended December 31, 2016 and 2015	F-158
Consolidated Statements of Comprehensive Income (Loss) for the Period from January 1, 2017 to February 28, 2017 and the Years Ended December 31, 2016 and 2015	F-159
Consolidated Statements of Equity for the Period from January 1, 2017 to February 28, 2017 and the Years Ended December 31, 2016 and 2015	F-160
Consolidated Statements of Cash Flows for the Period from January 1, 2017 to February 28, 2017 and the Years Ended December 31, 2016 and 2015	F-161
Notes to Consolidated Financial Statements	F-163

Core MTS

Report of Independent Registered Public Accounting Firm	F-208

Combined Financial Statements:

Combined Statements of Operations for the Period from April 1, 2016 to February 28, 2017 and for the Year Ended March 31, 2016	F-209
Combined Statements of Comprehensive Income for the Period from April 1, 2016 to February 28, 2017 and for the Year Ended March 31, 2016	F-210
Combined Balance Sheets as of February 28, 2017 and March 31, 2016	F-211

Combined Statements of Equity for the Period from April 1, 2016 to February 28, 2017 and for the Year Ended March 31, 2016	F-212
Combined Statements of Cash Flows for the Period from April 1, 2016 to February 28, 2017 and for the Year Ended March 31, 2016	F-213
Notes to Combined Financial Statements	F-214

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of McKesson Corporation.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of McKesson Corporation’s equity method investment in Change Healthcare LLC and PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC) (collectively, the “Company” or “PF2 SpinCo”) as of March 31, 2019 and 2018, the related combined statements of operations, comprehensive income (loss), changes in net parent investment, and cash flows, for the years ended March 31, 2019 and 2018, and the period from August 22, 2016 (inception) to March 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended March 31, 2019 and 2018, and the period from August 22, 2016 (inception) to March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the financial statements may not necessarily reflect what the Company’s balance sheet, statements of operations or cash flows would have been if the Company had been a stand-alone entity during the periods presented.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 31, 2019

We have served as the Company’s auditor since 2019.

PF2 SpinCo

Combined Statements of Operations

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
Revenue	$—	$—	$—
Operating expenses	—	—	—

Operating income (loss)	—	—	—
Non-operating (income) expense
Equity earnings and charges in Joint Venture	176,133	218,808	57,128
Loss on dilution in the interest of the Joint Venture	688	4,832	—

Total non-operating expense	176,821	223,640	57,128

(Loss) before income tax provision (benefit)	(176,821)	(223,640)	(57,128)
Income tax (benefit)	(47,019)	(309,008)	(23,078)

Net income (loss)	$(129,802)	$85,368	$(34,050)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Comprehensive Income (Loss)

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
Net income (loss)	$(129,802)	$85,368	$(34,050)
Other comprehensive income (loss), net of taxes:
Changes in fair value of interest rate swap of the Joint Venture	(9,717)	3,341	(761)
Foreign currency translation adjustments of the Joint Venture	(4,926)	1,876	37

Accumulated other comprehensive income (loss)	(14,643)	5,217	(724)

Total comprehensive income (loss)	$(144,445)	$90,585	$(34,774)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Balance Sheets

(amounts in thousands)

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash	$—	$—
Due from Parent	7,025	—

Total current assets	7,025	—
Investment in the Joint Venture	3,505,013	3,701,470

Total assets	$3,512,038	$3,701,470

Liabilities and net Parent investment
Current liabilities:
Due to the Joint Venture	$7,025	$—

Total current liabilities	7,025	—
Deferred tax liabilities	367,230	419,242

Total liabilities	374,255	419,242
Commitments and contingencies (Note 4)
Net Parent investment
Parent investment	3,226,417	3,226,417
Accumulated other comprehensive income	(11,293)	4,493
Retained earnings (deficit)	(77,341)	51,318

Total net Parent investment	3,137,783	3,282,228

Total liabilities and net Parent investment	$3,512,038	$3,701,470

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Changes in Net Parent Investment

(amounts in thousands)

	Parent Investment	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Net Parent Investment
Balance at August 22, 2016 (inception)	$—	$—	$—	$—
Parent investment for units of the Joint Venture	3,352,409	—	—	3,352,409
Net income (loss)	—	—	(34,050)	(34,050)
Distributions	(125,992)	—	—	(125,992)
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(761)	—	(761)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	37	—	37

Balance at March 31, 2017	$3,226,417	$(724)	$(34,050)	$3,191,643

Net income (loss)	—	—	85,368	85,368
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	3,341	—	3,341
Foreign currency translation adjustment of the Joint Venture, net of tax	—	1,876	—	1,876

Balance at March 31, 2018	$3,226,417	$4,493	$51,318	$3,282,228

Net income (loss)	—	—	(129,802)	(129,802)
Cumulative effect of accounting change by the Joint Venture	—	(1,143)	1,143	—
Contributions	7,025	—	—	7,025
Distributions	(7,025)	—	—	(7,025)
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(9,717)	—	(9,717)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	(4,926)	—	(4,926)

Balance at March 31, 2019	$3,226,417	$(11,293)	$(77,341)	$3,137,783

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Cash Flows

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
Cash flows from operating activities:
Net income (loss)	$(129,802)	$85,368	$(34,050)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity earnings and charges in Joint Venture	176,133	218,808	57,128
Loss on dilution in the interest of the Joint Venture	688	4,832	—
Deferred income tax expense (benefit)	(47,019)	(309,008)	(23,078)
(Increase) decrease in:
Due to the Joint Venture	7,025	—	—
Due from Parent	(7,025)	—	—

Net cash provided by (used in) operating activities	—	—	—

Net increase (decrease) in cash	—	—	—
Cash at beginning of period	—	—	—

Cash at end of period	$—	$—	$—

Supplemental disclosure of noncash transactions:
Distribution to Parent	—	—	125,992

See accompanying notes to financial statements.

PF2 SpinCo

Notes to Combined Financial Statements

(amounts in thousands, unless otherwise noted)

1.	Nature of Business and Basis of Presentation

Organization

PF2 SpinCo LLC, a Delaware limited liability company, was formed on August 22, 2016, as a subsidiary of McKesson Corporation (“McKesson” or “Parent”). PF2 SpinCo LLC does not own any material assets or have any material liabilities or operations. PF2 SpinCo LLC was capitalized for a nominal amount, and 100% of the limited liability company interests of PF2 SpinCo LLC are held by McKesson.

On March 1, 2017, McKesson contributed the majority of the McKesson Technology Solutions businesses (“Core MTS Business”) in exchange for, among other things, an interest in Change Healthcare LLC (the “Joint Venture”), a joint venture between Change Healthcare Inc. (“CHI”) (formerly HCIT Holdings, Inc.) and McKesson. Upon formation of the Joint Venture, McKesson and CHI owned approximately 70% and 30%, respectively, of the membership interests of the Joint Venture (the “LLC Units”), which amounts are subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s LLC Units outstanding.

McKesson and its subsidiaries expect to complete an internal reorganization such that, among other things, (i) prior to the effectiveness of the registration statement of which PF2 SpinCo, Inc.’s prospectus—offer to exchange forms a part, PF2 SpinCo LLC will be reorganized into a Delaware corporation named PF2 SpinCo, Inc. and (ii) prior to the consummation of the exchange offer described in PF2 SpinCo, Inc.’s prospectus—offer to exchange, McKesson will contribute, directly or indirectly, all of the limited liability company membership interests it directly or indirectly holds in the Joint Venture to PF2 SpinCo, Inc.

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). These financial statements present the combined balance sheets, results of operations and related balances of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo LLC (hereinafter collectively referred to in these combined financial statements as “PF2 SpinCo ” or the “Company”).    All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and PF2 SpinCo LLC are combined to form the basis for the combined financial statements (hereinafter referred to as the “Combined Financial Statements”). Management believes that the assumptions and estimates used in preparation of these Combined Financial Statements are reasonable. Any transactions between the operations reflected within the Combined Financial Statements have been eliminated. These Combined Financial Statements may not necessarily reflect the Company’s balance sheet, statements of operations or cash flows in the future, or what its balance sheet, statements of operations or cash flows would have been if the Company had been a stand-alone entity during the periods presented. Because of the nature of these Combined Financial Statements, Parent’s net investment in the Joint Venture is shown as Net Parent investment on the Combined Balance Sheets.

Because of the significance of the Joint Venture to the Company’s financial position and results of operations, the Company is required to provide consolidated financial statements of the Joint Venture pursuant to Rule 3-09 of Regulation S-X.

The Joint Venture Transactions

In June 2016, McKesson entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with CHI (together with the McKesson subsidiaries who hold McKesson’s LLC Units in the Joint Venture, the “Members”), the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare

Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. and Hellman & Friedman LLC (collectively, the “Legacy CHC Stockholders”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, which combined the Core MTS Business with substantially all of the assets and operations of Legacy CHC, but excluded Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the Joint Venture transactions (the “Joint Venture Transactions”). The Joint Venture Transactions closed on March 1, 2017, at which time business operations of the Joint Venture commenced and McKesson received ownership of its investment in the Joint Venture.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement (as described in Note 7) and (b) the issuance to CHI of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture, and (c) the McKesson Tax Receivable Agreement.

In connection with the Joint Venture Transactions, the Joint Venture, through its subsidiaries, entered into new senior secured credit facilities consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Legacy CHC Stockholders, certain participants in the Legacy CHC Equity Plan, and McKesson, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

2.	Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s Combined Financial Statements will change as new events occur, more experience is acquired, additional information is obtained and the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and if material, the effects of changes in estimates are disclosed in the notes to the Combined Financial Statements. Estimates and assumptions by management affect: the carrying value of the Company’s investment, the provision and benefit for income taxes, and related deferred tax accounts.

Equity Method Investment in the Joint Venture

The Company’s investment in the Joint Venture is an equity method investment. The Company evaluates its equity method investment for impairment whenever an event or change in circumstances occurs that may have a significant adverse impact on the carrying value of the investment. When the decline in value is deemed to be other than temporary, an impairment is recognized to the extent that the fair value is less than the carrying value of the investment. The Company considers various factors in determining whether a loss in value of an investment is other than temporary including: the length of time and the extent to which the fair value has been below cost, the financial condition of the investees, and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for recovery of value. Management makes certain judgments and estimates in its assessment including but not limited to: identifying if circumstances indicate a decline in value is other than temporary, expectations about the business operations of investees, as well as industry, financial and market factors. Any significant changes in assumptions or judgments in assessing impairments could result in an impairment charge.

Fiscal Period

The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.

Income Taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

The provision for income taxes is computed as if the Company has filed a separate tax return (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented. The Company’s operations are included in the income tax returns of Parent for U.S. federal income tax purposes and with respect to certain consolidated, combined, unitary or similar group filings for U.S. state or local or certain foreign income tax jurisdictions. Additionally, the Company generated tax losses that would not have been used by the Company if the Company were a separate taxpayer and a standalone enterprise (“separate company loss carryforwards”). While the Company is showing a hypothetical deferred tax asset for these separate company loss carryforwards on its balance sheets, the losses were actually used in the consolidated tax return of the Parent and are not available to offset the Company’s future taxable income. The Company may also file on a standalone basis with respect to certain other state or local or foreign tax jurisdictions in accordance with the taxing jurisdiction’s filing requirements.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes tax benefits for uncertain tax positions at the time the Company concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Legislation

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act of 2017 (“Tax Legislation”), which was comprehensive new tax legislation. The SEC Staff issued guidance on income tax accounting for the Tax Legislation on December 22, 2017, which allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date.

In accordance with this guidance, the Company recognized a tax benefit of $227.5 million in 2018 due to the re-measurement of certain deferred taxes to the lower U.S. federal tax rate mainly driven by a decrease in the Company’s deferred tax liabilities for investments. The Company’s accounting for the impact of the Tax Legislation was completed as of the period ended December 31, 2018. During 2019, the Company did not make any measurement period adjustments to this amount.

Funding of Operations

The Company does not hold any cash or cash equivalents on the Combined Balance Sheets as the nature of the business is primarily to hold McKesson’s interest in the Joint Venture. In the event that cash is needed to fund operating expenses, McKesson, on behalf of the Company, would fund all such operating expenses. For the years ended March 31, 2019 and 2018 and the period from August 22, 2016 to March 31, 2017, no such expenses were incurred. Additionally, the Company has transferred any receivables to McKesson and any distributions of cash from the Joint Venture have been distributed directly to McKesson.

Accounting Pronouncements not yet adopted

In February 2018, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income to address a narrow-scope financial reporting issue that arose as a consequence of the Tax Legislation. Existing guidance requires that deferred tax liabilities and assets be adjusted for a change in tax laws with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance is applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income rather in net income, such as amounts related to benefit plans and hedging activity. As a result, the tax effects of items within accumulated other comprehensive income do not reflect the appropriate tax rate. This difference is referred to as stranded tax effects. The amended guidance allows for a reclassification of only those amounts related to the Tax Legislation to retained earnings thereby eliminating the stranded tax effects. The amended guidance also requires certain disclosures about stranded tax effects. The amended guidance is effective for the Company beginning in the first quarter of 2020 on a prospective or retrospective basis. Early adoption is permitted. The Company has elected not to reclassify the stranded tax effects within accumulated other comprehensive loss to retained earnings.

In April 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented, and disclosed in the financial statements. Specifically, this update aligns risk management with the related financial reporting by permitting hedging of the contractually specified component or interest rate in the arrangement and requiring that an entity present the earnings effect of the hedging instrument in the same income statement caption in which the earnings effect of the hedged item is reported. Additionally, this update includes other simplifications of the hedge accounting guidance. These additional simplifications include the ability to continually evaluate hedge effectiveness using a qualitative approach as well as permitting certain simplifying assumptions when evaluating a “critical terms match” method of effectiveness. The Joint Venture adopted this update using the modified retrospective transition method, which in the Joint Venture’s circumstances, resulted in the elimination, through a cumulative effect adjustment of each affected component of retained earnings, of all prior cumulative ineffectiveness in cash flow hedges existing at the adoption date. The effect is disclosed within the caption “Cumulative effect of accounting change by the Joint Venture” in the accompanying Combined Statements of Changes in Net Parent Investment.

In May 2014, the FASB issued ASU No. 2014-09, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. As the Company’s operations consist principally of an investment in the Joint Venture, its combined financial statements reflect no revenue. However, as a result of the Joint Venture’s adoption of this update, the Company expects to record its portion of the Joint Venture’s cumulative effect adjustments of approximately $83.0 million as an increase to Net Parent investment on the Combined Balance Sheets related to the timing of revenue recognition and the costs to obtain and fulfill contracts. The Company expects to record this cumulative effect adjustments, effective April 1, 2019, to its investment in the Joint Venture and retained deficit.

3.	Equity Method Investment in the Joint Venture

The fair value of the Joint Venture was determined at March 1, 2017 using a combination of the income and the market valuation approaches. Under the income approach, a discounted cash flow model (“DCF”) was used in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. Under the market approach, valuation multiples of reasonably similar publicly traded companies or guideline companies are applied to the operating data of the subject business to derive the estimated fair value. These valuation approaches are considered a Level 3 fair value measurement. Fair value determination requires complex assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons, determining appropriate market value multiples, selecting the discount rate to measure the risks inherent in the future cash flows and assessing the business’s life cycle and the competitive trends impacting the business, including considering technical, legal, regulatory or economic barriers to entry. Any material changes in key assumptions, including failure to meet business plans, deterioration in the financial market, an increase in interest rate or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may affect such estimates.

During the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) to March 31, 2017, the Company recorded a proportionate share of the loss from this investment of $176.1 million, $218.8 million and $57.1 million, respectively, which included transaction and integration expenses incurred by the Joint Venture and basis adjustments, including amortization expenses associated with equity method intangible assets. The amount is recorded under the caption “Equity earnings and charges in Joint Venture” in the accompanying Combined Statements of Operations.

Under the terms of the Third Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) governing the Joint Venture, the Joint Venture and CHI have agreed to ensure a 1:1 ratio of CHI shares outstanding to units of the Joint Venture held by CHI for as long as McKesson holds LLC Units. Specifically, the parties agreed that, among other things:

•	in the event that CHI issues additional shares of its common stock, the Joint Venture is required to issue a corresponding number of LLC Units to CHI;

•	any net proceeds received by CHI with respect to a CHI share of CHI common stock must be concurrently contributed to the Joint Venture;

•	any stock split or combination of other equity restructuring involving shares of CHI common stock must be concurrent with an equivalent unit split or other equity restructuring of the Joint Venture;

•

CHI may not redeem, repurchase or otherwise acquire any CHI shares of its common stock unless substantially simultaneously the Joint Venture redeems, repurchases or otherwise acquires from CHI an equal number of LLC Units for the same price per security; and

•

the Joint Venture may not redeem, repurchase or otherwise acquire any LLC Units held by CHI unless substantially simultaneously CHI redeems, repurchases or otherwise acquires an equal number of shares of CHI common stock for the same price per security.

As a result of these terms and conditions agreed to by CHI and the Joint Venture, the Company has experienced dilution impacts as LLC Units were issued by the Joint Venture to CHI. Dilution impacts have been reflected in the Combined Statements of Operations under the caption “Loss on dilution in the interest of the Joint Venture” during the periods in which the dilutions occur. The Company will also be further diluted by CHI’s public offering. See Footnote 9—Subsequent Events for further details.

At March 31, 2019 and 2018, the carrying value of the investment was $3.5 billion and $3.7 billion, which exceeded the Company’s proportionate share of the Joint Venture’s book value of net assets (Members’ deficit)    by approximately $4.1 billion and $4.4 billion, respectively, primarily reflecting equity method intangible assets, goodwill and other basis adjustments and removal of profits associated with the recognition of deferred revenue.

Summarized financial information of the Joint Venture is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) to March 31, 2017
Statement of Operations Data
Net revenue	$3,281,729	$3,298,843	$309,587
Cost of operations (exclusive of depreciation and amortization)	$1,354,655	$1,407,893	$133,688
Customer postage	$238,618	$274,397	$26,132
Net income (loss)	$176,670	$192,442	$(83,592)

	March 31, 2019	March 31, 2018
Balance Sheet Data (at period end):
Current assets	$980,463	$901,712
Long-term assets	$5,223,675	$5,299,215
Current liabilities	$889,783	$969,495
Long-term liabilities	$6,219,141	$6,297,612

4.	Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

5.	Net Parent Investment

The Company has no substantive independent assets or operations apart from its investment in the Joint Venture. Under the terms of the LLC Agreement, the Joint Venture is required to periodically distribute amounts sufficient to fund the Members’ respective tax liabilities related to their investments in the Joint Venture. Other distributions require approval of the board of directors of the Joint Venture as well as the joint approval of the Members.

In addition, the Joint Venture’s senior secured credit facilities contain certain covenants which generally limit payments to the Company to include the following:

•

payment of operating costs and expenses incurred in the ordinary course of business as well as other corporate overhead costs and expenses attributable to the ownership and operation of the Joint Venture;

•	franchise, excise, and similar taxes and other fees and expenses required to maintain the Joint Venture’s corporate existence;

•	income tax distributions;

•	permitted investments as defined by the senior secured credit facilities of the Joint Venture;

•	payment of salary, bonus, severance and other benefits payable to or provided on behalf of officers, directors, managers and employees of Joint Venture, and related payroll taxes;

•	fees and expenses of any unsuccessful debt or equity offering;

•	cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other Joint Venture securities convertible or exchangeable into Joint Venture shares;

•	payments incurred in connection with the Joint Venture Transactions; and

•	after a qualified initial public offering, payment of listing fees and other costs attributable to being a publicly traded company which are reasonable and customary.

6.	Income Taxes

The income tax benefit for the years ended March 31, 2019 and 2018 and for the period from August 22, 2016 (inception) to March 31, 2017 was as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) through March 31, 2017
Current:
Federal	$—	$—	$—
State	—	—	—

Current income tax provision (benefit)	—	—	—

Deferred:
Federal	(39,449)	(313,675)	(20,292)
State	(7,570)	4,667	(2,786)

Deferred income tax provision (benefit)	(47,019)	(309,008)	(23,078)

Total income tax provision (benefit)	$(47,019)	$(309,008)	$(23,078)

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) through March 31, 2017
Statutory U.S. federal tax rate	21.0%	31.6%	35.0%
State income taxes (net of federal benefit)	4.3	3.8	4.9
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	101.7	—
Research and development tax credit	1.8	1.4	0.6
Other	(0.5)	(0.3)	(0.1)

Effective income tax rate	26.6%	138.2%	40.4%

On December 22, 2017, the Tax Legislation was signed into law. The Tax Legislation revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, placing limits on the utilization of net operating loss carryovers, extending the net operating loss carryover period and eliminating net operating loss carrybacks, implementing the territorial tax systems and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

The Company has recognized a tax benefit for the impact of the revaluation of U.S. deferred tax assets and liabilities due to the federal income tax rate reduction from 35% to 21% during fiscal year 2018. In order to properly account for the blended tax rate in place for fiscal year 2018, the Company estimated the deferred tax assets and liabilities expected to reverse during the current fiscal year and applied a tax rate of 31.55%. All other deferred tax assets and liabilities are expected to reverse in fiscal year 2019 or later and were revalued at 21%.

The enactment of the Tax Legislation resulted in an increase in income tax benefit of approximately $227.5 million for the year ended March 31, 2018. The tax effects are the result of the change in the enacted rate causing a remeasurement of the U.S. federal deferred tax liabilities at the lower enacted tax rate.

Significant components of the Company’s deferred tax assets (liabilities) as of March 31, 2019 and 2018 were as follows:

	March 31, 2019	March 31, 2018
Deferred tax assets (liabilities):
Investment in the Joint Venture	$(854,118)	$(767,923)
Net operating loss carryover	471,243	345,171
Interest disallowance from the Joint Venture	8,999	—
Tax credits	6,646	3,510

Net deferred tax assets (liabilities)	$(367,230)	$(419,242)

Reported as:
Non-current deferred tax assets	—	—
Non-current deferred tax liabilities	(367,230)	(419,242)

Net deferred tax assets (liabilities)	$(367,230)	$(419,242)

The Company recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Company recognized no interest and penalties for the years ended March 31, 2019 and 2018 and for the period from August 22, 2016 (inception) to March 31, 2017.

As of March 31, 2019, the Company had net operating loss carryforwards for U.S. federal tax purposes of $1.9 billion, of which $494.8 million may be carried forward indefinitely and $1.4 billion will start to expire in 2037 if not utilized.

The Company had U.S. state income tax net operating loss carryforwards of $1.6 billion with varying expiration dates, which will begin to expire starting in 2032 if not utilized.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from August 22, 2016 (inception) through March 31, 2017
Beginning of the year	$33,687	$3,945	$—
Additions based on tax positions related to the current year	23,048	43,060	3,945
Additions for tax positions of prior years	—	—	—
Reductions for tax positions for prior years	—	—	—
Increase / (Reduction) from Tax Rate Changes	—	(13,318)	—
Settlements	—	—	—

Ending of the year	$56,735	$33,687	$3,945

The Company had unrecognized tax benefits of $56.7 million, $33.7 million and $3.9 million as of March 31, 2019, 2018 and 2017, respectively, which if recognized, would affect the effective income tax rate.

The Company is included in the consolidated income tax returns of McKesson in the U.S. federal jurisdiction and various states. McKesson’s U.S. federal income tax returns, including the Company, for the tax years 2016 and beyond remain subject to examination by the Internal Revenue Service. With respect to state and local jurisdictions, McKesson, including the Company, is typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying combined financial statements for any adjustments that may be incurred due to state or local tax audits.

The Company believes that the assumptions and estimates used to compute these tax amounts are reasonable. However, the Combined Financial Statements may not necessarily reflect the Company income tax expense or tax payments in the future, or what the Company tax amounts would have been if the Company had been a stand-alone enterprise during the periods presented.

7.	Related Party Transactions

Registration Rights Agreement

The Joint Venture, certain subsidiaries of the Joint Venture, certain subsidiaries of McKesson and CHI are party to a registration rights agreement providing each of McKesson and the Legacy CHC Stockholders with customary demand and piggyback registration rights with respect to CHI’s common stock. These registration rights include the rights to register shares of CHI common stock in an initial public offering, the rights to register shares of CHI common stock during certain specified time windows, and the rights to freely register shares of CHI common stock after such specified time windows.

Parent Contribution to the Joint Venture

On June 28, 2016, McKesson entered into the Contribution Agreement with CHI and others to form the Joint Venture. On March 1, 2017, the Joint Venture Transactions closed upon satisfaction of all closing conditions pursuant to the Contribution Agreement. Under the terms of the Contribution Agreement, McKesson contributed the Core MTS Business to the Joint Venture. McKesson retained its RelayHealth Pharmacy and EIS businesses, which were the McKesson Technology Solutions businesses not included in the Core MTS Business. McKesson accounted for this transaction as a sale of the Core MTS Business and a subsequent purchase of a 70% interest in the newly formed Joint Venture. Accordingly, on March 1, 2017, McKesson deconsolidated the Core MTS Business and recorded a pre-tax gain of $3.9 billion (after-tax gain of $3.0 billion). The pre-tax gain was calculated based on the difference between the fair value of McKesson’s 70% equity interest in the Joint Venture, less the carrying amount of the contributed Core MTS Business’s net assets of $1.1 billion and $1.3 billion of promissory notes, a $136 million liability associated with a tax receivable agreement, and transaction and other related expenses. The $1.3 billion of promissory notes were subsequently repaid in cash from proceeds of Joint Venture’s long-term debt issuance.

Post-Closing True-Up Adjustment

Subsequent to the close of the Joint Venture Transactions and under the terms of the LLC Agreement, the Joint Venture owed $126 million to the Company related to final closing statement adjustments. The receivable established by the Company was distributed to McKesson during the period ended March 31, 2017, and the Joint Venture subsequently paid the cash directly to McKesson. This amount has been reflected as a distribution to Parent in the Combined Statements of Net Parent investment and is reflected as a supplemental non-cash disclosure in the Combined Statements of Cash Flows.

Exit Transactions

Under the terms of the LLC Agreement, CHI entered into an agreement and plan of merger with McKesson and PF2 SpinCo that provides, among other things, that PF2 SpinCo will convert to a corporation and merge with and into CHI (the “Merger”) following McKesson’s split-off and/or spin-off of its interest in the Joint Venture to McKesson’s securityholders (the “Distribution” and, together with the Merger, the “Transactions”), pursuant to which the securityholders of McKesson will be entitled to receive a number of shares of CHI common stock equal to the number of shares of PF2 SpinCo common stock held by the securityholders of McKesson immediately prior to the Merger (collectively, the “Transactions”).

Advances Received from the Joint Venture

Under the terms of the LLC Agreement, the Joint Venture is required to periodically advance amounts necessary to fund the Members’ respective tax obligations to the Members on an interim basis, subject to recoupment in the event that such advances exceed the final tax obligations of the respective Members for such year. Once the final tax obligations of each of the Members is determined for such year, the Joint Venture is obligated to formally distribute such amounts to the respective Members. To the extent that the amounts to be distributed were subject to interim advances, additional cash will be distributed only to the extent that the interim advances were insufficient to fund the respective Members’ final tax obligations. Distributions up to the amount of interim advances result in full settlement of any advances to the respective Member.

The Company received a tax advance of $7.0 million from the Joint Venture during the year ended March 31, 2019 and did not receive any payments for the year ended March 31, 2018 and the period from August 22, 2016 (inception) to March 31, 2017, respectively. The Company has determined that it does not expect to have a tax liability, and therefore, based upon the LLC agreement, the tax advance payment is expected to be repaid to the Joint Venture. As the cash was received by McKesson, the Company has reflected a Due from Parent and Due to the Joint Venture in the Combined Balance Sheets and the Company is obligated to refund this tax advance as no tax payments are due for the Company.

Letter Agreement

CHI, the Joint Venture, McKesson, and certain of McKesson’s affiliates have entered into a letter agreement relating to the LLC Agreement (the “Letter Agreement”). The Letter Agreement addresses miscellaneous tax-related matters, including (i) technical clarifications and modifications to the manner in which the Joint Venture allocates certain items of taxable income, loss and deduction among, and calculates and makes required tax distributions to, the Members, (ii) the sharing of certain contingent tax benefits and expenses not addressed by the McKesson Tax Receivable Agreement or the tax matters agreement that CHI will enter into with McKesson in connection with the Transactions (the “Tax Matters Agreement”) and (iii) procedures applicable in the case of certain tax proceedings.

In particular, pursuant to the terms of the Letter Agreement, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to the Joint Venture at the closing of the Joint Venture Transactions are allocated among CHI, McKesson and certain of McKesson’s affiliates. If McKesson chooses to allocate an amount of deductions to CHI in excess of a specified minimum threshold, CHI will be required to make cash payments to McKesson equal to 100% of the tax savings of CHI attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units of the Joint Venture, after which the terms of the McKesson Tax Receivable Agreement will control. The determination of whether any amount of deductions will be allocated to CHI is in part dependent on a future initial public offering. No obligation has been reflected on the accompanying Combined Balance Sheet.

For the year-ended March 31, 2019, McKesson currently intends to exercise its right under the agreement and allocate certain depreciation and amortization deductions to CHI. These allocated depreciation and amortization deductions to CHI are not expected to have a material effect on the deferred tax liability as of March 31, 2019.

8.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the years ended March 31, 2019 and 2018 and the period from August 22, 2016 (inception) to March 31, 2017.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at August 22, 2016 (inception)	$—	$—	$—
Change associated with current period hedging (net of taxes of $479)	—	(761)	(761)
Change associated with foreign currency translation (net of taxes of $23)	37	—	37

Balance at March 31, 2017	$37	$(761)	$(724)

Change associated with current period hedging (net of taxes of $1,829)	—	3,341	3,341
Change associated with foreign currency translation (net of taxes of $1,027)	1,876	—	1,876

Balance at March 31, 2018	$1,913	$2,580	$4,493

Cumulative effect of accounting change by the Joint Venture	—	(1,143)	(1,143)
Change associated with current period hedging (net of taxes of $3,314)	—	(9,717)	(9,717)
Change associated with foreign currency translation (net of taxes of $1,680)	(4,926)	—	(4,926)

Balance at March 31, 2019	$(3,013)	$(8,280)	$(11,293)

Effective April 1, 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented and disclosed in the Joint Venture’s financial statements. The adoption of this update by the Joint Venture resulted in a reclassification between accumulated other comprehensive income (loss) and accumulated earnings (deficit).

9.	Subsequent Events

Initial public offering by CHI

On July 1, 2019, CHI completed an initial public offering (the “Common Stock Offering”) of shares of its Common Stock (the “CHI common stock”), and also completed a concurrent public offering (the “Units Offering” and, together with the Common Stock Offering, the “Offerings”) of tangible equity units (the “TEUs”). On June 27, 2019, shares of CHI common stock and the TEUs began trading on Nasdaq. On July 1, 2019, upon the completion of the Offerings, CHI received net cash proceeds of approximately $887.6 million. CHI contributed the proceeds from its Common Stock Offering of $608.7 million to the Joint Venture in exchange for additional LLC Units at the equivalent of its offering price of $13.00 per share. The proceeds from the Units Offering of $278.9 million were used by CHI to acquire certain securities of the Joint Venture that substantially mirror the terms of the TEUs. As a result of the Common Stock Offering, the Company’s equity interest in the Joint Venture was reduced to 59%, which will be used to recognize the proportionate share in net income or loss from the Joint Venture, commencing with the second fiscal quarter of 2020. As a result of this ownership dilution to 59%, the Company has recognized a pre-tax dilution loss of approximately $242 million in the second fiscal quarter of 2020. Additionally, the Company’s proportionate share of income or loss from this investment is expected to be further reduced as settlements or exercises of other CHI securities (including the TEUs) may occur in the future reporting periods.

Effective June 26, 2019, CHI appointed two of McKesson’s current executive officers and its former chief executive officer to its Board of Directors. These appointments had no impact on the equity method of accounting the Company applies to its investment in the Joint Venture.

Other-than-temporary impairment

Since the completion of CHI’s initial public offering in July 2019, the fair value derived from the trading prices of CHI’s public common stock has been below the Company’s corresponding carrying value in its investment in the Joint Venture, triggering an other-than-temporary impairment (“OTTI”) evaluation. As of September 30, 2019, Parent expects to exit its investment in the Joint Venture within six to twelve months. In light of Parent’s planned exit, the related transactions involving the Company and the corresponding publicly-traded share price of CHI, the Company concluded an OTTI has occurred during the second quarter of 2020 and will record a pre-tax impairment charge of approximately $1,100 million to $1,200 million, representing the difference between the carrying value of the Company’s investment and the fair value derived from the corresponding closing price of the CHI common stock as of September 30, 2019. This charge will be recorded under the caption, “Equity earnings and charges in Joint Venture,” in the Company’s Combined Statements of Operations during the second fiscal quarter of 2020, and is subject to the finalization of the Company’s investment carrying value as of the second fiscal quarter of 2020.

The Company has evaluated subsequent events through October 31, 2019, the date the Combined Financial Statements were available to be issued and determined there are no other subsequent events that need to be disclosed.

PF2 SpinCo

Combined Statements of Operations

( unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Revenue	$—	$—
General and administrative	1,539	—

Operating expenses	1,539	—

Operating income (loss)	(1,539)
Non-operating (income) expense
Equity earnings and charges in Joint Venture	1,226,095	149,722
Loss on dilution in the interest of the Joint Venture	244,569	687

Total non-operating expense	1,470,664	150,409

(Loss) before income tax provision (benefit)	(1,472,203)	(150,409)
Income tax (benefit)	(376,000)	(39,862)

Net income (loss)	$(1,096,203)	$(110,547)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Net income (loss)	$(1,096,203)	$(110,547)
Other comprehensive income (loss), net of taxes
Changes in fair value of interest rate swap of the Joint Venture	(9,437)	(7,449)
Foreign currency translation adjustments of the Joint Venture	3,868	(7,728)
Dilution of accumulated other comprehensive income of the Joint Venture	3,051	(1)

Accumulated other comprehensive income (loss)	(2,518)	(15,178)

Total comprehensive income (loss)	$(1,098,721)	$(125,725)

See accompanying notes to financial statements.

PF2 SpinCo

Combined Balance Sheets

(unaudited and amounts in thousands)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash	$—	$—
Due from Parent	—	7,025

Total current assets	—	7,025
Investment in the Joint Venture	2,142,582	3,505,013

Total assets	$2,142,582	$3,512,038

Liabilities and net Parent investment
Current liabilities:
Due to the Joint Venture	$213	$7,025

Total current liabilities	213	7,025
Deferred tax liabilities	18,776	367,230

Total liabilities	18,989	374,255
Commitments and contingencies (Note 4)
Net Parent investment
Parent investment	3,227,956	3,226,417
Accumulated other comprehensive income (loss)	(13,811)	(11,293)
Retained earnings (deficit)	(1,090,552)	(77,341)

Total net Parent investment	2,123,593	3,137,783

Total liabilities and net Parent investment	$2,142,582	$3,512,038

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Changes in Net Parent Investment

(unaudited and amounts in thousands)

	Parent Investment	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Net Parent Investment
Balance at March 31, 2018	$3,226,417	$4,493	$51,318	$3,282,228
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	(1,143)	1,143	—
Net income (loss)	—	—	(110,547)	(110,547)
Contributions	7,025	—	—	7,025
Distributions	(7,025)	—	—	(7,025)
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(7,449)	—	(7,449)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	(7,728)	—	(7,728)

Balance at December 31, 2018	$3,226,417	$(11,827)	$(58,086)	$3,156,504

Balance at March 31, 2019	$3,226,417	$(11,293)	$(77,341)	$3,137,783
Cumulative effect of accounting change of the Joint Venture-ASC 606	—	—	82,992	82,992
Net income (loss)	—	—	(1,096,203)	(1,096,203)
Contributions	1,539	—	—	1,539
Change in fair value of interest rate swap of the Joint Venture, net of tax	—	(9,437)	—	(9,437)
Foreign currency translation adjustment of the Joint Venture, net of tax	—	3,868	—	3,868
Dilution of accumulated other comprehensive income of the Joint Venture	—	3,051	—	3,051

Balance at December 31, 2019	$3,227,956	$(13,811)	$(1,090,552)	$2,123,593

See accompanying notes to financial statements.

PF2 SpinCo

Combined Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Cash flows from operating activities:
Net income (loss)	$(1,096,203)	$(110,547)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity earnings and charges in Joint Venture	1,226,095	149,722
Loss on dilution in the interest of the Joint Venture	244,569	687
Deferred income tax expense (benefit)	(376,000)	(39,862)
(Increase) decrease in:
Due to the Joint Venture	(7,025)	7,025
Due from Parent	7,025	(7,025)

Net cash provided by (used in) operating activities	(1,539)	—

Cash flows from investing activities:	—	—
Net cash provided by (used in) investing activities	—	—

Cash flows from financing activities:
Contribution from Parent	1,539	—

Net cash provided by (used in) financing activities	1,539	—

Net increase (decrease) in cash
Cash at beginning of period	—	—

Cash at end of period	$—	$—

See accompanying notes to financial statements.

PF2 SpinCo

Notes to the Combined Financial Statements

(unaudited and amounts in thousands unless otherwise noted)

1.	Nature of Business and Basis of Presentation

Organization

PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC), a Delaware corporation, was formed in connection with the Joint Venture Transactions on August 22, 2016, as a subsidiary of McKesson Corporation (“McKesson” or “Parent”). PF2 SpinCo, Inc. does not own any material assets or have any material liabilities or operations. PF2 SpinCo, Inc. was capitalized for a nominal amount, and 100% of the interests of PF2 SpinCo, Inc. are held by McKesson.

On March 1, 2017, McKesson contributed the majority of the McKesson Technology Solutions businesses (“Core MTS Business”) in exchange for, among other things, an interest in Change Healthcare LLC (the “Joint Venture”), a joint venture between Change Healthcare Inc. (“CHI”) (formerly HCIT Holdings, Inc.) and McKesson. Upon formation of the Joint Venture, McKesson and CHI owned approximately 70% and 30%, respectively, of the membership interests of the Joint Venture (the “LLC Units”), which amounts are subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s LLC Units outstanding.

McKesson and its subsidiaries are in the process of completing an internal reorganization to consummate the exchange offer described in PF2 SpinCo, Inc.’s prospectus—offer to exchange. As part of the reorganization, PF2 SpinCo LLC was reorganized into a Delaware corporation named PF2 SpinCo, Inc. and prior to the consummation of the exchange offer described in PF2 SpinCo, Inc.’s prospectus—offer to exchange, McKesson will contribute, directly or indirectly, all of its interests it directly or indirectly holds in the Joint Venture to PF2 SpinCo, Inc.

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). These financial statements present the combined balance sheets, results of operations and related balances of (i) McKesson’s ownership of its equity method investment in the Joint Venture carved out from McKesson’s consolidated financial statements and (ii) PF2 SpinCo, Inc. (hereinafter collectively referred to in these combined financial statements as “PF2 SpinCo” or the “Company”). All assets, liabilities, revenue and expenses related to McKesson’s interest in the Joint Venture and SpinCo are combined to form the basis for the combined financial statements (hereinafter referred to as the “Combined Financial Statements”). Management believes that the assumptions and estimates used in preparation of these Combined Financial Statements are reasonable. Any transactions between the operations reflected within the Combined Financial Statements have been eliminated. These Combined Financial Statements may not necessarily reflect the Company’s balance sheet, statements of operations or cash flows in the future, or what its balance sheet, statements of operations or cash flows would have been if the Company had been a stand-alone entity during the periods presented. Because of the nature of these Combined Financial Statements, Parent’s net investment in the Joint Venture is shown as Net Parent investment on the Combined Balance Sheets.

Because of the significance of the Joint Venture to the Company’s financial position and results of operations, the Company is required to provide consolidated financial statements of the Joint Venture pursuant to Rule 3-09 of Regulation S-X.

The accompanying unaudited Combined Financial Statements have been prepared in accordance with U.S. GAAP for interim financial information and with Rule 10-01 of Regulation S-X of the SEC Guidelines, Rules and Regulations and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year.

The Company’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.

The Joint Venture Transactions

In June 2016, McKesson entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with CHI (together with the McKesson subsidiaries who hold McKesson’s LLC Units in the Joint Venture, the “Members”), the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. and Hellman & Friedman LLC (collectively, the “Legacy CHC Stockholders”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, which combined the Core MTS Business with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the Joint Venture Transactions (the “Joint Venture Transactions”). The Joint Venture Transactions closed on March 1, 2017, at which time business operations of the Joint Venture commenced and McKesson received ownership of its equity method investment in the Joint Venture.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC Stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to the Legacy CHC Stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement and (b) the issuance to CHI of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture, and (c) the McKesson Tax Receivable Agreement.

In connection with the Joint Venture Transactions, the Joint Venture, through its subsidiaries, entered into new senior secured credit facilities consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Legacy CHC Stockholders, certain participants in the Legacy CHC Equity Plan, and McKesson to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

2.	Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited Combined Financial Statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s Combined Financial Statements will change as new events occur, more experience is acquired, additional information is obtained, and the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and if material, the effects of changes in estimates are disclosed in the notes to the Combined Financial Statements. Estimates and assumptions by management affect: the carrying value of the Company’s investment, the provision and benefit for income taxes, and related deferred tax accounts.

Funding of Operations

The Company does not hold any cash or cash equivalents on the Combined Balance Sheets as the nature of the business is primarily to hold McKesson’s interest in the Joint Venture. In the event that cash is needed to fund operating expenses, McKesson, on behalf of the Company, would fund all such operating expenses. The payment of such costs has been presented in the Company’s Combined Statements of Changes in Net Parent Investment as Contributions and Combined Statements of Cash Flows as Contribution from Parent.

Recently Adopted Accounting Pronouncements

In February 2018, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income to address a narrow-scope financial reporting issue that arose as a consequence of the Tax Legislation. Existing guidance requires that deferred tax liabilities and assets be adjusted for a change in tax laws with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance is applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income rather in net income, such as amounts related to benefit plans and hedging activity. As a result, the tax effects of items within accumulated other comprehensive income do not reflect the appropriate tax rate. This difference is referred to as stranded tax effects. The amended guidance allows for a reclassification of only those amounts related to the Tax Legislation to retained earnings thereby eliminating the stranded tax effects. The amended guidance also requires certain disclosures about stranded tax effects. The Company adopted the amended guidance beginning in the first fiscal quarter of 2020 on a prospective or retrospective basis. The Company has elected not to reclassify the stranded tax effects within accumulated other comprehensive loss to retained earnings.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods and services. As the Company’s operations consist principally of an investment in the Joint Venture, its financial statements reflect no revenue, and accordingly, the Company recognized no direct impact on its financial statements from the adoption of this update. However, upon adoption, the Joint Venture recognized a cumulative effect adjustment to its Members’ deficit. As a result of the impact of the adoption of ASC 606 to the Joint Venture’s Members’ deficit, the Company was required to recognize a proportionate amount of this cumulative effect adjustment to its April 1, 2019 retained earnings as well. The effect is disclosed within a separate caption of the accompanying Combined Statement of Changes in Net Parent Investment.

3.	Equity Method Investment in the Joint Venture

The Company accounts for its investment in the Joint Venture using the equity method of accounting. During the nine months ended December 31, 2019 and 2018, the Company recorded a proportionate share of the loss from this investment of $79.8 million and $149.7 million, respectively, which included integration expenses incurred by the Joint Venture and basis differences between the Joint Venture and the Company including amortization of fair value adjustments primarily representing incremental intangible assets. These amounts are aggregated and recorded under the caption, “Equity earnings and charges in Joint Venture” in the accompanying Combined Statements of Operations.

Summarized financial information of the Joint Venture is as follows:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Statements of Operations Data
Revenue	$2,459,593	$2,445,390
Cost of operations (exclusive of depreciation and amortization)	$998,943	$1,007,328
Customer postage	$171,288	$180,706
Net income (loss)	$102,973	$138,955

On July 1, 2019, upon the completion of its Initial Public Offering (“IPO”), CHI received net cash proceeds of approximately $887.6 million.

CHI contributed the proceeds from its offering of common stock of $608.7 million to the Joint Venture in exchange for additional membership interests of the Joint Venture (“LLC Units”) at the equivalent of its offering price of $13 per share. The proceeds from the concurrent offering of other securities of $278.9 million were used by CHI to acquire certain securities of the Joint Venture that substantially mirror the terms of other securities included in the offering by CHI. The Joint Venture, in return, used the majority of the IPO proceeds to repay a portion of the Joint Venture’s outstanding debt. As a result, the Company’s equity interest in the Joint Venture was diluted from approximately 70% to approximately 58.5% and CHI now owns approximately 41.5% of the outstanding LLC Units. Accordingly, in the second quarter of 2020, the Company recognized a pre-tax dilution loss of $241.9 million ($180 million after-tax) primarily representing the difference between the Company’s proportionate share of the IPO proceeds and the dilution effect on its investment’s carrying value. Effective with the second quarter of 2020, the Company recognized its proportionate share of net income or loss based on its reduced equity interest in the Joint Venture, adjusted for the effect of basis differences and other items as applicable.

As of December 31, 2019, Parent expects to exit its investment in the Joint Venture within three to nine months. In light of Parent’s planned exit, the related transactions involving the Company and the corresponding publicly-traded share price of CHI, the Company concluded an other than temporary impairment (“OTTI”) has occurred during the second quarter of 2020 and recorded a pre-tax impairment charge of approximately $1.1 billion, representing the difference between the carrying value of the Company’s investment and the fair value derived from the corresponding closing price of the CHI common stock as of September 30, 2019. The Company’s investment in the Joint Venture is considered a Level 2 fair value measurement. This charge is recorded under the caption, “Equity earnings and charges in Joint Venture,” in the Company’s Combined Statements of Operations for the nine months ended December 31, 2019.

To allocate the OTTI amongst the equity method basis differences, the individual net assets underlying the investment were evaluated. The Joint Venture’s Alpharetta, GA office property was classified as held for sale as of September 30, 2019 and the sale was completed in December 2019. As the fair value of the property was known as of September 30, 2019, and was substantially below the equity method carrying basis, approximately $24.8 million of the OTTI has been allocated to the property to adjust the basis to the fair value of the property as of September 30, 2019. The remaining OTTI was first allocated to all of the remaining equity method goodwill for approximately $1,083 million, and the residual amount of $38.1 million was allocated to the remaining assets on a pro rata basis.

At December 31, 2019 and March 31, 2019, the Company’s carrying value of this equity method investment was $2.1 billion and $3.5 billion, respectively. The company’s carrying value included equity method intangible assets at December 31, 2019 and equity method intangible assets and goodwill at March 31, 2019, which caused the investment basis to exceed its proportionate share of the Joint Venture’s book value of net assets by approximately $2.0 billion and $4.1 billion, respectively.

Related Party Transactions

Under the agreement executed in the second quarter of 2019 between the Joint Venture, Parent, Change, and certain subsidiaries of the Joint Venture, Parent has the ability to adjust the manner in which certain depreciation or amortization deductions are allocated among Change and Parent. Parent currently intends to exercise its right under the agreement and allocate certain depreciation and amortization deductions to Change for the tax year ended March 31, 2019 and March 31, 2020. These allocated depreciation and amortization deductions are not expected to have a material effect on the Company’s Combined Financial Statements.

In the third quarter of 2020, McKesson has repaid the tax advance of $7.0 million to the Joint Venture that was reflected as a Due From Parent and Due to the Joint Venture in the Combined Balances Sheet of the Company as of March 31, 2019.

4.	Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

5.	Income Taxes

During the nine months ended December 31, 2019 and 2018, income tax benefits (expense) related to continuing operations were $376.0 million and $39.9 million, respectively. The Company’s higher effective tax rates from the federal statutory rate of 21% is primarily due to a credit for Research and Development expenditures.

The Company’s estimated annual effective tax rate is 25.5% and 26.5% for the nine months ended December 31, 2019 and 2018, respectively.

The Company currently is included in the consolidated income tax returns of McKesson in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. McKesson, including the Company, is generally subject to audit by taxing authorities in various U.S. states and in foreign jurisdictions for the fiscal year ended March 31, 2017 through the current fiscal year.

The Company had unrecognized tax benefits of $68.0 million and $56.7 million as of December 31, 2019 and March 31, 2019, which if recognized, would affect the effective income tax rate. The Company does not expect its unrecognized tax benefits to decrease during the next twelve months.

6.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the nine months ended December 31, 2019 and 2018.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$1,913	$2,580	$4,493
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	(1,143)	(1,143)
Change associated with current period hedging (net of taxes of $2,541)	—	(7,449)	(7,449)
Change associated with foreign currency translation (net of taxes of $2,636)	(7,728)	—	(7,728)

Balance at December 31, 2018	$(5,815)	$(6,012)	$(11,827)

Balance at March 31, 2019	$(3,013)	$(8,280)	$(11,293)
Change associated with current period hedging (net of taxes of $3,226)	—	(9,437)	(9,437)
Change associated with foreign currency translation (net of taxes of $1,322)	3,868	—	3,868
Change associated with dilution of accumulated other comprehensive income of the Joint Venture (net of taxes of $1,043)	383	2,668	3,051

Balance at December 31, 2019	$1,238	$(15,049)	$(13,811)

Effective April 1, 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented and disclosed in the Joint Venture’s financial statements. The adoption of this update by the Joint Venture resulted in a reclassification between accumulated other comprehensive income (loss) and accumulated earnings (deficit).

7.	Subsequent Events

The Company has evaluated subsequent events through February 14, 2020, the date the Combined Financial Statements were available to be issued and determined there are no other subsequent events that need to be disclosed.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Change Healthcare Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Change Healthcare Inc. (formerly HCIT Holdings, Inc.) (the “Company”) as of March 31, 2019 and March 31, 2018, the related statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for the years ended March 31, 2019 and 2018, and the period of June 22, 2016 (inception) to March 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended March 31, 2019 and 2018, and the period of June 22, 2016 (inception) to March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 24, 2019 (June 26, 2019 as to the effects of the stock split described in Note 1)

We have served as the Company’s auditor since 2017.

Change Healthcare Inc.

Statements of Operations

(amounts in thousands, except share and per share amounts)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period of June 22, 2016 (inception) to March 31, 2017
Revenue	$—	$—	$—
Operating expenses
General and administrative	1,159	180	825

Total operating expenses	1,159	180	825

Operating income (loss)	(1,159)	(180)	(825)
Non-operating (income) expense
Loss from Equity Method Investment in the Joint Venture	70,487	58,680	43,103
(Gain) Loss on Sale of Interests in the Joint Venture	(661)	(14)	—
Management fee income	(378)	(180)	(825)

Total non-operating (income) expense	69,448	58,486	42,278

Income (loss) before income tax provision (benefit)	(70,607)	(58,666)	(43,103)
Income tax provision (benefit)	(18,595)	(119,621)	(16,809)

Net income (loss)	$(52,012)	$60,955	$(26,294)

Net income (loss) per share:
Basic	$(0.69)	$0.81	$(3.18)

Diluted	$(0.69)	$0.78	$(3.18)

Weighted average common shares outstanding:
Basic	75,513,130	75,590,613	8,268,077

Diluted	75,513,130	77,801,096	8,268,077

See accompanying notes to financial statements.

Change Healthcare Inc.

Statements of Comprehensive Income (Loss)

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period of June 22, 2016 (inception) to March 31, 2017
Net income (loss)	$(52,012)	$60,955	$(26,294)
Other comprehensive income (loss):
Changes in fair value of interest rate swap of the Joint Venture, net of taxes	(3,449)	1,606	(338)
Foreign currency translation adjustment of the Joint Venture	(2,833)	1,242	26

Other comprehensive income (loss)	(6,282)	2,848	(312)

Total comprehensive income (loss)	$(58,294)	$63,803	$(26,606)

See accompanying notes to financial statements.

Change Healthcare Inc.

Balance Sheets

(amounts in thousands, except share and per share amounts)

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash	$3,409	$—
Due from Joint Venture	373	301
Income taxes receivable	1,781	15,828

Total current assets	5,563	16,129
Dividend receivable	81,264	59,116
Investment in the Joint Venture	1,211,996	1,298,759

Total assets	$1,298,823	$1,374,004

Liabilities and stockholders’ equity
Current liabilities:
Accrued expenses	$176	$301
Due to the Joint Venture	6,167	15,828

Total current liabilities	6,343	16,129
Deferred income tax liabilities	159,993	181,303
Commitments and contingencies
Stockholders’ Equity:
Common Stock (par value, $.001), 252,800,000 shares authorized; 75,474,654 and 75,749,118 shares issued and outstanding at March 31, 2019 and 2018, respectively	1	1
Class X common stock (par value, $.001), 1 share authorized; 0 and 0 shares issued and outstanding at March 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	1,153,583	1,139,374
Accumulated other comprehensive income (loss)	(3,256)	2,536
Retained earnings (deficit)	(17,841)	34,661

Total stockholders’ equity	1,132,487	1,176,572

Total liabilities and stockholders’ equity	$1,298,823	$1,374,004

See accompanying notes to financial statements.

Change Healthcare Inc.

Statements of Stockholders’ Equity

(amounts in thousands, except share amounts)

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at June 22, 2016 (inception)	$—	$—	$—	$—	$—	$—
Proceeds from issuance of Change Healthcare Inc. common stock	1,516	—	30	—	—	30
Exchange of Change Healthcare Inc. common stock for units of the Joint Venture	75,476,853	1	1,114,815	—	—	1,114,816
Net income (loss)	—	—	—	(26,294)	—	(26,294)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	26	26
Change in fair value of interest rate swap, net of taxes of the Joint Venture	—	—	—	—	(338)	(338)

Balance at March 31, 2017	$75,478,369	$1	$1,114,845	$(26,294)	$(312)	$1,088,240

Equity compensation	—	—	24,700	—	—	24,700
Repurchase of Change Healthcare Inc. common stock	(8,974)	—	(171)	—	—	(171)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	279,723	—	—	—	—	—
Net income (loss)	—	—	—	60,955	—	60,955
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	1,242	1,242
Change in fair value of interest rate swap, net of taxes of the Joint Venture	—	—	—	—	1,606	1,606

Balance at March 31, 2018	$75,749,118	$1	$1,139,374	$34,661	$2,536	$1,176,572

Cumulative effect of accounting change by the Joint Venture				(490)	490
Equity compensation		—	20,135	—	—	20,135
Repurchase of Change Healthcare Inc. common stock, net of taxes	(342,417)	—	(5,926)	—	—	(5,926)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	67,953	—	—	—	—	—
Net income (loss)	—	—	—	(52,012)	—	(52,012)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	(2,833)	(2,833)
Change in fair value of interest rate swap of the Joint Venture, net of taxes	—	—	—	—	(3,449)	(3,449)

Balance at March 31, 2019	$75,474,654	$1	$1,153,583	$(17,841)	$(3,256)	$1,132,487

See accompanying notes to financial statements.

Change Healthcare Inc.

Statements of Cash Flow

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period of June 22, 2016 (inception) to March 31, 2017
Cash flows from operating activities:
Net income (loss)	$(52,012)	$60,955	$(26,294)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) Loss from Equity Method Investment in the Joint Venture	70,487	58,680	43,103
Deferred income tax expense (benefit)	(18,595)	(119,621)	(16,809)
(Gain) Loss on Sale of Interests in the Joint Venture	(661)	(14)	—
Changes in operating assets and liabilities:
Due from the Joint Venture	(72)	524	(825)
Income taxes receivable	14,047	(15,828)	—
Accrued expenses	(125)	(524)	825
Due to the Joint Venture	(9,661)	15,828	—

Net cash provided by (used in) operating activities	3,408	—	—

Cash flows from investing activities:
Proceeds from sale of interests in the Joint Venture	6,503	171	—
Contributions to the Joint Venture	—	—	(30)

Net cash provided by (used in) investing activities	6,503	171	(30)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	30
Payments to acquire common stock	(6,502)	(171)	—

Net cash provided by (used in) financing activities	(6,502)	(171)	30

Net increase (decrease) in cash, cash equivalents and restricted cash	3,409	—	—
Cash, cash equivalents and restricted cash at beginning of period	—	—	—

Cash, cash equivalents and restricted cash at end of period	$3,409	$—	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—	$—

Cash paid for income taxes	—	$15,828	$—

Supplemental disclosures of noncash transactions
Contributed assets and liabilities:
Dividend receivable	$—	$—	$39,724

Investment in the Joint Venture	$—	$—	$1,392,395

Additional paid in capital	$—	$—	$(1,114,815)

Deferred income taxes	$—	$—	$(317,304)

Issuance of common stock upon exercise of equity awards:
Investment in the Joint Venture	$1,297	$5,306	—

Dividend receivable	$(1,297)	$(5,306)	—

Change Healthcare Inc. portion of the Joint Venture equity transactions:
Investment in the Joint Venture	$(2,377)	10,898	(506)

Additional paid in capital	$(6,043)	$(7,427)	—

Accumulated other comprehensive income	$8,420	$(3,471)	506

See accompanying notes to financial statements.

Change Healthcare Inc.

Notes to Financial Statements

1.	Nature of Business and Organization

Organization

Change Healthcare Inc. (formerly HCIT Holdings, Inc.) (the “Company”), a Delaware corporation, was formed on June 22, 2016 to hold an equity investment in Change Healthcare LLC (the “Joint Venture”), a joint venture between the Company and McKesson Corporation (“McKesson”). The Company and McKesson each owns approximately 30% and 70%, respectively, of the membership interests of the Joint Venture (the “LLC Units”) , subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s LLC Units outstanding.

The Joint Venture Transactions

In June 2016, the Company, the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson (together with the Company, the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”), with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Joint Venture Transactions.” The Joint Venture Transactions closed on March 1, 2017.

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to Legacy CHC’s stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement (as described in Note 19) and (b) the issuance to the Company of membership interests in the Joint Venture; and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of membership interests in the Joint Venture and (c) the McKesson Tax Receivable Agreement.

In connection with the Joint Venture Transactions, the Joint Venture, through its subsidiaries, entered into new senior secured credit facilities, consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million, and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Legacy CHC stockholders, certain participants in the Legacy CHC Equity Plan and McKesson described above, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

Amendment to Certificate of Incorporation

Effective June 26, 2019 and in contemplation of its initial public offering of common stock, the Company amended its certificate of incorporation to effect a 126.4-for-1 stock split for all previously issued shares of common stock, as well as to increase the authorized number of common stock, and to authorize shares of preferred stock. All issued or outstanding shares or related share-based payment arrangement disclosures included herein have been retrospectively adjusted for the stock split.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Because of the significance of the Joint Venture to the Company’s financial position and results of operations, the Company is required to provide consolidated financial statements of the Joint Venture pursuant to Rule 3-09 of Regulation S-X.

All intercompany accounts and transactions have been eliminated in the financial statements.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Estimates and assumptions by management affect: the carrying value of the Company’s investment; the provision and benefit for income taxes and related deferred tax accounts; contingencies; and the value attributed to equity awards.

Equity Method Investment in the Joint Venture

The Company accounts for its investment in the Joint Venture using the equity method. The Company evaluates its equity method investment for impairment whenever an event or change in circumstances occurs that may have a significant adverse impact on the carrying value of the investment. If a loss in value has occurred that is deemed to be other than temporary, an impairment loss is recorded.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

The Company’s cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. The Company mitigates the risk of its short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

Equity Compensation

The Company grants certain equity awards to employees of the Joint Venture under the Company’s 2009 Equity Incentive Plan (the “Equity Plan”). Because these equity awards have been granted to employees of the Company’s equity method investee, they are subject to the accounting framework for awards granted to non-employees. Under this framework, the Company ultimately measures the compensation for equity awards based on the fair value of such awards at the earlier of the performance commitment date or the date at which the employee’s performance is complete. Such awards are generally re-measured at fair value on a quarterly basis from the date of grant through the final measurement date. The recognized equity based compensation is classified within “Loss from Equity Method Investment in the Joint Venture” on the accompanying statement of operations. However, as a result of a requirement that the Joint Venture issue an additional LLC Unit to the Company upon the exercise of each Company equity award (as described in Note 11), the Company recognizes an offsetting amount (i.e. a deemed dividend) within the same caption of the accompanying statement of operations.

The Company recognizes this deemed dividend as a receivable equal to the cumulative amount of stock compensation expense recognized by the Joint Venture for any outstanding equity awards. The dividend receivable is relieved upon exercise of the respective underlying equity awards.

Income Taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes tax benefits for uncertain tax positions at the time the Company concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Classification of Distributions Received from the Joint Venture

The Company classifies distributions received from its equity method investee in its statement of cash flows according to the nature of the distribution.

Accounting Pronouncements Not Yet Adopted

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees will change from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the existing guidance to the grant date under this update. The update was effective for the Company beginning April 1, 2019. The Company expects the adoption of this update to have no material effect upon transition as the fair value measurement required at transition is expected to approximate the fair value measurement determined at year end under the previous accounting standard. The Company expects that equity-based compensation expense recognized following the adoption of this update will be subject to much less volatility as the measurement date will be fixed upon transition.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. As the Company’s operations consists principally of an investment in the Joint Venture, its financial statements reflect no revenue and, accordingly, the Company expects no direct impact on its financial statements of the required adoption of this update on April 1, 2019. However, as a result of the Joint Venture’s pending adoption of this update, for which the Joint Venture has disclosed expected cumulative effect adjustments (decrease to Members’ deficit) related to the timing of revenue recognition and the costs to obtain and fulfill contracts of less than five percent of the Joint Venture’s revenue and one percent of fiscal 2019 operating expenses, respectively, the Company expects to record similar cumulative effect adjustments, effective April 1, 2019, to its investment in the Joint Venture and retained deficit.

3.	Concentration of Credit Risk

The Company maintains its cash and cash equivalent balances in either insured depository accounts or money market mutual funds. The money market mutual funds are limited to investments in low-risk securities such as United States or government agency obligations, or repurchase agreements secured by such securities.

4.	Equity Method Investment in the Joint Venture

Exchange of Equity Method Investments

In connection with the Joint Venture Transactions, the Company exchanged its 45.615% investment in Legacy CHC for 30% of the membership units of the Joint Venture. The Joint Venture used proceeds from the issuance of debt referred to previously to acquire the remaining 54.385% of Legacy CHC. The Company has accounted for this exchange of investments as a non-monetary transaction at their respective carrying values. Prior to the Joint Venture Transactions, the investors of Legacy CHC accounted for their investments at fair value. As a result, the book basis and fair value of the Company’s investment in Legacy CHC were generally the same such that no gain was recognized as a result of the Joint Venture Transactions.

The fair value of the Joint Venture was determined at March 1, 2017 using a combination of the income and the market valuation approaches. Under the income approach, a discounted cash flow model (“DCF”) was used in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. Under the market approach, valuation multiples of reasonably similar publicly traded companies or guideline companies are applied to the operating data of the subject business to derive the estimated fair value. These valuation approaches are considered a Level 3 fair value measurement. Fair value determination requires complex assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons, determining appropriate market value multiples, selecting the discount rate to measure the risks inherent in the future cash flows and assessing the business’s life cycle and the competitive trends impacting the business, including considering technical, legal, regulatory, or economic barriers to entry. Any material changes in key assumptions, including failure to meet business plans, deterioration in the financial market, an increase in interest rate or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may affect such estimates.

Equity Method Investment in the Joint Venture

The Company accounts for its investment in the Joint Venture using the equity method of accounting. During the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) to March 31, 2017, the Company recorded a proportionate share of the loss from this investment of $70,487, $58,680 and $43,103, respectively, which included transaction and integration expenses incurred by the Joint Venture and basis adjustments, including amortization expenses associated with equity method intangible assets. The amount is recorded under the caption “Loss from Equity Method Investment in the Joint Venture” in the accompanying statements of operations.

At March 31, 2019 and 2018, the carrying value of the investment was $1,211,996 and $1,298,759, which exceeded the Company’s proportionate share of the Joint Venture’s book value of net assets by approximately $1,483,522 and $1,620,226, respectively, primarily reflecting equity method intangible assets, goodwill, and other basis adjustments, including incremental intangible amortization, removal of profits associated with the recognition of deferred revenue, as well as basis differences with respect to tax receivable agreements.

Summarized financial information of the Joint Venture is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period of June 22, 2016 (inception) to March 31, 2017
Statement of Operations Data:
Net revenue	$3,281,729	$3,298,843	$309,587
Cost of operations (exclusive of depreciation and amortization)	$1,354,655	$1,407,893	$133,688
Customer postage	$238,618	$274,397	$26,132
Net income (loss)	$176,670	$192,442	$(83,592)

	March 31, 2019	March 31, 2018
Balance Sheet Data (at period end):
Current assets	$980,463	$901,712
Long-term assets	$5,223,675	$5,299,215
Current liabilities	$889,783	$969,495
Long-term liabilities	$6,219,141	$6,297,612

5.	Legal Proceedings

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

6.	Stockholders’ Equity

Capital Stock

Under the certificate of incorporation, the Company is authorized to issue 252,800,001 shares of stock consisting of 252,800,000 shares of common stock (“Common Stock”) and one share of Class X stock (“Class X Stock”), each with a par value of $0.001 per share. Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to matters on which stockholders are generally entitled to vote. The share of Class X Stock is issuable to McKesson only in the event that the Company breaches the terms of the Agreement and Plan of Merger between the Company and McKesson dated December 20, 2016 and only during the period following a qualified initial public offering and prior to a McKesson exit. In the event of issuance of Class X Stock, the holder receives the right to appoint an additional director to the Company’s board of directors and as it relates to “special matters” as defined by the Company’s charter, this Class X director may cast a number of votes equal to the sum of the total authorized directorships of the Company’s then existing board of directors plus one vote. Upon the earliest to occur of a McKesson exit or the expiration of the McKesson Exit Window, as defined in the stockholders’ agreement, the share of Class X Stock shall be redeemed for a cash amount equal to $1.00 and such share shall be automatically retired and cancelled.

As of March 31, 2019 and 2018, the Company has a total of 75,474,654 and 75,749,118 shares of Common Stock outstanding, respectively, and no Class X Stock outstanding.

Restricted Net Assets

The Company has no substantive independent assets or operations apart from its investment in the Joint Venture. Under the terms of the Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) governing the Joint Venture, the Joint Venture is required to periodically distribute amounts sufficient to fund the Company’s and McKesson’s tax liabilities related to their investments in the Joint Venture. Other distributions require approval of the board of directors of the Joint Venture as well as the joint approval of both Blackstone and McKesson.

In addition, the Joint Venture’s senior secured credit facilities contain certain covenants which generally limit payments to the Company to include the following:

•

Payment of operating costs and expenses incurred in the ordinary course of business as well as other corporate overhead costs and expenses attributable to the ownership and operation of the Joint Venture.

•	Franchise, excise and similar taxes and other fees and expenses required to maintain the Company’s corporate existence.

•	Income tax distributions

•	Permitted investments as defined by the senior secured credit facilities of the Joint Venture

•	Payment of salary, bonus, severance and other benefits payable to or provided on behalf of officers, directors, managers, and employees of the Company and related payroll taxes

•	Fees and expenses of any unsuccessful debt or equity offering

•	Cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other Company securities convertible or exchangeable into Company shares.

•	Payments incurred in connection with the Joint Venture Transactions.

•	After a qualified initial public offering, payment of listing fees and other costs attributable to being a publicly traded company which are reasonable and customary

Approximately $0 and $34,661 of retained earnings (accumulated deficit) at March 31, 2019 and 2018, respectively, represents undistributed earnings (losses) of the equity method investment.

7.	Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share of common stock:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
Basic net income per share:
Numerator:
Net income (loss)	$(52,012)	$60,955	$(26,294)
Denominator:
Weighted average common shares outstanding	75,513,130	75,590,613	8,268,077
Basic net income (loss) per share	$(0.69)	$0.81	$(3.18)
Diluted net income per share:
Numerator:
Net income (loss)	$(52,012)	$60,955	$(26,294)
Denominator:
Number of shares used in basic computation	75,513,130	75,590,613	8,268,077
Weighted average effect of dilutive securities
Add:
Replacement Time-Vesting Options	—	2,051,346	—
Replacement Restricted Share Units	—	28,440	—
RSUs	—	130,697	—
	75,513,130	77,801,096	8,268,077
Diluted net income (loss) per share	$(0.69)	$0.78	$(3.18)

Due to their antidilutive effect, the following securities have been excluded from diluted net income (loss) per share:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 22, 2016 (inception) to March 31, 2017
Time-Vesting Options	—	4,570,624	—
Replacement Time-Vesting Options	1,869,456	—	5,790,257
Replacement Restricted Share Units	—	—	75,840

8.	Incentive Compensation Plans

Equity Compensation Plans

In connection with the Joint Venture Transactions, the Company assumed the Legacy CHC Equity Plan and amended it as the Equity Plan. Pursuant to the Equity Plan, 37,920,000 shares of the Company’s common stock have been reserved for the issuance of equity awards to employees, directors and consultants of the Joint Venture and its affiliates.

The Company grants equity-based awards of its common stock to certain employees, officers and directors of the Joint Venture under terms of awards that are described below. Grants under the Equity Plan consist of one or a combination of time-vested and/or performance-based awards. In most circumstances, the shares issued upon exercise of the equity awards are subject to certain call rights by the Company in the event of termination of service of an award holder and put rights by the award holder or his/her beneficiary in the event of death or disability. The Company expects to repurchase shares of common stock held by former Joint Venture employees no earlier than six months following the issuance of such shares.

Replacement Awards

In connection with the Joint Venture Transactions, the Company was obligated to either assume obligations under Legacy CHC’s prior equity award plans or to issue substantially equivalent equity awards. The Company elected to issue replacement awards with vesting and exercisability terms generally identical to the awards which were replaced. Because the stock of eRx Network and the 2017 Tax Receivable Agreement were distributed to Legacy CHC stockholders immediately prior to the Joint Venture Transactions, certain participants in the Legacy CHC Equity Plan also received equity awards in eRx Network and the right to receive a cash payment related to a proportionate value of the 2017 Tax Receivable Agreement in connection with the Joint Venture Transactions.

These replacement awards granted under the Equity Plan consisted of one, or a combination of, time-vested awards and/or performance-based awards.

Vested Awards: Vested awards consist of the following:

(i)

Tier I Time Awards became immediately vested in connection with the Joint Venture Transactions, 54.4% of which were liquidated for cash upon the closing of the Joint Venture Transactions. The remaining 45.6% of such options were exchanged for vested options of the Company with exercise prices and expiration terms that correspond with those of the original grant to Legacy CHC Equity Plan participants. These Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a right to receive a future cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

(ii)

Tier II Time Awards became immediately vested in connection with the Joint Venture Transactions but because the original exercise price of these awards was greater than the fair value of the stock at the time of the Joint Venture Transactions, none of the awards were liquidated and they were replaced with vested Company options with an exercise price equal to the original exercise price as reduced by the fair value of one share of eRx Network stock.

(iii)

2.0x Performance Awards became immediately vested in connection with the Joint Venture Transactions as a result of meeting the specified performance and market conditions outlined in the original award terms. As with the Tier I Time Awards, 54.4% were liquidated for cash upon the closing of the Joint Venture Transactions. The remaining 45.6% of such options were exchanged for vested options of the Company with exercise prices and expiration terms that correspond with those of the original grant to the Legacy CHC Equity Plan participants. The Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a right to receive a cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

Unvested Awards: Certain awards granted by Legacy CHC contained conditions that were not satisfied at the time of the Joint Venture Transactions. These awards generally consisted of awards that vest subject to the employee’s continued employment through the date when Blackstone has sold at least 25% of the maximum number of Legacy CHC’s shares held by it (i.e. a liquidity event) and achieved specified rates of return that vary by award. In connection with the Joint Venture Transactions, these unvested equity awards were replaced with unvested restricted stock of the Company with an aggregate intrinsic value and vesting conditions which were identical to the original Legacy CHC awards. Legacy CHC Equity Plan participants also received unvested restricted stock of eRx Network and a right, contingent upon vesting of the awards, to receive a future cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

Restricted Stock Units: Vesting of Legacy CHC restricted share units was not affected by the Joint Venture Transactions. 54.4% of the vested portion of such restricted share units were liquidated in connection with the Joint Venture Transactions and the remainder of the vested and unvested restricted share units were replaced with vested and unvested Company restricted share units with terms identical to the original awards. Legacy CHC Equity Plan participants also received vested and unvested restricted share units of eRx Network and a right to receive a future cash payment upon vesting related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

The following table summarizes Replacement Award option activity for the year ended March 31, 2019:

	Replacement Time- Vesting Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at April 1, 2018	4,867,284	$11.77	5.4	$35,137
Granted	—	—	—	—
Exercised	(204,641)	10.70	—	1,695
Expired	—	—	—	—
Forfeited	(133,352)	—	—	741
Outstanding at March 31, 2019	4,529,291	11.76	4.4	$39,896
Exercisable at March 31, 2019	4,529,291	11.76	4.4	$39,896

The following table summarizes Replacement Exit-Vesting Restricted Stock activity for the year ended March 31, 2019:

Replacement Exit-Vesting Restricted Stock
Unvested at April 1, 2018	1,352,859
Granted	—
Canceled	(91,260)
Vested	—
Unvested at March 31, 2019	1,261,599

Time-Vesting Options

Time-vesting options were granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant and generally vest in equal 25% installments on the first through fourth anniversary of the designated vesting start date, subject to the award holders continued employment through such vesting date. The Company estimates the fair value of the time-vesting options using the Black-Scholes option pricing model. As of March 31, 2019, unrecognized expense of the Joint Venture related to the time-vesting options was $36,933. This expense is expected to be recognized over a weighted average period of 2.2 years.

Exit-Vesting Options

Exit-vesting options were granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant and vest, subject to the award holder’s continued employment through the vesting date, on the earlier to occur of (i) the date that affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by it on March 1, 2017 (the “Transaction Date”) at a specified weighted average price per share and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the Transaction Date or (2) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the Transaction Date at a specified weighted average price per share.

The following table summarized time-vesting and exit-vesting option activity for the year ended March 31, 2019:

	Awards		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term		Aggregate Intrinsic Value
	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options
Outstanding at April 1, 2018	6,647,249	6,639,286	$18.99	$18.99	8.9	8.9	$—	$—
Granted	2,001,544	1,980,056	18.99	18.99	9.2	9.2	—	—
Exercised	—	—	—	—	—	—	—	—
Expired	—	—	—	—	—	—	—	—
Forfeited	(1,660,390)	(2,114,798)	18.99	18.99	—	—	—	—
Outstanding at March 31, 2019	6,988,403	6,504,544	18.99	18.99	8.0	8.0	11,058	10,292
Exercisable at March 31, 2019	3,119,299	—	$18.99	$—	8.0	—	$4,936	$—

Restricted Share Units

During fiscal 2018, the Company granted 316,000 restricted share units (“RSUs”) which vest, subject to the recipient’s continued employment by the Joint Venture, on March 31, 2019. In the event the recipient was terminated by the Company without cause, by the recipient for good reason or on account of the recipient’s death or disability, the RSUs would immediately vest and become nonforfeitable. Settlement of these RSUs upon vesting could have occurred in the Company’s common stock, cash in an amount equal to the fair market value of the number of shares that would otherwise be delivered upon the vesting date or any combination of the Company’s common stock or cash. In the event the Company’s common stock was not publicly traded at the time of settlement, the employee could have elected to require the Company to settle such RSUs in cash. Because settlement of the RSUs in common stock was outside the control of the Company, the RSUs were historically classified as liabilities in the balance sheets. Such awards were cancelled during 2018 following the resignation of the employee without good reason.

The total fair value of shares vested during the years ended March 31, 2019 and 2018 and for the period from June 22, 2016 (inception) to March 31, 2017 was $0, $1,440 and $0, respectively.

Contingent Awards

During the year ended March 31, 2019, Change Healthcare Inc. committed to issue awards to certain of the Joint Venture’s employees that are expected to vest in four equal installments on each anniversary of the earlier to occur of Change Healthcare Inc.’s initial public offering or June 30, 2019. While the quantity of such awards to be issued is unknown, the value of such awards and the resulting total expense to be recognized over the total service period is specified as a fixed dollar amount per recipient ($9,807 in the aggregate). Because the value of these awards to be issued in the future is fixed, the Joint Venture has recognized a liability on the accompanying consolidated balance sheets for the pro-rata portion of the expected requisite service period of these future awards.

Valuation Assumptions

The following table summarizes the weighted average fair value of awards using the Black-Scholes and Monte Carlo Simulation option pricing models, as appropriate, and the weighted average assumptions used to develop the fair value estimates under each of the valuation models for the years ended March 31, 2019 and 2018.

Year Ended March 31, 2019:	Time-Vesting Options	Exit-Vesting Options	Replacement Exit-Vesting Restricted Stock
Weighted average fair value of awards	$9.78	$5.90	$12.80
Expected dividend yield	—%	—%	—%
Expected volatility	52.5%	52.9%	62.2%
Risk-free interest rate	2.2%	2.2%	2.3%
Expected term (years)	4.5%	5.1%	1.9

Year Ended March 31, 2018:
Weighted average fair value of awards	$9.45	$6.53	$11.94
Expected dividend yield	—%	—%	—%
Expected volatility	52.2%	52.1%	57.6%
Risk-free interest rate	2.7%	2.7%	2.4%
Expected term (years)	5.5	6.2	3.0

Expected dividend yield—The Company is subject to limitations on the payment of dividends under the LLC Agreement. An increase in the dividend yield will decrease compensation expense.

Expected volatility—This is a measure of the amount by which the price of the equity instrument has fluctuated or is expected to fluctuate. The expected volatility was based on the levered median historical volatility of a group of guideline companies. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate—This is the U.S. Treasury rate as of the measurement date having a term approximating the expected life of the award. An increase in the risk-free interest rate will increase compensation expense.

Expected term—This is the period of time over which the awards are expected to remain outstanding. The Company estimates the expected term as the mid-point between the actual or expected vesting date and the contractual term. An increase in the expected term will increase compensation expense.

Summary of Equity Compensation Expense on Loss from Equity Method Investment in the Joint Venture

Because the Company provides equity awards to employees of the Joint Venture, the Company recognizes stock compensation expense within the Loss from Equity Method Investment in the Joint Venture caption on the accompanying statements of operations for its proportionate amount of stock compensation expense included in the operating results of the Joint Venture as well as the amount funded for the benefit of the McKesson member. However, due to requirements of the LLC Agreement that the Company receive an additional unit of the Joint Venture upon any exercise of a Company equity award (as described in Note 10), the Company recognizes a dividend receivable equal to the cumulative amount of stock compensation expense recognized by the Joint Venture for any outstanding equity awards with an offset to the Loss from Equity Method Investment in the Joint Venture caption. The result is that no net equity compensation of the Joint Venture is recognized in the financial statements of the Company.

9.	McKesson Tax Receivable Agreement

In connection with the closing of the Joint Venture Transactions, the Joint Venture, the McK Members, McKesson and the Company entered into a tax receivable agreement (the “McKesson Tax Receivable

Agreement”). The McKesson Tax Receivable Agreement generally provides for the payment by the Joint Venture to one of the McK Members and its permitted assigns of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by the Company in periods ending on or after the date on which McKesson ceases to own at least 20% of the LLC Units as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the closing of the Joint Venture Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Additionally, upon the occurrence of the first exchange of LLC Units by McKesson (or its permitted transferees), if any, the Company has agreed to enter into an additional tax receivable agreement with the McK Members, pursuant to which the Company would be required to pay to the relevant McK Member 85% of the net cash tax savings, if any, arising from the Company’s utilization of (i) certain tax basis increases resulting from the relevant exchange and payments under such additional tax receivable agreement and (ii) imputed interest deductions. We may also be required to enter into and make payments under an additional tax receivable agreement with McKesson in certain circumstances.

Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Company and such an event was not probable at the inception of the McKesson Tax Receivable Agreement or as of March 31, 2019, no related obligation has been reflected on the accompanying consolidated balance sheets.

10.	Income Taxes

The income tax provision (benefit) for the years ended March 31, 2019 and 2018 and for the period from June 22, 2016 (inception) to March 31, 2017 was as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	June 22, 2016 (inception) through March 31, 2017
Current:
Federal	$—	$—	$—
State	—	—	—
Current income tax provision (benefit)	—	—	—
Deferred:
Federal	(15,468)	(116,563)	(14,420)
State	(3,127)	(3,058)	(2,389)
Deferred income tax provision (benefit)	(18,595)	(119,621)	(16,809)
Total income tax provision (benefit)	$(18,595)	$(119,621)	$(16,809)

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	June 22, 2016 (inception) through March 31, 2017
Statutory U.S. federal tax rate	21.0%	31.5%	35.0%
State income taxes (net of federal benefit)	3.5	3.6	3.6
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	166.9	—
Research and development tax credit	1.6	2.4	0.5
Other	0.2	(0.5)	(0.1)
Effective income tax rate	26.3%	203.9%	39.0%

On December 22, 2017, the Tax Legislation was signed into law. The Tax Legislation revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, placing limits on the utilization of net operating loss carryovers, extending the net operating loss carryover period and eliminating net operating loss carrybacks, implementing the territorial tax systems and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

The Company recognized a tax benefit for the impact of the revaluation of U.S. deferred tax assets and liabilities due to the federal income tax rate reduction from 35% to 21% during fiscal year 2018. In order to properly account for the blended tax rate in place for fiscal year 2018, the Company estimated the deferred tax assets and liabilities expected to reverse during the current fiscal year and applied a tax rate of 31.5%. All other deferred tax assets and liabilities are expected to reverse in fiscal year 2019 or later and were revalued at 21%.

The enactment of the Tax Legislation resulted in an increase in income tax benefit of approximately $97,924 for the year ended March 31, 2018. The tax effects are the result of the change in the enacted rate causing a remeasurement of the U.S. federal deferred tax liabilities at the lower enacted tax rate.

Tax benefits recognized during the year ended March 31, 2018 related to the Tax Legislation were considered provisional under SAB 118. The Company finalized the impact of the Tax Legislation during the third quarter of fiscal year 2019 and did not make any adjustments to the amounts recorded in the year ended March 31, 2018.

Significant components of the Company’s deferred tax assets (liabilities) as of March 31, 2019 and 2018 were as follows:

	March 31, 2019	March 31, 2018
Deferred tax assets and (liabilities):
Investment in the Joint Venture	$(190,448)	$(192,681)
Net operating loss carryover	19,958	9,757
Interest disallowance from the Joint Venture	7,711	—
Tax credits	2,786	1,621
Net deferred tax assets and (liabilities)	$(159,993)	$(181,303)
Reported as:
Non-current deferred tax assets	—	—
Non-current deferred tax liabilities	(159,993)	(181,303)
Net deferred tax assets and (liabilities)	$(159,993)	$(181,303)

The Company recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Company recognized no interest and penalties for the years ended March 31, 2019 and 2018 and for the period from June 22, 2016 (inception) to March 31, 2017.

As of March 31, 2019, the Company had net operating loss carryforwards (tax effected) for federal and state purposes of $74,836 and $73,616, respectively. The federal net operating losses generated as of March 31, 2018 ($50,290) expire from 2037 to 2038. The federal net operating losses generated in March 31, 2019 ($24,546) have an indefinite life following changes implemented by the Tax Legislation. Certain states conformed to the change in federal tax law and will have an indefinite life beginning with net operating losses generated in March 31, 2019, which will apply to $10,135 of the state net operating losses. The remaining $63,481 of state net operating losses will expire from 2022 through 2039.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying financial statements for any adjustments that may be incurred due to such audits.

11.	Related Party Transactions

Registration Rights Agreement

The Joint Venture, certain subsidiaries of the Joint Venture, McKesson and the Company are party to a registration rights agreement providing each of McKesson and the Legacy CHC Stockholders party thereto with customary demand and piggyback registration rights with respect to the Company’s common stock. These registration rights include the rights to register shares of the Company in an initial public offering, the rights to register shares of the Company during certain specified time windows and the rights to freely register shares of the Company after such specified time windows.

Separation and Distribution Agreement

Under the terms of the LLC Agreement, a subsidiary of McKesson organized as a limited liability company (“SpinCo”) entered into an agreement and plan of merger with the Company that provides, among other things, that SpinCo will convert to a corporation and merge with and into the Company immediately following a qualified McKesson exit, pursuant to which the stockholders of SpinCo will be entitled to receive a number of shares of Company common stock equal to the number of units held by SpinCo at the time of the merger. McKesson will also enter into a customary separation and distribution agreement with SpinCo prior to, and in connection with, a qualified McKesson exit.

Advances Received from the Joint Venture, Net

Under the terms of the LLC Agreement, the Joint Venture is required to periodically advance to its members amounts necessary to fund their respective tax obligations on an interim basis, subject to recoupment in the event that such advances exceed the final tax obligations of the respective Members for such year. Once the final tax obligations of each of the Members is determined for such year, the Joint Venture is obligated to formally distribute such amounts to the respective Members. To the extent that the amounts to be distributed were subject to interim advances, additional cash will be distributed only to the extent that the interim advances were insufficient to fund the respective Member’s final tax obligation. Distributions up to the amount of interim advances result in full settlement of any advances to the respective Member.

The Company repaid $9,869 of previous advances during the year ended March 31, 2019 and received advances of $15,828 and $0 during the year ended March 31, 2018 and the period from June 22, 2016 (inception) to March 31, 2017, respectively. Such amounts are classified within Due to the Joint Venture on the accompanying balance sheets.

Dilution

Under the terms of the LLC Agreement, the Company and the Joint Venture agreed to cooperate to ensure a 1:1 ratio of Company shares outstanding to units of the Joint Venture held by the Company for as long as the McKesson members hold units of the Joint Venture. Specifically, the parties agreed that:

•	In the event that the Company issues additional shares, the Joint Venture is required to issue a corresponding number of units to the Company.

•	Any net proceeds received by the Company with respect to a Company share must be concurrently contributed to the Joint Venture.

•	Any stock split or combination of other equity restructuring involving Company shares must be concurrent with an equivalent unit split or other equity restructuring of the Joint Venture.

•

The Company may not redeem, repurchase or otherwise acquire any Company shares unless substantially simultaneously the Joint Venture redeems, repurchases, or otherwise acquires from the Company an equal number of units for the same price per security.

•

The Joint Venture may not redeem, repurchase or otherwise acquire any units held by the Company unless substantially simultaneously the Company redeems, repurchases, or otherwise acquires an equal number of Company shares for the same price per security.

Services Provided to the Company by the Joint Venture

The Company generally has no substantive independent assets or operations apart from its investment in the Joint Venture. As a result, the Company receives certain services from the Joint Venture and its employees for which the Joint Venture is not reimbursed. These services include the utilization of office space and a portion of the salaries of the Company’s officers who are considered employees of the Joint Venture. In addition, the Joint Venture is responsible for funding certain costs incurred in connection with the Company’s contemplated initial public offering. Accordingly, the accompanying statements of operations reflect no expense related to these services for the years ended March 31, 2019 and 2018 or the period from June 22, 2016 to March 31, 2017, respectively.

Management Fees

Under the terms of the LLC Agreement, the Joint Venture is required to fund the cost of preparing for and executing an initial registration statement. Such costs may include legal, accounting and other professional service fees. To the extent that these fees are incurred for the benefit of the Joint Venture and funded by the Joint Venture, they are excluded from the Company’s financial statements. For other costs that are incurred by the Company for its benefit but funded by the Joint Venture, the reimbursement of such costs has been presented in the accompanying statements of operations as Management fees.

Letter Agreement

The Company, the Joint Venture, McKesson and certain of McKesson’s affiliates have entered into a letter agreement relating to the Contribution Agreement (the “Letter Agreement”). The Letter Agreement addresses miscellaneous tax-related matters, including (i) technical clarifications and modifications to the manner in which the Joint Venture allocates certain items of taxable income, loss and deduction among, and calculates and makes required tax distributions to, its members, (ii) the sharing of certain contingent tax benefits and expenses not addressed by the McKesson Tax Receivable Agreement or the tax matters agreement that the Company will enter into with McKesson in connection with a spin-off or split-off transaction (or a combination of the foregoing) that McKesson may, at its election, initiate and complete that would result, among other things, in the acquisition by the Company of all of McKesson’s LLC Units and the issuance by the Company to McKesson and/or McKesson’s securityholders of an equal number of shares of its common stock and (iii) procedures applicable in the case of certain tax proceedings.

In particular, pursuant to the terms of the Letter Agreement, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to the Joint Venture at the closing of the Joint Venture Transactions are allocated among the Company, McKesson and certain of McKesson’s affiliates. If McKesson chooses to allocate an amount of deductions to the Company in excess of a specified minimum threshold, the Company will be required to make cash payments to McKesson equal to 100% of the tax savings of the Company attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units of the Joint Venture, after which the terms of the McKesson Tax Receivable Agreement will control.

12.	Fair Value Measurements

The Company is entitled to receive an additional LLC Unit for each share of stock issued by the Company. In the case of equity-based awards, the requirement to receive an additional LLC Unit upon exercise of such awards represents a freestanding derivative. Because the fair value measurement of this derivative involves significant unobservable inputs, the most significant of which is the value of the Company’s stock, the Company has determined that it represents a Level 3 fair value measurement.

Because the freestanding derivative is directly related to the Company’s equity-based compensation awards, the valuation of the derivative is determined consistent with the valuation of the underlying equity-based awards. As with the equity-based awards, changes in the value of the derivative are generally expected to fluctuate with changes in the value of the Company’s stock.

The following table summarizes the fair value of the freestanding derivative at March 31, 2019 and 2018:

	Fair Values of Derivative Financial Instruments Asset (Liability)
Derivative financial instruments not designated as hedging instruments:	Balance Sheet Location	March 31, 2019	March 31, 2018
Freestanding Option	Dividend receivable	$81,264	$59,116
		$81,264	$59,116

The following table presents a reconciliation of the fair value of the derivative for which the Company uses significant unobservable inputs:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Balance at beginning of period	$59,116	$39,724	$—
Receipt of derivative upon contribution of assets to the Joint Venture	—	—	39,724
Increase in fair value based on ASC 505 equity-based compensation	20,135	24,700	—
Settlements due to exercise of awards	(1,297)	(5,308)	—
Change in fair value following the performance completion date	3,310	—	—
Balance at end of period	$81,264	$59,116	$39,724

As the dividend receivable was initially received in connection with the contribution of assets to the Joint Venture, the initial fair value was treated as a component of the Company’s contribution of assets and receipt of its Investment in Change Healthcare. During 2019 and 2018, the Company recognized an increase in the Dividend Receivable, which was equal to the amount of equity-based compensation recognized and was recorded as a component of Loss from Equity Method Investment in the Joint Venture. The result is that no net equity-based compensation related to employees of the Joint Venture is recognized in the financial statements of the Company.

13.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the years ended March 31, 2019 and 2018 and the period from June 22, 2016 (inception) to March 31, 2017.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at June 22, 2016 (inception)	$—	$—	$—
Change associated with foreign currency translation	26	—	26
Change associated with current period hedging (net of taxes of $194)	—	(337)	(337)
Reclassification into earnings	—	(1)	(1)
Balance at March 31, 2017	$26	$(338)	$(312)
Change associated with foreign currency translation	1,242	—	1,242
Change associated with current period hedging (net of taxes of $623)	—	1,267	1,267
Reclassification into earnings	—	339	339
Balance at March 31, 2018	$1,268	$1,268	$2,536
Cumulative effect of accounting change by the Joint Venture		490	490
Change associated with foreign currency translation	(2,833)	—	(2,833)
Change associated with current period hedging (net of taxes of $2,139)	—	(1,671)	(1,671)
Reclassification into earnings	—	(1,778)	(1,778)
Balance at March 31, 2019	$(1,565)	$(1,691)	$(3,256)

14.	Subsequent Events

Registration Statement on Form S-1

The Company has filed a Registration Statement on Form S-1 in connection with its plan to complete an initial public offering of its common stock and a concurrent offering of tangible equity units. In the event this initial public offering of common stock is consummated, the Company expects to use the net proceeds from the initial public offering of its common stock to purchase a number of newly issued LLC Units from the Joint Venture that is equivalent to the number of shares of common stock that it offers and sells in the offering. In the event the concurrent offering of tangible equity units is consummated, the Company expects to invest an amount equal to the net proceeds from the sale of the tangible equity units in the Joint Venture. The Joint Venture, in turn, will enter into arrangements with the Company on economic terms designed to materially mirror those of the tangible equity units.

The Company has evaluated subsequent events through June 26, 2019, the date the financial statements were available to be issued.

Change Healthcare Inc.

Condensed Statements of Operations

(unaudited and amounts in thousands, except share and per share amounts)

	Nine Months Ended December 31,
	2019	2018
Revenue	$—	$—
Operating expenses
General and administrative	2,504	188
Accretion Expense	47,172	—

Total operating expenses	49,676	188

Operating income (loss)	(49,676)	(188)
Non-operating (income) expense
Loss from Equity Method Investment in the Joint Venture	104,497	65,805
(Gain) Loss on Sale of Interests in the Joint Venture	—	(661)
Management fee income	(1,648)	(188)
Interest expense	1,246	—
Interest income	(1,245)	—
Amortization of debt discount and issuance costs	403	—
Unrealized (gain) loss on forward purchase contract	(71,649)	—

Total non-operating (income) expense	31,604	64,956

Income (loss) before income tax provision (benefit)	(81,280)	(65,144)
Income tax provision (benefit)	(564)	(16,664)

Net income (loss)	$(80,716)	$(48,480)

Net income (loss) per share:
Basic	$(0.67)	$(0.64)

Diluted	$(0.67)	$(0.64)

Weighted average shares (see Note 5):
Basic	120,657,859	75,525,645

Diluted	120,657,859	75,525,645

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Net income (loss)	$(80,716)	$(48,480)
Other comprehensive income (loss):
Unrealized gain (loss) on available for sale debt securities of the Joint Venture, net of taxes	1,307	—
Changes in fair value of interest rate swap of the Joint Venture, net of taxes	(5,428)	(3,793)
Foreign currency translation adjustment of the Joint Venture	3,537	(4,445)

Other comprehensive income (loss)	(584)	(8,238)

Total comprehensive income (loss)	$(81,300)	$(56,718)

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	December 31, 2019	March 31, 2019
Assets
Current Assets:
Cash	$3,409	$3,409
Prepaid expenses	1,544	—
Due from the Joint Venture	3,429	373
Due from McKesson	213	—
Investment in Joint Venture tangible equity units, current	15,362	—
Income taxes receivable	1,359	1,781

Total current assets	25,316	5,563
Dividend receivable	68,344	81,264
Investment in the Joint Venture	1,796,512	1,211,996
Investment in Joint Venture tangible equity units	329,581	—

Total assets	$2,219,753	$1,298,823

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$259	$176
Due to the Joint Venture	9,806	6,167
Current portion of long-term debt	15,362	—

Total current liabilities	25,427	6,343
Long-term debt	23,656	—
Due to McKesson	47,172	—
Deferred income tax liabilities	172,055	159,993
Other liabilities	1,312	—
Commitments and contingencies (see Note 4)
Stockholders’ Equity:
Common Stock (par value, $.001), 9,000,000,000 and 252,800,000 shares authorized and 125,027,648 and 75,474,654 shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	124	75
Class X common stock (par value, $.001), 1 and 1 share authorized and no shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	—	—
Preferred stock (par value, $.001), 900,000,000 and 0 shares authorized and no shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	—	—
Additional paid-in capital	2,016,608	1,153,509
Accumulated other comprehensive income (loss)	(3,418)	(3,256)
Retained earnings (deficit)	(63,183)	(17,841)

Total stockholders’ equity	1,950,131	1,132,487

Total liabilities and stockholders’ equity	$2,219,753	$1,298,823

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Stockholders’ Equity

(unaudited and amounts in thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2018	75,749,118	$75	$1,139,300	$34,661	$2,536	$1,176,572
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	—		(490)	490	—
Equity compensation expense	—	—	5,300	—	—	5,300
Repurchase of Change Healthcare Inc. common stock	(251,789)	—	(4,782)	—	—	(4,782)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	4,045	—	—	—	—	—
Net income (loss)	—	—	—	(17,501)	—	(17,501)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	(2,593)	(2,593)
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	782	782

Balance at June 30, 2018	75,501,374	$75	$1,139,818	$16,670	$1,215	$1,157,778
Equity compensation expense	—	—	2,969	—	—	2,969
Repurchase of Change Healthcare Inc. common stock	(90,629)	—	(1,720)	—	—	(1,720)
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	35,139	—	—	—	—	—
Net income (loss)	—	—	—	(18,591)	—	(18,591)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	566	566
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	1,478	1,478

Balance at September 30, 2018	75,445,885	$75	$1,141,067	$(1,921)	$3,259	$1,142,480
Equity compensation expense	—	—	8,109	—	—	8,109
Repurchase of Change Healthcare Inc. common stock	—	—	—	—	—	—
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	29,198	—	—	—	—	—
Proceeds from exercise of Change Healthcare Inc. equity based awards	—	—	—	—	—	—
Net income (loss)	—	—	—	(12,388)	—	(12,388)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	(2,418)	(2,418)
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(6,543)	(6,543)

Balance at December 31, 2018	75,475,083	$75	$1,149,176	$(14,309)	$(5,702)	$1,129,240

Change Healthcare Inc.

Condensed Statements of Stockholders’ Equity

(unaudited and amounts in thousands, except share and per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2019	75,474,654	$75	$1,153,509	$(17,841)	$(3,256)	$1,132,487
Cumulative effect of accounting change of the Joint Venture-ASC 606	—	—	—	35,797	—	35,797
Cumulative effect of accounting change of the Joint Venture-ASU 2018-02	—	—	—	(422)	422	—
Equity compensation expense	—	—	5,862	—	—	5,862
Net income (loss)	—	—	—	(37,517)	—	(37,517)
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	226	226
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(5,431)	(5,431)

Balance at June 30, 2019	75,474,654	$75	$1,159,371	$(19,983)	$(8,039)	$1,131,424
Issuance of Change Healthcare Inc. common stock upon initial public offering	49,285,713	49	608,630	—	—	608,679
Effect of initial public offering issuance costs on Joint Venture equity	—	—	(4,160)	—	—	(4,160)
Issuance of tangible equity units	—	—	232,929	—	—	232,929
Equity compensation expense	—	—	8,585	—	—	8,585
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	175,439	—	1,139	—	—	1,139
Net income (loss)	—	—	—	(93,935)	—	(93,935)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	—	—	—	—	1,173	1,173
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	1,583	1,583
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	(1,310)	(1,310)

Balance at September 30, 2019	124,935,806	$124	$2,006,494	$(113,918)	$(6,593)	$1,886,107
Equity compensation expense	—	—	9,148	—	—	9,148
Issuance of Change Healthcare Inc. common stock upon exercise of equity awards	91,842	—	966	—	—	966
Net income (loss)	—	—	—	50,735	—	50,735
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	—	—	—	—	134	134
Foreign currency translation adjustment of the Joint Venture	—	—	—	—	1,728	1,728
Change in fair value of interest rate cap, net of taxes of the Joint Venture	—	—	—	—	1,313	1,313

Balance at December 31, 2019	125,027,648	$124	$2,016,608	$(63,183)	$(3,418)	$1,950,131

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Condensed Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(80,716)	$(48,480)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from Equity Method Investment in the Joint Venture	104,497	65,805
Deferred income tax expense (benefit)	(564)	(16,664)
(Gain) Loss on Sale of Interests in the Joint Venture	—	(661)
(Gain) loss on forward purchase contracts	(71,649)	—
Amortization of debt discount and issuance costs	403	—
Other	1,526	—
Changes in operating assets and liabilities:
Prepaid expenses	(1,544)	—
Due from the Joint Venture	(3,056)	(188)
Due from McKesson	(213)	—
Income taxes receivable	422	13,292
Accounts payable and accrued expenses	83	189
Due to McKesson	47,172	—
Due to the Joint Venture	3,639	(9,662)

Net cash provided by (used in) operating activities	—	3,631

Cash flows from investing activities:
Proceeds from sale of interests in Joint Venture	—	6,502
Investment in debt and equity securities of the Joint Venture	(278,875)	—
Proceeds from investments in debt securities of the Joint Venture	7,332	—
Investment in the Joint Venture	(610,784)	—

Net cash provided by (used in) investing activities	(882,327)	6,502

Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	608,679	—
Proceeds from issuance of equity component of tangible equity units, net of issuance costs	232,929	—
Proceeds from issuance of debt component of tangible equity units	47,367	—
Payment of loan costs	(1,421)	—
Repayment of senior amortizing notes	(7,332)	—
Proceeds from exercise of equity awards	2,105	—
Payments to acquire common stock	—	(6,502)

Net cash provided by (used in) financing activities	882,327	(6,502)

Net increase (decrease) in cash, cash equivalents and restricted cash	—	3,631
Cash, cash equivalents and restricted cash at beginning of period	3,409	—

Cash, cash equivalents and restricted cash at end of period	$3,409	$3,631

See accompanying notes to condensed financial statements.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

1. Nature of Business and Organization

Organization

Change Healthcare Inc. (the “Company”), a Delaware corporation, was formed on June 22, 2016 to hold an equity investment in Change Healthcare LLC (the “Joint Venture”), a joint venture between the Company and McKesson Corporation (“McKesson”). As of December 31, 2019, the Company and McKesson each owned approximately 41% and 59%, respectively, of the membership interest in the Joint Venture, subject to adjustment based on exercise of equity-based awards or other changes in the number of the Joint Venture’s membership units outstanding.

The Transactions

In June 2016, the Company, the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, Inc. (formerly known as the Blackstone Group L.P.) (“Blackstone”) and Hellman & Friedman LLC entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson (together with the Company, the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”), with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017.

Amendment of Certificate of Incorporation

Effective June 26, 2019 and in contemplation of its initial public offering of common stock, the Company amended its certificate of incorporation to effect a 126.4 for 1 stock split for all previously issued shares of common stock, to increase the authorized number of common stock, and to authorize shares of preferred stock. Following this amendment, the authorized shares include 9,000,000,000 shares of common stock (par value $.001 per share), 1 share of Class X stock (par value $.001 per share), and 900,000,000 shares of preferred stock (par value $.001 per share). All issued or outstanding shares or related share-based payment arrangement disclosures included herein have been retrospectively adjusted for the stock split.

Initial Public Offering

Effective July 1, 2019, the Company completed its initial public offering of 49,285,713 shares of common stock and a concurrent offering of 5,750,000 of tangible equity units (“TEUs”) for net proceeds of $608,679 and $278,875, respectively. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49,285,713 additional units of the Joint Venture, which together with the Company’s existing holdings represents an approximately 41% interest in the Joint Venture. The proceeds of the offering of TEUs were used to acquire TEUs of the Joint Venture that substantially mirror the terms of the TEUs included in the offering. The Joint Venture, in turn, used the proceeds received from the Company to repay $805,000 of its indebtedness under the Term Loan Facility without penalty in July 2019.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

2. Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) Guidelines, Rules and Regulations and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All intercompany accounts and transactions have been eliminated in the unaudited condensed financial statements.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Estimates and assumptions by management affect: the carrying value of the Company’s investments; the provision and benefit for income taxes and related deferred tax accounts; contingencies; and the value attributed to equity awards. Additionally, the Company’s financial statements are impacted by estimates and assumptions made by management that affect the financial statements of the Joint Venture, including: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; measurement of the components of tangible equity units; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the classification and measurement of assets held for sale; the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Tangible Equity Units

In connection with the initial public offering, the Company completed an offering of tangible equity units (TEUs). Each TEU comprises an amortizing note and purchase contract, both of which are freestanding instruments and separate units of account. The amortizing notes were issued at par and are classified as debt on the accompanying condensed consolidated balance sheet, with scheduled principal payments over the next twelve months reflected in current maturities of long-term debt. The purchase contracts are accounted for as prepaid forward contracts and classified as equity. The TEU proceeds and issuance costs were allocated to the amortizing notes and purchase contracts on a relative fair value basis. See Note 10 for further discussion.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Other Investments

The Company holds investments in tangible equity units issued by the Joint Venture with terms that substantially mirror the TEUs issued by the Company. Each TEU comprises an amortizing note and forward purchase contract, both of which are freestanding instruments and separate units of account. The Company accounts for its investment in each component at fair value. Unrealized gains and losses resulting from changes in the fair value of the investment in debt securities are included as a component of other comprehensive income. Unrealized gains and losses resulting from changes in the fair value of the investment in the equity purchase contracts are recorded in current period earnings, in accordance with ASU 2016-01. See Note 11 for further discussion.

Recently Adopted Accounting Pronouncements

In April 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2018-07 on a modified retrospective basis, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees was changed from the earlier of the date at which a commitment for performance by the counterparty was reached or the date at which performance was complete under the previous guidance to the grant date under this update. Because the Company’s equity-based compensation was previously subject to remeasurement at fair value each quarter under previous authoritative literature, the adoption of this update had no material direct effect on the Company’s consolidated financial statements. As described in Note 7, however, the adoption of this update changed the relationship between the equity-based compensation and the accounting for the freestanding option (i.e. the Dividend receivable).

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework on a modified retrospective basis. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. As the Company’s operations consist principally of an investment in the Joint Venture, its financial statements reflect no revenue and, accordingly, the Company recognized no direct impact on its financial statements from the adoption of this update. However, upon adoption, the Joint Venture recognized a cumulative effect adjustment to its Members’ deficit. As a result of the impact of the adoption of ASC 606 to the Joint Venture’s Members’ equity (deficit), the Company was required to recognize a proportionate amount of this cumulative effect adjustment to its April 1, 2019 retained earnings as well. The effect is disclosed within a separate caption of the accompanying condensed statement of stockholders’ equity.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Company beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Company is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, which modifies the disclosure requirements for fair value measurements. ASU 2018-13 is effective for public companies for annual and interim periods beginning after

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

December 15, 2019. Early adoption is permitted for either the entire standard or only the provisions that eliminate or modify requirements. The Company is currently assessing the potential effects this update may have on its financial statement disclosures.

3. Equity Method Investment in Change Healthcare LLC

Exchange of Equity Method Investments

In connection with the Transactions, the Company exchanged its 45.615% investment in Legacy CHC for 30% of the membership units of the Joint Venture. The Joint Venture used proceeds from the issuance of debt to acquire the remaining 54.385% of Legacy CHC. The Company accounted for this exchange of investments as a non-monetary transaction at their respective carrying values. Prior to the Transactions, the investors of Legacy CHC accounted for their investments at fair value. As a result, the book basis and fair value of the Company’s investment in Legacy CHC were generally the same such that no gain was recognized as a result of the Transactions.

The fair value of the Joint Venture was determined at March 1, 2017 using a combination of the income and the market valuation approaches. Under the income approach, a discounted cash flow model (“DCF”) was used in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. Under the market approach, valuation multiples of reasonably similar publicly traded companies or guideline companies are applied to the operating data of the subject business to derive the estimated fair value. These valuation approaches are considered a Level 3 fair value measurement. Fair value determination requires complex assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons, determining appropriate market value multiples, selecting the discount rate to measure the risks inherent in the future cash flows and assessing the business’s life cycle and the competitive trends impacting the business, including considering technical, legal, regulatory, or economic barriers to entry. Any material changes in key assumptions, including failure to meet business plans, deterioration in the financial market, an increase in interest rate or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may affect such estimates.

Additional Ownership Interest

Following the initial public offering, the Company contributed the proceeds of the offering of common stock to the Joint Venture in exchange for 49,285,713 additional units of the Joint Venture, which represented approximately 11% of additional ownership interest. As a result of the additional ownership interest acquired, the Company measured additional basis differences at July 1, 2019 based on the fair value of the Joint Venture’s assets and liabilities as of the date of the initial public offering, and using valuation approaches substantially similar to those used as of the date of the Transactions.

Equity Method Investment in Change Healthcare LLC

The Company accounts for its investment in the Joint Venture using the equity method of accounting. During the nine months ended December 31, 2019 and 2018, the Company recorded a proportionate share of the earnings from this investment based on its ownership percentage during each respective period, which included transaction and integration related expenses incurred by the Joint Venture and the Company’s portion of basis adjustments including amortization expenses associated with equity method intangible assets. These amounts are aggregated and recorded under the caption, “Loss from Equity Method Investment in the Joint Venture” in the accompanying condensed statements of operations.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Summarized financial information of the Joint Venture is as follows:

	Nine Months Ended December 31,
	2019	2018
Statement of Operations Data:
Total revenue	$2,459,593	$2,445,390
Cost of operations (exclusive of depreciation and amortization)	$998,943	$1,007,328
Customer postage	$171,288	$180,706
Net income (loss)	$102,973	$138,955

Subsequent to the Company’s initial public offering of common stock, the Company now has a publicly available indication of the value of its investment in the Joint Venture. Accordingly, the Company evaluated its equity method investment for an other-than-temporary impairment (“OTTI”). The Company considered various factors in determining whether an OTTI has occurred, including the Company’s ability and intent to hold the investment, the trading history available, the implied EBITDA valuation multiples compared to public guideline companies, the Joint Venture’s ability to achieve milestones and any notable operational and strategic changes by the Joint Venture. After the evaluation, the Company determined that an OTTI had not occurred as of December 31, 2019 nor as of the date of this quarterly report on Form 10-Q. However, the Company may experience declines in the fair value of its investment in the Joint Venture, and it may determine an impairment loss will be required to be recognized in a future reporting period. Such determination will be based on the prevailing facts and circumstances, including those related to the reported results and disclosures of the Joint Venture as well as from changes in the market price of the Company’s common stock.

In the event the Company obtains a controlling interest in the Joint Venture, the Company will evaluate its investment under the guidance in ASC 805 for a business combination achieved in stages. Upon such a change in control, the Company will remeasure its investment in the Joint Venture to fair value as of the date that control is obtained and will recognize a gain or loss in its statement of operations for the difference between the carrying value and fair value of its investment.

During the three months ended September 30, 2019, the Joint Venture committed to a plan to sell its Alpharetta, GA office property in an effort to reduce its real estate footprint. The Joint Venture completed the sale of the property during its fiscal third quarter and recognized an immaterial gain on sale. As a result of the completion of the sale, the Company recognized a write-off of approximately $13,900 of basis differences associated with the office property within its Loss from Equity Method Investment in the Joint Venture for the nine months ended December 31, 2019.

4. Legal Proceedings

In the ordinary course of business, the Company may become subject to various claims and legal proceedings. The Company is not currently a defendant in any pending litigation.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

5. Net Income (Loss) Per Share

The following table sets forth the computation of basic net income (loss) per share of common stock for the periods indicated:

	Nine Months Ended December 31,
	2019	2018
Basic net income (loss) per share:
Numerator:
Net income (loss)	$(80,716)	$(48,480)
Denominator:
Weighted average common shares outstanding	108,371,642	75,525,645
Minimum shares issuable under purchase contracts	12,286,217	—

	120,657,859	75,525,645

Basic net income (loss) per share	$(0.67)	$(0.64)

Diluted net income per share:
Numerator:
Net income (loss)	$(80,716)	$(48,480)
Denominator:
Number of shares used in basic computation	120,657,859	75,525,645
Weighted average effect of dilutive securities
Add:
Dilutive shares issuable under purchase contracts	—	—
Time-Vesting Options	—	—
Deferred Stock Units	—	—
Restricted Share Units	—	—

	120,657,859	75,525,645

Diluted net income (loss) per share	$(0.67)	$(0.64)

Due to their antidilutive effect, the following securities have been excluded from diluted net income (loss) per share for the periods indicated:

	Nine Months Ended December 31,
	2019	2018
Incremental shares issuable under purchase contracts	1,712,220	—
Time-Vesting Options	1,290,327	1,846,029
Deferred Stock Units	6,167	—
Restricted Stock Units	605,830	—

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

6. Income Taxes

The income tax benefit for the nine months ended December 31, 2019 and 2018 was $564 and $16,664, respectively, which represents an effective tax rate of 0.7% and 25.6%, respectively.

Fluctuations in our reported income tax rates from the statutory rate are primarily due to benefits recognized as a result of certain incentive tax credits resulting from research and experimental expenditures and discrete items recognized in the quarters.

McKesson Tax Receivable Agreement

In connection with the closing of the Transactions, the Joint Venture, subsidiaries of McKesson that serve as members of the Joint Venture (the “McK Members”), McKesson and the Company entered into a tax receivable agreement (the “McKesson Tax Receivable Agreement”). The McKesson Tax Receivable Agreement generally provides for the payment by the Joint Venture to the McK Members and it assigns 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by the Company in periods ending on or after the date on which McKesson ceases to own at least 20% of the outstanding units of the Joint Venture (the “LLC Units”) as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the closing of the Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Additionally, upon the occurrence of the first exchange of LLC Units by McKesson (or its permitted transferees), if any, the Company has agreed to enter into an additional tax receivable agreement with the McK Members, pursuant to which the Company would be required to pay to the relevant McK Member 85% of the net cash tax savings, if any, arising from the Company’s utilization of (i) certain tax basis increases resulting from the relevant exchange and payments under such additional tax receivable agreement and (ii) imputed interest deductions. The Company may also be required to enter into and make payments under an additional tax receivable agreement with McKesson in certain circumstances.

Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at the inception of the McKesson Tax Receivable Agreement or as of December 31, 2019, no related obligation has been reflected on the accompanying condensed balance sheet.

Letter Agreement

The Company, the Joint Venture, McKesson and certain of McKesson’s affiliates have entered into a letter agreement relating to the Contribution Agreement (the “Letter Agreement”). The Letter Agreement addresses miscellaneous tax-related matters, including (i) technical clarifications and modifications to the manner in which the Joint Venture allocates certain items of taxable income, loss and deduction among, and calculates and makes required tax distributions to, its members, (ii) the sharing of certain contingent tax benefits and expenses not addressed by the McKesson Tax Receivable Agreement or the tax matters agreement that the Company will enter into with McKesson in connection with a spin-off or split-off transaction (or a combination of the foregoing) that McKesson may, at its election, initiate and complete that would result, among other things, in the acquisition by the Company of all of McKesson’s LLC Units and the issuance by the Company to McKesson and/or McKesson’s securityholders of an equal number of shares of its common stock and (iii) procedures applicable in the case of certain tax proceedings. In particular, pursuant to the terms of the Letter Agreement, McKesson may adjust the manner in which depreciation or amortization deductions in respect of assets transferred to the Joint Venture at the closing of the Transactions are allocated among the Company, McKesson and certain of

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

McKesson’s affiliates beyond minimum amounts provided in the LLC Agreement. If an amount of deductions is allocated to the Company in excess of a specified minimum threshold, the Company will be required to make cash payments to McKesson equal to 100% of the tax savings of the Company attributable to such excess deductions for any tax period ending prior to the date on which McKesson ceases to own at least 20% of the outstanding LLC Units of the Joint Venture, after which the terms of the McKesson Tax Receivable Agreement will control. At December 31, 2019, the Company has recorded a liability to McKesson equal to $47,172, which reflects the amount payable for future tax savings the Company anticipates receiving as a result of deductions which were allocated by McKesson to the Company for the year ended March 31, 2019 and is reflected as Due to McKesson on the consolidated balance sheet.

7. Fair Value Measurements

The Company’s assets and liabilities that are measured at fair value on a recurring basis consist of the Company’s Dividend Receivable and Other Investments. The debt component of the tangible equity units issued by the Company is a Level 2 liability measured at fair value on a nonrecurring basis based on available market data and a discounted cash flow analysis (see Note 10). The tables below summarize the Dividend Receivable and Other Investments as of December 31, 2019 and March 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at December 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other Investments (see Note 11)	$344,943	$—	$344,943	$—
Dividend Receivable	68,344	—	—	68,344

Total	$413,287	$—	$344,943	$68,344

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other Investments (see Note 11)	$—	$—	$—	$—
Dividend Receivable	81,264	—	—	81,264

Total	$81,264	$—	$—	$81,264

Other Investments

The Company invested in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs (see Note 10). At December 31, 2019 and March 31, 2019, the Company’s investment in the Joint Venture’s debt securities were classified as “available-for-sale” and its investment in the Joint Venture’s purchase contracts were accounted for as equity securities measured at fair value. Changes in unrealized gains and losses for the Company’s investment in the Joint Venture’s debt securities are recognized as adjustments to other comprehensive income (loss) while changes in unrealized gains and losses for the Company’s investment in the Joint Venture’s purchase contracts are recognized as adjustments to pretax income (loss). The fair value measurement of the investments is based on available market data of the Joint Venture’s debt and equity securities for which the Company is investing.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The following table presents a reconciliation of the activity related to the other investments for the nine months ended December 31, 2019:

	Nine Months Ended December 31,
	2019	2018
Balance at beginning of period	$—	$—
Initial investment	278,875	—
Proceeds from investment in securities of the Joint Venture	(7,332)	—
Change in fair value	73,400	—

Balance at end of period	$344,943	$—

Dividend Receivable

The Company is entitled to receive an additional unit of the Joint Venture for each share of stock issued by the Company. In the case of equity-based awards, the requirement to receive an additional unit of the Joint Venture upon exercise of such awards represents a freestanding derivative. Because the fair value measurement of this derivative involves significant unobservable inputs, the most significant of which is the use of a levered volatility calculation of a peer group of companies, the Company has determined that it represents a Level 3 fair value measurement.

Because the freestanding derivative is directly related to the Company’s equity-based compensation awards, the valuation of the derivative is determined to be consistent with the valuation of the underlying equity-based awards (although we use a current period measurement date). As with the equity-based awards, changes in the value of the derivative are generally expected to fluctuate with changes in the value of the Company’s common stock.

The following table summarizes the fair value of the freestanding derivative at December 31, 2019 and March 31, 2019, respectively:

	Fair Values of Derivative Financial Instruments
	Asset (Liability)
Derivative financial instruments not designated as hedging instruments:	Balance Sheet Location	December 31, 2019	March 31, 2019
Freestanding Option	Dividend receivable	$68,344	$81,264

		$68,344	$81,264

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The following table presents a reconciliation of the fair value of the derivative for which the Company uses significant unobservable inputs:

	Nine Months Ended December 31,
	2019	2018
Balance at beginning of period	$81,264	$59,116
Increase in fair value based on ASC 505 equity-based compensation	—	16,378
Settlements due to exercise of awards	(1,670)	(1,297)
Change in fair value of equity-based awards	(11,250)	—

Balance at end of period	$68,344	$74,197

As the dividend receivable was initially received in connection with the contribution of assets to the Joint Venture, the initial fair value was treated as a component of the Company’s contribution of assets and receipt of its Investment in the Joint Venture. During the nine months ended December 31, 2019 and 2018, the Company recognized changes in the balance of the Dividend Receivable as a component of Loss from Equity Method Investment in the Joint Venture. The result was that no net equity-based compensation related to employees of the Joint Venture was recognized in the financial statements of the Company for the nine months ended December 31, 2019 and 2018.

Following the adoption of FASB ASU No. 2018-07, however, the measurement of equity-based compensation generally becomes fixed at the date of grant such that the fair value of the dividend receivable is no longer correlated with the amount of equity compensation recognized. As a result, following the adoption of FASB ASU No. 2018-07, the Loss from Equity Method Investment in the Joint Venture is subject to variability associated with changes in the fair value of the equity-based awards.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

8. Accumulated Other Comprehensive Income (Loss)

The following is a summary of the Company’s proportionate share of the Joint Venture’s accumulated other comprehensive income (loss) balances, net of taxes, as of and for the nine months ended December 31, 2019 and 2018.

	Available For Sale Debt Security	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$—	$1,268	$1,268	$2,536
Cumulative effect of accounting change of the Joint Venture-ASU 2017-12	—	—	490	490
Change associated with foreign currency translation	—	(2,593)	—	(2,593)
Change associated with current period hedging	—	—	1,206	1,206
Reclassification into earnings	—	—	(424)	(424)

Balance at June 30, 2018	$—	$(1,325)	$2,540	$1,215
Change associated with foreign currency translation	—	566	—	566
Change associated with current period hedging	—	—	1,866	1,866
Reclassification into earnings	—	—	(388)	(388)

Balance at September 30, 2018	$—	$(759)	$4,018	$3,259
Change associated with foreign currency translation	—	(2,418)	—	(2,418)
Change associated with current period hedging	—		(6,168)	(6,168)
Reclassification into earnings	—	—	(375)	(375)

Balance at December 31, 2018	$—	$(3,177)	$(2,525)	$(5,702)

Balance at March 31, 2019	$—	$(1,565)	$(1,691)	$(3,256)
Cumulative effect of accounting change of the Joint Venture-ASU 2018-02	—	—	422	422
Change associated with foreign currency translation	—	226	—	226
Change associated with current period hedging	—	—	(5,117)	(5,117)
Reclassification into earnings	—	—	(314)	(314)

Balance at June 30, 2019	$—	$(1,339)	$(6,700)	$(8,039)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	1,173	—	—	1,173
Change associated with foreign currency translation	—	1,583	—	1,583
Change associated with current period hedging	—	—	(1,509)	(1,509)
Reclassification into earnings	—	—	199	199

Balance at September 30, 2019	$1,173	$244	$(8,010)	$(6,593)
Unrealized gain (loss) on available for sale debt securities of the Joint Venture	134			134
Change associated with foreign currency translation	—	1,728	—	1,728
Change associated with current period hedging	—	—	289	289
Reclassification into earnings	—	—	1,024	1,024

Balance at December 31, 2019	$1,307	1,972	$(6,697)	$(3,418)

Effective April 1, 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented and disclosed in the Joint Venture’s financial

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

statements. The adoption of this update by the Joint Venture resulted in a reclassification between its accumulated other comprehensive income (loss) and accumulated earnings (deficit).

Effective April 1, 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The adoption of this update resulted in a reclassification between accumulative other comprehensive income (loss) and accumulated earnings (deficit).

As an investor in the Joint Venture, the Company has recognized its proportionate amount of these reclassifications as presented in the table above.

9. Equity Based Compensation

Effective as of the Company’s initial public offering, the Company adopted the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which 25.0 million shares of the Company’s common stock have been reserved for issuance to employees, directors and consultants of the Company, the Joint Venture and its affiliates.

In connection with the Omnibus Incentive Plan, the Company, during the nine months ended December 31, 2019, granted to the Joint Venture’s employees and directors one or a combination of time-vesting restricted stock units (RSUs), time-vesting deferred stock units, performance stock units, and cash settled restricted stock units under vesting terms that generally vary from one to four years from the date of grant. Each of these instruments is described below.

Restricted Stock Units (“RSUs”)—The Company granted 4,436,758 RSUs during the nine months ended December 31, 2019. The RSUs are subject to either a graded vesting schedule over four years, or a one or four year cliff vesting schedule, depending on the terms of the specific award. Upon vesting, the RSUs are exchanged for shares of the Company’s common stock.

Performance Stock Units (“PSUs”)—The Company granted 1,079,621 PSUs during the nine months ended December 31, 2019. The PSUs consist of two tranches, one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual revenue growth rate over a three year period in comparison to a target percentage and one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Adjusted EBITDA growth rate over a three year period in comparison to a target percentage. The awards earned upon satisfaction of the performance conditions become vested on the fourth anniversary of the vesting commencement date of the award (i.e. continued service is required beyond the satisfaction of the performance condition prior to vesting). The Joint Venture recognizes compensation expense for the PSUs based on the number of awards that are considered probable to vest. Recognition of expense is based on the probability of achievement of performance targets and is periodically reevaluated.

Cash Settled Restricted Stock Units (“CSRSUs”)—The Company granted 597,006 CSRSUs during the nine months ended December 31, 2019. The CSRSUs are expected to vest ratably over three years. Upon vesting, however, the Company is required to pay cash in settlement of such CSRSUs based on their fair value at the date such CSRSUs vest. The Company will be reimbursed by the Joint Venture for any cash settlements, and as of December 31, 2019, the Company has a receivable from the Joint Venture of approximately $1,312.

Deferred Stock Units (“DSUs”)—The Company granted 45,704 DSUs during the nine months ended December 31, 2019. The DSUs vest 100% upon the one-year anniversary of the date of grant. Unlike the RSUs, however, the DSUs are exchanged for shares of the Company’s common stock only following the participant’s separation from service.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

During the nine months ended December 31, 2019 the Joint Venture recognized compensation expense related to awards granted under the Omnibus Incentive Plan of $12,257. At December 31, 2019, aggregate unrecognized compensation expense of the Joint Venture related to awards granted under the Omnibus Incentive Plan was $78,788.

10. Tangible Equity Units

In July 2019, the Company completed its offering of 5,750,000 TEUs. Total proceeds, net of underwriting discounts, were $278,875. Each TEU, which has a stated amount of $50, is comprised of a stock purchase contract and a senior amortizing note due June 30, 2022. The Company allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. The value allocated to the stock purchase contracts is reflected net of issuance costs in additional paid in capital. The value allocated to the senior amortizing notes is reflected in debt on the accompanying balance sheet, with payments expected in the next twelve months reflected in current maturities of long-term debt. Issuance costs, reflected as a reduction of the face amount of the amortizing notes, are being accreted to the face amount of the debt under the effective interest method.

The aggregate values assigned upon issuance of the TEUs, based on the relative fair value of the respective components of each TEU, were as follows:

	Equity Component	Debt Component	Total
Price per TEU	$41.7622	$8.2378	$50.00
Gross proceeds	240,133	47,367	287,500
Issuance costs	(7,204)	(1,421)	(8,625)

Net proceeds	$232,929	$45,946	$278,875

Each senior amortizing note has an initial principal amount of $8.2378 and bears interest at 5.5% per year. On each March 30, June 30, September 30 and December 30, the Company pays equal quarterly cash installments of $0.7500 per amortizing note (except for the September 30, 2019 installment payment, which was $0.7417 per amortizing note). Each installment constitutes a payment of interest and partial payment of principal. The carrying value and fair value of the senior amortizing notes as of December 31, 2019 was $38,626 and $40,365, respectively. Unless settled earlier, each purchase contract will automatically settle on June 30, 2022. The Company will deliver between a minimum of 18,429,325 shares and a maximum of 22,115,075 shares of the Company’s common stock, subject to adjustment, based on the Applicable Market Value (as defined below) of the Company’s common stock as described below:

•	If the Applicable Market Value is greater than $15.60 per share, holders will receive 3.2051 shares of common stock per purchase contract.

•

If the Applicable Market Value is less than or equal to $15.60 per share but greater than or equal to $13.00 per share, the holder will receive a number of shares of the Company’s common stock per purchase contract equal to $50, divided by the Applicable Market Value; and

•	If the Applicable Market Value is less than $13.00 per share, the holder will receive 3.8461 shares of common stock per purchase contract.

The Applicable Market Value is defined as the arithmetic average of the volume weighted average price per share of the Company’s common stock over the twenty consecutive trading day period immediately preceding the balance sheet date, or June 30, 2022, for settlement of the stock purchase contracts.

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

The TEUs have a dilutive effect on the Company’s net income (loss) per share. The 18,429,325 minimum shares to be issued are included in the calculation of basic net income (loss) per share. The difference between the minimum shares and the maximum shares are potentially dilutive securities, and accordingly, are included in the Company’s diluted net income (loss) per share on a pro rata basis to the extent the Applicable Market Value is higher than $13.00 but is less than $15.60 at period end.

11. Other Investments

The proceeds of the offering of TEUs were used to acquire TEUs of the Joint Venture that substantially mirror the terms of the TEUs included in the offering. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to the Company concurrent with any cash payments or issuance of shares by the Company pursuant to the terms of its TEUs. The Company accounts for these mirror arrangements as investments in debt and equity securities.

At December 31, 2019 and March 31, 2019, the Company’s investment in debt securities are classified as “available-for-sale” and its investment in forward purchase contracts are considered equity securities measured at fair value. Changes in unrealized gains and losses for the Company’s debt securities are recognized as adjustments to other comprehensive income (loss) while changes in unrealized gains and losses for the Company’s investment in forward purchase contracts are recognized as adjustments to pretax income (loss).

A summary of the Company’s other investments at December 31, 2019 and March 31, 2019 is summarized in the tables that follow.

	December 31, 2019
		Unrealized Amounts
	Amortized Costs	Gains	Losses	Fair Value
Debt Securities (Level 2)	$38,614	$1,751	$—	$40,365
Forward Purchase Contracts (Level 2)	$232,929	$71,649	$—	304,578

				$344,943
Amounts classified within current assets				15,362

Amounts classified within Other investments				$329,581

March 31, 2019
Unrealized Amounts
	Amortized Costs	Gains	Losses	Fair Value
Debt Securities	$—	$—	$—	$—
Forward Purchase Contracts	$—	$—	$—	—

—
Amounts classified within current assets				—

Amounts classified within Other investments				$—

Change Healthcare Inc.

Notes to Condensed Financial Statements

(unaudited and amounts in thousands, except share and per share amounts)

Scheduled maturities of investments in debt securities at December 31, 2019 were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$15,362	$15,362
Due after one year through five years	23,252	25,003
Due after five years through ten years	—	—
Due after ten years	—	—

	$38,614	$40,365

The portion of unrealized gains and losses for each period related to equity securities still held at each reporting date is calculated as follows:

	Nine Months Ended December 31,
	2019	2018
Net gains and losses recognized during the period on equity securities	$71,649	$—
Less: Net gains and losses recognized during the period on equity securities sold during the period	—	—

Unrealized gains and losses recognized during the reporting period on equity securities still held at the reporting date	$71,649	$—

12. Subsequent Events

Qualified McKesson Exit

On February 10, 2020, McKesson announced the commencement of an exchange offer relating to the Company’s common stock. As part of the exchange offer, McKesson shareholders have the opportunity to exchange some or all of their shares of McKesson common stock for shares of common stock of McKesson’s wholly-owned subsidiary, PF2 SpinCo, Inc. (“SpinCo”), which will hold all of McKesson’s interest in the Joint Venture. Upon completion of a merger of SpinCo with and into the Company, the shares of common stock of SpinCo will be immediately converted into an equal number of shares of the Company’s common stock. The Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the exchange offer and the merger with SpinCo.

Report of Independent Registered Public Accounting Firm

To the Members of Change Healthcare LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Change Healthcare LLC and subsidiaries (the “Joint Venture”) as of March 31, 2019 and March 31, 2018, the related consolidated statements of operations, comprehensive income (loss), members’ deficit, and cash flows, for the years ended March 31, 2019 and March 31, 2018, and the period from June 17, 2016 (inception) to March 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Joint Venture as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended March 31, 2019 and March 31, 2018 and the period from June 17, 2016 (inception) to March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Joint Venture’s management. Our responsibility is to express an opinion on the Joint Venture’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Joint Venture in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Joint Venture is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Joint Venture’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 24, 2019 (June 26, 2019 as to the effects of the stock split described in Note 16, and February 13, 2020 as to the effects of the segment changes made in the year ending March 31, 2020 as described in Note 21)

We have served as the Joint Venture’s auditor since 2017.

Change Healthcare LLC

Consolidated Statements of Operations

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Revenue:
Solutions revenue	$3,043,111	$3,024,446	$283,455
Postage revenue	238,618	274,397	26,132

Total revenue	3,281,729	3,298,843	309,587
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	1,354,655	1,407,893	133,688
Research and development	202,241	221,662	22,582
Sales, marketing, general and administrative	821,082	749,871	109,898
Customer postage	238,618	274,397	26,132
Depreciation and amortization	278,020	278,363	26,548
Accretion and changes in estimate with related parties, net	19,329	(49,991)	(24,507)
Gain on Sale of the Extended Care Business	(111,435)	—	—
Impairment of long-lived assets and related costs	675	839	48,700

Total operating expenses	2,803,185	2,883,034	343,041

Operating income (loss)	478,544	415,809	(33,454)
Non-operating (income) and expense
Interest expense, net	325,431	292,463	22,361
Loss on extinguishment of debt	—	—	70,122
Contingent consideration	(809)	—	—
Other, net	(18,267)	(17,202)	(1,339)

Total non-operating (income) and expense	306,355	275,261	91,144

Income (loss) before income tax provision (benefit)	172,189	140,548	(124,598)
Income tax provision (benefit)	(4,481)	(51,894)	(41,006)

Net income (loss)	$176,670	$192,442	$(83,592)

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Comprehensive Income (Loss)

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Net income (loss)	$176,670	$192,442	$(83,592)
Other comprehensive income (loss):
Foreign currency translation adjustment	(9,440)	4,146	86
Changes in fair value of interest rate cap, net of taxes	(18,620)	7,398	(1,772)

Other comprehensive income (loss)	(28,060)	11,544	(1,686)

Total comprehensive income (loss)	$148,610	$203,986	$(85,278)

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Balance Sheets

(amounts in thousands)

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$47,718	$48,899
Restricted cash	1,176	1,112
Accounts receivable, net of allowance for doubtful accounts	759,502	705,544
Prepaid expenses and other current assets	172,067	146,157

Total current assets	980,463	901,712
Property and equipment, net	197,263	167,500
Goodwill	3,284,266	3,344,833
Intangible assets, net	1,320,161	1,454,842
Other noncurrent assets, net	421,985	332,040

Total assets	$6,204,138	$6,200,927

Liabilities and members’ deficit
Current liabilities:
Drafts and accounts payable	$98,550	$84,128
Accrued expenses	316,179	304,329
Deferred revenues	437,636	493,947
Due to related parties, net	34,629	33,698
Current portion of long-term debt	2,789	53,393

Total current liabilities	889,783	969,495
Long-term debt, excluding current portion	5,787,150	5,867,487
Deferred income tax liabilities	106,099	112,734
Tax receivable agreement obligations to related parties	212,698	223,163
Other long-term liabilities	113,194	94,228
Commitments and contingencies (see Note 13)
Members’ deficit	(904,786)	(1,066,180)

Total liabilities and members’ deficit	$6,204,138	$6,200,927

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Members’ Deficit

(amounts in thousands)

Members’ Deficit
Balance at June 17, 2016 (inception)	$—
Capital contribution from Members	100
Contribution of net assets of Core MTS and Legacy CHC from Members	2,099,339
Distribution to Members	(3,099,376)
Establishment of tax receivable agreement obligation to related parties, net of taxes	(119,464)
Settlement of Legacy CHC equity awards	(69,420)
Equity compensation expense	715
Net income (loss)	(83,592)
Foreign currency translation adjustment	86
Change in fair value of interest rate cap agreements, net of taxes	(1,772)
Other	25

Balance at March 31, 2017	$(1,273,359)
Settlement of Legacy CHC equity awards	545
Advances to Member	(15,828)
Repurchase of equity awards	(4,799)
Capital contribution from Member from exercise of equity awards	346
Equity compensation expense	24,700
Net income (loss)	192,442
Foreign currency translation adjustment	4,146
Change in fair value of interest rate cap agreements, net of taxes	7,398
Other	(1,771)

Balance at March 31, 2018	$(1,066,180)

Advances to Member, net	2,636
Repurchase of equity awards	(7,087)
Capital contribution from Member from exercise of equity awards	205
Exercise of equity awards	(338)
Equity compensation expense	20,135
Net income (loss)	176,670
Foreign currency translation adjustment	(9,440)
Change in fair value of interest rate cap agreements, net of taxes	(18,620)
Other	(2,767)

Balance at March 31, 2019	$(904,786)

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Consolidated Statements of Cash Flow

(amounts in thousands)

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Cash flows from operating activities:
Net income (loss)	$176,670	$192,442	$(83,592)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	278,020	278,363	26,548
Amortization of capitalized software developed for sale	14,673	18,303	1,505
Accretion and changes in estimate, net	19,329	(49,991)	(24,507)
Equity compensation	20,135	24,700	715
Deferred income tax expense (benefit)	(3,774)	(59,968)	(42,033)
Amortization of debt discount and issuance costs	21,823	21,434	1,734
Contingent consideration	(809)	—	—
Gain on Sale of the Extended Care Business	(111,435)	—	—
Loss on extinguishment of debt	—	—	32,720
Impairment of long-lived assets and related costs	675	839	48,700
Other	(2,340)	1,752	87
Changes in operating assets and liabilities:
Accounts receivable	(61,556)	(4,526)	(12,813)
Prepaid expenses and other	(33,286)	(19,957)	(11,508)
Accounts payable	(2,111)	(9,105)	10,250
Accrued expenses, deferred revenue and other liabilities	(28,148)	(16,806)	(35,924)
Due to related party, net	(185)	(52,654)	47,468

Net cash provided by (used in) operating activities	$287,681	$324,826	$(40,650)

Cash flows from investing activities:
Capitalized expenditures	$(246,986)	$(166,593)	$(11,617)
Proceeds from Sale of the Extended Care Business	159,871	—	—
Payments for acquisitions, net of cash acquired	—	(94,520)	—
Investments in businesses	(15,500)	—	—
Other	(3,068)	384	432

Net cash provided by (used in) investing activities	$(105,683)	$(260,729)	$(11,185)

Cash flows from financing activities:
Proceeds from contributed businesses	$—	$—	$169,361
Proceeds from Term Loan Facility and Senior Notes Due 2025	—	—	6,087,250
Payments on contributed Term Loan Facility and Senior Notes	—	—	(2,784,972)
Payment of premium to extinguish Senior Notes	—	—	(37,402)
Payment of loan costs	—	—	(138,222)
Payments under tax receivable agreements with related parties	(25,096)	—	—
Payments on Term Loan Facility	(153,000)	(51,000)	—
Receipts (payments) on derivative instruments	5,776	(6,799)	—
Payment of data sublicense obligation	—	(3,074)	—
Payments of deferred financing obligations	(3,432)	(3,147)	(81)
Settlement of Legacy CHC equity awards	—	(3,155)	(65,720)
Capital contribution from Members from exercise of equity awards	205	346	100
Repurchase of equity awards	(7,425)	(4,799)	—
Payment of working capital settlement to related party	—	(109,176)	—
Distributions to Members	—	—	(2,990,200)
Advances to Member	(7,233)	(15,828)	—
Refund of Advances to Member	9,869	—	—
Other	(1,758)	(857)	—

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Net cash provided by (used in) financing activities	(182,094)	$(197,489)	$240,114

Effect of exchange rate changes on cash and cash equivalents	(1,021)	(4,710)	(166)

Net increase (decrease) in cash, cash equivalents and restricted cash	(1,117)	(138,102)	188,113
Cash, cash equivalents and restricted cash at beginning of period	50,011	188,113	—

Cash, cash equivalents and restricted cash at end of period	$48,894	$50,011	$188,113

Supplemental disclosures of cash flow information
Cash paid for interest	$303,414	$267,604	$15,936

Cash paid for income taxes	$5,348	$9,968	$23

Supplemental disclosures of noncash transactions
Working capital settlement liability:
Due to related party, net	$—	$—	(109,176)

Members’ deficit	$—	$—	109,176

Contributed assets and liabilities:
Current assets	$—	$—	$822,400

Property and Equipment	$—	$—	$177,998

Goodwill	$—	$—	$3,248,719

Intangible assets, net	$—	$—	$1,628,711

Other noncurrent assets, net	$—	$—	$243,435

Current liabilities	$—	$—	$(1,005,742)

Long-term debt	$—	$—	$(2,737,776)

Deferred income tax liabilities	$—	$—	$(213,239)

Tax receivable agreement obligations to related parties	$—	$—	$(183,342)

Other long-term liabilities	$—	$—	$(52,075)

Business Combinations:
Prepaid expenses and other current assets	$—	$226	$—

Other assets	$—	$(6,000)	$—

Goodwill	$—	$9,774	$—

Accrued expenses	$—	$(341)	$—

Other long-term liabilities	$—	$(3,659)	$—

Capitalized Expenditures:
Property and equipment, net	$18,904	$10,871	$10,871

Other noncurrent assets, net	$15,469	$10,521	$7,227

Drafts and accounts payable	$(26,455)	$(8,500)	$(5,712)

Accrued expenses	$(7,918)	$(12,892)	$(12,386)

See accompanying notes to consolidated financial statements.

Change Healthcare LLC

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

1.	Nature of Business and Organization

Nature of Business

Change Healthcare LLC (the “Joint Venture”), is a leading independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. The Joint Venture offers a comprehensive suite of software, analytics, technology-enabled solutions that drive improved results in the complex workflows of healthcare system payers and providers.

Organization

In June 2016, Change Healthcare Inc. (formerly HCIT Holdings, Inc.), the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”, together with Change Healthcare Inc., the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”), with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded business, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Joint Venture Transactions.” The Joint Venture Transactions closed on March 1, 2017. From the time of its formation in June 2016 until the consummation of the Joint Venture Transactions, the Joint Venture had no substantive assets or operations.

The Joint Venture Transactions

Pursuant to the terms of the Contribution Agreement, (i) the Legacy CHC stockholders, directly and indirectly, transferred ownership of substantially all of Legacy CHC to the Joint Venture in consideration of (a) the payment at the closing of the Joint Venture Transactions by the Joint Venture to Legacy CHC’s stockholders and certain participants in the Legacy CHC Amended and Restated 2009 Equity Incentive Plan (the “Legacy CHC Equity Plan”) of approximately (A) $1.8 billion, (B) stock in eRx Network Holdings, Inc., and (C) the 2017 Tax Receivable Agreement (as described in Note 19) and (b) the issuance to Change Healthcare Inc. of membership interests in the Joint Venture (the “Units”); and (ii) McKesson caused Core MTS to be transferred to the Joint Venture in consideration of (a) the assumption and subsequent payment at the closing of the Joint Venture Transactions by the Joint Venture to McKesson of a promissory note in the amount of approximately $1.3 billion, (b) the issuance of the Units and (c) the McKesson Tax Receivable Agreement. These payments to McKesson and the Legacy CHC stockholders have been reflected as distributions in the accompanying consolidated statement of members’ deficit.

In connection with the Joint Venture Transactions, the Joint Venture entered into new senior secured credit facilities, consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million, and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Legacy CHC stockholders, certain participants in the Legacy CHC Equity Plan and McKesson described above, to refinance certain of Legacy CHC’s existing indebtedness and to pay fees and expenses incurred in connection with the Joint Venture Transactions.

The Joint Venture provides certain transition services to eRx Network, and McKesson provides certain transition services to the Joint Venture, in each case in exchange for specified fees. Fees received related to these agreements are reflected within “Other, net” in the accompanying consolidated statement of operations. The related balance sheet effect of these agreements is reflected within “Due to related party, net” on the accompanying consolidated balance sheets.

2.	Summary of Significant Accounting Policies

Basis of Accounting

Due to the existence of shared control among the Members over all major financial and operating decisions of the Joint Venture and its consolidated subsidiaries, the assets and liabilities contributed to the Joint Venture were recognized in the accompanying consolidated financial statements at their historical carrying values (i.e., joint venture accounting). Adjustments to conform accounting policies of the contributed businesses have been reflected as adjustments to members’ deficit.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all subsidiaries and entities that are controlled by the Joint Venture. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Joint Venture bases its estimates on historical experience, current business factors and various other assumptions that the Joint Venture believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Joint Venture is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Joint Venture’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Joint Venture’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Joint Venture’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Business Combinations

The Joint Venture recognizes the consideration transferred (i.e., purchase price) in a business combination, as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, costs or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Joint Venture (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). To the extent that the Joint Venture’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete.

Cash and Cash Equivalents

The Joint Venture considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

The Joint Venture’s cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. The Joint Venture mitigates the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

Our cash balances from time to time include funds we manage for customers, the most significant of which relates to funds remitted to retail pharmacies. Such funds are not restricted; however, these funds are generally paid out in satisfaction of the processing obligations pursuant to the management contracts. At the time of receipt, we record a corresponding liability within accrued expenses on the accompanying consolidated balance sheets. Such liabilities are summarized as “Pass-through payments” within Note 9 to these consolidated financial statements.

Restricted Cash

Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash in the accompanying consolidated balance sheets. At March 31, 2019 and 2018, our restricted cash balances represent cash received to support refund payments to patients of certain customers.

Allowance for Doubtful Accounts

The allowance for doubtful accounts of $20,438 and $18,015 at March 31, 2019 and March 31, 2018, respectively, reflects the Joint Venture’s best estimate of losses inherent in the Joint Venture’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Capitalized Software Developed for Internal Use

The Joint Venture provides services to many of its customers using software developed for internal use. The costs that are incurred to develop such software are expensed as incurred during the preliminary project stage and classified within research and development on the accompanying consolidated statements of operations. Once certain criteria have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training and maintenance costs are expensed as incurred. Capitalized software costs are included in Other noncurrent assets, net in the accompanying consolidated balance sheets and are generally amortized over the estimated useful life of three years.

Capitalized Software Developed for Sale

Development costs for software developed for sale to external customers are capitalized once a project has reached the point of technological feasibility. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life of approximately three years. At each balance sheet date, or earlier if an indicator of an impairment exists, the Joint Venture evaluates the recoverability of unamortized capitalized software costs based on estimated future undiscounted revenues net of estimated related costs over the remaining amortization period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation, including that related to assets under capital lease, is computed using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for maintenance repair and renewals that extend the useful life of an asset are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets resulting from the Joint Venture’s and its predecessors’ acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis, at their inception, over the estimated useful lives of the related assets generally as follows:

Customer relationships	3-20 years
Tradenames	5-20 years
Non-compete agreements	3-5 years
Technology-based intangible assets	5-10 years

The Joint Venture assesses its goodwill for impairment annually (as of January 1 of each year) or whenever significant indicators of impairment are present. The Joint Venture first assesses whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based on a qualitative assessment alone, the Joint Venture, using the assistance of a valuation specialist as appropriate, compares the fair value of each reporting unit to its associated carrying value. The Joint Venture will generally recognize an impairment charge for the amount, if any, by which the carrying amount of the reporting unit exceeds its fair value. The Joint Venture recognized no impairment in conjunction with its most recent goodwill impairment analysis.

Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Joint Venture recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Derivatives

Derivative financial instruments are used to manage the Joint Venture’s interest rate exposure. The Joint Venture does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for and measured at fair value and recorded on the balance sheet. For derivative instruments that are designated and qualify as a cash flow hedge, the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). Receipts and payments under the derivative instruments are classified within cash flows from financing activities on the accompanying statements of cash flows.

Equity Compensation

Change Healthcare Inc. grants certain equity awards to employees and directors of the Joint Venture under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (the “Equity Plan”). Because these equity awards have been granted to employees of Change Healthcare Inc.’s equity method investee, they are subject to the accounting framework for awards granted to non-employees. Under this framework, the Joint Venture ultimately measures the compensation for equity awards based on the fair value of such awards at the earlier of the performance commitment date or the date at which the Joint Venture employee’s performance is complete. Such awards are generally re-measured at fair value on a quarterly basis from the date of grant through the final measurement date. The fair value of such awards are recognized as assets or expense in the same period and in the same manner as if the Joint Venture had paid cash for the goods or services. The Joint Venture recognizes forfeitures as they occur.

Revenue Recognition

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to our customers that automate and simplify business and administrative functions for payers, providers and pharmacies and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

SaaS-based subscription, content licenses and transaction processing fees are generally marketed under annual and multi-year agreements and are recognized ratably over the contracted terms. Revenue recognition begins on the service start date for fixed fee arrangements, on delivery for content licenses, and recognized as transactions are performed beginning on the service start date for per-transaction fee arrangements. Remote processing service fees are recognized monthly as the service is performed. Revenue cycle management outsourcing service revenue is generally based on a percentage of collections by the Company’s customers and recognized in the same period as the collections occur. Revenue for certain services (including eligibility and enrollment services) are subject to customer acceptance or collection by the Company’s customer and revenue in such circumstances is recognized upon such customer acceptance or resolution of collection contingencies.

Software systems are marketed under information systems agreements as well as service agreements. Perpetual software arrangements are recognized at the time of delivery, under the percentage-of-completion method if the arrangements require significant production, modification or customization of the software, or in certain instances under the completed contract method if reasonable estimates cannot be made. Contracts accounted for under the percentage-of-completion method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to earnings in the period in which they are determined. The Joint Venture accrues for contract losses if and when the current estimate of total contract costs exceeds total contract revenue. Software implementation fees are recognized as the work is performed or under the percentage-of-completion method for perpetual software. Hardware revenues are generally recognized upon delivery.

Revenue from time-based software license agreements is recognized ratably over the term of the agreement. Software implementation fees for time-based software licenses are recognized ratably over the software license term. Maintenance and support agreements are marketed under annual or multi-year agreements and are recognized ratably over the period covered by the agreements.

The Joint Venture records as revenue the gross amount it receives from customers for postage fees. Revenue is recorded on a gross basis because the Joint Venture is acting as a principal in the transaction as they establish pricing for such services, are the primary obligor to its customers and assume credit risk for amounts billed to its customers.

The Joint Venture excludes sales and use tax from revenue in the accompanying consolidated statements of operations.

The Joint Venture engages in multiple-element arrangements, which may contain any combination of software, hardware, implementation, SaaS-based offerings, consulting services or maintenance services. For multiple-element arrangements that do not include software, revenue is allocated to the separate elements based on their relative selling price and recognized in accordance with the revenue recognition criteria applicable to each element. Relative selling price is determined based on vendor specific objective evidence (“VSOE”) of selling price if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price, if neither VSOE of selling price nor TPE is available. For multiple-element arrangements accounted for in accordance with specific software accounting guidance when some elements are delivered prior to others in an arrangement and VSOE of fair value exists for the undelivered elements, revenue for the delivered elements is recognized upon delivery of such items. The Joint Venture establishes VSOE for hardware and implementation and consulting services based on the price charged when sold separately, and for maintenance services based on substantive renewal rates offered to customers. Revenue for the software element is recognized under the residual method only when fair value has been established for all of the undelivered elements in an arrangement. If fair value cannot be established for any undelivered element, all of the arrangement’s revenue is deferred until the delivery of the last element commences or until the fair value of the undelivered element is determinable. For multiple-element arrangements with both software elements and nonsoftware elements, arrangement consideration is allocated between the software elements as a whole and nonsoftware elements. The Joint Venture then further allocates consideration to the individual elements within the software group, and revenue is recognized for all elements under the applicable accounting guidance and our policies described above.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in the accompanying consolidated balance sheets.

Foreign Currency Translation

The reporting currency of the Joint Venture and its subsidiaries is the U.S. dollar. The Joint Venture’s foreign subsidiaries generally consider their local currency to be their functional currency. Foreign currency-denominated assets and liabilities of these foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and revenue and expenses are translated at average exchange rates during the corresponding period, and equity accounts are primarily translated at historical exchange rates. Foreign currency translation adjustments are included in Other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income (loss), and the cumulative effect is included within members’ deficit in the accompanying consolidated balance sheets. Realized gains and losses from currency exchange transactions are recorded in sales, marketing, general and administrative expenses in the accompanying consolidated statements of operations. The Joint Venture releases cumulative translation adjustment from equity into net income as a gain or loss only upon complete or substantially complete liquidation of a controlling interest in a subsidiary or a group of assets within a foreign entity.

Income Taxes

The Joint Venture records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Joint Venture’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Joint Venture recognizes tax benefits for uncertain tax positions at the time the Joint Venture concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Warranties

In the normal course of business, the Joint Venture provides warranties regarding the performance of software and products it sells. The Joint Venture’s liability under these warranties is to bring the product into compliance with previously agreed upon specifications. For software products, this may result in additional project costs, which are reflected in our estimates used for the percentage of completion method of accounting for software installations services within these contracts. In addition, most of the Joint Venture’s customers who purchase software and automation products also purchase annual maintenance agreements. Revenues from these maintenance agreements are recognized on a straight-line basis over the contract period and the cost of servicing product warranties is charged to expense when claims become estimable. Accrued warranty costs were not material to the accompanying consolidated balance sheets.

Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. The Joint Venture expects to adopt this update effective April 1, 2019.

While the Joint Venture continues to assess all potential impacts of adopting this new revenue standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture has reached the following preliminary conclusions:

•

The Joint Venture expects the new revenue standard will not have a significant impact on the accounting for its Software as a Service (“SaaS”) and transaction processing services revenue streams. Revenue for SaaS solutions is currently recognized ratably over the contracted terms beginning on service start date, and transaction services revenue is recognized as transactions are processed beginning on the service start date.

•

The Joint Venture expects that postage revenue will continue to be recognized on a gross basis as the postage is a component of the print and mail performance obligation for which performance is controlled by the Joint Venture.

•	Revenue from certain contingent fee service arrangements is currently recognized when fees to be charged to the customer (which are based on a percentage of the customer’s savings or collections)

become determinable (i.e., as fees are invoiced to the customer). Upon adoption of the new guidance, the Joint Venture expects that revenue for these arrangements will be recognized as the services are performed (i.e., in advance of when the uncertainty surrounding the customer’s savings or collections amounts are resolved), resulting in revenue for certain contingent fee service arrangements being accelerated as compared to the Joint Venture’s current accounting practice.

•

Revenue from time-based software and content license agreements is currently recognized ratably over the term of the agreement (“over time”). Upon adoption of the new guidance, the Joint Venture expects that a license component for certain time-based software and content licenses agreements will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”). The overall result will be that revenue recognition for a portion of revenue from certain time-based licenses will be accelerated as compared to the Joint Venture’s current accounting practice.

•

Direct and incremental costs to obtain contracts and certain setup costs are currently capitalized and amortized over the contractual period. Upon adoption of the new guidance, the Joint Venture expects that incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit with the net result of this change being an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time than the Joint Venture’s current accounting practice.

•

Other areas the Joint Venture currently expects will be impacted by the new revenue standard include changes to the practice of deferring revenue based on specific software accounting rules under ASC 985-605, as well as the compilation of expanded qualitative and quantitative disclosures required under the new standard.

Entities have the option of adopting this new guidance using either a full retrospective or a modified retrospective method with the cumulative effect of applying the guidance recognized at the date of initial application. The Joint Venture currently anticipates adopting the new standard using the modified retrospective transition approach, which will result in a cumulative effect adjustment to increase retained earnings as of April 1, 2019. While preliminary and subject to change as the implementation process is finalized, the Joint Venture expects the cumulative effect adjustment related to changes in the timing of revenue recognition to be less than five percent of total revenue for the year ended March 31, 2019 and the cumulative effect adjustment related to costs to obtain and fulfill contracts to be less than one percent of total operating expenses for the year ended March 31, 2019, both net of the related tax impacts. The Joint Venture will continue to perform analyses for the purpose of assessing a quantitative impact to the Joint Venture’s financial statements and disclosures through the filing of its first quarter financial statements after adoption.

In February 2016, the FASB issued ASU No. 2016-02, which generally requires that all lease obligations be recognized on the balance sheet at the present value of the remaining lease payments with a corresponding lease asset. As originally issued, the standard required that companies adopt the standard using the modified retrospective transition method and report a cumulative effect adjustment to the opening balance of retained earnings in the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11 which provides companies with the option to apply this cumulative effect adjustment to the opening balance of retained earnings in the period of adoption instead of the earliest comparative period presented. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Joint Venture beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Joint Venture is currently assessing the potential effects this update may have on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Legislation. The Joint Venture expects to adopt this update effective April 1, 2019. Because the Joint Venture does not separately report components of members’ deficit, the Joint Venture expects the adoption of this update to affect only the disclosure of accumulated comprehensive income.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees will change from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the existing guidance to the grant date under this update. The update is expected to be effective for the Joint Venture beginning April 1, 2019. Because the Joint Venture’s equity-based compensation is subject to remeasurement at fair value each quarter under existing authoritative literature, the Joint Venture does not expect a material effect to members’ deficit upon the adoption of this update.

In August 2018, the FASB issued ASU No. 2018-13, which modifies the disclosure requirements related to fair value measurements based on the FASB Concepts Statements. This update eliminates certain disclosures, modifies others and, in certain cases, requires additional disclosures. This update is effective for the Joint Venture beginning April 1, 2020, with earlier adoption permitted. The Joint Venture is currently assessing the potential effects this update may have on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This update also requires that the effects of such capitalized costs be classified in the same respective caption of the statement of operations, balance sheet and cash flows as the underlying hosting arrangement. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or apply the update prospectively to all implementation costs incurred after the effective date. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, which adds the Overnight Index Swap rate based on the Secured Overnight Financing Rate as a benchmark interest rate for hedging purposes. This update is scheduled to be effective for the Joint Venture beginning April 1, 2019. The Joint Venture does not expect the adoption of this update to have a material effect on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2018, the Joint Venture adopted FASB ASU No. 2017-12, which significantly changed the framework by which hedge accounting is recognized, presented, and disclosed in the financial statements. Specifically, this update aligns risk management with the related financial reporting by permitting hedging of the contractually specified component or interest rate in the arrangement and requiring that an entity present the earnings effect of the hedging instrument in the same income statement caption in which the earnings effect of the hedged item is reported. Additionally, this update includes other simplifications of the hedge accounting guidance. These additional simplifications include the ability to continually evaluate hedge effectiveness using a qualitative approach as well as permitting certain simplifying assumptions when evaluating a “critical terms match” method of effectiveness. The Joint Venture adopted this update using the modified retrospective transition method, which in the Joint Venture’s circumstances, resulted in the elimination, through a cumulative effect adjustment of each affected component of members’ deficit, of all prior cumulative ineffectiveness in cash flow hedges existing at the adoption date. However, because the Joint Venture’s financial statements do not separately classify the components of members’ deficit, the effect of this cumulative effect adjustment is limited to the separate disclosure in Note 22 related to accumulated comprehensive income (loss).

In April 2018, the Joint Venture adopted FASB ASU No. 2016-01, which generally requires that equity investments (other than those that qualify for the equity method of accounting or require consolidation) be measured at fair value with changes in fair value recognized in net income. In addition, this update eliminates certain existing disclosure requirements and simplifies the impairment assessment of equity securities without readily determinable fair values. The adoption of this update had no effect on the Joint Venture’s consolidated financial statements.

In April 2018, the Joint Venture adopted ASU No. 2017-01, which provides a screen to determine when an integrated set of assets and activities represents a business. Specifically, this update requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets and activities is not a business. The adoption of this update had no effect on the Joint Venture’s consolidated financial statements.

In January 2019, the Joint Venture adopted a final rule issued by the SEC that amends certain of its disclosure requirements that have become redundant, duplicative, overlapping, outdated, or superseded, in light of other SEC disclosure requirements, or changes in the information environment. This rule reduces or eliminates disclosures in most circumstances but, in one instance, requires the disclosure of changes in stockholders’ equity be presented for each interim period presented. The adoption of this update had no material effect on the Joint Venture’s consolidated financial statements.

3.	Concentration of Credit Risk

The Joint Venture’s revenue and accounts receivable are primarily generated by customers in the healthcare provider sector in the United States. Changes in economic conditions, government regulations or demographic trends, among other matters, in the United States could adversely affect the Joint Venture’s revenue and results of operations.

The Joint Venture maintains its cash and cash equivalent balances in either insured depository accounts or money market mutual funds. The money market mutual funds are limited to investments in low-risk securities such as United States or government agency obligations, or repurchase agreements secured by such securities.

4.	Business Combinations

In January 2018, the Joint Venture acquired all of the equity interests of National Decision Support Company, LLC (“NDSC”), a provider of cloud-based solutions that deliver medical guidelines to the point-of-care directly through electronic health record systems.

Prior to the acquisition, the Joint Venture had prepaid royalties related to the use of an NDSC product. In connection with the acquisition, this pre-existing relationship was effectively settled by increasing the amount of the consideration transferred by the amount of the prepaid royalty asset.

The following table summarizes information related to this acquisition.

NDSC
Total Consideration Fair Value at Acquisition Date:
Cash paid at closing	$101,237
Settlement of preexisting relationship	6,000
Contingent consideration	3,900
Other	(226)

$110,911
Allocation of the Consideration Transferred:
Cash	$6,717
Accounts receivable	3,732
Prepaid expenses and other current assets	198
Property and equipment	166
Identifiable intangible assets:
Tradename (life 20 years)	4,000
Customer relationships (life 10 years)	9,300
Technology (life 10 years)	10,800
Other assets	568
Goodwill	83,131
Accounts payable	(298)
Accrued expenses and other current liabilities	(7,403)

Total consideration transferred	$110,911
Acquisition costs in sales, marketing, general and administrative expense:
For the year ended March 31, 2019	$—
For the year ended March 31, 2018	$731

NDSC
Other Information:
Gross contractual accounts receivable	$3,732
Amount not expected to be collected	$—
Goodwill expected to be deductible for tax purposes	$83,131
Contingent Consideration Information:
Contingent consideration range	$0 to $20,000
Measurement period	January 1, 2018 to December 31, 2020
Basis of measurement	Revenue performance, subject to minimum margin
Type of measurement	Level 3
Key assumptions at the acquisition date:
Range of annual revenue performance	$22,500-$66,100
Expected payment date(s)	2018-2020
Discount rate(s)	6.25%
Increase (decrease) to net income (loss):
For the year ended March 31, 2019	$(809)
For the year ended March 31, 2018	$—

As a result of the Joint Venture receiving new information during the year ended March 31, 2019, the Joint Venture updated the fair value of identifiable intangible assets and accrued expenses during the period which resulted in a decrease in goodwill of $5,793 from amounts provisionally reported at March 31, 2018.

The Joint Venture generally recognizes goodwill attributable to the assembled workforce and expected synergies among the operations of the acquired entities and the Joint Venture’s existing operations. In the case of the Joint Venture’s acquisitions of operating companies, synergies generally have resulted from the elimination of duplicative facilities and personnel costs and cross selling opportunities among the Joint Venture’s existing customer base. Goodwill is generally deductible for federal income tax purposes when a business combination is treated as an asset purchase. Goodwill is generally not deductible for federal income tax purposes when the business combination is treated as a stock purchase.

Sale of Extended Care Business

In July 2018, certain affiliates of the Joint Venture sold all of the membership interests of Barista Operations, LLC (the “Extended Care Business”) (a component of the software and analytics reportable segment) for net cash proceeds of $159,871, subject to certain post-closing adjustments, including for working capital. At June 30, 2018, in connection with this transaction, the Joint Venture reclassified the assets and liabilities below as assets of business held for sale and liabilities of business held for sale, respectively.

June 30, 2018
Assets
Accounts receivable, net of allowance for doubtful accounts	$8,050
Prepaid expense and other current assets	587
Property and equipment, net	1,594
Goodwill	50,535
Other noncurrent assets, net	6,050
Assets of business held for sale	$66,816
Liabilities
Drafts and accounts payable	$1,072
Accrued expenses	716
Deferred revenues	15,226
Other long-term liabilities	739
Liabilities of business held for sale	$17,753

The Joint Venture recognized a gain on this disposal transaction which has been separately classified on the face of the accompanying consolidated statements of operations.

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets generally includes items for which the Joint Venture has paid the related vendor or supplier in advance of receiving the related service. Prepaid expenses and other at March 31, 2019 and 2018, consisted of the following:

	March 31, 2019	March 31, 2018
Prepaid expenses	$112,550	$108,519
Inventory	8,600	9,474
Notes and other receivables	29,470	13,219
Other current assets	21,447	14,945

Total prepaid expenses and other current assets	$172,067	$146,157

6.	Property and Equipment

Property and equipment as of March 31, 2019 and 2018, consisted of the following:

	March 31, 2019	March 31, 2018
Land	$7,638	$7,638
Buildings and leasehold improvements	143,502	138,005
Computer equipment	241,060	209,593
Production equipment	27,780	33,740
Office equipment, furniture and fixtures	67,957	59,923
Construction in process	49,523	26,474
	537,460	475,373

Less accumulated depreciation	(340,197)	(307,873)
Property and equipment, net	$197,263	$167,500

Depreciation expense was $45,034, $39,855 and $4,280 for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

7.	Goodwill and Intangible Assets

The following table presents the changes in the carrying amount of goodwill for the indicated periods:

	Software and Analytics	Network Solutions	Technology- enabled Services	Total
Balance at June 17, 2016 (inception)	$—	$—	$—	$—
Carrying value of contributed goodwill	1,818,957	907,517	522,245	3,248,719
Balance at March 31, 2017	$1,818,957	$907,517	$522,245	$3,248,719
Acquisitions	88,924	—	—	88,924
Effects of foreign currency	6,515	—	—	6,515
Other	—	675	—	675
Balance at March 31, 2018	$1,914,396	$908,192	$522,245	$3,344,833
Dispositions	(50,535)	—	—	(50,535)
Effects of foreign currency	(6,672)	(117)	—	(6,789)
Reclassification	85,000	(85,000)	—	—
Other	(5,793)	2,550	—	(3,243)
Balance at March 31, 2019	$1,936,396	$825,625	$522,245	$3,284,266

As a result of a business reorganization (see Note 21), the Joint Venture reallocated $85,000 of goodwill from the network solutions reportable segment to the software and analytics reportable segment.

Intangible assets subject to amortization at March 31, 2019 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	8.1	$2,248,409	$(985,097)	$1,263,312
Technology-based intangible assets	4.6	348,491	(307,916)	40,575
Tradenames and other	9.3	39,753	(23,479)	16,274

Total		$2,636,653	$(1,316,492)	$1,320,161

Intangible assets subject to amortization as of March 31, 2018 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	11.0	$2,242,210	$(861,017)	$1,381,193
Non-compete agreements	0.6	24,190	(19,539)	4,651
Technology-based intangible assets	4.4	344,660	(295,022)	49,638
Tradename and other	9.5	41,411	(22,051)	19,360

Total		$2,652,471	$(1,197,629)	$1,454,842

Amortization expense was $146,549, $174,119 and $16,582 for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Aggregate future amortization expense for intangible assets is estimated to be:

2020	$134,758
2021	127,236
2022	117,237
2023	109,047
2024	105,505
Thereafter	726,378

$1,320,161

8.	Other Noncurrent Assets, Net

Other noncurrent assets as of March 31, 2019 and 2018 consisted of the following:

	March 31, 2019	March 31, 2018
Deferred tax asset- noncurrent	$40,814	$34,738
Capitalized software developed for sale, net	44,115	48,826
Capitalized software developed for internal use, net	246,557	166,616
Prepaid assets	41,238	42,294
Investments in business	15,500	—
Deferred loan costs	7,292	9,792
Interest rate cap agreements	—	11,127
Other noncurrent assets	26,469	18,647

Total other noncurrent assets, net	$421,985	$332,040

Amortization expense for capitalized software developed for internal use was $86,437, $64,389 and $5,686 for the years ended March 31, 2019 and 2018 and for the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Changes in the carrying amount of capitalized software developed for sale, net, which is included in Other noncurrent assets in the accompanying consolidated balance sheet, were as follows:

	March 31, 2019	March 31, 2018
Balance at beginning of period	$48,826	$45,272
Amounts capitalized	14,771	21,096
Amortization expense	(14,674)	(18,303)
Disposal of Extended Care Business	(4,077)	—
Other	(731)	761
Balance at end of year	$44,115	$48,826

9.	Accrued Expenses

Accrued expenses generally represent items for which the Joint Venture has received a service from a vendor in advance of being invoiced for that service. Accrued expenses as of March 31, 2019 and 2018 consisted of the following:

	March 31, 2019	March 31, 2018
Customer deposits	$43,359	$35,911
Accrued compensation	107,949	113,903
Accrued outside services	28,933	28,614
Accrued insurance	15,928	12,688
Accrued income, sales and other taxes	21,823	13,936
Accrued interest	7,071	6,877
Interest rate cap agreements	2,160	—
Pass-through payments	7,873	6,498
Other accrued liabilities	81,083	85,902

Total accrued expenses	$316,179	$304,329

10.	Long-Term Debt

The Joint Venture’s long-term indebtedness is comprised of a senior secured term loan facility (the “Term Loan Facility”), a revolving credit facility (the “Revolving Facility”; together with the Term Loan Facility, the “Senior Credit Facilities”), and 5.75% senior notes due 2025 (the “Senior Notes”).

Long-term debt as of March 31, 2019 and 2018, consisted of the following:

	March 31, 2019	March 31, 2018
Senior Credit Facilities
$5,100 million Term Loan Facility, due March 1, 2024, net of unamortized discount of $91,095 and $107,670 at March 31, 2019 and March 31, 2018, respectively (effective interest rate of 5.49%)	$4,804,905	$4,941,330
$500 million Revolving Facility, expiring March 1, 2022, and bearing interest at a variable interest rate	—	—
Senior Notes
$1,000 million 5.75% Senior Notes due March 1, 2025, net of unamortized discount of $20,095 and $22,843 at March 31, 2019 and March 31, 2018, respectively (effective interest rate of 6.15%)	979,905	977,157
Other	5,129	2,393
Less current portion	(2,789)	(53,393)
Long-term debt	$5,787,150	$5,867,487

Senior Credit Facilities

The Senior Credit Facilities provide the Joint Venture with the right at any time to request additional term loan tranches and/or term loan increases, increases in the revolving commitments and/or additional revolving credit facilities up to the sum of (i) (a) the greater of (I) $1,080.0 million and (II) an amount equal to 100.0% of EBITDA for the most recently ended four consecutive fiscal quarter period in respect of which financial statements are available, plus (b) certain voluntary prepayments, repurchases, redemptions and other retirements of indebtedness and commitments under our Senior Credit Facilities, incremental equivalent debt, and refinancings thereof, plus (ii) an additional aggregate amount such that, after giving pro forma effect to such incurrence, (x) if such additional amounts are secured on a pari passu basis with the first lien obligations under our Senior Credit Facilities, our consolidated first lien net leverage ratio does not exceed 4.90 to 1.00, (y) if such additional amounts are secured on a junior lien basis to the first lien obligations under our Senior Credit Facilities, our consolidated secured net leverage ratio does not exceed 5.75 to 1.00 and (z) if such additional amounts are unsecured, either (I) our consolidated total net leverage ratio does not exceed 6.00 to 1.00 or (II) the Joint Venture could incur at least $1.00 of additional indebtedness under a consolidated interest coverage ratio test under our Senior Credit Facilities of 2.00 to 1.00. The lenders under the Senior Credit Facilities will not be under any obligation to provide any such incremental commitments or loans, which are uncommitted, and any such addition of or increase in commitments or loans will be subject to obtaining commitments and certain customary conditions precedent set forth in the Joint Venture’s Senior Credit Facilities. The applicable margin for loans under the Term Loan Facility is subject to reduction from and after a Qualified IPO (as defined in the Senior Credit Facilities).

Borrowings under the Senior Credit Facilities bear interest at a rate equal to, at the Joint Venture’s option, either (i) LIBOR for the relevant interest period, adjusted for statutory reserve requirements (which is subject, solely in the case of the Term Loan Facility, to a floor of 1.00% per annum and, solely in the case of the Revolving Facility, to a floor of 0.00% per annum), plus an applicable margin or (ii) a base rate equal to the highest of (a) the rate of interest in effect as publicly announced by the administrative agent as its prime rate, (b) the federal funds effective rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00% (which may be subject, solely in the case of the Term Loan Facility, to a floor of 2.00% per annum), in each case, plus an applicable margin. The applicable margin for loans under the Revolving Facility is subject to reduction after the completion of the Joint Venture’s first full fiscal quarter after the closing of its Senior Credit Facilities based upon its consolidated first lien net leverage ratio as well as following a Qualified IPO.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, the Joint Venture is required to pay a commitment fee of 0.375% per annum to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder. The Joint Venture must also pay customary letter of credit fees and an annual administrative agency fee.

The Senior Credit Facilities requires the Joint Venture to prepay outstanding term loans, subject to certain exceptions, with:

•

50% of the Parent Borrower’s (as defined in the Senior Credit Facilities) annual Excess Cash Flow (as defined in the Senior Credit Facilities) commencing with the first full fiscal year completed after the closing of the Senior Credit Facilities (which percentage will be reduced to 25% and 0% if the Joint Venture achieves and maintain (as of the end of the applicable fiscal year) specified consolidated first lien net leverage ratios), subject to certain credits and exceptions;

•

100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property, including insurance condemnation proceeds (which percentage will be reduced to 50%, 25% and 0% if the Joint Venture achieves and maintain specified consolidated first lien net leverage ratios), subject to certain exceptions, in excess of a minimum amount threshold set forth in the Senior Credit Facilities and subject to our right to reinvest the proceeds within a time period set forth in the Senior Credit Facilities; and

•

100% of the net cash proceeds of any incurrence of debt by the borrowers or their restricted subsidiaries, other than proceeds from debt permitted to be incurred by the terms of the Senior Credit Facilities.

The foregoing mandatory prepayments will be applied, subject to certain exceptions, to the term loans outstanding under the Senior Credit Facilities then outstanding as directed by the Parent Borrower.

The Joint Venture may voluntarily, in minimum amounts set forth in the Senior Credit Facilities, repay outstanding loans or reduce outstanding commitments under the Senior Credit Facilities at any time without premium or penalty, subject to reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings prior to the last day of the relevant interest period. The foregoing voluntary prepayments may be applied to the scheduled installments of principal of the Term Loan Facility in such order as the Parent Borrower shall direct and applied to any class of loans under the Senior Credit Facilities as the Parent Borrower shall direct.

The Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the principal amount of the Term Loan Facility outstanding as of the date of the closing of the Senior Credit Facilities, with the balance being payable at maturity. Principal amounts outstanding under the Revolving Facility are due and payable in full at maturity.

All obligations of the borrowers under the Senior Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any agent or lender party to the Senior Credit Facilities or any of their respective affiliates, are unconditionally guaranteed by all material wholly-owned direct and indirect domestic restricted subsidiaries of the borrowers and by the direct parent of the Parent Borrower, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in adverse tax consequences.

All obligations of the borrowers under the Senior Credit Facilities and under any swap agreements and cash management arrangements that are entered into by the borrowers or any of their restricted subsidiaries and that, in either case, are provided by any lender or agent party to the Senior Credit Facilities or any of their respective affiliates, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the borrowers and each guarantor, including but not limited to: (i) a perfected pledge of all of the capital stock issued by the parent borrower and each direct wholly-owned domestic restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and up to 65% of the capital stock issued and outstanding by each direct wholly-owned foreign restricted subsidiary of the borrowers or any subsidiary guarantor (subject to certain exceptions) and (ii) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material owned real property of the borrowers and the subsidiary guarantors (subject to certain exceptions and exclusions).

The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Joint Venture’s ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	make investments, acquisitions, loans or advances;

•	pay dividends and distributions or repurchase our capital stock;

•	prepay redeem, or repurchase any subordinated indebtedness;

•

enter into agreements which limit the Joint Venture’s ability to incur liens on our assets for the benefit of the Senior Credit Facilities or that restrict the ability of non-guarantor restricted subsidiaries to pay dividends or make other payments to the Joint Venture;

•	enter into certain transactions with our affiliates; and

•	change the passive holding company status of the direct parent of the Parent Borrower.

In addition, with respect to the Revolving Facility, the documentation governing the Senior Credit Facilities requires the Joint Venture to maintain, as of the last day of each four fiscal quarter period, a maximum consolidated first lien net leverage ratio only if, as of the last day of any fiscal quarter, revolving loans under the Revolving Facility (including swing-line loans, but excluding undrawn letters of credit up to $100.0 million and other letters of credit that have been cash-collateralized or otherwise backstopped) are outstanding in an aggregate amount greater than 35% of the total commitments under the Revolving Facility at such time. The financial maintenance covenant is subject to customary equity cure rights and may be amended or waived with the consent of the lenders holding a majority of the commitments under the Revolving Facility. The Senior Credit Facilities will also contain, in addition to the negative covenants described above, certain customary affirmative covenants and events of default, including upon a change of control.

As of March 31, 2019, the Joint Venture was in compliance with all of the applicable covenants under the Senior Credit Facilities.

Senior Notes

The Senior Notes bear interest at an annual rate of 5.75% with interest payable semi-annually on March 1 and September 1 of each year and mature on March 1, 2025.

The Joint Venture may redeem the Senior Notes, in whole or in part, at any time on or after March 1, 2020 at the applicable redemption price, plus accrued and unpaid interest.

At any time prior to March 1, 2020, the Joint Venture may, at its option and on one or more occasions, redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 105.75% of the aggregate principal amount, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. At any time prior to March 1, 2020, the Joint Venture may redeem the Senior Notes, in whole or in part, at its option and on one or more occasions, at a redemption price equal to 100% of the principal amount, plus an “applicable premium”, as defined in the governing Senior Credit Facilities, and accrued and unpaid interest.

If the Joint Venture experiences specific kinds of changes in control, it must offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Senior Notes are senior unsecured obligations and rank equally in right of payment with all of the Joint Venture’s existing and future indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The Joint Venture’s obligations under the Senior Notes are guaranteed on a senior basis by all of its existing and subsequently acquired or organized wholly-owned United States restricted subsidiaries that guarantee the Senior Credit Facilities. The Senior Notes and the related guarantees are effectively subordinated to the Joint Venture’s existing and future secured obligations and that of its affiliate guarantors to the extent of the value of the collateral securing such obligations, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the Joint Venture’s subsidiaries that do not guarantee the Senior Notes.

The indenture governing the Senior Notes (the “Indenture”) contains customary covenants that restrict the ability of the Joint Venture and its restricted subsidiaries, subject to certain exceptions, to:

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Joint Venture;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with affiliates; and

•	enter into agreements restricting the subsidiaries’ ability to pay dividends.

The Indenture also contains certain customary affirmative covenants and events of default.

As of March 31, 2019, the Joint Venture was in compliance with all of the applicable covenants under the Senior Notes.

Other

From time to time, the Joint Venture enters into deferred financing arrangements with certain vendors. The obligations under such arrangements are recorded at the present value of the scheduled payments. Such future payments totaled approximately $5,129 at March 31, 2019.

Aggregate Future Maturities

The aggregate amounts of future maturities under long-term debt arrangements are as follows:

2020	$2,789
2021	2,340
2022	51,000
2023	51,000
2024	4,794,000

Thereafter	1,000,000

$5,901,129

11.	Interest Rate Cap Agreements

Risk Management Objective of Using Derivatives

The Joint Venture is exposed to certain risks arising from both its business operations and economic conditions. The Joint Venture principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Joint Venture’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Joint Venture’s known or expected cash receipts and its known or expected cash payments principally related to the Joint Venture’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Joint Venture’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Joint Venture primarily uses interest rate cap agreements as part of its interest rate risk management strategy.

In March 2016 and 2017, Legacy CHC and the Joint Venture, respectively, executed annuitized interest rate cap agreements with a combined notional amount of $650,000 and $750,000, respectively, to limit the exposure of the variable component of interest rates under the then existing term loan facility or future variable rate indebtedness, each beginning in March 2017 and expiring in March 2020. In August 2018, the

Joint Venture executed additional annuitized interest rate cap agreements with notional amounts of $500,000 and $1,500,000, respectively, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. The $500,000 interest rate cap agreement began effective August 31, 2018 and expires March 31, 2020. The $1,500,000 interest rate cap agreement begins effective March 31, 2020 and expires December 31, 2021.

As of March 31, 2019, each of the Joint Venture’s outstanding interest rate cap agreements was designated as a cash flow hedge of interest rate risk and was determined to be highly effective.

Following the adoption of ASU 2017-12, all changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Joint Venture’s variable-rate debt. During the twelve months subsequent to March 31, 2019, the Joint Venture’s estimates that $19,821 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Joint Venture’s derivative instruments at March 31, 2019 and 2018:

	Fair Values of Derivative Financial Instruments Asset (Liability)
Derivative financial instruments designated as hedging instruments:	Balance Sheet Location	March 31, 2019	March 31, 2018
Interest rate cap agreements	Prepaid and other current assets	$8,766	$6,062
Interest rate cap agreements	Other noncurrent assets, net	$—	$11,127
Interest rate cap agreements	Accrued expenses	$(2,160)	$—
Interest rate cap agreements	Other long-term liabilities	$(16,846)	$—
		$(10,240)	$17,189

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying consolidated statements of operations for the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, is summarized in the following table:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to effective portion of derivative financial instruments recognized in other comprehensive income (loss)	$(19,975)	$10,604	$(3,015)
Gain/ (loss) related to effective portion of derivative financial instruments reclassified from accumulated other comprehensive income (loss) to interest expense	$(5,925)	$1,110	$(3)
Gain/ (loss) related to ineffective portion of derivative financial instruments recognized in interest expense	$—	$1,073	$554

Credit Risk-related Contingent Features

The Joint Venture has agreements with each of its derivative counterparties that contain a provision where if the Joint Venture defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Joint Venture also could be declared in default on its derivative obligations.

As of March 31, 2019, the termination value of derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $11,185. If the Joint Venture had breached any of these provisions at March 31, 2019, the Joint Venture could have been required to settle its obligations under the agreements at this termination value. The Joint Venture does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

12.	Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Joint Venture’s assets and liabilities that are measured at fair value on a recurring basis consist of the Joint Venture’s derivative financial instruments and contingent consideration obligations. The tables below summarize these items as of March 31, 2019 and 2018, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(10,240)	$—	$(10,240)	$—
Contingent consideration obligations	(3,091)	—	—	(3,091)
Total	$(13,331)	$—	$(10,240)	$(3,091)

Description	Balance at March 31, 2018	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$17,189	$—	$17,189	$—
Contingent consideration obligations	(4,000)	—	—	(4,000)
Total	$13,189	$—	$17,189	$(4,000)

The valuation of the Joint Venture’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate cap agreements are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Joint Venture incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Joint Venture has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Joint Venture has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of March 31, 2019, the Joint Venture determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Joint Venture determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Joint Venture’s contingent consideration obligations was determined using a discounted cash flow method that involved a Monte Carlo simulation. This analysis reflects the contractual terms of the purchase agreements (e.g., minimum and maximum payments, length of earn-out periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows that were determined using a Monte Carlo simulation which were then discounted to present value using an appropriate discount rate. Significant increases with respect to assumptions as to future revenue would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3):

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Balance at beginning of period	$(4,000)	$—	$—
Adjustment of provisional amounts	100	—	—
Issuance of contingent consideration	—	(4,000)	—
Gain/ (loss) included in contingent consideration	809	—	—
Balance at end of period	$(3,091)	$(4,000)	$—

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

In connection with the combining of the businesses in connection with the Joint Venture Transactions, the Joint Venture identified certain redundancies among the combined software and analytics segment product portfolio. In one such instance, one of the contributed businesses’ software products had been fully developed and in the other further development would be required. As a result, the Joint Venture determined to cease future development of this redundant internal use software product and recognized an impairment charge to reduce the carrying value of the asset, previously classified within Other noncurrent assets on the accompanying consolidated balance sheet, to zero in March 2017. Additionally, because this abandoned software project included a license that required annual maintenance expenditures for future years for which the Joint Venture does not expect to derive any economic benefit, the Joint Venture recognized a liability for this exit cost with a fair value of $19,137 at March 1, 2017 (total expected remaining payments of $22,913). This fair value (a Level 3 measurement) was determined by use of a discounted cash flow model and an assumed discount rate of 7.75% which was based upon a spread above the rate underlying the Joint Venture’s senior notes. The related losses have been included with the Impairment of long-lived assets and related costs caption within the accompanying consolidated statement of operations.

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Joint Venture as of March 31, 2019 and 2018, were:

	March 31, 2019		March 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$47,718	$47,718	$48,899	$48,899
Accounts receivable	$759,502	$759,502	$705,544	$705,544
Senior Credit Facilities (Level 2)	$4,804,905	$4,834,800	$4,941,330	$5,010,495
Senior Notes (Level 2)	$979,905	$990,000	$977,157	$985,000

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market quotes and trades by investors in partial interests of these instruments.

Investments in Businesses

In December 2018, the Joint Venture purchased $15,000 of preferred shares of a health care company and $500 of shares in a related company holding certain intellectual property, each of which is classified within Other noncurrent assets, net on the accompanying consolidated balance sheets. Because this investment has no readily determinable fair value, the Joint Venture measures this investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

13.	Commitments

Lease Commitments

The Joint Venture recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods from the time that the Joint Venture controls the leased property.

The Joint Venture leases its offices and other facilities under operating lease agreements that expire at various dates through 2029. Future minimum lease commitments under these non-cancellable lease agreements as of March 31, 2019 were as follows:

2020	$39,135
2021	31,003
2022	26,666
2023	18,196
2024	10,209
Thereafter	15,789

Total minimum lease payments	$140,998

The Joint Venture expects to receive $4,122 of minimum rentals in the future under noncancelable subleases as of March 31, 2019. Total rent expense for all operating leases was $49,357, $54,367 and $4,267 for the years ended March 31, 2019 and 2018 and for the period from June 17, 2016 (inception) to March 31, 2017.

Other Commitments

In February 2018, the Joint Venture, through one of its wholly-owned subsidiaries, entered into an Amended and Restated Master Services Agreement (the “Agreement”) with Wipro, LLC and Wipro Limited (jointly,

“Wipro”). The term of the Agreement is ten years, with the Joint Venture having three one-year renewal options. The Joint Venture has committed to purchase services from Wipro through the initial ten-year term of the Agreement (the “Minimum Commitment”) in an aggregate amount of $1 billion. Under the Agreement, Wipro will globally provide the Joint Venture with professional services for information technology (including infrastructure, application development and maintenance), business process outsourcing, call center services and similar services. As the Joint Venture orders specific services under the Agreement the parties will execute Statements of Work describing the specific scope of the services to be performed by Wipro. The amount of the Minimum Commitment may be reduced on the occurrence of certain events, some of which also provide the Joint Venture the right to terminate the Agreement. If the Joint Venture has not fully satisfied the Minimum Commitment (as reduced) by the end of the initial ten-year term, it is required to pay Wipro 25% of the shortfall.

In connection with the Agreement, the Joint Venture expects to incur significant severance costs related to the transition of services currently performed by the Joint Venture to Wipro. However, pending execution of future Statements of Work, the Joint Venture cannot reliably estimate the timing or amount of such future severance costs. Accordingly, the Joint Venture’s balance sheet reflects no accrual for such costs associated with the Agreement.

14.	Legal Proceedings

In addition to commitments and obligations in the ordinary course of business, the Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

Government Subpoenas and Investigations

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Other Matters

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Joint Venture does not believe that it is reasonably possible that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

15.	Members’ Deficit

The Third Amended and Restated Limited Liability Company Agreement of the Joint Venture entered into at the time of the Joint Venture Transactions among the McKesson Members (as defined in the LLC Agreement), the Joint Venture, certain subsidiaries of the Joint Venture and Change Healthcare Inc. (the “LLC Agreement”) governs the rights and obligations of the McKesson Members and Change Healthcare Inc. in their roles as members of the Joint Venture and owners of the Units (as defined in the LLC Agreement).

Board

Except as expressly provided in the LLC Agreement, the management of the business and affairs of the Joint Venture are vested in a board of directors (the “Board”) comprised of not more than ten members.

Each of the McKesson Members, on the one hand, and Change Healthcare Inc., on the other hand, is entitled to designate up to four directors of the Board, of whom three directors may be employees or affiliates of the designating member, and one director may not be an employee or affiliate of the designating member and must otherwise be independent of the Joint Venture. The ninth director on the Board will be the Joint Venture’s chief executive officer and the tenth director on the Board will be an independent director that is mutually designated by the McKesson Members and Change Healthcare Inc. The number of Board designees of the McKesson Members and Change Healthcare Inc. is subject to reduction based on the Units ownership level of the corresponding Joint Venture member. Neither the McKesson Members nor Change Healthcare Inc. shall have the right to designate any directors to the Board once their respective ownership of Units drops below 10% of the Units then outstanding.

Approval Rights of the Members

Pursuant to the LLC Agreement, certain actions by the Joint Venture will require the prior written consent of both the McKesson Members and Change Healthcare Inc. These matters include, without limitation: (i) materially changing the line of business of the Joint Venture; (ii) the appointment, removal or replacement of the Joint Venture’s chief executive officer or chairman of the Board; (iii) approving the Joint Venture’s annual operating plan and budget; (iv) entering into certain material agreements, including affiliate transactions (subject to certain exceptions); (v) declaring or paying any dividend, redeeming or repurchasing equity securities or issuing or authorizing the issuance of equity securities of the Joint Venture; (vi) incurring indebtedness (subject to certain exceptions); (vii) a change of control of the Joint Venture, or the sale, lease or disposal of assets of the Joint Venture outside the ordinary course of business (other than expressly permitted by the LLC Agreement including pursuant to drag along rights set forth therein); (viii) any initial public offering, other than a Qualified IPO (as defined below); (ix) terminating, liquidating or dissolving the Joint Venture; and (x) any amendment to, modification of, or waiver under the Contribution Agreement or the Transaction Documents (as defined in the LLC Agreement) by the Joint Venture. The foregoing approval rights of the members of the Joint Venture will terminate, as to each of the McKesson Members and Change Healthcare Inc., at such time as the McKesson Members (together with their permitted transferees) no longer own, directly or indirectly, 10% or more of the Units initially held by the McKesson Members (directly or indirectly through ownership of common stock of Change Healthcare Inc.).

Special Allocations

Generally, pursuant to the LLC Agreement, the profits and losses of the Joint Venture will be allocated among the members of the Joint Venture in proportion to the number of Units held by them. However, depreciation and amortization expenses related to certain assets transferred to the Joint Venture by one of the McKesson Members at the time of the Joint Venture Transactions, as well as associated income tax deductions, will be allocated solely to the McKesson Member that transferred the applicable asset to the Joint Venture at the time of the Joint Venture Transactions.

Qualified Initial Public Offering

Pursuant to the LLC Agreement, the parties agreed to cooperate in good faith and use their reasonable best efforts to consummate, as promptly as practicable following the Contribution Agreement closing, but in any event within 18 months of the Contribution Agreement closing (provided that the deadline may be extended by a committee of the Board to 24 months from the Contribution Agreement closing), (i) a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, of Change Healthcare Inc. common stock representing at least 10% of the beneficial ownership of the Joint Venture’s outstanding equity interests (after giving effect to such offering) and (ii) pursuant to which Change Healthcare Inc. would be listed for trading on The New York Stock Exchange, the Nasdaq Stock Market, or any other securities exchange or quotation system agreed to by the McKesson Members and Change Healthcare Inc. (a “Qualified IPO”) (Change Healthcare Inc., following such Qualified IPO, the “PubCo”). In March 2018, the parties agreed to extend the time period for consummating a Qualified IPO from 18 months to 24 months from the Contribution Agreement closing.

In addition, if a Qualified IPO has not been consummated within 24 months of the Contribution Agreement Closing (the “Initial Period”), then either the McKesson Members or Change Healthcare Inc. may cause the Joint Venture and the other members to consummate a Qualified IPO (an “IPO Demand”) within a period of up to six months following the expiration of the Initial Period (the “IPO Preference Period”). Prior to the end of the Initial Period, the McKesson Members delivered notice of an IPO Demand thereby causing the IPO Preference Period to extend until September 1, 2019.

Liability

Pursuant to the LLC Agreement, the debts, obligations and liabilities of the Joint Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Joint Venture, and no Member, director or Joint Venture officer shall be obligated personally for any such debt, obligation or liability of the Joint Venture or for any losses of the Joint Venture solely by reason of being a Member or acting as a director or Joint Venture officer.

16.	Incentive Compensation Plans

Amendment of Certificate of Incorporation

Effective June 26, 2019 and in contemplation of an initial public offering of common stock, Change Healthcare Inc. amended its certificate of incorporation to effect a 126.4-for-1 stock split for all previously issued shares of common stock, as well as to increase the authorized number of common stock, and to authorize shares of preferred stock. All share-based payment arrangement disclosures included herein have been retrospectively adjusted for the stock split.

Equity Compensation Plans

In connection with the Joint Venture Transactions, Change Healthcare Inc. assumed the Legacy CHC Equity Plan and amended it as the Equity Plan. Pursuant to the Equity Plan, 37,920,000 shares of Change Healthcare Inc.’s common stock have been reserved for the issuance of equity awards to employees, directors and consultants of the Joint Venture (i.e., Change Healthcare Inc.’s equity method investee) and its affiliates.

Change Healthcare Inc. grants equity-based awards of Change Healthcare Inc. common stock to certain employees, officers and directors of Change Healthcare Inc., eRx Network and the Joint Venture (collectively, the “Company Group”) under terms of awards that are described below. Grants under the Equity Plan consist of one or a combination of time-vested and/or performance-based awards. In most circumstances, the shares issued upon exercise of the equity awards are subject to certain call rights by Change Healthcare Inc. in the event of termination of service of an award holder and put rights by the award holder or his/her beneficiary in the event of death or disability.

Replacement Awards

In connection with the Joint Venture Transactions, Change Healthcare Inc. was obligated to either assume obligations under Legacy CHC’s prior equity award plans or to issue substantially equivalent equity awards. Change Healthcare Inc. elected to issue replacement awards with vesting and exercisability terms generally identical to the awards which were replaced. Because the stock of eRx Network and the 2017 Tax Receivable Agreement (as described in Note 19) were distributed to Legacy CHC stockholders immediately prior to the Joint Venture Transactions, certain participants in the Legacy CHC Equity Plan also received equity awards in eRx Network and the right to receive a cash payment related to a proportionate value of the 2017 Tax Receivable Agreement in connection with the Joint Venture Transactions.

These replacement awards granted under the Equity Plan consisted of one, or a combination of, the following time-vested awards and/or exit-vesting awards.

Vested Awards: Vested awards consist of the following:

(i)

Tier I Time-Vesting Awards became immediately vested in connection with the Joint Venture Transactions, 54.4% of which were liquidated for cash upon the closing of the Joint Venture Transactions. The remaining 45.6% of such options were exchanged for vested options of Change Healthcare Inc. with exercise prices and expiration terms that correspond with those of the original grant to Legacy CHC Equity Plan participants (“Replacement Time-Vesting Options”). These Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

(ii)

Tier II Time-Vesting Awards became immediately vested in connection with the Joint Venture Transactions but because the original exercise price of these awards was greater than the fair value of the stock at the time of the Joint Venture Transactions, none of the awards were liquidated and they were replaced with vested Replacement Time-Vesting Options with an exercise price equal to the original exercise price as reduced by the fair value of one share of eRx Network stock.

(iii)

2.0x Exit-Vesting Awards became immediately vested in connection with the Joint Venture Transactions as a result of meeting the specified performance and market conditions outlined in the original award terms. As with the Tier I Time-Vesting Awards, 54.4% were liquidated for cash upon the closing of the Joint Venture Transactions. The remaining 45.6% of such options were exchanged for vested Replacement Time-Vesting Options with exercise prices and expiration terms that correspond with those of the original grant to the Legacy CHC Equity Plan participants. The Legacy CHC Equity Plan participants also received vested options in eRx Network with exercise prices equal to 25% of the fair value of the eRx Network stock and a cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

Unvested Awards: Certain awards granted by Legacy CHC contained conditions that were not satisfied at the time of the Joint Venture Transactions. These awards generally consisted of awards that vest subject to the employee’s continued employment through the date when Blackstone has sold at least 25% of the maximum number of Legacy CHC’s shares held by it (i.e., a liquidity event) and achieved specified rates of return that vary by award. In connection with the Joint Venture Transactions, these unvested equity awards were replaced with unvested restricted stock of Change Healthcare Inc. (“Replacement Exit-Vesting Restricted Stock”) with an aggregate intrinsic value and vesting conditions which were identical to the original Legacy CHC awards. Legacy CHC Equity Plan participants also received unvested restricted stock of eRx Network and a right, contingent upon vesting of the awards, to receive a future cash payment related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

Restricted Share Units: Vesting of Legacy CHC restricted share units was not affected by the Joint Venture Transactions. 54.4% of the vested portion of such restricted share units were liquidated in connection with the Joint Venture Transactions and the remainder of the vested and unvested restricted share units were replaced with vested and unvested Change Healthcare Inc. restricted share units (“Replacement Restricted Share Units”) with terms identical to the original awards. Legacy CHC Equity Plan participants also received vested and unvested restricted share units of eRx Network and a right to receive a future cash payment upon vesting related to the proportionate value of the 2017 Tax Receivable Agreement at the time of the Joint Venture Transactions.

The total fair value of shares vested during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017 was $0, $1,440 and $0, respectively.

The following table summarizes Replacement Time-Vesting Option activity for the year ended March 31, 2019:

	Replacement Time-Vesting Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at April 1, 2018	4,867,284	$11.77	5.4	$35,137
Granted	—	—	—	—
Exercised	(204,641)	10.70	—	1,695
Expired	—	—	—	—
Forfeited	(133,352)	—	—	741
Outstanding at March 31, 2019	4,529,291	$11.76	4.4	$39,896
Exercisable at March 31, 2019	4,529,291	$11.76	4.4	$39,896

The following table summarizes Replacement Exit-Vesting Restricted Stock activity for the year ended March 31, 2019:

Replacement Exit-Vesting Restricted Stock
Unvested at April 1, 2018	1,352,859
Granted	—
Canceled	(91,260)
Vested	—
Unvested at March 31, 2019	1,261,599

McKesson Awards

McKesson has historically granted equity awards to its employees in the ordinary course of business. In connection with the Joint Venture Transactions, certain of these employees with McKesson equity awards became employees of the Joint Venture. Under the terms of the original awards, the awards would expire following the affected employees’ termination. In connection with the Joint Venture Transactions, McKesson modified certain of the awards to permit continued vesting of the current tranche of awards through May 2017 such that following the Joint Venture Transactions they are considered awards to non-employees. All other McKesson equity awards were immediately cancelled. Because these employees were required to render service to the Joint Venture in order to continue the vesting through May 2017, the related compensation expense has been included in the accompanying condensed consolidated statement of operations. No incremental compensation was recognized in connection with the modification of the affected awards.

Time-Vesting Options

Time-vesting options were granted with an exercise price equal to the fair value of Change Healthcare Inc. common stock on the date of grant and generally vest in equal 25% installments on the first through fourth anniversary of the designated vesting start date, subject to the award holders continued employment through such vesting date. The Joint Venture estimates the fair value of the time-vesting options using the Black-Scholes option pricing model. As of March 31, 2019, unrecognized expense related to the time-vesting options was $36,993. This expense is expected to be recognized over a weighted average period of 2.2 years.

Exit-Vesting Options

Exit-vesting options were granted with an exercise price equal to the fair value of Change Healthcare Inc. common stock on the date of grant and vest, subject to the award holder’s continued employment through the vesting date, on the earlier to occur of the date that (i) affiliates of Blackstone sell 25% of the equity interests of the Joint Venture held by it on March 1, 2017 (the “Transaction Date”) at a specified weighted average price per share and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the Transaction Date or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the Transaction Date at a specified weighted average price per share.

In May 2018, the terms of the Exit-Vesting Options and Replacement Exit-Vesting Restricted Stock were modified to permit, in addition to existing vesting provisions, vesting to occur in three equal installments commencing on the earlier to occur of the date that (i) affiliates of Blackstone sell more than 25% of the equity interests of the Joint Venture held by it on March 1, 2017 (the “Transaction Date”) and McKesson distributes more than 50% of the equity interests of the Joint Venture held by it on the Transaction Date or (ii) McKesson and affiliates of Blackstone collectively sell more than 25% of the aggregate equity interests held by McKesson and Blackstone on the Transaction Date. No effect on compensation expense was recognized in connection with this modification as the vesting of the affected awards remained not probable following the modification.

The following table summarizes time-vesting and exit-vesting option activity for the year ended March 31, 2019:

	Awards		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term		Aggregate Intrinsic Value
	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options	Time- Vesting Options	Exit- Vesting Options
Outstanding at April 1, 2018	6,647,249	6,639,286	$18.99	$18.99	8.9	8.9	$—	$—
Granted	2,001,544	1,980,056	18.99	18.99	9.2	9.2	—	—
Exercised	—	—	—	—	—	—	—	—
Expired	—	—	—	—	—	—	—	—
Forfeited	(1,660,390)	(2,114,798)	18.99	18.99	—	—	—	—
Outstanding at March 31, 2019	6,988,403	6,504,544	18.99	18.99	8.0	8.0	11,058	10,292
Exercisable at March 31, 2019	3,119,299	—	$18.99	$—	8.0	—	$4,936	$—

Restricted Share Units

During the year ended March 31, 2018, Change Healthcare Inc. granted 316,000 restricted share units (“RSUs”) which were scheduled to vest, subject to the employee’s continued employment, on March 31, 2019. In the event the employee was terminated by the Joint Venture without cause, by the employee for good reason or due to the employee’s death or disability, the RSUs would immediately vest and become nonforfeitable. Settlement of these RSUs upon vesting could have occurred in Change Healthcare Inc. common stock, cash in an amount equal to the fair market value of the number of shares that would otherwise be delivered upon the vesting date or any combination of Change Healthcare Inc. common stock or cash. In the event the Change Healthcare Inc. common stock were not publicly traded at the time of settlement, the employee could have elected to require Change Healthcare Inc. to settle such RSUs in cash. Because settlement of the RSUs in common stock was outside the control of Change Healthcare Inc., the RSUs were historically classified as liabilities in the consolidated balance sheets. Such awards were cancelled during fiscal 2018 following the resignation of the employee without good reason.

Contingent Awards

During the year ended March 31, 2019, Change Healthcare Inc. committed to issue awards to certain of the Joint Venture’s employees that are expected to vest in four equal installments on each anniversary of the earlier to occur of Change Healthcare Inc.’s initial public offering or June 30, 2019. While the quantity of such awards to be issued is unknown, the value of such awards and the resulting total expense to be recognized over the total service period is specified as a fixed dollar amount per recipient ($9,807 in the aggregate). Because the value of these awards to be issued in the future is fixed, the Joint Venture has recognized a liability on the accompanying consolidated balance sheets for the pro-rata portion of the expected requisite service period of these future awards.

Valuation Assumptions

The following table summarizes the weighted average fair value of awards using the Black-Scholes and Monte Carlo Simulation option pricing models, as appropriate, and the weighted average assumptions used to develop the fair value estimates under each of the valuation models for the years ended March 31, 2019 and 2018.

Year Ended March 31, 2019:	Time-Vesting Options	Exit-Vesting Options	Replacement Exit-Vesting Restricted Stock
Weighted average fair value of awards	$9.78	$5.90	$12.80
Expected dividend yield	—%	—%	—%
Expected volatility	52.5%	52.9%	62.2%
Risk-free interest rate	2.2%	2.2%	2.3%
Expected term (years)	4.5	5.1	1.9

Year Ended March 31, 2018:
Weighted average fair value of awards	$9.45	$6.53	$11.94
Expected dividend yield	—%	—%	—%
Expected volatility	52.2%	52.1%	57.6%
Risk-free interest rate	2.7%	2.7%	2.4%
Expected term (years)	5.5	6.2	3.0

Expected dividend yield—The Joint Venture is subject to limitations on the payment of dividends under its Senior Credit Facilities as further discussed in Note 10 to these consolidated financial statements. An increase in the dividend yield will decrease compensation expense.

Expected volatility—This is a measure of the amount by which the price of the equity instrument has fluctuated or is expected to fluctuate. The expected volatility was based on the levered median historical volatility of a group of guideline companies. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate—This is the U.S. Treasury rate as of the measurement date having a term approximating the expected life of the award. An increase in the risk-free interest rate will increase compensation expense.

Expected term—The period of time over which the awards are expected to remain outstanding. The Joint Venture estimates the expected term as the mid-point between the actual or expected vesting date and the contractual term. An increase in the expected term will increase compensation expense.

Summary of Equity Compensation Expense

The Joint Venture recognized expense of $20,135, $24,700 and $715 during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture recognized a deferred tax benefit of $2,668 and $5,520 for the years ended March 31, 2019 and 2018, respectively. The Joint Venture recognized actual tax benefits of $577 and $2,174 from options exercised during the years ended March 31, 2019 and 2018, respectively.

17.	Retirement Plans and Other Postretirement Benefits

Defined Contribution Plans

Employees of the Joint Venture may participate in one of its 401k plans, which provide for matching contributions from the Joint Venture. Expenses related to these 401k plans were $28,718, $16,828 and $1,379, for the years ended March 31, 2019 and 2018 and for the period from June 17, 2016 (inception) to March 31, 2017.

Deferred Compensation Plans

Certain of the Joint Venture’s employees are eligible to participate in deferred compensation plans. Pursuant to these deferred compensation plans, certain executives and other highly compensated employees may defer a portion of their salaries and incentive compensation at their discretion.

The following table summarizes the liabilities related to this plan at March 31, 2019 and 2018:

Balance Sheet Location	March 31, 2019	March 31, 2018
Accrued expenses	$1,304	$707
Other long-term liabilities	18,945	13,790
	$20,249	$14,497

Post-employment Benefits

The Joint Venture generally offers post-employment benefits to its employees in the case of certain employee termination events consisting of severance and outplacement services. The extent of such benefits varies based on employee title and accumulates based on the respective employee’s years of service to the Joint Venture. Due to the episodic nature of the Joint Venture’s severance benefit history and the inability to reasonably predict future termination events, no accrual for accumulating severance benefits is accrued until the point that the payment of a severance benefit is probable and can be reasonably estimated. As of March 31, 2019 and 2018, the Joint Venture recognized liabilities related to these benefits in the amount of $8,044 and $9,336, respectively.

18.	Income Taxes

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Income (loss) before income tax provision (benefit)
Domestic	$159,270	$125,902	$(125,884)
Foreign	12,919	14,646	1,286
Total income (loss) before income tax provision (benefit)	$172,189	$140,548	$(124,598)

The Joint Venture is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal income taxes and most state and local income taxes. Change Healthcare, Inc. and Change Healthcare Practice Management Solutions, Inc., both wholly-owned subsidiaries of the Joint Venture, are subject to U.S. federal, state and local, and non-U.S. corporate income taxes.

The income tax provision (benefit) for the years ended March 31, 2019 and 2018 and for the period from June 17, 2016 (inception) to March 31, 2017 was as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Current:
Federal	$(352)	4,617	$537
State	(212)	1,178	296
Foreign	748	2,279	194
Current income tax provision (benefit)	184	8,074	1,027
Deferred:
Federal	(10,506)	(28,172)	(35,674)
State	4,217	(32,151)	(6,259)
Foreign	1,624	355	(100)
Deferred income tax provision (benefit)	(4,665)	(59,968)	(42,033)
Total income tax provision (benefit)	$(4,481)	(51,894)	$(41,006)

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Statutory U.S. federal tax rate(1)	21.00%	31.50%	35.00%
State income taxes (net of federal benefit)	2.80	(1.32)	3.49
Income passed through to Members	(20.62)	(8.78)	(10.64)
Remeasurement of deferred tax assets and liabilities arising from the Tax Legislation	—	(42.95)	—
Transition tax arising from the Tax Legislation	(0.89)	1.68	—
Fees and expenses related to the Joint Venture Transactions	—	—	1.97
Change in valuation allowance	(0.88)	(11.97)	(2.38)
Accretion and changes in estimate, net	(0.06)	(5.47)	5.01
Research and development credits (net of uncertain tax position liability)	(4.39)	(1.44)	—
Other	0.44	1.83	0.46
Effective income tax rate	(2.60)%	(36.92)%	32.91%

(1)	Calculated using the statutory U.S. corporate federal income tax rate of 35.00% in the period from April 1, 2017 to December 31, 2017 and 21.00% in the period from January 1, 2018 to March 31, 2018.

On December 22, 2017, H.R. 1, also known as the Tax Legislation, was signed into law. The Tax Legislation significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, placing limits on the utilization of net operating loss carryovers, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

For the year ended March 31, 2018, the enactment of the Tax Legislation resulted in a provisional net income tax benefit of approximately $33,024. The benefit was principally a result the federal corporate tax rate change from 35% to 21%, which required a remeasurement of the U.S. federal deferred tax liabilities at the lower enacted corporate tax rate. Additionally, the Joint Venture provisionally estimated a transition tax liability of $2,356. These amounts were considered provisional under SAB 118.

The Joint Venture finalized the impact of the Tax Legislation during the year ended March 31, 2019, resulting in the recognition of a tax benefit of $1,525 relating to the finalization of the calculation of the transition tax.

The Joint Venture has accounted for the impact of the Tax Legislation effective during the year ended March 31, 2019. Such amounts were not material to the Joint Venture’s financial statements.

At March 31, 2019, the Joint Venture had net operating loss carryforwards for federal, state and foreign income tax purposes of $521,776, $1,239,149 and $15,666, respectively, which expire from 2026 through 2037, 2020 through 2039 and 2028 through 2037, respectively. A portion of net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to “change of ownership” provisions of the Internal Revenue Code and similar state provisions.

At March 31, 2019, the Joint Venture had R&D tax credit carryforwards for federal and state income tax purposes of $5,652 and $312, respectively. The federal credits expire from 2038 through 2039, while $116 of the state credits have an indefinite carryforward period and $197 of the state credits expire from 2033 through 2034.

The Joint Venture believes that it is more likely than not that the benefit from certain state and foreign net operating loss carryforwards will not be realized. In recognition of this risk, the Joint Venture has provided a valuation allowance of $19,303 on the deferred tax assets related to these state and foreign net operating loss carryforwards. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets as of March 31, 2019, will be accounted for as a reduction of income tax expense of $16,677.

The federal, state and foreign net operating loss carryforwards and R&D tax credits within the income tax returns filed included unrecognized tax benefits. The deferred tax assets recognized for those net operating losses and R&D credits are presented net of these unrecognized tax benefits.

Significant components of the Joint Venture’s deferred tax assets (liabilities) as of March 31, 2019 and 2018 were as follows:

	March 31, 2019	March 31, 2018
Deferred tax assets and (liabilities):
Depreciation and amortization	$(316,948)	$(316,448)
Accounts receivable	1,561	1,460
Fair value of interest rate cap agreements	5,617	(3,207)
Accruals and reserves	15,672	19,225
Capital and net operating losses	179,004	193,824
Debt discount and interest	552	242
Equity compensation	15,284	12,616
Valuation allowance	(19,303)	(21,365)
Tax receivable agreements obligations to related parties	33,338	32,864
163(j) Business interest expense limitation	12,123	—
Credits	9,341	—
Other	(1,526)	2,793
Net deferred tax assets and (liabilities)	$(65,285)	$(77,996)
Reported as:
Non-current deferred tax assets	40,814	34,738
Non-current deferred tax liabilities	(106,099)	(112,734)
Net deferred tax liabilities	$(65,285)	$(77,996)

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018	Period from June 17, 2016 (inception) to March 31, 2017
Beginning unrecognized benefit	$51,095	60,079	$60,079
Decreases from prior period tax positions	—	(8,984)	—
Increases from prior period tax positions	—	—	—
Increases from current period tax positions	1,944	—	—
Decreases from settlements with taxing authorities	—	—	—
Ending unrecognized benefit	$53,039	51,095	$60,079

The Joint Venture had unrecognized tax benefits of $53,039 and $51,095 as of March 31, 2019 and 2018, respectively, which if recognized, $43,574 would affect the effective income tax rate.

The Joint Venture recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Joint Venture recognized interest and penalties of $121 for the year ended March 31, 2019 and no interest and penalties for the year ended March 31, 2018 and for the period from June 17, 2016 (inception) to March 31, 2017.

The Joint Venture and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The U.S. federal and state income tax returns for certain subsidiaries of the Joint Venture remain subject to examination by the Internal Revenue Service for the tax years 2006 and beyond, i.e., periods prior to their ownership by the Joint Venture. With respect to state and local jurisdictions and countries outside of the United States, the Joint Venture and its subsidiaries are typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Joint Venture believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying consolidated financial statements for any adjustments that may be incurred due to state, local or foreign audits.

19.	Tax Receivable Agreement Obligations to Related Parties

Upon the consummation of the Joint Venture Transactions, the Joint Venture assumed obligations related to certain tax receivable agreements (collectively, the “tax receivable agreements”) with our current and former owners. Because the assets and obligations of the predecessor businesses were contributed to the Joint Venture at their historical carrying values, these tax receivable agreements are subject to differing accounting models as explained below.

2009-2011 Tax Receivable Agreements

Under the 2009-2011 Tax Receivable Agreements assumed by the Joint Venture in connection with the Joint Venture Transactions, the Joint Venture is obligated to make payments to certain of the former Legacy CHC stockholders, equal to 85% of the applicable cash savings that the Joint Venture expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the tax receivable agreements that occurred in connection with the Joint Venture Transactions, payments the Joint Venture makes under the 2009-2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Joint Venture Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009-2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date. In connection with the covered change in control, the change in assumed valuation assumptions resulted in a change in estimate (decrease to the pretax loss) of $26,475 for the period from June 17, 2016 (inception) to March 31, 2017, which is included in the accretion and changes in estimate, net caption within the accompanying statement of operations.

2017 Tax Receivable Agreement

The 2017 Receivable Agreement generally provides for the payment by Legacy CHC (a subsidiary of the Joint Venture) to affiliates of Blackstone and Hellman & Friedman of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) in periods ending on or after the Joint Venture Transactions as a result of certain net operating losses and certain other tax attributes of Legacy CHC as of the date of the Joint Venture Transactions. The 2017 Tax Receivable Agreement is considered a loss contingency under FASB ASC Topic 450 and is reflected on the accompanying consolidated balance sheet at the amount that is both probable and reasonably estimable with future changes in this value being reflected within pretax income or loss.

McKesson Tax Receivable Agreement

The McKesson Tax Receivable Agreement generally requires payment to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Inc. in periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to the Joint Venture at the Contribution Agreement Closing and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at inception of the McKesson Tax Receivable Agreement or as of March 31, 2019 or March 31, 2018, no related obligation has been reflected on the accompanying consolidated balance sheets.

Based on facts and circumstances at March 31, 2019, the Joint Venture estimates the aggregate payments due under these tax receivable agreements to be as follows:

	2009-2011 Tax Receivable Agreements	2017 Tax Receivable Agreement	Total
2020	$26,119	$1,074	$27,193
2021	18,703	1,179	19,882
2022	19,756	1,179	20,935
2023	19,826	41,330	61,156
2024	19,096	19,650	38,746
Thereafter	119,498	52,393	171,891
Gross expected payments	222,998	116,805	339,803
Less: Amounts representing discount	(99,912)	—	(99,912)
Total tax receivable agreement obligations due to related parties	123,086	116,805	239,891
Less: Current portion due (included in due to related parties, net)	(26,119)	(1,074)	(27,193)
Tax receivable agreement obligations due to related parties	$96,967	$115,731	$212,698

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount of net operating losses and income tax rates.

As a result of the finalization of a valuation of the 2017 Tax Receivable Agreement and other matters, for federal and state income tax return purposes, the Joint Venture recognized a change in estimate of $19,928 (decrease to operating income) during the year ended March 31, 2018 ($11,138 decrease to net income).

In addition, as discussed in Note 18, as a result of the Tax Legislation, the federal corporate income tax rate was reduced effective January 1, 2018. Because amounts due under the tax receivable agreements fluctuate with changes in tax rates, among other factors, the decrease in the federal corporate income tax rate resulted in a corresponding decrease in the tax receivable agreements obligations. During the year ended March 31, 2018, the Joint Venture recognized a change in estimate (increase to operating income) of $88,741 as a result of this change in the federal corporate tax rate, which resulted in a $63,755 increase to net income.

20.	Other Related Party Transactions

Advance to Members

Under the terms of the LLC Agreement, the Joint Venture is required to periodically advance to its members amounts necessary to fund their respective tax obligations on an interim basis, subject to recoupment in the event that such advances exceed the final tax obligations of the respective Members for such year. Once the final tax obligations of each of the Members is determined for such year, the Joint Venture is obligated to formally distribute such amounts to the respective Members. To the extent that the amounts to be distributed were subject to interim advances, additional cash will be distributed only to the extent that the interim advances were insufficient to fund the respective Member’s final tax obligation. Distributions up to the amount of interim advances result in full settlement of any advances to the respective Member.

Advances to Members, net totaled a net refund of $2,636 and an advance of $15,828, and $0 during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. Such amounts are classified as a component of Members’ deficit in the accompanying consolidated balance sheets.

Dilution

Under the terms of the LLC Agreement, the Joint Venture and Change Healthcare Inc. agreed to cooperate to ensure a 1:1 ratio of Change Healthcare Inc. shares outstanding to units of the Joint Venture held by Change Healthcare Inc. for as long as the McKesson members hold units of the Joint Venture. Specifically, the parties agreed that:

•	In the event that Change Healthcare Inc. issues additional shares, the Joint Venture is required to issue a corresponding number of units to Change Healthcare Inc.

•	Any net proceeds received by Change Healthcare Inc. with respect to a Change Healthcare Inc. share must be concurrently contributed to the Joint Venture.

•

Any stock split or combination of other equity restructuring involving Change Healthcare Inc. shares must be concurrent with an equivalent unit split or other equity restructuring of the Joint Venture.

•

Change Healthcare Inc. may not redeem, repurchase or otherwise acquire any Change Healthcare Inc. shares unless substantially simultaneously the Joint Venture redeems, repurchases, or otherwise acquires from Change Healthcare Inc. an equal number of units for the same price per security.

•

The Joint Venture may not redeem, repurchase or otherwise acquire any units held by Change Healthcare Inc. unless substantially simultaneously Change Healthcare Inc. redeems, repurchases, or otherwise acquires an equal number of Change Healthcare Inc. shares for the same price per security.

During the years ended March 31, 2019 and 2018, the Joint Venture issued 540 and 2,213 units to Change Healthcare Inc. and repurchased 2,709 and 71 units from Change Healthcare Inc., respectively.

eRx Network Option Agreement

Prior to the Joint Venture Transactions, the equity interests for entities representing the eRx Network were distributed to the former Legacy CHC stockholders, and in connection therewith a Legacy CHC subsidiary and the Legacy CHC Stockholders entered into an option agreement for a subsidiary of the Joint Venture to acquire the eRx Network (the “Option Agreement”). Under the terms of the Option Agreement, the option to acquire the eRx Network will only become exercisable at any such time that McKesson owns (directly or indirectly), in the aggregate, less than 5% of the outstanding Units of the Joint Venture. Such option will expire, unexercised or unexercisable, on the fifth anniversary of the Joint Venture Transactions. Under the Option Agreement, upon exercise of the option, a Legacy CHC subsidiary will be required to pay an exercise price of $1.00 plus a fixed multiple of the incremental increase (if any) in the EBITDA (as defined in the Option Agreement) of the eRx Network for the trailing 12 months preceding the exercise of the option over a baseline level of such EBITDA.

Management Services Agreement

The Joint Venture, certain subsidiaries of the Joint Venture, McKesson and affiliates of Blackstone and Hellman & Friedman (such affiliates of Blackstone and Hellman & Friedman referred to herein collectively as “the Sponsors”), entered into a Management Services Agreement, whereby McKesson and the Sponsors will be retained to provide certain management, consulting, financial and other advisory services to the Joint Venture for certain periods following the consummation of the Joint Venture Transactions for an annual fee not to exceed 1% of our EBITDA (as defined in the Senior Credit Facilities) in the applicable fiscal year, subject to proration as applicable. Under the Management Services Agreement, McKesson and the Sponsors may also receive certain fees in connection with certain specific transactions involving the Joint Venture, including a Qualified IPO. The Management Services Agreement terminates following the consummation of a Qualified IPO.

The Joint Venture recognized $10,422 ($2,267 for Blackstone, $860 for Hellman & Friedman, and $7,295 for McKesson), $10,488 ($2,281 for Blackstone, $865 for Hellman & Friedman and $7,342 for McKesson) and $888 ($193 for Blackstone, $73 for Hellman & Friedman, and $622 for McKesson) in management fees during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The management fees are reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

Transition Services Agreements

In connection with the consummation of the Joint Venture Transactions, the Joint Venture, certain subsidiaries of the Joint Venture, McKesson and the eRx Network entered into transition services agreements pursuant to which (i) the Joint Venture will provide certain transition services to McKesson and to the eRx Network and (ii) McKesson will provide certain transition services to the Joint Venture, in each case in exchange for specified fees and subject to the terms and conditions therein.

The Joint Venture recognized transition service fee expense of $58,993, $92,053 and $8,658 for services received from McKesson during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. In addition, the Joint Venture recognized $10,993, $11,834 and $817 in transition fee income from eRx Network in these same periods. The transition service fees paid or to be paid to McKesson are reflected net within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations. The amounts received or to be received from eRx Network are reflected in other income in the accompanying statement of operations. The related balance sheet effect of these agreements is reflected within due to related party, net on the accompanying consolidated balance sheets. Cash flows related to these agreements are reflected in operating activities in the accompanying consolidated statements of cash flows.

eRx Network Line of Credit

In addition, the Joint Venture provided eRx Network at the closing of the Joint Venture Transactions with a $3,000 line of credit due November 30, 2017 of which $300 had been drawn at March 31, 2017. This amount was subsequently repaid during the twelve months ended March 31, 2018.

Services Provided to Change Healthcare Inc. by the Joint Venture

Change Healthcare Inc. generally has no substantive independent assets or operations apart from its investment in the Joint Venture. As a result, the Joint Venture provides certain services for which it is not reimbursed. These services include the utilization of office space and a portion of the salaries of Change Healthcare Inc.’s officers who are considered employees of the Joint Venture. In addition, the Joint Venture is responsible for funding certain costs incurred in connection with Change Healthcare Inc.’s contemplated initial public offering.

Employer Healthcare Program Agreement with Equity Healthcare

Effective as of January 1, 2014, Legacy CHC entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to the Joint Venture certain negotiating, monitoring and other services in connection with the Joint Venture health benefit plans. In consideration for Equity Healthcare’s services, the Joint Venture paid Equity Healthcare a fee of $3.00 per participating employee per month for plans through December 31, 2017. Beginning January 1, 2018, the Joint Venture began paying Equity Healthcare a fee of $1.00 per participating employee per month.

Term Loans Held by Related Party

During the period from June 17, 2016 (inception) to March 31, 2017, certain investment funds managed by GSO Capital Partners LP (the “GSO-managed funds”) held a portion of the term loans under the Senior Credit Facilities. GSO Advisor Holdings LLC (“GSO Advisor”) is the general partner of GSO Capital Partners LP. Blackstone, indirectly through its subsidiaries, holds all of the issued and outstanding equity interests of GSO Advisor. As of March 31, 2019 and 2018, respectively, the GSO-managed funds held $212,155 and $29,838 in principal amount of the Senior Credit Facilities ($0 and $298 of which is classified within current portion of long-term debt at March 31, 2019 and 2018, respectively).

Transactions with Blackstone Portfolio Companies

The Joint Venture both provides various services to, and purchases services from, certain Blackstone portfolio companies under contracts that were executed in the normal course of business. The Joint Venture recognized revenue of approximately $4,454, $4,366 and $400 related to services provided to Blackstone portfolio companies during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture paid Blackstone portfolio companies approximately $13,323, $16,251 and $100 related to services provided to the Joint Venture during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Transactions with Hellman & Friedman Portfolio Companies

The Joint Venture both provides various services to, and purchases services from, certain Hellman & Friedman portfolio companies under contracts that were executed in the normal course of business. The Joint Venture recognized revenue of approximately $4,216, $4,955 and $400 related to services provided to Hellman & Friedman portfolio companies during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture paid Hellman & Friedman portfolio companies approximately $2,128, $2,509 and $10 related to services provided to the Joint Venture during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Other Transactions with McKesson

The Joint Venture both provides various services to, and purchases services from, McKesson, and its affiliates. Services are provided to McKesson and its affiliates through customer arrangements and through subleasing of certain office space. The Joint Venture recognized revenue of approximately $8,892, $13,354 and $1,511 related to services provided to McKesson and its affiliates during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively. The Joint Venture recognized sublease income of $2,136, $3,806 and $394 from McKesson and its affiliates during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively and the Joint Venture incurred rent and other expense of $82, $918 and $102 with McKesson and affiliates during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

Other

The Joint Venture has executed agreements with a vendor and its affiliate in which a director of the Joint Venture is the president and chief executive officer to provide certain software related services. Under these agreements, the Joint Venture paid the vendor approximately $30 in the aggregate during the period from June 17, 2016 (inception) to March 31, 2017.

Additionally, the Joint Venture has an agreement with a customer in which a former officer of the Joint Venture is a member of the board of directors of the customer. Under this agreement, the Joint Venture recognized revenue of approximately $5,586, $7,482 and $76 in the aggregate during the years ended March 31, 2019 and 2018 and the period from June 17, 2016 (inception) to March 31, 2017, respectively.

21.	Segment Reporting

Management views the Joint Venture operating results based in three reportable segments: (a) software and analytics (which represents the aggregation of two operating segments), (b) network solutions and (c) technology-enabled services. Listed below are the revenue and Adjusted EBITDA for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to these consolidated financial statements.

During the nine months ended December 31, 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	moved its consumer payments solution from the Network Solutions reportable segment to the Technology-Enabled Services reportable segment;

•	moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment;

•	moved certain of its revenue optimization services from the Software and Analytics segment to the Technology-Enabled Services segment; and

•	made certain changes in the way that costs are assigned to the reportable segments.

During the year ended March 31, 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	Moved its clinical Network Solution and certain of its institutional provider customers from the network solutions reportable segment to the Software and Analytics reportable segment.

•	Network Solutions began charging the Software and Analytics segment for the use of its network.

•	Made discrete changes in cost allocation among each of the segments.

The presentation in the tables that follow has been retrospectively adjusted to reflect the above described changes.

Software and Analytics

The software and analytics segment provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payment, clinical decision support, consumer engagement, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The network solutions segment provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

Technology-enabled Services

The technology-enabled services segment provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services costs that are not allocated to the respective reportable segments, as well as eliminations to remove inter-segment revenue and expenses, and consolidating adjustments to classify certain rebates paid to channel partners as a reduction of revenue. These administrative costs are excluded from the adjusted EBITDA measure for each respective reportable segment.

The revenue and adjusted EBITDA for the operating segments are as follows:

	Year Ended March 31, 2019
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,558,201	$501,282	$1,001,942	$(18,314)	$3,043,111
Postage revenue	—	—	—	238,618	238,618
Inter-segment revenue	20,822	55,243	3,435	(79,500)	—

Net revenue	$1,579,023	$556,525	$1,005,377	$140,804	$3,281,729

Adjusted EBITDA	$610,313	$337,360	$175,953	$(188,628)	$934,998

Equity compensation					20,135
Acquisition accounting adjustments					3,532
Acquisition and divestiture-related costs					13,076
Integration and related costs					114,533
Management fees and related costs					10,490
Implementation costs related to recently issued accounting standards					8,265
Strategic initiatives, duplicative and transition costs					27,339
Severance costs					17,666
Accretion and changes in estimate with related parties, net					19,329
Impairment of long-lived assets and other exit related costs					4,205
Gain on sale of the Extended Care Business					(111,435)
Contingent consideration					(809)
Other non-routine, net					18,359

EBITDA Adjustments					144,685

Interest expense, net					325,431
Depreciation and amortization					278,020
Amortization of capitalized software developed for sale					14,673

Income (loss) before income tax provision (benefit)					$172,189

	Year Ended March 31, 2018
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,547,079	$478,044	$1,023,729	$(24,406)	$3,024,446
Postage revenue	—	—	—	274,397	274,397
Inter-segment revenue	28,994	42,869	4,255	(76,118)	—

Net revenue	$1,576,073	$520,913	$1,027,984	$173,873	$3,298,843

Adjusted EBITDA	$591,814	$309,006	$200,540	$(157,522)	$943,838

Equity compensation					24,700
Acquisition accounting adjustments					2,581
Acquisition and divestiture-related costs					1,801
Transactions-related costs					4,626
Integration and related costs					107,194
Management fees and related costs					11,472
Implementation costs related to recently issued accounting standards					26,594
Strategic initiatives, duplicative and transition costs					12,313
Severance costs					38,277
Accretion and changes in estimate with related parties, net					(49,991)
Impairment of long-lived assets					839
Loss on extinguishment of debt					—
Other non-routine, net					33,755

EBITDA Adjustments					214,161

Interest expense					292,463
Depreciation and amortization					278,363
Amortization of capitalized software developed for sale					18,303

Income (loss) before income tax provision (benefit)					$140,548

	Period from June 17, 2016 to March 31, 2017
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$148,842	$43,779	$92,690	$(2,856)	$283,455
Postage revenue	—	—	—	26,132	26,132
Inter-segment revenue	2,322	3,539	1,136	(5,997)	—

Net revenue	$151,164	$47,318	$93,826	$17,279	$309,587

Adjusted EBITDA	$49,162	$25,013	$18,349	$(10,343)	$82,181

Equity compensation					715
Acquisition accounting adjustments					46
Acquisition and divestiture-related costs					25
Transactions-related costs					43,297
Integration and related costs					8,775
Management fees and related costs					893
Implementation costs related to recently issued accounting standards					1,611
Strategic initiatives, duplicative and transition costs					921
Severance costs					2,227
Accretion and changes in estimate with related parties, net					(24,507)
Impairment of long-lived assets					48,700
Loss on extinguishment of debt					70,122
Other non-routine, net					3,540

EBITDA Adjustments					156,365

Interest expense					22,361
Depreciation and amortization					26,548
Amortization of capitalized software developed for sale					1,505

Income (loss) before income tax provision (benefit)					$(124,598)

22.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances activity, net of taxes, as of and for the years ended March 31, 2019 and 2018 and for the period from June 17, 2016 (inception) to March 31, 2017.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at June 17, 2016 (inception)	$—	$—	$—
Contribution of accumulated other comprehensive income (loss)	(19,055)	592	(18,463)
Change associated with foreign currency translation	86	—	86
Change associated with current period hedging (net of taxes of $1,246)	—	(1,769)	(1,769)
Reclassification into earnings	—	(3)	(3)

Balance at March 31, 2017	$(18,969)	$(1,180)	$(20,149)
Change associated with foreign currency translation	4,146	—	4,146
Change associated with current period hedging (net of taxes of $4,316)	—	6,288	6,288
Reclassification into earnings	—	1,110	1,110

Balance at March 31, 2018	$(14,823)	$6,218	$(8,605)
Cumulative effect of accounting change	—	1,633	1,633
Change associated with foreign currency translation	(9,440)	—	(9,440
Change associated with current period hedging (net of taxes of $8,913)	—	(12,695)	(12,695)
Reclassification into earnings	—	(5,925)	(5,925)

Balance at March 31, 2019	$(24,263)	$(10,769)	$(35,032)

23. Subsequent Events

Registration Statement on Form S-1

Change Healthcare Inc. has filed a Registration Statement on Form S-1 in connection with its plan to complete an initial public offering of its common stock. In the event this initial public offering is consummated, Change Healthcare Inc. expects to contribute proceeds of the offering to the Joint Venture in exchange for additional Units.

Change in Segment Presentation

In April 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes:

•	Moved its consumer payments solution from the Network Solutions reportable segment to the Technology-enabled Services reportable segment.

•	Moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment.

•	Made certain changes in the way that costs are assigned to reportable segments.

The Joint Venture has evaluated subsequent events through June 26, 2019, the date the financial statements were available to be issued.

Change Healthcare LLC

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands, except unit and per unit data)

	Nine Months Ended December 31,
	2019	2018
Revenue:
Solutions revenue	$2,288,305	$2,264,684
Postage revenue	171,288	180,706

Total revenue	2,459,593	2,445,390
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998,943	1,007,328
Research and development	151,778	159,604
Sales, marketing, general and administrative	567,586	620,612
Customer postage	171,288	180,706
Depreciation and amortization	226,094	208,103
Accretion and changes in estimate with related parties, net	10,339	13,290
Gain on Sale of Business	—	(111,435)

Total operating expenses	2,126,028	2,078,208

Operating income (loss)	333,565	367,182
Non-operating (income) and expense
Interest expense, net	219,661	241,840
Loss on extinguishment of debt	19,414	—
Contingent consideration	1,809	(900)
Other, net	(10,881)	(13,762)

Total non-operating (income) and expense	230,003	227,178

Income (loss) before income tax provision (benefit)	103,562	140,004
Income tax provision (benefit)	589	1,049

Net income (loss)	$102,973	$138,955

Net income (loss) per common unit:
Basic	0.35	$0.55

Diluted	0.34	$0.55

Weighted average common units outstanding:
Basic	296,653,051	251,520,837

Diluted	300,058,108	253,366,866

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Nine Months Ended
	December 31, 2019	December 31, 2018
Net income (loss)	$102,973	$138,955
Other comprehensive income (loss):
Foreign currency translation adjustment	8,727	(14,809)
Changes in fair value of interest rate cap, net of taxes	(18,092)	(14,275)

Other comprehensive income (loss)	(9,365)	(29,084)

Total comprehensive income (loss)	$93,608	$109,871

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	December 31, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$74,183	$47,718
Restricted cash	314	1,176
Accounts receivable, net of allowance for doubtful accounts	724,908	759,502
Contract assets	130,824	—
Prepaid expenses and other current assets	155,276	172,067

Total current assets	1,085,505	980,463
Property and equipment, net	153,036	197,263
Goodwill	3,298,151	3,284,266
Intangible assets, net	1,225,424	1,320,161
Other noncurrent assets, net	528,545	421,985

Total assets	$6,290,661	$6,204,138

Liabilities and members’ equity
Current liabilities:
Drafts and accounts payable	$49,478	$98,550
Accrued expenses	354,034	316,179
Deferred revenues	402,854	437,636
Due to related parties, net	22,817	34,629
Current portion of long-term debt	28,812	2,789

Total current liabilities	857,995	889,783
Long-term debt, excluding current portion	4,799,178	5,787,150
Deferred income tax liabilities	106,008	106,099
Tax receivable agreement obligations to related parties	203,121	212,698
Other long-term liabilities	112,019	113,194
Commitments and contingencies (see Note 6)
Members’ equity (deficit)	212,340	(904,786)

Total liabilities and members’ equity	$6,290,661	$6,204,138

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Members’ Equity (Deficit)

(unaudited and amounts in thousands)

	2019	2018
Balance at March 31	$(904,786)	$(1,066,180)
Cumulative effect of a change in accounting principle-revenue recognition	159,877	—
Advances to Member	—	(208)
Repurchase of equity awards	—	(4,838)
Capital contribution from Member from exercise of equity awards	—	205
Equity compensation expense	5,862	5,300
Net income (loss)	71,915	12,506
Foreign currency translation adjustment	756	(8,638)
Change in fair value of interest rate cap agreements, net of taxes	(18,098)	2,604
Other	(409)	456

Balance at June 30	$(684,883)	$(1,058,793)

Advances to Members, net	—	2,844
Repurchase of equity awards	—	(2,249)
Capital contribution from Member from exercise of equity awards	1,139	—
Issuance of LLC units for IPO proceeds	601,429	—
Issuance of tangible equity units	230,154	—
Equity compensation expense	8,565	2,969
Net income (loss)	(130)	113,440
Foreign currency translation adjustment	3,812	1,886
Change in fair value of interest rate cap agreements, net of taxes	(3,156)	4,925
Other	(1,110)	(192)

Balance at September 30	$155,820	$(935,170)

Advances to Member, net	7,043	—
Capital contribution from Member from exercise of equity awards	1,313	—
Exercise of equity awards	—	(338)
Equity compensation expense	9,451	8,109
Net income (loss)	31,191	13,009
Foreign currency translation adjustment	4,159	(8,057)
Change in fair value of interest rate cap agreements, net of taxes	3,162	(21,804)
Other	201	(1,145)

Balance at December 31	$212,340	$(945,396)

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$102,973	$138,955
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	226,094	208,103
Amortization of capitalized software developed for sale	10,456	10,880
Accretion and changes in estimate, net	10,339	13,290
Equity compensation	24,914	16,378
Deferred income tax expense (benefit)	(189)	(17)
Amortization of debt discount and issuance costs	14,406	15,786
Contingent consideration	1,809	(900)
Gain on Sale of the Extended Care Business	—	(111,435)
Loss on extinguishment of debt	19,414	—
Other	3,374	1,943
Changes in operating assets and liabilities:
Accounts receivable	14,719	(97,259)
Contract assets	19,525	—
Prepaid expenses and other	(23,224)	(10,302)
Accounts payable	(32,031)	5,190
Accrued expenses and other liabilities	13,994	78,344
Deferred Revenue	(1,213)	(25,493)
Due to related party, net	(4,404)	5,367

Net cash provided by (used in) operating activities	400,956	248,830

Cash flows from investing activities:
Capitalized expenditures	(187,177)	(190,264)
Proceeds from Sale of the Extended Care Business	—	159,871
Proceeds from sale of real estate	29,813	—
Investments in businesses	(19,010)	(2,985)

Net cash provided by (used in) investing activities	(176,374)	(33,378)

Cash flows from financing activities:
Payments of third party initial public offering and loan costs	(8,555)	—
Payments under tax receivable agreements with related parties	(27,227)	(25,096)
Payments on Term Loan Facility	(1,052,750)	(140,250)
Receipts (payments) on derivative instruments	2,403	3,321
Payments of deferred financing obligations	(2,441)	(3,432)
Capital contribution from Members from exercise of equity awards	2,338	205
Repurchase of equity awards	—	(7,425)
Proceeds from Change Healthcare Inc. initial public offering	608,679	—
Proceeds from debt issued to Change Healthcare Inc.	47,367	—
Proceeds from forward purchase contract with Change Healthcare Inc.	232,929	—
Advances to and refunds from Members	5,084	2,636
Payment of debt issued to Change Healthcare Inc.	(7,332)	—
Other	—	(2,548)

Net cash provided by (used in) financing activities	(199,505)	(172,589)

Effect of exchange rate changes on cash and cash equivalents	526	(1,368)

Net increase (decrease) in cash, cash equivalents and restricted cash	25,603	41,495
Cash, cash equivalents and restricted cash at beginning of period	48,894	50,011

Cash, cash equivalents and restricted cash at end of period	$74,497	$91,506

See accompanying notes to condensed consolidated financial statements

Change Healthcare LLC

Notes to Condensed Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

1.	Nature of Business and Organization

Nature of Business

Change Healthcare LLC (the “Joint Venture”), is a leading independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. The Joint Venture offers a comprehensive suite of software, analytics, technology enabled solutions that drive improved results in the complex workflows of healthcare system payers and providers.

Organization

In June 2016, Change Healthcare Inc., the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”, together with Change Healthcare Inc., the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”) with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded businesses, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017.

Basis of Accounting

Due to the existence of shared control among the Members over all major financial and operating decisions of the Joint Venture and its consolidated subsidiaries, the assets and liabilities contributed to the Joint Venture were recognized in the accompanying condensed consolidated financial statements at their historical carrying values (i.e., joint venture accounting).

Change Healthcare Inc. Initial Public Offering

Effective July 1, 2019, Change Healthcare Inc. completed its initial public offering of 49,285,713 of common stock and a concurrent offering of 5,750,000 of tangible equity units (“TEUs”). The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for an additional 49,285,713 units of the Joint Venture (“LLC Units”), which together with the Company’s existing holdings represents an approximately 41% interest in the Joint Venture. The proceeds of the offering of TEUs were used to acquire instruments of the Joint Venture that, in economic terms, substantially mirror the terms of the TEUs included in Change Healthcare Inc.’s offering. The net proceeds received from Change Healthcare Inc. from the offering of common stock and the offering of TEUs were $603,787 and $276,633, respectively, and the Joint Venture, in turn, used the proceeds to repay $805,000 of its indebtedness under the Term Loan Facility without penalty in July 2019.

2.	Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) Guidelines, Rules and Regulations (“Regulation S-X”) and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements.

Tangible Equity Units

In connection with the initial public offering of Change Healthcare Inc., the Joint Venture completed an offering of TEUs that were issued to Change Healthcare Inc. Each TEU comprises an amortizing note and purchase contract, both of which are freestanding instruments and separate units of account. The amortizing notes were issued at par and are classified as debt on the accompanying condensed consolidated balance sheet, with scheduled principal payments over the next twelve months reflected in current maturities of long-term debt. The purchase contracts are accounted for as prepaid forward contracts and classified as equity. The TEU proceeds and issuance costs were allocated to the amortizing notes and purchase contracts on a relative fair value basis, consistent with the methodology utilized by Change Healthcare Inc. See Note 12 for further discussion.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Joint Venture bases its estimates on historical experience, current business factors and various other assumptions that the Joint Venture believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Joint Venture is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Joint Venture’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Joint Venture’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Joint Venture’s operating environment changes. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and, if material, the effects of changes in estimates are disclosed in the notes to the condensed consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the classification and measurement of assets held for sale; the measurement of the components of tangible equity units; the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Allowance for Doubtful Accounts

The allowance for doubtful accounts of $22,069 and $20,438 at December 31, 2019 and March 31, 2019, respectively, reflects the Joint Venture’s best estimate of losses inherent in the Joint Venture’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, which generally requires that all lease obligations be recognized on the balance sheet at the present value of the remaining lease payments with a corresponding lease asset. As originally issued, the standard required that companies adopt the standard using the modified retrospective transition method and report a cumulative effect adjustment to the opening balance of retained earnings in the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11 which provides companies with the option to apply this cumulative effect adjustment to the opening balance of retained earnings in the period of adoption instead of the earliest comparative period presented. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture will utilize the modified retrospective approach upon adoption. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Joint Venture beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, which modifies the disclosure requirements related to fair value measurements based on the FASB Concepts Statements. This update eliminates certain disclosures, modifies others and, in certain cases, requires additional disclosures. This update is effective for the Joint Venture beginning April 1, 2020, with earlier adoption permitted. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This update also requires that the effects of such capitalized costs be classified in the same respective caption of the statement of operations, balance sheet and cash flows as the underlying hosting arrangement. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or apply the update prospectively to all implementation costs incurred after the effective date. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2019, the Joint Venture adopted FASB ASU No. 2018-16, which adds the Overnight Index Swap rate based on the Secured Overnight Financing Rate as a benchmark interest rate for hedging purposes. As the adoption of this update applies only to qualifying new or redesignated hedging relationships entered into following the date of adoption, its adoption has no immediate effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Legislation”). Because the Joint Venture’s financial statements do not separately classify the components of members’ deficit, the effect of the adoption of this update was limited to the separate disclosure in Note 10 related to the reclassification of such stranded costs from accumulated comprehensive income (loss) to accumulated deficit.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees changed from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the previous guidance to the grant date under this update. Because the Joint Venture’s equity-based compensation was previously subject to remeasurement at fair value each quarter under the previous authoritative literature, the effect of the adoption of this update had no material effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. All of the Joint Venture’s revenue is accounted for under ASC 606.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The Joint Venture has also elected the contract modification transition practical expedient, and as a result, will treat all contract modifications entered into prior to adoption date as if they were part of the original contract. The adoption of the new revenue standard utilizing these transition methods resulted in a cumulative effect adjustment that reduced members’ equity (deficit) as of April 1, 2019 by $159,877. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture has noted the following to be the most notable impacts of adopting the new standard:

•	Revenue for certain contingent fee service arrangements will be accelerated as revenue for these arrangements is recognized as the services are performed.

•

Revenue related to certain time-based software and content license agreements will be accelerated. The license component for certain time-based software will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”).

•

Incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

The following tables represent the impact of the new standard on the Joint Venture’s unaudited financial statements as of and for the nine months ended December 31, 2019:

	Nine Months Ended December 31,
	2019			2018
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue:
Solutions revenue	$2,288,305	$(7,583)	$2,280,722	$2,264,684
Postage revenue	171,288	—	171,288	180,706

Total revenue	2,459,593	(7,583)	2,452,010	2,445,390
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	998,943	3,042	1,001,985	1,007,328
Research and development	151,778	—	151,778	159,604
Sales, marketing, general and administrative	567,586	14,829	582,415	620,612
Customer postage	171,288	—	171,288	180,706
Depreciation and amortization	226,094	—	226,094	208,103
Accretion and changes in estimate with related parties, net	10,339	—	10,339	13,290
Gain on Sale of Business	—	—	—	(111,435)

Total operating expenses	2,126,028	17,871	2,143,899	2,078,208

Operating income (loss)	333,565	(25,454)	308,111	367,182
Non-operating (income) and expense
Interest expense, net	219,661	—	219,661	241,840
Loss on extinguishment of debt	19,414	—	19,414	—
Contingent consideration	1,809	—	1,809	(900)
Other, net	(10,881)	—	(10,881)	(13,762)

Total non-operating (income) and expense	230,003	—	230,003	227,178

Income (loss) before income tax provision (benefit)	103,562	(25,454)	78,108	140,004
Income tax provision (benefit)	589	(2,353)	(1,764)	1,049

Net income (loss)	$102,973	$(23,101)	$79,872	$138,955

Net income (loss) per common unit:
Basic	$0.35	$(0.08)	$0.27	$0.55

Diluted	$0.34	$(0.08)	$0.27	$0.55

	December 31, 2019						March 31, 2019
	As Reported		Impacts from Adoption		Without Adoption (ASC 605)		As Reported (ASC 605)
Assets	$		$		$		$
Current assets:
Cash and cash equivalents		74,183		—		74,183	47,718
Restricted cash		314		—		314	1,176
Accounts receivable, net of allowance for doubtful accounts		724,908		22,589		747,497	759,502
Contract assets		130,824		(130,824)		—	—
Prepaid expenses and other current assets		155,276		20,318		175,594	172,067

Total current assets		1,085,505		(87,917)		997,588	980,463
Property and equipment, net		153,036		—		153,036	197,263
Goodwill		3,298,151		—		3,298,151	3,284,266
Intangible assets, net		1,225,424		—		1,225,424	1,320,161
Other noncurrent assets, net		528,545		(47,370)		481,175	421,985

Total assets		$6,290,661		$(135,287)		$6,155,374	$6,204,138

Liabilities and members’ deficit
Current liabilities:
Drafts and accounts payable		$49,478		$—		$49,478	$98,550
Accrued expenses		354,034		—		354,034	316,179
Deferred revenues		402,854		47,649		450,503	437,636
Due to related parties, net		22,817		—		22,817	34,629
Current portion of long-term debt		28,812		—		28,812	2,789

Total current liabilities		857,995		47,649		905,644	889,783
Long-term debt, excluding current portion		4,799,178		—		4,799,178	5,787,150
Deferred income tax liabilities		106,008		—		106,008	106,099
Tax receivable agreement obligations to related parties		203,121		—		203,121	212,698
Other long-term liabilities		112,019		199		112,218	113,194
Commitments and contingencies
Members’ deficit		212,340		(183,135)		29,205	(904,786)

Total liabilities and members’ deficit		$6,290,661		$(135,287)		$6,155,374	$6,204,138

The adoption of the new standard had an immaterial impact on the Joint Venture’s unaudited statement of cash flows for the nine months ended December 31, 2019. See Note 3, Revenue Recognition for more information.

3.	Revenue Recognition

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software—The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period. Revenue for content license subscriptions and time-based software, which is included in solutions revenue, is generated by the Software and Analytics segment.

Contingent fee services—The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee. The Joint Venture uses the expected value method when estimating variable consideration, as the Joint Venture has a large number of contracts with similar characteristics and considers a portfolio of data from other similar contracts to form its estimate of expected value. Revenue for contingent fee services, which is included in solutions revenue, is generated by the Software and Analytics and Technology-Enabled Services segments.

Perpetual software licenses—The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services. License, implementation, hardware and maintenance revenue for these arrangements, which is included in solutions revenue, is generated by the Software and Analytics segment.

Professional services—The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery and are recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time and recognized as solutions revenue in the Software and Analytics and Technology-Enabled Services segments.

Transaction processing services—The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Revenue for these services is recognized as solutions revenue in the Software and Analytics, Network Solutions, and Technology-Enabled Services segments, with the exception of revenue related to postage that is generated through the delivery of certain of these services. Postage revenue is further discussed below and is separately presented on the statement of operations. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”)—The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date. Revenue for hosted solutions and SaaS, which is included in solutions revenue, is generated by the Software and Analytics, Network Solutions, and Technology-Enabled Services segments.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets during the nine months ended December 31, 2019.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of December 31, 2019, the Joint Venture expects 93% of the deferred revenue balance to be recognized in one year or less, and approximately $377,000 of the beginning period balance was recognized during the first nine months of fiscal 2020.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At December 31, 2019, the Joint Venture had capitalized costs to obtain a contract of $11,353 in prepaid and other current assets and $72,414 in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $13,879 of amortization expense related to such capitalized costs, which is included in the total operating expenses. At December 31, 2019, the Joint Venture had capitalized costs to fulfill a contract of $1,442 in prepaid and other current assets and $8,713 in other noncurrent assets. During the nine months ended December 31, 2019, the Joint Venture recognized $941 of amortization expense related to such capitalized costs, which is included in cost of operations.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage Revenue separately from Solutions Revenue on the consolidated statements of operations as doing so makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. For substantially all such arrangements, a performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers. When directly observable prices charged to customers are not available, other methods are used such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of December 31, 2019, the Joint Venture’s total remaining performance obligations approximated $1,301,000, of which approximately 55% is expected to be recognized over the next twelve months, and the remaining 45% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See Note 9, Segment Reporting for the total revenue disaggregated by operating segment for the nine months ended December 31, 2019 and 2018.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the nine months ended December 31, 2019 and 2018.

In addition to disaggregating revenue by operating segment, the Joint Venture disaggregates revenue between revenue that is recognized over time and revenue that is recognized at a point in time. For the nine months ended December 31, 2019, 95% of revenue was recognized over time and 5% was recognized at a point in time.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

4.	Interest Rate Cap Agreements

Risk Management Objective of Using Derivatives

The Joint Venture is exposed to certain risks arising from both its business operations and economic conditions. The Joint Venture principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into derivative financial instruments to manage differences in the amount, timing and duration of the Joint Venture’s known or expected cash receipts and its known or expected cash payments principally related to the Joint Venture’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Joint Venture’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Joint Venture primarily uses interest rate cap agreements as part of its interest rate risk management strategy.

In March 2016 and 2017, Legacy CHC and the Joint Venture, respectively, executed annuitized interest rate cap agreements with a combined notional amount of $650,000 and $750,000, respectively, to limit the exposure of the variable component of interest rates under the then existing term loan facility or future variable rate indebtedness, each beginning in March 2017 and expiring in March 2020.

In August 2018, the Joint Venture executed additional annuitized interest rate cap agreements with notional amounts of $500,000 and $1,500,000, respectively, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. The $500,000 interest rate cap agreement began effective August 31, 2018 and expires March 31, 2020. The $1,500,000 interest rate cap agreement begins effective March 31, 2020 and expires December 31, 2021.

As of December 31, 2019, each of the Joint Venture’s outstanding interest rate cap agreements was designated as a cash flow hedge of interest rate risk and was determined to be highly effective.

Following the adoption of ASU 2017-12, all changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Joint Venture’s variable-rate debt. During the twelve months subsequent to December 31, 2019, the Joint Venture estimates that $17,073 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Joint Venture’s derivative instruments at December 31, 2019 and March 31, 2019:

	Fair Values of Derivative Financial Instruments Asset (Liability)
Derivative financial instruments designated as hedging instruments:	Balance Sheet Location	December 31, 2019	March 31, 2019
Interest rate cap agreements	Prepaid and other current assets	$224	$8,766
Interest rate cap agreements	Accrued expenses	(15,237)	(2,160)
Interest rate cap agreements	Other long-term liabilities	(17,535)	(16,846)

		$(32,548)	$(10,240)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying condensed consolidated statements of operations for the nine months ended December 31, 2019 and 2018 is summarized in the following table:

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to effective portion of derivative financial instruments recognized in other comprehensive income (loss)	$(19,989)	$(8,685)

Gain/ (loss) related to portion of derivative financial instruments reclassified from accumulated other comprehensive income (loss) to interest expense	$1,897	$(3,956)

Credit Risk-related Contingent Features

The Joint Venture has agreements with each of its derivative counterparties providing that if the Joint Venture defaults on any of its indebtedness, including a default where repayment of the indebtedness has not been accelerated by the lender, then the Joint Venture also could be declared in default on its derivative obligations.

As of December 31, 2019, the termination value of derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $33,481. If the Joint Venture had breached any of these provisions at December 31, 2019, the Joint Venture could have been required to settle its obligations under the agreements at this termination value. The Joint Venture does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

5.	Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Joint Venture’s assets and liabilities that are measured at fair value on a recurring basis consist of the Joint Venture’s derivative financial instruments and contingent consideration obligations. The tables below summarize these items as of December 31, 2019 and March 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at December 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(32,548)	$—	$(32,548)	$—
Contingent consideration obligation	(4,900)	—	—	(4,900)

Total	$(37,448)	$—	$(32,548)	$(4,900)

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(10,240)	$—	$(10,240)	$—
Contingent consideration obligation	(3,091)	—	—	(3,091)

Total	$(13,331)	$—	$(10,240)	$(3,091)

The valuation of the Joint Venture’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate cap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Joint Venture incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Joint Venture has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Joint Venture has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of December 31, 2019, the Joint Venture determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Joint Venture determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Joint Venture’s contingent consideration obligations was determined using a discounted cash flow method as applied to cash flows determined through a Monte Carlo Simulation. This analysis reflects the contractual terms of the purchase agreements (e.g., minimum and maximum payments, length of earn-out periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Significant increases with respect to assumptions as to future revenue and probabilities of achieving such future revenue would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3):

	Nine Months Ended December 31, 2019	Nine Months Ended December 31, 2018
Balance at beginning of period	$(3,091)	$(4,000)
Adjustment of provisional amounts	—	100
Gain/ (loss) included in contingent consideration	(1,809)	900

Balance at end of period	$(4,900)	$(3,000)

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Joint Venture at December 31, 2019 and March 31, 2019 were:

	December 31, 2019		March 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$74,183	$74,183	$47,718	$47,718
Accounts receivable	$724,908	$724,908	$759,502	$759,502
Senior Credit Facilities (Level 2)	$3,781,392	$3,857,662	$4,804,905	$4,834,800
Senior Notes (Level 2)	$982,067	$1,035,000	$979,905	$990,000
Debt component of tangible equity units (Level 2)	$38,626	$40,365	$—	$—

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of the Senior Credit Facilities and Senior Notes is based upon market quotes and trades by investors in partial interests of these instruments. The fair value of the debt component of tangible equity units is based on a discounted cash flow analysis.

Investments in Businesses

In December 2018, the Joint Venture purchased $15,000 of preferred shares of a health care company and $500 of preferred shares in a related company holding certain intellectual property, each of which is classified within Other noncurrent assets, net on the accompanying condensed consolidated balance sheets. Because this investment has no readily determinable fair value, the Joint Venture measures this investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Joint Venture recognized no changes in the value of this investment during the nine months ended December 31, 2019.

6.	Legal Proceedings

The Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

Government Subpoenas and Investigations

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Other Matters

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of ongoing matters has yet to be determined, the Joint Venture does not believe that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

7.	Income Taxes

The Joint Venture is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal income taxes and not subject to most state and local income taxes. Legacy CHC and Change Healthcare Practice Management Solutions, Inc., both wholly owned subsidiaries of the Joint Venture, are subject to U.S. federal, state and local, and non-U.S. corporate income taxes.

The income tax expense for the nine months ended December 31, 2019 and December 31, 2018 was $589 and $1,049, respectively, which represents an effective tax rate of 0.6% and 0.7%, respectively.

Fluctuations in the Joint Venture’s reported income tax rates are primarily due to the earnings from partnerships that are passed through to the Members for which the Joint Venture is not subject to tax and benefits recognized as a result of certain incentive tax credits resulting from research and experimental expenditures in both the US and Canada.

8.	Tax Receivable Agreement Obligations to Related Parties

Upon the consummation of the Transactions, the Joint Venture assumed obligations related to certain tax receivable agreements (collectively, the “Tax Receivable Agreements”) with its current and former owners. Because the assets and obligations of the predecessor businesses were contributed to the Joint Venture at their historical carrying values, these Tax Receivable Agreements are subject to differing accounting models as explained below.

2009—2011 Tax Receivable Agreements

Under the 2009—2011 Tax Receivable Agreements assumed by the Joint Venture in connection with the Transactions, the Joint Venture is obligated to make payments to certain of the former Legacy CHC stockholders, equal to 85% of the applicable cash savings that the Joint Venture expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the Tax Receivable Agreements that occurred in connection with the Transactions, payments the Joint Venture makes under the 2009—2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009—2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date.

2017 Tax Receivable Agreement

The 2017 Tax Receivable Agreement generally provides for the payment by Change Healthcare Performance, Inc. (a wholly owned subsidiary of the Joint Venture) to affiliates of Blackstone, Hellman & Friedman of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) in periods ending on or after the Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the date of the Transactions. The 2017 Tax Receivable Agreement is considered a loss contingency under FASB ASC Topic 450 and is reflected on the accompanying condensed consolidated balance sheet at the amount that is both probable and reasonably estimable with future changes in this value being reflected within pretax income or loss.

McKesson Tax Receivable Agreement

The McKesson Tax Receivable Agreement generally requires payment to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Performance, Inc. in periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to Joint Venture at the closing of the Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at inception of the McKesson Tax Receivable Agreement or as of December 31, 2019, no related obligation has been reflected on the accompanying condensed consolidated balance sheet.

Based on facts and circumstances at December 31, 2019, the Joint Venture estimates the aggregate payments due under these Tax Receivable Agreements to be as follows:

	2009—2011 Tax Receivable Agreements	2017 Tax Receivable Agreement	Total
2020 (remainder)	$—	$—	$—
2021	18,703	1,179	19,882
2022	19,756	1,179	20,935
2023	19,826	41,330	61,156
2024	19,096	19,650	38,746
Thereafter	119,498	52,393	171,891

Gross expected payments	196,879	115,731	312,610
Less: Amounts representing discount	(89,607)	—	(89,607)

Total tax receivable agreement obligations due to related parties	107,272	115,731	223,003
Less: Current portion due (included in due to related parties, net)	(18,703)	(1,179)	(19,882)

Tax receivable agreement long-term obligations due to related parties	$88,569	$114,552	$203,121

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount of net operating losses and income tax rates.

9.	Segment Reporting

Management views the Joint Venture’s operating results based on three reportable segments: (a) Software and Analytics, (b) Network Solutions and (c) Technology-enabled Services. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the Joint Venture’s audited consolidated financial statements for the year ended March 31, 2019.

In April 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	Moved its consumer payments solution from the Network Solutions reportable segment to the Technology-enabled Services reportable segment.

•	Moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment.

•	Made certain changes in the way that costs are assigned to the reportable segments.

In November 2019, the Joint Venture moved certain of its revenue optimization services solutions from the Software and Analytics segment to the Technology-Enabled Services segment.

The presentation in the tables that follow has been retrospectively adjusted to reflect the above described changes. The retrospective reclassifications resulted in an impact to revenue and Adjusted EBITDA of less than 3% for each reportable segment.

Software and Analytics

The Software and Analytics segment provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The Network Solutions segment provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

Technology-Enabled Services

The Technology-Enabled Services segment provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services costs that are not allocated to the respective reportable segments, as well as eliminations to remove inter-segment revenue and expenses and consolidating adjustments to classify certain rebates paid to channel partners as a reduction of revenue. These administrative costs are excluded from the adjusted EBITDA measure for each respective reportable segment.

Listed below are the revenue and adjusted EBITDA for each of the reportable segments for the nine months ended December 31, 2019 and 2018. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables.

	Nine Months Ended December 31, 2019
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,193,347	$376,753	$734,985	$(16,780)	$2,288,305
Postage revenue	—	—	—	171,288	171,288
Inter-segment revenue	795	59,832	1,255	(61,882)	—

Net revenue	$1,194,142	$436,585	$736,240	$92,626	$2,459,593

Adjusted EBITDA	$490,300	$264,165	$127,976	$(151,064)	$731,377

Equity compensation					24,914
Acquisition accounting adjustments					1,367
Acquisition and divestiture-related costs					2,554
Integration and related costs					66,976
Management fees and related costs					7,708
Strategic initiatives, duplicative and transition costs					14,334
Severance costs					14,290
Accretion and changes in estimate with related parties, net					10,339
Impairment of long-lived assets and other					(1,275)
Contingent consideration					1,809
Loss on Extinguishment of Debt					19,414
Other non-routine, net					9,174

EBITDA Adjustments					171,604

EBITDA					559,773
Interest expense					219,661
Depreciation and amortization					226,094
Amortization of capitalized software developed for sale					10,456

Income (loss) before income tax provision (benefit)					$103,562

	Nine Months Ended December 31, 2018
	Software and Analytics	Network Solutions	Technology- Enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$1,149,406	$369,677	$758,042	$(12,441)	$2,264,684
Postage revenue	—	—	—	180,706	180,706
Inter-segment revenue	10,492	46,755	3,340	(60,587)	—

Net revenue	$1,159,898	$416,432	$761,382	$107,678	$2,445,390

Adjusted EBITDA	$432,859	$253,921	$133,258	$(142,220)	$677,818

Equity compensation					16,378
Acquisition accounting adjustments					3,191
Acquisition and divestiture-related costs					11,517
Transactions-related costs					—
Integration and related costs					79,805
Management fees and related costs					7,883
Costs related to recently issued accounting standards					7,243
Strategic initiatives, duplicative and transition costs					19,014
Severance costs					14,327
Accretion and changes in estimate with related parties, net					13,290
Impairment of long-lived assets and other					3,742
Gain on sale of the Extended Care Business					(111,435)
Contingent consideration					(900)
Loss on Extinguishment of Debt					—
Other non-routine, net					12,936

EBITDA Adjustments					76,991

EBITDA					600,827
Interest expense					241,840
Depreciation and amortization					208,103
Amortization of capitalized software developed for sale					10,880

Income (loss) before income tax provision (benefit)					$140,004

10.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of taxes, and related changes for each of the quarterly periods in the nine months ended December 31, 2019 and 2018.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$(14,823)	$6,218	$(8,605)
Cumulative effect of accounting change	—	1,633	1,633
Change associated with foreign currency translation	(8,638)	—	(8,638)
Change associated with current period hedging	—	4,016	4,016
Reclassification into earnings	—	(1,412)	(1,412)

Balance at June 30, 2018	$(23,461)	$10,455	$(13,006)
Cumulative effect of accounting change	—	—	—
Change associated with foreign currency translation	1,886	—	1,886
Change associated with current period hedging	—	6,218	6,218
Reclassification into earnings	—	(1,293)	(1,293)

Balance at September 30, 2018	$(21,575)	$15,380	$(6,195)
Change associated with foreign currency translation	(8,057)	—	(8,057)
Change associated with current period hedging	—	(20,553)	(20,553)
Reclassification into earnings	—	(1,251)	(1,251)

Balance at December 31, 2018	$(29,632)	$(6,424)	$(36,056)

Balance at March 31, 2019	$(24,263)	$(10,769)	$(35,032)
Reclassification of stranded tax effects as a result of the Tax Legislation	—	(1,406)	(1,406)
Change associated with foreign currency translation	756	—	756
Change associated with current period hedging	—	(17,051)	(17,051)
Reclassification into earnings	—	(1,047)	(1,047)
Balance at June 30, 2019	$(23,507)	$(30,273)	$(53,780)

Change associated with foreign currency translation	3,812	—	3,812
Change associated with current period hedging	—	(3,635)	(3,635)
Reclassification into earnings	—	479	479

Balance at September 30, 2019	$(19,695)	$(33,429)	$(53,124)
Change associated with foreign currency translation	4,159	—	4,159
Change associated with current period hedging	—	697	697
Reclassification into earnings	—	2,465	2,465

Balance at December 31, 2019	$(15,536)	$(30,267)	$(45,803)

11.	Equity Based Compensation

Following Change Healthcare Inc.’s initial public offering, Change Healthcare Inc. adopted the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which 25.0 million shares of the Change Healthcare Inc.’s stock have been reserved for issuance to employees, directors and consultants of Change Healthcare Inc., the Joint Venture and its affiliates.

In connection with the Omnibus Incentive Plan, Change Healthcare Inc., during the nine months ended December 31, 2019, granted to the Joint Venture’s employees and directors one or a combination of time-vesting restricted stock units (RSUs), time-vesting deferred stock units, performance stock units, and cash settled restricted stock units under vesting terms that generally vary from one to four years from the date of grant. Each of these instruments are described below.

Restricted Stock Units (“RSUs”)—Change Healthcare Inc. granted 4,436,758 RSUs during the nine months ended December 31, 2019. The RSUs are subject to either a graded vesting schedule over four years or a one or four year cliff vesting schedule, depending on the terms of the specific award. Upon vesting, the RSUs are exchanged for shares of the Change Healthcare Inc.’s common stock.

Performance Stock Units (“PSUs”)—Change Healthcare Inc. granted 1,079,621 PSUs during the nine months ended December 31, 2019. The PSUs consist of two tranches, one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Revenue growth rate over a three year period in comparison to a target percentage and one for which the quantity of awards expected to vest varies based on the Joint Venture’s compound annual Adjusted EBITDA growth rate over a three year period in comparison to a target percentage. The awards earned upon satisfaction of the performance conditions become vested on the fourth anniversary of the vesting commencement date of the award (i.e. continued service is required beyond the satisfaction of the performance condition prior to vesting). The Joint Venture recognizes compensation expense for the PSUs based on the number of awards that are considered probable to vest. Recognition of expense is based on the probability of achievement of performance targets and is periodically reevaluated.

Cash Settled Restricted Stock Units (“CSRSUs”)—Change Healthcare Inc. granted 597,006 CSRSUs during the nine months ended December 31, 2019. The CSRSUs are expected to vest ratably over three years. Upon vesting, however, Change Healthcare Inc. is required to pay cash in settlement of such CSRSUs based on their fair value at the date such CSRSUs vest; Change Healthcare Inc. will be reimbursed by the Joint Venture for any cash settlements.

Deferred Stock Units (“DSUs”)—Change Healthcare Inc. granted 45,704 DSUs during the nine months ended December 31, 2019. The DSUs vest 100% upon the one-year anniversary of the date of grant. Unlike the RSUs, however, the DSUs are exchanged for shares of the Change Healthcare Inc.’s common stock only following the participant’s separation from service.

During the nine months ended December 31, the Joint Venture recognized compensation expense of $12,257 related to awards granted under the 2019 Plan. At December 31, 2019, aggregate unrecognized compensation expense of the Joint Venture related to awards granted under the 2019 Plan was $78,788.

12.	Tangible Equity Units

In July 2019, Change Healthcare Inc. completed its offering of 5,750,000 TEUs. Each TEU, which had a stated amount of $50, was comprised of a prepaid stock purchase contract and a senior amortizing note due June 30, 2022. Change Healthcare Inc. allocated the proceeds from the issuance of the TEUs to equity and debt based on the relative fair values of the respective components of each TEU. Change Healthcare Inc. invested the net proceeds of each in a unit purchase contract and a debt instrument of the Joint Venture on terms that substantially mirror the economics of the TEUs, resulting in net proceeds to the Joint Venture of $276,633 after consideration of underwriting discounts and third party costs that were allocated between the unit purchase contract and debt instrument consistent with the allocation utilized by Change Healthcare Inc. Under these mirrored arrangements, the Joint Venture is required to make cash payments or to transfer LLC Units to Change Healthcare Inc. concurrent with any cash payments or issuance of shares by Change Healthcare Inc. pursuant to the terms of its TEUs.

With respect to the mirrored debt arrangement, the Joint Venture agreed to pay Change Healthcare Inc. an aggregate principal amount of $47,367 in quarterly installments of principal and interest (5.5% per year) on March 30, June 30, September 30, and December 30 of each year through June 30, 2022. Such amounts have been classified with debt on the accompanying consolidated balance sheets.

With respect to the mirrored unit purchase contract, the Joint Venture agreed to issue LLC Units to Change Healthcare Inc. in an amount equal to the number of shares of common stock issued by Change Healthcare

Inc. to holders of its purchase contract and at the time of delivery of such common stock to such holders. Such amounts have been classified within Member’s deficit on the accompanying consolidated balance sheets.

Because the economics of the unit purchase contract are intended to mirror the purchase contracts issued by Change Healthcare Inc., the Joint Venture expects to deliver between 18,429,325 LLC Units and 22,115,075 LLC Units, subject to adjustment, based on the Applicable Market Value (as defined below) of Change Healthcare Inc.’s common stock as described below:

•

If the Applicable Market Value of Change Healthcare Inc.’s common stock is greater than $15.60 per share, holders will receive 3.2051 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.

•

If the Applicable Market Value is less than or equal to $15.60 per share but greater than or equal to $13.00 per share, the holder will receive a number of shares of the Company’s common stock per purchase contract equal to $50, divided by the Applicable Market Value and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.; and

•

If the Applicable Market Value is less than $13.00 per share, the holder will receive 3.8461 shares of common stock per purchase contract and the Joint Venture will issue an identical number of LLC units to Change Healthcare Inc.

The Applicable Market Value is defined as the arithmetic average of the volume weighted average price per share of the Company’s common stock over the twenty consecutive trading day period immediately preceding the balance sheet date, or June 30, 2022, for settlement of the stock purchase contracts.

The unit purchase contract has a dilutive effect on the Change Healthcare Inc.’s net income (loss) per unit. The 18,429,325 minimum LLC Units to be issued are included in the calculation of basic net income (loss) per unit. The difference between the minimum LLC Units and the maximum LLC Units are potentially dilutive securities, and accordingly, will be included in the Joint Venture’s diluted net income (loss) per unit on a pro rata basis to the extent the Applicable Market Value is higher than $13.00 but is less than $15.60 at period end.

13.	Net Income (Loss) per Common Unit

The following table sets forth the computation of basic and diluted net income (loss) per common unit:

	Nine Months Ended December 31,
	2019	2018
Basic net income per common unit:
Numerator:
Net income (loss)	$102,973	$138,955
Denominator:
Weighted average common units outstanding	284,366,834	251,520,837
Minimum units issuable under purchase contracts	12,286,217	—

	296,653,051	251,520,837

Basic net income (loss) per common unit	$0.35	$0.55

Diluted net income per common unit:
Numerator:
Net income (loss)	$102,973	$138,955
Denominator:
Number of shares used in basic computation	296,653,051	251,520,837
Weighted average effect of dilutive securities
Add:
Dilutive units issuable under unit purchase contracts	1,712,220	—
Reimbursement units issuable to Change Healthcare Inc.	1,692,837	1,846,029

	300,058,108	253,366,866

Diluted net income (loss) per common unit	$0.34	$0.55

14.	Real Estate Disposal

During the three months ended September 30, 2019, the Joint Venture committed to a plan to sell its Alpharetta, GA office property in an effort to reduce its real estate footprint. The Joint Venture completed the sale of the property during its fiscal third quarter and recognized an immaterial gain on sale in Other, net on the condensed consolidated statement of operations.

15.	Subsequent Events

The Joint Venture has evaluated subsequent events through February 13, 2020, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

Change Healthcare, Inc.

We have audited the accompanying consolidated balance sheets of Change Healthcare, Inc. as of February 28, 2017 and December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the period January 1, 2017 to February 28, 2017, and each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Change Healthcare, Inc. at February 28, 2017 and December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the period January 1, 2017 to February 28, 2017, and each of the two years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

We served as the Company’s auditor from 2006 to 2017.

Nashville, Tennessee

June 1, 2017

Change Healthcare, Inc. (Legacy CHC)

Consolidated Balance Sheets

(amounts in thousands, except share and per share amounts)

	February 28, 2017	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$136,666	$118,016	$66,655
Accounts receivable, net of allowance for doubtful accounts of $3,237, $3,315 and $3,379 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively	275,041	279,712	280,858
Prepaid expenses and other current assets	46,679	44,689	35,413

Total current assets	458,386	442,417	382,926
Property and equipment, net	224,633	230,731	244,145
Goodwill	2,171,267	2,212,898	2,213,770
Intangible assets, net	1,512,111	1,605,669	1,707,863
Other assets, net	11,591	10,827	8,500

Total assets	$4,377,988	$4,502,542	$4,557,204

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$41,851	$30,552	$27,950
Accrued expenses	207,013	190,454	167,169
Deferred revenue	23,818	22,757	12,943
Current portion of long-term debt	25,162	25,021	32,775

Total current liabilities	297,844	268,784	240,837
Long-term debt, excluding current portion	2,737,776	2,736,013	2,741,178
Deferred income tax liabilities	191,867	195,241	214,597
Tax receivable agreement obligations to related parties	183,342	180,625	173,493
Other long-term liabilities	14,138	12,164	11,954
Commitments and contingencies
Equity:
Common stock (par value, $.01), 1,500,000 shares authorized and 1,309,064, 1,309,907, and 1,309,858 shares issued and outstanding at February 28, 2017, December 31, 2016 and December 31, 2015, respectively	13	13	13
Additional paid-in capital	1,255,496	1,375,902	1,368,013
Accumulated other comprehensive income (loss)	(298)	(613)	(2,656)
Accumulated deficit	(302,190)	(265,587)	(190,225)

Total equity	953,021	1,109,715	1,175,145

Total liabilities and equity	$4,377,988	$4,502,542	$4,557,204

Change Healthcare, Inc. (Legacy CHC)

Consolidated Statements of Operations

(amounts in thousands)

	January 1 through February 28, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenue:
Solutions revenue	$204,427	$1,252,219	$1,124,188
Postage revenue	46,661	304,956	352,895

Total revenue	251,088	1,557,175	1,477,083
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	98,263	561,061	507,358
Development and engineering	14,203	60,048	45,489
Sales, marketing, general and administrative	77,946	278,591	217,716
Customer postage	46,661	304,956	352,895
Depreciation and amortization	43,315	252,285	342,303
Accretion	2,717	8,108	10,496
Impairment of long-lived assets	—	689	8,552

Operating income (loss)	(32,017)	91,437	(7,726)
Interest expense, net	30,012	185,890	168,252
Contingent consideration	—	—	(4,825)
Other	—	—	(741)

Income (loss) before income tax provision (benefit)	(62,029)	(94,453)	(170,412)
Income tax provision (benefit)	(25,426)	(19,091)	(82,579)

Net income (loss)	$(36,603)	$(75,362)	$(87,833)

Change Healthcare, Inc. (Legacy CHC)

Consolidated Statements of Comprehensive Income (Loss)

(amounts in thousands)

	January 1 through February 28, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Net income (loss)	$(36,603)	$(75,362)	$(87,833)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	218	1,896	(47)
Foreign currency translation adjustment	97	147	(654)

Other comprehensive income (loss)	315	2,043	(701)

Total comprehensive income (loss)	$(36,288)	$(73,319)	$(88,534)

Change Healthcare, Inc. (Legacy CHC)

Consolidated Statements of Equity

(amounts in thousands, except share amounts)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 1, 2015	1,217,052	$12	$1,197,620	$(102,392)	$(1,955)	$1,093,285
Equity compensation expense	—	—	9,285	—	—	9,285
Issuance of shares in connection with equity compensation plans, net of taxes	1,232	0	305	—	—	305
Issuance of shares	94,683	1	166,575	—	—	166,576
Repurchase of common stock	(3,109)	(0)	(5,772)	—	—	(5,772)
Net income (loss)	—	—	—	(87,833)	—	(87,833)
Foreign currency translation adjustment	—	—	—	—	(654)	(654)
Change in fair value of interest rate swap, net of taxes	—	—	—	—	(47)	(47)

Balance at December 31, 2015	1,309,858	$13	$1,368,013	$(190,225)	$(2,656)	$1,175,145

Equity compensation expense	—	—	10,147	—	—	10,147
Repurchase of common stock	(820)	(0)	(2,258)	—	—	(2,258)
Issuance of shares in connection with equity compensation plans, net of taxes	869	0	—	—	—	—
Net income (loss)	—	—	—	(75,362)	—	(75,362)
Foreign currency translation adjustment	—	—	—	—	147	147
Change in fair value of interest rate swap, net of taxes	—	—	—	—	1,896	1,896

Balance at December 31, 2016	1,309,907	$13	$1,375,902	$(265,587)	$(613)	$1,109,715

Equity compensation expense	—	—	26,424	—	—	26,424
Issuance of shares in connection with equity compensation plans, net of taxes	900	0	(0)	—	—	—
Repurchase of common stock	(1,743)	(0)	(4,183)	—	—	(4,183)
Distribution of eRx Network	—	—	(142,647)	—	—	(142,647)
Net income (loss)	—	—	—	(36,603)	—	(36,603)
Foreign currency translation adjustment	—	—	—	—	97	97
Change in fair value of interest rate swap, net of taxes	—	—	—	—	218	218

Balance at February 28, 2017	1,309,064	$13	$1,255,496	$(302,190)	$(298)	$953,021

Change Healthcare, Inc. (Legacy CHC)

Consolidated Statements of Cash Flows

(amounts in thousands)

	January 1 through February 28, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Operating activities
Net income (loss)	$(36,603)	$(75,362)	$(87,833)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	43,315	252,285	342,303
Accretion	2,717	8,108	10,496
Equity compensation	26,424	10,147	9,285
Deferred income tax expense (benefit)	(25,610)	(20,146)	(85,938)
Amortization of debt discount and issuance costs	2,164	13,738	10,786
Contingent consideration	—	—	(4,825)
Gain on sale of cost method investment	—	—	—
Impairment of long-lived assets	—	689	8,552
Other	(133)	(1,504)	(1,820)
Changes in operating assets and liabilities:
Accounts receivable	(4,436)	155	5,078
Prepaid expenses and other	(4,854)	(10,395)	1,210
Accounts payable	6,416	(3,075)	11,391
Accrued expenses, deferred revenue and other liabilities	21,766	38,107	(50,966)
Tax receivable agreement obligations to related parties	—	(986)	(944)

Net cash provided by (used in) operating activities	31,166	211,761	166,775

Investing activities
Purchases of property and equipment	(7,358)	(75,342)	(56,963)
(Payments) proceeds for acquisitions, net of cash acquired	2,187	1,502	(717,669)
Purchases of technology-based intangible assets	(2,803)	(49,132)	(5,325)

Net cash provided by (used in) investing activities	(7,974)	(122,972)	(779,957)

Financing activities
Proceeds from Term Loan Facility	—	—	385,411
Payments on Term Loan Facility	—	(18,520)	(16,500)
Proceeds from Senior Notes	—	—	243,453
Proceeds from Revolving Facility	—	—	60,000
Payments on Revolving Facility	—	—	(60,000)
Payment of loan costs	—	—	(2,500)
Payment of debt assumed from acquisition	—	—	(154,469)
Payment of data sublicense obligation	—	(7,696)	(6,433)
Payments of deferred financing obligations	(359)	(8,954)	(6,987)
Repurchase of common stock	(4,183)	(2,258)	(5,772)
Proceeds from issuance of stock	—	—	166,881
Payment of contingent consideration	—	—	(5,553)

Net cash provided by (used in) financing activities	(4,542)	(37,428)	597,531

Net increase (decrease) in cash and cash equivalents	18,650	51,361	(15,651)
Cash and cash equivalents at beginning of period	118,016	66,655	82,306

Cash and cash equivalents at end of period	136,666	118,016	66,655

	January 1 through February 28, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Supplemental disclosures of cash flow information
Cash paid for interest	$31,824	$140,527	$146,521

Cash paid for income taxes	$9	$1,079	$3,789

Supplemental disclosures of noncash transactions
Deferred financing obligations:
Prepaid expenses and other current assets	$—	$2,070	$332

Property and equipment	$—	$—	$736

Intangible assets	$—	$5,336	$1,100

Other assets	$—	$—	$3,107

Accounts payable	$—	$(716)	$—

Current portion of long-term debt	$—	$(2,825)	$(3,982)

Long-term debt	$—	$(3,865)	$(1,293)

Business combinations:
Prepaid expenses and other current assets	$—	$—	$4,000

Goodwill	$—	$—	$(4,000)

Accrued expenses	$—	$—	$—

Additional paid-in capital	$—	$—	$—

Distribution of eRx
Accounts receivable	$9,107	$—	$—

Prepaid expenses and other current assets	$90	$—	$—

Property and equipment	$1,188	$—	$—

Goodwill	$41,631	$—	$—

Intangible assets	$68,970	$—	$—

Accrued expenses	$(2,137)	$—	$—

Deferred revenue	$(130)	$—	$—

Deferred income taxes	$22,083	$—	$—

Other long term liabilities	$1,845	$—	$—

Additional paid-in capital	$(142,647)	$—	$—

Change Healthcare, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business and Organization

Nature of Business

Change Healthcare, Inc. (the “Company”), through its subsidiaries, is a provider of software and analytics, network solutions and technology-enabled services that optimize communications, payments and actionable insights designed to enable smarter healthcare. The Company’s integrated capabilities enable its customers to exchange mission critical information, optimize revenue opportunities, control costs, increase cash flows and efficiently manage complex workflows.

Organization

The Company was formed as a Delaware corporation in July 2011 in anticipation of the Company’s 2011 Merger, as defined below. On November 2, 2011, pursuant to an Agreement and Plan of Merger among the Company and Beagle Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Change Healthcare Holdings, Inc. (“CHH”) with the Company surviving the merger (the “2011 Merger”). Subsequent to the 2011 Merger, CHH became an indirect wholly-owned subsidiary of the Company, which is controlled by affiliates of The Blackstone Group L.P. (“Blackstone”).

MTS Transaction

On June 28, 2016, the Company and its stockholders—including affiliates of Blackstone and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”). Under the terms of the Contribution Agreement, the Company’s stockholders and McKesson agreed to form a joint venture (“NewCo”) that combined the majority of the McKesson Technology Solutions businesses (“MTS”) with the Company’s businesses (“the MTS Transaction”), including substantially all of the assets and operations of the Company, but excluding the Company’s pharmacy claims switching and prescription routing businesses (“eRx Network”). McKesson retained its Enterprise Information Solutions business and its RelayHealth Pharmacy Network and eRx Network was retained by the Company’s stockholders. The MTS Transaction was completed on March 1, 2017.

Pursuant to the terms of the Contribution Agreement, (i) the Company’s stockholders, directly and indirectly, transferred ownership of the Company to NewCo in consideration of (a) the payment at the closing of the MTS Transaction by NewCo to the Company’s stockholders and participants in the Change Healthcare Performance, Inc. Amended and Restated 2009 Equity Incentive Plan (the “Equity Plan”) of approximately $1.75 billion and (b) the issuance to the Company’s stockholders of membership interests representing approximately 30% of NewCo’s equity interests with such interests being held by the Company’s stockholders indirectly through HCIT Holdings, Inc. (“HCIT”); and (ii) McKesson caused MTS to be transferred to NewCo in consideration of (a) NewCo’s assumption, and subsequent repayment to McKesson at the closing of the MTS Transaction, of a promissory note in the aggregate principal amount of approximately $1.25 billion, (b) the issuance of membership interests in NewCo representing approximately 70% of NewCo’s equity interests and (c) a tax receivable agreement from NewCo. Actual cash payment and equity amounts are subject to certain adjustments in accordance with the Contribution Agreement.

In connection with the MTS Transaction, NewCo entered into a new senior secured credit facility, consisting of a term loan facility in the amount of $5.1 billion and a revolving credit facility in an aggregate principal amount of $500 million, and issued $1.0 billion of 5.75% senior notes due 2025. The proceeds were used to make all payments to the Company’s stockholders and McKesson described above, to refinance certain of the Company’s existing indebtedness and to pay fees and expenses incurred in connection with the MTS Transaction. The revolving credit facility also will be available for ongoing working capital and other general corporate purposes of NewCo and its subsidiaries following completion of the MTS Transaction.

The Company incurred $28,355 of legal, accounting, consulting and other expenses related to the MTS Transaction during the year ended December 31, 2016, of which $11,352 was for the primary benefit of NewCo. Upon closing of the MTS Transaction, in accordance with the Contribution Agreement, NewCo became obligated to directly pay such expenses incurred for the benefit of NewCo to the extent they had not been previously paid by either the Company or McKesson and to reimburse the Company and McKesson for any such expenses that had been previously paid. As a result, the Company reduced its expenses by $11,352 during the two-month period ended February 28, 2017.

Upon closing of the MTS Transaction, the Company also incurred expense of approximately $24,611 related to the accelerated vesting of a portion of outstanding stock-based awards under the Equity Plan and $3,997 of expense related to other incentive awards. Additionally, because the MTS Transaction qualified as a covered change in control under certain of the Company’s tax receivable agreements, the Company could be required to make payments in the future that significantly exceed its actual cash tax savings from the tax benefits giving rise to such payments.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include all subsidiaries and entities that are controlled by the Company. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

Accounting Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate swap obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Business Combinations

The Company recognizes the consideration transferred (i.e., purchase price) in a business combination, as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, costs or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Company (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). To the extent that the Company’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. Following the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2015-16, the Company adjusts such provisional amounts in the reporting period in which the adjustment amounts are determined.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Software Development Costs

The Company generally provides services to its customers using software developed for internal use. The costs that are incurred to develop such software are expensed as incurred during the preliminary project stage. Once certain criteria have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training and maintenance costs are expensed as incurred. Capitalized software costs are included in property and equipment in the accompanying consolidated balance sheets and are amortized over a three-year period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation, including that related to assets under capital lease, is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives for newly acquired assets are generally as follows:

Computer equipment	3-5 years
Production equipment	5-7 years
Office equipment, furniture and fixtures	3-7 years
Internally developed software	3 years
Technology	6-9 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for maintenance repair and renewals that extend the useful life of an asset are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets resulting from the Company’s acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis, at their inception, over the estimated useful lives of the related assets generally as follows:

Customer relationships	5-20 years
Tradenames	3-20 years
Data sublicense agreement	6 years
Non-compete agreements	2-5 years
Premise-based software	1-3 years

The Company assesses its goodwill for impairment annually (as of October 1 of each year) or whenever significant indicators of impairment are present. The Company first assesses whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based on a qualitative assessment alone, the Company, using the assistance of a valuation specialist as appropriate, compares the fair value of each reporting unit to its associated carrying value. If the fair value of the reporting unit is less than the carrying value, then a hypothetical acquisition method allocation is performed to determine the amount of the goodwill impairment to recognize. The Company recognized no impairment in conjunction with its most recent goodwill impairment analysis.

Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Derivatives

Derivative financial instruments are used to manage the Company’s interest rate exposure. The Company does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for and measured at fair value and recorded on the balance sheet. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in interest expense in current earnings during the period of change.

Equity Compensation

Compensation expense related to the Company’s equity awards is generally recognized on a straight-line basis over the requisite service period. For awards subject to vesting based on market or performance conditions, however, compensation expense is recognized under the accelerated method. The fair value of the equity awards subject only to service conditions is determined by use of a Black-Scholes model. The fair value of the equity awards subject to market or performance conditions is determined by use of a Monte Carlo simulation.

Revenue Recognition

The Company generates most of its revenue by using technology solutions to provide services to our customers that automate and simplify business and administrative functions for payers, providers and pharmacies, generally on either a per transaction, per document, per communication, per member per month, per provider per month, monthly flat fee, contingent fee or hourly basis.

Revenue for financial and administrative information exchange, payment and communication, risk adjustment, quality reporting and healthcare consulting solutions are recognized as the services are provided. Postage fees related to our payment and communication solutions volumes are recorded on a gross basis. Revenue for our eligibility and enrollment and revenue optimization solutions generally are recognized at the time that our provider customer receives notice from the payer of a pending payment. Revenue for payment integrity solutions are recognized at the time that notice of customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenue in the accompanying consolidated balance sheets.

The Company excludes sales and use tax from revenue in the accompanying consolidated statements of operations.

Income Taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes tax benefits for uncertain tax positions at the time the Company concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

In connection with CHH’s August 2009 initial public offering, the Company entered into tax receivable agreements which obligated the Company to make payments to certain current and former owners of the Company, including affiliates of Hellman & Friedman LLC (“Hellman & Friedman”) and certain members of management, equal to 85% of the applicable cash savings that the Company realizes as a result of tax attributes arising from certain previous transactions, including the 2011 Merger. In connection with the 2011 Merger, the Company’s former majority owner assigned its rights under the tax receivable agreements to affiliates of Blackstone (Blackstone, together with Hellman & Friedman and certain current and former members of management, are hereinafter sometimes referred to collectively as the “TRA Members”).

Prior to the 2011 Merger, the Company’s balance sheet reflected these obligations at the amount that was both probable and reasonably estimable. In connection with the 2011 Merger, the tax receivable agreement obligations were adjusted to their fair value. The fair value of the obligations at the time of the 2011 Merger is being accreted to the amount of the gross expected obligations using the interest method. Changes in the amount of these obligations resulting from changes to either the timing or amount of cash flows are recognized in the period of change and measured using the discount rate inherent in the initial fair value of the obligations. The accretion of these obligations is classified as a separate caption in the accompanying consolidated statements of operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. This update is effective for fiscal years and interim periods beginning in those years after December 15, 2017. Early adoption is permitted in years beginning after December 15, 2016. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or reflect the cumulative effect of initially applying the update with an adjustment to retained earnings at the date of adoption. While the Company cannot yet determine the effect the adoption of this update will have on its financial statements, the Company believes that significant changes to its accounting policies, estimation processes, internal controls and information systems, as well as significant implementation costs prior to adoption, will be necessary to comply with this update. Such changes are expected to be necessary to accumulate information and data required to estimate the transaction prices in our contracts, and to allocate such transaction prices to the specific performance obligations in our contracts, as a result of variability from volume-based pricing, price increases, contingent fees, service level agreements and other arrangements. Due to the extent of the expected data that will need to be accumulated, the Company expects to adopt the modified retrospective transition method.

In February 2016, the FASB issued ASU No. 2016-02, which generally requires that all lease obligations be recognized on the balance sheet at the present value of the remaining lease payments with a corresponding lease asset. This update is scheduled to be effective for fiscal years and interim periods beginning in those years after December 15, 2018. The Company is currently assessing the potential effects this update may have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for fiscal years and interim periods beginning in those years after December 15, 2019, with early adoption permitted beginning with fiscal years beginning after December 15, 2018. The Company is currently assessing the potential effects this update may have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, which provides a screen to determine when an integrated set of assets and activities represents a business. Specifically, this update requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets and activities is not a business. This update is scheduled to be effective for fiscal years and interim periods beginning in those years after December 15, 2017. The Company is currently assessing the potential effects this update may have on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, which generally provides that an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value, subject to a restriction that the impairment charge cannot exceed the value of the total goodwill of the reporting unit. This update is scheduled to be effective for fiscal years and interim periods beginning in those years after December 15, 2019, with early adoption permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In January 2015, the Company adopted FASB ASU No. 2014-08, which changes the requirements for reporting discontinued operations. Following adoption of this update, discontinued operations generally will be reported for the disposal, by sale or otherwise, of a component or a group of components that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results. Upon adoption, this update had no effect on the Company’s consolidated financial statements.

In July 2015, the Company adopted FASB ASU No. 2015-05, which provides guidance to customers about whether a cloud computing arrangement includes a software license and requires that all software licenses utilized in internal use software arrangements be accounted for consistent with other licenses of intangible assets. As a result, following the adoption of this update, the Company began recognizing new or materially modified software licenses within intangible assets on its consolidated balance sheet and began recognizing the related amortization of these intangible assets within amortization expense. The adoption of this update had no material effect on the Company’s consolidated financial statements.

In October 2015, the Company adopted FASB ASU No. 2015-16, which simplifies the accounting for measurement period adjustments in connection with business combinations. Following the adoption of this update, the Company recognizes adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The adoption of this update had no material effect on the Company’s consolidated financial statements.

In January 2016, the Company adopted FASB ASU No. 2014-12, which clarifies, in the context of share-based payment awards, that a performance target that affects vesting and could be achieved after the requisite service period has been rendered should be treated as a performance condition. Prior to this update, because there was no explicit guidance, there was diversity in practice among companies. The adoption of this update had no material effect on the Company’s consolidated financial statements.

In August 2016, the Company adopted FASB ASU No. 2016-15, which specifies the treatment within the statement of cash flows of eight specific matters including the treatment of debt prepayment or debt extinguishment costs and contingent consideration payments made after a business combination, among other matters. The adoption of this update had no material effect on the Company’s consolidated financial statements.

In January 2017, the Company adopted FASB ASU No. 2016-09, which generally requires that all income tax effects of share-based payment awards be recognized in the statement of operations when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The adoption of this standard had no material effect on the Company’s consolidated financial statements.

3.	Concentration of Credit Risk

The Company’s revenue is primarily generated in the United States. Changes in economic conditions, government regulations or demographic trends, among other matters, in the United States could adversely affect the Company’s revenue and results of operations.

The Company maintains its cash and cash equivalent balances in either insured depository accounts or money market mutual funds. The money market mutual funds are limited to investments in low-risk securities such as United States or government agency obligations, or repurchase agreements secured by such securities.

4.	Business Combinations and Disposal Transaction

Business Combinations

In July 2014, the Company acquired all of the equity interests of Capario, Inc. (“Capario”), a technology-enabled provider of revenue cycle management solutions.

In November 2014, the Company acquired all of the equity interests of Change Healthcare Corporation (“Engagement Solutions”), a technology-enabled provider of healthcare consumer engagement and transparency solutions.

In December 2014, the Company acquired all of the equity interests of Adminisource Communications, Inc. (“Adminisource”), a technology-enabled provider of payment and communication solutions.

In August 2015, the Company acquired all of the equity interests of Altegra Health, Inc. (“Altegra Health”), a technology-enabled provider that assists payers and risk bearing providers with analytics and reporting capabilities for risk adjustment, member engagement and quality analysis to achieve actionable insights and improved management for value-based healthcare.

The following table summarizes certain information related to these acquisitions.

	Altegra Health	Adminisource	Engagement Solutions	Capario
Total Consideration Fair Value at Acquisition Date:
Cash paid at closing	$735,669	$34,825	$138,329	$89,423
Contingent consideration	—	—	4,730	—
Options fair value	—	—	650	—
Other	(4,000)	(925)	80	(219)

	$731,669	$33,900	$143,789	$89,204

Allocation of the Consideration Transferred:
Cash	$17,176	$—	$8,053	$2,292
Accounts receivable	51,954	6,474	335	4,839
Prepaid expenses and other current assets	7,648	466	397	1,113
Deferred income tax assets	—	3,797	9,170	—
Property and equipment	40,521	874	7,953	9,580
Identifiable intangible assets:
Tradename	17,930	108	5,300	900
Noncompetition agreements	43,040	—	2,840	2,740
Customer relationships	351,290	21,230	4,430	38,510
Other	633	—	—	—
Goodwill	531,404	3,223	109,994	76,279
Accounts payable	(836)	(279)	(174)	(2,270)
Accrued sales taxes	(4,228)	—	—	—
Other accrued expenses	(51,006)	(1,993)	(2,203)	(8,818)
Deferred revenue	(5,100)		(306)	(2)
Current maturities of long-term debt	—	—	—	(2,600)
Deferred income tax liabilities	(114,288)	—	—	(14,367)
Long-term debt	(154,469)	—	(2,000)	(18,785)
Other long-term liabilities	—	—	—	(207)

Total consideration transferred	$731,669	$33,900	$143,789	$89,204

	Altegra Health	Adminisource	Engagement Solutions	Capario

Acquisition costs in sales, marketing, general and administrative expense:
For the period ended February 28, 2017	$—	$—	$—	$—
For the year ended December 31, 2016	$—	$—	$—	$—
For the year ended December 31, 2015	$4,685	$—	$48	$—
Other Information:
Gross contractual accounts receivable	$54,608	$7,521	$335	$5,112
Amount not expected to be collected	$2,654	$1,047	$—	$273
Goodwill expected to be deductible for tax purposes	$—	$—	$—	$—
Contingent Consideration Information:
Contingent consideration range	N/A	N/A	$0-$50,000	N/A
Measurement period	N/A	N/A	January 1, 2015 to December 31, 2017	N/A
Basis of measurement	N/A	N/A	Revenue performance	N/A
Type of measurement	N/A	N/A	Level 3	N/A
Key assumptions at the acquisition date:
Range of annual revenue performance	N/A	N/A	$5,516-$51,376	N/A
Expected payment date(s)	N/A	N/A	2016-2018	N/A
Discount rate(s)	N/A	N/A	10.5% to 11.3%	N/A
Increase (decrease) to net loss:
For the period ended February 28, 2017	N/A	N/A	—	N/A
For the year ended December 31, 2016	N/A	N/A	—	N/A
For the year ended December 31, 2015	N/A	N/A	$(4,730)	N/A

In connection with the Altegra acquisition, the Company recognized pre-acquisition contingencies of $4,228 within goodwill which were resolved subsequent to the measurement period. The resolution of these pre-acquisition contingencies following the measurement period resulted in an increase to pretax income of $1,098 during the year ended December 31, 2016.

The Company generally recognizes goodwill attributable to the assembled workforce and expected synergies among the operations of the acquired entities and the Company’s existing operations. In the case of the Company’s acquisitions of operating companies, synergies generally have resulted from the elimination of duplicative facilities and personnel costs and cross selling opportunities among the Company’s existing customer base. Goodwill is generally deductible for federal income tax purposes when a business combination is treated as an asset purchase. Goodwill is generally not deductible for federal income tax purposes when the business combination is treated as a stock purchase.

Disposal of eRx Network

In February 2017, the Company, distributed all of its interest in eRx Network to the stockholders of the Company, subject to an option purchase agreement whereby the Company retains the right to reacquire eRx Network in the event that McKesson ceases to own at least 5% of the membership units in NewCo. The option, with a term of five years, specifically provides the Company the right to purchase the stock of eRx Network for the sum of one dollar and the product of twelve and the increase in trailing twelve month EBITDA from closing of the transaction to the period immediately prior to the exercise of the purchase option.

No gain or loss was recognized upon the distribution. The difference in the eRx Network assets and liabilities at the distribution date has been reflected as a reduction of additional paid in capital of the Company during the two-month period ended February 28, 2017. The distributed assets and liabilities are disclosed separately in the supplemental information section of the consolidated statements of cash flows, included herein.

5.	Property and Equipment

Property and equipment as of February 28, 2017, December 31, 2016 and December 31, 2015, consisted of the following:

	February 28, 2017	December 31, 2016	December 31, 2015
Computer equipment	$91,911	$89,820	$72,628
Production equipment	26,235	26,243	25,484
Office equipment, furniture and fixtures	16,529	15,070	12,766
Software	241,170	226,995	177,833
Technology	206,436	206,436	192,157
Leasehold improvements	44,731	44,101	36,745
Construction in process	17,674	26,163	42,774
	644,686	634,828	560,387
Less accumulated depreciation	(420,053)	(404,097)	(316,242)

Property and equipment, net	$224,633	$230,731	$244,145

Depreciation expense was $16,214, $96,008 and $90,294 for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

6.	Goodwill and Intangible Assets

The following table presents the changes in the carrying amount of goodwill for the indicated periods.

	Software and Analytics	Network Solutions	Technology- enabled Services	Total
December 31, 2015	1,105,163	614,567	494,040	2,213,770
Other	(872)	—	—	(872)
December 31, 2016	1,104,291	614,567	494,040	2,212,898
eRx Network disposal	—	(41,631)	—	(41,631)

February 28, 2017	$1,104,291	$572,936	$494,040	$2,171,267

Intangible assets subject to amortization as of February 28, 2017 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	13.4	$1,888,212	$(455,983)	$1,432,229
Tradenames	4.1	24,138	(6,957)	17,181
Non-compete agreements	0.8	43,472	(28,191)	15,281
Data sublicense agreement	0.6	31,000	(27,931)	3,069
Technology-based intangible assets	2.3	58,580	(17,016)	41,564
Other	4.7	3,401	(614)	2,787

Total		$2,048,803	$(536,692)	$1,512,111

Intangible assets subject to amortization as of December 31, 2016 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	13.6	$1,982,260	$(462,440)	$1,519,820
Tradenames	4.3	24,138	(6,265)	17,873
Non-compete agreements	1.0	43,472	(25,179)	18,293
Data sublicense agreement	0.8	31,000	(27,058)	3,942
Technology-based intangible assets	2.6	55,806	(13,110)	42,696
Other	4.8	3,660	(615)	3,045

Total		$2,140,336	$(534,667)	$1,605,669

Intangible assets subject to amortization as of December 31, 2015 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	14.6	$1,979,182	$(350,846)	$1,628,336
Tradenames	5.2	24,775	(2,757)	22,018
Non-compete agreements	1.7	61,852	(21,529)	40,323
Data sublicense agreement	1.8	31,000	(21,821)	9,179
Other	2.6	11,654	(3,647)	8,007

Total		$2,108,463	$(400,600)	$1,707,863

Amortization expense was $27,100, $156,277 and $252,008 for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

Aggregate future amortization expense for intangible assets is estimated to be:

2017 (remaining)	$119,382
2018	144,150
2019	111,695
2020	109,113
2021	106,433
Thereafter	921,338

$1,512,111

7.	Accrued Expenses

Accrued expenses as of February 28, 2017, December 31, 2016 and December 31, 2015 consisted of the following:

	February 28, 2017	December 31, 2016	December 31, 2015
Customer deposits	$25,843	$25,756	$29,136
Accrued compensation	52,863	34,631	34,235
Accrued rebates	7,371	8,196	7,494
Accrued telecommunications	3,279	3,754	4,257
Accrued outside services	39,636	32,977	8,387
Accrued insurance	4,530	4,835	4,208
Accrued income, sales and other taxes	3,871	3,078	9,180
Accrued interest	31,319	35,642	7,376
Interest rate swap agreement	2,059	2,521	1,870
Accrued liabilities for purchases of property and equipment	3,979	5,208	2,883
Current portion of contingent consideration	—	—	4,650
Current portion of tax receivable agreement obligations to related parties	980	980	986
Pass-through payments	6,598	6,663	28,222
Other accrued liabilities	24,685	26,213	24,285

	$207,013	$190,454	$167,169

8.	Long-Term Debt

The Company’s long-term indebtedness is comprised of a senior secured term loan facility (as amended, the “Term Loan Facility”), a revolving credit facility (the “Revolving Facility”; together with the Term Loan Facility, the “Senior Credit Facilities”), 11% senior notes due 2019 (the “2019 Notes”), 11.25% senior notes due 2020 (the “2020 Notes”) and 6% senior notes due 2021 (the “2021 Notes”; together with the 2019 Notes and 2020 Notes, the “Senior Notes”).

Long-term debt as of February 28, 2017, December 31, 2016 and December 31, 2015 consisted of the following:

	February 28, 2017	December 31, 2016	December 31, 2015
Senior Credit Facilities
$1,696 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $14,116, $15,441 and $23,511 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively (effective interest rate of 4.29%)	$1,614,455	$1,613,131	$1,621,981
$160 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $2,005, $2,193 and $3,334 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively (effective interest rate of 4.54%)	154,395	154,207	154,666
$125 million Senior Secured Revolving Credit facility, $28.4 million expired on November 2, 2016 and $96.6 million expiring on August 3, 2018, and bearing interest at a variable base rate plus a spread rate	—	—	—

	February 28, 2017	December 31, 2016	December 31, 2015
Senior Notes
$375 million 11% Senior Notes due December 31, 2019, net of unamortized discount of $4,750, $4,984 and $6,299 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively (effective interest rate of 11.53%)	370,250	370,016	368,701
$375 million 11.25% Senior Notes due December 31, 2020, net of unamortized discount of $6,916, $7,151 and $8,471 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively (effective interest rate of 11.85%)	368,084	367,849	366,529
$250 million 6% Senior Notes due February 15, 2021, net of unamortized discount of $4,932, $5,114 and $6,161 at February 28, 2017, December 31, 2016 and December 31, 2015, respectively (effective interest rate of 6.57%)	245,068	244,886	243,839
Obligation under data sublicense agreement	3,074	3,074	10,810
Other	7,612	7,871	7,427
Less current portion	(25,162)	(25,021)	(32,775)

Long-term debt	$2,737,776	$2,736,013	$2,741,178

Senior Credit Facilities

The credit agreement governing the Senior Credit Facilities (the “Senior Credit Agreement”) provides that, subject to certain conditions, the Company may request additional tranches of term loans, increase commitments under the Revolving Facility or the Term Loan Facility or add one or more incremental revolving credit facility tranches (provided that the revolving credit commitments outstanding at any time have no more than three different maturity dates) in an aggregate amount not to exceed (a) $300,000 plus (b) an unlimited amount at any time, subject to compliance on a pro forma basis with a first lien net leverage ratio of no greater than 4.00 to 1.00. Availability of such additional tranches of term loans or revolving credit facilities and/or increased commitments is subject to, among other conditions, the absence of any default under the Senior Credit Agreement and the receipt of commitments by existing or additional financial institutions. Proceeds of the Revolving Facility, including up to $30,000 in the form of borrowings on same-day notice, referred to as swingline loans, and up to $50,000 in the form of letters of credits ($6,051 outstanding as of February 28, 2017), are available to provide financing for working capital and general corporate purposes.

Borrowings under the Senior Credit Facilities bear interest at an annual rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (i) the applicable prime rate, (ii) the federal funds rate plus 0.50% and (iii) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for an interest period of one month, adjusted for certain additional costs, plus 1.00%, which base rate, in the case of the Term Loan Facility only, shall be no less than 2.25%, or (b) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, which, in the case of the Term Loan Facility only, shall be no less than 1.25%.

In April 2012, the Company amended the Senior Credit Agreement to reprice the Senior Credit Facilities and borrow $80,000 of additional term loans. In April 2013, the Company again amended the Senior Credit Agreement to further reprice, and also to modify certain financial covenants under the Senior Credit Facilities. Following the April 2013 amendment, the interest rate on both the Term Loan Facility and

Revolving Facility is LIBOR plus 2.50%. The Term Loan Facility remains subject to a LIBOR floor of 1.25%, and there continues to be no LIBOR floor on the Revolving Facility. In connection with the April 2013 repricing, the Senior Credit Agreement also was amended to, among other things, eliminate the financial covenant related to the consolidated cash interest coverage ratio and modify the financial covenant related to the net leverage test by maintaining the required first lien net leverage ratio at 5.35 to 1.00 for the remaining term of the Senior Credit Facilities.

In December 2014 and August 2015, through further amendments to the Senior Credit Agreement, the Company borrowed an additional $160,000 and $395,000, respectively, under incremental term loan facilities on identical terms and having the same rights and obligations as the existing term loans under the Senior Credit Agreement.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, the Company is required to pay customary agency fees, letter of credit fees and a 0.50% commitment fee in respect of the unutilized commitments under the Revolving Facility.

The Senior Credit Agreement requires that the Company prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Credit Agreement, (b) 50% (which percentage will be reduced to 25% and 0% based on the Company’s first lien net leverage ratio) of the Company’s annual excess cash flow and (c) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

The Company generally may voluntarily prepay outstanding loans under the Senior Credit Facilities at any time without premium or penalty other than breakage costs with respect to LIBOR loans.

The Company is required to make quarterly payments equal to 0.25% of the aggregate principal amount of the loans under the Term Loan Facility, with the balance due and payable on November 2, 2018.

Certain of the Company’s United States wholly-owned restricted subsidiaries are co-borrowers and jointly and severally liable for all obligations under the Senior Credit Facilities. Such obligations of the co-borrowers are unconditionally guaranteed by Change Healthcare Intermediate Holdings, Inc. (a direct wholly-owned subsidiary of the Company) and each of its existing and future United States wholly-owned restricted subsidiaries (with certain exceptions including immaterial subsidiaries). These obligations are secured by a perfected security interest in substantially all of the assets of the co-borrowers and guarantors now owned or later acquired, including a pledge of all of the capital stock of the Company and its United States wholly-owned restricted subsidiaries and 65% of the capital stock of its foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions.

The Senior Credit Agreement requires the Company to comply with a maximum first lien net leverage ratio financial maintenance covenant, to be tested on the last day of each fiscal quarter. A breach of the first lien net leverage ratio covenant is subject to certain equity cure rights. In addition, the Senior Credit Facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of subsidiaries;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company or any restricted subsidiary;

•	alter the business of the Company;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with affiliates; and

•	enter into agreements limiting dividends and distributions of certain subsidiaries.

The Senior Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon change of control).

As of February 28, 2017 and December 31, 2016, the Company believes it was in compliance with all of the applicable debt covenants under the Senior Credit Agreement.

As further described in Note 1, upon the closing of the MTS Transaction, all outstanding indebtedness under Senior Credit Facilities was repaid using proceeds from new debt instruments entered into in connection with the MTS Transaction.

Senior Notes

The 2019 Notes bear interest at an annual rate of 11.00% with interest payable semi-annually on June 30 and December 31 of each year. The 2019 Notes mature on December 31, 2019. The 2020 Notes bear interest at an annual rate of 11.25% with interest payable quarterly on March 31, June 30, September 30 and December 31 of each year. The 2020 Notes mature on December 31, 2020. The 2021 Notes bear interest at an annual rate of 6.00% with interest payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2016. The 2021 Notes mature on February 15, 2021.

The Company may redeem the 2019 Notes, the 2020 Notes or both, in whole or in part, at any time on or after December 31, 2015 at the applicable redemption price, plus accrued and unpaid interest.

The Company may redeem the 2021 Notes, in whole or in part, at any time on or after August 15, 2017 at the applicable redemption price, plus accrued and unpaid interest. At any time prior to August 15, 2017, the Company may, at its option and on one or more occasions, redeem up to 40% of the aggregate principal amount of the 2021 Notes at a redemption price equal to 100% of the aggregate principal amount, plus a premium and accrued and unpaid interest with the net cash proceeds of certain equity offerings. At any time prior to August 15, 2017, the Company may redeem the 2021 Notes, in whole or in part, at its option and on one or more occasions, at a redemption price equal to 100% of the principal amount, plus a “make-whole premium” and accrued and unpaid interest.

If the Company experiences specific kinds of changes in control, it must offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Senior Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The Company’s obligations under the Senior Notes are guaranteed on a senior basis by all of its existing and subsequently acquired or organized wholly-owned United States restricted subsidiaries that guarantee the Senior Credit Facilities or its other indebtedness or indebtedness of any affiliate guarantor. The Senior Notes and the related guarantees are effectively subordinated to the Company’s existing and future secured obligations and that of its affiliate guarantors to the extent of the value of the collateral securing such obligations, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Notes.

The indentures governing the Senior Notes (the “Indentures”) contain customary covenants that restrict the ability of the Company and its restricted subsidiaries to:

•

pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company, subject to customary exceptions, including compliance with a fixed charge coverage ratio and subject to limitation based on net income generated during the term of the Indentures;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with affiliates; and

•	enter into agreements restricting the subsidiaries’ ability to pay dividends.

The Indentures also contain certain customary affirmative covenants and events of default.

As of February 28, 2017 and December 31, 2016, the Company believes it was in compliance with all of the applicable debt covenants under the Senior Notes.

As further described in Note 1, upon the closing of the MTS Transaction, all outstanding indebtedness under Senior Notes was repaid using proceeds from new debt instruments entered into in connection with the MTS Transaction.

Obligation Under Data Sublicense Agreement

In 2009 and 2010, the Company acquired certain additional rights to specified uses of its data from the former owner of the Company’s business in order to broaden the Company’s ability to pursue business intelligence and data analytics solutions for payers and providers. The Company previously licensed exclusive rights to this data to the former owner of the Company’s business. In connection with these data rights acquisitions, the Company recorded amortizable intangible assets and corresponding obligations at inception based on the present value of the scheduled annual payments through 2018, which totaled $65,000 in the aggregate (approximately $3,500 remained payable at February 28, 2017 and December 31, 2016). In connection with the 2011 Merger, the Company was required to adjust this obligation to its fair value.

Other

From time to time, the Company enters into deferred financing arrangements with certain vendors. The obligations under such arrangements are recorded at the present value of the scheduled payments. Such future payments totaled approximately $7,600 and $7,900 at February 28, 2017 and December 31, 2016, respectively.

Aggregate Future Maturities

The aggregate amounts of future maturities under long-term debt arrangements are as follows:

2017 (remaining)	$25,162
2018	1,769,257
2019	375,413
2020	375,413
2021	250,413
Thereafter	—

$2,795,658

9.	Interest Rate Swap

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swap and cap agreements as part of its interest rate risk management strategy.

In January 2012, the Company executed three interest rate swap agreements, which expired in February 2017, to hedge the variable cash flows associated with existing variable-rate debt pursuant to the Term Loan Facility. In March 2016, the Company executed two annuitized interest rate cap agreements with a combined notional amount of $650,000 to limit the exposure of the variable component of interest rates under the Term Loan Facility or future variable rate indebtedness to a maximum of 1.25%, beginning in March 2017 and expiring in March 2020. As of February 28, 2017 and December 31, 2016, the Company’s outstanding interest rate swap agreements and interest rate cap agreements were designated as cash flow hedges of interest rate risk and determined to be highly effective.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the twelve months subsequent to February 28, 2017, the Company estimates that an additional $970 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Company’s derivative instruments at February 28, 2017, December 31, 2016 and December 31, 2015, respectively:

	Fair Values of Derivative Financial Instruments Asset (Liability)
	Balance Sheet Location	February 28, 2017	December 31, 2016	December 31, 2015
Derivative financial instruments designated as hedging instruments:
Interest rate swap and cap agreements	Other assets	$3,264	$3,363	$—
Interest rate swap and cap agreements	Accrued expenses	(2,059)	(2,521)	(1,870)
Interest rate swap and cap agreements	Other long-term liabilities	—	—	(556)

		$1,205	$842	$(2,426)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying consolidated statements of operations for the two month ended February 28, 2017 and the years ended December 31, 2016 and 2015, respectively, is summarized in the following table:

	January 1 through February 28, 2017	Year Ended December 31,
		2016	2015
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to effective portion of derivative financial instruments recognized in other comprehensive loss	$150	$659	$(2,668)
Gain/ (loss) related to effective portion of derivative financial instruments reclassified from accumulated other comprehensive loss to interest expense	(220)	(2,593)	(2,587)

Gain/ (loss) related to ineffective portion of derivative financial instruments recognized in interest expense	$9	$16	$—

Credit Risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company also could be declared in default on its derivative obligations.

As of February 28, 2017, the termination value of the Company’s derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $1,223. If the Company had breached any of these provisions at February 28, 2017, the Company could have been required to settle its obligations under the agreements at this termination value. The Company does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

10.	Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company’s assets and liabilities that are measured at fair value on a recurring basis consist of the Company’s derivative financial instruments and contingent consideration associated with business combinations. The tables below summarize these items as of February 28, 2017 and December 31, 2016, respectively, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at February 28, 2017	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap and cap agreements	$1,205	$—	$1,205	$—

Total	$1,205	$—	$1,205	$—

Description	Balance at December 31, 2016	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap and cap agreements	$842	$—	$842	$—

Total	$842	$—	$842	$—

Description	Balance at December 31, 2015	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swaps	$(2,426)	$—	$(2,426)	$—
Contingent consideration obligations	(4,650)	—	—	(4,650)

Total	$(7,076)	$—	$(2,426)	$(4,650)

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate swap and cap agreements are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of February 28, 2017, the Company determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Company’s contingent consideration obligations was estimated as the present value of total expected contingent consideration payments which were determined using a Monte Carlo simulation. This analysis reflects the contractual terms of the purchase agreement and utilized assumptions with regard to future sales, probabilities of achieving such future sales, the timing of the expected payments and a discount rate. Significant increases with respect to assumptions as to future sales and probabilities of achieving such future sales would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3).

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	January 1 through February 28, 2017	Fiscal Year Ended December 31,
		2016	2015
Balance at beginning of period	$—	$(4,650)	$(17,486)
Adjustment of provisional amounts	—	—	(50)
Issuance of contingent consideration	—	—	—
Settlement of contingent consideration	—	—	8,061
Gain/ (loss) included in contingent consideration	—	—	4,825
Transfers out of Level 3 fair value measurements	—	4,650	—

Balance at end of period	$—	$—	$(4,650)

In January 2015, the Company paid approximately $8,057 to the former stockholders of Goold Health Systems in full satisfaction of its contingent consideration liability.

In April 2015, the Company exercised its option to terminate all future obligations under the Vieosoft Inc. (“Vieosoft”) stock purchase agreement in exchange for a future cash payment of $4,650 to the former stockholders of Vieosoft. This termination payment was not accepted and the former stockholders of Vieosoft filed a lawsuit against the Company. In December 2016, the Company received summary judgment in its favor, but final payment of the termination fee is pending further appeal by the former stockholders of Vieosoft.

In September 2015, the Company concluded that Engagement Solutions will not achieve the performance requirements necessary to earn future contingent consideration payments. As a result, the Company recognized a gain of $4,730 to eliminate the contingent consideration obligation.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

During the year ended December 31, 2015, the Company determined, as a result of technology challenges, slower than expected customer adoption, and management attrition, that one of its recently developed products in the network solutions segment may be impaired. As a result, the Company was required to assess the recoverability of the net assets included in the relevant asset group. The Company recognized an impairment charge, measured as of December 31, 2015, to adjust the carrying value of the asset group to its fair value. This impairment charge was allocated to the affected-long-lived assets on a pro rata basis. In addition, throughout 2015 the Company abandoned certain hardware and software in connection with the continued migration of software development to a cloud-based environment. Among this abandoned hardware and software was a complete redevelopment of an existing software and analytics’ solution in this cloud-based environment.

The following table summarizes the affected financial statement captions, the allocation of the impairment charges among those captions and provides certain quantitative information associated with the required fair value measurements.

	Range of Inputs 2015	Fair Value 2015	Impairment 2015
Long-lived assets to be held and used (Level 3)
Relevant asset group	N/A	$786	$4,995
Balance sheet account:
Customer relationships	N/A	N/A	N/A
Non-compete agreements	N/A	N/A	672
Other intangible assets	N/A	N/A	1,464
Property and equipment	N/A	N/A	2,859
Unobservable inputs (discounted cash flow method):
Probability of contract extension	N/A	N/A	N/A
Probability of new contract execution	N/A	N/A	N/A
Expected annual revenue range	101-$5,443	N/A	N/A
Remaining life of the asset group	7 years	N/A	N/A
Discount rate	14.9	N/A	N/A
Risk free interest rate	N/A	N/A	N/A
Long-lived assets to be disposed of Property and Equipment	N/A	$—	$3,557

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Company as of February 28, 2017, December 31, 2016 and December 31, 2015 were:

	As of February 28, 2017		As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$136,666	$136,666	$118,016	$118,016	$66,655	$66,655
Accounts receivable	$275,041	$275,041	$279,712	$279,712	$280,858	$280,858
Senior Credit Facilities (Level 1)	$1,768,850	$1,791,665	$1,767,338	$1,784,972	$1,776,647	$1,774,860
Senior Notes (Level 2)	$983,402	$1,037,554	$982,751	$1,041,406	$979,069	$1,026,250

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market quotes and trades by investors in partial interests of these instruments.

11.	Commitments

Lease Commitments

The Company recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods from the time that the Company controls the leased property.

The Company leases its offices and other facilities under operating lease agreements that expire at various dates through 2027. Future minimum lease commitments under these non-cancellable lease agreements as of February 28, 2017 were as follows:

2017 (remaining)	$13,360
2018	14,450
2019	9,540
2020	7,647
2021	7,131
Thereafter	16,280

Total minimum lease payments	$68,408

Total rent expense for all operating leases was $2,873, $16,773 and $14,806 for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

Post-employment Benefits

The Company generally offers post-employment benefits to its employees in the case of certain employee termination events consisting of severance and outplacement services. The extent of such benefits vary based on employee title and, in some cases, accumulate based on the respective employee’s years of service to the Company. Due to the episodic nature of the Company’s severance benefit history and the inability to reasonably predict future termination events, no accrual for accumulating severance benefits is accrued until the point that the payment of a severance benefit is probable and can be reasonably estimated. As of February 28, 2017 and December 31, 2016, the Company recognized a liability related to these benefits in the amount of $10,588 and $7,047, respectively.

12.	Legal Proceedings

Additionally, in the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

13.	Incentive Compensation Plans

Equity Compensation Plans

In connection with the 2011 Merger, the Company assumed the Equity Plan. Pursuant to the Equity Plan, 180,950 shares of the Company’s common stock have been reserved for the issuance of equity awards to employees, directors and consultants of the Company and its affiliates.

Equity Awards

The Company grants equity-based awards of its common stock to certain employees and directors under the Equity Plan. Grants under the Equity Plan consist of one, or a combination of, time-vested awards and/or performance-based awards. In each case, the equity awards are subject to certain call rights by the Company in the event of termination of service by the award holder and put rights by the award holder or his/her beneficiaries in the event of death or disability. The Company’s practice is to repurchase shares of its common stock held by former employees no earlier than six months following issuance of such shares of its common stock.

Rollover Awards: In connection with the 2011 Merger, certain outstanding grants for members of senior management under the Equity Plan were exchanged for new options of common stock (the “Rollover Awards”).

Time Vested Awards: The time-vested awards consist of the following:

(i) Tier I Time Awards were granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant and generally vest in equal 20% installments on the first through fifth anniversary of the 2011 Merger or the grant date, subject to the award holder’s continued employment through each vesting date. The Company estimates the fair value of the Tier I Time Awards using the Black-Scholes option pricing model. The Company determined that as of February 28, 2017, the consummation of the MTS Transaction was probable and as a result all remaining expense related to the Tier I Time Awards was accelerated.

(ii) Tier II Time Awards were granted with an exercise price greater than the fair value of the common stock on the date of grant and generally vest in equal 20% installments on the first through fifth anniversary of the 2011 Merger or grant date, subject to the award holder’s continued employment through each vesting date. As the Tier II Time Awards were granted with an exercise price that was significantly out of the money as of the grant date, the Tier II Time Awards contain an implied market condition. As a result, the requisite service period is the longer of the explicit and derived service periods. The Company determined that as of February 28, 2017, the consummation of the MTS Transaction was probable and as a result all remaining expense related to the Tier II Time Awards was accelerated.

Performance Awards: The performance awards were granted with an exercise price equal to the fair value of the Company’s common stock on the date of grant and vest, subject to the employee’s continued employment through the vesting date, on the date when Blackstone has sold at least 25% of the maximum number of the Company’s shares held by it (i.e. a liquidity event) and achieved specified rates of return. The Company values the performance awards using a Monte Carlo simulation. Because vesting of the performance awards is contingent upon the occurrence of a liquidity event, no compensation expense had been previously recorded related to the performance awards. In the event that a sale by Blackstone of at least 25% of its stock occurs, the Company will record all related compensation expense at that time for awards that are probable of vesting. The Company determined that as of February 28, 2017, the consummation of the MTS Transaction was probable and as a result expense related to a portion of performance awards was accelerated. As of February 28, 2017, unrecognized compensation expense related to the unvested performance awards was $16,125.

Restricted Stock Units: During 2014, the Company granted 1,500 restricted stock units with a grant date fair value of $1,020 that vests in 20% equal installments on the first through fifth anniversary of the grant date, subject to the employee’s continued employment through each vesting date. As of February 28, 2017, 900 stock units were vested with an intrinsic value of $2,160 at the time of vesting and unrecognized compensation expense related to the restricted stock units was $612. This expense is expected to be recognized over a weighted average period of 1.92 years.

Activity Summary

A summary of award activity under the Equity Plan for the period from January 1, 2017 to February 28, 2017 and the year ended December 31, 2016, is presented separately below for awards valued using the Black Scholes option pricing model and a Monte Carlo simulation.

Awards Valued Using the Black Scholes Option Pricing Model

	Awards		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term		Aggregate Intrinsic Value
	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards
Outstanding at January 1, 2016	74,115.5	2,342.0	$1,218	$217	7.9	6.5	$40,942	$3,637
Granted	1,650.0	—	1,770	—
Exercised	(1,922.0)	(550.0)	1,055	250			1,374	836
Expired	—	—	—	—
Forfeited	(7,426.5)	—	1,406	—
Outstanding at December 31, 2016	66,417.0	1,792.0	$1,215	$207	6.9	5.6	$78,705	$3,929
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Outstanding at February 28, 2017	66,417.0	1,792.0	$1,215	$207	6.8	5.5	$78,705	$3,929
Exercisable at February 28, 2017	40,479.8	1,792.0	$1,093	$207	6.2	5.5	$52,895	$3,929

Awards Valued Using a Monte Carlo Simulation

	Awards		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term		Aggregate Intrinsic Value
	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards
Outstanding at January 1, 2016	14,250.0	67,572.5	$2,500	$1,237	7.2	8.0	$—	$—
Granted	—	1,650.0	—	1,770
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(2,800.0)	(12,866.0)	2,500	1,277
Outstanding at December 31, 2016	11,450.0	56,356.5	$2,500	$1,243	6.4	7.1	$—	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Outstanding at February 28, 2017	11,450.0	56,356.5	$2,500	$1,243	6.2	6.9	$—	$—
Exercisable at February 28, 2017	8,610.0	—	$2,500	$—	6.1	—	$—	$—

Restricted Stock Units

Restricted Stock Units
Unvested at December 31, 2015	1,200
Granted	—
Canceled	—
Vested	300
Unvested at December 31, 2016	900
Granted	—
Canceled	—
Vested	300
Unvested at February 28, 2017	600

Black-Scholes and Monte Carlo Simulation Option Pricing Model Assumptions

The following table summarizes the weighted average grant date fair values of awards valued using the Black-Scholes and Monte Carlo Simulation option pricing models, as appropriate, and the weighted average assumptions used to develop the fair value estimates under each of the valuation models for the years ended December 31, 2016 and 2015, respectively (no awards were granted in the period from January 1, 2017 to February 28, 2017)

	Tier I Awards	Tier II Awards	Performance Awards
Year Ended December 31, 2016:
Weighted average grant date fair value	$884.33	N/A	$478.35
Expected volatility	49.34%	N/A	50.06%
Risk-free interest rate	1.71%	N/A	1.62%
Expected term (years)	6.49	N/A	N/A
Year Ended December 31, 2015:
Weighted average grant date fair value	$864.02	N/A	$465.06
Expected volatility	51.24%	N/A	50.70%
Risk-free interest rate	1.76%	N/A	1.70%
Expected term (years)	6.49	N/A	N/A

Expected dividend yield—The Company is subject to limitations on the payment of dividends under its Senior Credit Facilities as further discussed in Note 8 above to these consolidated financial statements. An increase in the dividend yield will decrease compensation expense.

Expected volatility—This is a measure of the amount by which the price of the equity instrument has fluctuated or is expected to fluctuate. The expected volatility was based upon the levered median historical volatility of a group of guideline companies. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate—This is the U.S. Treasury rate for the week of the grant having a term approximating the expected life of the award. An increase in the risk-free interest rate will increase compensation expense.

Expected term—This is the period of time over which the awards are expected to remain outstanding. The Company estimates the expected term as the mid-point between the actual or expected vesting date and the contractual term. An increase in the expected term will increase compensation expense.

Summary of Equity Compensation Expense

For the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, the Company recognized expense of $26.4 million, $10.1 million and $9.3 million. The Company recognized a deferred income tax benefit of $10.5 million, $4.0 million and $3.8 million, respectively, for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, related to the aforementioned equity-based compensation expense. The actual tax benefits realized from stock options exercised for the period from January 1, 2017 to February 28, 2017 and the year ended December 31, 2016 and 2015 was $7.5 million, $0.4 million and $0.2 million, respectively.

Long Term Cash Incentive Plan

During 2013, the Company adopted the Change Healthcare Holdings, Inc. Long Term Cash Incentive Plan (the “LTIP”). Under the terms of the LTIP, each participant has the opportunity to accrue a specified percentage of their respective annual base salary during each year of the 2013 to 2017 performance period based on the amount by which earnings before interest, taxes, depreciation and amortization of the participants designated business unit exceed a specified threshold. Aggregate payments under the LTIP will occur only in connection with a change in control of the Company and generally require the continued service of the respective participants through the date of the change in control.

At February 28, 2017, based on current participants, the maximum amount of cash payments that could be payable under the LTIP in the event of a change in control are $5,742. As of February 28, 2017, an estimated $3,997 of this maximum amount has been earned by the participants and was paid in March 2017 upon the closing of the MTS Transaction. Because any payments under the LTIP are contingent upon a change in control, no amounts under the LTIP had been accrued in the accompanying consolidated balance sheets prior to the period ending February 28, 2017.

14.	Retirement Plans

Employees of the Company may participate in a 401k plan, which provides for matching contributions from the Company. Expenses related to this 401k plan were $1,379, $7,803 and $6,322 for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

15.	Income Taxes

The income tax provision (benefit) for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively, was as follows:

	January 1, through February 28, 2017	Year Ended December 31,
		2016	2015
Current:
Federal	$—	$(84)	$—
State	184	1,139	3,359
Current income tax provision (benefit)	184	1,055	3,359
Deferred:
Federal	(21,128)	(21,252)	(61,349)
State	(4,482)	1,106	(24,589)
Deferred income tax provision (benefit)	(25,610)	(20,146)	(85,938)

Total income tax provision (benefit)	$(25,426)	$(19,091)	$(82,579)

The differences between the federal statutory rate and the effective income tax rate principally relate to the impact of valuation allowances and uncertain tax positions related to state income taxes, changes in the Company’s Tennessee apportionment resulting from the enactment of the Tennessee Revenue Modernization Act in May 2015, book versus tax basis differences in the Company’s investment in subsidiary prior to the change in tax status of such subsidiary from a partnership to a corporation in January 2014 and stock compensation expense. The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	January 1, through February 28, 2017	Year Ended December 31,
		2016	2015
Statutory U.S. federal tax rate	35.00%	35.00%	35.00%
State income taxes (net of federal benefit)	3.56	(9.40)	13.11
Other	(0.56)	0.50	0.96
Transaction costs	(7.55)	(5.60)	—
Change in tax status	—	—	—
Equity based compensation	10.54	—	(0.20)
Tax receivable agreements	—	—	(0.41)
Effective income tax rate	40.99%	20.50%	48.46%

At February 28, 2017, the Company had net operating loss carryforwards (tax effected) for federal and state income tax purposes of approximately $185,143 and $42,702, respectively, which expire from 2026 through 2035 and 2016 through 2035, respectively. A portion of net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to the “change of ownership related to a legal entity simplification” provisions of the Internal Revenue Code and similar state provisions.

The Company and certain of its subsidiaries are included in its consolidated filing group for U.S. federal income tax purposes, as well as in certain state income tax returns that include the Company.

Significant components of the Company’s deferred tax assets (liabilities) as of February 28, 2017, December 31, 2016 and December 31, 2015 were as follows:

	February 28, 2017	December 31, 2016	December 31, 2015
Deferred tax assets and (liabilities):
Depreciation and amortization	$(485,033)	$(511,743)	$(522,281)
Accounts receivable	1,286	1,318	2,129
Fair value of interest rate swap	(506)	(356)	1,009
Accruals and reserves	30,403	15,613	14,340
Capital and net operating losses	229,388	261,790	235,934
Debt discount and interest	311	1,291	14
Equity compensation	9,444	14,839	11,839
Valuation allowance	(25,310)	(23,562)	(1,670)
Tax receivable agreement obligation to related parties	43,659	42,923	40,981
Other	4,492	2,646	3,108

Net deferred tax assets and (liabilities)	$(191,867)	$(195,241)	$(214,597)

Reported as:
Non-current deferred tax assets	—	—	—
Non-current deferred tax liabilities	(191,867)	(195,241)	(214,597)

Net deferred tax assets and (liabilities)	$(191,867)	$(195,241)	$(214,597)

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	January 1, through February 28, 2017	Year Ended December 31,
		2016	2015
Unrecognized benefit from prior years	$10,228	$10,312	$10,312
Decreases from prior period tax positions	—	(84)	—
Increases from current period tax positions	49,851	—	—
Decreases from settlements with taxing authorities	—	—	—

Ending unrecognized benefit	$60,079	$10,228	$10,312

The Company had unrecognized tax benefits of $50,518, $667 and $752 as of February 28, 2017, December 31, 2016 and 2015, which if recognized, would affect the effective income tax rate.

The Company recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Company recognized no interest and penalties for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company’s U.S. federal and state income tax returns for the tax years 2012 and beyond remain subject to examination by the Internal Revenue Service. With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying consolidated financial statements for any adjustments that may be incurred due to state, local or foreign audits.

16.	Tax Receivable Agreement Obligations to Related Parties

The Company is a party to tax receivable agreements which obligate it to make payments to the TRA Members, equal to 85% of the applicable cash savings that the Company realizes as a result of tax attributes arising from certain previous transactions, including the 2011 Merger. The Company will retain the benefit of the remaining 15% of these tax savings.

The Company expects cumulative remaining payments under the tax receivable agreements of $358,193. $184,322 of this amount, which reflected the initial fair value of the tax receivable agreement obligations plus recognized accretion, was reflected as an obligation on the accompanying consolidated balance sheet at February 28, 2017. The accompanying consolidated statement of operations for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015 include accretion expense of $2,717, $8,108 and $10,496, respectively, related to this obligation.

Based on facts and circumstances at February 28, 2017, the Company estimates the aggregate payments due under the tax receivable agreements to be as follows:

2017 (remaining)	$979
2018	973
2019	60,603
2020	82,442
2021	71,625
Thereafter	141,571
Gross expected payments	358,193
Less: Amounts representing discount	(173,872)
Total tax receivable agreement obligations due to related parties	184,321

Less: Current portion due (included in accrued expenses)	(979)

Tax receivable agreement obligations due to related parties	$183,342

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and the portion of payments under the tax receivable agreements constituting imputed interest or amortizable basis.

As a result of the covered change of control with respect to the tax receivable agreements that occurred in connection with the MTS Transaction on March 1, 2017, payments the Company makes under these tax receivable agreements will be calculated in the future using certain valuation assumptions, including that the Company will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Company on a pro rata basis from the date of the MTS Transaction (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute.

Additionally, upon the consummation of the MTS Transaction, NewCo and the Company (collectively, the “TRA Affiliates”) will be party to two additional tax receivable agreements with our current and former owners. The first of these additional tax receivable agreements generally provides for the payment by NewCo to affiliates of McKesson of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by HCIT and its subsidiaries in certain periods ending on or after the date on which McKesson ceases to own at least 20% of NewCo as a result of (i) certain amortizable tax basis in assets transferred to NewCo at the closing of the MTS Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under this tax receivable agreement with McKesson.

The second tax receivable agreement generally provides for the payment by the Company to affiliates of certain HCIT stockholders of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) by the Company in periods ending on or after the MTS Transactions as a result of certain net operating losses and certain other tax attributes of the Company as of the closing of the MTS Transactions. Upon the consummation of the MTS Transaction, the gross expected payments of the second tax receivable agreement are expected to be approximately $134,947 (unaudited).

17.	Other Related Party Transactions

Transaction and Advisory Fee Agreement

In connection with the 2011 Merger, the Company entered into a transaction and advisory fee agreement with Blackstone Management Partners L.L.C., an affiliate of Blackstone (“BMP”), and Hellman & Friedman, L.P., an affiliate of Hellman & Friedman (“HFLP,” and, together with BMP, the “Managers”), for a term of twelve years. Pursuant to the agreement, in consideration for certain advisory services, the Company is obligated to pay the Managers at the beginning of each fiscal year an aggregate advisory fee of $6,000 or an agreed upon amount not to exceed 2% of consolidated EBITDA (as defined in the Senior Credit Agreement) for such fiscal year. Pursuant to the agreement, the Managers are also entitled to receive transaction fees equal to 1% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction involving the Company.

Pursuant to the agreement, in connection with or in anticipation of a change in control of the Company, sale of all or substantially all of the assets of the Company or an initial public offering of the equity of the Company or their successors, the Managers have the option to receive, in consideration of such Manager’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all the then-current and future annual advisory fees payable under the agreement, assuming a remaining twelve-year payment period. To the extent that the Company does not pay the lump sum fee when due, the obligation will accrue interest at an annual rate of 10%, compounded quarterly. In connection with the MTS Transaction, the Managers did not exercise their option to receive such a lump sum payment.

During the period from January 1, 2017 to February 28, 2017, the Company paid $1,000 ($725 to BMP and $275 to HFLP) in advisory fees and approximately $50 as reimbursement to BMP for their out of pocket expenses. During the years ended December 31, 2016 and 2015, the Company paid $6,000 ($4,350 to BMP and $1,650 to HFLP) in advisory fees for each year and approximately $400 and $700, respectively, as reimbursement to BMP for their out of pocket expenses. The advisory fees are reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

Term Loans Held by Related Party

During the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, certain investment funds managed by GSO Capital Partners LP (the “GSO-managed funds”) held a portion of the term loans under the Senior Credit Facilities. GSO Advisor Holdings LLC (“GSO Advisor”) is the general partner of GSO Capital Partners LP. Blackstone, indirectly through its subsidiaries, holds all of the issued and outstanding equity interests of GSO Advisor. As of February 28, 2017, December 31, 2016

and December 31, 2015, the GSO-managed funds held $51,240, $51,368 and $55,247 in principal amount of the Senior Credit Facilities ($512, $514 and $552 of which is classified within current portion of long-term debt), respectively.

Transactions with Blackstone Portfolio Companies

The Company provides various services to certain Blackstone portfolio companies under contracts that were executed in the normal course of business. The Company recognized revenue of $767, $3,469 and $3,167 related to services provided to Blackstone portfolio companies for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

Transactions with Hellman & Friedman Portfolio Companies

The Company both provides various services to, and purchases from, certain Hellman & Friedman portfolio companies under contracts that were executed in the normal course of business. The Company recognized revenue of $1,164, $6,177 and $5,751 related to services provided to Hellman & Friedman portfolio companies for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively. The Company paid Hellman & Friedman portfolio companies $0, $577 and $233 related to services provided to the Company for the period from January 1, 2017 to February 28, 2017 and the years ended December 31, 2016 and 2015, respectively.

Other

During 2015, the Company executed agreements with a vendor and its affiliate in which a director of the Company is the president and chief executive officer to provide certain software related services. Under these agreements, the Company paid the vendor approximately $70, $102 and $681 in the aggregate for the period from January 1, 2017 and February 28, 2017 and the years ended December 31, 2016 and December 31, 2015.

18.	Segment Reporting

Effective January 1, 2015, the Company completed an internal reorganization of its reporting structure which resulted in a change in the composition of its operating segments. Additionally, the Company periodically makes other changes to the composition of its operating segments. Prior period segment information throughout the notes to these consolidated financial statements is restated to reflect the organizational structure and any other changes made.

Management views the Company’s operating results in three reportable segments: (a) software and analytics, (b) network solutions and (c) technology-enabled services. Listed below are the results of operations for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to these consolidated financial statements.

Software and Analytics

The software and analytics segment provides revenue cycle technology, revenue optimization, payment integrity, electronic payment, risk adjustment, quality reporting, data and analytics and engagement solutions.

Network Solutions

The network solutions segment provides financial and administrative information exchange solutions for medical, pharmacy and dental claims management and other standardized healthcare transactions, including clinical information exchange capabilities.

Technology-enabled Services

The technology-enabled services segment provides payment and communication, eligibility and enrollment, healthcare consulting, payment automation and pharmacy benefits administration solutions.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services functions such as legal, finance, human resources and marketing, as well as eliminations to remove inter-segment revenue and expenses. These administrative costs are excluded from the adjusted EBITDA measure for each respective operating segment.

The revenue and adjusted EBITDA for the operating segments are as follows:

	Period from January 1, 2017 to February 28, 2017
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$86,220	$60,143	$61,596	$(3,532)	$204,427
Postage revenue	—	—	—	46,661	46,661
Inter-segment revenue	306	152	1,424	(1,882)	—

Net revenue	$86,526	$60,295	$63,020	$41,247	$251,088
Income (loss) before income taxes	18,354	30,208	14,963	(125,554)	(62,029)
Interest expense	—	—	—	30,012	30,012
Depreciation and amortization	—	—	—	43,315	43,315
EBITDA	18,354	30,208	14,963	(52,227)	11,298
Equity compensation	4,163	413	995	20,853	26,424
Acquisition accounting adjustments	21	—	77	—	98
Acquisition-related costs	818	—	—	—	818
MTS transaction-related costs	6,479	1,759	1,985	11,477	21,700
Monitoring fees and related costs	—	—	—	1,046	1,046
Strategic initiatives, duplicative and transition costs	920	1,131	340	466	2,857
Severance costs	196	4	206	113	519
Accretion	—	—	—	2,717	2,717
Other non-routine, net	1,405	128	1,012	(13)	2,532
EBITDA Adjustments	14,002	3,435	4,615	36,659	58,711

Adjusted EBITDA	$32,356	$33,643	$19,578	$(15,568)	$70,009

	Year Ended December 31, 2016
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$513,642	$379,739	$390,181	$(31,343)	$1,252,219
Postage revenue	—	—	—	304,956	304,956
Inter-segment revenue	966	586	3,746	(5,298)	—

Net revenue	$514,608	$380,325	$393,927	$268,315	$1,557,175
Income (loss) before income taxes	167,127	206,488	124,283	(592,351)	(94,453)
Interest expense	—	—	—	185,890	185,890
Depreciation and amortization	—	—	—	252,285	252,285
EBITDA	167,127	206,488	124,283	(154,176)	343,722
Equity compensation	2,903	668	624	5,952	10,147
Acquisition accounting adjustments	643	(4)	475	—	1,114
Acquisition-related costs	4,713	79	474	1,531	6,797
MTS transaction-related costs	5,391	1,464	1,652	28,356	28,356
Monitoring fees and related costs	—	—	—	6,360	6,360
Strategic initiatives, duplicative and transition costs	2,012	888	553	7,171	19,131
Severance costs	3,819	1,219	2,625	5,011	12,674
Accretion	—	—	—	8,108	8,108
Impairment of long-lived assets	—	—	—	689	689
Other non-routine, net	1,626	337	275	698	2,936
EBITDA Adjustments	21,107	4,651	6,678	63,876	96,312

Adjusted EBITDA	$188,234	$211,139	$130,961	$(90,300)	$440,034

	Year Ended December 31, 2015
	Software and Analytics	Network Solutions	Technology enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$353,526	$375,582	$421,455	$(26,375)	$1,124,188
Postage revenue	—	—	—	352,895	352,895
Inter-segment revenue	1,190	383	4,478	(6,051)	—

Net revenue	$354,716	$375,965	$425,933	$320,469	$1,477,083
Income (loss) before income taxes	115,721	194,166	144,776	(625,075)	(170,412)
Interest expense	—	—	—	168,252	168,252
Depreciation and amortization	—	—	—	342,303	342,303
EBITDA	115,721	194,166	144,776	(114,520)	340,143
Equity compensation	1,972	820	701	5,792	9,285
Acquisition accounting adjustments	1,165	5	636	—	1,806
Acquisition-related costs	395	93	1,012	6,943	8,443
Monitoring fees and related costs	—	—	—	6,703	6,703
Strategic initiatives, duplicative and transition costs	2,101	1,333	1,784	5,672	10,890
Severance costs	2,209	846	2,748	1,192	6,995
Accretion	—	—	—	10,496	10,496
Impairment of long-lived assets	2,178	5,953	999	(578)	8,552
Contingent consideration	(4,825)	—	—	—	(4,825)
Other non-routine, net	944	521	114	3,538	5,117
EBITDA Adjustments	6,139	9,571	7,994	39,758	63,462

Adjusted EBITDA	$121,860	$203,737	$152,770	$(74,762)	$403,605

19.	Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of taxes, as of and for the year ended December 31, 2016 and for the period from January 1, 2017 to February 28, 2017.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2016	$(1,137)	$(1,519)	$(2,656)
Change associated with foreign currency translation	147	—	147
Change associated with current period hedging	—	4,489	4,489
Reclassification into earnings	—	(2,593)	(2,593)

Balance at December 31, 2016	$(990)	$377	$(613)

Change associated with foreign currency translation	97	—	97
Change associated with current period hedging	—	438	438
Reclassification into earnings	—	(220)	(220)

Balance at February 28, 2017	$(893)	$595	$(298)

20.	Supplemental Condensed Consolidating Financial Information

In lieu of providing separate annual and interim financial statements for each guarantor of debt securities to be registered, Regulation S-X of SEC Guidelines, Rules and Regulations (“Regulation S-X”) provides companies, if certain criteria are satisfied, with the option to instead provide condensed consolidating financial information for its issuers, guarantors and non-guarantors. In the case of CHH, the applicable criteria include the following: (i) the Senior Notes are fully and unconditionally guaranteed on a joint and several basis (subject to customary release provisions), (ii) each of the guarantors of the Senior Notes is a direct or indirect 100%-owned subsidiary of CHH and (iii) any non-guarantors are considered minor as that term is defined in Regulation S-X. Because each of these criteria has been satisfied by CHH, summarized condensed consolidating balance sheets at February 28, 2017, December 31, 2016 and 2015, condensed consolidating statements of operations, comprehensive income (loss) and cash flows for the period from January 1, 2017 to February 28, 2017 and for each of the years ended December 31, 2016 and 2015, respectively, for CHH, segregating the issuer, the subsidiary guarantors and consolidating adjustments, are reflected below. Prior year amounts have been reclassified to conform to the current year presentation.

Condensed Consolidating Balance Sheet

	As of February 28, 2017
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$251	$136,415	$—	$136,666
Accounts receivable, net of allowance for doubtful accounts	—	275,041	—	275,041
Prepaid expenses and other current assets	9,060	37,619	—	46,679

Total current assets	9,311	449,075	—	458,386
Property and equipment, net	—	224,633	—	224,633
Due from affiliates	—	214,217	(214,217)	—
Investment in consolidated subsidiaries	2,110,871	—	(2,110,871)	—
Goodwill	—	2,171,267	—	2,171,267
Intangible assets, net	—	1,512,111	—	1,512,111
Other assets, net	305,310	7,687	(301,406)	11,591

Total assets	$2,425,492	$4,578,990	$(2,626,494)	$4,377,988

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$545	$41,306	$—	$41,851
Accrued expenses	52,390	154,623	—	207,013
Deferred revenue	—	23,818	—	23,818
Current portion of long-term debt	3,438	21,724	—	25,162

Total current liabilities	56,373	241,471	—	297,844
Due to affiliates	214,217	—	(214,217)	—
Long-term debt, excluding current portion	1,016,884	1,720,892	—	2,737,776
Deferred income tax liabilities	—	493,273	(301,406)	191,867
Tax receivable agreement obligations to related parties	183,342	—	—	183,342
Other long-term liabilities	1,655	12,483	—	14,138
Commitments and contingencies
Equity	953,021	2,110,871	(2,110,871)	953,021

Total liabilities and equity	$2,425,492	$4,578,990	$(2,626,494)	$4,377,988

Condensed Consolidating Balance Sheet

	As of December 31, 2016
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$32,047	$85,969	$—	$118,016
Accounts receivable, net of allowance for doubtful accounts	—	279,712	—	279,712
Prepaid expenses and other current assets	2,570	42,119	—	44,689

Total current assets	34,617	407,800	—	442,417
Property and equipment, net	—	230,731	—	230,731
Due from affiliates	—	188,280	(188,280)	—
Investment in consolidated subsidiaries	2,215,234	—	(2,215,234)	—
Goodwill	—	2,212,898	—	2,212,898
Intangible assets, net	—	1,605,669	—	1,605,669
Other assets, net	289,581	7,230	(285,984)	10,827

Total assets	$2,539,432	$4,652,608	$(2,689,498)	$4,502,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$160	$30,392	$—	$30,552
Accrued expenses	39,658	150,796	—	190,454
Deferred revenue	—	22,757	—	22,757
Current portion of long-term debt	3,437	21,584	—	25,021

Total current liabilities	43,255	225,529	—	268,784
Due to affiliates	188,280	—	(188,280)	—
Long-term debt, excluding current portion	1,016,128	1,719,885	—	2,736,013
Deferred income tax liabilities	—	481,225	(285,984)	195,241
Tax receivable agreement obligations to related parties	180,625	—	—	180,625
Other long-term liabilities	1,429	10,735	—	12,164
Commitments and contingencies
Equity	1,109,715	2,215,234	(2,215,234)	1,109,715

Total liabilities and equity	$2,539,432	$4,652,608	$(2,689,498)	$4,502,542

Condensed Consolidating Balance Sheet

	As of December 31, 2015
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$738	$65,917	$—	$66,655
Accounts receivable, net of allowance for doubtful accounts	—	280,858	—	280,858
Prepaid expenses and other current assets	2,234	33,179	—	35,413

Total current assets	2,972	379,954	—	382,926
Property and equipment, net	3	244,142	—	244,145
Due from affiliates	135,406	—	(135,406)	—
Investment in consolidated subsidiaries	1,976,243	—	(1,976,243)	—
Goodwill	—	2,213,770	—	2,213,770
Intangible assets, net	1,000	1,706,863	—	1,707,863
Other assets, net	268,137	8,050	(267,687)	8,500

Total assets	$2,383,761	$4,552,779	$(2,379,336)	$4,557,204

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	—	27,950	—	27,950
Accrued expenses	10,689	156,480	—	167,169
Deferred revenue	—	12,943	—	12,943
Current portion of long-term debt	8,099	24,676	—	32,775

Total current liabilities	18,788	222,049	—	240,837
Due to affiliates	—	135,406	(135,406)	—
Long-term debt, excluding current portion	1,015,243	1,725,935	—	2,741,178
Deferred income tax liabilities	—	482,284	(267,687)	214,597
Tax receivable agreement obligations to related parties	173,493	—	—	173,493
Other long-term liabilities	1,092	10,862	—	11,954
Commitments and contingencies
Equity	1,175,145	1,976,243	(1,976,243)	1,175,145

Total liabilities and equity	$2,383,761	$4,552,779	$(2,379,336)	$4,557,204

Condensed Consolidating Statement of Operations

	Two Months Ended February 28, 2017
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue:
Solutions revenue	$—	$204,427	$—	$204,427
Postage revenue	—	46,661	—	46,661
Total revenue	—	251,088	—	251,088
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	98,263	—	98,263
Development and engineering	—	14,203	—	14,203
Sales, marketing, general and administrative	39,651	38,295	—	77,946
Customer postage	—	46,661	—	46,661
Depreciation and amortization	—	43,315	—	43,315
Accretion	2,717	—	—	2,717
Operating income (loss)	(42,368)	10,351	—	(32,017)
Equity in earnings of consolidated subsidiaries	(3,851)	—	3,851	—
Interest expense, net	13,661	16,351	—	30,012
Income (loss) before income tax provision (benefit)	(52,178)	(6,000)	(3,851)	(62,029)
Income tax provision (benefit)	(15,575)	(9,851)	—	(25,426)

Net income (loss)	$(36,603)	$3,851	$(3,851)	$(36,603)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2016
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue:
Solutions revenue	$—	$1,252,219	$—	$1,252,219
Postage revenue	—	304,956	—	304,956
Total revenue	—	1,557,175	—	1,557,175
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	561,061	—	561,061
Development and engineering	—	60,048	—	60,048
Sales, marketing, general and administrative	10,387	268,204	—	278,591
Customer postage	—	304,956	—	304,956
Depreciation and amortization	1,003	251,282	—	252,285
Accretion	8,108	—	—	8,108
Impairment of long-lived assets	—	689	—	689
Operating income (loss)	(19,498)	110,935	—	91,437
Equity in earnings of consolidated subsidiaries	(7,405)	—	7,405	—
Interest expense, net	82,921	102,969	—	185,890
Income (loss) before income tax provision (benefit)	(95,014)	7,966	(7,405)	(94,453)
Income tax provision (benefit)	(19,652)	561	—	(19,091)

Net income (loss)	$(75,362)	$7,405	$(7,405)	$(75,362)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2015
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Solutions revenue	$—	$1,124,188	$—	$1,124,188
Postage revenue	—	352,895	—	352,895
Total revenue	—	1,477,083	—	1,477,083
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	228	507,130	—	507,358
Development and engineering	—	45,489	—	45,489
Sales, marketing, general and administrative	11,447	206,269	—	217,716
Customer postage	—	352,895	—	352,895
Depreciation and amortization	132,509	209,794	—	342,303
Accretion	10,496	—	—	10,496
Impairment of long-lived assets	—	8,552	—	8,552
Operating income (loss)	(154,680)	146,954	—	(7,726)
Equity in earnings of consolidated subsidiaries	(56,575)	—	56,575	—
Interest expense, net	91,904	76,348	—	168,252
Contingent consideration	—	(4,825)	—	(4,825)
Other	—	(741)	—	(741)
Income (loss) before income tax provision (benefit)	(190,009)	76,172	(56,575)	(170,412)
Income tax provision (benefit)	(102,176)	19,597	—	(82,579)

Net income (loss)	$(87,833)	$56,575	$(56,575)	$(87,833)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Two Months Ended February 28, 2017
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(36,603)	$3,851	$(3,851)	$(36,603)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	218	—	—	218
Foreign currency translation adjustment	—	97	—	97
Equity in other comprehensive income (loss)	97	—	(97)	—
Other comprehensive income (loss)	315	97	(97)	315

Total comprehensive income (loss)	$(36,288)	$3,948	$(3,948)	$(36,288)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Year Ended December 31, 2016
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(75,362)	$7,405	$(7,405)	$(75,362)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	1,896	—	—	1,896
Foreign currency translation adjustment	—	147	—	147
Equity in other comprehensive income (loss)	147	—	(147)	—
Other comprehensive income (loss)	2,043	147	(147)	2,043

Total comprehensive income (loss)	$(73,319)	$7,552	$(7,552)	$(73,319)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Year Ended December 31, 2015
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(87,833)	$56,575	$(56,575)	$(87,833)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	(47)	—	—	(47)
Foreign currency translation adjustment	—	(654)	—	(654)
Equity in other comprehensive income (loss)	(654)	—	654	—
Other comprehensive income (loss)	(701)	(654)	654	(701)

Total comprehensive income (loss)	$(88,534)	$55,921	$(55,921)	$(88,534)

Condensed Consolidating Statement of Cash Flows

	Two Months Ended February 28, 2017
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(36,603)	$3,851	$(3,851)	$(36,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	43,315	—	43,315
Accretion	2,717	—	—	2,717
Equity compensation	772	25,652	—	26,424
Deferred income tax expense (benefit)	(15,575)	(10,035)	—	(25,610)
Amortization of debt discount and issuance costs	756	1,408	—	2,164
Equity in earnings of consolidated subsidiaries	(3,851)	—	3,851	—
Other	—	(133)	—	(133)
Changes in operating assets and liabilities:
Accounts receivable	—	(4,436)	—	(4,436)
Prepaid expenses and other	(6,797)	1,943	—	(4,854)
Accounts payable	385	6,031	—	6,416
Accrued expenses, deferred revenue and other liabilities	13,328	8,438	—	21,766
Due to/from affiliates	25,937	(25,937)	—	—
Net cash provided (used in) by operating activities	(18,931)	50,097	—	31,166
Investing activities
Purchases of property and equipment	—	(7,358)	—	(7,358)
Payments for acquisitions, net of cash acquired	—	2,187	—	2,187
Purchases of technology-based intangible assets	—	(2,803)	—	(2,803)
Investment in subsidiaries, net	(8,682)	—	8,682	—
Net cash provided by (used in) investing activities	(8,682)	(7,974)	8,682	(7,974)
Financing activities
Distributions from (to) Change Healthcare, Inc., net	—	8,682	(8,682)	—
Payments of deferred financing obligations	—	(359	—	(359)
Repurchase of common stock	(4,183)	—	—	(4,183)
Net cash provided by (used in) financing activities	(4,183)	8,323	(8,682)	(4,542)
Net increase (decrease) in cash and cash equivalents	(31,796)	50,446	—	18,650
Cash and cash equivalents at beginning of period	32,047	85,969	—	118,016

Cash and cash equivalents at end of period	$251	$136,415	$—	$136,666

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2016
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(75,362)	$7,405	$(7,405)	$(75,362)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,003	251,282	—	252,285
Accretion	8,108	—	—	8,108
Equity compensation	416	9,731	—	10,147
Deferred income tax expense (benefit)	(19,652)	(494	—	(20,146)
Amortization of debt discount and issuance costs	4,385	9,353	—	13,738
Impairment of long-lived assets	—	689	—	689
Equity in earnings of consolidated subsidiaries	(7,405)	—	7,405	—
Other	(1,497	(7)	—	(1,504)
Changes in operating assets and liabilities:
Accounts receivable	—	155	—	155
Prepaid expenses and other	(3,544)	(6,851)	—	(10,395)
Accounts payable	160	(3,235)	—	(3,075)
Accrued expenses, deferred revenue and other liabilities	33,090	5,017	—	38,107
Tax receivable agreement obligations to related parties	(986)	—	—	(986)
Due to/from affiliates	307,356	(307,356)	—	—
Net cash provided (used in) by operating activities	246,072	(34,311)	—	211,761
Investing activities
Purchases of property and equipment	—	(75,342)	—	(75,342)
Payments for acquisitions, net of cash acquired	—	1,502	—	1,502
Purchases of technology-based intangible assets	—	(49,132)	—	(49,132)
Investment in subsidiaries, net	(204,446)	—	204,446	—
Net cash provided by (used in) investing activities	(204,446)	(122,972)	204,446	(122,972)
Financing activities
Distributions from (to) Change Healthcare, Inc., net	—	204,446	(204,446)	—
Payments on Term Loan Facility	(363)	(18,157)	—	(18,520)
Payment of data sublicense obligation	(7,696)	—	—	(7,696)
Payments of deferred financing obligations	—	(8,954)	—	(8,954)
Repurchase of common stock	(2,258)	—	—	(2,258)
Net cash provided by (used in) financing activities	(10,317)	177,335	(204,446)	(37,428)
Net increase (decrease) in cash and cash equivalents	31,309	20,052	—	51,361
Cash and cash equivalents at beginning of period	738	65,917	—	66,655

Cash and cash equivalents at end of period	$32,047	$85,969	$—	$118,016

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2015
	Change Healthcare Holdings, Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(87,833)	$56,575	$(56,575)	$(87,833)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	132,509	209,794	—	342,303
Accretion	10,496	—	—	10,496
Equity compensation	315	8,970	—	9,285
Deferred income tax expense (benefit)	(24,507)	(61,431)	—	(85,938)
Amortization of debt discount and issuance costs	3,390	7,396	—	10,786
Contingent consideration	—	(4,825)	—	(4,825)
Impairment of long-lived assets	—	8,552	—	8,552
Equity in earnings of consolidated subsidiaries	(56,575)	—	56,575	—
Other	(1,488)	(332)	—	(1,820)
Changes in operating assets and liabilities:
Accounts receivable	—	5,078	—	5,078
Prepaid expenses and other	(77,416)	78,626	—	1,210
Accounts payable	—	11,391	—	11,391
Accrued expenses, deferred revenue and other liabilities	9,464	(60,430)	—	(50,966)
Tax receivable agreement obligations to related parties	(944)	—	—	(944)
Due to/from affiliates	(316,014)	316,014	—	—
Net cash provided by (used in) operating activities	(408,603)	575,378	—	166,775
Investing activities
Purchases of property and equipment	—	(56,963)	—	(56,963)
Payments for acquisitions, net of cash acquired	—	(717,669)	—	(717,669)
Purchased of technology-based intangible assets	—	(5,325)	—	(5,325)
Investment in subsidiaries, net	4,755	—	(4,755)	—
Net cash provided by (used in) investing activities	4,755	(779,957)	(4,755)	(779,957)
Financing activities
Distributions from (to) Change Healthcare, Inc., net	—	(4,755)	4,755	—
Proceeds from Term Loan Facility	8,481	376,930	—	385,411
Payments on Term Loan Facility	(320)	(16,180)	—	(16,500)
Proceeds from Senior Notes	243,453	—	—	243,453
Proceeds from Revolving Facility	—	60,000	—	60,000
Payments on Revolving Facility	—	(60,000)	—	(60,000)
Payment of loan costs	(2,500)	—	—	(2,500)
Payment of debt assumed from acquisition	—	(154,469)	—	(154,469)
Payment of data sublicense obligation	(6,433)	—	—	(6,433)
Payments of deferred financing obligations	—	(6,987)	—	(6,987)
Repurchase of common stock	(5,772)	—	—	(5,772)
Proceeds from issuance of common stock	166,881	—	—	166,881
Payment of contingent consideration	—	(5,553)	—	(5,553)
Net cash provided by (used in) financing activities	403,790	188,986	4,755	597,531
Net increase (decrease) in cash and cash equivalents	(58)	(15,593)	—	(15,651)
Cash and cash equivalents at beginning of period	796	81,510	—	82,306

Cash and cash equivalents at end of period	$738	$65,917	$—	$66,655

21.	Subsequent Events

The Company has evaluated subsequent events through June 1, 2017, the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Change Healthcare LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Core MTS (see note 1 to the combined financial statements) (the “Company”) as of February 28, 2017 and March 31, 2016, and the related combined statements of operations, comprehensive income, equity, and cash flows for the eleven months ended February 28, 2017 and the year ended March 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

Basis for Opinion

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Core MTS as of February 28, 2017 and March 31, 2016, and the results of their operations and their cash flows for the eleven months ended February 28, 2017 and the year ended March 31, 2016, in conformity with principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by McKesson Corporation and may not necessarily be indicative of the conditions that would have existed or the results of operations or cash flows if Core MTS had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from McKesson Corporation that are directly attributable to Core MTS.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

October 26, 2018

Core MTS

Combined Statements of Operations

(In millions)

	Periods Ended
	February 28, 2017	March 31, 2016
Revenue	$1,712	$1,909
Cost of sales	(848)	(951)

Gross profit	864	958
Operating expenses
Selling, distribution and administrative expenses	(457)	(448)
Research and development	(159)	(197)

Total operating expenses	(616)	(645)
Operating income	248	313
Other income, net	2	3

Income before income taxes	250	316
Income tax expense	(14)	(26)

Net income	236	290

Net income attributable to noncontrolling interests	(1)	(1)

Net income attributable to Core MTS	$235	$289

The accompanying notes are an integral part of these combined financial statements.

Core MTS

Combined Statements of Comprehensive Income

(In millions)

	Periods Ended
	February 28, 2017	March 31, 2016
Net income	$236	$290
Other comprehensive loss, net of tax
Foreign currency translation adjustments arising during the period, net of zero tax	(4)	—

Other comprehensive loss, net of tax	(4)	—

Comprehensive income	232	290
Comprehensive income attributable to noncontrolling interests	(1)	(1)

Comprehensive income attributable to Core MTS	$231	$289

The accompanying notes are an integral part of these combined financial statements.

Core MTS

Combined Balance Sheets

(In millions)

	February 28, 2017	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$31	$46
Receivables, net	419	407
Prepaid expenses and other	71	73

Total current assets	521	526
Property, plant and equipment, net	87	66
Goodwill	1,080	1,058
Intangible assets, net	83	101
Other noncurrent assets	231	215

Total assets	$2,002	$1,966

LIABILITIES AND EQUITY
Current liabilities
Drafts and accounts payable	$36	$47
Deferred revenue	509	504
Other accrued liabilities	189	202

Total current liabilities	734	753
Other noncurrent liabilities	124	184
Commitments and contingent liabilities (Note 19)
Equity
Net parent investment	1,157	1,038
Accumulated other comprehensive loss	(13)	(9)

Total Core MTS equity	1,144	1,029
Noncontrolling interests	—	—

Total equity	1,144	1,029

Total liabilities and equity	$2,002	$1,966

The accompanying notes are an integral part of these combined financial statements.

Core MTS

Combined Statements of Equity

(In millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balance as of March 31, 2015	$1,177	$(9)	$—	$1,168
Net income	289	—	1	290
Distribution to noncontrolling interests	—	—	(1)	(1)
Net transfers to parent	(428)	—	—	(428)

Balance as of March 31, 2016	1,038	(9)	—	1,029
Net income	235	—	1	236
Other comprehensive loss	—	(4)	—	(4)
Distribution to noncontrolling interests	—	—	(1)	(1)
Net transfers to parent	(116)	—	—	(116)

Balance as of February 28, 2017	$1,157	$(13)	$—	$1,144

The accompanying notes are an integral part of these combined financial statements.

Core MTS

Combined Statements of Cash Flows

(In millions)

	Periods Ended
	February 28, 2017	March 31, 2016
Operating Activities
Net income	$236	$290
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	13	12
Amortization	38	48
Provision for bad debt expense	3	6
Gain on disposal of businesses	—	(54)
Other non-cash items	—	13
Changes in operating assets and liabilities:
Receivables	(12)	41
Inventories	2	(3)
Drafts and accounts payable	(11)	9
Deferred revenue	(11)	11
Accrued taxes	(55)	(3)
Other	(23)	5

Net cash provided by operating activities	180	375

Investing Activities
Payments for property, plant and equipment	(27)	(13)
Capitalized software expenditures	(26)	(29)
Acquisitions, net of cash and cash equivalents acquired	(28)	—
Proceeds from sale of businesses, net	1	90

Net cash (used in) provided by investing activities	(80)	48

Financing Activities
Net transfer to parent	(116)	(428)
Other financing	—	(1)

Net cash used in financing activities	(116)	(429)

Effect of exchange rate changes on cash and cash equivalents	1	—

Net (decrease) increase in cash and cash equivalents	(15)	(6)
Cash and cash equivalents at the beginning of the period	46	52

Cash and cash equivalents at the end of the period	$31	$46

The accompanying notes are an integral part of these combined financial statements.

Core MTS

Notes to Combined Statements

(In Millions)

1.	Business Overview and Basis of Presentation

McKesson Technology Solutions (“MTS”) is a segment of McKesson Corporation (“McKesson”). MTS provides a comprehensive portfolio of information technology and services to help healthcare organizations improve quality of care and ensure patient safety, reduce the cost and variability of care and better manage their resources and revenue streams. MTS markets its products and services to integrated delivery networks, hospitals, physician practices, home healthcare providers, retail pharmacies and payers.

The product portfolio for MTS is designed to address a wide array of healthcare clinical and business performance needs ranging from medication safety and information access to revenue cycle management, resource utilization and physician adoption of electronic health records. Analytics software enables organizations to measure progress as they automate care processes for optimal clinical outcomes, business and operating results and regulatory compliance. To ensure that organizations achieve the maximum value for their information technology investment, we also offer a wide range of services to support the implementation and use of solutions as well as to assist with business and clinical redesign, process re-engineering and staffing (both information technology and back-office).

MTS consists of the following businesses: McKesson Health Solutions (“MHS”), Connected Care and Analytics (“MCCA”), Imaging and Workflow Solutions (“IWS”), Business Performance Services (“BPS”) and Enterprise Information Solutions (“EIS”).

On June 28, 2016, McKesson entered into a contribution agreement as well as various other agreements (collectively referred to as the “Agreements”) with Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) (“Legacy CHC”), a Delaware corporation, and others to form Change Healthcare LLC (the “Joint Venture”), a joint venture, and Change Healthcare Holdings, LLC, an indirect subsidiary of the Joint Venture (referred to as the “Transaction”). Under the terms of the Agreements, McKesson contributes the majority of its MTS business to the Joint Venture; McKesson retains its RelayHealth Pharmacy, a business of MCCA, and EIS businesses. The businesses to be contributed by McKesson are herein referred to as Core MTS (the “Company” or “we” and other similar pronouns). The Transaction closed on March 1, 2017.

Throughout the periods included in these Combined Financial Statements, Core MTS operated as part of McKesson and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for Core MTS. The Combined Financial Statements have been derived from McKesson’s historical accounting records as if Core MTS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”).

Unless otherwise noted, all references to fiscal year 2017 in these Combined Financial Statements shall mean the eleven month fiscal period which began on April 1, 2016 and ended on February 28, 2017, the day prior to closing of the Transaction; all references to other years shall mean Core MTS’s normal fiscal year ending March 31. All dates related to accounting pronouncements refer to calendar year, rather than fiscal year, unless otherwise stated.

Substantially all of Core MTS’s revenue is derived from domestic customers. Sales for its BPS, Connected Care and Analytics (excluding RelayHealth Pharmacy) (“CCA”), IWS and MHS businesses as a percentage of total Core MTS sales are 34.3%, 13.1%, 17.9% and 34.7%, respectively, for the period ended February 28, 2017, and 34.9%, 13.9%, 19.3% and 31.9%, respectively, for the period ended March 31, 2016.

The historical results of operations, financial position and cash flows of Core MTS presented in these Combined Financial Statements may not be indicative of what they would have been had Core MTS actually been an independent stand-alone entity, nor are they necessarily indicative of Core MTS’s future results of operations, financial position and cash flows. These Combined Financial Statements also include the results of operations and cash flows of various businesses that have been divested but were historically managed by management of Core MTS (Note 5, “Divestiture of Businesses”).

The Combined Financial Statements include all revenue and costs directly attributable to Core MTS and an allocation of expenses related to certain McKesson corporate functions (Note 3, “Corporate Allocations, Related Party Transactions, Net Parent Investment and Transaction Costs”). These expenses have been allocated to Core MTS based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of operating profit, revenue, headcount, or other measures. Core MTS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had Core MTS operated as an independent, stand-alone entity, nor are they indicative of Core MTS future expenses.

The Combined Financial Statements include assets and liabilities specifically attributable to Core MTS and certain liabilities that are held by McKesson that are specifically identifiable or otherwise attributable to Core MTS. McKesson uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of Core MTS’s bank cash balances are transferred to McKesson’s cash management accounts regularly by McKesson at its discretion and therefore are not included in the Combined Financial Statements. Only cash balances legally owned by Core MTS are reflected in the Combined Balance Sheets. Transfers of cash between Core MTS and McKesson are included within Net transfer to parent on the Combined Statements of Cash Flows and the Combined Statements of Equity. McKesson’s long-term debt and related interest expense have not been attributed to Core MTS for any of the periods presented because McKesson’s borrowings are neither directly attributable to Core MTS nor is Core MTS the legal obligor of such borrowings.

All intercompany transactions and balances within Core MTS have been eliminated. Transactions between Core MTS and McKesson have been included in these Combined Financial Statements and substantially all have been effectively settled for cash at the time the transaction is recorded through McKesson’s centralized cash management system. Transactions between Core MTS and other businesses of McKesson are considered related party transactions (Note 3, “Corporate Allocations, Related Party Transactions, Net Parent Investment and Transaction Costs”).

The Combined Financial Statements include subsidiaries over which Core MTS has a controlling financial interest. The Combined Financial Statements include the financial statements of all wholly-owned subsidiaries and majority-owned or controlled companies. For those consolidated subsidiaries where our ownership is less than 100%, the portion of the net income or loss allocable to the noncontrolling interests is reported as “Net income attributable to noncontrolling interests” on the Combined Statements of Operations.

Core MTS’s operations are included in the consolidated U.S. federal and certain state and local income tax returns filed by McKesson. Core MTS also files certain separate state and local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if Core MTS filed its own tax returns. Core MTS’s tax results as presented in the Combined Financial Statements may not be reflective of the results that Core MTS will generate in the future. In jurisdictions where Core MTS has been included in the tax returns filed by McKesson, any income taxes payable resulting from the related income tax provisions have been reflected in the Combined Balance Sheets within Net parent investment.

2.	Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain McKesson corporate functions, evaluation of goodwill and other assets for impairment, income taxes including deferred taxes, fair value measurements, legal liabilities and other contingencies.

Cash and Cash Equivalents: Core MTS participates in McKesson’s cash management and financing programs. The cash reflected on the Combined Financial Statements represents cash on hand related to Core MTS at certain foreign and domestic legal entities that will be contributed by McKesson to the Joint Venture in conjunction with the Transaction.

The remaining cash and cash equivalents are deposited with several financial institutions. Deposits may exceed the amounts insured by the Federal Deposit Insurance Corporation in the U.S. and similar deposit insurance programs in other jurisdictions. We mitigate the risk of our short-term investment portfolio by depositing funds with reputable financial institutions and monitoring risk profiles.

Restricted Cash: Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash and is included within Prepaid expenses and other in the Combined Balance Sheets. At February 28, 2017 and March 31, 2016, our restricted cash balances were $2 million and $2 million, respectively, which represents cash received to support refund payments to patients of BPS clients.

Concentrations of Credit Risk and Receivables: Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Financial Statements for these amounts.

Property, Plant and Equipment: We state our property, plant and equipment (“PPE”) at cost and depreciate them under the straight-line method at rates designed to distribute the cost of PPE over estimated service lives ranging from one to thirty years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill: Goodwill is tested for impairment on an annual basis in the fourth quarter or more frequently if indicators for potential impairment exist. Impairment testing is conducted at the reporting unit level.

The first step in goodwill testing requires us to compare the estimated fair value of a reporting unit to its carrying value. This step may be performed utilizing either a qualitative or quantitative assessment. If the carrying value of the reporting unit is lower than its estimated fair value, no further evaluation is necessary. If the carrying value of the reporting unit is higher than its estimated fair value, the second step must be performed to measure the amount of impairment loss. Under the second step, the implied fair value of goodwill is calculated in a hypothetical analysis by subtracting the fair value of all assets and liabilities of the reporting unit, including any unrecognized intangible assets, from the fair value of the reporting unit calculated in the first step of the impairment test. If the carrying value of goodwill for the reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for that excess.

To estimate the fair value of our reporting units, we consider a combination of the market approach and the income approach. Under the market approach, we estimate fair value by comparing the business to similar businesses or guideline companies whose securities are actively traded in public markets. Under the income approach, we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. The testing requires a complex series of assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons and assessing risks. The use of alternative assumptions and estimates could affect the fair values and change the impairment determinations.

Intangible Assets: Currently all of our intangible assets are subject to amortization and are amortized based on the pattern of their economic consumption or on a straight-line basis over their estimated useful lives, ranging from one to twenty years. We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated future undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair market value.

Capitalized Software Developed for Sale: Costs incurred internally in researching and developing software developed for sale are charged to expense until technological feasibility has been established for the product. After a project has reached the point of technological feasibility, development costs for software developed for sale are capitalized. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life of approximately three years. At each balance sheet date, or earlier if an indicator of an impairment exists, we evaluate the recoverability of unamortized capitalized software costs based on estimated future undiscounted revenue net of estimated related costs over the remaining amortization period.

Capitalized Software Held for Internal Use: The Company provides services to many of its customers using software developed for internal use. The costs that are incurred to develop such software are expensed as incurred during the preliminary project stage and classified within research and development on the combined statement of operations. Once certain criteria have been met, direct costs incurred in developing or obtaining computer software are capitalized and amortized over their estimated useful lives ranging from one to five years. Training and maintenance costs are expensed as incurred.

Revenue Recognition: Revenue is generated primarily by licensing software and software systems (consisting of software, hardware and maintenance support), licensing content, providing software as a service (“SaaS”) or SaaS-based solutions and providing claims processing, outsourcing and professional services. Revenue is recognized as follows:

Software systems are marketed under information systems agreements as well as service agreements. Perpetual software arrangements are recognized at the time of delivery, under the percentage-of-completion method if the arrangements require significant production, modification or customization of the software, or in certain instances under the completed contract method if reasonable estimates cannot be made. Contracts accounted for under the percentage-of-completion method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to earnings in the period in which they are determined. We accrue for contract losses if and when the current estimate of total contract costs exceeds total contract revenue. Software implementation fees are recognized as the work is performed or under the percentage-of-completion method for perpetual software.

Revenue from time-based software license agreements is recognized ratably over the term of the agreement. Software implementation fees for time-based software licenses are recognized ratably over the software license term. Maintenance and support agreements are marketed under annual or multi-year agreements and are recognized ratably over the period covered by the agreements. Hardware revenue is generally recognized upon delivery.

SaaS-based subscription, content licenses and transaction processing fees are generally marketed under annual and multi-year agreements and are recognized ratably over the contracted terms. Revenue recognition begins on the service start date for fixed fee arrangements, on delivery for content licenses, and recognized as transactions are performed beginning on the service start date for per-transaction fee arrangements. Remote processing service fees are recognized monthly as the service is performed. Revenue cycle management outsourcing service revenue is generally based on a percentage of collections by the Company’s customers and recognized in the same period as the collections occur.

We also offer certain products on an application service provider basis, making our software functionality available on a remote hosting basis from our data centers. The data centers provide system and administrative support, as well as hosting services. Revenue on products sold on an application service provider basis is recognized on a monthly basis over the term of the contract beginning on the service start date of products hosted.

We engage in multiple-element arrangements, which may contain any combination of software, hardware, implementation, SaaS-based offerings, consulting services or maintenance services. For multiple-element arrangements that do not include software, revenue is allocated to the separate elements based on their relative selling price and recognized in accordance with the revenue recognition criteria applicable to each element. Relative selling price is determined based on vendor specific objective evidence (“VSOE”) of selling price if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price (“ESP”), if neither VSOE of selling price nor TPE is available. For multiple-element arrangements accounted for in accordance with specific software accounting guidance when some elements are delivered prior to others in an arrangement and VSOE of fair value exists for the undelivered elements, revenue for the delivered elements is recognized upon delivery of such items. We establish VSOE for hardware and implementation and consulting services based on the price charged when sold separately, and for maintenance services based on substantive renewal rates offered to customers. Revenue for the software element is recognized under the residual method only when fair value has been established for all of the undelivered elements in an arrangement. If fair value cannot be established for any undelivered element, all of the arrangement’s revenue is deferred until the delivery of the last element commences or until the fair value of the undelivered element is determinable. For multiple-element arrangements with both software elements and nonsoftware elements, arrangement consideration is allocated between the software elements as a whole and nonsoftware elements. We then further allocate consideration to the individual elements within the software group, and revenue is recognized for all elements under the applicable accounting guidance and our policies described above.

Income Taxes: Income taxes as presented attribute deferred income taxes of McKesson to our stand-alone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, our income tax provision was prepared following the separate return method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of McKesson may not be included in our separate Combined Financial Statements. Similarly, the tax treatment of certain items reflected in our Combined Financial Statements may not be reflected in the Consolidated Financial Statements and tax returns of McKesson.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement. Deferred taxes are not provided on undistributed earnings of our foreign operations that are considered to be permanently reinvested.

Foreign Currency Translation: The reporting currency of Core MTS and its subsidiaries is the U.S. dollar. Our foreign subsidiaries generally consider their local currency to be their functional currency. Foreign currency-denominated assets and liabilities of these foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and revenue and expenses are translated at average exchange rates during the corresponding period, and equity accounts are primarily translated at historical exchange rates. Foreign currency translation adjustments are included in Other comprehensive income or loss in the Combined Statements of Comprehensive Income, and the cumulative effect is included in the equity section of the Combined Balance Sheets. Realized gains and losses from currency exchange transactions are recorded in

Operating expenses in the Combined Statements of Operations. We release cumulative translation adjustment from equity into net income as a gain or loss only upon complete or substantially complete liquidation of a controlling interest in a subsidiary or a group of assets within a foreign entity.

Net Parent Investment: Net parent investment in the Combined Balance Sheets represents McKesson’s historical investment in Core MTS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3, “Corporate Allocations, Related Party Transactions, Net Parent Investment and Transaction Costs” provides additional information regarding the allocation to Core MTS for expenses incurred by McKesson.

Comprehensive Income: Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Our other comprehensive income consists of foreign currency translation adjustments from those subsidiaries where the local currency is the functional currency.

Share-Based Compensation: McKesson provides share-based compensation to certain Core MTS employees. We account for all share-based compensation transactions using a fair-value based measurement method. The share-based compensation expense, for the portion of the awards that is ultimately expected to vest, is recognized on a straight-line basis over the requisite service period. The compensation expense recognized has been classified in the Combined Statements of Operations or capitalized on the Combined Balance Sheets in the same manner as cash compensation paid to our employees.

Postretirement Benefit Plans: Certain Core MTS employees participate in defined benefit pension and other postretirement benefit plans administered and sponsored by McKesson. Core MTS does not record assets or liabilities to recognize the funded status of these plans because the Combined Financial Statements reflect the cost for these plans as if they were multi-employer plans. Costs allocated to Core MTS reflects Core MTS’s employees’ proportionate share of total costs in McKesson plans in which they participate as well as an allocation of McKesson’s corporate costs for these plans. Assets and liabilities of these plans will be retained by McKesson subsequent to the separation of Core MTS.

Warranties: In the normal course of business, we provide warranties regarding the performance of software and products we sell. Our liability under these warranties is to bring the product into compliance with previously agreed upon specifications. For software products, this may result in additional project costs, which are reflected in our estimates used for the percentage-of-completion method of accounting for software installation services within these contracts. In addition, most of our customers who purchase our software and automation products also purchase annual maintenance agreements. Revenue from these maintenance agreements is recognized on a straight-line basis over the contract period and the cost of servicing product warranties is charged to expense when claims become estimable. Accrued warranty costs were not material to the Combined Balance Sheets.

Loss Contingencies: We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a material loss is probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.

Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.

Recently Adopted Accounting Pronouncements

Share-Based Payments: In March 2016, amended guidance was issued for employee share-based payment awards. Under the amended guidance, all excess tax benefits (“windfalls”) and deficiencies (“shortfalls”) related to employee share-based compensation arrangements are recognized within income tax expense. Under the previous guidance, windfalls were recognized in equity and shortfalls were only recognized to the extent they exceeded the pool of windfall tax benefits. The amended guidance also requires excess tax benefits to be classified as an operating activity in the statements of cash flows, rather than a financing activity. The amended guidance is effective for us commencing in the first quarter of 2018. Early adoption is permitted. We elected to early adopt this amended guidance in the first quarter of 2017. The primary impact of the adoption was the recognition of excess tax benefits in the income statement on a prospective basis, rather than equity. As a result, discrete tax benefits of $5 million were recognized in income tax expense during 2017. In addition, the guidance removes the requirement to delay the recognition of the excess benefit until the deduction reduces taxes payable. As a result, our deferred tax asset was increased by $13 million through Net parent investment.

Business Combinations: In the first quarter of 2017, we adopted amended guidance for an acquirer’s accounting for measurement-period adjustments. The amended guidance eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively and instead requires that measurement-period adjustments be recognized during the period in which it determines the adjustment. In addition, the amended guidance requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

Fair Value Measurement: In the first quarter of 2017, we adopted amended fair value guidance on a retrospective basis. This amended guidance limits disclosures and removes the requirement to categorize investments within the fair value hierarchy if the fair value of the investment is measured using the net asset value (“NAV”) per share practical expedient. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

Fees Paid in a Cloud Computing Arrangement: In the first quarter of 2017, we adopted amended guidance for a customer’s accounting for fees paid in a cloud computing arrangement. The amended guidance requires customers to determine whether or not an arrangement contains a software license element. If the arrangement contains a software element, the related fees paid should be accounted for as an acquisition of a software license. If the arrangement does not contain a software license, it is accounted for as a service contract. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

Consolidation: In the first quarter of 2017, we adopted amended guidance for consolidating legal entities in which a reporting entity holds a variable interest. The amended guidance modifies the evaluation of whether limited partnerships and similar legal entities are VIEs and changes the consolidation analysis of reporting entities that are involved with VIEs that have fee arrangements and related party relationships. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

Deferred Income Taxes: In November 2015, amended guidance was issued for the balance sheet classification of deferred income taxes. The amended guidance requires the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The amended guidance would have been effective for us commencing in the first quarter of 2018, however, early adoption was permitted. We early adopted this amended guidance in the fourth quarter of 2016 on a prospective basis. As a result, we reclassified current net deferred tax assets of $121 million as noncurrent on our Combined Balance Sheet as of March 31, 2016. The adoption of this guidance had no impact on our Combined Statements of Operations, Comprehensive Income or Cash Flows. This amended guidance only resulted in a change in presentation of our deferred income taxes on our Combined Balance Sheets as of February 28, 2017, and March 31, 2016.

Discontinued Operations: In the first quarter of 2016, we adopted amended guidance for reporting of discontinued operations and disclosures of disposals of components. The amended guidance revises the criteria for disposals to qualify as discontinued operations and permits significant continuing involvement and continuing cash flows with the discontinued operation. In addition, the amended guidance requires additional disclosures for discontinued operations and new disclosures for individually material disposal transactions that do not meet the definition of a discontinued operation. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

Cumulative Translation Adjustment: In the first quarter of 2015, we adopted amended guidance for a parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or group of assets within a foreign entity or of an investment in a foreign entity. The amended guidance requires the release of any cumulative translation adjustment into net income only upon complete or substantially complete liquidation of a controlling interest in a subsidiary or a group of assets within a foreign entity. Also, it requires the release of all or a pro rata portion of the cumulative translation adjustment to net income in the case of sale of an equity method investment that is a foreign entity. The adoption of this amended guidance did not have a material effect on our Combined Financial Statements.

3.	Corporate Allocations, Related Party Transactions, Net Parent Investment and Transaction Costs

Corporate Allocations

The Combined Financial Statements reflect allocations of certain expenses from McKesson including, but not limited to, general corporate expenses such as management, legal, human resources, finance, accounting, treasury, tax, information technology, benefits, communications, ethics and compliance, corporate employee benefits including incentive bonuses and share-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Also reflected are allocations of certain expenses from the shared services business unit of McKesson’s MTS segment including, but not limited to, general corporate expenses such as management, legal, human resources, finance, marketing and facilities. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Core MTS. The allocation methods used primarily include a pro rata basis of operating income, headcount, and number of transactions or other reasonable measures. Allocations for management costs and corporate support services totaled $197 million and $259 million in 2017 and 2016, respectively.

These costs have been recorded within Cost of sales, Selling, distribution and administrative expenses and Research and development in the Combined Statements of Operations as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Cost of sales	$29	$58
Selling, distribution and administrative	156	188
Research and development	12	13

Total corporate allocations	$197	$259

The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred by Core MTS had it been a separate, stand-alone entity. Actual costs that may have been incurred if Core MTS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Sales

In 2017 and 2016, related party sales to McKesson and its subsidiaries were $16 million and $14 million, respectively, and are recorded in Revenue on the Combined Statements of Operations. All related party receivables and payables due from or due to McKesson are settled through the intercompany accounts included within the Net parent investment line on the Combined Balance Sheets.

Net Parent Investment

Historically, McKesson has provided financing, cash management and other treasury services to Core MTS. The Core MTS cash balances are swept by McKesson and historically, we have received funding from McKesson for our operating and investing cash needs. Cash transferred to and from McKesson has historically been recorded as intercompany payables and receivables which are reflected in the Net parent investment line on the Combined Balance Sheets.

Transaction Costs

During the period ended February 28, 2017, we recorded $52 million of transaction-related costs primarily associated with formation of the Joint Venture within the Combined Statement of Operations as a component of Selling, distribution and administrative expenses. These costs primarily consisted of accounting and legal fees, other outside service fees and employee retention and severance costs.

4.	Restructuring

On March 14, 2016, McKesson committed to a restructuring plan to lower operating costs (the “Cost Alignment Plan”). The Cost Alignment Plan primarily consists of a reduction in workforce, and business process initiatives that was substantially implemented prior to the end of 2017. Business process initiatives primarily include plans to reduce operating costs as well as the disposal and abandonment of certain non-core businesses. As a result of the Cost Alignment Plan, $29 million of pre-tax charges were recorded during the fourth quarter of 2016. The restructuring liabilities were $2 million at February 28, 2017.

During the period ended February 28, 2017, a pre-tax credit of $7 million primarily driven by the redeployment of resources due to the Transaction was recorded as part of the Cost Alignment Plan, and $14 million of cash payments were made, primarily related to severance. At February 28, 2017, the restructuring liabilities of $2 million were recorded in Other accrued liabilities in our Combined Balance Sheets.

Under the Cost Alignment Plan, pretax charges of $22 million have been recorded to date. We do not expect to incur any material charges related to the Cost Alignment Plan in future periods.

Restructuring charges for the Cost Alignment Plan during 2017 and the fourth quarter of 2016 directly attributable to Core MTS consisted of the following:

	Periods Ended
	February 28, 2017	March 31, 2016
Severance and employee-related costs, net	$(8)	$23
Asset impairment and accelerated depreciation and amortization	1	4
Exit-related costs	—	1
Other	—	1

Total	$(7)	$29

Cost of sales	$(4)	$13
Operating expenses	(3)	16

Total	$(7)	$29

The following table summarizes the activity related to the restructuring liabilities associated with the Cost Alignment Plan during 2017:

Balance as of March 31, 2016	$24
Net restructuring credit	(7)
Cash payments	(14)
Other	(1)

Balance as of February 28, 2017	$2

5.	Divestiture of Businesses

During the fourth quarter of 2016, we sold a portion of our ambulatory business within BPS for net proceeds of $5 million. The decision to dispose of this business was driven by the direction of Core MTS. We recorded a pre-tax gain of approximately $3 million. In 2016, this business contributed approximately $27 million of net sales.

During the first quarter of 2016, we sold the nurse triage business within CCA for net proceeds of $85 million and recorded a pre-tax gain of $51 million from the sale. In 2016, the nurse triage business contributed approximately $16 million of net sales.

These divestitures did not meet the criteria to qualify as discontinued operations. Accordingly, the pre-tax gains were recorded in Operating expenses within continuing operations of our Combined Statements of Operations. Pre- and after tax income of these businesses were not material for 2016.

6.	Share-Based Compensation

Certain Core MTS employees participate in McKesson’s share-based compensation plans. Under these plans, McKesson may grant employees stock options to purchase common stock of McKesson, employee stock purchase plans, restricted stock units (“RSUs”), performance-based restricted stock units (“PeRSUs”) and total shareholder return units (“TSRUs”) (collectively, “share-based awards”). Most of these share-based awards are granted in the first quarter of each fiscal year.

Compensation expense for the share-based awards is recognized for the portion of awards ultimately expected to vest. We estimate the number of share-based awards that will ultimately vest primarily based on historical experience. The estimated forfeiture rate established upon grant is re-assessed throughout the requisite service period and is adjusted when actual forfeitures occur. The actual forfeitures in future reporting periods could be higher or lower than current estimates. Our share-based compensation expense has been derived from the share-based awards granted by McKesson to Core MTS’s employees. As the share-based awards are McKesson’s plans, the amounts have been recognized through Net parent investment on the Combined Balance Sheets.

The compensation expense recognized has been classified in the Combined Statements of Operations or capitalized in the Combined Balance Sheets in the same manner as cash compensation paid to our employees. The expense is deemed to have been settled with McKesson in each year through the Net parent investment on the Combined Balance Sheets. There was no material share-based compensation expense capitalized as part of the cost of an asset in 2017 or 2016.

Impact on Net Income

The components of share-based compensation expense and related tax benefits are as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Share-based compensation expenses	$23	$26
Tax benefit for share-based compensation expense(1)	(7)	(8)

Share-based compensation expense, net of tax	$16	$18

(1)	Income tax benefit is computed using the tax rates of applicable tax jurisdictions. Additionally, a portion of pre-tax compensation expense is not tax-deductible.

Stock Plans

In July 2013, McKesson’s stockholders approved the 2013 Stock Plan to replace the 2005 Stock Plan. These stock plans provide employees, officers and non-employee directors the opportunity to receive equity-based, long-term incentives in the form of stock options, restricted stock, RSUs, PeRSUs, TSRUs and other share-based awards. The 2013 Stock Plan reserves 30 million shares plus the remaining number of shares reserved but unused under the 2005 Stock Plan. As of February 28, 2017, 28 million shares remain available for future grant under the 2013 Stock Plan.

Stock Options

Stock options are granted with an exercise price at no less than the fair market value and those options granted under the stock plans generally have a contractual term of seven years and follow a four-year vesting schedule.

Compensation expense for stock options is recognized on a straight-line basis over the requisite service period and is based on the grant-date fair value for the portion of the awards that is ultimately expected to vest. McKesson uses the Black-Scholes options-pricing model to estimate the fair value of stock options. Once the fair value of an employee stock option is determined, current accounting practices do not permit it to be changed, even if the estimates used are different from actual. The options-pricing model requires the use of various estimates and assumptions as follows:

•

Expected stock price volatility is based on a combination of historical volatility of McKesson’s common stock and implied market volatility. We believe that this market-based input provides a reasonable estimate of future stock price movements and is consistent with employee stock option valuation considerations.

•	Expected dividend yield is based on historical experience and investors’ current expectations with respect to McKesson.

•	The risk-free interest rate for periods within the expected life of the option is based on the constant maturity U.S. Treasury rate in effect at the time of grant.

•

Expected life of the options is based primarily on historical employee stock option exercises and other behavior data and reflects the impact of changes in contractual life of current option grants compared to historical grants.

Weighted-average assumptions used to estimate the fair value of employee stock options were as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Expected stock price volatility	21%	21%
Expected dividend yield	0.7%	0.4%
Risk-free interest rate	1.14%	1.4%
Expected life (in years)	4	4

The number of options outstanding was not material in 2017 or 2016.

Restricted Stock Unit Awards

Restricted stock unit awards, or RSUs, which entitle the holder to receive at the end of a vesting term a specified number of shares of McKesson’s common stock, are accounted for at fair value at the date of grant. Total compensation expense for RSUs under McKesson’s stock plans is determined by the product of the number of shares that are expected to vest and the grant date market price of McKesson’s common stock. The McKesson Compensation Committee determines the vesting terms at the time of grant. These awards generally vest in three to four years. We recognize expense for RSUs on a straight-line basis over the requisite service period.

PeRSUs are RSUs for which the number of RSUs awarded is conditional upon the attainment of one or more performance objectives over a specified period. Each year, the McKesson Compensation Committee approves the target number of PeRSUs representing the base number of awards that could be granted if performance goals are attained. PeRSUs are accounted for as variable awards until the performance goals are reached at which time the grant date is established. Total compensation expense for PeRSUs is determined by the product of the number of shares eligible to be awarded and expected to vest, and the market price of McKesson’s common stock, commencing at the inception of the requisite service period. During the performance period, the compensation expense for PeRSUs is re-computed using the market price and the performance modifier at the end of a reporting period. At the end of the performance period, if the goals are attained, the awards are granted and classified as RSUs and accounted for on that basis. We recognize compensation expense for these awards on a straight-line basis over the requisite aggregate service period of generally four years.

TSRUs replaced PeRSUs for our executive officers beginning in 2015. The number of vested TSRUs is assessed at the end of a three-year performance period and is conditioned upon attainment of a total shareholder return metric relative to a peer group of companies. McKesson uses the Monte Carlo simulation model to measure the fair value of TSRUs. TSRUs have a requisite service period of approximately three years. Expense is attributed to the requisite service period on a straight-line basis based on the fair value of the TSRUs. For TSRUs that are designated as equity awards, the fair value is measured at the grant date. For TSRUs that are eligible for cash settlement and designated as liability awards, we measure the fair value at the end of each reporting period and also adjust a corresponding liability on our Combined Balance Sheets for changes in fair value.

The weighted-average assumptions used to estimate the fair value of TSRUs are as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Expected stock price volatility	23%	18%
Expected dividend yield	0.7%	0.4%
Risk-free interest rate	1.05%	0.9%
Expected life (in years)	3	3

The number of RSUs outstanding was not material in 2017 and 2016.

Employee Stock Purchase Plan (“ESPP”)

McKesson has an ESPP under which 21 million shares have been authorized for issuance. The ESPP allows eligible employees, including certain Core MTS employees, to purchase shares of McKesson’s common stock through payroll deductions. The deductions occur over three-month purchase periods and the shares are then purchased at 85% of the market price at the end of each purchase period. Employees are allowed to terminate their participation in the ESPP at any time during the purchase period prior to the purchase of the shares. The 15% discount provided to employees on these shares is included in compensation expense. These amounts have not been significant. Shares issued under the ESPP were not material in 2017 and 2016. At February 28, 2017, 4 million shares remain available for issuance.

7.	Receivables, Net

	Periods Ended
	February 28, 2017	March 31, 2016
Customer accounts	$347	$317
Unbilled receivables	76	90
Other	7	9

Total	430	416
Allowances	(11)	(9)

Net	$419	$407

8.	Prepaid Expenses and Other

	Periods Ended
	February 28, 2017	March 31, 2016
Prepaid expenses	$61	$60
Inventories	8	11
Other current assets	2	2

Total prepaid expenses and other	$71	$73

9.	Income Taxes

During the periods presented in the combined financial statements, Core MTS’ operations are included in the consolidated US federal, and certain state and local income tax returns filed by McKesson, where applicable. Core MTS also files certain separate state and local, and foreign income tax returns. The income tax provision included in these combined financial statements has been calculated using the separate return basis, as if Core MTS filed separate tax returns. In the future, as a stand-alone entity, the joint venture will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in the historical periods.

The income from continuing operations before income taxes consists of:

	Periods Ended
	February 28, 2017	March 31, 2016
US	$13	$55
International	237	261

Total	$250	$316

Income tax expense related to continuing operations consists of the following:

	Periods Ended
	February 28, 2017	March 31, 2016
Current:
United States Federal	$(1)	$15
State	4	4
Foreign	1	8

Total Current	$4	$27

	Periods Ended
	February 28, 2017	March 31, 2016
Deferred:
United States Federal	$11	$—
State	(2)	(1)
Foreign	1	—

Total Deferred	$10	$(1)

Total income tax expense	$14	$26

During 2017 and 2016, income tax expense related to continuing operations was $14 million and $26 million, respectively, and included net discrete tax expense of $4 million and net discrete tax benefits of $9 million, respectively. Discrete tax expense in 2017 included $8 million of tax expense related to settlement with the Internal Revenue Service for years FY07 though FY09 which was partially offset by $5 million of tax benefit due to the adoption of the amended accounting guidance on employee share based compensation. Discrete tax benefits in 2016 included a $14 million benefit due to the reversal of U.S. federal and state tax reserves related to the treatment of share-based compensation expense in an intercompany cost-sharing agreement; partially offset by a $7 million expense related to additional tax reserves on certain transfer pricing matters in a foreign jurisdiction.

Our reported income tax rates were 5.5% and 8.3% in 2017 and 2016, respectively. The fluctuations in our reported income tax rates are primarily due to changes within our business mix, including varying proportions of income attributable to foreign countries that have lower income tax rates and discrete items.

The reconciliation between our effective tax rate on income from continuing operations and statutory tax rate is as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Income tax provision at federal statutory rate	$87	$111
State income taxes net of federal tax benefit	1	3
Foreign income taxed at various rates	(81)	(84)
Unrecognized tax benefits and settlements	14	(5)
Tax credits	(6)	(7)
Other, net	(1)	8

Total income tax expense	$14	$26

In March 2016, amended guidance was issued for employee share-based payment awards. Under the amended guidance, all excess tax benefits (“windfalls”) and deficiencies (“shortfalls”) related to employee share-based compensation arrangements are recognized within income tax expense. We elected to early adopt this amended guidance in the first quarter of 2017. The primary impact of the adoption was the recognition of excess tax benefits in the income statement on a prospective basis, rather than net parent investment. As a result, a tax benefit of $5 million was recognized in 2017.

As of February 28, 2017 and March 31, 2016, the Companies’ subsidiaries have unremitted earnings. The carve-out financial statements include the results of operations of certain foreign entities. The foreign entities do not have direct or indirect owners within the carve-out group that are subject to tax in the U.S. As such, repatriation of the earnings of these entities would not result in U.S. tax consequences to entities included within the carve-out financial statements. If these foreign earnings were distributed to a taxable U.S. entity in the future, that entity would pay taxes at that time.

Deferred tax balances consisted of the following:

	February 28, 2017	March 31, 2016
Deferred tax assets:
Receivable allowances	$4	$3
Deferred revenue	37	35
Compensation and benefit-related accruals	70	71
Loss and credit carryforward	28	30
Capitalized costs	65	55
Other	11	17

Total deferred tax assets	$215	$211
Valuation allowances	(11)	(9)

Total realizable deferred tax assets	$204	$202
Deferred tax liabilities:
Basis for fixed assets	(5)	(6)
Intangibles	(62)	(60)
Other	(1)	(1)
Total deferred tax liabilities	$(68)	$(67)

Net deferred tax asset	$136	$135

Non-Current Asset	$136	$135

Total Tax Asset	$136	$135

We assess the available positive and negative evidence to determine whether deferred tax assets are more likely than not to be realized. As result of this assessment, valuation allowances have been recorded on certain deferred tax assets in various tax jurisdictions. The valuation allowance was $11 million and $9 million as of February 28, 2017 and March 31, 2016, respectively. The net increase of $2 million in the valuation allowance relates primarily to net operating losses incurred in certain tax jurisdictions for which no tax benefit was recognized.

The Company has operations in federal and certain state and local and foreign jurisdictions that on a hypothetical separate company basis would have tax credit and net operating loss carryforwards. These carryforwards may not be available for use following the formation of the joint venture. We have federal, state and foreign net operating loss carryforwards of $18 million, $186 million and $12 million, respectively. These net operating losses will expire at various dates from 2018 through 2037. We have federal, state and foreign tax credit carryforwards of $6 million, $4 million, and $9 million, respectively. These credit carryforwards will expire at various dates from 2020 through 2037.

Core MTS’s operations are included in the consolidated US Federal, and certain state and local income tax returns filed by McKesson, which is subject to continuous examination by the IRS and other state tax authorities. The IRS concluded their examination of income tax returns for years 2007 through 2009 during the first quarter of 2017 and is currently examining income tax returns for 2010 through 2012. We believe that adequate amounts have been reserved for any adjustments that may ultimately result from this examination. During 2016, we received proposed assessments from the Israeli Tax Authorities (“ITA”) related to a transfer pricing matter impacting years 2006 through 2014. We resolved this matter with the ITA during the first quarter of 2017 with no material impact.

The following table summarizes the activity related to our gross unrecognized tax benefits for the last two periods:

	Periods Ended
	February 28, 2017	March 31, 2016
Unrecognized tax benefits at beginning of period	$116	$127
Additions based on tax positions related to prior years	—	4
Reductions based on tax positions related to prior years	(15)	(21)
Additions based on tax positions related to current year	5	6
Reductions based on settlements	(57)	—
Reductions based on the lapse of the applicable statutes of limitations	—	—

Unrecognized tax benefits at end of period	$49	$116

As of February 28, 2017, we had $49 million of unrecognized tax benefits, of which $44 million would reduce income tax expense and the effective tax rate, if recognized. During the next twelve months, we do not expect any material reduction in our unrecognized tax benefits. However, this amount may change as we continue to have ongoing negotiations with various taxing authorities throughout the year.

We report interest and penalties on income taxes as income tax expense. During 2017 and 2016, we recognized income tax expense related to interest and penalties of $1 million and $4 million, respectively. As of February 28, 2017, and March 31, 2016, we had accrued $11 million and $22 million, respectively, in interest and penalties on unrecognized tax benefits.

10.	Property, Plant and Equipment, Net

	February 28, 2017	March 31, 2016
Land	$8	$8
Building, machinery, equipment and other	241	169

Total property, plant and equipment	249	177
Accumulated depreciation	(162)	(111)

Property, plant and equipment, net	$87	$66

Depreciation expense related to property, plant and equipment was $13 million and $12 million in 2017 and 2016, respectively.

11.	Goodwill and Intangible Assets, Net

Changes in the carrying amount of goodwill were as follows:

	February 28, 2017	March 31, 2016
Balance, at beginning of period(1)	$1,058	$1,083
Goodwill disposed	—	(28)
Acquisition accounting(2)	22	—
Foreign currency translation adjustments, net	—	3

Balance, at end of period	$1,080	$1,058

(1)	As of February 28, 2017, and March 31, 2016, we had $36 million of accumulated goodwill impairment charges.
(2)

On July 1, 2016, MTS acquired HealthQx, a leader in value-based payment analytic software solutions for health plans and health systems, for approximately $28 million via a cash purchase. The purchase price is primarily related to goodwill of approximately $22 million, of which approximately $6 million is not expected to be tax deductible, and developed technology of approximately $6 million. The acquisition was consummated to strengthen the Company’s position in the market for value-based payment offerings and resulted in acquisition of all voting interests.

Information regarding intangible assets is as follows:

	February 28, 2017					March 31, 2016
	Weighted Average Remaining Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer lists	4	$351	$(275)	$76	$359	$(266)	$93
Technology	3	136	(129)	7	127	(119)	8
Trademarks and trade names	—	8	(8)	—	7	(7)	—

Total		$495	$(412)	$83	$493	$(392)	$101

Amortization expense of intangible assets was $20 million and $26 million in 2017 and 2016, respectively. Estimated annual amortization expense of intangible assets is as follows: $21 million, $16 million, $12 million, $11 million and $9 million for 2018 through 2022, and $14 million thereafter. All intangible assets were subject to amortization as of February 28, 2017 and March 31, 2016.

12.	Capitalized Software Developed for Sale, Net

Changes in the carrying amount of capitalized software developed for sale, net, which is included in Other noncurrent assets in the Combined Balance Sheets, were as follows:

	Periods Ended
	February 28, 2017	March 31, 2016
Balance, at beginning of period	$38	$48
Amounts capitalized	15	13
Amortization expense	(13)	(17)
Other	—	(6)

Balance, at end of period	$40	$38

13.	Other Noncurrent Assets

	February 28, 2017	March 31, 2016
Deferred tax asset—noncurrent	$136	$135
Capitalized software developed for sale	40	38
Capitalized software held for internal use	15	20
Other noncurrent assets	40	22

Total other noncurrent assets	$231	$215

Included within Capitalized software held for internal use as of March 31, 2016 is a Revenue Convergence (“RevCon”) project asset for the implementation of software to optimize revenue recognition processes in conjunction with the amended guidance for recognizing revenue from contracts with customers. During 2017, we made the decision to abandon the RevCon project because we no longer planned to pursue a systematic revenue software solution. As a result, we derecognized the asset during 2017 and recorded a corresponding impairment charge of approximately $11 million included in Selling, distribution and administrative expenses in the Combined Statement of Operations for the period ended February 28, 2017.

14.	Pension and Other Postretirement Benefits

McKesson Defined Benefit Plans

Certain Core MTS employees are eligible to participate in various defined benefit pension and other postretirement benefit (“OPEB”) plans administered and sponsored by McKesson. The Combined Financial Statements reflect periodic pension and post-retirement costs as if they were multi-employer plans and no asset or liability was recorded by Core MTS. The net periodic pension and OPEB costs include interest costs, recognized net actuarial losses and service costs that are determined based on actuarial valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the Combined Financial Statements based on the Core MTS’s employees’ proportionate share of costs for the respective McKesson plans in which they participate. These costs are considered to have been settled with McKesson at the time of the allocation of these expenses.

Pension and OPEB expense for participating Core MTS employees were not significant in 2017 and 2016. As of February 28, 2017 and March 31, 2016, required contributions outstanding were not significant.

McKesson Defined Contribution Plan

Certain Core MTS employees are eligible to participate in McKesson’s contributory profit sharing investment plan (“PSIP”). Eligible employees may contribute to the PSIP up to 75.0% of their eligible compensation on a pre-tax or post-tax basis not to exceed IRS limits. McKesson makes matching contributions in an amount equal to 100% of the employee’s first 3.0% of pay contributed and 50.0% for the next 2.0% of pay contributed. McKesson also may make an additional annual matching contribution for each plan year to enable participants to receive a full match based on their annual contribution. We recorded expense of $20 million and $22 million in 2017 and 2016, respectively, related to the PSIP plan.

Deferred Compensation Plans

Certain Core MTS employees are eligible to participate in deferred compensation plans administered and sponsored by McKesson. Pursuant to these deferred compensation plans, certain executives and other highly compensated employees may defer all or a portion of their salaries and incentive compensation at their discretion. Liabilities of $37 million and $30 million as of February 28, 2017 and March 31, 2016, respectively, were allocated to the Combined Financial Statements related to deferred compensation for Core MTS employees.

15.	Other Accrued Liabilities

	February 28, 2017	March 31, 2016
Salary and wages	$106	$99
Accrued taxes	33	39
Accrued other	50	64

Total other accrued liabilities	$189	$202

16.	Other Noncurrent Liabilities

	February 28, 2017	March 31, 2016
Tax liability	$51	$100
Deferred revenue—noncurrent	21	37
Deferred compensation	35	28
Other noncurrent	17	19

Total other noncurrent liabilities	$124	$184

17.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level hierarchy that prioritizes the inputs used in determining fair value by their reliability and preferred use, as follows:

•	Level 1—Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2—Valuations based on quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Valuations based on inputs that are both significant to the fair value measurement and unobservable.

At February 28, 2017 and March 31, 2016, the carrying amounts of cash, restricted cash, receivables, drafts and accounts payable, and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.

There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the periods ended February 28, 2017 and March 31, 2016.

18.	Lease Obligations

We lease facilities and equipment solely under operating leases. At February 28, 2017, future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year for years ending March 31 are:

Noncancelable Operating Leases
2018	$24
2019	19
2020	14
2021	8
2022	6
Thereafter	8

Total minimum lease payments	$79

Rental expense under operating leases was $33 million and $38 million in 2017 and 2016, respectively. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease. Remaining terms for facilities leases generally range from zero to nine years, while remaining terms for equipment leases range from zero to seven years. Most real property leases contain renewal options (generally for five-year increments) and provisions requiring us to pay property taxes and operating expenses in excess of base period amounts. Sublease rental income was not material in 2017 and 2016.

19.	Commitments and Contingent Liabilities

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. As described below, many of these proceedings are at preliminary stages and many seek an indeterminate amount of damages.

When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated at least quarterly to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure of the proceeding is provided.

Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

We are party to the legal proceedings described below. Unless otherwise stated, we are currently unable to estimate a range of reasonably possible losses for the unresolved proceedings described below. Should any one or a combination of more than one of these proceedings be successful, or should we determine to settle any or a combination of these matters, we may be required to pay substantial sums, become subject to the entry of an injunction or be forced to change the manner in which we operate our business, which could have a material adverse impact on our financial position or results of operations.

Litigation and Claims

On May 17, 2013, McKesson Corporation was served with a complaint filed in the United States District Court for the Northern District of California by True Health Chiropractic Inc., alleging that McKesson sent unsolicited marketing faxes in violation of the Telephone Consumer Protection Act of 1991 (“TCPA”), as amended by the Junk Fax Protection Act of 2005 or JFPA, True Health Chiropractic Inc., et al. v. McKesson Corporation, et al., CV-13-02219 (HG). True Health Chiropractic later amended its complaint, adding McLaughlin Chiropractic Associates as an additional named plaintiff and McKesson Technologies, Inc. as a defendant. Plaintiffs purport to represent all persons who were sent marketing faxes that did not contain proper opt-out notices and from whom McKesson Technologies, Inc. did not obtain prior express permission from June 2009 to the present. In July 2015, Plaintiffs filed a motion for class certification, however, on August 22, 2016, the United States District Court for the Northern District of California denied Plaintiffs’ motion which meant that Plaintiffs could only proceed on their individual claims and could not represent a class. Plaintiffs appealed that ruling to the United States Court of Appeals for the Ninth Circuit on September 6, 2016. The Court of Appeals has tentatively scheduled oral argument on the appeal to take place during the weeks of October 10, 2017 or October 17, 2017. The United States District Court for the Northern District of California administratively closed its docket for the underlying proceedings on February 1, 2017.

In August 2015, our parent, McKesson, and its subsidiaries and affiliates, including McKesson Technologies, Inc., were granted waivers from the opt-out requirement from the Federal Communications Commission (“FCC”). On March 31, 2017, the United States Court of Appeals for the District of Columbia Circuit held that the FCC did not have authority to require an opt-out notice on solicited faxes which mooted McKesson Technologies’ need for the FCC waiver for any solicited faxes that did not contain opt-out language. Plaintiffs plan to file a petition for certiorari appealing the Circuit Court’s ruling with the United States Supreme Court.

Government Subpoenas and Investigations

From time-to-time, Core MTS receives subpoenas or requests for information from various government agencies. Core MTS generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by Core MTS. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against Core MTS and other members of the health care industry, as well as to settlements.

Other Matters

Core MTS is involved in various other litigation, governmental proceedings and claims, not described above, that arise in the normal course of business. While it is not possible to determine the ultimate outcome or the duration of such litigation, governmental proceedings or claims, Core MTS believes, based on current knowledge and the advice of counsel, that such litigation, proceedings and claims will not have a material impact on Core MTS’s financial position or results of operations.

20.	Subsequent Events

On March 1, 2017, the Transaction closed upon satisfaction of all closing conditions pursuant to the Agreements. Under the terms of the Agreements, McKesson contributed Core MTS to the Joint Venture. McKesson retained the RelayHealth Pharmacy and EIS businesses. Legacy CHC contributed substantially all of its businesses to the Joint Venture excluding its pharmacy switch and prescription routing business. In exchange for the contribution, McKesson owns 70% of the Joint Venture with the remaining equity ownership held by Legacy CHC’s shareholders. The Joint Venture is a healthcare technology company which provides software and analytics, network solutions and technology-enabled services that will deliver wide-ranging financial, operational and clinical benefits to payers, providers and consumers.

In connection with the initial issuance of the February 28, 2017 financial statements, subsequent events were evaluated for financial statement recognition purposes through August 28, 2017. In connection with the Company’s reissuance of its financial statements, subsequent events have been evaluated for disclosure purposes through October 26, 2018.

THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

D.F. King & Co.

48 Wall Street

New York, New York 10005

(866) 304-5477 (toll-free for all stockholders in the United States)

(212) 269-5550 (outside the United States)

Email: MCK@dfking.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this document, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE EXCHANGE AGENT FOR THIS OFFER IS:

Equiniti Trust Company

By Mail:	By Hand or Overnight Courier:

Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

The letter of transmittal and any other required documents should be sent or delivered by each stockholder or broker, dealer, commercial bank, trust company or other nominee to the exchange agent, Equiniti Trust Company, at one of its addresses set forth above. Notices of Guaranteed Delivery and Notices of Withdrawal may be sent to the exchange agent by facsimile transmission at (866) 734-9952.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Change’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Change’s amended and restated bylaws provide that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under Change’s amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, Change’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Change maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Change with respect to indemnification payments that it may make to such directors and officers.

Change has entered into indemnification agreements with its directors and executive officers. These agreements require Change to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Change, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, Change has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

that, for purposes of determining any liability under the Securities Act of 1933, each filing of SpinCo’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

to respond to requests for information that is incorporated by reference into this document pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 20, 2016, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), McKesson Corporation and PF2 SpinCo, Inc. (formerly PF2 SpinCo LLC)

2.2*

Agreement of Contribution and Sale, dated as of June 28, 2016, by and among McKesson Corporation, Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), PF2 NewCo LLC, PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, Change Aggregator L.P. and H&F Echo Holdings, L.P.

2.3*

Amendment No.  1 to Agreement of Contribution and Sale, dated as of March  1, 2017, by and among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Healthcare LLC (formerly PF2 NewCo LLC), Change Healthcare Intermediate Holdings, LLC (formerly PF2 NewCo Intermediate Holdings, LLC), Change Healthcare Holdings, LLC (formerly PF2 NewCo Holdings, LLC), certain affiliates of The Blackstone Group, L.P., certain affiliates of Hellman & Friedman LLC and McKesson Corporation

2.4*

Separation and Distribution Agreement, dated as of February 10, 2020, by and between McKesson Corporation, PF2 SpinCo, Inc., Change Healthcare Inc., Change Healthcare LLC, Change Healthcare Intermediate Holdings, LLC and Change Healthcare Holdings, LLC

3.1*	Certificate of Incorporation of PF2 SpinCo, Inc., as currently in effect

3.2*	Bylaws of PF2 SpinCo, Inc., as currently in effect

4.1*

Indenture, dated as of February 15, 2017, among Change Healthcare Holdings, LLC, Change Healthcare Finance, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, transfer agent, registrar and paying agent

4.2*	Completion Date Supplemental Indenture, dated as of March 1, 2017, among the guarantors named therein and Wilmington Trust National Association, as trustee

4.3*	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)

4.4*

Purchase Contract Agreement, dated as of July 1, 2019 between Change Healthcare Inc. and U.S. Bank N.A., as purchase contract agent, as attorney-in-fact for the Holders from time to time as provided therein and as trustee under the indenture referred to therein

4.5*	Form of Unit (included in Exhibit 4.4)

4.6*	Form of Purchase Contract (included in Exhibit 4.4)

4.7*	Indenture, dated as of July 1, 2019, between Change Healthcare Inc. and U.S. Bank N.A., as trustee

4.8*	First Supplemental Indenture, dated as of July 1, 2019, relating to the Amortizing Note, between Change Healthcare Inc. and U.S. Bank N.A.

4.9*	Form of Amortizing Note (included in Exhibit 4.8)

5.1*	Opinion of Davis Polk & Wardwell LLP as to the shares of common stock to be distributed by PF2 SpinCo, Inc.

8.1*	Opinion of Davis Polk & Wardwell LLP as to certain tax matters related to the Distribution

8.2*	Opinion of Davis Polk & Wardwell LLP as to certain tax matters related to the Merger

8.3*	Opinion of Ropes & Gray LLP as to certain tax matters

10.1*	Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017

Exhibit No.	Description

10.2*

Tax Receivable Agreement, dated as of March 1, 2017, among Change Healthcare LLC, PF2 IP LLC, PF2 PST Services LLC (formerly PF2 PST Services Inc.), McKesson Corporation and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

10.3*

Tax Receivable Agreement, dated as of February 28, 2017, among Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and the other parties named therein

10.4*

Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P. (formerly HCIT Holdings, Inc.)

10.5*

Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.

10.6*	Tax Receivable Agreement (Management), dated August 17, 2009, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the persons named therein

10.7*	First Amendment to Tax Receivable Agreement (Management), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the parties named therein

10.8*

Registration Rights Agreement, dated as of March 1, 2017, among Change Healthcare LLC, the Company Parties, the MCK Members, the Sponsor Holders (each, as defined therein) and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

10.9*

Stockholders Agreement, dated as of March 1, 2017, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein

10.10*	Form of Indemnification Agreement for SpinCo directors†

10.11*	Change Healthcare Inc. 2019 Omnibus Incentive Plan†

10.12*

Credit Agreement, dated as of March 1, 2017, among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time

10.13*

Amendment No.  1, dated as of July  3, 2019, to the Credit Agreement, dated as of March 1, 2017, among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time

10.14*	Security Agreement, dated as of March 1, 2017, among the grantors identified therein and Bank of America, N.A., as collateral agent

10.15*	Option to Enter into a Purchase Agreement, dated February 28, 2017, among eRx Network Holdings, Inc., Change Healthcare Solutions, LLC and the other parties thereto

10.16*	Form of Tax Matters Agreement

10.17*

Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale, dated as of September 28, 2018, among McKesson Corporation, the McK Members (as defined therein), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and Change Healthcare Holdings, LLC

Exhibit No.	Description

10.18*	Transition Services Agreement, dated as of February 28, 2017, between Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) and eRx Network LLC

10.19*	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider to Change Healthcare LLC)

10.20*	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to McKesson Corporation)

10.21*

Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to the McKesson EIS Business (as defined therein))

10.22*

Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider on behalf of the McKesson EIS Business (as defined therein) to Change Healthcare LLC)

10.23*	Cross License Agreement, dated as of March 1, 2017, by and among Change Healthcare LLC (formerly PF2 NewCo LLC), eRx Network, LLC and McKesson Corporation

10.24*	Data License Agreement, dated as of February 28, 2017, by and between eRx Network, LLC and Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)

10.25*	Change Healthcare Inc. 2019 Employee Stock Purchase Plan†

10.26*	Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.27*	Amended and Restated Employment Agreement, dated as of June 3, 2017, between Change Healthcare LLC and Neil de Crescenzo†

10.28*	Offer Letter, dated as of March 12, 2018, between Change Healthcare Operations LLC and Fredrik Eliasson†

10.29*	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.30*

Waiver and Amendment by and among Change Healthcare Inc., Change Healthcare LLC, McKesson Corporation, Change Healthcare Solutions, LLC and the requisite holders of Echo Shares to Stockholders Agreement, by and among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein, dated as of March 1, 2017, Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017 and Option to Enter into a Purchase Agreement by and among the Connect Parties named therein, the Company Parties named therein, the Sponsors named therein and the Echo Shareholders named therein, dated as of February 28, 2017

10.31*	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.32*	Form of Amendment to Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.33*	Form of Replacement 2.5x Restricted Stock Grant Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.34*	Form of Replacement Tranche I Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.35*	Form of Replacement Tranche II Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

Exhibit No.	Description

10.36*	Form of Replacement Tranche III Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan†

10.37*	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)†

10.38*	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)†

10.39*	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan (Exit Vesting—Frederik Eliasson)†

10.40*	Replacement Unvested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)†

10.41*	Replacement Vested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)†

10.42*	McKesson Technologies LLC Supplemental 401(k) Plan†

10.43*	First Amendment to the McKesson Technologies Inc. Supplemental 401(k) Plan†

10.44*	McKesson Technologies Inc. Deferred Compensation Administration Plan†

10.45*	First Amendment to the McKesson Technologies Inc. Deferred Compensation Administration Program†

10.46*	Change Healthcare LLC U.S. Executive Severance Benefit Guidelines†

10.47*	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Directors)†

10.48*	Employment Agreement, dated as of February 25, 2017, between Rod O’Reilly and Change Healthcare LLC†

10.49*	Offer Letter, dated as of January 31, 2018, between Thomas Laur and Change Healthcare Operations LLC†

10.50*	Offer Letter, dated as of March 19, 2018, between August Calhoun and Change Healthcare Operations LLC†

21.1*	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP relating to the Registrant

23.2	Consent of Deloitte & Touche LLP relating to McKesson Corporation

23.3	Consent of Deloitte & Touche LLP relating to Change Healthcare LLC

23.4	Consent of Deloitte & Touche LLP relating to Change Healthcare Inc. (formerly HCIT Holdings, Inc.)

23.5	Consent of Deloitte & Touche LLP relating to Core MTS

23.6	Consent of Ernst & Young LLP as to Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)

23.7*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.8*	Consent of Davis Polk & Wardwell LLP (included in Exhibits 8.1 and 8.2)

23.9*	Consent of Ropes & Gray LLP (included in Exhibit 8.3)

24.1*	Power of Attorney

Exhibit No.	Description

99.1*	Form of Letter of Transmittal and Instructions for Letter of Transmittal

99.2*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Notice of Guaranteed Delivery for McKesson Common Stock

99.5*	Form of Notice of Withdrawal of McKesson Common Stock

99.6*	Form of Letter to McKesson 401(k) Plan Participants

*	Previously filed
†	Indicates Management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 14, 2020.

PF2 SPINCO, INC.

By:	/s/ Britt J. Vitalone
Britt J. Vitalone Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on February 14, 2020 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Britt J. Vitalone Britt J. Vitalone	Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2020

* Brian S. Tyler	Director	February 14, 2020

/s/ Sundeep Reddy Sundeep Reddy	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)	February 14, 2020

*By:	/s/ Britt J. Vitalone
	Name:	Britt J. Vitalone
	Title	Attorney-in-fact